UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant    ☒                             Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

NeoGenomics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.01 per share, of Clarient, Inc.

	(2)	Aggregate number of securities to which transaction applies:

100 shares of Common Stock of Clarient, Inc.

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the book value of the Common Stock of Clarient, Inc. being acquired by NeoGenomics, Inc. (as reflected in the net parent investment line item of the unaudited condensed combined carve-out balance sheets of Clarient (a business within General Electric Company) as of June 30, 2015) of $268,542,000 by .0001007

	(4)	Proposed maximum aggregate value of transaction:

$268,542,000

	(5)	Total fee paid:

$27,043

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

                    , 2015

Dear Fellow Stockholder:

NeoGenomics, Inc. (“NeoGenomics,” “we,” “us” or “our”), NeoGenomics Laboratories, Inc. (“NeoGenomics Laboratories”), and GE Medical Holding AB (“GE Medical”), a subsidiary of General Electric Company (“GE”), have entered into a Stock Purchase Agreement, dated October 20, 2015 (as such agreement may be amended time to time, the “Purchase Agreement”), pursuant to which NeoGenomics (through NeoGenomics Laboratories) proposes to acquire from GE Medical all of the issued and outstanding shares of common stock, par value $0.01 per share, of Clarient, Inc., a wholly owned subsidiary of GE Medical, for an aggregate purchase price of approximately $         million (the “Transaction”). The purchase price consists of (a) cash consideration of $80.0 million, (b) 15,000,000 shares of our common stock, par value $0.001 per share (the “NEO Common Shares”), and (c) 14,666,667 shares of our Series A convertible preferred stock, par value $0.001 per share (the “NEO Preferred Shares”, and together with the NEO Common Shares, the “NEO Shares”), as such number of shares may be adjusted as described in the accompanying proxy statement. The NEO Common Shares would represent 19.8% of our post-closing issued and outstanding shares of common stock, and the NEO Shares would represent 32.9% of our post-closing voting power, in each case based on the number of shares of common stock issued and outstanding on October 15, 2015. As of October 15, 2015 we had no shares of preferred stock issued or outstanding.

On behalf of the Board of Directors of NeoGenomics, we cordially invite you to attend a special meeting of our stockholders, which will be held on December     , 2015 at     a.m. Eastern Time, at the Hyatt Regency Coconut Point Resort located at 5001 Coconut Road, Bonita Springs, Florida 34134. At the special meeting, you will be asked to consider and vote upon:

(1)	a proposal to approve the issuance of the NEO Shares to GE Medical in the Transaction (the “Stock Issuance”);

(2)	a proposal to approve an amendment to Article Fourth(A) of our Articles of Incorporation to increase our authorized shares of common stock by 150.0 million shares to an aggregate of 250.0 million shares (the “Authorized Common Stock Charter Amendment”);

(3)	a proposal to approve an amendment to Article Fourth(A) of our Articles of Incorporation to increase our authorized shares of preferred stock by 40.0 million shares to an aggregate of 50.0 million shares (the “Authorized Preferred Stock Charter Amendment”);

(4)	a proposal to approve and adopt the Purchase Agreement and the Transaction contemplated thereby (the “Transaction Proposal”);

(5)	a proposal to approve an amendment and restatement of our Amended and Restated Equity Incentive Plan to increase the authorized number of shares of common stock available and reserved for issuance under the plan by 3.0 million shares to an aggregate of 12.5 million shares and to clarify provisions regarding restrictions of the repricing of options and stock appreciation rights (collectively, the “Equity Incentive Plan Amendment”); and

(6)	a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional votes and proxies if there are insufficient votes at the time of the special meeting or to approve the foregoing proposals.

Stockholders of record at the close of business on                    , 2015 are entitled to receive notice of, and to vote at, the special meeting and any adjournment or postponement thereof.

AFTER CAREFUL CONSIDERATION, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE PROPOSALS PRESENTED AT THE SPECIAL MEETING.

Approval of each of the Stock Issuance, the Authorized Common Stock Charter Amendment, the Authorized Preferred Stock Charter Amendment and the Transaction Proposal is a condition to closing the Transaction.

This proxy statement provides you with detailed information about NeoGenomics, Clarient and the Transaction. You may obtain additional information about us from documents that we have filed with the U.S. Securities and Exchange Commission as described under “Where You Can Find More Information” beginning on page 162 of the accompanying proxy statement. We strongly encourage you to carefully read the accompanying proxy statement and the information incorporated by reference into the accompanying proxy statement. Before deciding how to vote on the proposals to be presented at the special meeting, you should consider the information contained in the section entitled “Risk Factors” beginning on page 29 of the accompanying proxy statement.

It is very important that your vote be represented at the special meeting, regardless of the number of shares of our common stock that you own. Even if you plan to attend the special meeting, we urge you to submit your vote promptly. You may vote your shares via a toll-free telephone number, over the Internet, or by marking, signing and dating your proxy card and returning it in the envelope provided, as described in further detail herein. Voting by telephone, over the Internet or by proxy card will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend the special meeting.

Thank you for your cooperation and continued support.

On behalf of the Board of Directors,

Douglas M. VanOort
Chairman of the Board of Directors and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the proposed Stock Issuance in connection with the Transaction or determined whether the accompanying proxy statement is accurate or complete. Any representation to the contrary is a criminal offense.

These proxy materials are first being mailed to stockholders of record on or about                    , 2015.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                    , 2015

A special meeting of stockholders of NeoGenomics, Inc. (“NeoGenomics,” “we,” “us” or “our”) will be held on                     , 2015 at         a.m. Eastern Time, at the Hyatt Regency Coconut Point Resort located at 5001 Coconut Road, Bonita Springs, Florida 34134. At the special meeting, you will be asked to consider and vote upon:

(1)	a proposal to approve the issuance (the “Stock Issuance”) of 15,000,000 shares of our common stock, par value $0.001 per share (the “NEO Common Shares”) and 14,666,667 shares of our Series A convertible preferred stock, par value $0.001 per share, as such number of shares may be adjusted as described in the accompanying proxy statement (the “NEO Preferred Shares”, and together with the NEO Common Shares, the “NEO Shares”), to GE Medical Holding AB (“GE Medical”), pursuant to the Stock Purchase Agreement, dated October 20, 2015 (as such agreement may be amended from time to time the “Purchase Agreement”), by and among NeoGenomics, NeoGenomics Laboratories, Inc. and GE Medical, pursuant to which NeoGenomics (through a wholly owned subsidiary) proposes to acquire from GE Medical all of the issued and outstanding shares of common stock, par value $0.01 per share, of Clarient, Inc. (the “Transaction”);

(2)	a proposal to approve an amendment to Article Fourth(A) of our Articles of Incorporation to increase our authorized shares of common stock by 150.0 million shares to an aggregate of 250.0 million shares (the “Authorized Common Stock Charter Amendment”);

(3)	a proposal to approve an amendment to Article Fourth(A) of our Articles of Incorporation to increase our authorized shares of preferred stock by 40.0 million shares to an aggregate of 50.0 million shares (the “Authorized Preferred Stock Charter Amendment”);

(4)	a proposal to approve and adopt the Purchase Agreement and the Transaction contemplated thereby (the “Transaction Proposal”);

(5)	a proposal to approve an amendment and restatement of our Amended and Restated Equity Incentive Plan to increase the authorized number of shares of common stock available and reserved for issuance under the plan by 3.0 million shares to an aggregate of 12.5 million shares and to clarify provisions regarding restrictions on the repricing of options and stock appreciation rights (collectively, the “Equity Incentive Plan Amendment”); and

(6)	a proposal to adjourn the special meeting, if necessary or appropriate, for the solicitation of additional proxies in the event that there are not sufficient votes at the time of the special meeting to constitute a quorum or to approve the above proposals.

The accompanying proxy statement provides you detailed information about these items of business.

Stockholders will also transact such other business as may properly come before the special meeting or any adjournment or postponement thereof. At this time, our Board of Directors knows of no other proposals or matters that will be presented at the special meeting.

Only stockholders of record at the close of business on                    , 2015 are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. Approval of each of the Stock Issuance, the Authorized Common Stock Charter Amendment, the Authorized Preferred Stock Charter Amendment and the Transaction Proposal is a condition to closing the Transaction.

AFTER CAREFUL CONSIDERATION, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE PROPOSALS PRESENTED AT THE SPECIAL MEETING.

YOUR VOTE IS IMPORTANT!

Whether or not you plan to attend the special meeting, we hope you will vote as soon as possible. Whether or not you plan to attend, please vote before the special meeting using the Internet, telephone or by signing, dating and mailing the proxy card in the pre-paid envelope, to ensure that your vote will be counted. Please review the instructions on each of your voting options described in the accompanying proxy statement. Your proxy may be revoked before the vote at the special meeting by following the procedures outlined in the accompanying proxy statement.

On behalf of the Board of Directors,

Douglas M. VanOort
Chairman of the Board of Directors and Chief Executive Officer

12701 Commonwealth Drive, Suite 9

Fort Myers, Florida 33913

                    , 2015

ADDITIONAL INFORMATION

Additional business and financial information about NeoGenomics can be found in documents previously filed by us with the U.S. Securities and Exchange Commission (the “SEC”). This information is available to you without charge at the SEC’s website at www.sec.gov. In addition to receiving the proxy statement from NeoGenomics in the mail or obtaining the information on the SEC’s website, our stockholders will also be able to obtain a proxy statement, free of charge, from NeoGenomics at its website, www.neogenomics.com, or by requesting copies in writing or by e-mail using the following contact information:

NeoGenomics, Inc.

12701 Commonwealth Drive, Suite 9

Fort Myers, Florida 33913

Attention: Fred Weidig, Corporate Secretary

fweidig@neogenomics.com

You may also request additional copies from our proxy solicitor, Alliance Advisors, LLC, using the following contact information:

Alliance Advisors, LLC

200 Broadacres Drive

3rd Floor

Bloomfield, NJ 07003

If you would like to request any documents, please do so by                    , 2015 in order to receive them before the special meeting.

See “Where You Can Find More Information” beginning on page 162 for more information about the documents previously filed by us with the SEC and incorporated herein by reference.

In addition, if you have questions about the Transaction, you may contact our proxy solicitor, Alliance Advisors, LLC, by telephone at (855) 325-6670 (toll-free) or via email at evote@viewproxy.com.

All information contained in the accompanying proxy statement regarding Clarient, Inc., its wholly owned subsidiary Clarient Diagnostic Services, Inc. (“Clarient Diagnostic Services”), and the business of Clarient, which is conducted primarily through Clarient Diagnostic Services and the variable interest entities Clarient Pathology Services, Inc. and GE Clarient Diagnostic Services, Ltd., was provided by GE Medical and Clarient.

i

SUMMARY

This summary highlights some of the information in the annexes attached to, and the documents incorporated by reference into, this proxy statement. It does not contain all of the information that is important to you. We urge you to read this proxy statement, as well as the annexes to and the documents incorporated by reference into this proxy statement, carefully and in their entirety to understand fully the Purchase Agreement, the Transaction, the Stock Issuance and the proposals to be presented at the special meeting. The parenthetical page references included below direct you to a more complete description of the topics presented in this summary. See “Where You Can Find More Information” beginning on page [●] of this proxy statement.

Except as otherwise noted, references herein to “Clarient” refer to the business of Clarient , Inc., which is conducted primarily through Clarient Diagnostic Services, Inc. and the variable interest entities Clarient Pathology Services, Inc. and GE Clarient Diagnostic Services, Ltd.

Special Meeting of NeoGenomics Stockholders (See page 37)

A special meeting of stockholders of NeoGenomics, Inc. (“NeoGenomics,” “we,” “us” or “our”) will be held on             , 2015      at a.m. Eastern Time, at the Hyatt Regency Coconut Point Resort located at 5001 Coconut Road, Bonita Springs, Florida 34134, for the following purposes:

•	to approve the issuance (the “Stock Issuance”) of 15,000,000 shares of our common stock, par value $0.001 per share (the “NEO Common Shares”), and 14,666,667 shares of our Series A convertible preferred stock, par value $0.001 per share (the “NEO Preferred Shares”, and together with the NEO Common Shares, the “NEO Shares”), as such number of shares may be adjusted as described in the accompanying proxy statement, to GE Medical Holdings AB (“GE Medical”) pursuant to the Stock Purchase Agreement, dated October 20, 2015 (as such agreement may be amended from time to time the “Purchase Agreement”), by and among NeoGenomics, NeoGenomics Laboratories, Inc. and GE Medical, pursuant to which NeoGenomics (through a wholly owned subsidiary) proposes to acquire from GE Medical all of the issued and outstanding shares of common stock, par value $0.01 per share, of Clarient, Inc. (the “Transaction”);

•	to approve an amendment to Article Fourth(A) of our Article of Incorporation to increase our authorized shares of common stock by 150.0 million shares to an aggregate of 250.0 million shares (the “Authorized Common Stock Charter Amendment”);

•	to approve an amendment to Article Fourth(A) of our Articles of Incorporation to increase our authorized shares of preferred stock by 40.0 million shares to an aggregate of 50.0 million shares (the “Authorized Preferred Stock Charter Amendment”);

•	a proposal to approve and adopt the Purchase Agreement and the Transaction contemplated thereby (the “Transaction Proposal”);

•	to approve an amendment and restatement of our Amended and Restated Equity Incentive Plan to increase the authorized number of shares of common stock available and reserved for issuance under the plan by 3.0 million shares to an aggregate of 12.5 million shares and to clarify provisions regarding restrictions on the repricing of options and stock appreciation rights (collectively, the “Equity Incentive Plan Amendment”); and

•	to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the above proposals.

Approval of each of the Stock Issuance, the Authorized Common Stock Charter Amendment, the Authorized Preferred Stock Charter Amendment and the Transaction Proposal is a condition to closing the Transaction.

Only stockholders at the close of business on             , 2015 (the “Record Date”) are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. Such stockholders are entitled to one vote on each matter submitted to stockholders at the special meeting for each share of our common stock held as of the Record Date. At the close of business on the Record Date, there were                  shares of our common stock issued and outstanding, and entitled to vote at the special meeting, held by                  holders of record.

Provided a quorum is present, the affirmative vote of a majority of the votes cast in person or by proxy is required for the approval of each of the Stock Issuance, the Equity Incentive Plan Amendment, the Transaction Proposal and the proposal to adjourn the special meeting. Abstentions will be counted for purposes of determining whether there is a quorum but will have no effect on the outcome of these proposals and unvoted shares will have no effect on the outcome of the proposals.

Provided a quorum is present, the affirmative vote of the majority of the outstanding shares of common stock is required for the approval of each of the Authorized Common Stock Charter Amendment and the Authorized Preferred Stock Charter Amendment. Since these proposals must be approved by a majority of the outstanding shares, abstentions and unvoted shares will have the same effect as voting against the proposals.

If you do not provide voting instructions to your brokerage firm, bank, broker-dealer or other similar organization with respect to the proposals to approve any of the foregoing proposals, such organization may not exercise discretion and would be prohibited from voting your shares of common stock with respect to those proposals. In such case, if such organization signs and returns a proxy with respect to your shares of common stock, but does not vote on such proposals, your shares will be reflected as “broker non-votes.” Such “broker non-votes” will be counted for purposes of determining whether there is a quorum. Assuming a quorum is present, “broker non-votes” will have no effect on the proposals to approve the Stock Issuance, the Equity Incentive Plan Amendment, the Transaction Proposal or the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies. Since the proposals to approve the Authorized Common Stock Charter Amendment and the Authorized Preferred Stock Charter Amendment must be approved by a majority of our outstanding shares, “broker non-votes” will have the same effect as votes against these proposals.

This solicitation is made on behalf of our Board of Directors (the “Board”), and we will pay the costs of solicitation. Copies of solicitation materials will be furnished to banks, brokerage firms and other custodians, nominees and fiduciaries holding shares in their names that are beneficially owned by others so that they may forward the solicitation materials to such beneficial owners upon request. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to our stockholders. In addition to the solicitation of proxies by mail, our directors, officers and employees may solicit proxies by telephone, electronic mail, letter, facsimile or in person. No additional compensation will be paid to these individuals for any such services. We have engaged Alliance Advisors, LLC to assist in the solicitation of proxies for the special meeting and will pay Alliance Advisors, LLC a fee of approximately $8,500, plus reimbursement of out-of-pocket expenses.

The Transaction (See page 41)

On October 20, 2015, NeoGenomics, NeoGenomics Laboratories and GE Medical entered into the Purchase Agreement. Pursuant to the Purchase Agreement, NeoGenomics Laboratories, our wholly owned subsidiary, will acquire from GE Medical all of the issued and outstanding shares of common stock, par value $0.01 per share, of Clarient, Inc. for an aggregate purchase price of approximately $             million, based on the closing price of our common stock on             , 2015, the date immediately preceding the mailing of this proxy statement. The purchase price consists of (1) $80.0 million cash, (2) the NEO Common Shares, totaling 15.0 million shares of NeoGenomics common stock, and (3) the NEO Preferred Shares, totaling 14,666,667 shares of NeoGenomics

Series A Preferred Stock, as such number of shares may be adjusted as described in this proxy statement. We have the right to increase the amount of the cash portion of the purchase price by up to $110.0 million by delivering notice to GE Medical not later than two business days prior to the closing date of the Transaction. Any such increase in the cash consideration will result in a corresponding reduction in the number of NEO Preferred Shares issued as consideration by an amount calculated by dividing the amount of any such increase in the cash consideration by $7.50, which is the per share conversion price of the NEO Preferred Shares. The cash portion of the purchase price to be paid at the closing of the Transaction will be adjusted to account for any increase in the cash portion of the purchase price as discussed above, estimated differences in working capital at the closing of the Transaction compared to the target working capital of $27.0 million, certain indebtedness and cash and cash equivalents of Clarient.

Concurrent with the closing of the Transaction, NeoGenomics and GE Medical will enter into the Investor Board Rights, Lockup And Standstill Agreement (the “Investor Rights Agreement”) governing certain rights of and restrictions on GE Medical in connection with the shares of our common stock that GE Medical will own following the Transaction.

NeoGenomics and GE Medical also will enter into the Registration Rights Agreement (the “Registration Rights Agreement”) providing GE Medical customary demand and piggyback registration rights with respect to the NEO Common Shares and any shares of our common stock issuable upon conversion of the NEO Preferred Shares.

We, or our affiliates, have entered into or will enter into at or prior to the closing of the Transaction certain additional agreements with GE or certain of its affiliates, including a Transition Services Agreement, each as described under “Other Agreements.”

The Companies (See page 42)

NeoGenomics, Inc.

We operate a network of cancer-focused genetic testing laboratories whose mission is to improve patient care through exceptional genetic and molecular testing services. Our vision is to become America’s premier cancer genetic testing laboratory by delivering uncompromising quality, exceptional service and innovative products and services. We maintain our principal executive offices at 12701 Commonwealth Drive, Suite 9, Fort Myers, Florida 33913. Our telephone number is (239) 768-0600.

Clarient

Clarient specializes in advanced oncology diagnostic services, as well as nucleic acid sequencing and other genomic services. Clarient is located in Aliso Viejo, California and Houston, Texas. Clarient combines innovative technologies, clinically meaningful diagnostic tests, world-class pathology expertise and genomics capabilities to provide services that assess and characterize cancer for physicians treating their patients as well as for biopharmaceutical companies in the process of clinically testing various therapies. Clarient conducts its business through Clarient Diagnostic Services, Inc., a wholly owned subsidiary of Clarient, Inc., which is wholly owned indirectly by General Electric Company (“GE”). The principal executive offices of Clarient are located at 31 Columbia, Alisa Viejo, California 92656. Its telephone number is (949) 425-5700.

GE Medical

GE Medical is a holding company of businesses managed within GE Healthcare, a division of GE that also comprises controlled subsidiaries of GE. GE Healthcare provides essential healthcare technologies with expertise in medical imaging, software and information technology, patient monitoring and diagnostics, drug discovery, biopharmaceutical manufacturing technologies and performance improvement solutions primarily for hospitals, medical facilities, pharmaceutical and biotechnology companies, and life science research worldwide. GE Medical is the parent company of Clarient. The principal executive offices of GE Medical are located at Björkgatan 30, 75184 Uppsala, Sweden. Its telephone number is +46 18 6120000.

Board Recommendation (See page 52)

After discussion and deliberation based on the information considered during its evaluation of the proposed transaction with GE Medical, the Board unanimously (i) determined that the Transaction is fair to and in the best interests of NeoGenomics and our stockholders, (ii) approved the Purchase Agreement and the other agreements to be entered into in connection with the Transaction and (iii) directed that the Stock Issuance, the Authorized Common Stock Charter Amendment, the Authorized Preferred Stock Charter Amendment, the Transaction Proposal and the Equity Incentive Plan Amendment be submitted for consideration by our stockholders at the special meeting. Accordingly, the Board recommends that you vote “FOR” each of the proposals included in this proxy statement.

Reasons for the Transaction (See page 52)

In developing its recommendation that our stockholders vote in favor of the proposal, the Board considered many factors, including the benefits described in this proxy statement and the positive and negative factors described in the section of this proxy statement entitled “The Transaction—Reasons for the Transaction”, and unanimously determined that the Transaction is fair to and in the best interests of NeoGenomics and our stockholders and approved the Purchase Agreement and the other documents to be entered into as part of the Transaction. The Board believes that the Transaction will be beneficial because it is expected to, among other things enhance our cancer diagnostic testing capabilities, provide us with greater capability of combined medical staff and research and development teams and broaden our geographical access to clients. We also believe that, given the favorable strategic fit and potential to generate sizable cost synergies, the Transaction will be accretive to our 2016 cash earnings per share (net income adjusted for non-cash items including stock-based compensation, depreciation and amortization), excluding costs of the Transaction and integration activities.

Opinion of Houlihan Lokey (See page 57)

On October 19, 2015, Houlihan Lokey Capital, Inc., which we refer to as Houlihan Lokey, verbally rendered its opinion to the Board (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Board dated October 19, 2015), as to the fairness, from a financial point of view, to NeoGenomics of the consideration to be paid by NeoGenomics in the Transaction pursuant to the Purchase Agreement.

Houlihan Lokey’s opinion was directed to the Board (in its capacity as such) and only addressed the fairness, from a financial point of view, to NeoGenomics of the consideration to be paid by NeoGenomics in the Transaction pursuant to the Purchase Agreement and did not address any other aspect or implication of the Transaction or any other agreement, arrangement or understanding. The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex F to this proxy statement and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to the Board, any security holder of NeoGenomics or any other person as to how to act or vote with respect to any matter relating to the Transaction. See “The Transaction—Opinion of Houlihan Lokey”.

NeoGenomics Board Following the Transaction (See page 66)

In connection with the Transaction, the Board has been increased from eight to ten directors in order to satisfy a closing condition under the Purchase Agreement. One of the vacancies created by such increase will be filled by a director recommended by GE Medical for approval by the Nominating and Corporate Governance Committee of the Board pursuant to the Investor Rights Agreement.

Impact of the Stock Issuance on Existing NeoGenomics Stockholders (See page 66)

The Stock Issuance will dilute the ownership and voting interests of our existing stockholders. As of October 15, 2015, there were approximately 60.6 million shares of our common stock issued and outstanding. Upon the closing of the Transaction, we will issue to GE Medical 15.0 million shares of common stock and 14,666,667 million shares of Series A Preferred Stock as such number of shares may be adjusted as described elsewhere in this proxy statement. The NEO Common Shares would represent 19.8% of our post-closing issued and outstanding shares of common stock. In addition, the NEO Preferred Shares will, with certain exceptions, vote with shares of our common stock as a single class on an “as converted” basis. Accordingly, if we issue all of the NEO Preferred Shares, the NEO Shares issued to GE Medical will represent 32.9% of our total voting power upon closing of the Transaction, with our current stockholders owning the remaining 67.1% of the total voting power. Therefore, the ownership and voting interests of our existing stockholders will be proportionately reduced. In addition, after the third anniversary of the closing of the Transaction, holders of the Series A Preferred Stock will be permitted, under certain circumstances, to convert such shares into shares of common stock. Any such conversion will further dilute the ownership interests of our stockholders.

In connection with the execution of the Purchase Agreement, the Board amended our bylaws to opt out of Nevada Revised Statutes Sections 78.378 - 78.3793 and 78.411 - 78.444, which provide certain anti-takeover protections for Nevada corporations. Further, under the terms of the Investor Rights Agreement, we will be prohibited from implementing a stockholder rights plan, unless such plan specifically permits GE Medical and certain of its affiliates to beneficially own the percentage of our outstanding voting stock they own as of the date of the adoption of such stockholder rights plan, plus any increase in such percentage resulting from shares of voting stock acquired or that may be acquired pursuant to the terms of the Series A Preferred Stock or pursuant to certain participation rights contained in the Investor Rights Agreement.

Material United States Federal Income Tax Consequences of the Transaction to NeoGenomics Stockholders (See page 67)

Because our existing stockholders do not participate in the Transaction, they will not recognize gain or loss in connection with the Transaction with respect to their shares of our common stock.

Accounting Treatment of the Transaction (See page 67)

We prepare our financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Under GAAP, the Transaction will be accounted for by applying the acquisition method with NeoGenomics treated as the acquirer.

Appraisal Rights (See page 67)

None of our stockholders will be entitled to exercise appraisal rights or to demand payment for his, her or its shares of our common stock in connection with the Transaction.

Regulatory Approvals and Clearances (See page 67)

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules and regulations promulgated thereunder, the Transaction may not be completed until certain required information and materials have been furnished to the Antitrust Division of the U.S. Department of Justice (the “DOJ”) and the U.S. Federal Trade Commission (the “FTC”) and certain waiting period requirements have expired or been terminated. On                     , 2015, each of NeoGenomics, NeoGenomics Laboratories and GE Medical filed a pre-merger notification and report form pursuant to the HSR Act with the DOJ and the FTC.

Federal Securities Law Consequences; Restrictions on Transfer (See page 67)

The NEO Shares will be issued to GE Medical in a private placement transaction under the exemption from registration provided under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), as the offer and sale of the NEO Shares does not involve a public offering of our common stock or preferred stock. We have determined that GE Medical is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act. The certificates representing the NEO Shares will bear legends that such securities have not been registered under the Securities Act or the securities laws of any state and may not be sold or transferred in the absence of an effective registration statement under the Securities Act and applicable state securities laws or an exemption from registration thereunder.

In addition, the NEO Shares will be subject to further restrictions on transfer and GE Medical will be entitled to certain registration rights as described in more detail in “The Investor Board Rights, Lockup And Standstill Agreement” and “Other Agreements—The Registration Rights Agreement” on pages 85 and 90, respectively.

Financing of the Transaction (See page 68)

We expect to pay the $80.0 million of cash consideration and related fees and expenses of the Transaction using (i) $10.0 million of borrowings under a new senior secured revolving credit facility (the “Revolving Credit Facility”), (ii) $55.0 million from the proceeds of a new senior secured term loan facility (the “Term Loan Facility” and, together with the Revolving Credit Facility, the “Credit Facilities”) and (iii) the remainder from other available cash. Concurrent with the execution of the Purchase Agreement, we entered into commitment letters providing for the Credit Facilities.

The Purchase Agreement (See page 70)

The Purchase Agreement, which is attached to this proxy statement as Annex A, is described in more detail under the section entitled “The Stock Purchase Agreement” beginning on page 70. We urge you to read the Purchase Agreement in its entirety because the Purchase Agreement and not this proxy statement is the legal document governing the Transaction.

Closing Conditions

The closing of the Transaction is subject to various customary closing conditions, including, among others:

•	our stockholders approving the Stock Issuance, the Authorized Common Stock Charter Amendment, the Authorized Preferred Stock Charter Amendment and the Transaction Proposal;

•	the absence of any order of any governmental authority that prohibits or materially restrains the transactions, including HSR Act approval and the absence of any proceeding brought by any government authority pending before any court of competent jurisdiction seeking such an order;

•	expiration or termination of the waiting periods under applicable antitrust laws; and

•	the absence of the occurrence of a material adverse effect on the business of Clarient since the date of the Purchase Agreement.

Representations and Warranties; Covenants

•	The Purchase Agreement contains customary representations and warranties made by each of NeoGenomics, NeoGenomics Laboratories and GE Medical.

•	The parties have also agreed to various covenants in the Purchase Agreement, including, among others, covenants:

•	to conduct their respective operations in the ordinary course of business consistent with past practice from the date of the Purchase Agreement until the closing of the transaction;

•	restricting, subject to certain limitations, our ability to solicit or enter into certain alternative transactions prior to closing; and

•	to use reasonable best efforts to cause their respective closing conditions to be met as promptly as practicable.

Termination; Termination Fees

The Purchase Agreement contains certain termination rights for both NeoGenomics and GE Medical and further provides that we must pay to GE Medical certain termination fees upon termination of the Purchase Agreement under the following circumstances:

•	In the event the Purchase Agreement is terminated by NeoGenomics or GE Medical as a result of (a) the closing of the Transaction not being completed by July 20, 2016 (the “Outside Date”) or (b) the issuance of a final, nonappealable order of any governmental authority pursuant to antitrust laws permanently restraining or prohibiting the closing, then NeoGenomics is obligated to pay GE Medical $15.0 million; provided that, (1) in the case of the preceding clause (a) only, at the time of such termination, the closing conditions relating to obtaining required approvals, providing required notices and expiration or termination of waiting periods imposed by any governmental authority shall not have been satisfied and (2) in the case of clause (b) only, GE Medical shall not be entitled to such payment if GE Medical is then in material breach of certain of its obligations relating to obtaining regulatory and other authorizations and consents.

•	In the event the Purchase Agreement is terminated by GE Medical as a result of the failure of NeoGenomics or NeoGenomics Laboratories to obtain proceeds pursuant to the commitment letters for the Credit Facilities sufficient to fund the cash consideration and all other fees and expenses as may be necessary to consummate the transactions contemplated by the Purchase Agreement when all of NeoGenomics’ conditions to closing (other than conditions which are to be satisfied by actions taken at the closing) have been satisfied, NeoGenomics is obligated to pay GE Medical $15.0 million.

•	In the event the Purchase Agreement is terminated by GE Medical or NeoGenomics as a result of the failure of the NeoGenomics stockholders to approve the Stock Issuance, Authorized Common Charter Amendment, or the Authorized Preferred Stock Charter Amendment, NeoGenomics is obligated to pay GE Medical $3.0 million.

•	In the event the Purchase Agreement is terminated by GE Medical as a result of the occurrence of a Triggering Event, NeoGenomics is obligated to pay GE Medical $15.0 million.

•	In the event the Purchase Agreement is terminated:

•	by GE Medical as a result of the breach by NeoGenomics of any of its representations or warranties or a failure by NeoGenomics to comply with any covenant or agreement that would cause the closing condition relating to truth of representations and performance of covenants not to be satisfied, and such closing condition is incapable of being satisfied by the Outside Date;

•	by GE Medical or NeoGenomics as a result of a failure to close by the Outside Date and the closing conditions relating to receipt of required approvals, the making of required notices and the expiration or termination of waiting periods imposed by any government authority have been satisfied; or

•	by GE Medical or NeoGenomics as a result of the failure of the NeoGenomics stockholders to approve the Stock Issuance, the Authorized Common Stock Charter Amendment and the Authorized Preferred Stock Charter Amendment;

and

•	a Parent Acquisition Proposal (as defined in the Purchase Agreement) has been made after the date of the Purchase Agreement and within 12 months of the termination of the Purchase Agreement, NeoGenomics (a) enters into a definitive agreement with respect to a Parent Acquisition Proposal or (b) consummates a Parent Acquisition Proposal;

then NeoGenomics is obligated to pay GE Medical $15.0 million; provided, that any amounts previously paid by NeoGenomics as a result of the failure of the NeoGenomics stockholders to approve the Stock Issuance, the Authorized Common Stock Charter Amendment and the Authorized Preferred Stock Charter Amendment shall be credited against such amount.

Indemnification

Subject to certain exceptions and other provisions, we and GE Medical have agreed to indemnify each other for breaches of representations and warranties, breaches of covenants and certain other matters. The indemnification provided by each party to the other with respect to breaches of representations and warranties, other than certain fundamental representations and healthcare-related fundamental representations, is subject to a cap on losses of $50.0 million and applies only to such losses in excess of $2.0 million in the aggregate, each of which cap and deductible amounts is subject to certain exceptions. The indemnification provided by each party to the other with respect to breaches of representations and warranties of certain healthcare-related fundamental representations is subject to a cap on losses of $50.0 million and applies at the point such losses exceed $2.0 million in the aggregate, after which indemnification is available from the first dollar of loss, each of which cap and basket amounts is subject to certain exceptions.

The Investor Rights Agreement (See page 85)

The agreed form of Investor Rights Agreement, which is attached to this proxy statement as Annex B, is described in more detail under the section entitled “The Investor Board Rights, Lockup And Standstill Agreement” beginning on page 85. We urge you to read the Investor Rights Agreement in its entirety because the Investor Rights Agreement and not this proxy statement is the primary legal document that will govern certain rights of and restrictions on GE Medical in connection with the NEO Shares that GE Medical will own following the Transaction.

GE Medical Representation on the NeoGenomics Board of Directors

We are required to use commercially reasonable efforts to appoint, within ten business days of the closing of the Transaction, one director designated by GE Medical to the Board; provided that such designee meets the director qualification requirements set forth in the Investor Rights Agreement. Thereafter, for so long as GE Medical, or GE and its subsidiaries (collectively, the “GE Parties”) continue to beneficially own in the aggregate at least 10% of our then-outstanding voting stock, GE Medical will be entitled to designate for nomination one director for election at each annual or special meeting of our stockholders at which directors of the Board are to be elected and at which the seat held by GE Medical’s designee is subject to election. We refer to each such meeting as an election meeting.

Subject to the director qualification requirements set forth in the Investor Rights Agreement, we are required to appoint GE Medical’s designee to the Board, include such designee on the management nomination slate, recommend that our stockholders vote in favor of such designee, and use commercially reasonable efforts to cause the election of such designee at each election meeting.

GE Medical must vote all shares of our voting stock beneficially owned by it in favor of the management nomination slate. However, GE Medical’s obligation to do so will expire upon the earlier of:

•	the date on which GE Medical’s director designation rights terminate pursuant to the Investor Rights Agreement; and

•	our material breach of any of our obligations under the Investor Rights Agreement which breach is incurable or remains uncured 10 business days following notice thereof from GE Medical.

Board Observer Rights

For so long as the GE Parties continue to beneficially own at least 20% of the Company’s then-outstanding voting stock, GE will be entitled to have one representative of the GE Parties acceptable to us attend all meetings of the Board (and any committees upon which GE Medical’s designee sits that are held incident with such Board meeting), in a non-voting observer capacity, and such representative will receive copies of all notices, minutes, consents and other materials we provide to our directors in connection with such meeting. We may exclude such representative from access to any of such materials or meetings or portions thereof if we believe that any such material or portion thereof is a trade secret or similar confidential information or such exclusion is necessary to preserve the attorney-client privilege.

General Standstill Provisions

For a period of 48 months following the closing of the Transaction, unless specifically approved by us or earlier terminated in accordance with the Investor Rights Agreement, none of the GE Parties will, directly or indirectly, acquire or agree, whether by purchase, tender or exchange offer, to acquire ownership of any shares of our common stock, except the NEO Shares, any shares issued or issuable upon conversion of the NEO Preferred Shares or as a result of the terms of the NEO Preferred Shares, any shares issued or issuable as a result of any stock split, stock dividend, right, warrant, or other distribution, recapitalization or offering made available by us to holders of our voting stock or shares acquired pursuant to the participation rights provided in the Investor Rights Agreement.

Transfer Restrictions

None of the GE Parties may, without our prior written consent, sell or transfer any of the NEO Shares, or engage in any hedging or other transaction designed to or that reasonably could be expected to lead to or result in the disposition of the NEO Shares, until the earlier of (a) two years from the closing of the Transaction and (b) the date which is 6 months after we have redeemed all of the Series A Preferred Stock, unless such prohibitions are earlier terminated in accordance with the Investor Rights Agreement. However, this restriction will not apply to any of the following dispositions, among others:

•	dispositions by one GE Party to another in compliance with the Investor Rights Agreement;

•	dispositions by the GE Parties during any three month period that in the aggregate satisfy the volume limitations under Rule 144 of the Securities Act;

•	dispositions resulting from the exercise of any rights under the piggyback registration provisions in the Registration Rights Agreement;

•	dispositions to NeoGenomics or any of our affiliates;

•	dispositions pursuant to a tender offer, exchange offer, merger, consolidation, amalgamation or other reorganization involving NeoGenomics or our voting stock;

•	dispositions following any of a third party or group’s announcement of its intention to acquire, its entrance into an agreement to acquire, or its acquisition of 25% or more of our outstanding voting stock;

•	dispositions following a third party or group’s entrance into an agreement to acquire, or announcement of its intention to acquire, all or substantially all of our assets;

•	dispositions following a third party or group’s offer, or announcement of its intention to make an offer, to acquire control of NeoGenomics or to elect two or more directors to the Board or otherwise engage in a transaction that would require approval of our stockholders;

•	dispositions following a third party or group’s assistance or encouragement of any other person to engage in, or to announce its intention to engage in, any of the transactions contemplated in any of the three preceding bullets;

•	dispositions following our entrance into an agreement with respect to our consolidation, merger, amalgamation, reorganization or otherwise in which we would be merged into or combined with another person, unless immediately following the consummation of such transaction our stockholders immediately prior to the consummation of such transaction would continue to hold 60% or more of all of the outstanding common stock or other securities entitled to vote for the election of directors of the surviving or resulting entity in such transaction or any direct or indirect parent thereof; and

•	dispositions following our public announcement of our intention to do any of the actions set forth in the preceding five bullets or other public announcement of our intention to explore strategic alternatives, or any public announcement indicating that we are actively seeking a change in control of NeoGenomics.

Anti-Takeover Provisions

We may not implement a stockholder rights plan of a type commonly known as a “poison pill” unless such plan specifically permits the GE Parties to beneficially own the percentage of our outstanding voting stock they own as of the date of adoption of such plan, plus any increase in such percentage resulting from shares of voting stock acquired or that may be acquired pursuant to the terms of the Series A Preferred Stock, or as a result of any stock dividend, stock split or other recapitalization of NeoGenomics, or pursuant to the participation rights provided in the Investor Rights Agreement.

Other Agreements

We, or certain of our affiliates, will also enter into certain other agreements in connection with the Transaction, each of which is described in more detail under the section entitled “Other Agreements” beginning on page 90. We urge you to read each of these agreements in its entirety because each of these agreements and not this proxy statement provide certain additional rights to each of the parties or their affiliates.

Registration Rights Agreement

Pursuant to the terms of the Registration Rights Agreement, the form of which is attached to this proxy statement as Annex C, we are required to file on or before the earlier of (i) 21 months following the closing of the Transaction and (ii) 6 months after we redeem all of the Series A Preferred Stock held by GE Medical, a shelf registration statement for the offer and sale on a continuous or delayed basis of certain securities held by GE Medical and any other person to whom GE Medical transferred such securities pursuant to a permitted transfer. The agreement also provides GE Medical with customary demand and piggyback registration rights, subject to certain limitations.

Voting Agreements

GE Medical has entered into voting agreements (the “Voting Agreements”), the form of which is attached to this proxy statement as Annex D, with our executive officers and directors, pursuant to which the executive officers and directors have agreed to vote certain of their shares of common stock in accordance with the terms of the Voting Agreements. The aggregate number of shares of our common stock subject to the Voting Agreements is: 4,912,374 shares, comprised of 2,047,374 shares of our common stock and 2,865,000 shares subject to options, warrants and other rights to acquire shares of our common stock, which represents 7.7% of our issued and outstanding shares as of October 15, 2015, assuming all such options, warrants and other rights are exercisable within 60 days of October 15, 2015. The Voting Agreements provide, among other things, that these individuals will vote the shares subject to such Voting Agreements through the earlier of the Stock Issuance, the Authorized Common Stock Charter Amendment, the Authorized Preferred Stock Charter Amendment and the Transaction Proposal and the termination of the Purchase Agreement in favor of each of the proposals included in this proxy statement.

Lockup Agreement

Each of Douglas VanOort, our Chief Executive Officer and Chairman of the Board, and Steven Jones, our Executive Vice President—Finance and a member of the Board, entered into a lockup agreement pursuant to which they agreed, subject to certain exceptions, not to sell or transfer any shares of their NeoGenomics common stock or securities convertible into, exchangeable or exercisable for, or that represent the right to receive such shares, for six months after the closing of the Transaction.

Transition Services Agreement

Pursuant to the terms of a Transition Services Agreement entered into between NeoGenomics and GE (the “Transition Services Agreement”), GE has agreed that it or certain of its affiliates will provide us certain transition services with respect to the transition to NeoGenomics of Clarient’s business.

Transitional Trademark License Agreement

Prior to or at the closing of the Transaction, Clarient will enter into a transitional trademark license agreement with Monogram Licensing, Inc. and Monogram Licensing International, Inc., subsidiaries of GE. Under the agreement, Clarient will receive a non-exclusive, royalty-free, worldwide license to use certain trademarks owned by Monogram Licensing and Monogram Licensing International for a period of up to 6 months, while Clarient phases out the licensed trademarks and rebrands.

MultiOmyx License Agreement

Prior to or at the closing of the Transaction, Clarient will enter into a technology license agreement with GE Healthcare Bio-Sciences Corp. Under the agreement, Clarient will receive an exclusive, royalty-bearing license in the United States to use the licensed patents and technical information in conjunction with fluorescent-based tissue staining systems for purposes of performing research, discovery and development of therapeutics and for providing in-vitro diagnostic testing services. The agreement also will grant Clarient a non-exclusive license in the United States to use software programs that process and analyze raw data generated using the MultiOmyx Technology (as defined therein). The agreement terminates 20 years from the effective date, or upon expiry of the last licensed patent, whichever occurs later. Clarient may terminate the agreement without cause any time after the tenth anniversary of the effective date of the agreement, and GE Healthcare Bio-Sciences Corp. may terminate the agreement without cause if certain milestones are not met in the seventh year of the agreement.

Summary Historical Financial Data

Summary Historical Consolidated Financial Data of NeoGenomics

The following table presents summary historical consolidated financial data as of December 31, 2014 and 2013 and for the years ended December 31, 2014, 2013 and 2012, derived from our audited consolidated financial statements, which are included in our annual report on Form 10-K for the year ended December 31, 2014 and incorporated by reference into this proxy statement. The table also presents summary historical consolidated financial data as of December 31, 2012 and for the years ended December 31, 2011 and 2010 derived from audited consolidated financial statements that are not included in or incorporated by reference into this proxy statement. Additionally, the table presents summary historical consolidated financial data as of June 30, 2015 and for the six months ended June 30, 2015 and 2014, derived from our unaudited condensed consolidated financial statements, which are included in our quarterly report on Form 10-Q for the quarterly period ended June 30, 2015 and incorporated by reference into this proxy statement. In the opinion of our management, the unaudited interim information reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of financial position and operating results for the periods presented. Results for interim periods should not be considered indicative of results for any other periods or for the year.

The information presented below is only a summary. The historical results are not necessarily indicative of results that can be expected for any future period. The summary financial data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and notes thereto for 2014, 2013 and 2012, which are included in our annual report on Form 10-K for the year ended December 31, 2014, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical condensed consolidated financial statements and notes thereto for the three and six months ended June 30, 2015, which are included in our quarterly report on Form 10-Q for the quarterly period ended June 30, 2015, and, in each case, are incorporated by reference in this proxy statement.

	Six Months Ended June 30,		Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(in thousands, except share data)
Statement of Operations Data:
Net revenue	$47,396	$38,852	$87,069	$66,467	$59,867	$43,484	$34,371
Income (loss) from operations	(534)	972	2,218	3,174	1,211	(409)	(2,963)
Net income (loss)	(937)	376	1,132	2,033	65	(1,177)	(3,303)
Net income per share—basic	(0.02)	0.01	0.02	0.04	0.00	(0.03)	(0.09)
Net income per share—diluted	(0.02)	0.01	0.02	0.04	0.00	(0.03)	(0.09)

	As of June 30,		As of December 31,
	2015	2014	2014	2013	2012
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$32,952	$5,023	$33,689	$4,834	$1,868
Working capital(1)	44,476	12,856	44,119	13,168	823
Total assets	82,966	43,638	81,106	39,916	30,071
Total liabilities	22,099	20,505	20,701	18,205	20,855
Total stockholders’ equity	60,867	23,133	60,405	21,711	9,216

(1)	Working capital is calculated as current assets minus current liabilities.

Summary Historical Combined Carve-Out Financial Data of Clarient (See page 134)

The following table presents the summary historical combined carve-out financial data of Clarient:

•	As of December 31, 2014 and 2013 and for the years ended December 31, 2014, 2013 and 2012, derived from Clarient’s audited combined carve-out financial statements, which are included in this proxy statement;

•	As of June 30, 2015 and for the six months ended June 30, 2015 and 2014, derived from Clarient’s unaudited condensed combined carve-out interim financial statements, which are included in this proxy statement; and

•	As of June 30, 2014 and December 31, 2012, 2011 and 2010 and for the years ended December 31, 2011 and 2010, derived from Clarient’s unaudited combined carve-out information not included in this proxy statement.

In the opinion of Clarient’s management, the unaudited interim information reflects all adjustments, consisting of normal recurring adjustments necessary for a fair presentation of financial position and operating results for the periods presented. Results for interim periods should not be considered indicative of results for any other periods or for the year.

The information below is only a summary. The historical results presented below are not necessarily indicative of results that can be expected for any future period. The summary financial data set forth below should be read in conjunction with “Clarient Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 136 and Clarient’s historical combined carve-out financial statements and notes thereto included in this proxy statement.

	Six months ended June 30,		Year ended December, 31
	2015	2014	2014	2013	2012	2011	2010 (1)
	(in thousands)
Statement of Operations Data:
Net sales	$60,950	$60,882	$127,224	$125,702	$139,721	$133,805	$106,704
Income (loss) from operations	(48,549)	(15,319)	(24,539)	(350,395)	(42,507)	658	(22,078)
Net loss	(49,451)	(18,285)	(28,833)	(350,996)	(29,536)	(5,057)	(22,565)

	As of June 30,		As of December 31,
	2015	2014	2014	2013	2012	2011	2010
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$1,368	$1,337	$1,279	$56	$320	$42	$8,240
Working capital	7,642	11,827	8,474	7,380	31,929	38,294	69,486
Total assets(2)	316,530	386,460	372,041	395,616	698,042	640,825	670,270
Total liabilities	47,988	54,766	52,040	59,282	41,882	40,349	69,278
Net Parent Investment(2)	268,542	331,694	320,001	336,334	656,160	600,476	600,992

(1)	Clarient was acquired by GE on December 22, 2010. The statement of operations data for the year ended December 31, 2010 reflects Clarient’s operations as a stand-alone company and does not contain adjustments related to the acquisition or accounting for a business combination, such as depreciation and amortization related to fair value adjustments. Clarient’s management believes that bifurcation of the 2010 results into predecessor and successor periods and the impact of acquisition accounting for the post-acquisition period in 2010 would not result in a more meaningful presentation of statement of operations data. Balance sheet data for all periods presented and statement of operations data presented for periods subsequent to 2010 reflect the impact of the acquisition and underlying accounting. Therefore, comparisons of 2010 data and subsequent periods are impacted by a variety of factors related to being a subsidiary as compared with a stand-alone public company.
(2)	Total assets and, as a result, Net Parent Investment, decreased significantly due in part to impairments of goodwill and other intangible assets of $42.1 million during the six months ended June 30, 2015, $294.4 million during the year ended December 31, 2013 and $11.8 million during the year ended December 31, 2012.

Summary Unaudited Pro Forma Combined Financial Data (See page 151)

The following table reflects the pro forma effect of the acquisition of Clarient by NeoGenomics, including the borrowing of $65.0 million of additional debt on the balance sheet of NeoGenomics as of June 30, 2015, and the statements of operations of NeoGenomics for the six months ended June 30, 2015 and the year ended December 31, 2014. The summary unaudited pro forma combined financial data is prepared as if the acquisition of Clarient had been consummated as of June 30, 2015, for purposes of the unaudited pro forma combined balance sheet, and on January 1, 2014, for purposes of the unaudited pro forma combined statements of operations.

This information is only a summary. We are providing the summary unaudited pro forma combined financial data for informational purposes only. It does not necessarily represent or indicate what the financial position and results of operations of NeoGenomics would actually have been had the acquisition and other pro forma adjustments in fact occurred at the dates indicated. It also does not necessarily represent or indicate the future financial position or results of operations NeoGenomics will achieve after the acquisition of Clarient.

You should read the summary unaudited pro forma combined financial data together with the other information and the accompanying notes that are included or incorporated by reference elsewhere in this document.

	Six Months Ended June 30, 2015	Year Ended December 31, 2014
	(in thousands)
Unaudited Pro Forma Combined Statement of Operations Data:
Revenues	$108,346	$214,293
Net Loss	(45,998)	(6,400)
Loss per Common Share:
Basic	(0.66)	(0.19)
Diluted	(0.66)	(0.19)

(a)	During the six months ended June 30, 2015, Clarient recorded an impairment of goodwill which negatively impacted Net Loss by $42,138

Unaudited Pro Forma Combined Balance Sheet Data as of June 30, 2015:
Total assets	$399,835
Long-term debt	(60,799)

QUESTIONS AND ANSWERS

The following questions and answers are intended to address briefly some commonly asked questions regarding the Transaction and the proposals included in this proxy statement. These questions and answers, as well as the summary beginning on page 1, are not meant to be a substitute for the information contained in the remainder of this proxy statement, and this information is qualified in its entirety by the more detailed descriptions and explanations contained elsewhere in this proxy statement. Stockholders are urged to carefully read this entire proxy statement, including the attached annexes. You should pay special attention to “Special Note Concerning Forward-Looking Statements” beginning on page 27 and “Risk Factors” beginning on page 29.

Q:	Why am I receiving this document?

A:	On October 20, 2015, we entered into the Purchase Agreement with GE Medical, pursuant to which we agreed to acquire all of the issued and outstanding shares of common stock of Clarient, Inc. a wholly owned subsidiary of GE Medical. For more information, see “The Transaction.” Approval of our stockholders of each of the Stock Issuance, the Authorized Common Stock Charter Amendment, the Authorized Preferred Stock Charter Amendment and the Transaction Proposal, each of which is described in this proxy statement, is a condition to closing the Transaction. Accordingly the NeoGenomics Board of Directors (the “Board”) is soliciting your proxy to vote at the special meeting in order to obtain approval of the Stock Issuance, the Authorized Common Stock Charter Amendment, the Authorized Preferred Stock Charter Amendment and the Transaction Proposal.

In addition, the Board is soliciting your proxy to vote on proposals to approve (a) an amendment to our Amended and Restated Equity Incentive Plan to increase the authorized number of shares of common stock available and reserved for issuance under the plan and to clarify provisions regarding restrictions on the repricing of options and stock appreciation rights, and (b) adjournments of the special meeting, if necessary or appropriate, to solicit additional votes and proxies if there are insufficient votes at the time of the special meeting to approve the proposals described in this proxy statement.

This document contains important information about NeoGenomics, Clarient and the Transaction, and you should read it, and the documents incorporated by reference into this proxy statement, carefully and in their entirety.

Q:	When and where is the special meeting?

A:	The special meeting will be held on , 2015 at a.m. local time, at the Hyatt Regency Coconut Point Resort located at 5001 Coconut Road, Bonita Springs, Florida 34134.

We provide additional information relating to the special meeting in the section below entitled “The Special Meeting of NeoGenomics Stockholders” beginning on page 37.

Q:	Who is eligible to vote at the special meeting?

A:	If you are a NeoGenomics stockholder of record as of the close of business on , 2015, the record date for the special meeting (the “Record Date”), you are entitled to receive notice of, and to vote at, the special meeting.

At the close of business on the Record Date, there were                 shares of our common stock issued and outstanding. Each outstanding share of our common stock is entitled to one vote.

Q:	What matters will be voted on at the special meeting, and how does the Board recommend that I vote?

A:	You are being asked to vote on the following matters:

	Proposal	Board’s Recommendation	Page (for more information)
(1)	Stock Issuance: to approve the issuance of the 15,000,000 NEO Common Shares and 14,666,667 NEO Preferred Shares to GE Medical, pursuant to the terms and subject to the conditions set forth in the Purchase Agreement, pursuant to which NeoGenomics (through a wholly owned subsidiary) proposes to acquire from GE Medical all of the issued and outstanding shares of common stock of Clarient, Inc.	FOR	103

(2)	Authorized Common Stock Charter Amendment: to approve an amendment of Article Fourth(A) of our Articles of Incorporation to increase our authorized shares of common stock by 150.0 million shares to an aggregate of 250.0 million shares.	FOR	105

(3)	Authorized Preferred Stock Charter Amendment: to approve an amendment of Article Fourth(A) of our Articles of Incorporation to increase our authorized shares of preferred stock by 40.0 million shares to an aggregate of 50.0 million shares.	FOR	107

(4)	Transaction Proposal: to approve and adopt the Purchase Agreement and the Transaction contemplated thereby;	FOR	109

(5)	Equity Incentive Plan Amendment: to approve an amendment and restatement of our Amended and Restated Equity Incentive Plan to increase the authorized number of shares of common stock available and reserved for issuance under the plan by 3.0 million shares to an aggregate of 12.5 million shares and to clarify provisions regarding restrictions on the repricing of options or stock appreciation rights.	FOR	111

(6)	Adjournment: to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional votes and proxies if there are insufficient votes at the time of the special meeting to approve the foregoing proposals.	FOR

Q:	Why is stockholder approval required for the stock issuance?

A:	Our common stock is listed on, and we are subject to the rules and regulations of, the NASDAQ Capital Market (“NASDAQ”).

NASDAQ rules require stockholder approval prior to the issuance of securities in connection with the acquisition of the stock or assets of another company if (a) the common stock, or securities convertible into common stock, that we issue has or will have upon issuance voting power equal to or in excess of 20% of the voting power of our securities outstanding before the issuance or (b) the number of shares of common stock, or securities convertible into common stock, to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance. In addition, NASDAQ rules require stockholder approval prior to the issuance of securities in a private placement if the number of shares of common stock, or securities convertible into common stock, to be issued is or will be equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock.

We are proposing to issue 15.0 million shares of our common stock and 14,666,667 shares of Series A Preferred Stock, which are convertible into common stock, to GE Medical pursuant to the Purchase

Agreement. We have the right to increase the cash consideration by up to $110.0 million, and reduce the number of NEO Preferred Shares issued as consideration by an amount calculated by dividing the amount of any increase in the cash consideration by $7.50, which is the per share conversion price of the NEO Preferred Shares. The number of shares we will issue will exceed 20% of both the voting power and the number of shares of our common stock outstanding before the issuance. Accordingly, at the special meeting, we are asking holders of shares of our common stock to consider and vote on the Stock Issuance to satisfy NASDAQ rules.

Stockholder approval of the Stock Issuance is a condition to completion of the Transaction pursuant to the Purchase Agreement, and we believe the Transaction is beneficial to our stockholders for a number of reasons. See “The Transaction—Reasons for the Transaction” for a description of these reasons.

Q:	Why am I being asked to approve charter amendments to increase the number of authorized shares of both common stock and preferred stock?

A:	Our Articles of Incorporation currently authorize us to issue 100.0 million shares of common stock and 10.0 million shares of preferred stock. As of October 15, 2015, we had approximately 60.6 million shares of common stock outstanding and no shares of preferred stock outstanding. We also had approximately 5.5 million shares of common stock reserved for issuance pursuant to outstanding options, 650,000 shares of common stock reserved for issuance pursuant to outstanding warrants and approximately 1.1 million shares of common stock reserved for new issuances pursuant to our Equity Incentive Plan without giving effect to any stockholder approval of the Equity Incentive Plan Amendment.

If the Transaction is consummated, we expect to issue 15.0 million shares of common stock to GE Medical, resulting in approximately 75.6 million shares of our common stock being issued and outstanding immediately after the consummation of the Transaction, based on approximately 60.6 million shares of our common stock outstanding as of October 15, 2015. To allow for additional authorized common stock to support our growth and provide flexibility for future corporate needs, at the special meeting we are asking our stockholders to consider and vote on the Authorized Common Stock Charter Amendment to amend Article Fourth(A) of our Articles of Incorporation to increase the number of shares of common stock we are authorized to issue by 150.0 million shares, to an aggregate of 250.0 million authorized shares of common stock.

In addition, we currently do not have a sufficient number of authorized shares of preferred stock to issue the 14,666,667 shares of Series A Preferred Stock to GE Medical in connection with the Transaction. Under the terms of the Series A Preferred Stock, dividends will accrue quarterly on outstanding shares of Series A Preferred Stock commencing on the first anniversary of closing in the form of additional shares of Series A Preferred Stock (“PIK Dividends”). If all of the shares of Series A Preferred Stock are not redeemed prior to automatic conversion into shares of our common stock on the tenth anniversary of closing, we may be required to issue an additional 10,775,454 shares of Series A Preferred Stock as PIK Dividends. Accordingly, even if stockholder approval of the Stock Issuance is received, we would not be able to consummate the Transaction in the absence of stockholder approval of the Authorized Preferred Stock Charter Amendment to amend Article Fourth(A) of our Articles of Incorporation to increase the number of shares of preferred stock we are authorized to issue by 40.0 million shares, to an aggregate of 50.0 million authorized shares of preferred stock.

Stockholder approval of each of the Authorized Common Stock Charter Amendment and the Authorized Preferred Stock Charter Amendment is a condition to closing the Transaction pursuant to the Purchase Agreement.

Q:	Why is stockholder approval required for the Transaction Proposal?

A:

Stockholder approval of the Transaction Proposal is a condition to the completion of the Transaction pursuant to the Purchase Agreement. We believe that the Transaction would unite two complimentary businesses to offer hospitals, community based pathology practices and clinicians expanded cancer-related laboratory testing services, and that the Transaction would result in a number of anticipated benefits. If our stockholders do not approve the Transaction Proposal, we may be unable to consummate the Transaction.

Q:	What will happen if our stockholders vote to approve the Stock Issuance, the Authorized Common Stock Charter Amendment, the Authorized Preferred Stock Charter Amendment and the Transaction Proposal?

A:	If each of the Stock Issuance, the Authorized Common Stock Charter Amendment, the Authorized Preferred Stock Charter Amendment and the Transaction Proposal is approved and all required authorizations, clearances, consents and governmental approvals are obtained, subject to the satisfaction or waiver of the other closing conditions, we expect the Transaction to be completed near the end of 2015 or early 2016.

Q:	What will happen if our stockholders do not vote to approve the Stock Issuance, the Authorized Common Stock Charter Amendment, the Authorized Preferred Stock Charter Amendment and the Transaction Proposal?

A:	Stockholder approval of each of the Stock Issuance, the Authorized Common Stock Charter Amendment, the Authorized Preferred Stock Charter Amendment and the Transaction Proposal is a condition to the consummation of the Transaction. If any of these proposals is not approved, the Purchase Agreement may be terminated by NeoGenomics or GE Medical. In the event of termination for failure of our stockholders to approve each of the Stock Issuance, the Authorized Common Stock Charter Amendment and the Authorized Preferred Stock Charter Amendment, we may be required to pay to GE Medical a $3.0 million termination fee. We provide additional information relating to termination rights under the Purchase Agreement in the section below entitled “The Stock Purchase Agreement” beginning on page 70.

Q:	Why is NeoGenomics proposing to engage in the Transaction?

A:	We believe that the Transaction would unite two complementary businesses to offer hospitals, community-based pathology practices and clinicians, expanded cancer-related laboratory testing services, and that the Transaction would result in the following anticipated benefits, among others:

•	enhanced cancer diagnostic testing capabilities, combining the best products and services of each company into a single source of advanced cancer genetic testing services for the benefit of hospitals, community-based pathology practices and clinicians, and the patients they treat;

•	greater capability of combined medical staff and research and development teams to continue to invest in innovation to create a sustainable leadership position in the rapidly evolving field of cancer genetics testing;

•	greater capability with combined expertise, information systems and processes to compete in the high growth area of biopharmaceutical testing for the benefit of current and new biopharmaceutical customers;

•	broadened geographical access to clients for the benefit of managed care organizations, accountable care organizations and large health care delivery systems;

•	the ability to cross-sell products and services to each company’s current customer base;

•	increased scale of laboratory operations, information technology, and medical staff to drive greater productivity and efficiencies to be a lowest cost provider, and to offer constantly improving service for the benefit of clients;

•	the ability to achieve significant cost synergies by applying best practices, eliminating duplicative processes, increasing volume of testing and reducing high fixed-cost infrastructure;

•	increased ability to optimize administrative, regulatory and compliance resources to meet the increasing demands on laboratories by regulatory organizations; and

•	greater size, with annual pro forma revenues of approximately $225.0 million and estimated Adjusted EBITDA of between $33.0 and $38.0 million, as well as higher market capitalization.

Furthermore, we believe that, given the favorable strategic fit and potential to generate sizable cost synergies, the Transaction will be accretive to our 2016 cash earnings per share (net income adjusted for non-cash items including stock-based compensation, depreciation and amortization), excluding costs of the Transaction and integration activities.

Q:	Are there risks associated with the Transaction?

A:	Yes. The material risks associated with the Transaction that are known to us are discussed in the section entitled “Risk Factors” beginning on page 29.

Q:	What will GE Medical receive as consideration in the Transaction?

A:	Upon the closing of the Transaction, NeoGenomics (through a wholly owned subsidiary) will acquire from GE Medical all of the issued and outstanding shares of Clarient, Inc.’s common stock for an aggregate purchase price of approximately $ million, based on the closing price of our common stock on , 2015, the date immediately preceding the mailing of this proxy statement. The purchase price consists of (a) cash consideration of $80.0 million, (b) the NEO Common Shares, totaling 15.0 million shares of our common stock and (c) the NEO Preferred Shares, totaling 14,666,667 shares of our Series A Preferred Stock. We have the right to increase the cash consideration by up to $110.0 million, and reduce the number of NEO Preferred Shares issued as consideration by an amount calculated by dividing the amount of any increase in the cash consideration by $7.50, which is the per share conversion price of the NEO Preferred Shares.

Q:	What will happen to my NeoGenomics common stock upon completion of the Transaction?

A:	Each outstanding share of our common stock will be unaffected by the Transaction and will remain outstanding. Holders of our common stock will continue to hold the shares that they currently hold.

Q:	Will the stock issuance dilute the existing stockholders’ percentage of ownership in NeoGenomics?

A:	Yes. The Stock Issuance will dilute your existing holdings of our common stock. As of October 15, 2015, there were approximately 60.6 million shares of our common stock issued and outstanding. If we consummate the Transaction, we will issue 15.0 million shares of our common stock and 14,666,667 shares of our Series A Preferred Stock. The NEO Common Shares would represent 19.8% of our post-closing issued and outstanding shares of common stock. In addition, the NEO Preferred Shares will, with certain exceptions, vote with shares of our common stock as a single class on an “as converted” basis. Accordingly, if we issue all of the NEO Preferred Shares, the NEO Shares issued to GE Medical will represent 32.9% of our total voting power upon closing of the Transaction, with our current stockholders owning the remaining 67.1% of the total voting power. Therefore, the ownership and voting interests of our existing stockholders will be proportionately reduced.

In addition, after the first anniversary of the closing of the Transaction, dividends will begin to accrue quarterly on outstanding shares of Series A Preferred Stock in the form of PIK Dividends, adding to the number of shares of Series A Preferred Stock outstanding. Furthermore, after the third anniversary of the closing, holders of the Series A Preferred Stock will be permitted, under certain circumstances, to convert such shares into shares of our common stock. Any addition of shares of Series A Preferred Stock through PIK Dividends and any conversion of Series A Preferred Stock into our common stock will further dilute the ownership interests of our stockholders. See “Description of Capital Stock—Preferred Stock—Series A Preferred Stock”.

Q:	Do I, as a stockholder of NeoGenomics, have dissenters’ or appraisal rights?

A:	No. Our existing stockholders do not have rights of appraisal or similar rights of dissenters with respect to any of the proposals to be voted on at the special meeting.

Q:	Other than the Purchase Agreement, what other agreements have been or will be entered into in connection with the proposed Transaction?

A:	In connection with our entry into the Purchase Agreement, GE Medical has entered into the Voting Agreements with our executive officers and directors, the form of which is attached hereto as Annex D. The aggregate number of shares of our common stock subject to the Voting Agreements is: 4,912,374 shares, comprised of 2,047,374 shares of our common stock and 2,865,000 shares subject to options, warrants and other rights to acquire shares of our common stock, which represents 7.7% of our issued and outstanding shares as of October 15, 2015, assuming all such options, warrants and other rights are exercisable within 60 days of October 15, 2015. Pursuant to the terms of the Voting Agreements, the parties thereto agreed to, among other things, vote the shares subject to such Voting Agreements in favor of the proposals included in this proxy statement. The Voting Agreements are described more fully below in the section entitled “Other Agreements—Voting Agreements” beginning on page 91.

In addition, in connection with our entry into the Purchase Agreement, each of Douglas VanOort, our Chief Executive Officer and Chairman of the Board, and Steven Jones, our Executive Vice President—Finance and a member of the Board, entered into a lock-up agreement with GE Medical pursuant to which they agreed, subject to certain exceptions, to not sell any of their shares of our common stock or any other of our equity securities for a period of six months following the closing of the Transaction. The lockup agreements are described more fully below in the section entitled “Other Agreements—Lock-up Agreement” beginning on page 92.

Concurrent with the closing of the Transaction, NeoGenomics and GE Medical will enter into the Investor Rights Agreement, the form of which is attached hereto as Annex B. The Investor Rights Agreement includes certain director appointment and nomination rights, as well as Board observer rights, in favor of GE Medical, and obligates GE Medical, subject to certain limitations, to vote its shares of our common stock in favor of the Board’s director slate at each stockholders meeting at which directors are to be elected. The Investor Rights Agreement also provides for certain restrictions on GE Medical’s ability to acquire additional shares of our common stock for a period of 48 months following the closing of the Transaction. In addition, the Investor Rights Agreement includes limitations on transfers by GE Medical of shares of our common stock during the two years following the closing of the Transaction, subject to certain exceptions. The Investor Rights Agreement is described more fully below in the section entitled “The Investor Board Rights, Lockup And Standstill Agreement” beginning on page 85.

Concurrent with the closing of the Transaction, GE Medical and NeoGenomics will enter into the Registration Rights Agreement, the form of which is attached hereto as Annex C. Pursuant to the terms of the Registration Rights Agreement, we are required to file on or before the earlier of (i) 21 months following the closing of the Transaction and (ii) 6 months after we redeem all of the NEO Preferred Shares held by GE Medical, a shelf registration statement for the offer and sale of the NEO Common Shares and any shares of our common stock issuable upon conversion of the NEO Preferred Shares. The agreement also provides GE Medical with customary demand and piggyback registration rights with respect to such shares. The Registration Rights Agreement is described more fully below in the section entitled “Other Agreements—Registration Rights Agreement” beginning on page 90.

Concurrent with the closing of the Transaction, we will enter into the Transition Services Agreement with GE. Pursuant to the terms of the Transition Services Agreement, GE will, on a transitional basis, provide us with certain support services and other assistance after the consummation of the Transaction. The Transition Services Agreement is described more fully below in the section entitled “Other Agreements—Transition Services Agreement” beginning on page 93.

Concurrent with the closing of the Transaction, Clarient will enter into a transitional trademark license agreement with Monogram Licensing, Inc. and Monogram Licensing International, Inc., subsidiaries of GE. Under the agreement, Clarient will receive a non-exclusive, royalty-free, worldwide license to use certain trademarks owned by Monogram Licensing and Monogram Licensing International for a period of up to 6 months, while Clarient phases out the licensed trademarks and rebrands.

Concurrent with the closing of the Transaction, Clarient will enter into a technology license agreement with GE Healthcare Bio-Sciences Corp. Under the agreement, Clarient will receive an exclusive, royalty-bearing license in the United States to use the licensed patents and technical information in conjunction with fluorescent-based tissue staining systems for purposes of performing research, discovery and development of therapeutics and for providing in-vitro diagnostic testing services. The agreement also will grant Clarient a non-exclusive license in the United States to use software programs that process and analyze raw data generated using the MultiOmyx Technology (as defined therein). The agreement terminates 20 years from the effective date, or upon expiry of the last licensed patent, whichever occurs later. Clarient may terminate the agreement without cause any time after the tenth anniversary of the effective date of the agreement, and GE Healthcare Bio-Sciences Corp. may terminate the agreement without cause if certain milestones are not met in the seventh year of the agreement.

We will also enter into the Term Loan Facility, which will provide for a term loan in an aggregate principal amount of $55.0 million, and a senior secured revolving credit facility for up to $25.0 million. These agreements are described more fully in the section entitled “The Transaction—Financing of the Transaction” beginning on page 68.

Q:	Are there restrictions on the resale of the NEO Shares issued to GE Medical in connection with the Transaction?

A:	Yes. The NEO Shares will be considered “restricted securities” under Rule 144 of the Securities Act.

The NEO Common Shares will be subject to the further restrictions on transfer contained in the Investor Rights Agreement. Among other restrictions, during the two years following the closing of the Transaction, GE Medical may not transfer any shares of our common stock that it owns, subject to certain exceptions. Additionally, under the Registration Rights Agreement, we are not obligated to file a registration statement until the earlier of (a) 21 months following the closing of the Transaction and (b) 6 months after we redeem all of the NEO Preferred Shares held by GE Medical.

The NEO Preferred Shares will be subject to the further restrictions on transfer pursuant to the Certificate of Designations for the Series A Preferred Stock. Under the Certificate of Designations, the NEO Preferred Shares may not be transferred without our written consent, subject to certain exceptions for transfers to affiliates of the NEO Preferred Shares holder.

Q:	Will NeoGenomics’ senior management team change following the completion of the Transaction?

A:	No. Upon the closing of the Transaction, NeoGenomics’ senior management team will remain in place with Douglas M. VanOort continuing as Chief Executive Officer.

Q:	Will the NeoGenomics Board of Directors change following the completion of the Transaction?

A:

Yes. Though Douglas VanOort will continue as Chairman of the Board, the Purchase Agreement provides that, as a condition to the closing of the Transaction, the Board must consist of 10 members, an increase from eight prior to our execution of the Purchase Agreement. Pursuant to the Investor Rights Agreement, we are required to use commercially reasonable efforts to appoint, within 10 business days of the closing of the Transaction, one director designated by GE Medical to fill one of the vacancies created by such increase. The Investor Rights Agreement contains additional provisions regarding GE Medical’s rights to designate an individual for nomination to the Board as described more fully in the section below entitled “The

Investor Board Rights, Lockup And Standstill Agreement—GE Medical Representation on the NeoGenomics Board of Directors” beginning on page 85.

Q:	What are the material U.S. federal income tax consequences of the Transaction?

A:	Because our existing stockholders do not participate in the Transaction, they will not recognize gain or loss in connection with the Transaction with respect to their shares of our common stock.

Q:	Why am I being asked to approve the Equity Incentive Plan Amendment?

A:	The Board is seeking approval to amend the Equity Incentive Plan to add 3.0 million shares of our common stock to the reserve available for new awards and to clarify provisions regarding no repricing of options or stock appreciation rights. The Board believes that the Equity Incentive Plan has been effective in attracting and retaining highly-qualified employees and other key contributors to our business, and that the awards granted under the plan have provided an incentive that aligns the economic interests of plan participants with those of our stockholders.

As of October 15, 2015, we had outstanding stock options to acquire approximately 5.5 million shares of common stock and approximately 1.1 million shares of common stock reserved for future issuance under the Equity Incentive Plan. Assuming consummation of the Transaction, we will significantly increase our headcount. As a result, we believe the increase in the number of shares reserved and available under the Equity Incentive Plan is necessary to ensure we have sufficient shares reserved and available to provide an incentive to these new employees that aligns their economic interests with those of our stockholders.

Q:	Is the closing of the Transaction contingent upon the stockholders approving the Equity Incentive Plan Amendment?

A:	No. Although the Board believes that the proposal is important to provide NeoGenomics additional tools to enhance stockholder value, the consummation of the Transaction is not contingent upon the approval by our stockholders of the Equity Incentive Plan Amendment.

Q:	What other matters may arise at the special meeting?

A:	Other than the six proposals described in this proxy statement, we do not expect any other matters to be presented for a vote at the special meeting. If any other matter is properly brought before the special meeting, your proxy gives authority to the individuals named in the proxy to vote on such matters in their discretion.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	If your shares are registered in your name as evidenced and recorded in the stock ledger maintained by us and Standard Registrar & Transfer Company, our transfer agent, you are a stockholder of record. If your shares are held in the name of your broker, bank or other nominee, these shares are held in street name and you are the beneficial owner.

If you are a stockholder of record and you have requested printed proxy materials, we have enclosed a proxy card for you to use. If you hold our shares in street name through one or more banks, brokers or other nominees, you will receive the Meeting Notice, together with voting instructions, from the third party or parties through which you hold your shares. If you requested printed proxy materials, your broker, bank or other nominee has enclosed a voting instruction card for you to use in directing the broker, bank or other nominee regarding how to vote your shares.

Q:	How do stockholders vote?

A:	You may vote by any of the following methods:

•	In Person. Stockholders of record and beneficial stockholders with shares held in street name may vote in person at the special meeting. If you hold shares in street name, you must obtain a proxy from the stockholder of record authorizing you to vote your shares and bring it to the meeting along with proof of beneficial ownership of your shares. A photo ID is required to vote in person.

•	By mail. If you elected to receive printed proxy materials by mail, you may vote by signing and returning the proxy card provided. Please allow sufficient time for mailing if you decide to vote by mail.

•	By Internet or telephone. You may also vote over the Internet at evote@viewproxy.com or vote by telephone at (855) 325-6670. Please see proxy card for voting instructions.

Q:	How do the stockholders change or revoke their vote?

A.	You may change your vote as follows:

•	Stockholders of record. You may change or revoke your vote by submitting a written notice of revocation to: NeoGenomics, Inc., 12701 Commonwealth Drive, Suite 9, Fort Myers, Florida 33913, Attention: Fred Weidig, Corporate Secretary, or by submitting another proxy card before the conclusion of the special meeting. For all methods of voting, the last vote cast will supersede all previous votes.

•	Beneficial owners of shares held in “street name”. You may change or revoke your voting instructions by following the specific directions provided to you by your bank or broker or other nominee.

Q:	What quorum requirement applies?

A:	On the Record Date, , 2015, shares of our common stock were issued and outstanding. The presence in person or by proxy of persons entitled to vote a majority of shares of our outstanding common stock at the special meeting constitutes a quorum. Your shares of our common stock will be counted as present at the special meeting for purposes of determining whether there is a quorum if you vote by telephone, by Internet or by submitting a properly executed proxy card by mail, or you vote in person at the special meeting. Abstaining votes and broker non-votes are counted for purposes of establishing a quorum.

Q:	What vote is required to approve the proposals?

A:	The following are the voting requirements for each proposal:

•	Proposal No. 1: Stock Issuance. Provided a quorum is present, the affirmative vote of a majority of the votes cast in person or by proxy is required for the approval of the Stock Issuance. Broker non-votes (if any) and abstentions will be counted for purposes of determining whether there is a quorum but will have no effect on the outcome of the proposal. Unvoted shares will have no effect on the outcome of the proposal.

•	Proposal No. 2: Authorized Common Stock Charter Amendment. Provided a quorum is present, the affirmative vote of the majority of the outstanding shares is required for the approval of the Authorized Common Stock Charter Amendment. Since this proposal must be approved by a majority of the outstanding shares, broker non-votes (if any), abstentions and unvoted shares will have the same effect as voting against the proposal.

•

Proposal No. 3: Authorized Preferred Stock Charter Amendment. Provided a quorum is present, the affirmative vote of the majority of the outstanding shares is required for the approval of the Authorized

Preferred Stock Charter Amendment. Since this proposal must be approved by a majority of the outstanding shares, broker non-votes (if any), abstentions and unvoted shares will have the same effect as voting against the proposal.

•	Proposal No. 4: Transaction Proposal. Provided a quorum is present, the affirmative vote of a majority of the votes cast in person or by proxy is required for the approval of the Transaction Proposal. Broker non-votes (if any) and abstentions will be counted for purposes of determining whether there is a quorum but will have no effect on the outcome of the proposal. Unvoted shares will have no effect on the outcome of the proposal.

•	Proposal No. 5: Equity Incentive Plan Amendment. Provided a quorum is present, the affirmative vote of a majority of the votes cast in person or by proxy is required for the approval of the Equity Incentive Plan Amendment. Broker non-votes (if any) and abstentions will be counted for purposes of determining whether there is a quorum but will have no effect on the outcome of the vote on the proposal. Unvoted shares will have no effect on the outcome of the proposal.

•	Proposal No. 6: Adjournment. Provided a quorum is present, the affirmative vote of a majority of the votes cast in person or by proxy is required for the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional votes and proxies if there are insufficient votes at the time of the special meeting to approve the foregoing proposals. Accordingly, if a quorum is present, broker non-votes (if any) and abstentions will be counted for purposes of determining whether there is a quorum but will have no effect on the outcome of the vote on the proposal. Unvoted shares will have no effect on the outcome of the proposal.

If a quorum is not present, however, the affirmative vote of a majority of the shares present in person or by proxy, and entitled to vote, is required for the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional votes and proxies if there are insufficient votes at the time of the special meeting to approve the foregoing proposals. Accordingly, if a quorum is not present, broker non-votes (if any) and abstentions will have the same effect as voting against the proposal. Unvoted shares will have no effect on the outcome of the proposal.

Q:	What is a “broker non-vote”?

A:	Brokers holding shares of our common stock for beneficial owners have the authority to vote on certain “routine” matters, in their discretion, in the event they have not received instructions from the beneficial owners. However, when a proposal is not a “routine” matter and a broker has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the broker may not vote the shares for that proposal. A “broker non-vote” occurs when a broker holding shares for a beneficial owner signs and returns a proxy with respect to those shares of stock held in a fiduciary capacity, but does not vote on a particular matter because the broker does not have discretionary voting power with respect to that matter and has not received instructions from the beneficial owner.

None of the proposals included in this proxy statement is considered a “routine” matter. Accordingly, if you do not provide voting instructions to your broker with respect to a proposal, the broker may not exercise discretion and is prohibited from giving a proxy to vote your shares with respect to such proposal. Shares reflected as “broker non-votes” will be counted for purposes of determining whether there is a quorum at the special meeting. Assuming a quorum is present, “broker non-votes” (if any) will have no effect on the proposals to approve the Stock Issuance, the Equity Incentive Plan Amendment, the Transaction Proposal and the adjournment of the special meeting, but will have the same effect as votes against the proposals to approve the Authorized Common Stock Charter Amendment and the Authorized Preferred Stock Charter Amendment.

Q:	Who will solicit and pay the cost of soliciting proxies from NeoGenomics stockholders?

A:

This solicitation is made on behalf of the Board, and we will pay the costs of solicitation. Copies of solicitation materials will be furnished to banks, brokerage firms and other custodians, nominees and fiduciaries holding shares in their names that are beneficially owned by others so that they may forward the solicitation material to such beneficial owners upon request. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to our stockholders. In addition to the solicitation of proxies by mail, our directors, officers and employees may solicit proxies by telephone, facsimile or personal interview. No additional compensation will be paid to these individuals for any such services. We have engaged Alliance Advisors, LLC to assist in the solicitation of proxies for the special meeting and will pay Alliance Advisors, LLC a fee of $8,500, plus reimbursement of out-of-pocket expenses.

Q:	Where can I obtain copies of these proxy materials?

A:	You can obtain copies of these proxy materials, free of charge, from us at our website, www.neogenomics.com, or by requesting copies in writing or by e-mail at: NeoGenomics, Inc., 12701 Commonwealth Drive, Suite 9, Fort Myers, Florida 339131, Attention: Fred Weidig, Corporate Secretary. You may also request additional copies from our proxy solicitor, Alliance Advisors, LLC, at: 200 Broadacres Drive, 3rd Fl., Bloomfield, NJ 07003.

If you would like to request any documents, please do so by                    , 2015 in order to receive them before the special meeting.

Q:	When is this proxy statement being mailed?

A:	This proxy statement is first being mailed to stockholders of record on or about , 2015.

Q:	What do I need to do now?

A:	Please read this proxy statement carefully and vote either in person by attending the special meeting or by proxy. To vote by proxy, you may vote your shares via a toll-free telephone number, over the Internet, or by marking, signing and dating your proxy card and returning it to us in the envelope provided. If you vote by proxy, the proxy will instruct the persons named in the proxy to vote your shares of our common stock at the special meeting as you direct. If you submit a proxy that does not indicate how you wish to vote, the proxy will be voted “FOR” each proposal. We encourage you to vote your shares of common stock as soon as possible so that your shares may be represented at the special meeting.

Q:	Who can help answer my questions?

A:	If you have any questions about the matters described in this proxy statement, or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact Alliance Advisors, LLC, our proxy solicitor, by telephone at (855) 325-6670 (toll-free) or via email at evote@viewproxy.com.

Q:	Where can I find more information about NeoGenomics?

A:	You can find more information about us from the documents that we have filed with the SEC described in the section entitled “Where You Can Find More Information” beginning on page 162.

SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS

The information in this proxy statement and the documents incorporated by reference into this proxy statement contain “forward-looking statements” and information within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are subject to the “safe harbor” created by those sections. These forward-looking statements include, but are not limited to, statements regarding potential acquisitions, including the planned acquisition of Clarient; statements regarding expected synergies and benefits of the planned acquisition of Clarient; expectations about future business plans, prospective performance and opportunities; statements regarding regulatory approvals; statements regarding the expected timing of the completion of the planned acquisition of Clarient; and statements about our strategies. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties that could cause our actual results, performance or achievements to differ materially from those expressed or implied by the forward-looking statements, including the following risks and uncertainties:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the transaction agreements;

•	risks related to the financing necessary to complete the Transaction and the additional indebtedness incurred;

•	the risk that the necessary stockholder approval may not be obtained;

•	the risk that the necessary regulatory approvals may not be obtained or may be obtained subject to conditions that are not anticipated;

•	the risk that the proposed Transaction will not be consummated in a timely manner;

•	risks that any of the closing conditions to the proposed Transaction may not be satisfied or may not be satisfied in a timely manner;

•	risks related to disruption of management time from ongoing business operations due to the proposed Transaction;

•	risks related to Clarient’s internal control structure;

•	risks related to the addition of a significant stockholder and changes to the composition of our board of directors following the proposed Transaction;

•	failure to realize the benefits expected from the proposed Transaction;

•	failure to promptly and effectively integrate the acquisition;

•	the effect of the announcement of the proposed Transaction on our ability and that of Clarient to retain customers and retain and hire key personnel, maintain relationships with strategic partners, and on their operating results and businesses generally; and

•	the matters set forth under “Risk Factors” beginning on page 29.

Additional factors that could affect these forward-looking statements are discussed in our filings with the SEC, including without limitation, information under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors”. See the section entitled “Where You Can Find More Information” beginning on page 162 for more information about the documents incorporated by reference into this proxy statement.

Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect our management’s beliefs and assumptions only as of the date hereof. Any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that may cause actual performance and results to differ materially from those predicted. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

RISK FACTORS

In addition to the other information included in or incorporated by reference into this proxy statement, you should carefully consider the material risks described below in deciding whether to vote for approval of the proposals presented at the special meeting. Additional risks and uncertainties not presently known to us or that we currently believe not to be material may also adversely affect us following the Transaction. For additional risks related to us, please see our Annual Report on Form 10-K filed with the SEC on March 3, 2015, as amended on April 30, 2015, which is incorporated by reference herein. If any of these risks or uncertainties actually occurs, our business, financial condition or operating results could be materially harmed. In that case, the trading price of our common stock could decline or we may be forced to cease operations.

Failure to complete the Transaction could negatively impact our business, financial condition, results of operations or stock prices.

Completion of the Transaction is conditioned upon the satisfaction of certain closing conditions, including stockholder approval of the Stock Issuance, the Authorized Common Stock Charter Amendment, the Authorized Preferred Stock Charter Amendment and the Transaction Proposal. The required conditions to closing may not be satisfied in a timely manner, if at all, or, if permissible, waived. If the Transaction is not completed for these or any other reasons, our ongoing business may be adversely affected and will be subject to a number of risks and consequences, including the following:

•	we may be required, under certain circumstances, to pay GE Medical a termination fee of up to $15.0 million pursuant to the terms of the Purchase Agreement, as more fully described under “The Stock Purchase Agreement—Termination Fees” beginning on page 81;

•	we must pay the substantial fees and expenses we incurred related to the Transaction, such as legal, accounting, consulting, financing, printing and synergy planning fees and expenses, even if the Transaction is not completed;

•	matters relating to the Transaction may require substantial commitments of time and resources by our management, which could otherwise have been devoted to other opportunities that may have been beneficial to us;

•	the market price of our common stock may decline to the extent that the current market price reflects a market assumption that the Transaction will be completed;

•	we may experience negative reactions to the termination of the Transaction from customers, business partners, lenders and employees; and

•	we would not realize any of the anticipated benefits of having completed the Transaction.

Furthermore, any delay in the completion of the Transaction, or any uncertainty about its completion, could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We may be unable to obtain the financing necessary to complete the Transaction.

The obligations of the lenders under the Credit Facilities to provide the financing for the Transaction will be subject to a number of conditions, which may not be achieved. These conditions include (i) the consummation of the Transaction on the terms and conditions set forth in the Purchase Agreement, (ii) the absence of a material adverse effect with respect to NeoGenomics and Clarient, (iii) a consolidated total funded leverage multiple of NeoGenomics, after giving pro forma effect to completion of the Transaction, of not more than 3.75 times pro forma adjusted EBITDA for the trailing twelve month period as of the closing date, and (iv) the administrative agent under each Credit Facility having a perfected lien and security interest on our assets. If any of the conditions are not satisfied and we fail to receive the financing under the Credit Facilities, we may be unable to complete the Transaction.

We will incur substantial additional indebtedness in connection with the Transaction.

We expect to incur $65.0 million of additional indebtedness under the Credit Facilities in order to pay the cash consideration and related fees and expenses in connection with the Transaction. Following the Transaction, we will also have $15.0 million of available borrowing capacity under the Revolving Credit Facility. As a result, following the Transaction we will have indebtedness that is substantially greater than our indebtedness prior to the Transaction. This higher level of indebtedness may:

•	require us to dedicate a greater percentage of our cash flows to payments on our debt, thereby reducing the availability of cash flow to fund capital expenditures, pursue other acquisitions or investments in new technologies, make stock repurchases and for general corporate purposes;

•	increase our vulnerability to general adverse economic conditions, including increases in interest rates as the borrowings bear interest at variable rates or if such indebtedness is refinanced at a time when interest rates are higher; and

•	limit our flexibility in planning for, or reacting to, changes in or challenges relating to our businesses and industry, creating competitive disadvantages compared to other competitors with lower debt levels and borrowing costs.

We cannot assure you that cash flows, combined with additional borrowings under any future credit facility, will be available in an amount sufficient to enable us to repay our indebtedness, or to fund other liquidity needs.

In addition, we may incur substantial additional indebtedness in the future, which could cause the related risks to intensify. We may need to refinance all or a portion of our indebtedness on or before their respective maturities. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all. If we are unable to refinance our debt, we may default under the terms of our indebtedness, which could lead to an acceleration of the debt. We do not expect that we could repay all of our outstanding indebtedness if the repayment of such indebtedness was accelerated.

In addition, for so long as any shares of our Series A Preferred Stock remain outstanding, in the event that we issue any other shares of capital stock or any unsecured debt securities for cash, we are required to apply at least 50% of the net cash proceeds to redeem shares of Series A Preferred Stock at the conversion price of $7.50 per share, subject to adjustments. See “Series A Preferred Stock – Redemption at Option of the Holder Upon Future Capital Raise.” As a result, our ability to repay our outstanding indebtedness will be constrained by the fact that we will only receive half of the net cash proceeds from certain capital raising activities for as long as any of our Series A Preferred Stock remains outstanding.

While the Transaction is pending, we will be subject to contractual limitations that could adversely affect our business.

The Purchase Agreement restricts us from taking certain specified actions while the Transaction is pending without GE Medical’s consent. These restrictions may prevent us from pursuing otherwise attractive business opportunities and making other changes to our business prior to closing of the Transaction or termination of the Purchase Agreement. See “The Stock Purchase Agreement—Interim Covenants” beginning on page 73.

The Transaction may result in a loss of customers and strategic alliances.

As a result of the Transaction, some of our customers or strategic partners or those of Clarient may terminate their respective business relationships with us following the Transaction. In addition, potential customers or strategic partners may delay entering into, or decide not to enter into, a business relationship with us because of the Transaction. If customers or strategic alliances are adversely affected by the Transaction, our business and financial performance following the Transaction would suffer.

Uncertainties associated with the Transaction may cause a loss of management personnel and other key employees which could adversely affect our future business and operations following the Transaction.

NeoGenomics and Clarient are dependent on the experience and industry knowledge of our respective officers, contracted pathologists and other key employees to execute our business plans. Our success after the Transaction will depend in part upon our ability to retain key management personnel and other key employees, including contracted ones. NeoGenomics’ and Clarient’s current and prospective employees may experience uncertainty about their roles within NeoGenomics or other concerns regarding our operations following the Transaction, any of which may have an adverse effect on our ability to attract or retain key management and other key personnel. Accordingly, no assurance can be given that we will be able to attract or retain key management personnel and other key employees until the Transaction is completed or following the Transaction to the same extent that we have previously been able to attract or retain such employees.

The Transaction is subject to a number of conditions, including the absence of certain legal or regulatory actions and the expiration or termination of any waiting or notice period under applicable antitrust laws. Any imposition of conditions to completion of the Transaction by a legal or regulatory authority could impair our ability to complete the Transaction on a timely basis, result in abandonment of the Transaction or otherwise have a material adverse effect on us.

Completion of the Transaction is conditioned upon, among other matters, the absence of certain legal or regulatory actions and the receipt of certain governmental authorizations, consents, orders, clearances or other approvals. Notwithstanding termination of the waiting period under the Hart-Scott-Rodino Act, at any time before the closing of the Transaction, the U.S. Department of Justice, the U.S. Federal Trade Commission or others could take action under the antitrust laws with respect to the Transaction, including seeking to enjoin the completion of the Transaction or to require the divestiture of certain of our assets or those of Clarient. There can be no assurance that a challenge to the Transaction on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful. Any imposition of conditions to completion of the Transaction by a legal or regulatory authority could impair our ability to complete the Transaction on a timely basis, result in abandonment of the Transaction or otherwise have a material adverse effect on us. In addition, if we were to proceed with the Transaction despite the imposition of regulatory conditions or restrictions, our business, financial condition, results of operations, cash flows and the price of our common stock following completion of the Transaction could be adversely affected.

Our right to recover for certain breaches of the covenants, agreements, representations and warranties made by GE Medical in the Purchase Agreement are limited.

Pursuant to the Purchase Agreement, all covenants, agreements, representations and warranties made by the parties in the Purchase Agreement will survive for a period of 15 months following the closing of the Transaction, subject to certain exceptions for the “fundamental representations.” Subject to the terms, conditions and limitations set forth in the Purchase Agreement, GE Medical will indemnify us against any losses that are suffered or incurred by us resulting from or arising out of a breach of GE Medical’s representations or warranties or covenants contained in the Purchase Agreement. However, other than instances of fraud and breaches of certain “fundamental” representations, GE Medical will not be liable for any losses unless and until the aggregate amount of losses that are suffered or incurred by us exceed $2.0 million, and then only for losses incurred by us that are in excess of this amount, subject to a limit on GE Medical’s maximum aggregate liability for breaches of representations other than certain “fundamental” representations of $50.0 million. If we incur any material losses for which GE Medical will not provide indemnification, or if our losses are in excess of GE Medical’s maximum aggregate liability, our financial condition could be materially and adversely affected. See “The Stock Purchase Agreement—Limitations on Indemnification” for additional information.

We also have agreed to indemnify GE Medical for any breaches of our representations, warranties or covenants contained in the Purchase Agreement, subject to similar deductibles and limitations, including the maximum aggregate liability for breaches of representations other than certain “fundamental” representations of

$50.0 million. If we are required to indemnify GE Medical for a material amount pursuant to the Purchase Agreement, our financial condition could be materially and adversely affected.

For more information, see “The Stock Purchase Agreement—Limitations on Indemnification” beginning on page 83.

Any delay in completing the Transaction may reduce or eliminate the benefits expected to be achieved thereunder.

In addition to the required regulatory approvals and clearances, the Transaction is subject to a number of other conditions beyond our control that may prevent, delay or otherwise materially adversely affect its completion. We cannot predict whether and when these other conditions will be satisfied.

Furthermore, the requirements for obtaining the required clearances and approvals could delay the completion of the Transaction for a significant period of time or prevent it from occurring. Any delay in completing the Transaction could cause us not to realize some or all of the synergies and other benefits that we expect to achieve if the Transaction is successfully completed within its expected time frame. A delay could also increase the likelihood of customer and employee attrition prior to the Transaction being closed.

The anticipated benefits of the Transaction may not be realized, which may adversely affect the value of our common stock.

To be successful after the Transaction, we will need to combine and integrate our operations with those of Clarient. Integration will require substantial management attention and could detract attention from the day-to-day business of the combined company. We could encounter difficulties in the integration process, such as difficulties offering products and services across our expanded portfolio, the need to revisit assumptions about reserves, revenues, capital expenditures and operating costs, including synergies, the loss of key employees or customers or the need to address unanticipated liabilities. In addition, we cannot be assured that all of the goals and anticipated benefits of the Transaction will be achievable, particularly as the achievement of the benefits are in many important respects subject to factors that we do not control. These factors would include such things as the reactions of third parties with whom we enter into contracts and do business and the reactions of investors and analysts.

If we cannot integrate our business and that of Clarient successfully, we may fail to realize the expected benefits of the Transaction. We could also encounter additional transaction and integration costs, may fail to realize all of the benefits anticipated in the Transaction or be subject to other factors that affect preliminary estimates. Any of these factors could cause a decrease in our cash earnings per share or decrease and contribute to a decrease in the price of our common stock.

We expect to incur substantial expenses related to the Transaction and the integration of Clarient with our business.

We expect to incur a number of non-recurring costs in connection with the transaction, including financing costs and legal, banking, accounting and other professional fees. We also expect to incur integration costs associated with combining the companies and the achievement of synergies, which may be material. We are in the process of assessing such costs. There are many factors beyond our control that could affect the total amount or the timing of our transaction and integration expenses. Moreover, many of the expenses that will be incurred are, by their nature, difficult to estimate accurately. To the extent our transaction expenses are higher than anticipated or our integration costs are material, our business, financial condition, results of operations, and cash flows could be materially adversely affected.

We may be unable to make, on a timely basis, necessary changes to our internal control structure resulting from the Transaction.

Following completion of the Transaction, Clarient will be included in our reporting under the Exchange Act. Under the Sarbanes-Oxley Act of 2002, we must maintain effective disclosure controls and procedures and internal control over financial reporting. Clarient’s internal control structure was previously assessed with regard to the broader environment of GE and was not subject to a stand-alone review for compliance within the requirements of the Sarbanes-Oxley Act. We will migrate Clarient’s operations to our system of internal controls subsequent to the closing of the Transaction. Therefore, we may face difficulties or experience delays in developing changes or potentially necessary improvements to Clarient’s internal controls and accounting systems in order to ensure compliance with the requirements of the Sarbanes-Oxley Act. We may need to commit substantial resources, including substantial time from existing accounting personnel and from external consultants, to implement additional procedures and improved controls. This in turn could have an adverse effect on our business, results of operations, or financial condition, harm our reputation, or otherwise cause a decline in investor confidence and our stock price.

We may be unable to integrate Clarient’s business with our own successfully. The Clarient business operates in a manner different from our own.

The Transaction involves the combination of two companies that currently operate as independent companies. Following the Transaction, we will be required to devote significant management attention and resources to integrating Clarient’s business practices and operations with our own. Potential difficulties we may encounter as part of the integration process include the following:

•	the potential inability to successfully combine Clarient’s business with our own in a manner that permits us to achieve the cost synergies expected to be achieved when expected, or at all, and other benefits anticipated to result from the Transaction;

•	challenges optimizing the customer information and technology of the two companies, including the goal of consolidating to one laboratory information system and one billing system;

•	challenges effectuating the diversification strategy, including challenges achieving revenue growth from sales of each company’s products and services to the customers of the other company;

•	complexities associated with managing the combined businesses, including difficulty addressing possible differences in corporate cultures and management philosophies and the challenge of integrating complex systems, technology, networks and other assets of each of the companies in a seamless manner that minimizes any adverse impact on customers, suppliers, employees and other constituencies;

•	the potential disruption of, or the loss of momentum in, each company’s ongoing businesses before the completion of the Transaction;

•	costs and challenges related to the integration of Clarient’s internal controls over financial reporting with ours; and

•	potential unknown liabilities and unforeseen increased expenses or delays associated with the Transaction.

In addition, Clarient’s business is operated in a manner different from the manner in which we operate our business, particularly with regard to digital pathology, immunohistochemistry, clinical trials and more professional component pathology work. We have limited experience managing operations similar to those of Clarient and the loss of Clarient management personnel and key employees could have an adverse effect on our ability to integrate and operate the Clarient business. We and Clarient have operated and, until the completion of the Transaction, will continue to operate independently. It is possible that the integration process could result in diversion of the attention of each company’s management which could adversely affect each company’s ability to maintain relationships with customers, suppliers, employees and other constituencies or our ability to achieve the anticipated benefits of the Transaction, or could reduce each company’s earnings or otherwise adversely affect our business and financial results following the Transaction.

The Transaction will result in changes to our Board that may influence our strategy and operations after the closing as compared to our strategy and operations prior to the Transaction.

If we complete the Transaction, the composition of our Board will change. In connection with the Transaction, the authorized number of directors on the Board was increased from eight to ten directors, with one of the vacancies created by such increase to be filled by a director selected for appointment to the Board by GE Medical pursuant to the Investor Rights Agreement. In addition, while we have no current plans to appoint an additional director to fill the remaining vacancy, we may do so at any time. It is possible that the addition of new directors may influence our business strategy and operating decisions following completion of the Transaction.

If the market price of our common stock increases prior to the completion of the Transaction, the market value of the our shares will increase correspondingly and, therefore, the fair value of the purchase price for Clarient will increase correspondingly.

The number of shares of our common stock to be issued in connection with the Transaction will not be adjusted in the event of any increase or decrease in the market price of our common stock before the closing of the Transaction. As a result, the market value of our shares, as reflected in the market price of our common stock, may be substantially higher at the time of the closing of the Transaction than the market value at the time our Board approved the Transaction and the Purchase Agreement. The market price of our common stock may fluctuate due to, among other things, changes in our business, operations or prospects, market assessments of the likelihood of completion of the Transaction, the timing of the completion of the Transaction, investors’ views of the prospects for the combined entity, general market and economic conditions and other factors.

Current stockholders will have reduced ownership and voting interests after the Transaction.

We will issue to GE Medical 15.0 million shares of our common stock and 14,666,667 Series A Preferred Stock as consideration in the Transaction. The NEO Common Shares would represent 19.8% of our post-closing issued and outstanding shares of common stock based on the number of our outstanding shares as of October 15, 2015. In addition, the NEO Preferred Shares will, in addition to their rights to vote separately on certain matters, vote with shares of our common stock as a single class on an “as converted” basis. Accordingly, if we issue all of the NEO Preferred Shares at the closing of the Transaction, the NEO Shares issued to GE Medical will represent 32.9% of our total voting power upon closing of the Transaction, with our current stockholders owning the remaining 67.1% of the total voting power. As a result, the ownership and voting interests in us of our current stockholders will be significantly reduced immediately following the Transaction, and may be further reduced upon the conversion of shares of Series A Preferred Stock (including any additional shares of Series A Preferred Stock issued as PIK Dividends) into common stock if such preferred stock is not first redeemed. This reduction in ownership and voting interests will decrease the ability of our current stockholders to influence the election of directors and other matters. In addition, our current stockholders may experience dilution in their interest in our earnings per share.

After the third anniversary of the closing of the Transaction, holders of the Series A Preferred Stock will be permitted, under certain circumstances, to convert such shares into shares of common stock. Any such conversion will further dilute the ownership interests of our stockholders. See “Description of Capital Stock—Preferred Stock—Series A Preferred Stock”.

The increase in our authorized capital stock as part of the Transaction will enable our Board to issue common stock without further stockholder approval and issue preferred stock with rights that may have an adverse effect on our common stockholders.

In order to issue the shares of common stock and the Series A Preferred Stock as consideration in the Transaction, we are seeking the approval of our stockholders to, among other things, amend our Articles of

Incorporation to (a) increase our authorized shares of common stock by 150.0 million shares to an aggregate of 250.0 million authorized shares of common stock and (b) increase our authorized shares of preferred stock by 40.0 million shares to an aggregate of 50.0 million shares of undesignated preferred stock, of which 14,666,667 shares will be designated Series A Preferred Stock and issued to GE Medical upon the closing of the Transaction and up to 10,775,454 shares may be designated Series A Preferred Stock if required to be issued as PIK Dividends.

The increases in our authorized shares of common stock and our preferred stock exceed the amount necessary for purposes of the Transaction. We may issue the additional shares of common stock, or securities convertible into shares of our common stock, following the completion of the Transaction, without further stockholder approval, subject to certain limitations imposed by NASDAQ. Any such issuances could be dilutive to our stockholders and could cause the price of our common stock to decline. In addition, the Board will have the authority, without further action by the holders of common stock, to issue the remaining shares of undesignated preferred stock in one or more series with rights and preferences designated from time to time by the Board. The Board may authorize the issuance of such preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. Furthermore, the existence of the authorized but unissued shares of preferred stock will enable the Board to render more difficult or to discourage a change of control of our company or changes in our management that our stockholders may deem advantageous.

GE Medical will have significant influence over us and actions requiring general stockholder approval.

Assuming the issuance of all of the NEO Shares, GE Medical will own approximately 32.9% of our total voting power immediately following the closing of the Transaction based on the number of shares of common stock outstanding as of October 15, 2015. This percentage may increase upon the conversion of shares of Series A Preferred Stock (including any additional shares of Series A Preferred Stock issued as PIK Dividends) into common stock if such preferred stock is not first redeemed. In connection with the Transaction, GE Medical will have the right to designate one director on our Board. In addition, the Investor Rights Agreement we will enter into with GE Medical at the closing of the Transaction will contain certain rights in favor of GE Medical, including requiring GE Medical’s approval before we can further increase the size of our Board and providing GE Medical with the right to participate in future rights offerings to our current stockholders as if the NEO Preferred Shares had been converted into shares of common stock. The terms of the Series A Preferred Stock to be issued to GE Medical will provide that, without GE Medical’s consent, we may not, among other things, repurchase outstanding shares of our common stock, or engage in certain other transactions. See “Description of Capital Stock—Preferred Stock—Series A Preferred Stock” beginning on page 97 for a discussion of the rights and preferences of the Series A Preferred Stock.

As a result, GE Medical will have significant influence over matters requiring stockholder approval, including future amendments to our Amended and Restated Articles of Incorporation or other significant or extraordinary transactions. GE Medical’s interests may differ from the interests of our other stockholders with respect to certain matters.

In addition, having GE Medical as a significant stockholder may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from seeking to acquire, a majority of our outstanding shares of common stock or control of the Board through a proxy solicitation.

Future sales of our common stock by GE Medical following the closing of the Transaction, or the perception that such sales may occur, could cause our stock price to decline.

The shares of common stock we issue to GE Medical as consideration in the Transaction are restricted, but GE Medical may sell such shares following the Transaction under certain circumstances. Concurrent with the closing of the Transaction, we and GE Medical will enter into the Investor Rights Agreement, which will limit GE Medical’s ability to sell its shares of our common stock for the specified lockup period, subject to volume limitations under Rule 144 under the Securities Act and other exceptions. We will also at the time of closing of the Transaction enter into a Registration Rights Agreement with GE Medical pursuant to which we are to file, upon expiration of the lockup period, a registration statement for the resale of common stock by GE Medical, which registration statement when declared effective will allow GE Medical to sell a significant number of shares of our common stock in a short period of time. The sale of a substantial number of shares of our common stock by GE Medical or our other stockholders or the perception that such sales may occur could cause our stock price to decline, make it more difficult for us to raise funds through future offerings of our common stock or acquire other businesses using our common stock as consideration.

Our future results will suffer if we do not effectively manage our expanded operations following the Transaction.

The Transaction is expected to result in a combined company with annual revenues in excess of $225.0 million. Our future success depends, in part, upon our ability to manage this expanded business, which will pose substantial challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. There can be no assurances that we will be successful following the Transaction.

Our future results following the Transaction may differ materially from the unaudited pro forma financial information included in this proxy statement.

The unaudited pro forma combined financial information contained in this proxy statement is presented for purposes of presenting our historical financial statements with Clarient’s historical combined carve-out financial statements as adjusted to give effect to the Transaction, and is not necessarily indicative of the financial condition or results of operations of the combined companies following the Transaction. The unaudited pro forma combined financial information reflects adjustments, which are based upon preliminary estimates, to allocate the purchase price to Clarient’s acquired assets and liabilities. The purchase price allocation reflected in this proxy statement is preliminary, and final allocation of the purchase price will be based upon the fair value of the assets and liabilities of Clarient as of the date of the completion of the Transaction. Such final purchase price allocations may also change since we are issuing shares of our commons stock in connection with the Transaction, and the market value of such shares at the closing of the Transaction may vary from the market value used in such preliminary purchase price allocations. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect our financial condition and results of operations following the Transaction. Any change in our financial condition or results of operations may adversely affect the price of our common stock.

Clarient may have liabilities that are not known, probable or estimable at this time.

As a result of the Transaction, Clarient will become an indirect wholly owned subsidiary of ours, and we will effectively assume all of its past liabilities, whether or not asserted. There could be unasserted claims or assessments that we failed or were unable to discover or identify in the course of performing due diligence investigations of Clarient. In addition, there may be liabilities that are neither probable nor estimable at this time which may become probable and estimable in the future. We may learn additional information about Clarient that adversely affects us, such as unknown, unasserted or contingent liabilities and issues relating to compliance with applicable laws, including federal healthcare laws. For example, Clarient from time to time receives payments from the U.S. government. If the U.S. government were to assert that Clarient were not entitled to receive such payments in the amount provided, or at all, in light of applicable billing guidance, the government could impose fines and penalties, in addition to recovery of the overpayments, under federal healthcare laws. Any of the foregoing, individually or in the aggregate, could have a material adverse effect on our business.

SPECIAL MEETING OF NEOGENOMICS STOCKHOLDERS

We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by the Board for use at the special meeting of NeoGenomics stockholders to be held on                    , 2015, and at any adjournment or postponement thereof. This proxy statement is first being mailed to stockholders of record on or about                     , 2015.

Date, Time and Place

The special meeting of NeoGenomics stockholders will be held on                    , 2015 at         a.m. local time, at the Hyatt Regency Coconut Point Resort located at 5001 Coconut Road, Bonita Springs, Florida 34134.

Purpose of the Special Meeting

At the special meeting, NeoGenomics stockholders will be asked to approve:

•	the Stock Issuance;

•	the Authorized Common Stock Charter Amendment;

•	the Authorized Preferred Stock Charter Amendment;

•	the Transaction Proposal;

•	the Equity Incentive Plan Amendment; and

•	the adjournment of the special meeting, if necessary or appropriate, to solicit additional votes and proxies if there are insufficient votes at the time of the special meeting to approve the foregoing proposals.

Stockholder approval of the Stock Issuance, the Authorized Common Stock Charter Amendment, the Authorized Preferred Stock Charter Amendment and the Transaction Proposal is a condition to closing the Transaction pursuant to the Purchase Agreement.

Under our bylaws, the business to be conducted at the special meeting will be limited to the purposes stated in the notice to stockholders provided with this proxy statement, except that each of the Board, the Chairman of the Board and our chief executive officer has the authority to submit additional matters to the stockholders.

Voting; Quorum

Only stockholders of record at the close of business on                 , 2015 are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. Such stockholders are entitled to one vote on each matter submitted to stockholders at the special meeting for each share of our common stock held as of the Record Date. At the close of business on the Record Date, there were                 shares of our common stock issued and outstanding, and entitled to be voted at the special meeting, held by                 holders of record. The presence at the special meeting, in person or by proxy, of the holders of a majority of the shares of our common stock issued and outstanding as of Record Date will constitute a quorum.

All votes will be tabulated by the inspector of election appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. A broker non-vote occurs when a broker holding shares for a beneficial owner signs and returns a proxy with respect to those shares of stock held in a fiduciary capacity but does not vote on a particular matter because such broker does not have discretionary voting power with respect to that matter and has not received voting instructions from the beneficial owner. See “—Voting Procedure—Beneficial Owners of Shares Held in Street Name” below. Abstentions and broker non-votes are counted as present for purposes of determining whether there is a quorum for the transaction of business. Assuming a quorum is present, broker non-votes (if any) will have no effect on the proposals relating to the Stock Issuance, the Equity Incentive Plan Amendment, the Transaction Proposal or the adjournment of the special meeting, but will have the same effect as votes against the proposals relating to the Authorized Common Stock Charter Amendment and the Authorized Preferred Stock Charter Amendment.

The following are the voting requirements for each proposal:

•	Proposal No. 1: Stock Issuance. Provided a quorum is present, the affirmative vote of a majority of the votes cast in person or by proxy is required for the approval of the Stock Issuance. Broker non-votes (if any) and abstentions will be counted for purposes of determining whether there is a quorum but will have no effect on the outcome of this proposal. Unvoted shares will have no effect on the outcome of this proposal.

•	Proposal No. 2: Authorized Common Stock Charter Amendment. Provided a quorum is present, the affirmative vote of a majority of the outstanding shares of common stock is required for the approval of the Authorized Common Stock Charter Amendment. Since this proposal must be approved by a majority of the outstanding shares of common stock, broker non-votes (if any), abstentions and unvoted shares will have the same effect as voting against this proposal.

•	Proposal No. 3: Authorized Preferred Stock Charter Amendment. Provided a quorum is present, the affirmative vote of a majority of the outstanding shares of common stock is required for the approval of the Authorized Preferred Stock Charter Amendment. Since this proposal must be approved by a majority of the outstanding shares of common stock, broker non-votes (if any), abstentions and unvoted shares will have the same effect as voting against this proposal.

•	Proposal No. 4: Transaction Proposal. Provided a quorum is present, the affirmative vote of a majority of the votes cast in person or by proxy is required for the approval of the Transaction Proposal. Broker non-votes (if any) and abstentions will be counted for purposes of determining whether there is a quorum but will have no effect on the outcome of the proposal. Unvoted shares will have no effect on the outcome of the proposal.

•	Proposal No. 5: Equity Incentive Plan Amendment. Provided a quorum is present, the affirmative vote of a majority of the votes cast in person or by proxy is required for the approval of the Equity Incentive Plan Amendment. Broker non-votes (if any) and abstentions will be counted for purposes of determining whether there is a quorum but will have no effect on the outcome of the vote on this proposal. Unvoted shares will have no effect on the outcome of this proposal.

•	Proposal No. 6: Adjournment. Provided a quorum is present, the affirmative vote of a majority of the votes cast in person or by proxy is required for the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the foregoing proposals. Accordingly, if a quorum is present, broker non-votes (if any) and abstentions will be counted for purposes of determining whether there is a quorum but will have no effect on the outcome of the vote on the proposal. Unvoted shares will have no effect on the outcome of the proposal.

If a quorum is not present, however, the affirmative vote of a majority of the shares present in person or by proxy, and entitled to vote, is required for the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the foregoing proposals. Accordingly, if a quorum is not present, broker non-votes (if any) and abstentions will have the same effect as voting against the proposal. Unvoted shares will have no effect on the outcome of the proposal.

Voting Procedure

Stockholders of Record. If your shares of our common stock are registered directly in your name with our transfer agent, Standard Registrar & Transfer Company, you are a stockholder of record. You may vote in person at the special meeting or by proxy. There are four ways stockholders of record can vote by proxy: (a) by telephone (by following the instructions on the proxy card); (b) via the Internet (by following the instructions on the proxy card); (c) by completing and returning the proxy card enclosed with these proxy materials prior to the special meeting; or (d) in person (by submitting a signed proxy card at the special meeting). Unless there are different instructions on the proxy card, all shares represented by valid proxies (and not revoked before they are voted) will be voted at the special meeting:

•	“FOR” the Stock Issuance;

•	“FOR” the Authorized Common Stock Charter Amendment;

•	“FOR” the Authorized Preferred Stock Charter Amendment;

•	“FOR” the Transaction Proposal;

•	“FOR” the Equity Incentive Plan Amendment; and

•	“FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies votes and if there are insufficient votes at the time of the special meeting to the foregoing proposals.

Beneficial Owners of Shares Held in Street Name. If your shares of our common stock are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name,” and such organization forwarded to you this proxy statement. Beneficial owners of shares held in street name can vote by proxy by following the instructions on the voting instruction form. Beneficial owners of shares held in street name can vote by proxy, by telephone or by Internet (so long as telephone or Internet voting is made available by the organization holding your account). The organization holding your account is considered the stockholder of record for purposes of voting at the special meeting. If you do not provide such organization with specific voting instructions, under the rules of the various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If such organization does not receive instructions from you on how to vote your shares on a non-routine matter, the organization will inform our inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

None of the proposals included in this proxy statement is considered a “routine” matter. Accordingly, if you do not provide voting instructions to your broker with respect to a proposal in this proxy statement, your broker may not exercise discretion and is prohibited from giving a proxy to vote your shares with respect to such proposal. Further effects of a broker non-vote are described under “—Voting; Quorum” above.

YOUR VOTE IS IMPORTANT. PLEASE VOTE WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON.

Even if you plan to attend the special meeting, we encourage you to read this proxy statement and the documents incorporated by reference into this proxy statement and submit your vote promptly so that your shares of common stock will be represented and voted in accordance with your instructions. Voting by telephone, via the Internet or by mailing your proxy card will not prevent you from voting in person, but will ensure that your vote is counted, if, for whatever reason, you are unable to attend the special meeting.

You may revoke your proxy at any time before it is actually voted at the special meeting by:

•	delivering written notice of revocation to NeoGenomics, Inc., 12701 Commonwealth Drive, Suite 9, Fort Myers, Florida 33913, Attention: Fred Weidig, Corporate Secretary;

•	submitting a later dated proxy; or

•	attending the special meeting and voting in person.

Your attendance at the special meeting will not, by itself, constitute a revocation of your proxy. You may also be represented by another person present at the special meeting by executing a form of proxy designating that person to act on your behalf.

Shares may only be voted by or on behalf of the record holder of shares as indicated in our stock transfer records. If you are a beneficial owner of our shares, but those shares are held of record by another person such as a brokerage firm or bank, then you must provide voting instructions to the appropriate record holder so that such person can vote the shares. In the absence of such voting instructions from you, the record holder may not be entitled to vote those shares.

Adjournments and Postponement

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any signed proxies we receive in which no voting instructions are provided on such matter will be voted “FOR” the adjournment proposal. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Solicitation

This solicitation is made on behalf of the Board, and we will pay the costs of solicitation. Copies of solicitation materials will be furnished to banks, brokerage firms and other custodians, nominees and fiduciaries holding shares in their names that are beneficially owned by others so that they may forward the solicitation material to such beneficial owners upon request. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to our stockholders. In addition to the solicitation of proxies by mail, our directors, officers and employees may solicit proxies by telephone, electronic mail, letter, facsimile or in person. No additional compensation will be paid to these individuals for any such services. We have engaged Alliance Advisors, LLC to assist in the solicitation of proxies for the special meeting and will pay Alliance Advisors, LLC a fee of approximately $8,500, plus reimbursement of out-of-pocket expenses.

Recommendation of the NeoGenomics Board of Directors

AFTER CAREFUL CONSIDERATION, THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE PROPOSALS INCLUDED IN THIS PROXY STATEMENT.

Stockholder Proposals for 2016 Annual Meeting

To have a proposal intended to be presented at our 2016 Annual Meeting of Stockholders be considered for inclusion in the proxy statement and form of proxy relating to that meeting, a stockholder must deliver written notice of such proposal in writing to the Corporate Secretary at our corporate headquarters no later than December 31, 2015. Such proposal must also comply with the requirements as to form and substance established by the SEC for such a proposal to be included in the proxy statement. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Assistance

If you need assistance in completing your proxy card or have suggestions regarding the special meeting, please contact Alliance Advisors, LLC, our proxy solicitor, by telephone at (855) 325-6670 (toll-free) or via email at evote@viewproxy.com.

THE TRANSACTION

At the special meeting, our stockholders will be asked to consider and vote upon proposals to approve the Stock Issuance and the Transaction. Set forth below in this section, and in the section entitled “The Stock Purchase Agreement” beginning on page 70, is a discussion of the proposed Transaction, including a description of the terms and conditions of the Purchase Agreement. You should review these sections carefully in connection with your consideration of the proposals included in this proxy statement.

General Description of the Transaction

On October 20, 2015, NeoGenomics, NeoGenomics Laboratories and GE Medical entered into the Purchase Agreement.

Pursuant to the Purchase Agreement, NeoGenomics Laboratories, a wholly owned subsidiary of NeoGenomics, will acquire from GE Medical all of the issued and outstanding shares of common stock, par value $0.01 per share, of Clarient, Inc. for an aggregate purchase price of approximately $         million, based on the closing price of our common stock on                    , 2015, the date immediately preceding the mailing of this proxy statement. The purchase price consists of (1) $80.0 million in cash, (2) the NEO Common Shares, totaling 15.0 million shares of NeoGenomics common stock, and (3) the NEO Preferred Shares, totaling 14,666,667 shares of NeoGenomics Series A Preferred Stock. We have the right to increase the amount of the cash portion of the purchase price by up to $110.0 million by delivering notice to GE Medical not later than two business days prior to the closing date of the Transaction. Any such increase in the cash consideration will result in a corresponding reduction in the number of NEO Preferred Shares issued as consideration by an amount calculated by dividing the amount of any such increase in the cash consideration by $7.50, which is the per share conversion price of the NEO Preferred Shares. The cash portion of the purchase price to be paid at the closing of the Transaction will be adjusted to account for any increase in the cash portion of the purchase price as discussed above, estimated differences in working capital at the closing of the Transaction compared to the target working capital of $27.0 million, certain indebtedness of Clarient and cash and cash equivalents of Clarient.

Upon closing of the Transaction, Clarient will become a wholly owned subsidiary of NeoGenomics Laboratories. The Board believes that the Transaction will be beneficial because it is expected to result in the following anticipated benefits, among others:

•	enhanced cancer diagnostic testing capabilities, combining the best products and services of each company into a single source of advanced cancer genetic testing services for the benefit of hospitals, community-based pathology practices and clinicians, and the patients they treat;

•	greater capability of combined medical staff and research and development teams to continue to invest in innovation to create a sustainable leadership position in the rapidly evolving field of cancer genetics testing;

•	greater capability with combined expertise, information systems and processes to compete in the high growth area of biopharmaceutical testing for the benefit of current and new biopharmaceutical customers;

•	broadened geographical access to clients for the benefit of managed care organizations, accountable care organizations and large health care delivery systems;

•	the ability to cross-sell products and services to each company’s current customer base;

•	increased scale of laboratory operations, information technology, and medical staff to drive greater productivity and efficiencies to be a lowest cost provider, and to offer constantly improving service for the benefit of clients;

•	the ability to achieve significant cost synergies by applying best practices, eliminating duplicative processes, increasing volume of testing and reducing high fixed-cost infrastructure;

•	increased ability to optimize administrative, regulatory and compliance resources to meet the increasing demands on laboratories by regulatory organizations; and

•	greater size, with annual pro forma revenues of approximately $225.0 million and estimated Adjusted EBITDA of between $33.0 and $38.0 million, and higher market capitalization.

In addition, we believe that, given the favorable strategic fit and potential to generate sizable cost synergies, the Transaction will be accretive to our 2016 cash earnings per share (net income adjusted for non-cash items including stock-based compensation, depreciation and amortization), excluding costs of the Transaction and integration activities.

The closing of the Transaction is subject to various customary closing conditions, including regulatory approval and approval of the Stock Issuance, the Authorized Common Stock Charter Amendment, the Authorized Preferred Stock Charter Amendment and the Transaction Proposal by our stockholders. The Purchase Agreement contains customary representations and warranties made by each of NeoGenomics, NeoGenomics Laboratories and GE Medical and contains certain termination rights for both NeoGenomics and GE Medical, which provide that NeoGenomics must pay certain termination fees to GE Medical under certain circumstances.

Concurrent with the closing of the Transaction, NeoGenomics and GE Medical also will enter into the Investor Rights Agreement and the Registration Rights Agreement. The Investor Rights Agreement will govern certain rights of and restrictions on GE Medical in connection with the NEO Shares that GE Medical will own following the Transaction. Among other things, the Investor Rights Agreement includes certain director appointment and nomination rights in favor of GE Medical and obligates GE Medical, subject to certain limitations, to vote its shares of our common stock in favor of the Board’s director slate at each stockholders meeting at which directors are to be elected. The Investor Rights Agreement also provides for certain restrictions on GE Medical’s ability to acquire additional shares of NeoGenomics common stock during the 48 month period following closing of the Transaction. In addition, the Investor Rights Agreement includes limitations on transfers by GE Medical of shares of our common stock for a period ending on the earlier of (a) two years from the closing of the Transaction and (b) 6 months after we have redeemed all of the NEO Preferred Shares. Pursuant to the terms of the Registration Rights Agreement, we are required to file on or before the earlier of (i) 21 months following the closing of the Transaction and (ii) 6 months after we redeem all of the NEO Preferred Shares held by GE Medical, a registration statement for the offer and sale of the NEO Common Shares and any shares of our common stock issuable upon conversion of the NEO Preferred Shares. The agreement also provides GE Medical with customary demand and piggyback registration rights with respect to such shares.

In order to finance the Transaction, we will enter into the Term Loan Facility, which will provide for a term loan in an aggregate principal amount of $55.0 million, and the Revolving Credit Facility for up to $25.0 million.

The Purchase Agreement, Investor Rights Agreement, the Registration Rights Agreement and certain other agreements entered into in connection with the Transaction are discussed more fully below.

The Companies

NeoGenomics, Inc.

We operate a network of cancer-focused genetic testing laboratories whose mission is to improve patient care through exceptional genetic and molecular testing services. Our vision is to become America’s premier cancer genetic testing laboratory by delivering uncompromising quality, exceptional service and innovative products and services. We have laboratory locations in Ft. Myers and Tampa, Florida; Fresno, Irvine, and West Sacramento, California; and Nashville, Tennessee, and currently offer cytogenetic, fluorescence in-situ hybridization, flow cytometry, immunohistochemistry and molecular testing services, as well as pathology consultation services.

The cancer testing services we offer to community-based pathologists are designed to be a natural extension of, and complementary to, the services that they perform within their own practices. We believe our relationship as a non-competitive partner to community-based pathology practices and hospital pathology labs empowers them to expand their breadth of testing and provide a menu of services that matches or exceeds the level of service found in academic centers of excellence around the country. Community-based pathology practices and hospital pathology labs may order certain testing services on a technical component only basis, which allows them to participate in the diagnostic process by performing the professional component interpretation services without having to hire laboratory technologists or purchase the sophisticated equipment needed to perform the technical component of the tests. We also support our pathology clients with interpretation and consultative services on difficult or complex cases and provide overflow interpretation services when requested by clients.

In areas where we do not provide services to community-based pathology practices and/or hospital pathology labs, we may directly serve oncology, dermatology, urology and other clinician practices that prefer to have a direct relationship with a laboratory for cancer-related genetic and molecular testing services. We typically service these types of clients with a “global” service offering where we perform both the technical and professional components of the tests ordered. However, in certain instances larger clinician practices have internalized pathology interpretation services, and our “tech-only” service offering allows these larger clinician practices to also participate in the diagnostic process by performing the professional component interpretation services on technical component only testing performed by us.

NeoGenomics has one of the most extensive molecular testing menus of any laboratory in the world. This includes over 120 tests including NeoTYPE panels, which allow pathologists and oncologists a comprehensive view of multiple genes that can help to guide the proper treatment of cancer patients. Our molecular testing offerings have helped to attract new clients including leading academic and university hospitals. Our research and development department has expertise in bringing up new molecular tests, and is constantly working to expand and upgrade our test offerings. NeoGenomics is committed to innovation and to maintaining its leadership position in the field of cancer genetic testing.

NeoGenomics, Inc. (formerly known as American Communications Enterprises, Inc.) is a Nevada corporation that was incorporated in 1998. Our principal executive offices are located at 12701 Commonwealth Drive, Suite 9, Fort Myers, Florida 33913. Our telephone number is (239) 768-0600.

Clarient

Clarient specializes in advanced oncology diagnostic services, as well as nucleic acid sequencing and other genomic services. Clarient is located in Aliso Viejo, California and Houston, Texas. Clarient combines innovative technologies, clinically meaningful diagnostic tests, world-class pathology expertise and genomics capabilities to provide services that assess and characterize cancer for physicians treating their patients, as well as for biopharmaceutical companies in the process of clinically testing various therapies. Clarient conducts its business through Clarient Diagnostic Services, Inc., a wholly owned subsidiary of Clarient, Inc., which is wholly owned indirectly by GE.

Clarient’s focus is on cancer diagnostic services within the competitive clinical laboratories sector in which it operates. Clarient commercializes its services through its developed channels with community pathologists, oncologists, universities, hospitals and pharmaceutical researchers. Clarient’s diagnostics tests utilize “biomarkers” which are present in human tissues, cells, or fluids to aid in understanding a cancer patient’s diagnosis, prognosis, and expected outcome from the use of specific therapeutics. Clarient believes that diagnostic tests which utilize biomarkers help bring clarity at critical decision-making points related to cancer treatment for healthcare providers and the biopharmaceutical industry.

Clarient is a Delaware corporation that was incorporated in 1993. Its principal executive offices are located at 31 Columbia, Alisa Viejo, California 92656. Its telephone number is (949) 425-5700.

GE Medical

GE Medical is a holding company of businesses managed within GE Healthcare, a division of GE that also comprises controlled subsidiaries of GE. GE Healthcare provides essential healthcare technologies with expertise in medical imaging, software and information technology (IT), patient monitoring and diagnostics, drug discovery, biopharmaceutical manufacturing technologies and performance improvement solutions primarily for hospitals, medical facilities, pharmaceutical and biotechnology companies, and life science research worldwide.

GE Medical is a private limited company (privat aktiebolag) organized under the laws of the Kingdom of Sweden founded in 2003. Its principal executive offices are located at Björkgatan 30, 75184 Uppsala, Sweden. Its telephone number is +46 18 6120000.

GE Medical is the parent company of Clarient (a wholly owned subsidiary of GE).

Background of the Transaction

As part of their ongoing oversight and management of our business, the Board and our senior management regularly review and assess our business performance, prospects and risks and periodically consider and adjust our long-term goals and overall strategic direction. In the course of these discussions, the Board and senior management have evaluated, in light of then-current economic, regulatory, competitive and other conditions, the possibility and advisability of pursuing various strategic alternatives that might complement and strengthen our business and enhance stockholder value. At Board meetings during the first three quarters of 2014, our senior management, who were familiar with Clarient’s operations in the cancer diagnostics industry, had identified Clarient as a potential acquisition target or strategic partner based on the complementary nature of Clarient’s business.

On November 6, 2014, following a series of discussions with other directors and members of our senior management, Douglas VanOort, our Chief Executive Officer and Chairman of the Board, contacted Jeffrey Immelt, the Chairman and Chief Executive Officer of General Electric Company, to discuss the possibility of a strategic transaction involving NeoGenomics and Clarient, which is an indirect wholly owned subsidiary of General Electric Company managed through GE Healthcare.

Following his initial contact with Mr. Immelt, Mr. VanOort was introduced to Markus Ewert, the Executive Vice President, Business Development of GE Healthcare, and on November 20, 2014, Mr. VanOort held a telephonic meeting with Mr. Ewert and Yves Dubaquié, the Managing Director, Business Development, GE Healthcare Life Sciences, to discuss our interest in exploring the possibility of a strategic transaction with Clarient. During the conversation, Messrs. VanOort, Ewert and Dubaquié agreed that combining the capabilities of NeoGenomics and Clarient could be beneficial to both companies and agreed that it would be mutually desirable to further explore potential transaction structures.

Our senior management continued discussions with GE Healthcare representatives following the November 20, 2014 telephonic meeting, including a meeting held on January 13, 2015, at which Mr. VanOort and Steven Jones, one of our directors and our Executive Vice President of Finance, met in person with Messrs. Ewert and Dubaquié to discuss and explore the potential financial implications and possible synergies and strategic benefits that might arise from a combination of NeoGenomics and Clarient.

On January 20, 2015, we entered into a confidential non-disclosure agreement with GE Healthcare. Over the following two weeks, our senior management and GE Healthcare representatives exchanged high-level financial information and other high-level business diligence materials. During this period, our senior management began to formulate and refine the basic terms under which we might consider acquiring Clarient. On February 3, 2015, Messrs. VanOort and Jones contacted Messrs. Ewert and Dubaquié to communicate a preliminary indication of interest, subject to additional, more detailed due diligence procedures, for our acquisition of Clarient for $251.6 million, consisting of $125.8 million in cash and $125.8 million worth of common stock.

At a regularly scheduled Board meeting on February 6, 2015, our senior management updated the Board on the nature and substance of management’s discussions with GE Healthcare and reviewed with the Board structure and strategy for our acquisition of Clarient. Following the discussion at the meeting, the Board directed senior management to continue to explore the potential acquisition.

On February 12, 2015, Messrs. VanOort and Jones spoke by telephone with Mr. Ewert, Mr. Dubaquié, Travis Lacey, a Managing Director, Business Development, GE Healthcare, and Kevin O’Neill, Chief Financial Officer, GE Healthcare Life Sciences. During the telephonic meeting, the representatives of GE Healthcare provided their initial response to our preliminary indication of interest, indicating that GE Healthcare did not consider the proposed purchase price sufficient to support moving forward with the transaction. After the meeting, Mr. VanOort provided an update to the Board regarding GE Healthcare’s response.

Following the February 12, 2015 telephonic discussion, our senior management, after reviewing additional financial and other diligence information regarding Clarient received from GE Healthcare, reevaluated the amount that we might be willing to offer to acquire Clarient. Based on the new information, senior management determined, based upon their background, knowledge and experience in the industry and consistent with prior instructions from the Board, that we could increase our proposed purchase price to $349 million, consisting of $157 million in cash and $192 million of convertible preferred stock with a conversion price of $5.22 per share, subject to successful completion of our due diligence activities.

On February 16, 2015, Messrs. VanOort and Jones communicated our revised proposal to GE Healthcare in a telephonic discussion with Messrs. Ewert, Dubaquié, Lacey and O’Neill. Based on the revised proposal, the GE Healthcare representatives indicated GE Healthcare would be willing to move forward with further negotiations. The parties discussed the potential synergies and timing of the transaction as well as the percentage ownership of our equity securities that GE Healthcare would hold following our issuance of preferred stock in the transaction. Following the meeting, Mr. VanOort provided an update to the Board delineating the revised proposal and indicating the intention of NeoGenomics and GE Healthcare to continue to negotiate and to evaluate the potential transaction.

On February 23, 2015, Mr. VanOort met with Kieran Murphy, the President and Chief Executive Officer of GE Healthcare Life Sciences, to continue discussions regarding the potential transaction. Following the meeting, Mr. VanOort provided the Board with an update on his discussion with Mr. Murphy.

In March and the first half of April 2015, our senior management engaged in several in-person and telephonic meetings with GE Healthcare representatives during which the participants arranged and performed additional due diligence on both parties and discussed strategic planning and the post-closing integration of Clarient and NeoGenomics. On March 17, 2015, and March 31, 2015, Mr. VanOort provided the Board with additional updates regarding the status of discussions with GE Healthcare.

At a regularly scheduled Board meeting on April 16, 2015, our senior management updated the Board regarding the status of discussions and due diligence activities surrounding the potential transaction with Clarient. The Board received detailed presentations regarding the possible transaction, including a review and analysis of the revised proposal by senior management. After the discussion, the Board directed senior management to evaluate additional transaction considerations and to conduct further due diligence.

Following the April 16, 2015 Board meeting, Mr. VanOort contacted Cindy Collins, the Chief Executive Officer of Clarient, to discuss our acquisition proposal and our proposed strategy for the combined companies. On April 20, 2015, Mr. Lacey called Mr. VanOort to confirm GE Healthcare’s continued desire to pursue the proposed transaction. Mr. Lacey advised Mr. VanOort that GE Healthcare intended to engage Leerink Partners LLC as financial advisor and Paul Hastings LLP as legal counsel in connection with the proposed transaction.

From April 24, 2015 through the first half of May 2015, representatives of NeoGenomics and GE Healthcare engaged in a number of discussions regarding transaction terms, due diligence on both parties, required financial statements and transaction timing. On May 6, 2015, Mr. VanOort provided an update to the Board regarding the status of negotiations and the anticipated delivery date of combined “carve-out” financial statements of Clarient.

On May 12, 2015, our senior management discussed with Crowe Horwath LLP, an independent registered public accounting firm, the financial statement and other accounting requirements associated with the stockholder approval process that would be needed to consummate the proposed transaction.

On May 15, 2015, Mr. VanOort held a telephonic meeting with Doug Brown, Senior Managing Director, Investment Banking of Leerink, to discuss the status of the preparation of Clarient’s combined carve-out financial statements. In response to a suggestion by Mr. Brown that we might need to reaffirm our proposed purchase price before proceeding with in-depth due diligence meetings, Mr. VanOort explained that we would need additional information from GE Healthcare before we would be comfortable reaffirming the proposed terms.

On May 22, 2015, Mr. Lacey advised Mr. VanOort that KPMG LLP, an independent registered public accounting firm engaged by GE Healthcare, had commenced its audit process for the combined carve-out financial statements of Clarient. On May 27, 2015, Mr. VanOort contacted Mr. Lacey to discuss, among other things, entry into an exclusivity agreement.

On June 2, 2015, Mr. VanOort provided an update to the Board on the status of the negotiations and the then-existing expectations regarding the timing of preparation of the combined carve-out financial statements of Clarient.

On June 16, 2015, our senior management met with GE Healthcare representatives and advisors, including representatives of Leerink, to discuss the proposed terms and timing of the transaction and the strategy of the combined companies. On June 17, 2015, our senior management participated in management presentations with GE Healthcare and Clarient representatives and advisors, during which, among other things, GE Healthcare representatives provided information to us regarding Clarient. In addition, our senior management also discussed the background of NeoGenomics and additional information with GE Healthcare representatives and advisors. Later that day, Mr. VanOort and George Cardoza, our Chief Financial Officer, held a meeting with Mr. Lacey and a representative of Leerink during which, among other things, Mr. Lacey proposed that Paul Hastings begin to prepare the first draft of a definitive stock purchase agreement for the proposed transaction. During this discussion, GE Healthcare representatives requested that we reaffirm the proposed purchase price during the week of July 6, 2015 based on Clarient’s preliminary carve-out financials.

On June 23, 2015, Mr. VanOort, Mr. Cardoza and Fred Weidig, our Principal Accounting Officer, met with GE Healthcare representatives and financial and accounting advisors for GE Healthcare, to discuss the combined carve-out financial statements and the timeline and scope of the audit of those financial statements.

On July 1, 2015, Mr. VanOort provided an update to the Board regarding the status of discussions and due diligence surrounding the proposed transaction. The update included due diligence findings relating to Clarient’s preliminary financial results and recommended that the proposed purchase price be reduced to account for such findings. In follow-up informal communications with senior management, our directors expressed support for the reduction in the proposed purchase price.

During July 2015, our senior management and GE Healthcare representatives continued mutual due diligence and negotiations regarding the potential transaction. On July 10, 2015, Mr. VanOort held a telephonic conversation with Mr. Ewert during which Mr. VanOort discussed the progress of the transaction, GE Healthcare’s post-closing ownership of our capital stock and the strategy for the combined companies and Mr. Ewert expressed continued support for continuing discussions regarding the transaction.

On July 14, 2015, Mr. VanOort had a telephonic meeting with Mr. Brown of Leerink to discuss alternative structures and the proposed purchase price. In particular, Mr. VanOort informed Mr. Brown that the Board, based on the due diligence conducted by our senior management including our review and analysis of Clarient’s carve-out financials, had expressed concern about the operating results of Clarient compared to our original assumptions and supported a reduction in our proposed purchase price for Clarient.

On July 16, 2015, the Board held a regularly scheduled meeting at which representatives of K&L Gates LLP, our legal counsel, were present. At the meeting, the Board reviewed a detailed summary of due diligence findings and the negotiations between NeoGenomics and GE Healthcare regarding the structure and value of the proposed transaction. Following discussion of the summary and presentations by senior management, the Board expressed support for the submission to GE Healthcare of a revised proposal to acquire Clarient for $301 million, of which up to $80 million would be in cash (including funds to be borrowed) and the remainder would be comprised of equity securities.

On July 17, 2015, in accordance with the directions of the Board, Messrs. VanOort and Jones discussed with Mr. Brown of Leerink a revised proposal to acquire Clarient for $301 million, of which $80 million would be in cash and the remainder would consist of preferred stock having an issue price equal to the greater of $7.50 per share and 115% of the 20-day average closing price of our common stock prior to the execution of the stock purchase agreement. Messrs. VanOort and Jones explained our debt-financing capacity and the potential terms of the preferred stock. Mr. Brown, after consulting with GE Healthcare regarding the revised proposal, contacted Mr. VanOort to discuss GE Healthcare’s concerns and possible alternative structures. On July 18, 2015, Mr. VanOort provided an update to the Board regarding the status of the negotiations for the potential transaction.

On July 20, 2015, Mr. Brown contacted Mr. VanOort to discuss GE Healthcare’s deliberations and to discuss alternative structures in which the proposed purchase price would be comprised of relatively equal amounts of cash, common stock and preferred stock. Mr. VanOort expressed support for the use of common stock as one of the components of the transaction consideration and suggested that the parties further explore possible structures that would include common stock.

On July 22, 2015, Mr. Brown of Leerink, after consultation with GE Healthcare, contacted Mr. VanOort to advise Mr. VanOort that GE Healthcare did not accept the proposal we had made on July 17, 2015 and counter proposed a purchase price of $330 million, comprised of $100 million in cash, $150 million of common stock and $80 million of preferred stock. During the call, Mr. VanOort advised Mr. Brown that GE Healthcare’s counterproposal was not acceptable. In response, Mr. Brown requested that we consider alternatives and then provide a revised proposal. On July 23, 2015, Mr. Brown again contacted Mr. VanOort to discuss the proposed structure and GE Healthcare’s willingness to enter into an exclusivity agreement, subject to reaching an understanding on transaction terms.

On July 28, 2015, the Board held a special telephonic meeting, attended by representatives of K&L Gates, at which Messrs. VanOort and Jones provided an update on the status of the transaction negotiations and discussed a suitable revised proposal in response to GE Healthcare’s proposal of July 22. Following the presentation and related deliberations, the Board directed senior management to submit to GE Healthcare a counterproposal of $305 million, comprised of $80 million cash, $100 million of common stock and $125 million of preferred stock. The common stock would be issued at the greater of $7.00 or a 10% premium to a 20 day average closing price prior to closing of the transaction. The preferred stock would convert into common at the greater of $7.50 or a 15% premium to the 20 day average closing price prior to closing of a transaction and would automatically convert into our common stock if the common stock traded at or above a 25% premium to the conversion price for 20 days.

On July 29, 2015, Messrs. VanOort and Jones contacted representatives of Leerink to discuss the counterproposal approved by the Board and subsequently submitted the counterproposal to Messrs. Lacey and

Murphy. Later that day, Mr. Brown contacted Mr. VanOort to discuss GE Healthcare’s concerns regarding the Board-approved counterproposal and suggested that additional shares of common stock be issued and that the conversion price of the preferred stock be revised.

On July 30, 2015, Mr. VanOort held a telephonic meeting with Messrs. Lacey, Murphy and Brown. During the call, Mr. Murphy expressed GE Healthcare’s desire to be a partner in the combined companies and to explore potential growth initiatives for the combined companies. Mr. Murphy indicated that GE Healthcare was receptive to the overall valuation but suggested that the number of shares of common stock included in the proposed purchase consideration be fixed at 16 million.

On July 31, 2015, the Board held a special telephonic meeting, in which representatives of K&L Gates participated, to receive an update on the transaction negotiations. Messrs. VanOort and Jones reviewed the details of the most recent GE Healthcare proposal and provided an outline of a new counterproposal of $296 million, which would consist of $80 million in cash, 15 million shares of common stock, and $125 million of preferred stock with a conversion price equal to the greater of $7.50 per share and 115% of the 20-day average closing price of our common stock prior to the execution of the stock purchase agreement. The preferred stock would be convertible into common stock at our option at any time after our common stock trades above 125% of the preferred stock’s conversion price for 20 consecutive days and at any time after 3 years from the issue date. The Board expressed its support for this revised proposal and, at the direction of the Board, senior management conveyed the counterproposal to GE Healthcare promptly after the Board meeting.

On August 3 and 4, 2015, Mr. Brown had multiple discussions with Mr. VanOort to discuss our latest counterproposal, GE Healthcare’s concerns with the terms of the preferred stock, and possible alternative consideration structures. In particular, Mr. Brown conveyed GE Healthcare’s request that the preferred stock be redeemable by us within five years of issuance at a redemption price equal to the conversion price plus any paid-in-kind dividends. If the preferred stock were not redeemed within the first five years, the preferred stock and any paid-in-kind dividends would automatically convert into common stock at the original conversion price. No paid-in-kind dividends would be due or payable within the first year after issuance. Mr. VanOort confirmed that we would consider the proposal.

On August 6, 2015, our senior management provided GE Healthcare with a summary of proposed terms that reflected consideration with a total estimated value of $295 to $300 million, which would be comprised of $80 million in cash, 15 million shares of common stock having a value of $90 million based on the August 5, 2015 closing price of our common stock, and $125 million of preferred stock with a conversion price equal to the greater of $7.00 and 115% of the 20-day average closing price of our common stock prior to the execution of the stock purchase agreement. Beginning on Jan 1, 2018, the preferred stock dividends would accrue quarterly in arrears at 2.0%, 3.0%, and 4.0% per annum in 2018, 2019 and 2020, respectively. The preferred stock would also be redeemable at our option at any time at the conversion price and would automatically convert into common stock at the earlier of a change of control or December 31, 2020 if it were still outstanding. Additionally, we requested a 30 day period of exclusivity to begin upon our receipt of Clarient’s audited combined carve-out financial statements.

On August 7, 2015, our senior management, representatives of K&L Gates and representatives of GE Healthcare discussed the summary of proposed terms we had provided on August 6, 2015, and exchanged revised drafts of the summary of terms to reflect discussions during the course of the day. The terms were revised to increase cash consideration from $80 million to $85 million, remove our option to force conversion of GE Healthcare’s preferred shares into common shares, cause paid-in-kind dividends to begin accruing on January 1, 2017 at 4.0% per annum, and require that 50% of any proceeds from our future equity issuances be used to redeem shares of preferred stock issued to GE Healthcare. The parties confirmed their mutual understanding of these revised terms, subject to continuing due diligence by both parties and negotiation of definitive documentation. GE Healthcare indicated to us that it was prepared to move forward with negotiations of definitive terms, to expand the scope of due diligence activities and to complete the audit of the combined carve-

out financial statements for Clarient for calendar years 2012, 2013 and 2014. On August 8, 2015, Mr. VanOort provided an update to the Board as to, among other things, the revised summary of terms reflecting the then-current deal structure that would be the basis for negotiations of definitive terms.

On August 11, 2015, the Board held a special telephonic meeting at which our senior management updated the Board regarding the status of discussions surrounding the potential transaction, including the recent progress in resolving deal structure issues. At the meeting, the Board approved our engagement of Stephens Inc. to assist with the arrangement of bank financing to help fund the proposed transaction. The Board selected Stephens based on, among other things, the firm’s familiarity with NeoGenomics, its reputation in providing favorable debt financing terms and our senior management’s recommendation following conversations with Stephens and other potential arrangers. Following presentations and discussions at the meeting, the Board directed senior management to continue to pursue discussions regarding the potential transaction on the terms discussed.

On August 13, 2015, Messrs. VanOort and Jones contacted Houlihan Lokey to discuss the possible engagement to provide a financial opinion in connection with the proposed transaction and the terms and conditions of such an engagement. Following that conversation, senior management identified Houlihan Lokey as the preferred firm to provide a financial opinion based upon, among other things, the firm’s general reputation and expertise, its expertise in similar transactions, the proposed terms of its engagement and available information regarding terms of its financial advisory engagements in recent comparable transactions. On August 14, 2015, Mr. VanOort discussed the possible retention of Houlihan Lokey with Raymond Hipp, the Chair of the Board’s Audit Committee, and, separately, Lynn Tetrault, the Chair of the Board’s Nominating and Corporate Governance Committee. Later that day, we formally engaged Stephens and, on August 17, 2015, Houlihan Lokey, based in part on Mr. VanOort’s conversations with Mr. Hipp and Ms. Tetrault.

Through the remainder of August and September, representatives and advisors of NeoGenomics and GE Healthcare engaged in a number of discussions regarding, among other things, due diligence on both parties, the preparation of the combined carve-out financial statements of Clarient, and potential synergies and financial projections of the combined companies. Over this period, we continued discussions with GE Healthcare regarding an exclusivity agreement and the transaction terms and we engaged in several meetings with Stephens and potential lenders to arrange bank financing for the transaction. On August 21, 2015, Mr. VanOort provided an update to the Board on the status of due diligence and discussions surrounding the potential transaction and financing.

On August 28, 2015, Paul Hastings provided to NeoGenomics and K&L Gates initial drafts of the exclusivity agreement and the stock purchase agreement. On September 2, 2015, Mr. VanOort described to GE Healthcare representatives certain issues with the terms and conditions of the stock purchase agreement and discussed the timing of a revised draft.

On September 4, 2015, Mr. VanOort met with Mr. Murphy and John Flannery, the President and Chief Executive Officer of GE Healthcare, to discuss various transaction-related matters and the merits of combining the two businesses.

On September 8, 2015, Mr. Lacey contacted Mr. VanOort to continue negotiations regarding the terms and conditions of an exclusivity arrangement. On September 9, 2015, Paul Hastings delivered to NeoGenomics and K&L Gates a revised version of the exclusivity agreement, which provided customary exclusivity terms for a period commencing on the date of execution and extending through the earlier of (a) 20 days commencing on the date on which we received Clarient’s audited combined carve-out financial statements and (b) November 6, 2015. The agreement also included a summary of the terms of the transaction. On September 10, 2015, we entered into the exclusivity agreement in the form provided by Paul Hastings on September 9, 2015.

On September 10, 2015, NeoGenomics and K&L Gates held a conference call to discuss the terms of the stock purchase agreement and revised terms to be presented to GE Healthcare. On September 11, 2015, K&L Gates, at our direction, provided a revised draft of the stock purchase agreement to Paul Hastings.

On September 12, 2015, Mr. Ewert contacted Mr. VanOort to propose an alternative structure regarding the terms of the preferred stock consideration. Mr. Ewert conveyed GE Healthcare’s request that the preferred stock convert into common stock at $7.00 per share, be convertible into common stock at GE Healthcare’s option if the common stock traded above $8.50 for 20 consecutive trading days, and be mandatorily redeemable seven years after issuance. Mr. Ewert also conveyed to Mr. VanOort that GE Healthcare would consider including a graduated discount for early redemption.

On September 13, 2015, our senior management met with representatives of Clarient and GE Healthcare in California to tour Clarient’s main facility.

On September 14, 2015, Paul Hastings provided initial drafts of the investor rights, registration rights and voting agreements relating to the transaction. The following day, representatives of NeoGenomics and GE Healthcare, together with representatives of K&L Gates and Paul Hastings, met to discuss the drafts of the stock purchase agreement and ongoing diligence items.

On September 20, 2015, Mr. Lacey contacted Mr. VanOort to discuss the status of the negotiations and to inquire about our response to GE Healthcare’s proposals to revise the preferred stock terms. Mr. VanOort advised Mr. Lacey that the proposal was still undergoing review by our senior management and advisors. On September 22, 2015, Mr. VanOort provided the Board with an update summarizing the status of the discussions with GE Healthcare.

On September 23, 2015, the Board’s Audit Committee held a meeting, attended by representatives of Stephens, at which the status and terms of the bank financing for the transaction were reviewed. Throughout the day and over the course of the ensuing week, representatives of NeoGenomics and GE Healthcare, together with representatives of K&L Gates and Paul Hastings, discussed, among other things, the status of the transaction, the terms of the stock purchase agreement, the proposed preferred stock terms and purchase price adjustments based on changes to the forecasted 2015 financial results of Clarient.

On September 25, 2015, GE Healthcare delivered to NeoGenomics the audited combined carve-out financial statements of Clarient, including a statement of operations for 2012, 2013 and 2014, as well as balance sheets as of December 31, 2013 and 2014.

On September 28, 2015, Mr. VanOort, following discussions with other members of our senior management, contacted Mr. Brown to discuss a possible change in the purchase price resulting from our view, based on due diligence of Clarient’s anticipated 2015 financial results. Additionally, Mr. VanOort discussed with Mr. Ewert and Mr. Brown certain terms of the preferred stock, including an extension of the term of the preferred stock to 10 years, an early redemption discount that would decrease over time, and a payment-in-kind feature that would begin two years following closing and increase each year thereafter.

On September 30, 2015, our senior management met with representatives of GE Healthcare, together with representatives of K&L Gates and Paul Hastings, to continue negotiations surrounding the potential transaction. Following the meeting, Mr. Ewert met with Mr. VanOort to propose changes in the transaction structure. The proposed transaction consideration would include $85 million of cash, 15 million common shares and $125 million of preferred stock. The terms of the preferred stock would include a conversion price of $7.50, a $15 million discount if the preferred stock is redeemed in the first year, which would decline each year until no discount was available in the fifth year, and a payment-in-kind dividend rate of 4% in the second through fourth year, which would increase by 1.0% annually to 10.0% in the tenth year.

Later that day, Mr. VanOort reconvened with Mr. Ewert and provided a counterproposal in which the cash consideration would be reduced from $85 million to $70 million and the value of the preferred stock would be reduced from $125 million to $100 million, but would include similar features that Mr. Ewert proposed to Mr. VanOort earlier in the day. The amount of common stock remained unchanged. Mr. Ewert, on behalf of GE Healthcare, rejected this counterproposal, but agreed to continue discussions on the documentation the following day. The following day, the parties continued negotiations regarding the terms of the stock purchase agreement and related agreements.

On October 3, 2015, Mr. Ewert contacted Mr. VanOort with a counterproposal that reflected a reduction in the value of the preferred stock from $125 million to $115 million and no reduction in the amount of cash or common stock consideration. Mr. VanOort responded, on our behalf, that this counterproposal would not be acceptable.

On October 5, 2015, Mr. VanOort contacted Mr. Ewert to propose a new purchase price consisting of $75 million in cash, $110 million of preferred stock and 16.0 million shares of common stock, which had an approximate value of $96 million based on the October 2, 2015, closing price of our common stock. During the call, Mr. Ewert indicated that the cash component was not acceptable and that a gap in purchase price expectations remained.

On October 6, 2015, Mr. Murphy contacted Mr. VanOort to discuss the status of the business and a willingness to accept consideration consisting of $80 million in cash, $110 million of preferred stock and 15.0 million shares of common stock. The terms agreed to with respect to the preferred stock consisted of a 10 year term, a $7.50 conversion price, an early redemption discount of $10 million in the first year, declining to $2.5 million in the fourth year, a paid-in-kind dividend that would begin in the second year through the fourth year at 4% and increase by 1.0% annually for the remainder of the term. Additionally, after year three, if the common stock trades above $8.00 for 30 consecutive trading days, GE Healthcare would have the right to convert the preferred stock into common stock at the conversion price. Messrs. Jones and Murphy then held a telephonic meeting to discuss implications of the cash component of the purchase price. Later that day, the Board convened a special meeting by telephone to receive an update from Mr. VanOort on the status of the negotiations with GE Healthcare and the Board instructed Mr. VanOort to continue to negotiate the terms of a definitive agreement with GE Healthcare.

On October 7, 2015, GE Healthcare delivered to NeoGenomics the unaudited combined carve-out financial statements as of June 30, 2015 and the six months then ended. In addition, on October 7, 2015, Mr. Cardoza forwarded to the Board the audited and unaudited carve-out financial statements of Clarient and a summary of the due diligence work performed by NeoGenomics and its advisors.

On October 9, 2015, Messrs. VanOort and Jones held a telephonic meeting with Mr. Murphy and GE Healthcare’s internal legal counsel, to continue discussions regarding the terms and conditions of the stock purchase agreement and related agreements.

On October 13, 2015, Messrs. Jones and Cardoza and GE Healthcare, together with representatives of K&L Gates and Paul Hastings, met to discuss the drafts of the stock purchase agreement, the related agreements and ongoing diligence items.

On October 14 and 15, 2015, the Board held a regularly scheduled meeting attended by representatives of each of K&L Gates and Houlihan Lokey. At the meeting, our senior management provided the Board with a detailed update on the status of discussions regarding the potential acquisition of Clarient. Representatives of Houlihan Lokey discussed its preliminary financial analyses with the Board. The Board was also updated as to the results of the due diligence activities performed over the past several weeks and engaged in an extensive discussion of the due diligence findings and how risks were addressed in the stock purchase agreement. In addition, senior management discussed with the Board the then-proposed terms and conditions of the stock purchase agreement and related agreements.

Over the course of October 16 through October 19, 2015, the parties continued negotiation of the Transaction documentation, during which time NeoGenomics’ senior management provided periodic updates to the Board of the status of such negotiations.

The Board met on October 19, 2015 to further consider the proposed Transaction and related documents. At the invitation of the Board, members of NeoGenomics’ senior management and representatives of NeoGenomics’ legal and financial advisors also attended the meeting. NeoGenomics’ counsel reviewed with the Board their fiduciary duties in the context of the proposed Transaction. NeoGenomics’ counsel then summarized the material terms of the proposed form of Purchase Agreement and related agreements, including, among other things, the purchase price, financing, closing date, Clarient liabilities assumed, Clarient management agreements and other employment matters, regulatory and other authorizations, stockholder approval, termination fees, etc. At the request of the Board, Houlihan Lokey then reviewed and discussed its financial analyses. Thereafter, at the request of the Board, Houlihan Lokey verbally rendered its opinion to the Board (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Board dated October 19, 2015), as to the fairness, from a financial point of view, to NeoGenomics of the consideration to be paid by NeoGenomics in the Transaction pursuant to the Purchase Agreement.

During the remainder of October 19 and continuing through October 20, 2015, the parties and their representatives finalized the Purchase Agreement and related agreements. The parties executed the Purchase Agreement and related agreements on October 20, 2015.

Board Recommendations Relating to the Stock Issuance, the Authorized Common Stock Charter Amendment, the Authorized Preferred Stock Charter Amendment and the Transaction Proposal

After discussion and deliberation based on the information considered during its evaluation of the proposed transaction with GE Medical, the Board unanimously determined (i) that the Transaction is fair to and in the best interests of NeoGenomics and our stockholders, (ii) approved the Purchase Agreement, and the other agreements to be entered into in connection with the Transaction, and (iii) directed that the Stock Issuance, the Authorized Common Stock Charter Amendment, the Authorized Preferred Stock Charter Amendment, the Transaction Proposal and the Equity Incentive Plan Amendment be submitted for consideration by our stockholders at the special meeting. Accordingly, the Board recommends that you vote as follows:

•	“FOR” the proposal to approve the Stock Issuance;

•	“FOR” the proposal to approve the Authorized Common Stock Charter Amendment;

•	“FOR” the proposal to approve the Authorized Preferred Stock Charter Amendment;

•	“FOR” the proposal to approve the Transaction Proposal;

•	“FOR” the proposal to approve the Equity Incentive Plan Amendment; and

•	“FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

For more information regarding the factors considered by the Board in reaching its decision, see the section entitled “The Transaction—Reasons for the Transaction” below.

Reasons for the Transaction

As described above in this section entitled “Background of the Transaction”, the Board evaluated the Transaction, the Purchase Agreement and the other documents to be entered into as part of the Transaction, and consulted with our senior management and our legal, financial and other advisors. In reaching its decision to approve the Transaction, the Purchase Agreement and the other documents to be entered into as part of the

Transaction, the Board discussed and considered a variety of factors weighing positively in favor of the Transaction, including the following:

Strategic Benefits. The Board considered our senior management’s belief that the Transaction would further our vision to become America’s premier cancer genetic testing laboratory. In this regard, the Board took into account our senior management’s belief that the Transaction would unite two complementary businesses to offer hospitals, community-based pathology practices, and clinicians expanded cancer-related laboratory testing services. More specifically, the Board considered our senior management’s belief that the Transaction would result in the following anticipated benefits, among others:

•	enhanced cancer diagnostic testing capabilities as a result of combining the best products and services of each company into a single source of advanced cancer genetic testing services for the benefit of hospitals, community-based pathology practices and clinicians, and the patients they treat;

•	greater capability of combined medical staff and research and development teams to continue to invest in innovation to create a sustainable leadership position in the rapidly evolving field of cancer genetics testing;

•	greater capability with combined expertise, information systems and processes to compete in the high growth area of biopharmaceutical testing for the benefit of current and new biopharmaceutical customers;

•	broadened geographical access to clients for the benefit of managed care organizations, accountable care organizations and large health care delivery systems;

•	the ability to cross-sell products and services to each company’s current customer base;

•	increased scale of laboratory operations, information technology, and medical staff to drive greater productivity and efficiencies to be a lowest cost provider, and to offer constantly improving service for the benefit of clients;

•	the ability to achieve significant cost synergies by applying best practices, eliminating duplicative processes, increasing volume of testing and reducing high fixed-cost infrastructure;

•	increased ability to optimize administrative, regulatory and compliance resources to meet the increasing demands on laboratories by regulatory organizations; and

•	greater size, with annual pro forma revenues of approximately $225.0 million and estimated Adjusted EBITDA of between $33.0 and $38.0 million, as well as to accelerate revenue growth and higher market capitalization.

We believe that, given the favorable strategic fit and potential to generate sizable cost synergies, the Transaction will be accretive to our 2016 cash earnings per share (net income adjusted for non-cash items including stock-based compensation, depreciation and amortization), excluding costs of the Transaction and integration activities.

Consideration. The Board evaluated the Transaction consideration, taking into account the total value as well as the equity and cash components of consideration. The consideration was determined through an arms’ length negotiation between GE Medical and NeoGenomics and was approved by the Board.

Financing. The Board considered our senior management’s belief that it could finance the Transaction, and create a capital structure for the combined company following the completion of the Transaction that we believe will allow achievement of the strategic benefits described above. Specifically, the Board considered the terms of the commitment letter for the term loan and the revolving credit facility.

Addition of a Significant Committed Stockholder. The Board considered that GE Medical will own approximately 19.8% of the post-closing issued and outstanding shares of our common stock, and approximately

32.9% of the post-closing voting power, based on the number of shares outstanding as of October 15, 2015. GE Medical will be our single largest stockholder and will be actively involved at the Board level following its selection of a new director for appointment to the Board, reflecting GE Medical’s commitment to and belief in NeoGenomics and thereby retaining some of the benefits of GE Medical’s industry experience and relationships for the combined company.

Terms of the Stock Purchase Agreement and Investor Rights Agreement. In addition to evaluating the reasonableness of the Transaction consideration, the Board considered the overall terms of the Purchase Agreement, the Investor Rights Agreement and the Registration Rights Agreement, including the parties’ respective representations, warranties, covenants and conditions to their respective obligations in such agreements. In particular, the Board considered the fact that NeoGenomics and GE Medical are obligated to indemnify each other for a number of items, including breaches of certain representations and warranties, breaches of covenants and certain other matters.

The Board also considered its ability, under the Purchase Agreement, to consider certain alternative proposals for strategic transactions prior to the closing of the Transaction, and its ability to withdraw its recommendation that stockholders vote in favor of the Stock Issuance, the Common Stock Charter Amendment, the Preferred Stock Charter Amendment and the Transaction Proposal if the Board determines that the failure to change its recommendation would result in a breach of its fiduciary duties. Additionally, the Board considered the reasonableness of the termination fee and expense reimbursement payable in the event that certain termination events would occur, including in connection with the Board’s right to terminate the Transaction to enter into an alternative transaction.

The Board further considered that under the Investor Rights Agreement:

•	For a period of 48 months following the closing of the Transaction, none of GE Medical, GE or any subsidiary of GE will be permitted to acquire additional shares of our common stock, with certain exceptions.

•	GE Medical will be entitled to select one new director for appointment to the Board as of the closing of the Transaction, and following the closing of the Transaction, for so long as GE Medical, GE and its subsidiaries, collectively, beneficially own at least 10% of our then-outstanding voting stock, GE Medical will be entitled to appoint one nominee to serve as a director on the Board, who must be acceptable to the Nominating and Corporate Governance Committee of the Board. We will be required to include such nominee in our slate of nominees and recommend that the stockholders vote in favor of such individual. GE will further be permitted to appoint one Board observer.

Restrictions on Resales of Stock Issued in the Transaction; Registration Rights. Another important consideration for the Board was the fact that the NEO Shares issued in connection with the Transaction will be “restricted securities” under Rule 144 of the Securities Act and subject to the further restrictions on transfer contained in the Investor Rights Agreement. Among other things, the Board considered that none of GE Medical or GE or any of its subsidiaries may transfer any of the NEO Common Shares or shares of our common stock issuable upon conversion of the NEO Preferred Shares until the earlier of two years from the date of the Purchase Agreement and the date that is 6 months after we have redeemed all of the NEO Preferred Shares, subject to certain exceptions. Any demand registration rights to GE Medical or GE will not be available until after the second anniversary of the closing of the Transaction. The Board considered our senior management’s assessment that restrictions on resale of our common stock and the registration rights would help minimize the risk of adverse effects on the market price of our common stock caused by the sale of such stock held by any of GE Medical, GE or any of its affiliates following the Transaction or by the perception that such sales could occur.

Stockholder Approval. The Board considered that our stockholders will have the opportunity to vote on the Transaction, on the issuance of the NEO Shares in connection with the Transaction and that such stockholder approval of such issuance is a condition to our obligation to complete the Transaction.

Likelihood of Completion of Transaction. The Board considered the likelihood of the Transaction being completed, including the terms of the Purchase Agreement and other factors that, taken as a whole, provide a significant degree of assurance that the Transaction will be completed. In particular, the Board considered (a) the likelihood that the conditions required to be satisfied prior to completion of the Transaction will be fulfilled, (b) that we have obtained committed financing for the Transaction as contemplated by the Purchase Agreement, with customary conditions, from reputable financing sources and (c) that both parties have made commitments in the Purchase Agreement with respect to obtaining regulatory clearances, including clearances under the HSR Act, and the relative likelihood of obtaining such regulatory clearances.

Strategic Alternatives. The Board considered our senior management’s review of potential strategic alternatives and determined that the value offered in connection with the Transaction was more favorable to our stockholders than the potential value that might have resulted from any other strategic opportunity reasonably available to us, including not pursuing any acquisition or other strategic transaction.

Opinion of Houlihan Lokey. The Board considered the financial analysis reviewed by Houlihan Lokey with the Board as well as the oral opinion of Houlihan Lokey rendered to the Board on October 19, 2015 (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Board dated October 19, 2015), as to the fairness, from a financial point of view, to NeoGenomics of the consideration to be paid by NeoGenomics in the Transaction pursuant to the Purchase Agreement. See “The Transaction—Opinion of Houlihan Lokey”.

Due Diligence. The Board considered the scope of the due diligence investigation of Clarient conducted by members of our senior management and our legal, financial and other advisors, and evaluated the results.

Impact of the Transaction on Customers and Employees. The Board evaluated the expected impact of the Transaction on our customers and employees and the benefits that would be derived from the Transaction by (a) expanding our diagnostic testing capabilities, (b) generating additional testing volume and cross-selling opportunities and (c) providing more opportunities for employees in a larger company.

Other Reasons for the Transaction. The reasons in favor of the Transaction considered by the Board also include, but are not limited to, the following:

•	our senior management’s belief that in order to continue to be successful in the cancer genetics industry, it will be important to achieve sufficient scale to enable us to operate in an increasingly competitive market with changing reimbursement dynamics;

•	the Board’s knowledge of the current and expected future environment in which we operate and will continue to operate, including national and local economic conditions, the competitive environment of the medical testing laboratory industry, and the likely effect of these factors on our potential growth, development, productivity, profitability and strategic options;

•	the Board’s review, with the assistance of its advisors, of the structure of the Transaction and the financial and other terms of the Purchase Agreement;

•	the anticipated increase in interest from new investors because of the combined company’s larger size, efficiencies and scope of operations; and

•	the potential for future increased trading liquidity for our stockholders.

In addition, the Board took into account a number of potentially negative factors in its deliberations concerning the Transaction with GE Medical, including the following considerations:

•	the possible effect of a public announcement of the Transaction on NeoGenomics’ and Clarient’s operations, clients, customers, business partners and employees and each company’s ability to attract and retain key management and employees;

•	the possible effect of the Transaction on our stock price, including any effect on the stock price caused by the public announcement of the Transaction, and the potential decline in the stock price caused by the issuance of additional shares of common stock or preferred stock in connection with the proposed Transaction;

•	the fact that, if the Transaction is not completed, (a) the trading price of our common stock could be adversely affected, (b) significant transaction and opportunity costs will have been incurred by us attempting to complete the Transaction, (c) clients, customers, business partners and employees of ours may be lost, (d) our business may be disrupted and (e) our prospects could be perceived to be adversely affected;

•	the fact that the Purchase Agreement restricts the conduct of our business prior to completion of the Transaction, requires us to operate our business in the ordinary course, and limits our ability to undertake other acquisitions, issue shares of common stock or to incur additional indebtedness, which may delay or prevent our ability to take advantage of business opportunities that could arise prior to the completion of the Transaction;

•	the possibility that litigation might be initiated in regard to the Transaction that could be potentially expensive and burdensome to defend;

•	our obligations under the Purchase Agreement to pay GE Medical, under specified circumstances, termination fees of up to $15.0 million;

•	the challenges inherent in the combination of two businesses of the size and scope of NeoGenomics and Clarient, and the size of the companies relative to each other, including, the following:

•	the possibility that integration costs may be material;

•	the possible diversion of management’s attention for an extended period of time;

•	the potential disruption of, or the loss of momentum in, each company’s ongoing businesses before the completion of the Transaction; and

•	complexities associated with managing the combined businesses, including difficulty addressing possible differences in corporate cultures and management philosophies, and the challenge of integrating complex systems, technology, networks and other assets of each of the companies in a manner that minimizes any adverse impact on clients, customers, employees and other constituencies;

•	the risk that the economic benefits, cost savings and other synergies that are anticipated as a result of the Transaction are not fully realized or take longer to realize than expected;

•	the risk that NeoGenomics or GE Medical may be unable to obtain antitrust or other regulatory clearances required for the Transaction, or that required antitrust or other regulatory clearances may delay the Transaction or result in the imposition of conditions that could adversely affect the operations of the combined company or cause the parties to abandon the Transaction;

•	the impact of the issuance of shares of common stock and preferred stock as consideration for the Transaction on our existing stockholders, including dilution of their ownership and voting interests;

•	the risk that certain liabilities associated with the Transaction have not been discovered or will be greater than anticipated; and

•	other risks of the type and nature described in the section entitled “Risk Factors” on page 29.

After consideration of these factors, the Board determined that the potential negative factors were significantly outweighed by the potential benefits of the Transaction to our stockholders.

The foregoing discussion of information and factors considered by the Board is not intended to be exhaustive. In light of the variety of factors considered in connection with its evaluation of the Transaction, the

Purchase Agreement and the other documents to be entered into as part of the Transaction, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Rather, the Board viewed its determinations and recommendations as being based on the totality of information and factors presented to and considered by the Board. Moreover, each member of the Board applied his or her own personal business judgment to the process and may have given different weight to different factors.

For the reasons set forth above, the Board approved the Transaction, the Purchase Agreement, the Investor Rights Agreement and the Registration Rights Agreement, and directed that the Stock Issuance, the Authorized Common Stock Charter Amendment, the Authorized Preferred Stock Charter Amendment, the Transaction Proposal and the Equity Incentive Plan Amendment be submitted for consideration by our stockholders at the special meeting, determined that the Transaction was advisable and in the best interest of our stockholders and recommends that our stockholders vote as follows:

•	“FOR” the proposal to approve the Stock Issuance;

•	“FOR” the proposal to approve the Authorized Common Stock Charter Amendment;

•	“FOR” the proposal to approve the Authorized Preferred Stock Charter Amendment;

•	“FOR” the proposal to approve the Transaction Proposal;

•	“FOR” the proposal to approve the Equity Incentive Plan Amendment; and

•	“FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

This explanation of the Board’s reasons for the Transaction and other information presented in this section is forward-looking in nature and, therefore, should be read in the light of the factors described in the section entitled “Special Note Concerning Forward-Looking Statements” on page 27.

Opinion of Houlihan Lokey

On October 19, 2015, Houlihan Lokey verbally rendered its opinion to the Board (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Board dated October 19, 2015), as to the fairness, from a financial point of view, to NeoGenomics of the consideration to be paid by NeoGenomics in the Transaction pursuant to the Purchase Agreement.

Houlihan Lokey’s opinion was directed to the Board (in its capacity as such) and only addressed the fairness, from a financial point of view, to NeoGenomics of the consideration to be paid by NeoGenomics in the Transaction pursuant to the Purchase Agreement and did not address any other aspect or implication of the Transaction or any other agreement, arrangement or understanding. The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex F to this proxy statement and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to the Board, any security holder of NeoGenomics or any other person as to how to act or vote with respect to any matter relating to the Transaction.

In arriving at its opinion, Houlihan Lokey, among other things:

•	reviewed the draft dated October 12, 2015 of the Purchase Agreement;

•	reviewed certain publicly available business and financial information relating to NeoGenomics and Clarient that Houlihan Lokey deemed to be relevant;

•	reviewed certain information relating to the historical, current and future operations, financial condition and prospects of NeoGenomics and Clarient made available to Houlihan Lokey by NeoGenomics and Clarient, including (a) (i) financial projections prepared by the management of NeoGenomics relating to NeoGenomics for the fiscal years ending 2015 through 2025 and (ii) financial projections prepared by the management of each of GE Medical and Clarient, as adjusted and extrapolated by the management of NeoGenomics, relating to Clarient for the fiscal years ending 2015 through 2025, which we refer to as the Adjusted Clarient Projections, and (b) certain forecasts and estimates of potential cost savings, operating efficiencies, revenue effects and other synergies expected to result from the Transaction, all as prepared by the management of NeoGenomics, which we refer to as the Synergies;

•	spoke with certain members of the management of each of NeoGenomics, GE Medical and Clarient and certain of their representatives and advisors regarding the respective businesses, operations, financial condition and prospects of NeoGenomics and Clarient, the Transaction and related matters;

•	compared the financial and operating performance of NeoGenomics and Clarient with that of other public companies that Houlihan Lokey deemed to be relevant;

•	considered the publicly available financial terms of certain transactions that Houlihan Lokey deemed to be relevant;

•	reviewed the current and historical market prices and trading volume for certain of NeoGenomics’ publicly traded securities, and the current and historical market prices and trading volume of the publicly traded securities of certain other companies that Houlihan Lokey deemed to be relevant;

•	compared the relative contributions of NeoGenomics and Clarient to certain financial statistics of the combined company on a pro forma basis;

•	reviewed a certificate addressed to Houlihan Lokey from senior management of NeoGenomics which contains, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, Houlihan Lokey by or on behalf of NeoGenomics; and

•	conducted certain other financial studies, analyses and inquiries and considered certain other information and factors as Houlihan Lokey deemed appropriate.

Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to Houlihan Lokey, discussed with or reviewed by Houlihan Lokey, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, management of NeoGenomics advised Houlihan Lokey, and Houlihan Lokey assumed, that the financial projections (and adjustments thereto) reviewed by Houlihan Lokey had been reasonably prepared in good faith on bases reflecting the then best currently available estimates and judgments of the management of each of NeoGenomics, Clarient and GE Medical as to the future financial results and condition of NeoGenomics and Clarient, and Houlihan Lokey expressed no opinion with respect to such projections or the assumptions on which they were based. Furthermore, upon the advice of the management of NeoGenomics, Houlihan Lokey assumed that the estimated Synergies reviewed by Houlihan Lokey had been reasonably prepared in good faith on bases reflecting the then best currently available estimates and judgments of the management of each of NeoGenomics, GE Medical and Clarient and that the Synergies would be realized in the amounts and the time periods indicated thereby, and Houlihan Lokey expressed no opinion with respect to the Synergies or the assumptions on which they were based. Houlihan Lokey relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of NeoGenomics or Clarient since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey that would be material to Houlihan Lokey’s analyses or Houlihan Lokey’s opinion, and that there was no information or any facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading.

Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Purchase Agreement and all other related documents and instruments that are referred to therein were true and correct, (b) each party to the Purchase Agreement and such other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction would be satisfied without waiver thereof, and (d) the Transaction would be consummated in a timely manner in accordance with the terms described in the Purchase Agreement and such other related documents and instruments, without any amendments or modifications thereto. Houlihan Lokey relied upon and assumed, without independent verification, that (i) the Transaction would be consummated in a manner that complies in all respects with all applicable foreign, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would result in the disposition of any assets of NeoGenomics or Clarient, or otherwise have an effect on the Transaction, NeoGenomics or Clarient or any expected benefits of the Transaction that would be material to Houlihan Lokey’s analyses or Houlihan Lokey’s opinion. Houlihan Lokey also relied upon and assumed, without independent verification, at the direction of NeoGenomics, that any adjustments to the consideration pursuant to the Purchase Agreement would not be material to Houlihan Lokey’s analyses or Houlihan Lokey’s opinion. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final form of the Purchase Agreement would not differ in any respect from the draft of the Purchase Agreement identified above.

Furthermore, in connection with Houlihan Lokey’s opinion, Houlihan Lokey had not been requested to make, and had not made, any independent appraisal of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of NeoGenomics, Clarient or any other party, nor was Houlihan Lokey provided with any such appraisal. Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity or business. Houlihan Lokey had undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which NeoGenomics or Clarient was or may be a party or was or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which NeoGenomics or Clarient was or may be a party or was or may be subject.

Houlihan Lokey had not been requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Transaction, the securities, assets, businesses or operations of NeoGenomics or any other party, or any alternatives to the Transaction, (b) negotiate the terms of the Transaction, or (c) advise the Board or any other party with respect to alternatives to the Transaction. Houlihan Lokey’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date of Houlihan Lokey’s opinion. Houlihan Lokey had not undertaken, and was under no obligation, to update, revise, reaffirm or withdraw Houlihan Lokey’s opinion, or otherwise comment on or consider events occurring or coming to Houlihan Lokey’s attention after the date of Houlihan Lokey’s opinion. Houlihan Lokey did not express any opinion as to what the value of NEO Common Shares actually would be when issued pursuant to the Transaction or the price or range of prices at which NEO Common Shares may be purchased or sold, or otherwise be transferable, at any time. Houlihan Lokey had assumed that the NEO Common Shares to be issued in the Transaction to GE Medical will be listed on NASDAQ. At our direction, Houlihan Lokey relied upon and assumed, without independent verification, that the NEO Preferred Shares to be issued as part of the consideration were worth approximately $110.0 million.

Houlihan Lokey’s opinion was furnished for the use of the Board (in its capacity as such) in connection with its evaluation of the Transaction and may not be used for any other purpose without Houlihan Lokey’s prior written consent. Houlihan Lokey’s opinion was not intended to be, and did not constitute, a recommendation to the Board, any security holder or any other party as to how to act or vote with respect to any matter relating to the Transaction or otherwise.

Houlihan Lokey had not been requested to opine as to, and Houlihan Lokey’s opinion did not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Board, NeoGenomics, our security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise (other than the consideration to the extent expressly specified therein), (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of NeoGenomics, or to any other party, except if and only to the extent expressly set forth in the last sentence of Houlihan Lokey’s opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available for NeoGenomics, Clarient or any other party, (v) the fairness of any portion or aspect of the Transaction to any one class or group of NeoGenomics’ or any other party’s security holders or other constituents vis-à-vis any other class or group of NeoGenomics’ or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not NeoGenomics, Clarient, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, (vii) the solvency, creditworthiness or fair value of NeoGenomics, Clarient or any other participant in the Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the consideration or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It was assumed that such opinions, counsel or interpretations had been or would be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with the consent of the Board, on the assessments by NeoGenomics, Clarient and their respective advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to NeoGenomics, Clarient and the Transaction or otherwise.

In preparing its opinion to the Board, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey’s analyses is not a complete description of the analyses underlying Houlihan Lokey’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Houlihan Lokey’s opinion nor its underlying analyses is readily susceptible to summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. While the results of each analysis were taken into account in reaching Houlihan Lokey’s overall conclusion with respect to fairness, Houlihan Lokey did not make separate or quantifiable judgments regarding individual analyses. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors, could create a misleading or incomplete view of the processes underlying Houlihan Lokey’s analyses and opinion.

In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company, transaction or business used in Houlihan Lokey’s analyses for comparative purposes is identical to NeoGenomics, Clarient or the proposed Transaction and an evaluation of the results of those analyses is not entirely mathematical. As a consequence, mathematical derivations (such as the high, low, mean and median) of financial data are not by themselves meaningful and in selecting the ranges of multiples to be applied were considered in conjunction with experience and the exercise of judgment. The estimates contained in the financial forecasts prepared by the management of NeoGenomics and the implied reference range values indicated by Houlihan Lokey’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of NeoGenomics. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.

Houlihan Lokey’s opinion was only one of many factors considered by the Board in evaluating the proposed Transaction. Neither Houlihan Lokey’s opinion nor its analyses were determinative of the consideration or of the views of the Board or management with respect to the Transaction or the consideration. Under the terms of its engagement by NeoGenomics, neither Houlihan Lokey’s opinion nor any other advice or services rendered by it in connection with the proposed Transaction or otherwise, should be construed as creating, and Houlihan Lokey should not be deemed to have, any fiduciary duty to the Board, NeoGenomics, Clarient, any security holder or creditor of NeoGenomics or Clarient or any other person, regardless of any prior or ongoing advice or relationships. The type and amount of consideration payable in the Transaction were determined through negotiation between Clarient and NeoGenomics, and the decision to enter into the Purchase Agreement was solely that of the Board.

The following is a summary of the material financial analyses performed by Houlihan Lokey in connection with the preparation of its opinion and reviewed with the Board on October 19, 2015. The order of the analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Houlihan Lokey’s analyses.

For purposes of its analyses, Houlihan Lokey reviewed a number of financial and operating metrics, including:

•	Enterprise Value—generally, the value as of a specified date of the relevant company’s outstanding equity securities (taking into account outstanding options and other securities convertible, exercisable or exchangeable into or for equity securities of the company) plus the amount of its net debt (the amount of its outstanding indebtedness, preferred stock, capital lease obligations and non-controlling interests less the amount of cash and cash equivalents on its balance sheet).

•	EBITDA—generally, the amount of the relevant company’s earnings before interest, taxes, depreciation and amortization for a specified time period.

Unless the context indicates otherwise, enterprise values and equity values used in the selected companies analysis described below were calculated using the closing price of NEO Common Shares and the common stock of the selected companies listed below as of October 16, 2015, and transaction values for the selected transactions analysis described below were calculated on an enterprise value basis based on the announced transaction equity price and other public information available at the time of the announcement. The estimates of the future financial and operating performance of Clarient relied upon for the financial analyses described below were based on the Adjusted Clarient Projections. See “The Transaction—Certain Financial Projections and Estimated Synergies.” The estimates of the future financial and operating performance of the selected companies listed below were based on certain publicly available research analyst estimates for those companies.

Selected Companies Analysis. Houlihan Lokey reviewed certain data for selected companies, with publicly traded equity securities, that Houlihan Lokey deemed relevant.

The financial data reviewed included:

•	Enterprise value as a multiple of revenue for the most recently completed 12-month period for which financial information had been made public, which we refer to as LTM;

•	Enterprise value as a multiple of estimated revenue for the next fiscal year for which financial information has not been made public, which we refer to as NFY; and

•	Enterprise value as a multiple of estimated revenue for the fiscal year following NFY, which we refer to as NFY+1.

Although none of the companies under the selected companies analysis is directly comparable to Clarient, the selected companies are laboratory testing companies with operations and/or other criteria, such as lines of business, markets, business risks, growth prospects, maturity of business and size and scale of business that, for the purposes of its analysis, Houlihan Lokey and the management of NeoGenomics considered generally relevant in evaluating Clarient. The foregoing criteria were consistently applied to all selected companies. Information for each of the selected public companies was based on each company’s most recent publicly available financial information and closing share prices as of October 16, 2015.

The selected companies and resulting data were as follows:

•	Cancer Genetics, Inc.

•	Enzo Biochem Inc.

•	Foundation Medicine, Inc.

•	Genomic Health Inc.

•	Laboratory Corp. of America Holdings

•	Myriad Genetics, Inc.

•	NeoGenomics, Inc.

•	Quest Diagnostics Inc.

•	Sequenom, Inc.

•	Sonic Healthcare Limited

•	Veracyte, Inc.

Enterprise Value to:
	LTM Revenue	NFY Revenue	NFY+1 Revenue
Low	1.73x	1.71x	1.52x
High	6.34x	5.30x	3.48x
Median	2.56x	2.25x	2.14x
Mean	3.01x	2.70x	2.35x

Taking into account the results of the selected companies analysis, Houlihan Lokey applied selected multiple ranges of 1.50x to 2.50x LTM revenue, 1.50x to 2.50x estimated NFY revenue and 1.25x to 2.25x estimated NFY+1 revenue to corresponding financial data for Clarient. The selected companies analysis indicated implied equity value reference ranges for Clarient of approximately $191 million to $318 million based on the selected range of multiples of LTM revenue, approximately $186 million to $310 million based on the selected range of multiples of NFY revenue and approximately $170 million to $306 million based on the selected range of multiples of NFY+1 revenue, as compared to the proposed Transaction consideration of approximately $282 million, based on the one month average closing price per share of NEO Common Shares, and approximately $278 million, based on the closing stock price per share of NEO Common Shares on October 16, 2015.

Selected Transactions Analysis. Houlihan Lokey considered certain financial terms of certain transactions involving laboratory testing companies that Houlihan Lokey deemed relevant.

The financial data reviewed included transaction value as a multiple of LTM revenue.

The selected transactions and resulting data were as follows:

Date Announced	Target	Acquiror
6/4/15	Bio-Reference Laboratories Inc.	Opko Health, Inc.
11/3/14	Covance Inc.	Laboratory Corp. of America Holdings
7/8/14	Path Logic, Inc.	NeoGenomics, Inc.
2/4/14	Crescendo Bioscience, Inc.	Myriad Genetics, Inc.*
10/22/13	PLUS Diagnostics, Inc.	Miraca Life Sciences, Inc.
6/25/13	CML Healthcare Inc.	LifeLabs, Inc.
3/6/13	Althea Technologies, Inc.	Ajinomoto Co., Inc.
1/30/13	BioClinica, Inc.	JLL Partners
6/4/12	MEDTOX Scientific Inc.	Laboratory Corp. of America Holdings
9/8/11	Caliper Life Sciences, Inc.	PerkinElmer Inc.
1/24/11	Genoptix, Inc.	Novartis Finance Corporation
9/13/10	Esoterix Genetic Laboratories, LLC	Laboratory Corp. of America Holdings
2/4/10	Medhold NV	Sonic Healthcare Limited

Transaction Value/LTM Revenue
Low	0.61x
High	4.35x
Median	2.16x
Mean	2.23x

*	Excluded from low, high, mean and median data.

Taking into account the results of the selected transactions analysis, Houlihan Lokey applied selected multiple ranges of 1.60x to 2.25x LTM revenue to corresponding financial data for Clarient. The selected transactions analysis indicated implied equity value reference ranges of approximately $204 million to $286 million for Clarient based on the selected range of multiples of LTM revenue, as compared to the proposed Transaction consideration of approximately $282 million, based on the one month average closing price per share of NEO Common Shares, and approximately $278 million, based on the closing stock price per share of NEO Common Shares on October 16, 2015.

Discounted Cash Flow Analysis. Houlihan Lokey performed a discounted cash flow analysis of Clarient by calculating the estimated net present value of the projected unlevered, after-tax free cash flows of Clarient based on the Adjusted Clarient Projections. Houlihan Lokey calculated terminal values for Clarient by applying a range of terminal value EBITDA multiples of 8.0x to 12.0x to Clarient’s fiscal year 2025 estimated EBITDA. The present values of Clarient’s projected future cash flows and terminal values were then calculated using discount rates ranging from 8.0% to 10.0%. The discounted cash flow analysis indicated an implied equity value reference range of approximately $163 million to $253 million for Clarient without Synergies and approximately $326 million to $470 million for Clarient with Synergies, as compared to the proposed Transaction consideration of approximately $282 million, based on the one month average closing price per share of NEO Common Shares, and approximately $278 million, based on the closing stock price per share of NEO Common Shares on October 16, 2015.

Other Matters

Houlihan Lokey was engaged by NeoGenomics to provide an opinion to the Board as to the fairness, from a financial point of view, to NeoGenomics of the consideration to be paid by NeoGenomics in the Transaction pursuant to the Purchase Agreement. We engaged Houlihan Lokey based on Houlihan Lokey’s experience and reputation. Houlihan Lokey is regularly engaged to render financial opinions in connection with mergers, acquisitions, divestitures, leveraged buyouts, and for other purposes. Pursuant to its engagement by

NeoGenomics, Houlihan Lokey is entitled to an aggregate fee of $350,000 for its services, a portion of which became payable upon the execution of Houlihan Lokey’s engagement letter and the balance of which became payable upon the delivery of Houlihan Lokey’s opinion. No portion of Houlihan Lokey’s fee is contingent upon the successful completion of the Transaction. NeoGenomics has also agreed to reimburse Houlihan Lokey for certain expenses and to indemnify Houlihan Lokey, its affiliates and certain related parties against certain liabilities and expenses, including certain liabilities under the federal securities laws, arising out of or related to Houlihan Lokey’s engagement.

In the ordinary course of business, certain of Houlihan Lokey’s employees and affiliates, as well as investment funds in which they may have had financial interests or with which they may have co-invested, may have acquired, held or sold, long or short positions, or traded, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, NeoGenomics, GE, or any other party that may be involved in the Transaction and their respective affiliates or any currency or commodity that may be involved in the Transaction.

Houlihan Lokey and certain of its affiliates have in the past provided and are currently providing investment banking and financial advisory and/or other financial or consulting services to GE and certain affiliates of GE, for which Houlihan Lokey and certain of its affiliates had received, and may receive, compensation. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to NeoGenomics, other participants in the Transaction or certain of their respective affiliates in the future, for which Houlihan Lokey and certain of its affiliates may receive compensation. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, NeoGenomics, GE, other participants in the Transaction or certain of their respective affiliates, for which advice and services Houlihan Lokey and such affiliates have received and may receive compensation.

Certain Financial Projections and Estimated Synergies

Neither NeoGenomics nor Clarient make public any projections for its future financial performance, earnings or other prospective financial information, other than, in the case of NeoGenomics, limited short-term guidance regarding its then-current annual revenues and earnings per share. However, in connection with the negotiation and execution of the Purchase Agreement, management of GE Medical and Clarient initially prepared certain non-public internal financial projections regarding Clarient’s anticipated future operating results for the years ended 2015 through 2018. These financial projections were adjusted downward by NeoGenomics based on various discussions between the management teams of GE Medical, Clarient and NeoGenomics regarding risks and uncertainties associated with Clarient’s business. As standalone projections for Clarient, these projections exclude the impact of expected synergies resulting from the combination of the NeoGenomics and Clarient businesses. In addition, management of NeoGenomics prepared certain forecasts and estimates of potential cost savings, operating efficiencies, revenue effects and other synergies expected to result from the Transaction. The adjusted financial projections for Clarient and estimated synergies for the combined company (together, the “Projections”) summarized below were provided to Houlihan Lokey, our financial advisor, in connection with its analyses and preparation of its financial opinion, and to the Board in connection with its consideration of the Transaction.

The Projections, while presented with numerical specificity, necessarily were based on numerous variables and assumptions that are inherently uncertain and many of which are beyond our control. Since the Projections cover multiple years, by their nature, they become subject to greater uncertainty with each successive year. Further, the Projections are based on a variety of estimates and assumptions regarding NeoGenomics’ and Clarient’s business, industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond NeoGenomics’ and Clarient’s control.

Economic and business environments can and do change quickly, which adds a significant level of uncertainty as to whether the financial results portrayed in the Projections will be achieved. Accordingly, there can be no assurance that the assumptions made in preparing the Projections will prove accurate. If the assumptions used in preparing the Projections do not prove accurate, the Projections will not be accurate. You should not regard the inclusion of these Projections in this proxy statement as an indication that NeoGenomics, GE Medical, Clarient or any of their respective affiliates or representatives considered or consider the Projections to be necessarily predictive of actual future events, and you should not rely on them as such. It is expected that there will be differences between actual and projected results and actual and estimated synergies, and actual results and estimated synergies may be materially greater or less than those contained in the Projections. It is highly likely that the contribution of Clarient’s business to our consolidated results will lead to results that differ from Clarient’s performance on a standalone basis, and therefore it is difficult to predict how our results will be affected by the combination of Clarient’s business and NeoGenomics’ business. None of NeoGenomics, GE Medical or Clarient nor any of their respective affiliates or representatives has made or makes any representations to any person regarding the ultimate performance of NeoGenomics or Clarient compared to the information contained in the Projections. Neither NeoGenomics, Clarient nor, after completion of the Transaction, the combined company undertakes any obligation, except as required by law, to update or otherwise revise the Projections to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.

The Projections were not prepared for use in this proxy statement or with a view toward public disclosure. These Projections also were not prepared in accordance with GAAP, the published guidelines of the SEC regarding projections and the use of non-GAAP measures, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither NeoGenomics’ independent registered public accounting firm nor Clarient’s independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the Projections set forth below, nor have they expressed any opinion or any other form of assurance on such information or its achievability and assume no responsibility for, and disclaim any association with, the prospective financial information and estimated synergies. Furthermore, the Projections do not take into account any circumstances or events occurring after the date of their preparation and none of NeoGenomics, GE Medical or Clarient intend to update these Projections. Readers of this proxy statement are therefore cautioned not to place undue reliance on the Projections. All Projections contained in this proxy statement are forward-looking statements, and these and other forward-looking statements are expressly qualified in their entirety by the risks and other factors described or referred to in the sections entitled “Special Note Concerning Forward-Looking Statements” and “Risk Factors” beginning on pages [●] and [●], respectively.

Financial Projections

The following table presents the prospective financial information of Clarient contained in the Projections (with dollar figures in millions):

	For the Year Ended December 31,
	2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E	2024E	2025E
Revenue	$123.8	$135.9	$144.7	$154.6	$167.9	$183.7	$199.0	$214.5	$230.7	$248.0	$265.9
EBITDA	$9.5	$17.2	$20.0	$25.0	$25.8	$28.7	$30.3	$30.6	$32.5	$33.2	$34.4
EBIT	$(2.1)	$1.7	$2.6	$4.9	$11.6	$12.3	$14.0	$14.1	$15.2	$15.5	$16.4

In these selected financial projections, we present Clarient’s EBITDA and EBIT, which were calculated in a manner consistent with our EBITDA and EBIT. We define EBITDA as net income from continuing operations before (a) interest expense, (b) tax expense (c) depreciation and amortization expense and (d) impairment charges. We define EBIT as net income from continuing operations before (1) interest expense, (2) tax expense and (3) impairment charges. Neither EBITDA nor EBIT is determined in accordance with GAAP and each should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. Our management believes that because EBITDA and EBIT exclude (A) certain non-cash expenses and (B) expenses that are not reflective of core operations, these measures provide investors with a more consistent measurement of operating performance and trends across reporting periods. For these reasons, our management uses EBITDA and EBIT to measure performance.

Estimated Synergies

The following table presents our estimated synergies with Clarient (with dollar figures in millions):

	For the Year Ended, December 31,
	2015(1)	2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E	2024E	2025E	Terminal
Revenue Synergies	$0.0	$0.0	$5.2	$6.2	$6.4	$6.5	$6.5	$6.6	$6.7	$6.7	$6.8	$6.8
Cost of Sales Synergies	0.0	4.6	5.9	5.5	8.6	11.5	11.4	11.4	11.3	11.3	11.2	11.2
Sales and Marketing Synergies	0.0	1.4	5.4	8.5	9.0	10.0	10.0	10.0	10.0	10.0	10.0	10.0
General & Administrative	0.0	0.0	1.7	2.5	4.0	5.0	5.0	5.0	5.0	5.0	5.0	5.0

Total Net Annual Savings/(Expenses)	$0.0	$6.0	$18.2	$22.7	$27.9	$32.9	$32.9	$32.9	$32.9	$32.9	$33.0	$33.0

Taxes(2)	0.0	(2.3)	(7.1)	(8.8)	(10.9)	(12.8)	(12.8)	(12.8)	(12.9)	(12.8)	(12.9)	(12.9)
Deferred Taxes Payable(3)	0.0	0.0	(2.1)	(2.1)	(2.1)	(2.1)	(2.1)	(2.1)	(2.1)	(2.1)	(2.1)	0.0

Net After-Tax Savings	$0.0	$3.7	$9.0	$11.7	$14.9	$17.9	$17.9	$18.0	$18.0	$18.0	$18.0	$20.1

(1)	Represents a 3-month stub period.
(2)	Tax rate of 39.0% per NeoGenomics management.
(3)	Assumes taxes payable on intangible assets as NeoGenomics will not take a Section 338(h)(10) election.

Interests of Certain Persons in the Transaction

None of our directors or executive officers have any interests in the Transaction that may be different from, or in addition to, the interests of our stockholders generally.

NeoGenomics Board of Directors Following the Transaction

In connection with our execution of the Purchase Agreement, the Board was increased from eight to ten directors, with one of the vacancies created by such increase to be filled by a director designated for appointment to the Board by GE Medical pursuant to the Investor Rights Agreement. Such appointment will be subject in all respects to the terms and conditions contained in the Investor Rights Agreement.

See “The Investor Board Rights, Lockup And Standstill Agreement—GE Medical Representation on the NeoGenomics Board of Directors” beginning on page 85 for a further discussion of GE Medical’s rights and our obligations with respect to GE Medical’s nominee for appointment or election to the Board.

Impact of the Stock Issuance on Existing NeoGenomics Stockholders

The Stock Issuance will dilute the ownership and voting interests of our existing stockholders. As of October 15, 2015, there were approximately 60.6 million shares of our common stock issued and outstanding. Upon the closing of the Transaction, we will issue 15.0 million shares of common stock and 14,666,667 shares of Series A Preferred Stock. The NEO Common Shares would represent 19.8% of our post-closing issued and outstanding shares of common stock. In addition, the NEO Preferred Shares will, with certain exceptions, vote with shares of our common stock as a single class on an “as converted” basis. Accordingly, if we issue all of the NEO Preferred Shares, the NEO Shares issued to GE Medical will represent 32.9% of our total voting power upon closing of the Transaction, with our current stockholders owning the remaining 67.1% of the total voting power. Therefore, the ownership and voting interests of our existing stockholders will be proportionately reduced.

In addition, after the first anniversary of the closing of the Transaction, dividends will begin to accrue quarterly on outstanding shares of Series A Preferred Stock in the form of PIK Dividends, adding to the number of shares of Series A Preferred Stock outstanding. After the third anniversary of the closing, holders of the Series A Preferred Stock will be permitted, under certain circumstances, to convert such shares (including shares issued as PIK Dividends) into shares of common stock. Any such conversion will further dilute the ownership interests of our stockholders. See “Description of Capital Stock—Preferred Stock—Series A Preferred Stock”.

Concurrent with the execution of the Purchase Agreement, the Board amended our bylaws to opt out of Nevada Revised Statutes Sections 78.378 - 78.3793 and 78.411 - 78.444, which provide certain anti-takeover protections for Nevada corporations. Further, under the terms of the Investor Rights Agreement, we will be prohibited from implementing a stockholder rights plan, unless such plan specifically permits GE Medical and certain of its affiliates to beneficially own the percentage of our outstanding voting stock they own as of the date of the adoption of such stockholder rights plan, plus any increase in such percentage resulting from shares of voting stock acquired or that may be acquired pursuant to the terms of the Series A Preferred stock or pursuant to certain participation rights.

Material United States Federal Income Tax Consequences of the Transaction to NeoGenomics Stockholders

Because our existing stockholders do not participate in the Transaction, they will not recognize gain or loss in connection with the Transaction with respect to their shares of our common stock.

Accounting Treatment of the Transaction

We prepare our financial statements in accordance with GAAP. Under GAAP, the Transaction will be accounted for by applying the acquisition method with NeoGenomics treated as the acquirer.

Appraisal Rights

None of our stockholders will be entitled to exercise appraisal rights or to demand payment for his, her or its shares of our common stock in connection with the Transaction.

Regulatory Approvals and Clearances

Under the HSR Act, and the rules and regulations thereunder, the Transaction may not be completed until required information and materials have been furnished to the DOJ and the FTC, and certain waiting period requirements have expired or been terminated. On                 , 2015, each of NeoGenomics, GE Medical and Clarient filed a pre-merger notification and report form pursuant to the HSR Act with the DOJ and the FTC. At any time before the closing of the Transaction, the DOJ, the FTC or others could take action under the antitrust laws with respect to the Transaction, including seeking to enjoin the completion of the Transaction or to require the divestiture of certain assets of NeoGenomics or Clarient. There can be no assurance that a challenge to the Transaction on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Federal Securities Law Consequences; Restrictions on Transfer

If the Stock Issuance is approved, the NEO Shares will be issued to GE Medical in a private placement transaction under the exemption from registration provided under Section 4(a)(2) of the Securities Act, as the offer and sale of the NEO Shares does not involve a public offering of our common stock or preferred stock. We have determined that GE Medical is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act. The certificates representing the NEO Shares will bear legends that such securities have not been registered under the Securities Act or the securities laws of any state and may not be sold or transferred in the absence of an effective registration statement under the Securities Act and applicable state securities laws or an exemption from registration thereunder.

In addition, the NEO Shares will be subject to further restrictions on transfer and GE Medical will be entitled to certain registration rights as described in more detail in “The Investor Board Rights, Lockup And Standstill Agreement” and “Other Agreements—The Registration Rights Agreement” on pages 85 and 90, respectively.

Financing of the Transaction

We expect to pay the $80.0 million of cash consideration and related fees and expenses of the Transaction using (i) $10.0 million of borrowings under the Revolving Credit Facility, (ii) $55.0 million from the proceeds of the Term Loan Facility and (iii) the remainder from other available cash. Concurrent with the execution of the Purchase Agreement, we entered into commitment letters providing for the Credit Facilities. The following is a summary of selected material provisions of these commitment letters. The rights and obligations of the parties are governed by the express terms and conditions of these agreements and not by this summary or any other information in this proxy statement. This discussion is qualified in its entirety by reference to the complete text of the commitment letters, which we have filed with the SEC. See “Where You Can Find More Information” on page 162. We urge all stockholders to read these agreements carefully and in their entirety before making any decisions regarding the proposals included in this proxy statement.

Revolving Credit Facility

On or prior to the closing of the Transaction, NeoGenomics Laboratories will enter into the Revolving Credit Facility providing for up to $25.0 million of revolving loans with Well Fargo Bank, N.A., as agent. The facility provides a letter of credit subfacility for an amount to be agreed upon. Borrowings under the revolver and the letter of credit subfacility will be limited to a borrowing base comprised of 85% of the expected net value of certain billed and unbilled accounts less reserves established by Wells Fargo, as agent.

The interest rate for borrowings under the Revolving Credit Facility will be, at our election, (i) (A) a base rate equal to the greatest of the prime rate, the federal funds rate plus 0.5% and the three month LIBOR rate plus 1% plus (B) an applicable margin ranging from 2.0% to 2.5% or (ii) the (A) LIBOR rate plus (B) an applicable margin ranging from 3.0% to 3.5%. We will also pay 0.25% per year on any unused portion of the revolver. We and all of our present and future subsidiaries (other than NeoGenomics Laboratories) will be guarantors under the Revolving Credit Facility.

The Revolving Credit Facility will contain the following customary financial covenants: (i) maintenance of a maximum senior leverage ratio (senior indebtedness (including the outstanding amounts under the Credit Facilities), plus capitalized lease obligations, divided by EBITDA) of not more than 3.75 to 1.0, (ii) maintenance of a minimum consolidated fixed charge coverage ratio (EBITDA less unfinanced capital expenditures, divided by the sum of cash interest expense, scheduled payments of principal on indebtedness, taxes and restricted payments) of at least 1.1 to 1.0 and (iii) maintenance of a minimum cash velocity equal to or greater than 80%.

The Revolving Credit Facility will also contain various affirmative and negative covenants, such as the delivery of financial statements, tax authority compliance, maintenance of property, limitations on additional debt, restriction of dividends and other standard clauses.

The Revolving Credit Facility has a maturity of five years. In addition, the Revolving Credit Facility provides for mandatory prepayment in the event that the borrowing base is less than the aggregate amount of the advances outstanding under the revolver and any letters of credit, which prepayment will be equal to the amount necessary to remedy the over-advance.

The availability of the loans under the Revolving Credit Facility is subject to the satisfaction (or waiver) of the conditions set forth therein, including:

•	the absence of a Company Material Adverse Change and a Buyer Material Adverse Change, since December 31, 2014;

•	our having a senior leverage ratio, after giving pro forma effect to the Transaction and the financing thereof, of not more than 3.75 to 1.0;

•	our deposit of not less than $15.0 million into a restricted account to remain on deposit until after the consummation of the Transaction on the closing date;

•	the consummation of the Transaction in accordance with the terms of the Purchase Agreement;

•	the delivery by NeoGenomics of customary documentation;

•	the agent having a perfected lien on and security interest in the assets of NeoGenomics and Clarient, subject to customary exceptions; and

•	the payment of relevant fees and expenses.

Term Loan Facility

On or prior to the closing of the Transaction, NeoGenomics Laboratories will enter into the $55.0 million Term Loan Facility with AB Private Credit Investors LLC, as administrative agent. The interest rate for borrowings under the Term Loan Facility will be LIBOR plus 7.00% per annum, with a minimum LIBOR of 1.00%. Interest on borrowings under the facility will be reduced to LIBOR plus 6.50% upon the later of (i) our achieving maximum total leverage of less than 2.0 to 1.0 and (ii) January 1, 2017. We and all of our present and future subsidiaries other than NeoGenomics Laboratories will be guarantors under the Term Loan Facility.

The Term Loan Facility will contain the following customary financial covenants: (i) maintenance of a maximum total leverage ratio, and (ii) maintenance of a minimum consolidated fixed charge coverage ratio.

The Term Loan Facility will also contain various affirmative and negative covenants, such as the delivery of financial statements, tax authority compliance, maintenance of property, limitations on additional debt, restriction of dividends and other standard clauses.

The Term Loan Facility has a maturity of five years. In addition, the Term Loan Facility provides for annual amortization payments in an amount equal to 1.0% of the original principal amount of the term loan, paid quarterly, and customary mandatory prepayments with (i) proceeds of assets sales and recovery events, (ii) proceeds of certain debt and equity issuances, (iii) proceeds of certain extraordinary receipts, (iv) a portion of certain tax refunds and insurance proceeds, and (v) a portion of excess cash flow.

The availability of the loans under the Term Loan Facility is subject to the satisfaction (or waiver) of the conditions set forth therein, including:

•	the absence of a Company Material Adverse Change and a Buyer Material Adverse Change, since December 31, 2014;

•	our having consolidated total funded leverage, after giving pro forma effect to the Transaction and the financing thereof, of not more than 3.75 to 1.0;

•	the consummation of the Transaction in accordance with the terms of the Purchase Agreement;

•	the delivery by NeoGenomics of customary documentation;

•	the agent having a perfected lien on and security interest in the assets of NeoGenomics and Clarient, subject to customary exceptions; and

•	the payment of relevant fees and expenses.

THE STOCK PURCHASE AGREEMENT

The following is a summary of the material provisions of the Purchase Agreement. The following description of the Purchase Agreement is subject to, and qualified in its entirety by reference to, the Purchase Agreement, which is attached to this proxy statement as Annex A and is incorporated by reference into this document. This summary may not contain all of the information about the Purchase Agreement that may be important to you. You are urged to read the Purchase Agreement carefully and in its entirety, as it is the legal document governing the Transaction.

Terms of the Transaction

Each of the GE Medical, NeoGenomics and NeoGenomics Laboratories boards of directors has approved the Purchase Agreement, which provides for the acquisition of all of the issued and outstanding common stock of Clarient Inc. by NeoGenomics Laboratories, a wholly owned subsidiary of NeoGenomics, from GE Medical. Each share of Clarient Inc. common stock has a par value of $0.01. The Transaction constitutes a taxable purchase of Clarient Inc.’s issued and outstanding common stock for U.S. federal income tax purposes.

In consideration of Clarient Inc.’s common stock, we will pay to GE Medical $80.0 million in cash (subject to adjustment as described below) and deliver to GE Medical 15,000,000 shares of our common stock and 14,666,667 shares of our Series A Preferred Stock (subject to adjustment as described below). The common stock portion of the purchase price has a total value of $         , based on the closing price of our common stock on                    , 2015, the most recent price prior to mailing this proxy statement. The preferred stock portion of the purchase price has a value of $110.0 million (subject to an early redemption discount in years one through four following the Original Issuance Date, as described in the section entitled “Description of Capital Stock—Series A Preferred Stock”), based on the aggregate liquidation preference of the Series A Preferred Stock issued to GE Medical.

We have the right to increase the amount of the cash portion of the purchase price by up to $110.0 million by delivering notice to GE Medical not later than two business days prior to the closing date of the Transaction. Any such increase in the cash consideration will result in a corresponding reduction in the number of shares of Series A Preferred Stock to be issued as consideration by an amount calculated by dividing the amount of any such increase in the cash consideration by $7.50, which is the conversion price of the Series A Preferred Stock.

The cash portion of the purchase price to be paid at the closing of the Transaction will be adjusted to account for any increase in the cash portion of the purchase price as discussed in the preceding paragraph, estimated differences in working capital at the closing of the Transaction compared to the target working capital of $27.0 million, certain indebtedness of Clarient, and cash and cash equivalents of Clarient. Following the closing of the Transaction, the cash portion of the purchase price will be adjusted for changes in Clarient’s working capital and Clarient’s indebtedness and cash position as of the date of closing of the Transaction. If the sum of such closing working capital and cash and cash equivalents, less such indebtedness, as of the closing of the Transaction is greater than the sum of the working capital and cash and cash equivalents, less indebtedness, as estimated prior to the closing of the Transaction, we will pay GE Medical the difference. If such amounts are less than the sum so estimated prior to the closing of the Transaction, GE Medical will pay us the difference. It is anticipated that GE Medical and Clarient will satisfy all indebtedness of Clarient and distribute all of Clarient’s cash to GE Medical immediately prior to closing.

Representations and Warranties

The representations and warranties described below were made solely for the benefit of the parties to the Purchase Agreement and may represent an allocation of contractual risk between NeoGenomics and GE Medical rather than establishing matters as facts, and may be subject to standards of materiality that differ from standards relevant to investors. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in public disclosures by NeoGenomics or GE Medical. If specific material facts arise that contradict the representations, warranties or covenants in the Purchase Agreement, we will disclose those material facts in the public filings that we make with the SEC if we determine that we have a legal obligation to do so. The representations and warranties and other provisions of the Purchase Agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. For more information please see “Where You Can Find More Information” on page 162.

Representations and Warranties Made by GE Medical

The Purchase Agreement contains customary representations and warranties of GE Medical relating to the business of Clarient, and GE Medical’s ownership of Clarient. GE Medical’s representations and warranties survive the closing of the Transaction as detailed in “Representation and Warranty Survival” on page 82.

GE Medical has made representations and warranties regarding, among other things:

•	corporate matters, including due organization and qualification of GE Medical, Clarient, Inc. and Clarient Diagnostic Services;

•	capital structure of Clarient, Inc. and Clarient Diagnostic Services;

•	its authority relative to execution and delivery of the Purchase Agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the Transaction;

•	required governmental filings and consents;

•	financial statements and the absence of undisclosed liabilities;

•	the absence of certain changes or events with respect to Clarient;

•	litigation;

•	compliance with applicable laws and permits;

•	compliance with healthcare laws;

•	compliance with anti-money laundering and similar laws;

•	intellectual property;

•	environmental matters;

•	certain material contracts, customers and suppliers;

•	labor, employment and employee benefit matters;

•	tax matters;

•	assets and properties;

•	continuity of management of Clarient and pathologists providing services to Clarient;

•	bank accounts;

•	insurance policies;

•	the absence of broker fees;

•	warranty claims; and

•	accounts receivable.

Representations and Warranties Made by NeoGenomics and NeoGenomics Laboratories

The Purchase Agreement contains customary representations and warranties of NeoGenomics relating to NeoGenomics’ and NeoGenomics Laboratories’ business and certain matters related to the approval of the

Transaction and the financing transactions contemplated by the commitment letters for the Credit Facilities. NeoGenomics’ representations and warranties survive the closing of the Transaction as detailed in “—Representation and Warranty Survival” on page 82.

We have made representations and warranties regarding, among other things:

•	corporate matters, including due organization and qualification of NeoGenomics and NeoGenomics Laboratories;

•	authority relative to execution and delivery of the Purchase Agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the transactions contemplated thereby;

•	required governmental filings and consents;

•	the Stock Issuance;

•	compliance with applicable laws and permits;

•	compliance with healthcare laws;

•	compliance with anti-money laundering and similar laws;

•	our status as an “accredited investor” and our investment in Clarient;

•	our financing of the transaction;

•	the absence of undisclosed broker fees;

•	our solvency after the consummation of the Transaction;

•	the required vote of our stockholders to approve the Stock Issuance and the increase in the authorized shares of our common stock and preferred stock;

•	the accuracy of information included in this proxy statement;

•	our SEC reports, financial statements, and internal controls;

•	our capital structure;

•	the absence of undisclosed liabilities;

•	the absence of certain changes or events;

•	litigation;

•	intellectual property;

•	environmental matters;

•	employment and employee benefit matters;

•	tax matters;

•	assets and properties;

•	receipt of the opinion of Houlihan Lokey regarding the fairness of consideration paid for Clarient from a financial point of view;

•	the recommendation of our Board of Directors to our stockholders to approve the Stock Issuance and the increase in the authorized shares of our common stock and preferred stock; and

•	the absence of certain anti-takeover provisions.

Interim Covenants

GE Medical has agreed to cause Clarient to abide by certain customary actions relating to Clarient’s business operations prior to the closing. These interim covenants include conducting Clarient’s operations in the ordinary course of business consistent with past practice, except as required by applicable law or as otherwise contemplated by the Purchase Agreement (including the disclosure schedules thereto). Additionally, GE Medical agreed to certain customary restrictions with respect to actions Clarient may take, which generally have the effect of preserving the value of Clarient until the closing.

Similarly, prior to the closing of the Transaction, we have agreed to conduct our own operations in the ordinary course of business consistent with past practice, except as required by applicable law or as otherwise contemplated by the Purchase Agreement (including the disclosure schedules thereto), and to cause our subsidiaries, including NeoGenomics Laboratories, to do the same. We have also agreed to refrain from taking certain actions prior to the closing, including amending our governing documents (except to increase our authorized common stock and preferred stock and to create and issue the Series A Preferred Stock), issuing equity securities other than in connection with the financing of the Transaction or in connection with certain employee benefits, acquiring any corporation or other business organization or any assets, other than purchases of inventory and other non-material assets in the ordinary course of business or pursuant to existing contracts, and disposing of any corporation or other business entity or any assets, other than sales or dispositions of finished goods inventory in the ordinary course of business consistent with past practice.

Cooperation

NeoGenomics, NeoGenomics Laboratories and GE Medical agreed to, during the period prior to closing, refrain from taking any actions that would reasonably be expected to impair, delay or impede the closing and to use reasonable best efforts to cause their respective closing conditions to be met as promptly as practicable. The parties further agreed to keep each other reasonably apprised of the status of the matters relating to the completion of the Transactions.

Proxy Statement

We are required to prepare and file this proxy statement within 10 days following the signing of the Purchase Agreement, to use our reasonable best efforts to respond promptly to any comments of the SEC and to mail this proxy statement no later than 5 business days following the later of resolution of the SEC comments and the expiration of a 10-day waiting period following the initial filing of this proxy statement.

We are required to include in this proxy statement the recommendation of the Board to our stockholders that the Purchase Agreement and the Transaction, taken together, are advisable and in the best interests of our stockholders, subject to certain exceptions related to the fiduciary duties of the Board.

Stockholder Approval

We are required to hold the special meeting as promptly as practicable, and in any event within 45 days, following the mailing of this proxy statement. We are further required to use reasonable best efforts to solicit from our stockholders proxies in favor of the proposals included herein. If we have not received proxies representing a sufficient number of shares to approve the proposals included herein, we may be required to postpone or adjourn the meeting to a date not more than 10 days from the initial date of the meeting.

Regulatory and Other Authorizations; Consents

NeoGenomics and GE Medical are obligated to use their commercially reasonable efforts to obtain from governmental authorities any governmental consents, permits and orders necessary or appropriate for the performance of their respective obligations under the Purchase Agreement, including taking various actions with respect to the HSR Act and other laws and regulations and the rules of NASDAQ. On                     , 2015, each of NeoGenomics, NeoGenomics Laboratories and GE Medical filed a pre-merger notification and report form pursuant to the HSR Act with the DOJ and the FTC.

At GE Medical’s request, we are required to contest, until it becomes final and nonappealable, any ruling, order or other action of any government authority or any other person challenging the Transaction, provided that such required efforts shall not include any obligation to agree to or to implement any divestiture of any assets or business operations, or any restraint or limitation upon the business operations of NeoGenomics or GE Medical.

Non-Solicitation; Exclusivity

Parent Acquisition Proposal

For the purposes of the Purchase Agreement, “Parent Acquisition Proposal” means, other than the transactions contemplated by the Purchase Agreement or other proposal or offer from GE Medical or any of its affiliates, any expression of interest, proposal or offer (whether or not in writing) involving: (a) the sale, lease, exchange, transfer, license, disposition (including by way of liquidation or dissolution of NeoGenomics or any of its subsidiaries or by way of the sale of any stock of a subsidiary of NeoGenomics) or acquisition of any business or businesses or assets (including any acquisition of stock of any entity) that, in any such case, constitute or account for 10% or more of the consolidated net revenues, net income or net assets of NeoGenomics and its subsidiaries, taken as a whole; (b) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction (1) in which a person or “group” (as defined in the Exchange Act) of persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of NeoGenomics or (2) in which NeoGenomics issues securities representing more than 20% of any class of its outstanding voting securities; or (c) the creation of additional seats on the Board or granting any person the right to nominate or appoint a director to the Board.

Superior Proposal

For the purposes of the Purchase Agreement, “Superior Proposal” means any Parent Acquisition Proposal (a) on terms which the Board determines in good faith, after consultation with NeoGenomics’ outside legal counsel and financial advisors, to be more favorable from a financial point of view to NeoGenomics’ stockholders, taking into account all the terms and conditions of such proposal (including the likelihood and timing of consummation), and the Purchase Agreement (including any revisions to the terms of the Purchase Agreement in response to such proposal or otherwise) and (b) that the Board believes is reasonably capable of being completed, taking into account such financial, regulatory, legal and other aspects of such proposal the Board considers appropriate; provided, that for purposes of the definition of “Superior Proposal,” the references to “10%” in the definition of Parent Acquisition Proposal will be deemed to be references to “50%.”

Company Acquisition Proposal

For the purposes of the Purchase Agreement, “Company Acquisition Proposal” means, other than the transactions contemplated by the Purchase Agreement or other proposal or offer from NeoGenomics or any of its affiliates, any expression of interest, proposal or offer (whether or not in writing) involving: (a) the sale, lease, exchange, transfer, license, disposition (including by way of liquidation or dissolution of Clarient Inc. or Clarient Diagnostic Services or by way of the sale of any equity interests of Clarient Inc. or Clarient Diagnostic Services) or acquisition of the business or assets of Clarient that, in any such case, constitute or account for 10% or more of the consolidated net revenues, net income or net assets of Clarient, taken as a whole; (b) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction (1) in which a person or “group” (as defined in the Exchange Act) of persons directly or indirectly acquires beneficial or record ownership of securities representing more than 10% of the outstanding securities of any class of voting securities of Clarient Inc. or Clarient Diagnostic Services or (2) in which Clarient Inc. or Clarient Diagnostic Services issues securities representing more than 10% of any class of its outstanding voting securities; or (c) the creation of additional seats on Clarient Inc.’s or Clarient Diagnostic Services’ board of directors or granting any person the right to nominate or appoint a director to Clarient Inc.’s or Clarient Diagnostic Services’ board of directors.

NeoGenomics Non-solicitation

Subject to certain exceptions described below, we have agreed that neither we nor any of our subsidiaries will, and we shall cause each of our and their representatives and each of our affiliates, not to, directly or indirectly:

•	solicit, initiate, seek or knowingly encourage, facilitate, induce or support, or take any action to solicit, initiate, seek or knowingly encourage, facilitate, induce or support any announcement, communication, inquiry, expression of interest, proposal or offer that constitutes or that could reasonably be expected to lead to, a Parent Acquisition Proposal from any person (other than GE Medical, its affiliates and their representatives);

•	enter into, participate or engage in, maintain or continue any discussions or negotiations relating to, any Parent Acquisition Proposal with any person (other than GE Medical, its affiliates and their representatives);

•	provide or cause to be provided to any person (other than GE Medical, its affiliates and their representatives) any non-public information or data relating to NeoGenomics or any of its subsidiaries, in connection with, or with or for the purpose of encouraging or facilitating, a Parent Acquisition Proposal or that could reasonably be expected to be used for the purposes of formulating any inquiry, expression of interest, proposal or offer relating to a Parent Acquisition Proposal from any person;

•	approve, endorse or recommend, or publicly propose to approve, endorse or recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, arrangement or other agreement relating to a Parent Acquisition Proposal or that could reasonably be expected to lead to a Parent Acquisition Proposal, or enter into any agreement or agreement in principle requiring NeoGenomics or NeoGenomics Laboratories to abandon, terminate or fail to consummate the transactions or breach their respective obligations under the Purchase Agreement; or

•	submit any Parent Acquisition Proposal or any matter related thereto to the vote of the stockholders of NeoGenomics.

Notwithstanding the prohibitions discussed in the foregoing paragraph:

•	at any time prior to obtaining the stockholder approval of the Stock Issuance, the Authorized Common Stock Charter Amendment and the Authorized Preferred Stock Charter Amendment, if (a) we receive an unsolicited bona fide written Parent Acquisition Proposal, and (b) the Board determines (1) in good faith (after consultation with its outside legal counsel and financial advisors) that such Parent Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and (2) in good faith (after consultation with its outside legal counsel) the failure to do so would reasonably be expected to constitute a breach of the directors’ fiduciary duties under applicable law, then we may (A) furnish information with respect to NeoGenomics and its subsidiaries to the person making such Parent Acquisition Proposal and (B) participate in discussions or negotiations with such person and its representatives regarding such Parent Acquisition Proposal; provided, however, that we will not, and will not permit our subsidiaries or our or their representatives to, furnish any information or enter into, maintain or participate in any such discussions or negotiations except pursuant to a customary confidentiality and standstill agreement on terms no less restrictive than those contained in the confidentiality agreement entered into with GE Medical; and

•

we are permitted to (a) take public positions with respect to any tender or exchange offer or from (b) make any required disclosure to our stockholders with regard to a Parent Acquisition Proposal if, in the good faith judgment of the Board, after consultation with outside counsel, failure to disclose such information would reasonably be expected to violate our disclosure obligations under applicable law.

We are required to notify GE Medical of any Parent Acquisition Proposal and provide certain information related thereto.

In addition, we have agreed:

•	subject to certain exceptions, to immediately cease, and cause each of our subsidiaries and affiliates and each of our and their representatives to immediately cease, and cause to be terminated any and all existing activities, discussions or negotiations with any persons (other than GE Medical and its representatives) conducted on or prior to the date of the Purchase Agreement with respect to any Parent Acquisition Proposal, and promptly after the date of the Purchase Agreement instruct each person that has in the 12 months prior to the date of the Purchase Agreement executed a confidentiality agreement relating to a Parent Acquisition Proposal with or for the benefit of NeoGenomics or any of its subsidiaries to promptly return or destroy, in accordance with the terms of such confidentiality agreement, all information, documents and materials relating to the Parent Acquisition Proposal or to NeoGenomics or any of its subsidiaries and their business previously furnished by or on behalf of NeoGenomics or any of its subsidiaries or any of their representatives to such person or such person’s representatives; and

•	not to terminate, waive, amend or modify any provision of, or grant permission under, any standstill or confidentiality agreement to which NeoGenomics or any of its subsidiaries is a party, and NeoGenomics and its subsidiaries shall enforce the provisions of each such agreement.

GE Medical Non-solicitation

GE Medical has agreed that neither it nor any of its subsidiaries shall, and that it shall cause each of its and their representatives and each of its affiliates (and each of their respective representatives) not to, directly or indirectly:

•	solicit, initiate, seek or knowingly encourage, facilitate, induce or support, or take any action to solicit, initiate, seek or knowingly encourage, facilitate, induce or support any announcement, communication, inquiry, expression of interest, proposal or offer that constitutes or that could reasonably be expected to lead to, a Company Acquisition Proposal from any person (other than NeoGenomics and NeoGenomics Laboratories and their affiliates and their representatives);

•	enter into, participate or engage in, maintain or continue any discussions or negotiations relating to, any Company Acquisition Proposal with any person (other than NeoGenomics and NeoGenomics Laboratories and their affiliates and their representatives);

•	provide or cause to be provided to any person (other than NeoGenomics and NeoGenomics Laboratories and their affiliates and their representatives) any non-public information or data relating to Clarient, in connection with, or with or for the purpose of encouraging or facilitating, a Company Acquisition Proposal or that could reasonably be expected to be used for the purposes of formulating any inquiry, expression of interest, proposal or offer relating to a Company Acquisition Proposal from any person;

•	approve, endorse or recommend, or publicly propose to approve, endorse or recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, arrangement or other agreement relating to a Company Acquisition Proposal or that could reasonably be expected to lead to a Company Acquisition Proposal, or enter into any agreement or agreement in principle requiring GE Medical, Clarient to abandon, terminate or fail to consummate the transactions or breach their respective obligations under the Purchase Agreement; or

•	submit any Company Acquisition Proposal or any matter related thereto to the vote of the stockholder of Clarient, Inc.

In addition, GE Medical has agreed:

•	to immediately cease, and to cause each of its subsidiaries and affiliates and each of its and their representatives to immediately cease, and cause to be terminated any and all existing activities, discussions or negotiations with any persons (other than NeoGenomics and NeoGenomics Laboratories and their affiliates and their representatives) conducted on or prior to the date of the Purchase Agreement with respect to any Company Acquisition Proposal, and to promptly after the date of the Purchase Agreement instruct each person that has in the 12 months prior to the date of the Purchase Agreement executed a confidentiality agreement relating to a Company Acquisition Proposal with or for the benefit of GE Medical or any of its subsidiaries to promptly return or destroy, in accordance with the terms of such confidentiality agreement, all information, documents and materials relating to the Company Acquisition Proposal or to Clarient and the business thereof previously furnished by or on behalf of GE Medical or Clarient or any of their representatives to such person or such person’s representatives; and

•	neither it nor its affiliates shall terminate, waive, amend or modify any provision of, or grant permission under, any standstill or confidentiality agreement to which GE Medical or any of its affiliates is a party, and GE Medical and its affiliates shall enforce the provisions of each such agreement.

Recommendation Changes

Neither the Board nor any committee thereof is permitted to (a) withdraw, change, amend, qualify or modify, or publicly propose to withdraw, change, amend, qualify or modify, in a manner adverse to GE Medical or Clarient, the Board’s recommendation in favor of the Purchase Agreement and the Transactions, which we refer to as an Adverse Recommendation Change, (b) approve or recommend any Parent Acquisition Proposal, or (c) publicly propose to take any such actions.

Notwithstanding the prohibition in the foregoing paragraph, if, prior to obtaining stockholder approval of the Stock Issuance, the Authorized Common Stock Charter Amendment and the Authorized Preferred Stock Charter Amendment, we receive a Parent Acquisition Proposal that the Board or any committee thereof determines in good faith (after consultation with its outside legal counsel and financial advisors) constitutes a Superior Proposal, the Board may effect an Adverse Recommendation Change in accordance with the following paragraph.

The Board may only effect an Adverse Recommendation Change after providing prior written notice to GE Medical, negotiating with GE Medical to enable it to make a counteroffer or propose to amend the terms of the Purchase Agreement, and thereafter determining in good faith (after consultation with its outside legal counsel) that the failure to effect an Adverse Recommendation Change would reasonably be expected to constitute a breach of the directors’ fiduciary duties under applicable law and that such Parent Acquisition Proposal continues to constitute a Superior Proposal.

The negotiation period is four business days. If at the end of such period the Parent Acquisition Proposal is modified, and as so modified, continues to constitute a Superior Proposal we would notify GE Medical of such modification and then enter a second negotiation period with GE Medical, with a duration of two business days. If at the end of such applicable negotiation period or periods the Board has again made the determination discussed above, then the Board may make an Adverse Recommendation Change.

Financing

We are required to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange or consummate the financing on the terms and conditions set forth in the commitment letters, and to use commercially reasonable efforts to cause the lenders to fund such financing at closing. We may supplement, amend or modify the commitment letters, but only subject to certain conditions. If any portion of the financing becomes unavailable on the terms and conditions contemplated in any commitment letter, we are obligated to use commercially reasonable efforts to arrange and obtain alternative financing. We are required to keep GE Medical informed on a reasonably current basis in reasonable detail of the status of our efforts to arrange the financing.

Takeover Laws

If any “fair price,” “moratorium,” “control share acquisition” or similar takeover law is or becomes applicable to the Purchase Agreement, the Stock Issuance, the Voting Agreements or any of the other transactions contemplated by the Purchase Agreement, we and the Board are required to take all action necessary to ensure that the Stock Issuance and the other transactions contemplated by the Purchase Agreement may be consummated as promptly as practicable on the terms contemplated thereby and otherwise to eliminate or minimize the effect of such law on the Purchase Agreement, the Stock Issuance and the other transactions contemplated by the Purchase Agreement.

NeoGenomics Guarantee

NeoGenomics irrevocably and unconditionally guarantees the performance by NeoGenomics Laboratories of each obligation of NeoGenomics Laboratories arising out of or related to any transaction agreement or in connection with the consummation of the transactions, including the payment of the purchase price for Clarient when and as the same may become due and payable and the punctual and faithful performance, keeping, observance and fulfillment by NeoGenomics Laboratories of all of its agreements, conditions, covenants and obligations pursuant to each of the transaction agreements and in connection with the consummation of the transactions.

NASDAQ Listing

We are required to use our reasonable best efforts to have the NEO Common Shares and the shares of common stock issuable upon conversion of the NEO Preferred Shares approved for listing on the NASDAQ Capital Market.

Employee Matters

We will automatically continue the employment of individuals employed primarily in the business of Clarient (the “business employees”), other than certain inactive business employees who must return to active employment within a specified period following the closing. We have agreed for one year following the closing to provide the business employees with at least the same level of base salary or wages and sales incentive opportunities that were provided immediately before the closing. We are also assuming certain accrued obligations regarding 2015 bonuses.

We have not assumed any of the employee benefit plans in which the business employees participate that are sponsored by GE Medical or its parent. GE Medical and its parent will cause benefits under certain of those plans to become fully vested as of the closing and otherwise provide vested benefits in accordance with the terms of those plans. GE Medical will also make a one-time payment to the business employees as of the closing in an amount they have determined equals the excess of (A) the amount of bonus opportunities, paid time off benefits and the value of certain other employer-provided benefits under their plans during the one-year period before the closing over (B) the value of those benefits expected to be provided by us under our plans during the one-year period following the closing.

The business employees will be able to participate in our employee benefit plans, and in that regard we will provide a past service credit under our plans for their pre-closing service with GE Medical and its affiliates. We have agreed to provide retention bonus payments to certain employees to the extent they do not qualify for certain bonus opportunities under our management incentive plan, and we have agreed to certain other employees options to purchase our common stock. We have also promised a specified minimum level of severance benefits for any business employee who is laid off or terminated by us (other than for cause) during the one-year period after the closing. For purposes of our group health plan, we will use commercially reasonable efforts to recognize certain deductible and out-of-pocket expenses paid by the business employee and eligible dependents for the year in which the closing occurs under the group health plan in which they participated before the closing.

Closing Conditions

GE Medical’s obligations to complete the Transaction are subject to the satisfaction or its waiver of certain conditions, including:

•	the representations and warranties of NeoGenomics must be true and correct, except where the failure to be true and correct would not reasonably be expected to have a material adverse effect on NeoGenomics,

•	the covenants required to be complied with by NeoGenomics and/or NeoGenomics Laboratories, as applicable, must have been complied with in all material respects;

•	all (a) required approvals must have been obtained, (b) required notices must have been made and (c) waiting periods imposed by any government authority necessary for the consummation of the transactions must have expired or been terminated;

•	there must be no order of any governmental authority in existence that prohibits or materially restrains the Transaction and there must be no proceeding brought by any government authority pending before any court of competent jurisdiction seeking such an order;

•	our stockholders must have approved the Stock Issuance, the Authorized Common Stock Charter Amendment, the Authorized Preferred Stock Charter Amendment and the Transaction Proposal;

•	the size of the Board must be 10 directors as of the closing, and there must be at least one vacancy on the Board as of the closing such that GE Medical’s nominee to the Board may be considered and appointed as set forth in the Investor Rights Agreement;

•	the NEO Common Shares to be issued to GE Medical and the shares of common stock issuable upon conversion of the NEO Preferred Shares must have been approved for listing subject to notice of issuance on the NASDAQ Capital Market;

•	our certificate of designations authorizing the NEO Preferred Shares must have been duly and validly filed with the applicable government authority; and

•	the delivery of certain customary closing deliveries by us.

In addition, our obligations to complete the Transaction are subject to the satisfaction or waiver of certain conditions, including:

•	the representations and warranties of GE Medical must be true and correct, except for breaches or inaccuracies, as the case may be, as to matters that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the business of Clarient;

•	the covenants required to be complied with by GE Medical must have been complied with in all material respects;

•	all (a) required approvals must have been obtained, (b) required notices must have been made and (c) waiting periods imposed by any government authority necessary for the consummation of the transactions must have expired or been terminated;

•	there must be no order of any governmental authority in existence that prohibits or materially restrains the Transaction, and there must be no proceeding brought by any government authority pending before any court of competent jurisdiction seeking such an order;

•	our stockholders must have approved the Stock Issuance, the Authorized Common Stock Charter Amendment, the Authorized Preferred Stock Charter Amendment and the Transaction Proposal;

•	there must not have occurred a material adverse effect on the business of Clarient; and

•	the delivery of certain other customary closing deliverables by GE Medical.

Termination

The Purchase Agreement may be terminated, and the Transaction contemplated by the Purchase Agreement may be abandoned, at any time prior to the closing of the Transaction:

•	by the mutual written consent of GE Medical and NeoGenomics;

•	by GE Medical, if NeoGenomics or NeoGenomics Laboratories, as applicable, has breached any representation or warranty or failed to comply with any covenant or agreement that would cause the closing condition relating to truth of representations and performance of covenants not to be satisfied, and such closing condition is incapable of being satisfied by July 20, 2016 (the “Outside Date”); provided, however, that GE Medical is not then in material breach of the Purchase Agreement;

•	by NeoGenomics, if GE Medical has breached any representation or warranty or failed to comply with any covenant or agreement that would cause the closing condition relating to truth of representations and performance of covenants not to be satisfied, and such closing condition is incapable of being satisfied by the Outside Date; provided, however, that NeoGenomics is not then in material breach of the Purchase Agreement;

•	by either GE Medical or NeoGenomics if the closing has not occurred by the Outside Date; provided, however, that if on the Outside Date, all closing conditions have been satisfied (other than the closing conditions relating to obtaining required approvals, providing required notices and expiration or termination of waiting periods imposed by any governmental authority), then either GE Medical or NeoGenomics may extend the Outside Date for an additional 30 days by delivery of written notice of such extension to the other no fewer than 5 business days before the initial Outside Date; and provided, further, however, that this right to terminate the Purchase Agreement will not be available to either party whose failure to take any action required to fulfill any obligation under the Purchase Agreement has been the cause of, or has resulted in, the failure of the closing to occur before such date;

•	by either GE Medical or NeoGenomics in the event of the issuance of a final, nonappealable order of any governmental authority permanently restraining or prohibiting the closing; provided, however, this right to terminate the Purchase Agreement will not be available to NeoGenomics if the issuance of such final, nonappealable order was primarily due to the failure of NeoGenomics to perform its obligations under the Purchase Agreement;

•	by either GE Medical or NeoGenomics if the NeoGenomics stockholders do not approve the Stock Issuance, the Authorized Common Stock Charter Amendment, and the Authorized Preferred Stock Charter Amendment; provided, however, that this right to terminate the Purchase Agreement will not be available to NeoGenomics if the failure to obtain such stockholder approval results from a breach of the Purchase Agreement by NeoGenomics or NeoGenomics Laboratories at or prior to the closing;

•	by GE Medical, if (a) all of NeoGenomics conditions to closing (other than conditions which are to be satisfied by actions taken at the closing) have been satisfied and (b) NeoGenomics or NeoGenomics Laboratories has failed to obtain proceeds pursuant to the commitment letters sufficient to fund the cash consideration and all other fees and expenses as may be necessary to consummate the transactions contemplated by the Purchase Agreement; or

•	by GE Medical, if any of the following, which we refer to as “Triggering Events”, has occurred:

•	the Board has effected an Adverse Recommendation Change (or any action by any committee of the Board, which if taken by the full Board, would be an Adverse Recommendation Change);

•	NeoGenomics has failed to include in this proxy statement its determination that the Purchase Agreement and the transactions contemplated thereby, including the transactions, taken together, are advisable and in the best interests of the stockholders of NeoGenomics;

•	the Board (or any committee thereof) has approved, endorsed or recommended any Parent Acquisition Proposal or NeoGenomics or any subsidiary of NeoGenomics otherwise has entered into any letter of intent, agreement in principle or any other contract relating to any Parent Acquisition Proposal or agreed to any non-binding terms with respect to any Parent Acquisition Proposal;

•	NeoGenomics fails to confirm that the Board has rejected without qualification any Parent Acquisition Proposal that NeoGenomics was required to have notified GE Medical of pursuant to the Purchase Agreement within five business days after GE Medical requests such confirmation (or fails to reconfirm such unqualified rejection within two business days if requested by GE Medical provide such reconfirmation);

•	a tender or exchange offer relating to securities of NeoGenomics has been commenced and NeoGenomics has not sent to its securityholders, within three business days after the commencement of such tender or exchange offer, a statement disclosing that NeoGenomics recommends rejection of such tender or exchange offer;

•	the Board has failed to reaffirm, without qualification, its recommendation of each of the proposals in this proxy statement or has failed to state publicly, without qualification, that the transactions are in the best interests of NeoGenomics’ stockholders, within five business days after GE Medical requests in writing that such action be taken;

•	a Parent Acquisition Proposal is publicly announced, and NeoGenomics fails to issue a press release indicating without qualification its rejection of such Parent Acquisition Proposal within five business days after GE Medical requests in writing that such action be taken;

•	a Parent Acquisition Proposal is publicly announced, and NeoGenomics fails to issue a press release reaffirming the Board’s determination that the Purchase Agreement and the transactions contemplated thereby, including the transactions, taken together, are advisable and in the best interests of the stockholders of NeoGenomics within three business days after such Parent Acquisition Proposal is announced;

•	any of NeoGenomics, its affiliates or any of their respective representatives has breached any of the non-solicitation and exclusivity provisions of the Purchase Agreement; or

•	NeoGenomics or the Board (or any committee thereof) publicly proposes to do any of the foregoing.

Termination Fees

In the event the Purchase Agreement is terminated by NeoGenomics or GE Medical as a result of (a) the closing of the transaction not being completed by the Outside Date or (b) the issuance of final, nonappealable order of any governmental authority pursuant to antitrust laws permanently restraining or prohibiting the closing, then NeoGenomics is obligated to pay GE Medical $15.0 million; provided that, (1) in the case of the preceding clause (a) only, at the time of such termination, the closing conditions relating to obtaining required approvals, providing required notices and expiration or termination of waiting periods imposed by any governmental authority shall not have been satisfied and (2) in the case of clause (b) only, GE Medical shall not be entitled to such payment if GE Medical is then in material breach of certain of its obligations relating to obtaining regulatory and other authorizations and consents.

In the event the Purchase Agreement is terminated by GE Medical as a result of the failure of NeoGenomics or NeoGenomics Laboratories to obtain proceeds pursuant to the commitment letters sufficient to fund the cash consideration and all other fees and expenses as may be necessary to consummate the transactions contemplated by the Purchase Agreement when all of NeoGenomics’ conditions to closing (other than conditions which are to be satisfied by actions taken at the closing) have been satisfied, NeoGenomics is obligated to pay GE Medical $15.0 million.

In the event the Purchase Agreement is terminated by GE Medical or NeoGenomics as a result of the failure of the NeoGenomics stockholders to approve the Stock Issuance, the Authorized Common Stock Charter Amendment or the Authorized Preferred Stock Charter Amendment, NeoGenomics is obligated to pay GE Medical $3.0 million.

In the event the Purchase Agreement is terminated by GE Medical as a result of the occurrence of a Triggering Event, NeoGenomics is obligated to pay GE Medical $15.0 million.

In the event the Purchase Agreement is terminated:

•	by GE Medical as a result of the breach by NeoGenomics of any of its representations or warranties or a failure by NeoGenomics to comply with any covenant or agreement that would cause the closing condition relating to truth of representations and performance of covenants not to be satisfied, and such closing condition is incapable of being satisfied by the Outside Date;

•	by GE Medical or NeoGenomics as a result of a failure to close by the Outside Date and the closing conditions relating to receipt of required approvals, the making of required notices and the expiration or termination of waiting periods imposed by any government authority have been satisfied; or

•	by GE Medical or NeoGenomics as a result of the failure of the NeoGenomics stockholders to approve the Stock Issuance, the Authorized Common Stock Charter Amendment or the Authorized Preferred Stock Charter Amendment;

and

•	a Parent Acquisition Proposal has been made after the date of the Purchase Agreement and within 12 months of the termination of the Purchase Agreement, NeoGenomics (a) enters into a definitive agreement with respect to a Parent Acquisition Proposal or (b) consummates a Parent Acquisition Proposal;

then NeoGenomics is obligated to pay GE Medical $15.0 million; provided, that any amounts previously paid by NeoGenomics as a result of the failure of the NeoGenomics stockholders to approve the Stock Issuance, the Authorized Common Stock Charter Amendment or the Authorized Preferred Stock Charter Amendment shall be credited against such amount.

Representation and Warranty Survival

The representations and warranties contained in the Purchase Agreement will survive the closing through and including the 15-month anniversary of the closing date, except for (a) certain customary “fundamental” representations, including those relating to corporate governance matters, capitalization, the absence of conflicts with organizational documents, taxes, the Stock Issuance, solvency and the opinion of the financial advisor, or collectively the “Non-Healthcare Fundamental Representations,” which will survive for a period of six years after the closing date, and (b) except for certain representations relating to business permits and compliance with healthcare laws, or collectively the “Healthcare Fundamental Representations,” which will survive for a period of six years after the closing date.

Indemnification by GE Medical

Under the Purchase Agreement, GE Medical will indemnify each of NeoGenomics and NeoGenomics Laboratories and their respective affiliates against losses arising from:

•	the inaccuracy of any representations or warranties made by GE Medical to be true and correct, disregarding certain material adverse effect or materiality qualifications;

•	the failure by GE Medical or Clarient to perform any covenant or other agreement; and

•	any tax liability of Clarient attributable to a taxable period prior to the closing of the transaction.

Indemnification by NeoGenomics

Under the Purchase Agreement, NeoGenomics and NeoGenomics Laboratories will indemnify GE Medical and its affiliates against losses arising from:

•	the inaccuracy of any representations or warranties made by NeoGenomics to be true and correct, disregarding certain material adverse effect or materiality qualifications;

•	the failure by NeoGenomics or NeoGenomics Laboratories to perform any covenant or other agreement;

•	any tax liability of GE Medical or its affiliates attributable to a taxable period after the closing of the transaction; and

•	the business or operations of Clarient after the closing.

Limitations on Indemnification

No party will have any indemnification liability with respect to claims relating to breaches of representations and warranties, other than the Non-Healthcare Fundamental Representations and the Healthcare Fundamental Representations, until the aggregate amount of the losses for such claims exceeds $2.0 million, after which the indemnifying party will only be obligated for the losses relating to such claim in excess of the $2.0 million.

No party will have any indemnification liability with respect to claims relating to breaches of the Healthcare Fundamental Representations until the aggregate amount of the losses for such claims exceeds $2.0 million, after which the indemnifying party will be obligated for all losses from the first dollar of loss relating to such claims.

Neither GE Medical, on one hand, nor NeoGenomics and NeoGenomics Laboratories, on the other hand, will have aggregate indemnification liability with respect to claims relating to breaches of representations and warranties, other than the Non-Healthcare Fundamental Representations, in excess of $50.0 million. The aggregate indemnification liability of GE Medical, on one hand, and NeoGenomics and NeoGenomics Laboratories, on the other hand, with respect to all claims under the Purchase Agreement will not exceed $280.0 million.

The amount of any losses payable by an indemnifying party will be:

•	reduced by any tax benefit actually recognized by the indemnified party as the result of the loss giving rise to the indemnification obligation and which results in an actual reduction of cash taxes paid by the indemnified party in the taxable year of the loss giving rise to the obligation or any of the subsequent five taxable years;

•	net of any amounts that have been recovered or are recoverable by the indemnified party pursuant to any indemnification by, or indemnification agreement with, any third party or any insurance policy or other cash receipts or sources of reimbursement in respect of such loss (including the recovery or reimbursement of payments from a taxing authority); and

•	determined after deducting therefrom the amount of any reserve with respect to such matter on the financial statements of Clarient delivered to NeoGenomics pursuant to the Purchase Agreement.

In addition, no party will be liable for any losses to the extent such losses (a) result from any act or omission by the indemnified party, (b) result from the failure of an indemnified party to take reasonable action to mitigate such losses, (c) are taken into account in the calculation of the final working capital, (d) result from the business or operations of Clarient, in the case of NeoGenomics, NeoGenomics Laboratories and their affiliates, or any event or occurrence, after the closing, (e) result from the business or operations of Clarient, in the case of GE Medical and its affiliates, or any event or occurrence, prior to the closing, or (f) are caused by or result from any action (1) that NeoGenomics or GE Medical is required, permitted or requested to take pursuant the covenant regarding the conduct of the business prior to closing (including pursuant to the consent of NeoGenomics or GE Medical) or (2) that NeoGenomics or GE Medical having sought the other’s consent pursuant to such covenant, did not take as a result of such consent having been unreasonably withheld, conditioned or delayed.

Indemnification Payments

Any indemnification payments by GE Medical will be paid (a) first, for amounts up to the aggregate cash consideration paid at closing, in cash and (b) then, for amounts in excess of the amount of the cash consideration paid at closing, in shares of our Series A Preferred Stock until all such shares then held by GE Medical are exhausted, and (c) then, for any remaining amounts, in shares of our common stock held by GE Medical. For these purposes, the value of each share of our Series A Preferred Stock will be equal to the issue price as set forth in the Certificate of Designations and each share of our common stock will be equal to the volume-weighted average trading price of the common stock for the 20 trading days preceding the applicable date of payment.

Exclusive Relief

Following the closing of the Transaction, except in the case of fraud or intentional misrepresentation and with respect to matters for which the remedy of specific performance, injunctive relief or other non-monetary equitable remedies are available, the sole and exclusive remedy of the parties with respect to any and all claims arising from any breach of the Purchase Agreement will be pursuant to the indemnification provisions.

Expenses and Fees

All expenses incurred by the parties will be borne solely and entirely by (a) GE Medical, with respect to expenses incurred by it, and (b) NeoGenomics, with respect to expenses incurred by it and NeoGenomics Laboratories.

Governing Law

The Purchase Agreement is governed by New York law.

THE INVESTOR BOARD RIGHTS, LOCKUP AND STANDSTILL AGREEMENT

The following is a summary of the material provisions of the Investor Rights Agreement. The following description of the Investor Rights Agreement is subject to, and qualified in its entirety by reference to, the Investor Rights Agreement, the agreed form of which is attached to this proxy statement as Annex B and is incorporated by reference into this document. The Investor Rights Agreement, when executed and delivered by the parties at the closing, will be in the form of the Investor Rights Agreement attached hereto. This summary may not contain all of the information about the Investor Rights Agreement that may be important to you. You are urged to read the agreed form of the Investor Rights Agreement carefully and in its entirety, as it is the primary legal document governing GE Medical’s rights with respect to the NEO Shares, and GE Medical’s rights as a NeoGenomics stockholder generally.

GE Medical Representation on the NeoGenomics Board of Directors

We are required to use commercially reasonable efforts to appoint, within 10 business days of the closing of the Transaction, one director designated by GE Medical to the Board, provided that such designee meets the director qualification requirements described below. Thereafter, for so long as GE Medical, General Electric Company, or GE, and its subsidiaries, (collectively, the “GE Parties”), continue to beneficially own in the aggregate at least 10% of our then-outstanding voting stock, GE Medical will be entitled to designate for nomination one director for election at each annual or special meeting of our stockholders at which directors of the Board are to be elected and at which the seat held by GE Medical’s designee is subject to election. We refer to each such meeting as an election meeting.

Slate of directors; voting

Subject to the director qualification requirements described below, we are required to appoint GE Medical’s designee to the Board, include such designee on the management nomination slate, recommend that our stockholders vote in favor of such designee, and otherwise use commercially reasonable efforts to cause the election of such designee at each election meeting.

GE Medical must vote all shares of our voting stock beneficially owned by it in favor of the management nomination slate. However, GE Medical’s obligation to do so will expire upon the earlier of:

•	the date on which GE Medical’s director designation rights terminate as described under “—Termination of director designation rights” below; and

•	our material breach of any of our obligations under the Investor Rights Agreement which breach is incurable or remains uncured 10 business days following notice thereof from GE Medical.

Director qualifications and replacements

Each potential director proposed by GE Medical must meet our standard qualifications for directors, which includes completing a standard director questionnaire, obtaining approval of the Board’s Nominating and Corporate Governance Committee (the “NCG”), and complying with the Board’s minimum attendance requirements. In addition, each GE Medical director must, at the time of nomination and at all times thereafter until such individual’s service on the Board ceases, meet any applicable requirements under applicable law, applicable stock exchange rules and our corporate governance policies generally applicable to the non-executive directors of the Board.

The Board and the NCG may only fail to approve a GE Medical designee if the NCG determines in good faith (a) that the designee fails to the satisfy applicable requirements under applicable law, applicable stock exchange rules or our corporate governance policies, (b) the recommendation of the designee would violate the fiduciary duties of the Board or the NCG or (c) the designee has failed to meet the minimum attendance requirements in effect for the entire Board in any preceding 12 month period.

If any GE Medical designee (a) resigns from the Board, (b) is removed pursuant to applicable law or our bylaws, (c) is unable to serve as a nominee for election or appointment as a director or to serve as a director because the Board or the NCG determines that such person is not acceptable pursuant to the Investor Rights Agreement, (d) fails to be elected at an election meeting, or (e) dies or otherwise cannot or is not willing to stand for reelection or to continue to serve as a director, GE Medical will have the right to replace such person. If we do not approve such replacement, GE Medical may propose another replacement until we approve a replacement, provided that we are not required to delay any annual meeting of stockholders beyond the earlier of (i) 40 days prior to the deadline for holding such meeting as provided in our bylaws and (ii) the deadline established by NASDAQ for such meeting.

Termination of director designation rights

Following the earlier of (a) the date on which the GE Parties’ cease to beneficially own at least 10% of our then-outstanding voting stock and (b) a material breach of the Investor Rights Agreement by the GE Parties which breach is incurable or remains uncured 10 business days following notice thereof from us, GE Medical’s rights to designate a director nominee will terminate and the term of any GE Medical designee then on the Board will continue until the earlier of the next election meeting and the death or resignation of such designee from the Board.

Board committees

The GE Medical designee will be entitled to serve as a member of, or observer to, those committees of the Board that are mutually agreed upon between the designee and us, for so long as such service does not conflict with applicable law and the rules of the applicable stock exchange.

Subsequent Board increase

So long as the GE Parties and their permitted transferees continue to beneficially own in the aggregate at least 10% of our then-outstanding voting stock, we will not be permitted to increase the authorized number of directors on the Board to more than ten without the prior written consent of GE Medical.

Board Observer Rights

For so long as the GE Parties continue to beneficially own at least 20% of our then-outstanding voting stock, GE will be entitled to have one representative of the GE Parties acceptable to us attend all meetings of the Board (and any committees upon which GE Medical’s designee sits that are held incident with such Board meeting), in a non-voting observer capacity, and such representative will receive copies of all notices, minutes, consents and other materials we provide to our directors in connection with such meeting. We may exclude such representative from access to any of such materials or meetings or portions thereof if we believe that any such material or portion thereof is a trade secret or similar confidential information or such exclusion is necessary to preserve the attorney-client privilege.

Standstill Provisions

Prohibitions

For a period of 48 months following the closing of the Transaction, unless specifically approved by us, none of the GE Parties will, directly or indirectly, acquire or agree, whether by purchase, tender or exchange offer, to acquire ownership of any shares of our common stock, except the NEO Common Shares, any shares issued or issuable upon conversion of the NEO Preferred Shares or as a result of the terms of the NEO Preferred Shares, any shares issued or issuable as a result of any stock split, stock dividend, right, warrant or other distribution, recapitalization or offering made available by us to holders of our voting stock or shares acquired pursuant to the participation rights discussed in “—Participation Rights” below.

Termination

In addition to the expiration of the standstill prohibitions at the conclusion of the 48 month period, the standstill prohibitions will cease to apply upon the occurrence of any of the following:

•	a third party or group commences or announces its intention to commence a tender or exchange offer for 25% or more of our outstanding voting stock;

•	a third party or group acquires beneficial ownership of 25% or more of our outstanding voting stock or otherwise announces its intention to do so;

•	a third party or group enters into an agreement to acquire, or announces its intention to acquire, all or substantially all of our assets or 25% or more of our outstanding voting stock;

•	a third party or group has made, or has announced its intention to make an offer to acquire control of NeoGenomics or to elect two or more directors to the Board or otherwise engage in a transaction that would require approval of our stockholders;

•	a third party or group is assisting or encouraging any other person to engage in, or to announce its intention to engage in, any of the foregoing;

•	we enter into an agreement with respect to a consolidation, merger, amalgamation, reorganization or otherwise in which we would be merged into or combined with another person, unless immediately following the consummation of such transaction our stockholders immediately prior to the consummation of such transaction would continue to hold (in substantially the same proportion as their ownership of our voting stock) 60% or more of all of the outstanding common stock or other securities entitled to vote for the election of directors of the surviving or resulting entity in such transaction or any direct or indirect parent thereof;

•	we publicly announce our intention to do any of the foregoing actions or otherwise announce our intention to explore strategic alternatives, or make any similar public announcement indicating that we are actively seeking a change in control of NeoGenomics; or

•	the GE Parties cease to beneficially own in the aggregate 10% or more of our voting stock.

The standstill prohibitions may be reinstated for the balance of the 48 month period in the event that the termination was the result of a third party or group’s announcement of its intention to take any action identified in the first five bullets above, and such third party or group, among other things, publicly retracts or withdraws its prior announcement of its intention to take such action or fails to consummate such action.

Most Favored Nation Provision

So long as the GE Parties continue to beneficially own in the aggregate at least 20% of our then-outstanding voting stock if we engage in a transaction pursuant to which a party or group other than the GE Parties acquires beneficial ownership of shares possessing voting rights equal to or in excess of the voting rights of 20% of our then-outstanding shares of common stock, and we either do not enter into a standstill agreement with respect to such party’s ownership or enter into a standstill agreement with such party that includes standstill provisions that are less favorable to us than those contained in the Investor Rights Agreement, then the standstill provisions of the Investor Rights Agreement will be automatically amended to the extent necessary to conform them to the corresponding provisions of the agreement with such other party. GE Medical and GE may, by written notice to us, reject each such change individually (or group of changes as a whole) and elect to retain the standstill provisions of the Investor Rights Agreement in effect as of immediately prior to the date on which such provisions would have otherwise been amended.

Transfer Restrictions

None of the GE Parties may, without our prior written consent, sell or transfer any of the NEO Shares, or engage in any hedging or other transaction designed to or that reasonably could be expected to lead to or result in a sale or disposition of any of the NEO Shares, until the earlier of (a) two years from the closing of the Transaction and (b) the date which is 6 months after we have redeemed all of the NEO Preferred Shares. However, this restriction will not apply to any of the following dispositions:

•	dispositions by one GE Party to another in compliance with the Investor Rights Agreement;

•	dispositions by the GE Parties during any three month period that in the aggregate satisfy the volume limitations under Rule 144 of the Securities Act;

•	dispositions to NeoGenomics or any of our affiliates;

•	dispositions pursuant to a tender offer, exchange offer, merger, consolidation, amalgamation or other reorganization involving NeoGenomics or our voting stock;

•	dispositions resulting from the exercise of any piggyback registration rights under the Registration Rights Agreement (as described below);

•	dispositions following any of a third party or group’s announcement of its intention to acquire, its entrance into an agreement to acquire, or its acquisition of, 25% or more of our outstanding voting stock;

•	dispositions following a third party or group’s entrance into an agreement to acquire, or announcement of its intention to acquire, all or substantially all of our assets;

•	dispositions following a third party or group’s offer, or announcement of its intention to make an offer, to acquire control of NeoGenomics or to elect two or more directors to the Board or otherwise engage in a transaction that would require approval of our stockholders;

•	dispositions following a third party or group’s assistance or encouragement of any other person to engage in, or to announce its intention to engage in, any of the transactions contemplated in any of the three preceding bullets;

•	dispositions following our entrance into an agreement with respect to our consolidation, merger, amalgamation, reorganization or otherwise in which we would be merged into or combined with another person, unless immediately following the consummation of such transaction our stockholders immediately prior to the consummation of such transaction would continue to hold 60% or more of all of the outstanding common stock or other securities entitled to vote for the election of directors of the surviving or resulting entity in such transaction or any direct or indirect parent thereof;

•	dispositions following our public announcement of our intention to do any of the actions set forth in the preceding five bullets or other public announcement of our intention to explore strategic alternatives, or any public announcement indicating that we are actively seeking a change in control of NeoGenomics.

Most Favored Nation Provision

So long as the GE Parties continue to beneficially own in the aggregate at least 20% of our then-outstanding voting stock, if we engage in a transaction pursuant to which a party or group other than the GE Parties acquires beneficial ownership of shares possessing voting rights equal to or in excess of the voting rights of 20% of the then-outstanding shares of common stock, and we either do not enter into a lock-up agreement with respect to such party’s ownership or enter into a lock-up agreement with such party that includes lock-up provisions that are less favorable to us than those contained in the Investor Rights Agreement, then the lock-up provisions of the Investor Rights Agreement will be automatically amended to the extent necessary to conform them to the corresponding provisions of the agreement with such other party. GE Medical and GE may, by written notice to us, reject each such change individually (or group of changes as a whole) and elect to retain the lock-up provisions of the Investor Rights Agreement in effect as of immediately prior to the date on which such provisions would have otherwise been amended.

Anti-Takeover Provisions

We may not implement a stockholder rights plan of a type commonly known as a “poison pill” unless such plan specifically permits the GE Parties to beneficially own the percentage of our outstanding voting stock they own as of the date of adoption of such plan, plus any increase in such percentage resulting from shares of voting stock acquired or that may be acquired pursuant to the terms of the Series A Preferred stock, or as a result of any stock dividend, stock split or other recapitalization of NeoGenomics, or pursuant to the participation rights described below.

Participation Rights

After the closing of the Transaction, if we grant or issue rights to purchase shares of our capital stock pro rata to the record holders of our common stock, then GE Medical and its affiliates will have the right to acquire from us, on the same terms applicable to the holders of our common stock, the aggregate number of shares of capital stock GE Medical and its affiliates could have acquired if all shares of Series A Preferred Stock held by them had been converted to common stock.

Termination

In addition to the termination provisions applicable to particular sections of the Investor Rights Agreement described above, the Investor Rights Agreement will be terminated upon the earlier of (a) the mutual written agreement of NeoGenomics, GE Medical and GE, and (b) the GE Parties ceasing to beneficially own in the aggregate 10% or more of our voting stock. In addition GE Medical and GE may terminate the Investor Rights Agreement, or only the standstill and transfer restrictions provisions of the agreement, if we materially breach any of our obligations in the Investor Rights Agreement and such breach is incurable, or if curable, we do not cure such breach or failure within ten business days of notice thereof from GE Medical; and we may terminate the Investor Rights Agreement, or only GE Medical’s Board representation rights under the agreement, if the GE Parties materially breach any of their obligations under the Investor Rights Agreement and such breach is incurable, or if curable, is not cured within ten business days of notice thereof from us.

Governing Law

The Investor Rights Agreement is governed by New York law.

OTHER AGREEMENTS

The following is a summary of the material terms and conditions of certain other agreements entered into, or to be entered into, in connection with the Transaction. This summary may not contain all the information about such agreements that is important to you and is qualified in its entirety by reference to the applicable agreement, attached as an Annex hereto and incorporated by reference into this proxy statement. You are encouraged to read each agreement in its entirety.

Registration Rights Agreement

At the closing of the Transaction, NeoGenomics will enter into the Registration Rights Agreement with GE Medical, granting GE Medical the right to require us to register under specified circumstances the 15.0 million NEO Common Shares and any shares of our common stock issued or issuable upon conversion of the NEO Preferred Shares, as well as any securities issued as (or issuable upon the conversion or exercise of any security issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, such shares, and any securities issued in exchange for such shares in any merger, reorganization, restructuring or comparable transaction of NeoGenomics (collectively, the “Registrable Securities”). The following is a summary of the material terms of the Registration Rights Agreement. This summary is qualified in its entirety by reference to the Registration Rights Agreement, the form of which is attached to this proxy statement as Annex C and incorporated by reference herein.

Shelf Registration

On or before the earlier of (a) 21 months following the closing of the Transaction and (b) 6 months after we redeem all of the NEO Preferred Shares from GE Medical and any other holder of Registrable Securities to whom GE Medical transferred such securities in a permitted transfer (together with GE Medical, “Holders”), we must file with the SEC a registration statement on Form S-3 (which, if NeoGenomics is a well-seasoned issuer at the time, must be designated as an automatic shelf registration statement) to register the offer and sale of all of the Registrable Securities on a continuous or delayed basis and, if the registration statement is not on Form S-3ASR, use commercially reasonable efforts to cause the registration statement to become effective, as promptly as practicable, but in no event later than 90 days after its filing. Under specified circumstances, we have the right to defer filing of a requested registration statement for a period of not more than 90 consecutive days, and 180 days in the aggregate in any 12 month period. We are required to use commercially reasonable efforts to keep the registration statement filed pursuant to this provision continuously effective until Holders no longer hold any Registrable Securities.

Demand Registration

At any time following the second anniversary of the closing of the Transaction, in the event that the shelf registration statement is not effective with the SEC covering all of their Registrable Securities, Holders can request that we file up to two registration statements registering all or a portion of their Registrable Securities. In the event that at least 5.0 million of the NEO Preferred Shares are converted into shares of our common stock, the number of registration statements we are required to file pursuant to this demand right will increase to three, and in the event that at least 10.0 million of the NEO Preferred Shares are converted into shares of our common stock, the number of registration statements we are required to file pursuant to this demand right will increase to four. We must use commercially reasonable efforts to file any registration statement required by this demand right, as promptly as reasonably practicable, but no later than 45 days after receipt of the demand from Holders and to cause the registration statement to be declared effective as promptly as practicable after filing. Under specified circumstances, we have the right to defer filing of a requested registration statement for a period of not more than 90 consecutive days, and 180 days in the aggregate in any 12 month period. In the event that a demand registration is an underwritten public offering, the number of Registrable Securities to be included may, in specified circumstances, be limited due to market conditions. We must maintain the effectiveness of the registration statement for at least 120 days after the effective date of the registration statement or such shorter period in which all of the Registrable Securities included in such registration have been sold.

Piggyback Registration

Additionally, following the earliest of (a) the two year anniversary of the closing of the Transaction and (b) 6 months after we redeem all of the NEO Preferred Shares and (c) the closing of the Transaction, solely with respect to an amount of Registrable Securities not to exceed the volume limitations set forth in Rule 144(e), Holders have certain customary “piggyback” registration rights pursuant to which we must give written notice to Holders at least 10 business days prior to the anticipated filing date whenever we propose to file a registration statement under the Securities Act, subject to certain exceptions. The Holders are entitled to notice of each such registration and have the right to include their Registrable Securities in such registration. The Registrable Securities that Holders may request to be included in the registration statement must be of the same type as those proposed to be offered by us in the registration statement. We must include in the registration statement all of the Registrable Securities with respect to which we have received a written request from Holders within 5 business days from the date notice is given. We must maintain the effectiveness of the registration statement for at least 120 days after the effective date of the registration statement or such shorter period in which all of the Registrable Securities included in such registration have been sold.

Expenses of Registration

We are required to pay all registration expenses relating to any shelf, demand or piggyback registration, including the fees and expenses of one counsel for Holders, but not including underwriting fees, discounts or commissions.

Indemnification

The Registration Rights Agreement contains customary cross-indemnification provisions, pursuant to which we are obligated to indemnify each of the Holders, their affiliates, each underwriter and the persons who control such underwriter(s) in the event of material misstatements or omissions in the registration statement or related prospectus (or amendments or supplements thereto) not based on information provided to us by such indemnified person, and each Holder is obligated to indemnify us for material misstatements or omissions in the registration statement or related prospectus (or amendments or supplements thereto) based on information provided by such Holder to us.

Expiration of Registration Rights

The Registration Rights Agreement will terminate (a) at any time upon the mutual written agreement of NeoGenomics and Holders holding a majority in interest of the NEO Shares and (b) as to any particular Holder, at such time as such Holder ceases to beneficially own any NEO Shares.

Other Provisions

In addition to the foregoing, we have agreed not to, without the prior written consent of the Holders, enter into any agreement granting any other holder or prospective holder of any of our securities registration rights unless such rights do not conflict with the registration rights granted to the Holders pursuant to the Registration Rights Agreement.

Voting Agreements

In connection with our entry into the Purchase Agreement, GE Medical has entered into the Voting Agreements with all of our executive officers and directors, the form of which is attached hereto as Annex D. The aggregate number of shares of our common stock subject to the Voting Agreements is: 4,912,374 shares, comprised of 2,047,374 shares of our common stock and 2,865,000 shares subject to options, warrants and other rights to acquire shares of our common stock, which represents 7.7% of our issued and outstanding shares as of October 15, 2015, assuming all such options, warrants and other rights are exercisable within 60 days of October 15, 2015. This summary is qualified in its entirety by reference to the Voting Agreements, the form of which is attached to this proxy statement as Annex D and incorporated by reference herein.

The Voting Agreements provide, among other things, that the individuals party thereto will vote the shares subject to such Voting Agreements through the earlier of the approval by our stockholders of the Stock Issuance and the termination of the Purchase Agreement:

•	in favor of the Stock Issuance, the Authorized Common Stock Charter Amendment, the Authorized Preferred Stock Charter Amendment, the Transaction Proposal and the Equity Incentive Plan Amendment and any other matter required to be approved by our stockholders in order to effect the transactions contemplated by the Purchase Agreement and the consummation thereof;

•	against the approval or adoption of any proposal that is in opposition to, or that would reasonably be expected to interfere with or delay the consummation of, the Stock Issuance, the Authorized Common Stock Charter Amendment, the Authorized Preferred Stock Charter Amendment, the Transaction Proposal and the Equity Incentive Plan Amendment or any of the transactions contemplated by the Purchase Agreement;

•	against the approval or adoption of any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of NeoGenomics or any of its subsidiaries other than a reverse stock split;

•	against any acquisition proposal or any agreement or arrangement constituting or related to any acquisition proposal; and

•	against the approval or adoption of any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of NeoGenomics or NeoGenomics Laboratories under the Purchase Agreement or that could result in any of the conditions to the consummation of our purchase of the shares of Clarient under the Purchase Agreement not being fulfilled.

Each individual party to a Voting Agreement further:

•	irrevocably granted to, and appointed, GE Medical, and any GE Medical designee, such individual’s proxy and attorney-in-fact to vote all of such individual’s shares, or grant a written consent in respect of the shares, or execute and deliver a proxy to vote or grant a written consent in respect of such shares on the matters and in the manner consistent with the preceding paragraph; and

•	agreed not to transfer such individual’s shares, or any voting rights applicable to such shares, subject to certain exceptions.

The Voting Agreements will automatically terminate upon the earliest to occur of the consummation of the Stock Issuance, the attainment of the required stockholder approval of the transactions contemplated by the Purchase Agreement and the termination of the Purchase Agreement.

The individual party to the Voting Agreements are also subject to a non-solicitation covenant with respect to a Parent Acquisition Proposal substantially similar to the non-solicitation covenant applicable to NeoGenomics and its subsidiaries in the Purchase Agreement. See “The Stock Purchase Agreement—Non-Solicitation; Exclusivity”.

Lock-up Agreement

Concurrent with the execution of the Purchase Agreement, each of Douglas VanOort, our Chief Executive Officer and Chairman of the Board, and Steven Jones, our Executive Vice President—Finance and a member of the Board, entered into a lock-up agreement pursuant to which they agreed not to sell or transfer any shares of our common stock or securities convertible into, exchangeable or exercisable for, or that represent the right to receive shares of our common stock, for six months days after the closing of the Transaction. Specifically, they have agreed, with certain exceptions, not to directly or indirectly:

•	sell, offer to sell, contract or agree to sell any shares of the common stock of NeoGenomics;

•	hypothecate, pledge, encumber, mortgage or exchange any shares of the common stock of NeoGenomics;

•	grant any option, right or warrant to purchase any shares of the common stock of NeoGenomics;

•	make any short sale or otherwise dispose of or agree to dispose of, any shares of the common stock of NeoGenomics;

•	establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to any shares of our common stock;

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of our shares of common stock, whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise; or

•	publicly disclose the intention to do any of the foregoing.

Transition Services Agreement

At or prior to closing, NeoGenomics and GE, the parent company of GE Medical, will enter into the Transition Services Agreement. Pursuant to the terms of the agreement, GE will agree that it or certain of its affiliates will provide NeoGenomics certain transition services with respect to the transition to NeoGenomics of the Clarient business after closing.

Services Provided by GE

GE will use commercially reasonable efforts to perform the transition services in the manner substantially similar to the manner that such services were provided by GE with respect to Clarient’s business immediately prior to the closing of the Transaction. The transition services to be provided by GE include:

•	access to the GE corporate credit card, travel reservation system and expense reporting applications for a period of up to three months;

•	procurement services and accounts payable processing until NeoGenomics transitions contracts and services capabilities for a period of up to six months;

•	access to certain financial service applications to allow for financial analysis and consolidation of financial reporting until NeoGenomics re-establishes financials within its financial environment for a period of up six months;

•	access and support for specified human resources information technology systems for a period of up to six months;

•	provision of historical payroll, benefits and other human resources data for a period of up to six months;

•	access to employee email and records for a period of up to nine months;

•	access to quality management systems document and relevant quality/regulatory records for a period of up to six months;

•	website hosting and maintenance support for Clarient.com and related websites for a period of up to nine months;

•	advisory services to assist with the technology transfer and commercial implementation of certain research and development systems; and

•	certain information technology risk and infrastructure services for a period of up to nine months.

We are obligated to use commercially reasonable efforts to end our reliance on the transition services as soon as reasonably possible following the closing of the Transaction.

Intellectual Property Rights

GE will retain all intellectual property rights relating to the software, methodologies, processes, technologies, algorithms and any other intellectual property owned by GE which may be operated or used by GE in connection with the performance of the transition services agreement.

Proprietary Rights

Nothing in the transition services agreement will be deemed or considered to grant to NeoGenomics a license of any intellectual property or proprietary rights owned or licensed by GE, subject to certain limited exceptions.

Term and Termination

The Transition Services Agreement will become automatically effective, without any further action by either party, on the closing of the Transaction. The term of the agreement will continue with respect to each of the transition services until the earlier of (a) the expiration of the applicable time period for such transition service as set forth in the Transition Services Agreement and (b) the termination of the final transition service as set forth in the Transition Services Agreement.

As to any particular transition service, the use of such transition service may be terminated by NeoGenomics by providing GE at least 30 days prior written notice of its desire to terminate such transition service. In addition, the agreement may be terminated by GE (a) upon 10 days prior written notice to NeoGenomics if NeoGenomics breaches any payment obligation of the Transition Services Agreement and fails to remedy the such breach within such 10 day period, (b) upon 30 days prior written notice to NeoGenomics if NeoGenomics breaches any provision of the Transition Services Agreement (other than its payment obligations) and fails to remedy such breach within such 30-day period and (c) immediately in the event of certain other events, including NeoGenomics becoming insolvent, commencing and maintaining bankruptcy proceedings or any substantial part of NeoGenomics’ property becoming subject to any levy, seizure, assignment or sale by any creditor or governmental agency.

Transitional Trademark License Agreement

Prior to or at the closing of the Transaction, Clarient will enter into a transitional trademark license agreement with Monogram Licensing, Inc. and Monogram Licensing International, Inc., subsidiaries of GE. Under the agreement, Clarient will receive a non-exclusive, royalty-free, worldwide license to use certain trademarks owned by Monogram Licensing and Monogram Licensing International for a period of up to 6 months, while Clarient phases out the licensed trademarks and rebrands.

MultiOmyx License Agreement

Prior to or at the closing of the Transaction, Clarient will enter into a technology license agreement with GE Healthcare Bio-Sciences Corp. Under the agreement, Clarient will receive an exclusive, royalty-bearing license in the United States to use the licensed patents and technical information in conjunction with fluorescent-based tissue staining systems for purposes of performing research, discovery and development of therapeutics and for providing in-vitro diagnostic testing services. The agreement also will grant Clarient a non-exclusive license in the United States to use software programs that process and analyze raw data generated using the MultiOmyx Technology (as defined therein). The agreement terminates 20 years from the effective date, or upon expiry of the last licensed patent, whichever occurs later. Clarient may terminate the agreement without cause any time after the tenth anniversary of the effective date of the agreement, and GE Healthcare Bio-Sciences Corp. may terminate the agreement without cause if certain milestones are not met in the seventh year of the agreement.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms of our capital stock. This description does not purport to be complete and is qualified in its entirety by the provisions of our Articles of Incorporation, bylaws and the certificate of designations for the Series A Preferred Stock attached to this proxy statement as Annex E.

General

Our authorized capital stock currently consists of 100,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. The following description summarizes some of the terms of our capital stock.

If the Authorized Common Stock Charter Amendment is approved by our stockholders, the number of shares of common stock we are authorized to issue will increase by 150.0 million shares to an aggregate of 250.0 million authorized shares of common stock. If the Authorized Preferred Stock Charter Amendment is approved by our stockholders, the number of shares of preferred stock we are authorized to issue will increase by 40.0 million shares to an aggregate of 50.0 million authorized shares of preferred stock.

Common Stock

As of October 15, 2015, approximately 60.6 million shares of our common stock were issued and outstanding. If the Transaction is consummated, we expect to issue 15.0 million shares of common stock to GE Medical, resulting in approximately 75.6 million shares of our common stock being issued and outstanding immediately after the consummation of the Transaction, based on the number of shares of our common stock outstanding as of October 15, 2015.

Voting Rights. The holders of common stock are entitled to one vote per share for the election of directors and with respect to all other matters submitted to a vote of stockholders. Shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of such shares voting for the election of directors can elect 100% of the directors if they choose to do so.

Dividends. The holders of common stock are entitled to share equally in dividends, if, as and when declared by our Board, out of funds legally available therefore, subject to the priorities given to any class of preferred stock which may be issued.

Liquidation. Upon liquidation, dissolution or winding-up of NeoGenomics, our assets, after the payment of debts and liabilities and any liquidation preferences of, and unpaid dividends on, any class of preferred stock then outstanding, will be distributed pro-rata to the holders of our common stock.

Other Rights and Preferences. The holders of our common stock do not have preemptive or conversion rights to subscribe for any of our securities and have no right to require us to redeem or purchase their shares.

Fully Paid and Nonassessable. The outstanding shares of our common stock are fully paid and non-assessable.

Preferred Stock

As of October 15, 2015, no shares of our preferred stock were issued and outstanding. If the Transaction is consummated, we expect to issue 14,666,667 shares of newly designated Series A Preferred Stock to GE Medical. See “—Series A Preferred Stock” below for a description of the terms of the Series A Preferred Stock.

Under the terms of our Articles of Incorporation, the Board is authorized to issue preferred stock from time to time in one or more series. The Board is authorized to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, the liquidation preferences of any wholly unissued series of preferred stock, and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding and which we may be obligated to issue under options, warrants or other contractual commitments. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Series A Preferred Stock

The shares of Series A Preferred Stock to be issued to GE Medical as consideration upon the closing of the Transaction will have the following rights:

Rank. The Series A Preferred Stock will be senior to all other classes and series of our capital stock, including our common stock and other series of preferred stock (collectively, “Junior Stock”) that we may issue in the future, including with respect to dividend and other distribution rights or rights upon a Liquidation Event.

Voting Rights. Each holder of Series A Preferred Stock will have such number of votes for each share of Series A Preferred Stock held of record by such holder on an as-converted (into common stock) basis, on each matter upon which holders of common stock have the right to vote and will vote together with the holders of common stock (and any other class or series which may be similarly entitled to vote) as one class on all matters upon which holders of common stock have the right to vote, and not as a separate class or series other than as set forth below.

In addition to any other vote of our stockholders required under applicable law, if any shares of Series A Preferred Stock remain outstanding at any point in time, the affirmative vote or written consent of the holders of at least a majority of the then issued and outstanding shares of Series A Preferred Stock, voting together as a single class, will be required for us to effect any corporate action (whether taken by amendment, merger, consolidation or otherwise) to:

•	increase or decrease the authorized number of shares of Series A Preferred Stock;

•	create or authorize the creation of or issue any equity security, including any security convertible into or exchangeable for any equity security, of any other class or series having rights, preferences or privileges ranking on parity with or senior to or prior to the Series A Preferred Stock;

•	change the powers, designations, preferences, limitations, restrictions, voting or other rights of the Series A Preferred Stock set forth in the Certificate of Designations;

•	alter or amend any provision of our Articles of Incorporation or Bylaws in a manner adverse to the rights of the Series A Preferred Stock set forth in the Certificate of Designations;

•	redeem, repurchase or otherwise acquire any Junior Stock, except for repurchases of Junior Stock held by our employees, independent contractors, consultants or medical doctors upon termination of their employment or services pursuant to employment agreements, consulting agreements or settlement agreements providing for such repurchase;

•	after the closing of the Transaction, issue any additional shares of Series A Preferred Stock, except as required pursuant to the terms of the Certificate of Designations;

•	effect an exchange, reclassification or cancellation of all or part of the Series A Preferred Stock; or

•	change the Series A Preferred Stock into the same or a different number of shares, with or without par value, of the same or another class.

In addition, without the affirmative vote or written consent of holders of at least a majority of the then issued and outstanding shares of Series A Preferred Stock, voting together as a single class, we will not consummate a recapitalization, share exchange or reclassification involving the Series A Preferred Stock or a merger or consolidation with another entity, which recapitalization, share exchange, reclassification, merger or consolidation does not constitute a Liquidation Event, unless in each case after giving effect to such recapitalization, share exchange, reclassification, merger or consolidation: (a) the Series A Preferred Stock remains outstanding and the powers, preferences, privileges and voting and other rights are not amended in any respect or, in the case of any such recapitalization, share exchange, reclassification, merger or consolidation with respect to which we are not the surviving or resulting entity, the shares of Series A Preferred Stock are converted into or exchanged for preferred securities of the surviving or resulting entity or its ultimate parent; and (b) the shares of Series A Preferred Stock remaining outstanding or such preferred securities, as the case may be, have such powers, preferences, privileges and voting and other rights that are substantially the same as the powers, preferences, privileges and voting and other rights of the Series A Preferred Stock immediately prior to the consummation of such transaction.

Dividends. Commencing on the one year anniversary of the first date on which shares of Series A Preferred Stock are issued (the “Original Issue Date”) and ending on the date on which the Series A Preferred Stock automatically converts as described in “—Automatic Conversion” below, in the event that any shares of Series A Preferred Stock remain issued and outstanding, dividends (the “PIK Dividends”) on each share of Series A Preferred Stock will accrue quarterly in arrears on the last day of each March, June, September and December, and in kind in an amount of shares of Series A Preferred Stock equal to (a) the product of the PIK Dividend rate described in the table below for the period indicated, multiplied by the then effective Liquidation Preference per share of Series A Preferred Stock, divided by (b) four.

For the Period:	PIK Dividend Rate per Annum in Effect
Commencing on the Original Issue Date and ending on the 1st anniversary of the Original Issue Date	0.0%
Commencing on the day after the 1st anniversary of the Original Issue Date and ending on the 4th anniversary of the Original Issue Date	4.0%
Commencing on the day after the 4th anniversary of the Original Issue Date and ending on the 5th anniversary of the Original Issue Date	5.0%
Commencing on the day after the 5th anniversary of the Original Issue Date and ending on the 6th anniversary of the Original Issue Date	6.0%
Commencing on the day after the 6th anniversary of the Original Issue Date and ending on the 7th anniversary of the Original Issue Date	7.0%
Commencing on the day after the 7th anniversary of the Original Issue Date and ending on the 8th anniversary of the Original Issue Date	8.0%
Commencing on the day after the 8th anniversary of the Original Issue Date and ending on the 9th anniversary of the Original Issue Date	9.0%
Commencing on the day after the 9th anniversary of the Original Issue Date and ending on the date of automatic conversion	10.0%

The PIK Dividends will be cumulative and will accrue whether or not they have been earned or declared and whether or not there are profits, surplus or other funds of NeoGenomics legally available for the payment of PIK Dividends. On December 31 of each year, beginning on the first anniversary of the Original Issue Date and ending on the date on which the Series A Preferred Stock automatically converts as described in “—Automatic Conversion” below, all PIK Dividends which have accrued on a share of Series A Preferred Stock outstanding during such calendar year (or such shorter period in the case of the initial period) will be added to the then effective Liquidation Preference of such share of Series A Preferred Stock.

In the event of a redemption or conversion of the Series A Preferred Stock or a Liquidation Event on any date other than December 31 of any calendar year, the redemption amount payable upon a redemption, the Liquidation Preference and the shares of Series A Preferred Stock so convertible in connection therewith, as applicable, will be increased by PIK Dividends in an amount equal to the product of (a) the PIK Dividend rate in effect for such year reflected in the table above, and (b) the quotient of (x) the number of calendar days elapsed from January 1 of such year to the date of consummation of such redemption, conversion or Liquidation Event, as applicable, divided by (y) 360.

If, on account of an increase in the Liquidation Preference of a share of Series A Preferred Stock pursuant to the preceding paragraph, any holder of Series A Preferred Stock would be prohibited by any applicable law, rule or regulation from holding its Series A Preferred Stock or converting all of its Series A Preferred Stock at the then effective conversion price, without receiving the consent of any governmental authority that has not been obtained at such time, then the Liquidation Preference will not be increased, and such PIK Dividend will be paid in cash in lieu of such increase in the Liquidation Preference. If the condition set forth above ceases to exist prior to the date of an optional conversion or the date of the automatic conversion, the Liquidation Preference will be increased to such Liquidation Preference that would then be in effect as if such condition had not existed. If 14,666,667 shares of Series A Preferred Stock are issued at the closing of the Transaction and not redeemed prior to automatic conversion into our common stock on the tenth anniversary of closing, we would be required to issue an additional 10,775,454 shares of Series A Preferred Stock as PIK Dividends.

Liquidation, Dissolution or Winding-up; Liquidation Preference. To the extent not prohibited by applicable law, upon the occurrence of any Liquidation Event, each holder of Series A Preferred Stock will be entitled to receive, prior and in preference to any distribution of any of the assets or funds of NeoGenomics to the holders of shares of Junior Stock out of the assets of NeoGenomics legally available therefor, whether such assets are capital, surplus or earnings, an amount, payable in cash, equal to $7.50 plus all declared and unpaid dividends thereon, including all accrued and unpaid PIK Dividends regardless of whether there has been any payment-in-kind with respect thereto and after giving effect to the second paragraph under “—Dividends”, in each case, as adjusted for any stock dividends, combinations, splits, recapitalizations and similar events with respect to such shares (the “Liquidation Preference”), for each share of Series A Preferred Stock held by such holder. “Liquidation Event” means any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, and any Deemed Liquidation Event

A Deemed Liquidation Event includes any of the following: (a) the acquisition by any person other than a holder of Series A Preferred Stock or an affiliate thereof of 50% or more of our voting securities; (b) any consolidation or merger of NeoGenomics with or into any other corporation or other entity or person, or any other corporate reorganization, in which our stockholders immediately prior to such consolidation, merger or reorganization, own less than 50% of our voting power immediately after such consolidation, merger or reorganization; and (c) any sale, lease, license, transfer or other disposition of all or substantially all of the assets, technology or intellectual property of NeoGenomics, other than non-exclusive licenses granted in the ordinary course of our business.

Automatic Conversion. Each share of Series A Preferred Stock issued and outstanding as of the tenth anniversary of the Original Issue Date will automatically convert into fully paid and non-assessable shares of common stock. The number of shares of common stock to which a holder of Series Preferred Stock will be entitled upon conversion will be equal to the quotient of the then effective Liquidation Preference, divided by the then effective conversion price. The conversion price will be equal to $7.50, multiplied by the conversion rate, which will initially be equal to 1.0, but is subject to anti-dilution adjustments that may occur prior to the date of the automatic conversion.

Optional Conversion by Holders. At any time, from and after the third anniversary of the Original Issue Date, to the extent the VWAP of our common stock equals or exceeds $8.00 per share, as adjusted for any stock dividends, combinations, splits, recapitalizations and similar events with respect to shares of our common stock, for thirty consecutive trading days, any holder, upon written notice, will have the right to convert any or all shares of Series A Preferred Stock it owns into fully paid and non-assessable shares of common stock. The number of shares of common stock to which a holder of Series Preferred Stock will be entitled upon conversion will be equal to the quotient of the then effective Liquidation Preference, divided by the then effective conversion price, and the date upon which we receive the holder’s notice of conversion will be the effective date of any optional conversion. For purposes of the foregoing, “VWAP” means, as of any applicable date of determination, the volume weighted average per share price of shares of our common stock on the applicable trading day on the principal national securities exchange on which our common stock is listed or admitted to trading.

Conversion Rate and Conversion Price. The conversion price for the Series A Preferred Stock will be $7.50 per share, multiplied by the then effective conversion rate. The conversion rate in effect at any applicable time for conversion of each share of Series A Preferred Stock into common stock will be 1.0, subject to adjustments for stock splits, reclassifications and certain distributions and as described under “—Reorganizations, Mergers and Consolidations”.

No Fractional Shares. We will not be required to issue or cause to be issued fractional shares of common stock pursuant to any provision of the Certificate of Designations. If any fraction of a share of common stock would be issuable pursuant to the Certificate of Designations, the number of shares of common stock to be issued be rounded up to the nearest whole share.

Redemption at the Option of the Company. At any time, and from time to time, we may redeem for cash all, or any portion of, the outstanding Series A Preferred Stock at a price per share equal to the then effective Liquidation Preference, provided the aggregate amount redeemed at such time is not less than (a) from the Original Issue Date until the fourth anniversary of thereof, $10.0 million and (b) thereafter, $5.0 million, and in each case only in $1.0 million increments above such amounts. The amount payable by us in the event of a redemption during the period from the Original Issue Date until the fourth anniversary thereof will be discounted as set forth below under “—Redemption Discounts”.

Redemption at the Option of the Holder Upon Future Capital Raise. For so long as any shares of Series A Preferred Stock remain outstanding, in the event that we issue any other class or series of equity or common stock equivalents or any unsecured debt securities for cash consideration, we are required to apply at least 50% of the net cash proceeds from any such issuance to redeem shares of Series A Preferred Stock for cash at a redemption price per share equal to the then effective Liquidation Preference. Cash proceeds received by us in connection with the exercise of options, warrants or similar securities that we issued to our employees, directors independent contractors, consultants or medical doctors as compensation will not be applied to the redemption of shares of Series A Preferred Stock. The amount payable by us in the event of a redemption during the period from the Original Issue Date until the fourth anniversary thereof will be discounted as set forth below under “—Redemption Discounts”.

Redemption Discounts. Commencing on the Original Issue Date and ending on the fourth anniversary thereof, in the event that any shares of Series A Preferred Stock are redeemed, the amount payable by us for each share being redeemed will be reduced by an amount determined by multiplying the discount rate listed below for the period in which the redemption is consummated by the then effective liquidation preference before such discount is applied.

For the Period:	Discount
Commencing on the Original Issue Date and ending on the 1st anniversary of the Original Issue Date	9.0909%
Commencing on the day after the 1st anniversary of the Original Issue Date and ending on the 2nd anniversary of the Original Issue Date	6.8182%
Commencing on the day after the 2nd anniversary of the Original Issue Date and ending on the 3rd anniversary of the Original Issue Date	4.5455%
Commencing on the day after the 3rd anniversary of the Original Issue Date and ending on the 4th anniversary of the Original Issue Date	2.2727%

From and after the fourth anniversary of the Original Issue Date, no reduction will be made for any amount payable in connection with a redemption.

Reorganizations, Mergers and Consolidations. In case of any consolidation or merger of NeoGenomics with any other entity (other than a wholly owned subsidiary of NeoGenomics), or in case of any sale or transfer of all or substantially all of our assets, or in case of any share exchange pursuant to which all of the outstanding shares of common stock are converted into other securities or property of NeoGenomics, we will, prior to or at the time of such transaction, make appropriate provision or cause appropriate provision to be made so that holders of each share of Series A Preferred Stock then outstanding will have the right thereafter to convert such shares of Series A Preferred Stock into the kind and amount of shares of stock and other securities and property receivable upon such consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of common stock into which such share of Series A Preferred Stock could have been converted immediately prior to the effective date of such consolidation, merger, sale, transfer or share exchange. If in connection with any such consolidation, merger, sale, transfer or share exchange, each holder of shares of common stock is entitled to elect to receive either securities, cash or other assets upon completion of such transaction, we will provide or cause to be provided to each holder of Series A Preferred Stock the right to elect the securities, cash or other assets into which the Series A Preferred Stock held by such holder will be convertible after consummation of any such transaction on the same terms and subject to the same conditions applicable to holders of the common stock.

Prohibitions on Transfers. No sale, exchange, delivery, assignment, transfer, disposal, encumbrance, pledge or hypothecation, whether voluntary, involuntary, by operation of law, or resulting from death, disability or otherwise may be made by a holder of any shares of Series A Preferred Stock without our express written consent, except that a holder may transfer shares of Series A Preferred Stock to an affiliate of such holder upon written notice to us.

Warrants

As of October 15, 2015, warrants to purchase 650,000 shares of our common stock were outstanding. The exercise prices of these warrants range from $1.43 to $1.50 per share.

Options

As of October 15, 2015, options to purchase 5,466,471 shares of our common stock were outstanding. The exercise prices of these options range from $0.31 to $6.66 per share.

Transfer Agent

Our transfer agent is Standard Registrar & Transfer Company located at 12528 South 1840 East Draper, Utah, 84020. The transfer agent’s telephone number is (801) 571-8844.

Indemnification Of Directors And Executive Officers And Limitation On Liability

Our Articles of Incorporation provide that no director or officer of the company shall be personally liable to the company or any of its stockholders for damages for breach of fiduciary duty as a director or officer of for any act or omission of any such director or officer; however such indemnification shall not eliminate or limit the liability of a director or officer for (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (b) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Our bylaws provide that any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the company (or is or was serving at the request of the company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) shall be indemnified and held harmless by the company to the fullest extent permitted by Nevada law against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding.

Our bylaws also provide that we must indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed proceeding by or in the right of the company to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the company, or is or was serving at our request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against costs incurred by such person in connection with the defense or settlement of such action or suit. Such indemnification may not be made for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable to us or for amounts paid in settlement to us, unless and only to the extent that the court determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Our bylaws provide that we must pay the costs incurred by any person entitled to indemnification in defending a proceeding as such costs are incurred and in advance of the final disposition of a proceeding; provided however, that we must pay such costs only upon receipt of an undertaking by or on behalf of such person to repay the amount if it is ultimately determined by a court of competent jurisdiction that such person is not entitled to be indemnified by us.

Our bylaws provide that we may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the company, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise in accordance with Section 78.752 of the Nevada Revised Statutes.

Nevada Revised Statutes 78.751 and 78.7502 have provisions that provide for discretionary and mandatory indemnification of officers, directors, employees, and agents of a corporation. Under these provisions, such persons may be indemnified by a corporation against expenses, including attorney’s fees, judgment, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with the action, suit or proceeding, if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful.

To the extent that a director, officer, employee or agent has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter, the Nevada Revised Statues provide that he must be indemnified by us against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense.

Section 78.751 of the Nevada Revised Statues also provides that any discretionary indemnification, unless ordered by a court or advanced by us, may be made only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

•	by the stockholders;

•	by the Board by majority vote of a quorum consisting of directors who were not parties to that act, suit or proceeding;

•	if a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

•	if a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

PROPOSAL NO. 1—THE STOCK ISSUANCE

General

On October 20, 2015, we entered into the Purchase Agreement with GE Medical, pursuant to which we agreed to acquire all of the issued and outstanding shares of common stock of Clarient Inc. The purchase price consists of (a) cash consideration of $80.0 million, (b) the NEO Common Shares, totaling 15.0 million shares of our common stock and (c) the NEO Preferred Shares, totaling 14,666,667 shares of our Series A Preferred Stock (subject to adjustment as described elsewhere in this proxy statement). We have the right to increase the cash consideration by up to $110.0 million, and reduce the number of NEO Preferred Shares issued as consideration by an amount calculated by dividing the amount of any increase in the cash consideration by $7.50, which is the per share conversion price of the NEO Preferred Shares. For more information, see “The Transaction”.

As of October 15, 2015, we had 60,608,614 shares of common stock outstanding and no shares of preferred stock outstanding.

NASDAQ Capital Market Stockholder Approval Requirements

Our common stock is listed on, and we are subject to the rules and regulations of, NASDAQ. NASDAQ Market Place Rule 5635(a)(1) requires stockholder approval prior to the issuance of securities in connection with the acquisition of the stock or assets of another company if (a) the common stock, or securities convertible into common stock, we issue has or will have upon issuance voting power equal to or in excess of 20% of the voting power of our securities outstanding before the issuance or (b) the number of shares of common stock, or securities convertible into common stock, to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance. In addition, NASDAQ Market Place Rule 5635(a)(1) requires stockholder approval prior to the issuance of securities in a private placement if the number of shares of common stock, or securities convertible into common stock, to be issued is or will be equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock.

As described above, we are proposing to issue 15.0 million shares of our common stock and 14,666,667 shares of Series A Preferred Stock (subject to adjustment as described elsewhere in this proxy statement), which are convertible into common stock, to GE Medical pursuant to the Purchase Agreement. The number of shares we will issue will exceed 20% of both the voting power and the number of shares of our common stock outstanding before the issuance. Accordingly, at the special meeting, we are asking holders of shares of our common stock to consider and vote on the Stock Issuance to satisfy NASDAQ rules.

Recommendation of the Board

Stockholder approval of the Stock Issuance is a condition to completion of the Transaction pursuant to the Purchase Agreement. If our stockholders do not approve the Stock Issuance, we will be unable to consummate the Transaction and the Purchase Agreement may be terminated by NeoGenomics or GE Medical. In the event of termination for failure of our stockholders to approve the Stock Issuance, we may be required to pay to GE Medical a $3.0 million termination fee. For more information, see “The Stock Purchase Agreement—Termination Fees” beginning on page 81.

Vote Required for Approval

The Stock Issuance will be approved if a majority of the votes cast by stockholders in person or via proxy with respect to this matter are cast in favor of the proposal. The proposal to approve the Stock Issuance is a “non-discretionary” or “non-routine” item, meaning that brokerage firms cannot vote shares in their discretion on behalf of a client if the client has not provided the brokerage firm voting instructions. Accordingly, if you hold your shares in street name and fail to instruct your broker to vote your shares for the proposal, your shares will not be counted as votes cast for the proposal and will have no effect on the outcome of the Stock Issuance proposal.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE STOCK ISSUANCE. IF NOT OTHERWISE SPECIFIED, PROXIES WILL BE VOTED “FOR” THE APPROVAL OF THIS PROPOSAL.

PROPOSAL NO. 2—AUTHORIZED COMMON STOCK CHARTER AMENDMENT

General

The Board has adopted a resolution approving and recommending to the stockholders for their approval a proposal to amend our Articles of Incorporation to increase the number of authorized shares of common stock.

The form of the amendment is as follows:

“Article FOURTH(A) of the Articles of Incorporation of the Corporation is hereby amended and restated in its entirety to read in full as provided in the following indented paragraph:

A. The Corporation is authorized to issue 250,000,000 shares which shall be designated as “Common Stock,” having a par value of $.001 per share (the “Common Stock”), and 50,000,000 shares which shall be designated as “Preferred Stock,” having a par value of $.001 per share (the “Preferred Stock”).”

Recommendation of the Board

Our Articles of Incorporation currently authorize us to issue 100.0 million shares of common stock. As of October 15, 2015, we had 60,608,614 shares of common stock outstanding. We also had approximately 5.5 million shares of common stock reserved for issuance pursuant to outstanding options, 650,000 shares of common stock reserved for issuance pursuant to outstanding warrants and approximately 1.1 million shares of common stock reserved for new issuances pursuant to our Equity Incentive Plan, without giving effect to any stockholder approval of the Equity Incentive Plan Amendment.

If the Transaction is consummated, we expect to issue 15.0 million shares of common stock to GE Medical, resulting in approximately 75.6 million shares of our common stock being issued and outstanding immediately after the consummation of the Transaction, based on the number of shares of our common stock outstanding as of October 15, 2015. To allow for additional authorized common stock to support our growth and provide flexibility for future corporate needs and to provide for shares of common stock underlying the NEO Preferred Shares in the event such NEO Preferred Shares are converted into common stock in accordance with the terms of the Certificate of Designations, at the special meeting we are asking our stockholders to consider and vote on the Authorized Common Stock Charter Amendment to amend Article Fourth(A) of our Articles of Incorporation to increase the number of shares of common stock we are authorized to issue by 150.0 million shares, to an aggregate of 250.0 million authorized shares of common stock.

As of October 15, 2015, assuming approval of the proposals in this proxy statement and the consummation of the Transaction and excluding any shares of common stock that may be issued upon the conversion of the NEO Preferred Shares, after taking into account the shares reserved for future issuance pursuant to our Equity Incentive Plan and shares issuable pursuant to outstanding options and warrants, we would have up to approximately 164.1 million authorized shares available for issuance from time to time at the discretion of the Board without further stockholder action, except as may be required by applicable law or otherwise. The shares would be issuable for any proper corporate purpose, including future acquisitions, capital raising transactions consisting of equity or convertible debt or stock dividends, subject to any restrictions in our current and future debt agreements and stockholder agreements.

Stockholder approval of the Authorized Common Stock Charter Amendment is a condition to completion of the Transaction pursuant to the Purchase Agreement. If our stockholders do not approve the Authorized Common Stock Charter Amendment, we will be unable to consummate the Transaction and the Purchase Agreement may be terminated by NeoGenomics or GE Medical. In the event of termination for failure of our stockholders to approve the Authorized Stock Charter Amendment, we may be required to pay to GE Medical a $3.0 million termination fee. For more information, see “The Stock Purchase Agreement—Termination Fees” beginning on page 81.

Vote Required for Approval

The Authorized Common Stock Charter Amendment will be approved if a majority of our outstanding shares of common stock are cast in favor of the proposal. The proposal to approve the Authorized Common Stock Charter Amendment is a “non-discretionary” or “non-routine” item, meaning that brokerage firms cannot vote shares in their discretion on behalf of a client if the client has not provided the brokerage firm voting instructions. Since this proposal must be approved by a majority of the outstanding shares, if you hold your shares in street name and fail to instruct your broker to vote your shares for the proposal, your shares will have the same effect as a vote cast against the Authorized Common Stock Charter Agreement.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE AUTHORIZED COMMON STOCK CHARTER AMENDMENT. IF NOT OTHERWISE SPECIFIED, PROXIES WILL BE VOTED “FOR” THE APPROVAL OF THIS PROPOSAL.

PROPOSAL NO. 3—AUTHORIZED PREFERRED STOCK CHARTER AMENDMENT

General

The Board has adopted a resolution approving and recommending to the stockholders for their approval a proposal to amend our Articles of Incorporation to increase the number of authorized shares of preferred stock.

The form of the amendment is as follows:

“Article FOURTH(A) of the Articles of Incorporation of the Corporation is hereby amended and restated in its entirety to read in full as provided in the following indented paragraph:

A. The Corporation is authorized to issue 250,000,000 shares which shall be designated as “Common Stock,” having a par value of $.001 per share (the “Common Stock”), and 50,000,000 shares which shall be designated as “Preferred Stock,” having a par value of $.001 per share (the “Preferred Stock”).”

Recommendation of the Board

Our Articles of Incorporation currently authorize us to issue 10.0 million shares of preferred stock. As of October 15, 2015, we had no shares of preferred stock outstanding. If the Transaction is consummated, we expect to issue 14,666,667 shares of newly designated Series A Preferred Stock to GE Medical (subject to adjustment as described elsewhere in this proxy statement). In addition, under the terms of the Series A Preferred Stock, dividends will accrue quarterly on outstanding shares of Series A Preferred Stock commencing on the first anniversary of closing in the form of PIK Dividends. If all of the shares of Series A Preferred Stock are not redeemed prior to the automatic conversion of such Series A Preferred Stock into shares of our common stock on the tenth anniversary of the closing, we would be required to issue an additional 10,775,454 shares of Series A Preferred Stock as PIK Dividends. See “Description of Capital Stock—Series A Preferred Stock” for a description of the rights and preferences of the Series A Preferred Stock.

We currently do not have sufficient number of authorized shares of preferred stock to issue the NEO Preferred Shares to GE Medical in connection with the Transaction. Accordingly, even if stockholder approval of the Stock Issuance is received, we would not be able to consummate the Transaction in the absence of stockholder approval of the Authorized Preferred Stock Charter Amendment to amend Article Fourth(A) of our Articles of Incorporation to increase the number of shares of preferred stock we are authorized to issue by 40.0 million shares, to an aggregate of 50.0 million authorized shares of preferred stock.

Following the issuance of the NEO Preferred Shares, the Board will have the authority (subject to the rights of the Series A Preferred Stock as set forth in the Certificate of Designations), without further action by the holders of common stock, to issue the remaining shares of undesignated preferred stock in one or more series with rights and preferences designated from time to time by the Board. The Board may authorize the issuance of such preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. Furthermore, the existence of the authorized but unissued shares of preferred stock will enable the Board to render more difficult or to discourage a change of control of our company or changes in our management that our stockholders may deem advantageous.

Stockholder approval of the Authorized Preferred Stock Charter Amendment is a condition to completion of the Transaction pursuant to the Purchase Agreement. If our stockholders do not approve the Authorized Preferred Stock Charter Amendment, we will be unable to consummate the Transaction and the Purchase Agreement may be terminated by NeoGenomics or GE Medical. In the event of termination for failure of our stockholders to approve the Authorized Stock Charter Amendment, we may be required to pay to GE Medical a $3.0 million termination fee. For more information, see “The Stock Purchase Agreement—Termination Fees” beginning on page 81.

Vote Required for Approval

The Authorized Preferred Stock Charter Amendment will be approved if a majority of our outstanding shares of common stock are cast in favor of the proposal. The proposal to approve the Authorized Preferred Stock Charter Amendment is a “non-discretionary” or “non-routine” item, meaning that brokerage firms cannot vote shares in their discretion on behalf of a client if the client has not provided the brokerage firm voting instructions. Since this proposal must be approved by a majority of the outstanding shares, if you hold your shares in street name and fail to instruct your broker to vote your shares for the proposal, your shares will have the same effect as a vote cast against the Authorized Preferred Stock Charter Amendment.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE AUTHORIZED PREFERRED STOCK CHARTER AMENDMENT. IF NOT OTHERWISE SPECIFIED, PROXIES WILL BE VOTED “FOR” THE APPROVAL OF THIS PROPOSAL.

PROPOSAL NO. 4—TRANSACTION PROPOSAL

We are asking our stockholders to approve and adopt the Purchase Agreement and the Transaction contemplated thereby. Please see the sections entitled “The Stock Purchase Agreement” and “The Transaction”, for a summary of certain terms of the Purchase Agreement and additional information about the Transaction. You are urged to read the Purchase Agreement carefully and in its entirety before voting on this proposal.

General

On October 20, 2015, we entered into the Purchase Agreement with GE Medical, pursuant to which we agreed to acquire all of the issued and outstanding shares of common stock of Clarient Inc. The purchase price consists of (a) cash consideration of $80.0 million, (b) the NEO Common Shares, totaling 15.0 million shares of our common stock and (c) the NEO Preferred Shares, totaling 14,666,667 shares of our Series A Preferred Stock. We have the right to increase the cash consideration by up to $110.0 million, and reduce the number of NEO Preferred Shares issued as consideration by an amount calculated by dividing the amount of any increase in the cash consideration by $7.50, which is the per share conversion price of the NEO Preferred Shares. For more information, see “The Transaction”.

If we consummate the Transaction, the NEO Common Shares would represent 19.8% of our post-closing issued and outstanding shares of common stock based on the number of shares outstanding as of October 15, 2015. In addition, the NEO Preferred Shares will, with certain exceptions, vote with shares of our common stock as a single class on an “as converted” basis. Accordingly, if we issue all of the NEO Preferred Shares, the NEO Shares issued to GE Medical will represent 32.9% of our total voting power upon closing of the Transaction, with our current stockholders owning the remaining 67.1% of the total voting power.

We believe that the Transaction would unite two complementary businesses to offer hospitals, community based pathology practices and clinicians expanded cancer-related laboratory testing services, and that the Transaction would result in the following anticipated benefits, among others:

•	enhanced cancer diagnostic testing capabilities as a result of combining the best products and services of each company into a single source of advanced cancer genetic testing services for the benefit of hospitals, community-based pathology practices and clinicians, and the patients they treat;

•	greater capability of combined medical staff and research and development teams to continue to invest in innovation to create a sustainable leadership position in the rapidly evolving field of cancer genetics testing;

•	greater capability with combined expertise, information systems and processes to compete in the high growth area of biopharmaceutical testing for the benefit of current and new biopharmaceutical customers;

•	broadened geographical access to clients for the benefit of managed care organizations, accountable care organizations and large health care delivery systems;

•	the ability to cross-sell products and services to each company’s current customer base;

•	increased scale of laboratory operations, information technology, and medical staff to drive greater productivity and efficiencies to be a lowest cost provider, and to offer constantly improving service for the benefit of clients;

•	the ability to achieve significant cost synergies by applying best practices, eliminating duplicative processes, increasing volume of testing and reducing high fixed-cost infrastructure;

•	increased ability to optimize administrative, regulatory and compliance resources to meet the increasing demands on laboratories by regulatory organizations; and

•	greater size, with annual pro forma revenues of approximately $225 million and estimated Adjusted EBITDA of between $33.0 and $38.0 million, as well as higher market capitalization.

Furthermore, we believe that, given the favorable strategic fit and potential to generate sizable cost synergies, the Transaction will be accretive to our 2016 cash earnings per share (net income adjusted for non-cash items including stock-based compensation, depreciation and amortization), excluding costs of the Transaction and integration activities.

Recommendation of the Board

Stockholder approval of the Transaction Proposal is a condition to completion of the Transaction pursuant to the Purchase Agreement. If our stockholders do not approve the Transaction Proposal, we may be unable to consummate the Transaction.

Vote Required for Approval

The Transaction Proposal will be approved if a majority of the votes cast by stockholders in person or via proxy with respect to this matter are cast in favor of the proposal. The Transaction Proposal is a “nondiscretionary” or “non-routine” item, meaning that brokerage firms cannot vote shares in their discretion on behalf of a client if the client has not provided the brokerage firm voting instructions. Accordingly, if you hold your shares in street name and fail to instruct your broker to vote your shares for the proposal, your shares will not be counted as votes cast for the proposal and will have no effect on the outcome of the Transaction Proposal.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE TRANSACTION PROPOSAL. IF NOT OTHERWISE SPECIFIED, PROXIES WILL BE VOTED “FOR” THE APPROVAL OF THIS PROPOSAL.

PROPOSAL NO. 5—EQUITY INCENTIVE PLAN AMENDMENT

We currently maintain the Equity Incentive Plan. The Board is seeking approval to amend and restate the Equity Incentive Plan to add 3.0 million shares of our common stock to the reserve available for new awards and to clarify provisions regarding restrictions on the repricing of options or stock appreciation rights. The Board believes that the Equity Incentive Plan has been effective in attracting and retaining highly-qualified employees and other key contributors to our business, and that the awards granted under the Equity Incentive Plan have provided an incentive that aligns the economic interests of the participants with those of our stockholders.

The Equity Incentive Plan was most recently amended effective as of June 12, 2015 to add 2.5 million shares of common stock to the reserve available for new awards. However, assuming consummation of the Transaction, we will significantly increase our headcount. As a result, we believe this increase in the number of shares reserved and available under the Plan is necessary to enable us to provide an incentive to these new employees, as well as our existing employees, that aligns their economic interests with those of our stockholders. Accordingly, the Board approved, and is recommending that our stockholders approve, an amendment and restatement of the Equity Incentive Plan.

The material features of the Equity Incentive Plan, as amended and restated, and summarized below. The summary is qualified in its entirety by reference to the specific provisions of the amended and restated Equity Incentive Plan, the full text of which is annexed to this proxy statement as Annex G.

Corporate Governance Aspects of the Plan

The Equity Incentive Plan has been designed to include a number of provisions that promote best practices by reinforcing the alignment between equity compensation arrangements for eligible employees and non-employee directors and stockholders’ interests. These provisions include, but are not limited to, the following:

•	Clawback Policy. In the event of a restatement of our financials due to material noncompliance with any financial reporting requirements under the law, participants will be required to reimburse us for any amounts earned or payable in connection with an award under the Equity Incentive Plan to the extent required by law and any applicable company policies.

•	No Evergreen Provision. The Equity Incentive Plan does not contain an “evergreen” feature pursuant to which the shares authorized for issuance under the Plan will be automatically replenished.

•	Conservative Change in Control Provision. The Equity Incentive Plan does not provide for automatic vesting of awards upon a change in control of the Company.

•	No Discounted Stock Options or Stock Appreciation Rights. Stock options and stock appreciation rights may not be granted under the Equity Incentive Plan with exercise prices lower than the market value of the underlying shares on the grant date.

•	No Reload Grants. Reload grants, or the granting of stock options conditioned upon delivery of shares to satisfy the exercise price and/or tax withholding obligation under another stock option, are not permitted under the Equity Incentive Plan.

•	No Transferability. Equity Incentive Plan awards generally may not be transferred, except by will or the laws of descent and distribution, unless approved by the Compensation Committee of the Board.

•	No Automatic Grants. The Equity Incentive Plan does not provide for automatic grants to any participant.

•

No Repricings Without Stockholder Approval. As part of the proposed amendment and restatement the Equity Incentive Plan prohibits the repricing of stock options and SARs without prior stockholder approval, with customary exceptions for certain changes in capitalization. This provision applies to both direct repricings (lowering the exercise price or strike price of a stock option or stock appreciation right) as well as indirect repricings (canceling an outstanding stock option or stock appreciation right and granting a replacement stock option or stock appreciation right with a lower exercise price or exchanges for cash or other forms of awards.).

•	Tax Deductible Awards. The Equity Incentive Plan contains provisions that are required for future awards to certain covered employees to be eligible to be deductible under Section 162(m) of the Internal Revenue Code of 1986 (the “Code”) as “performance-based compensation.”

•	No Tax Gross-Ups. The Equity Incentive Plan does not provide for any tax gross-ups.

•	Multiple Award Types. The Equity Incentive Plan permits the issuance of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock units, restricted stock awards and other types of equity grants, subject to the share limits of the Equity Incentive Plan. This breadth of award types will enable the Compensation Committee to tailor awards in light of the accounting, tax and other standards applicable at the time of grant. Historically, these standards have changed over time.

•	Independent Oversight. The Equity Incentive Plan is administered by the Compensation Committee, which is comprised of independent board members.

Administration

The Equity Incentive Plan is administered by the Compensation Committee. Subject to the express provisions of the Equity Incentive Plan, the Compensation Committee has the authority, in its discretion, to interpret the Equity Incentive Plan, establish rules and regulations for the Plan’s operation, select eligible individuals to receive awards and determine the form and amount and other terms and conditions of such awards.

Summary of Award Terms and Conditions

Awards under the Equity Incentive Plan may include incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock awards, stock bonus awards, deferred stock awards and other stock-based awards.

Stock Options. The Compensation Committee may grant to an Equity Incentive Plan participant options to purchase our common stock that qualify as incentive stock options for purposes of Code Section 422, options that do not qualify as incentive stock options, or a combination thereof. The terms and conditions of stock option grants, including the quantity, price, vesting periods and other conditions on exercise will be determined by the Committee and will be reflected in a written award agreement or notice.

The exercise price for stock options will be determined by the Compensation Committee in its discretion, but with respect to incentive stock options may not be less than 100% of the fair market value of one share of our common stock on the date when the stock option is granted. Additionally, in the case of incentive stock options granted to a holder of more than 10% of the total combined voting power of all classes of our stock on the date of grant, the exercise price may not be less than 110% of the fair market value of one share of common stock on the date the stock option is granted. The fair market value of our common stock as of                     , 2015, the date immediately preceding the mailing of this proxy statement was $                 per share.

Stock options must be exercised within a period fixed by the Compensation Committee that may not exceed 10 years from the date of grant, except that in the case of incentive stock options granted to a holder of more than 10% of the total combined voting power of all classes of our stock on the date of grant, the exercise period may not exceed five years. The Equity Incentive Plan provides for earlier termination of stock options upon the participant’s termination of service, unless extended by the Compensation Committee, but in no event may the options be exercised after the scheduled expiration date of the options.

At the Compensation Committee’s discretion, payment for shares of common stock on the exercise of stock options may be made in cash, shares of our common stock held by the participant or in any other form of consideration acceptable to the Compensation Committee (including one or more forms of “cashless” or “net” exercise).

Stock Appreciation Rights. The Compensation Committee may grant to an Equity Incentive Plan participant an award of stock appreciation rights, which entitles the participant to receive, upon its exercise, a payment equal to (a) the excess of the fair market value of a share of common stock on the exercise date over the stock appreciation right exercise price, multiplied by (b) the number of shares of common stock with respect to which the stock appreciation right is exercised. The terms and conditions of awards of stock appreciation rights, including the quantity, price, vesting periods and other conditions on exercise will be determined by the Compensation Committee and will be reflected in a written award agreement or notice.

The exercise price for a stock appreciation right will be determined by the Compensation Committee in its discretion, but may not be less than 100% of the fair market value of one share of our common stock on the date when the stock appreciation right is granted. Stock appreciation rights must be exercised within a period fixed by the Compensation Committee that may not exceed 10 years from the date of grant. Upon exercise of a stock appreciation right, payment may be made in cash, shares of our stock or a combination of cash and stock.

Restricted Stock. The Compensation Committee may grant to an Equity Incentive Plan participant shares of common stock subject to specified restrictions, which we refer to as restricted shares. Restricted shares are subject to forfeiture if the participant does not meet certain conditions such as continued employment over a specified forfeiture period or the attainment of specified performance targets over the forfeiture period. The terms and conditions of restricted share awards are determined by the Compensation Committee and will be reflected in a written award agreement or notice.

Stock Bonus Awards. The Compensation Committee may grant to an Equity Incentive Plan participant shares of common stock in the form of a stock bonus award that are not subject to any restrictions or forfeiture requirements. The terms and conditions of stock bonus awards are determined by the Compensation Committee and will be reflected in a written award agreement or notice.

Deferred Stock Awards. The Compensation Committee may grant to an Equity Incentive Plan participant deferred stock awards representing the right to receive shares of common stock (or the value of such shares) in the future subject to the achievement of one or more goals relating to the completion of service by the participant and/or the achievement of performance or other objectives. The terms and conditions of deferred stock awards are determined by the Compensation Committee and will be reflected in a written award agreement or notice.

Other Stock-Based Awards. The Compensation Committee may grant to an Equity Incentive Plan participant equity-based or equity-related awards, referred to as other stock-based awards, other than options, stock appreciation rights, restricted shares, stock bonus awards or deferred stock awards. Such awards may include restricted stock units, stock purchase rights, phantom stock arrangements or awards valued in whole or in part by reference to our common stock. The terms and conditions of each other stock-based award will be determined by the Compensation Committee and will be reflected in a written award agreement or notice. Payment under any other stock-based awards will be made in common stock or cash, as determined by the Compensation Committee.

Performance Goals

The Equity Incentive Plan will allow the Compensation Committee to grant options, stock appreciation rights, and certain performance-based awards that should qualify as “performance-based compensation” under Section 162(m) of the Code. A vote in favor of approving the Equity Incentive Plan will be a vote approving all the material terms and conditions of the plan for purposes of granting awards pursuant to Section 162(m), including the performance criteria, eligibility requirements and limits on various stock awards that are described in this proposal. The Compensation Committee retains its discretion to grant awards that are not compliant with Section 162(m). In addition, given the ambiguities in how the conditions to qualifying as “performance-based” will be interpreted and administered under the income tax regulations, there is no certainty that elements of “performance-based” compensation discussed in this proposal will in fact be deductible in the future.

With respect to any awards under the Equity Incentive Plan that are intended to qualify as “performance-based compensation” for purposes of Code Section 162(m) (other than stock options and stock appreciation rights), the award will be subject to the attainment of one or more pre-established performance objectives that will relate to corporate, subsidiary, division, group or unit performance based on one or more of the following measures:

•	Gross revenue;

•	Earnings per share or ratios of earnings to equity or assets;

•	Net profits;

•	Stock price;

•	Market share;

•	Sales; or

•	Costs.

Awards that are designed to qualify as performance-based compensation may not be adjusted upward. However, the Compensation Committee has the discretion to adjust these awards downward and may grant awards that do not qualify as performance-based compensation.

Effect of a Change in Control or Similar Corporate Transactions

In the event of a merger, reorganization or consolidation between NeoGenomics and another person or entity (other than an affiliate) resulting in our stockholders prior to the Transaction holding less than a majority of the outstanding voting stock of the surviving entity immediately after the Transaction, or in the event of a sale of all or substantially all of our assets, outstanding awards will be subject to the specific terms as may be set forth in the applicable award agreement, which may include assumption or substitution of such awards with equivalent awards, accelerated vesting or settlement in cash or cash equivalents.

Eligibility and Limitation on Awards

The Compensation Committee may grant awards under the Equity Incentive Plan to any employee, non-employee director or consultant of ours or any of our participating subsidiaries. While the selection of Equity Incentive Plan participants is within the discretion of the Compensation Committee, it is currently expected that participants will be primarily officers and key senior level employees, as well as our non-employee directors. As of the date of the filing of this proxy statement, all of our approximately 450 employees, and each of our six non-employee directors, are eligible to participate in the Equity Incentive Plan. Furthermore, following the closing of the Transaction, the employees of Clarient and Clarient Diagnostic Services who become our employees as a result of the Transaction will be eligible to participate.

The maximum amount of awards that can be granted under the Equity Incentive Plan to a single participant in any 12-month period in the form of stock options or stock appreciation rights may not exceed 500,000 shares. In addition, to the extent such awards are intended to qualify as “performance-based compensation” under Code Section 162(m), the maximum awards that can be granted under the Equity Incentive Plan to a single participant in any 12-month period in the form of restricted shares, stock bonus awards, deferred stock awards or other stock-based awards is 500,000 shares.

Shares Subject to the Equity Incentive Plan

The number of shares of our common stock reserved for issuance for awards under the Equity Incentive Plan currently, before the approval of the proposed amendment and restatement, is 9.5 million, of which approximately 1.1 million shares remain available for new awards. The Board has authorized as part of the proposed amendment and restatement of the Equity Incentive Plan, subject to stockholder approval, an additional 3.0 million shares of our common stock to be available for new awards under the Equity Incentive Plan, so that the aggregate number of shares reserved for issuance under the Equity Incentive Plan will be 12.5 million, with approximately 4.1 million shares being available for new awards. All such shares of common stock available for issuance under the Equity Incentive Plan shall be available for issuance as incentive stock options.

Shares of common stock underlying awards granted under the Equity Incentive Plan that expire or are forfeited or terminated for any reason (as a result, for example, of the lapse of stock options or forfeiture of restricted shares), as well as any shares underlying an award that is settled in cash rather than stock, will be available for future grants under the Equity Incentive Plan. In addition, shares of stock that are surrendered to or withheld by us in payment or satisfaction of the exercise price of an award or any tax withholding obligation with respect to an award will be available for future grants. Shares to be issued under the Equity Incentive Plan will be authorized but unissued shares of common stock or shares of stock reacquired by us.

Anti-Dilution Protections

In the event of a change in the outstanding shares of our common stock, without the receipt by us of consideration, by reason of a stock dividend, stock split, reverse stock split or distribution, recapitalization, merger, reorganization, reclassification, consolidation, split-up, spin-off, combination of shares, exchange of shares or other similar event, the Compensation Committee will make appropriate and equitable adjustments to (a) the number and kind of shares of stock available under the Equity Incentive Plan, (b) the number and kind of shares of stock subject to outstanding Equity Incentive Plan awards, (c) the per-share exercise or other purchase price under any outstanding Equity Incentive Plan award and (d) the annual award or other maximum award limits applicable under the Equity Incentive Plan.

Clawback Provisions

The Equity Incentive Plan provides that in the event of a restatement of our financials due to material noncompliance with any financial reporting requirements under the law, a participant will be required to reimburse us for any amounts earned or payable in connection with an award under the Equity Incentive Plan to the extent required by law and any applicable company policies.

No Repricings of Options or SARs

As part of the proposed amendment and restatement, the Equity Incentive Plan will prohibit the repricing of stock options and stock appreciation rights without the approval of our stockholders. This provision will apply to both direct repricings (lowering the exercise price or strike price of a stock option or stock appreciation right) as well as indirect repricings (canceling an outstanding stock option or stock appreciation right and granting a replacement stock option or stock appreciation right with a lower exercise price or strike price or exchange for cash or other forms of awards.).

Amendment and Termination

The Board may suspend, terminate, modify or amend the Equity Incentive Plan, provided that any amendment that would (a) increase the aggregate number of shares of stock that may be issued under the Equity Incentive Plan, (b) change the method of determining the exercise price of option awards or (c) materially modify the eligibility requirements for the Equity Incentive Plan, will be subject to the approval of our stockholders, except for modifications or adjustments relating to the anti-dilution protection described above.

In addition, no suspension, termination, modification or amendment of the Equity Incentive Plan may terminate a participant’s existing award or materially and adversely affect a participant’s rights under such award without the participant’s consent. However, these provisions do not limit the board’s authority to amend or revise the Equity Incentive Plan to comply with applicable laws or governmental regulations.

Federal Income Tax Consequences

THE FEDERAL INCOME TAX CONSEQUENCES OF THE ISSUANCE AND EXERCISE OF AWARDS UNDER THE PLAN GENERALLY ARE AS DESCRIBED BELOW. THE FOLLOWING INFORMATION IS ONLY A SUMMARY OF THE TAX CONSEQUENCES OF THE AWARDS, AND WE ENCOURAGE PARTICIPANTS TO CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES INHERENT IN THE OWNERSHIP OR EXERCISE OF THEIR AWARDS, AND THE OWNERSHIP AND DISPOSITION OF ANY UNDERLYING SECURITIES. TAX CONSEQUENCES FOR ANY PARTICULAR INDIVIDUAL OR UNDER STATE OR NON-U.S. TAX LAWS MAY BE DIFFERENT.

Incentive Stock Options. A participant who is granted an incentive stock option generally will not recognize any taxable income for federal income tax purposes on either the grant or exercise of the incentive stock option (except for AMT purposes, as described below). If the participant disposes of the shares purchased pursuant to the incentive stock option more than two years after the date of grant and more than one year after the exercise of the option by the participant, (a) the participant will recognize long-term capital gain or loss, as the case may be, equal to the difference between the selling price and the exercise price; and (b) we will not be entitled to a deduction with respect to the shares of stock so issued. If the two year holding period requirements are not met, any gain realized upon disposition will be taxed as ordinary income to the extent of the lesser of (1) the excess of the fair market value of the shares at the time of exercise over the exercise price, and (2) the gain on the sale. Also in that case, we will be entitled to a deduction in the year of disposition in an amount equal to the ordinary income recognized by the participant. Any additional gain will be taxed as short-term or long-term capital gain depending upon the actual holding period for the stock. A sale for less than the exercise price results in a capital loss. The excess of the fair market value of the shares on the date of exercise over the exercise price is includable in the participant’s income for alternative minimum tax purposes whether or not the statutory two year holding period requirements are met.

Nonqualified Stock Options. A participant who is granted a nonqualified stock option under the Equity Incentive Plan generally will not recognize any income for federal income tax purposes on the grant of the option. Generally, on the exercise of the option, the participant will recognize taxable ordinary income equal to the excess of the fair market value of the shares on the exercise date over the option price for the shares. We generally will be entitled to a deduction on the date of exercise in an amount equal to the ordinary income recognized by the participant. Upon disposition of the shares purchased pursuant to the stock option, the participant will recognize long-term or short-term capital gain or loss, as the case may be, equal to the difference between the amount realized on such disposition and the basis for such shares, which basis includes the amount previously recognized by the participant as ordinary income.

Stock Appreciation Rights. A participant who is granted stock appreciation rights generally will not recognize any taxable income on the receipt of the award. Upon the exercise of a stock appreciation right, (a) the participant will recognize ordinary income equal to the amount received (the increase in the fair market value of one share of our stock from the date of grant of the award to the date of exercise multiplied by the number of shares subject to the award), and (b) we will be entitled to a deduction on the date of exercise in an amount equal to the ordinary income recognized by the participant.

Restricted Stock. A participant generally will not recognize any taxable income on the grant date of an award of restricted shares, but will be taxed at ordinary income rates on the fair market value of any restricted shares as of the date that the restrictions lapse, unless the participant, within 30 days after transfer of such restricted shares to the participant, elects under Code Section 83(b) to include in income the fair market value of the restricted shares as of the date of such transfer. We generally will be entitled to a corresponding deduction. Any disposition of shares after the restrictions lapse will be subject to the regular rules governing long-term and short-term capital gains and losses, with the basis for this purpose equal to the fair market value of the shares at the end of the restricted period (or on the date of the transfer of the restricted shares, if the employee elects to be taxed on the fair market value upon such transfer). To the extent dividends are payable during the restricted period under the applicable award agreement, any such dividends will be taxable to the participant at ordinary income tax rates and will be deductible by us unless the participant has elected to be taxed on the fair market value of the restricted shares upon transfer, in which case they will thereafter be taxable to the participant as dividends and will not be deductible by us.

Deferred Stock Awards. A participant generally will not recognize taxable income upon grant of a deferred stock award, and we will not be entitled to a deduction until the lapse of the applicable restrictions. Upon the lapse of the restrictions and the issuance of the underlying shares or settlement of the award, the participant will recognize ordinary taxable income in an amount equal to the fair market value of the common stock or other value received, and we generally will be entitled to a deduction in the same amount. Any disposition of shares after restrictions lapse will be subject to the regular rules governing long-term and short-term capital gains and losses, with the basis for this purpose equal to the fair market value of the shares at the end of the restricted period.

Stock Bonus Awards and Other Stock-Based Awards. A participant generally will not recognize taxable income upon the grant of stock bonus awards or other stock-based awards under the Equity Incentive Plan unless and until the conditions and requirements for the grants have been satisfied and the payment determined. Once subject to tax, any cash received and the fair market value of any common stock received generally will constitute ordinary income to the participant. We generally will be entitled to a deduction in the same amount.

Code Section 162(m). Because we are a public company, special rules limit the deductibility of compensation paid to our Chief Executive Officer and to each of our three most highly compensated executive officers other than our Chief Executive Officer (and not including our Chief Financial Officer) whose compensation is required to be reported annually in our proxy statement. Under Code Section 162(m), the annual compensation paid to each of these executives may not be deductible to the extent that it exceeds $1 million. The limitation on deductions does not apply, however, to qualified “performance-based compensation.” Certain awards under the Equity Incentive Plan, including stock options, stock appreciation rights and stock-based performance awards, may constitute qualified performance-based compensation and, as such, would be exempt from the $1 million limitation on deductible compensation. The Compensation Committee may choose to grant awards under the Equity Incentive Plan that are not deductible under Code Section 162(m).

New Plan Benefits

Because awards under the Equity Incentive Plan are discretionary, awards are generally not determinable at this time.

Effective Date

The amended and restated Equity Incentive Plan will be effective as of the date approved by our stockholders. If the amended and restated Equity Incentive Plan is not approved by the stockholders, the Equity Incentive Plan will continue in effect without regard to the proposed amendment and restatement, subject to its existing terms and conditions as approved by our stockholders last May. The amended and restated Equity Incentive Plan is scheduled to expire on October 15, 2025 (i.e., ten years from the date the Board approved the proposed amendment and restatement), unless terminated earlier by the Board.

Vote Required for Approval

The amended and restated Equity Incentive Plan will be approved if a majority of the votes cast by stockholders in person or via proxy with respect to this matter are cast in favor of the proposal. The proposal to approve the amended and restated Equity Incentive Plan is a “non-discretionary” or “non-routine” item, meaning that brokerage firms cannot vote shares in their discretion on behalf of a client if the client has not given voting instructions. Accordingly, if you hold your shares in street name and fail to instruct your broker to vote your shares for the proposal, your shares will not be counted as votes cast for the proposal and will have no effect on the outcome of this Proposal 5. If the stockholders do not approve the amended and restated Equity Incentive Plan, it will not be implemented, but we reserve the right to adopt such other compensation plans and programs as we deem appropriate and in the best interests of NeoGenomics and its stockholders.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE EQUITY INCENTIVE PLAN AMENDMENT.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information, as of October 15, 2015, regarding the number of shares of our common stock that may be issued under our equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders:
Amended and Restated Equity Incentive Plan	4,666,471	$3.16	1,144,940
Employee Stock Purchase Plan	—		348,564
Equity compensation plans not approved by security holders (1),(2),(3)	1,450,000	$1.61	—
Total	6,116,471	$2.79	1,493,504

(1)	Includes outstanding options to purchase 800,000 shares of common stock at an exercise price of $1.71 per share granted to Douglas M. VanOort on February 14, 2012, which options vest as to 200,000 shares each year on the anniversary of the grant date for the first four following the date of grant. In the event of a change of control of NeoGenomics with a share price in excess of $4.00 per share, all unvested options will vest immediately. Unless sooner terminated pursuant to the terms of the stock option agreement, the options will terminate on February 14, 2017.
(2)	Includes outstanding warrants to purchase 450,000 shares of common stock at an exercise price of $1.50 per share granted to Steven C. Jones on May 3, 2010, all of which are fully vested. Unless sooner terminated pursuant to the terms of the warrant agreement, the warrants will terminate on May 3, 2017.
(3)	Includes outstanding warrants to purchase 200,000 shares of common stock at an exercise price of $1.43 per share granted to Maher Albitar on January 9, 2012. These warrants vest based on the achievement of the following milestones.

(i)	80,000 will vest upon the commercial launch of our gene-based plasma prostate cancer test licensed from Health Discovery Corp., or HDC, or similar test based on our mutual agreement;

(ii)	40,000 will vest upon the commercial launch of our gene-based colon cancer test licensed from HDC or similar test based on our mutual agreement;

(iii)	40,000 will vest upon the commercial launch of our gene-based pancreatic cancer test licensed from HDC or similar test based on our mutual agreement;

(iv)	20,000 will vest upon successful consummation of a sublicensing agreement with an instrument manufacturer to commercialize the cytogenetics automated image analysis technology licenses from HDC; and

(v)	20,000 will vest upon successful consummation of a sublicensing agreement with an instrument manufacturer to commercialize the flow cytometry automated image analysis technology licenses from HDC.

In the event of a change of control of NeoGenomics with a share price in excess of $4.00 per share, all unvested warrants will vest immediately. Unless sooner terminated pursuant to the terms of the warrant agreement, the warrants will terminate on January 9, 2017.

Currently, the Equity Incentive Plan and our Employee Stock Purchase Plan, as Amended and Restated, dated April 16, 2013, are the only equity compensation plans in effect.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF NEOGENOMICS

The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of October 15, 2015 by (i) each person who, to our knowledge, beneficially owns 5% or more of the outstanding shares of our common stock, (ii) each of our directors, (iii) each named executive officer and (iv) all current directors and executive officers as a group. Except for shares of our common stock held in brokerage accounts that may, from time to time, together with other securities held in those accounts, serve as collateral for margin loans made from such accounts, none of the shares reported as beneficially owned are currently pledged as security for any outstanding loan or indebtedness.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage Beneficial Ownership (1)
5% Stockholders:
Aspen Select Healthcare, LP (2)	5,881,637	9.7%
Steven C. Jones (3)	7,128,266	11.7%
RMB Capital (4)	4,521,197	7.5%
Artisan Partners (5)	3,410,938	5.7%
Directors and Named Executive Officers:
Douglas M. VanOort (6)	2,912,600	4.7%
Raymond R. Hipp	264,794	*
Kevin C. Johnson	95,747	*
William J. Robinson	173,793	*
Bruce K. Crowther	3,580	*
George A. Cardoza (7)	251,089	*
Maher Albitar, M.D. (8)	340,992	*
Robert J. Shovlin (9)	87,500	*
Steven A. Ross (10)	79,500	*
Lynn A. Tetrault (11)	1,560	*
Alison L. Hannah, M.D. (12)	1,560	*
All current directors and executive officers as a group (16 persons) (13)	11,303,985	17.8%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.
(1)	The number and percentage of shares beneficially owned are determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares over which the individual or entity has voting power or investment power and any shares of common stock that the individual has the right to acquire within 60 days of October 15, 2015, through the exercise of any stock option or other right. As of October 15, 2015, 60,608,614 shares of our common stock were outstanding. Except as indicated by footnote, and subject to the community property laws where applicable, to our knowledge the persons named in the table above have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Unless otherwise indicated, the address for each person is c/o NeoGenomics, Inc. 12701 Commonwealth Blvd., Suite 9, Fort Myers, FL 33913.
(2)	Consists of 3,500,000 shares of common stock owned by Aspen Select Healthcare, LP (“Aspen”), and 2,381,637 shares to which Aspen has received a voting proxy. The general partner of Aspen is Medical Venture Partners, LLC, an entity controlled by Steven C. Jones. Aspen’s address is 1740 Persimmon Drive, Suite 100, Naples, Florida 34109.
(3)

Consists of (i) 311,251 shares of common stock owned by Mr. Jones, 450,000 shares subject to warrants exercisable within 60 days of October 15, 2015, (ii) 212,745 shares owned by Aspen Opportunity Fund, LP, an investment partnership that Mr. Jones controls, (iii) 50,476 shares owned by Jones Network, LP, a family limited partnership that Mr. Jones controls, (iv) 190,000 shares owned by the Steven and Carisa Jones Defined Benefit Pension Plan and Trust, (v) 32,157 shares held in certain individual retirement and custodial accounts for the immediate family of Mr. Jones and (vi) the shares described in note 2. Mr. Jones is the Managing Member of the general partner of Aspen, and, as such, may be deemed to share voting and investment power with respect to all shares held by such entities. Mr. Jones disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.
(4)	Based on information reported by RMB Capital on Schedule 13G/A filed with the SEC on February 5, 2015. RMB Capital reports that (i) RMB Capital Holdings, LLC and RMB Capital Management, LLC have shared voting and dispositive power as to 4,489,636 of the shares, (ii) RMB Capital Management, LLC has sole voting and dispositive power as to 312,583 of the shares, and (iii) Iron Road Capital Partners, LLC has shared voting and dispositive power as to 4,177,053 shares. RMB Capital is the manager of RMB Capital Management, LLC, which is the manager of Iron Road Capital Partners, LLC. RMB Capital listed its address as 115 South LaSalle St., 34th Floor, Chicago, IL 60603.
(5)	Based on information reported by Artisan Partners on Schedule 13G filed with the SEC on January 30, 2015. Artisan Partners reports that each of Artisan Partners Limited Partnership, Artisan Investments GP LLC, Artisan Partners Holdings LP and Artisan Partners Asset Management Inc. has shared voting power as to 2,658,174 shares and shared dispositive power as to 3,310,659 shares. Artisan Partners reports that Artisan Partners Holdings LP is the sole limited partner of Artisan Partners Limited Partnership and the sole member of Artisan Investments GP LLC, which is the general partner of Artisan Partners Limited Partnership; and Artisan Partners Asset Management is the general partner of Artisan Holdings LP. Artisan Partners listed its address as 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202.
(6)	Consists of (i) 1,125,100 shares of common stock owned by Mr. VanOort and 1,600,000 shares subject to options exercisable within 60 days of October 15, 2015 and (ii) 187,500 shares owned by Conundrum Capital Partners, LLC, for which Mr. VanOort is a managing partner and, as such, may be deemed to share voting and investment power with respect to all shares held by it.
(7)	Consists of 141,089 shares of common stock owned by Mr. Cardoza and 110,000 shares of common stock subject to options exercisable within 60 days of October 15, 2015.
(8)	Consists of 63,492 shares of common stock, 80,000 shares subject to warrants exercisable within 60 days of October 15, 2015 and 197,500 shares subject to options exercisable within 60 days of October 15, 2015.
(9)	Consists of shares subject to options exercisable within 60 days of October 15, 2015.
(10)	Consists of 4,500 shares of common stock and 75,000 shares subject to options exercisable within 60 days of October 15, 2015.
(11)	Consists of shares of common stock.
(12)	Consists of shares of common stock.
(13)	Includes 530,000 shares subject to warrants exercisable within 60 days of October 15, 2015 and 2,240,802 shares subject to options exercisable within 60 days of October 15, 2015.

COMPARATIVE PER SHARE DATA

Comparative Historical and Pro Forma Per Share Data

Presented below are our historical and pro forma per share data for the year ended December 31, 2014 and the six months ended June 30, 2015. The historical data has been derived from and should be read together with our audited consolidated financial statements and related notes thereto contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and our unaudited condensed consolidated financial statements and related notes thereto contained in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015, which are incorporated by reference into this document. See “Where You Can Find More Information”. The pro forma data has been derived from the unaudited pro forma combined financial information of NeoGenomics and Clarient included elsewhere in this document.

This comparative historical and pro forma per share data is being provided for illustrative purposes only. We may have performed differently had the Transaction occurred prior to the periods presented. You should not rely on the pro forma per share data presented as being indicative of the results that would have been achieved had NeoGenomics and Clarient been combined during the periods presented or of our future results or financial condition to be achieved following the Transaction.

	As of and for the Year Ended December 31, 2014		As of and for the Six Months Ended June 30, 2015
	Historical	Pro Forma	Historical	Pro Forma
	(shares in thousands)
Net income (loss) per share—Basic	$0.02	$(0.19)	$(0.02)	$(0.66)
Net income (loss) per share—Diluted	$0.02	$(0.19)	$(0.02)	$(0.66)
Weighted average number of shares outstanding—Basic	53,483	68,483	60,352	75,352
Weighted average common shares outstanding—Diluted	56,016	68,483	60,352	75,352
Book value per share of common stock	$1.00	N/A	$1.01	$2.19
Dividends declared per share common stock	$—	—	$—	—

Historical Common Stock Market Price and Dividend Data

Historical market price data for Clarient has not been presented as Clarient is currently wholly owned by GE Medical, and there is no established trading market in Clarient common stock.

Shares of our common stock currently trade on the NASDAQ Capital Market under the symbol “NEO.” On October 20, 2015, the last trading day prior to the announcement of the Transaction, the last sale price of our common stock reported by NASDAQ was $5.68. On                 , 2015, the last trading day prior to the date of this proxy statement for which information was available, the last sale price of our common stock reported by NASDAQ was $        .

The following table sets forth the high and low sale prices of our common stock on the NASDAQ for the periods indicated. The quotations are as reported in published financial sources.

	High	Low
Year Ending December 31, 2015
Fourth Quarter (through October 22, 2015)	$7.29	$5.53
Third Quarter	$7.22	$5.05
Second Quarter	$5.90	$4.14
First Quarter	$5.04	$3.33
Year Ended December 31, 2014
Fourth Quarter	$5.81	$3.96
Third Quarter	$6.10	$3.34
Second Quarter	$3.80	$2.95
First Quarter	$4.69	$3.17
Year Ended December 31, 2013
Fourth Quarter	$4.15	$2.70
Third Quarter	$4.05	$2.05
Second Quarter	$4.20	$3.45
First Quarter	$4.02	$2.40

Dividend Policy

We have never declared or paid cash dividends on our common stock. We intend to retain all future earnings to finance operations and future growth and therefore we do not anticipate paying any cash dividends in the foreseeable future.

CLARIENT’S BUSINESS

Except as otherwise noted, references herein to “Clarient” refer to the business of Clarient, Inc., which is conducted primarily through Clarient Diagnostic Services, Inc. and the variable interest entities Clarient Pathology Services, Inc. and GE Clarient Diagnostic Services, Ltd.

Company Overview

Clarient specializes in advanced oncology diagnostic services, as well as nucleic acid sequencing and other genomic services. Clarient is located in Aliso Viejo, California and Houston, Texas. Clarient combines innovative technologies, clinically meaningful diagnostic tests, world-class pathology expertise and genomics capabilities to provide services that assess and characterize cancer for physicians treating their patients, as well as for biopharmaceutical companies in the process of clinically testing various therapies. Clarient conducts its business through Clarient Diagnostic Services, Inc., a wholly owned subsidiary of Clarient, Inc., which is wholly owned indirectly by GE.

Clarient’s focus is on cancer diagnostic services within the competitive clinical laboratories sector in which it operates. Clarient commercializes its services through its developed channels with community pathologists, oncologists, universities, hospitals and pharmaceutical researchers. Clarient’s diagnostics tests utilize “biomarkers” which are present in human tissues, cells, or fluids to aid in understanding a cancer patient’s diagnosis, prognosis, and expected outcome from the use of specific therapeutics. Clarient believes that diagnostic tests which utilize biomarkers help bring clarity at critical decision-making points related to cancer treatment for healthcare providers and the biopharmaceutical industry.

Market Overview and Opportunity

Clarient believes that many factors contribute to the demand for its diagnostic and interpretive services, including the incidence of cancer within an aging U.S. population, cancer therapeutics that require ‘companion’ diagnostics, and new technologies that enable the development of sophisticated diagnostic tests. The demand for diagnostic tests, such as those performed by Clarient, increases as diagnostic and predictive testing for therapies becomes increasingly complex. In addition, new drugs are being targeted to certain cancer subtypes and pathways, which require companion diagnostic testing, which is increasing awareness by physicians, patients and third party payers of the value of genetic and molecular testing. Increased coverage from third party payers and Medicare for testing and health insurance coverage to uninsured Americans under the Patient Protection and Affordable Care Act as amended by the Health Care and Education Reconciliation Act, each enacted in March 2010, also contribute to the demand for Clarient’s services.

Operating Segment

Clarient has one reportable operating segment that primarily delivers oncology diagnostic testing services to community pathologists, oncologists, biopharmaceutical companies, and researchers. At June 30, 2015, Clarient’s services were provided within the United States, and substantially all of Clarient’s assets were located within the United States.

Services

Overview

Clarient provides a range of oncology diagnostic testing and consultative services, which include technical laboratory services and professional interpretation of laboratory test results by licensed physicians that specialize in pathology and are contracted with Clarient. Such reports and analyses primarily are provided to Clarient’s customers through its Internet-based portal, PATHSiTE®.

Clarient’s services are focused on the most common types of solid tumors: breast, ovarian, prostate, lung, and colon. Clarient also offers hematopathology testing for leukemia and lymphoma. In addition, Clarient provides commercial services to biopharmaceutical companies and other research organizations, ranging from diagnostic testing services to the development of directed diagnostics through clinical trials.

Tests

Clarient has extensive testing experience. Clarient’s menu of diagnostic tests used to assess and characterize cancer includes various methodologies which incorporate laboratory technologies, including immunohistochemistry (IHC), flow cytometry, polymerase chain reaction (PCR), Flourescence In Situ Histochemistry (FISH), histology, cytogenetics and sequencing which are briefly described below.

•	IHC refers to the process of localizing proteins in cells of a tissue section and relies on the principle of antibodies binding specifically to antigens in biological tissues. IHC is widely used in the diagnosis of abnormal cells such as those found in cancerous tumors. Specific molecular markers are characteristic of particular cellular events such as proliferation or cell death (apoptosis). IHC is also used to understand the distribution and localization of biomarkers and differentially expressed proteins in various parts of biological tissue.

•	Flow cytometry is a technology that measures and analyzes multiple physical characteristics of single particles, usually cells, as they move in a fluid stream through a beam of light. The properties measured include a particle’s relative size, relative granularity or internal complexity, and relative fluorescence intensity. The use of flow cytometry assists a pathologist in diagnosing a wide variety of leukemia and lymphoma neoplasms. Flow cytometry is also used to monitor patients through therapy to determine whether the disease burden is increasing or decreasing, otherwise known as minimal residual disease monitoring.

•	PCR is a molecular biology technique that uses small DNA probes to target and amplify specific gene sequences for further analysis. The amplification occurs through the use of the polymerase chain reaction, which consists of repeated cycles of heating and cooling the specimen in the presence of specific reagents. The technique is extremely sensitive and rapid, and offers direct detection and visualization of gene sequences.

•	FISH is a molecular technique that can be used to detect and localize the presence or absence of specific DNA sequences on chromosomes. The technique uses fluorescent probes that bind to only those parts of the chromosome with which they show a high degree of sequence similarity. Fluorescence microscopy is used to visualize the fluorescent probes bound to the chromosomes. FISH is often used for finding specific features of the genome for use in genetic counseling, medicine, and species identification. FISH can be used to help identify a number of gene alternations, such as amplification, deletions, and translocations.

•	Histology is the study of the microscopic structure of tissues. Through histology services, a pathologist attempts to determine the diagnosis of disease. Through structural and other changes in cells, tissues, and organs, pathologists can use a number of tools to establish a diagnosis of the type of disease suffered by the patient, a prognosis on the likely progression of the disease, and a determination as to which therapies are most likely to be effective in treating the patient. In addition to histology service, a number of molecular studies can now be run on these samples to gain further insight on prognostic and predictive indicators.

•	Cytogenetics involves genetic testing in cancer to assess a variety of genetic disorders and hematologic malignancies. It involves looking at the chromosome structure to identify changes from patterns seen in normal chromosomes.

•

Sequencing refers to the process of determining the DNA or RNA sequence present in tissue samples. This information is used to identify mutations, or variants, in that sequence that can result in genetic disorders or malignancies. Sequencing can be performed using techniques referred to as Sanger Sequencing or Next Generation Sequencing (NGS).

Billing

Overview

Clarient’s net revenue is predominately derived from performing oncology diagnostic testing services, which are billed to third parties (government and private health insurers), clients (pathologists, hospitals, clinics, and biopharmaceutical companies), and patients (co-payments, deductibles, and uninsured). Clarient’s laboratory diagnostic services are eligible for third-party reimbursement under established billing codes. These billing codes are known as Common Procedural Terminology (“CPT”) codes, providing the means by which Medicare/Medicaid and private health insurers identify what medical services are performed and whether they are eligible for reimbursement. The Medicare/Medicaid reimbursement amounts are based on the relative value of medical services with associated CPT codes, as established by the Centers for Medicare & Medicaid Services (“CMS”) with recommendations from the American Medical Association’s Relative Value Update Committee.

Medicare reimbursement rates, which provide the basis for a portion of Clarient’s clinical services billings, are dictated by CPT codes under two distinct reimbursement schedules: a Physician Fee Schedule and a Clinical Fee Schedule. Clarient has the requisite Medicare provider numbers for both schedules, though most of Clarient’s billings fall under the Physician Fee Schedule. The relevant CPT codes under the Physician Fee Schedule further distinguish between “Technical” diagnostic services (the performance of a diagnostic test), “Professional” services (the professional interpretation of a diagnostic test, typically performed by a licensed physician), and “Global” services (the combination of Technical and Professional services). CPT codes provide the basis for Clarient’s reimbursement rates per test.

The amount that Clarient is able to be reimbursed from direct bill customers, such as hospitals, biopharmarmaceutical or research companies is dependent upon agreed amounts for each type of service provided, typically through contractual agreements or agreed upon price lists. In addition, patient direct billing is based on the determined patient-responsibility portion of the service dependent on that patient’s insurance coverage.

Payor Classes

Third-party billing. The majority of Clarient’s net revenue is generated from patients who use health insurance coverage through government or private health insurers.

Client billing. Clarient generally establishes arrangements with its clients that allow it to bill them an agreed-upon amount for each type of service provided, though Clarient’s client pricing is generally based upon the effective CPT code rate. It is the clients’ responsibility to seek reimbursement from their patients’ health insurance companies and/or the patients themselves. In addition, Clarient generally establishes arrangements with its biopharmaceutical and research customers that allow it to bill based on previously agreed terms and conditions of the services to be provided.

Patient billing. Clarient bills patients with health insurance co-payment obligations and deductibles (indirect billings), as well as patients without health insurance coverage (direct billings).

Clarient is dependent upon reimbursement from Medicare and its designated administrators for a portion of its services, and any significant delay in payment or reductions in the published Medicare fee schedules could impact Clarient’s operating results, cash flows, and/or financial condition.

Sales and Marketing

Clarient’s primary target markets include community pathology practices and hospitals and biopharmaceutical companies in their development of oncology therapies. The process of selling diagnostic services for the assessment and characterization of cancer requires a knowledgeable sales force that can help pathologists and oncologists understand the mechanisms of targeted testing and the value of the prognostic and predictive services which Clarient offers. Clarient’s sales representatives generally have previous sales experience in the laboratory diagnostic services market, have technical knowledge, and have an understanding of the community-based pathology practice. Clarient’s typical sales representative has a four-year bachelor’s degree and its representatives are expected to participate in Clarient’s training programs.

Clarient uses an Internet-based sales system to optimize customer and territory management and its sales approach is designed to understand its current and potential customers’ needs and to provide the appropriate solutions given its range of diagnostic services.

Primary Markets We Serve

Clarient serves hospitals and practice networks in the United States (the “Clinical Market”) as further described below. Clarient also serves the biopharmaceutical market in providing diagnostic services associated with clinical validations of various therapies. Clarient’s services are designed to meet the specific needs of each market.

Clinical Market

Larger community hospitals and pathology groups. This market typically has the expertise to perform tests to assess and characterize cancer, though the resources required for the necessary laboratory equipment and staff are often cost and time prohibitive. Clarient believes that larger community hospitals and pathology groups typically choose to outsource many of their specialized oncology diagnostic services.

Smaller community hospitals and pathology groups. Clarient believes this market typically outsources most, if not all, specialized oncology diagnostic services.

Regional reference laboratories, regional cancer centers, teaching hospitals and other large hospitals/multi-hospital systems, and associated large pathology practice groups. Clarient believes that this market typically has comprehensive capabilities and performs most testing in-house. This market may require Clarient’s specialized oncology diagnostic services for particularly complex cases.

Biopharmaceutical Market. Clarient works with a variety of biopharmaceutical companies by performing testing for new therapeutic treatments. This includes projects in preclinical, Phase 1, Phase 2, and Phase 3 clinical trials. Clarient is currently participating in a number of clinical trials with companies in the biopharmaceutical industry in which Clarient provides diagnostic testing services in connection with their validation of the related therapy. Clarient provides a range of biomarker assay development, validation services, and biomarker testing services. Clarient’s laboratory allows for an integrated approach to biomarker assay development services using its core IHC, flow cytometry, FISH, and PCR technologies.

Seasonality

Clarient’s business is subject to the impact of seasonality, particularly during the holiday season in the fourth quarter and the summer months. Medical procedures, including surgeries, are not as frequently scheduled during such time. Consequently, the demand for Clarient’s services, in general, has been in the past subject to declines during these seasonal periods.

Competition

Competition in the diagnostic services industry is intense and has increased with the rapid pace of technological development. Clarient’s industry is led by two national laboratories: Laboratory Corporation of America (also known as LabCorp) and Quest Diagnostics Incorporated. Both companies offer a wide test and product menu, have significant financial, sales, and logistical resources, and have extensive contracts with a variety of payor groups. Clarient’s secondary competitors include laboratories that are affiliated with large medical centers or universities. Clarient also competes with specialized laboratories in specific areas of cancer-related services. New competitors have heightened the competitive landscape. Clarient’s management anticipates that additional companies will enter Clarient’s market and will compete for market share.

Research & Development

Clarient’s research and development activities primarily relate to the development and validation of new diagnostic tests in connection with its specialized oncology diagnostic services and the development of technology to electronically deliver such services to clients. Clarient’s procedures and regulatory staff are designed to ensure that its tests and applications meet stringent regulatory guidelines.

Quality Assurance

The quality of Clarient’s diagnostic laboratory testing services is of critical importance to the company and its customers as well as the patient being treated. Clarient has established a quality assurance program for its laboratory operations that is designed to deliver accurate and timely diagnostic test results. Clarient utilizes a variety of internal systems and procedures in connection with its laboratory operations, in addition to the compulsory requirements of CMS and other regulatory agencies.

External Proficiency and Accreditations

Clarient participates in externally-administered quality surveillance programs, and its laboratory is accredited by the College of American Pathologists (“CAP”). CAP is an independent, non-governmental organization of board-certified pathologists which accredits, on a voluntary basis, laboratories nationwide. CAP has been deemed by CMS as an accrediting agency to inspect clinical laboratories to determine adherence to the standards of the Clinical Laboratory Improvement Amendments of 1988 (“CLIA”). A laboratory’s receipt of accreditation by CAP satisfies the CMS requirement for participation in proficiency testing programs administered by an external source, one of CMS’s primary requirements for reimbursement eligibility. The CAP accreditation program involves both unannounced on-site inspections of Clarient’s laboratory, and participation in CAP’s ongoing proficiency testing program for all testing categories. Clarient’s most recent CAP inspection was recently completed and Clarient is awaiting the final report from such inspection.

Internal Quality Control

Clarient maintains internal quality control through documentation and review of key quality processes, various validation and optimization practices, training of staff involved in performing laboratory testing, and internal audits by its quality assurance department. Clarient’s quality assurance team, which is comprised of representative members involved in various aspects of patient testing and reporting, meets regularly to review various performance and quality metrics and to discuss methods to further improve its laboratory processes.

Information Systems

Clarient has implemented information systems that support its laboratory operations as well as its finance and administrative functions. Clarient maintains an off-site backup of its critical data and e-mail systems on a regular basis. To electronically deliver services to Clarient’s customers, Clarient’s PATHSiTE® provides high resolution images and critical diagnostic test reports through an Internet-based portal, in a secure, HIPAA-compliant environment.

Legal and Regulatory Environment

Clarient’s business is subject to extensive laws and regulations, the most significant of which are summarized below.

Anti-Kickback Laws

Existing federal laws governing Medicare and Medicaid, and other similar state laws, impose a variety of broadly described restrictions on financial relationships among healthcare providers, including clinical laboratories. These laws include the federal “Anti-Kickback Law”, which prohibits individuals and entities, including clinical laboratories, from making payment or furnishing other benefits intended to induce or influence the referral of patients for tests billed to Medicare, Medicaid, or certain other federally funded programs. The consequences of violation may include criminal penalties, civil sanctions, and/or exclusion from participating in Medicare, Medicaid, and other federal healthcare programs. In addition, claims submitted in violation of the Anti-Kickback Law may be alleged to be subject to liability under the federal False Claims Act and its “whistleblower” provisions.

Several states in which Clarient operates have also enacted legislation that prohibits kickbacks Some of these statutes apply with respect to all patients and are not limited to beneficiaries of Medicare, Medicaid, and other federal healthcare programs. Possible sanctions for violating state anti-kickback laws vary, but may include loss of license and civil and criminal sanctions. State laws vary from jurisdiction to jurisdiction and in a few states are more restrictive than the Anti-Kickback Law. Some states have indicated that they will interpret their own anti-kickback statutes the same way that CMS interprets the Anti-Kickback Law, but it is possible that such states will interpret their own laws differently in the future.

Stark Law

Self-referral prohibitions prevent Clarient from accepting referrals from physicians with whom it has a compensation relationship. The federal law prohibiting physician self-referrals, commonly known as the “Stark Law”, prohibits, with certain exceptions, Medicare/Medicaid payments for laboratory tests referred by physicians who personally or through a family member have an investment interest in, or a compensation arrangement with, the testing laboratory. A person who engages in a scheme to circumvent the Stark Law’s prohibitions may be fined up to $100,000 for each such scheme. In addition, anyone who presents (or causes such presentation) of a claim to the Medicare program in violation of the Stark Law is subject to penalties of up to $15,000 per claim submitted, an assessment of several times the amount claimed, and possible exclusion from participation in federal healthcare programs. In addition, claims submitted in violation of the Stark Law may be alleged to be subject to liability under the federal False Claims Act and its “whistleblower” provisions.

Several states in which Clarient operates have enacted their own legislation that prohibits physician self-referral arrangements and/or requires physicians to disclose to their patients any financial interest they may have with a healthcare provider when referring patients to that provider. Some of these statutes cover all patients and are not limited to beneficiaries of Medicare, Medicaid, and other federal healthcare programs. Possible sanctions for violating state physician self-referral laws vary, but may include loss of license and civil and criminal sanctions. State laws vary from jurisdiction to jurisdiction and in a few states are more restrictive than the Stark Law. Some states have indicated they will interpret their own self-referral statutes the same way that CMS interprets the Stark Law, but it is possible that such states will interpret their own laws differently in the future.

Federal False Claims Act

There are rules regarding billing the government for services that apply to Clarient’s relationships with its customers. Of particular importance to Clarient’s operations are federal and state laws prohibiting fraudulent billing and providing for the recovery of non-fraudulent overpayments, as a large number of laboratories have been forced by the federal and state governments, as well as by private payors, to enter into substantial settlements under these laws. In particular, if an entity is determined to have violated the federal False Claims Act, it may be required to pay up to three times the actual damages sustained by the government, plus civil penalties ranging from $6,000 to $11,000 for each separate false claim. While there are many potential bases for liability under the federal False Claims Act, such liability primarily arises when an entity knowingly submits, or causes another to submit, a false claim for reimbursement to the federal government. Submitting a claim with reckless disregard or deliberate ignorance of its validity could result in substantial civil liability. A current trend within the healthcare industry is the increased use of the federal False Claims Act and, in particular, actions under the False Claims Act’s “whistleblower” or “qui tam” provisions to challenge providers and suppliers. Those provisions allow a private individual standing to bring actions on behalf of the government, alleging that the defendant has submitted a fraudulent claim for payment to the federal government. The government may join in the lawsuit, but if the government declines to do so, the individual may choose to pursue the lawsuit alone. The government must be kept apprised of the progress of the lawsuit. Whether or not the federal government intervenes in the case, it will receive the majority of any recovery. In addition, various states have enacted laws modeled after the federal False Claims Act.

Health Insurance Portability and Accountability Act of 1996

The Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) protects the security and privacy of individually identifiable health information. Clarient has implemented practices and procedures to meet the applicable requirements of HIPAA. The HIPAA privacy and security regulations establish a uniform federal “floor” and do not supersede state laws that are more stringent or provide individuals with greater rights with respect to the privacy or security of, and access to, their records containing patient/private health information (“PHI”). As a result, Clarient is required to comply with both HIPAA privacy regulations and varying state privacy and security laws, which include physical and electronic safeguard requirements. These laws contain significant fines and other penalties for wrongful use or disclosure of PHI.

HITECH Act

The American Recovery and Reinvestment Act of 2009 (“ARRA”) includes provisions relating to Health Information Technology. Title XIII of ARRA, the Health Information Technology for Economic and Clinical Health Act (the “HITECH Act”), made significant changes to the privacy and security rules of HIPAA, extending their reach and imposing breach notification requirements on HIPAA-covered entities and their business associates. Additionally, the HITECH Act increased enforcement of, and penalties for, violations of privacy and security of PHI.

The HITECH Act’s security breach notification provisions require that covered entities notify individuals if their health information has been breached. The U.S. Department of Health and Human Services must be notified as well, and in some circumstances, the media.

If Clarient were to be found in violation of the HITECH Act, it could face a penalty determination which would be based on the nature and extent of the violation and the nature and extent of the harm resulting from the violation. The penalties range from $100 to $50,000 per violation depending upon the violation category, subject to a $1.5 million cap for multiple violations of an identical requirement or prohibition in a calendar year.

Clinical Laboratory Improvement Amendments of 1988

Because Clarient operates a clinical laboratory, many aspects of its business are subject to complex federal, state, and local regulations. In 1988, Congress passed CLIA, establishing quality standards for laboratory testing to ensure the accuracy, reliability and timeliness of patient test results regardless of where the test was performed. Under CLIA, a laboratory is defined as any facility which performs laboratory testing on specimens derived from humans for the purpose of providing information for the diagnosis, prevention or treatment of disease, or the impairment or assessment of health. CLIA is user-fee funded; therefore, all costs of administering the program must be covered by the regulated facilities, including certificate and survey costs. To enroll in the CLIA program, laboratories must register by completing an application, paying fees, being surveyed, if applicable, and becoming certified in the state in which they operate.

CLIA specifies quality standards for proficiency testing, patient test management, quality control, personnel qualifications and quality assurance for laboratories performing non-waived tests. Non-waived laboratories must enroll in CLIA, pay the applicable fees, and follow manufacturers’ instructions. Clarient’s laboratory service offerings now include tests in the non-waived category.

CMS is charged with the implementation of CLIA, including laboratory registration, fee collection, surveys, surveyor guidelines and training, enforcement, approvals of proficiency testing providers, and accrediting organizations. The Centers for Disease Control and Prevention is responsible for the CLIA studies, convening the Clinical Laboratory Improvement Amendments Committee and providing scientific and technical support/consultation to the Department of Health and Human Services and CMS. The U.S. Food and Drug Administration (the “FDA”) is responsible for test categorization and regulation of the medical devices used by clinical laboratories, including analyte specific reagents (“ASR”), in vitro diagnostic multivariate index assays (“IVDMIA”), general purpose reagents, laboratory equipment, instrumentation, and controls.

The State of California Department of Health and Human Services—Laboratory Field Services enforces the state’s requirements to apply for and maintain licensure, CLIA certification, and proficiency testing. CLIA accreditation is maintained through regular inspections by CAP. Clarient’s facilities have been inspected by these authorities and have been issued licenses to manufacture medical devices and provide laboratory diagnostic services in California. These licenses must be renewed every year. The State of California could prohibit Clarient’s provision of laboratory services if it failed to maintain these licenses.

State Application and Provisional Requirements

Clarient must also satisfy various other state application and provisional requirements. Clarient’s California laboratory is required to be licensed by the New York State Department of Health to receive specimens from New York State. Clarient maintains such licensure for its laboratory under New York state laws and regulations, which establish standards for the day-to-day operation of a clinical laboratory, physical facilities requirements, equipment and quality control. New York law also mandates proficiency testing for laboratories licensed under New York state law, regardless of whether or not such laboratories are located in New York. Clarient maintains a current license in good standing with the New York State Department of Health. Florida, Maryland, Pennsylvania and Rhode Island also require out-of-state laboratories that accept specimens from those states to be licensed by such states. Clarient believes it has obtained the licenses required by those states that require out-of-state laboratories to be licensed by such states and believes it is in material compliance with applicable state licensing laws. In addition to the states noted above, Clarient may become aware from time to time of other states that require out-of-state laboratories to obtain licensure in order to accept specimens from such states, and it is possible that other states do have such requirements or will have such requirements in the future. If Clarient identifies any other state with such requirements from which it accepts specimens or if it is contacted by any other state advising it of Clarient’s need to comply with such requirements, Clarient intends to follow instructions from the applicable state regulators as to how it should comply with such requirements.

FDA Regulations

Clarient utilizes various assays to validate markers which are considered ASRs, commonly referred to as “home brews.” ASRs are reagents composed of chemicals or antibodies which are the active ingredients of tests used to identify one specific disease or condition. The FDA exercises enforcement discretion over laboratory-developed ASRs, as well as laboratory-developed tests (“LDTs”) using commercially available and laboratory-developed ASRs. The FDA recently published draft regulatory guidance which if finalized in its current form would result in clinical laboratories being obligated to meet pre-market and post-market device requirements under FDA regulations, including pre-market review of class II and III devices. The FDA has received comments on its proposal but has not yet issued revised guidance on the LDT regulation, nor has it given a timetable for implementation of any final ruling.

Clarient may decide to develop IVDMIAs in-house, which would then be subject to the aforementioned regulations, should the FDA adopt its draft guidance. In such case, we would be required to obtain pre-market notification clearance, often referred to as a “510(k)” clearance, or pre-market approval (“PMA”) of the test from the FDA. In order to market a device subject to the 510(k) clearance process, the FDA must determine that the proposed device is “substantially equivalent” to a device legally on the market, known as a “predicate” device. Clinical and non-clinical data may be required to demonstrate substantial equivalence. The 510(k) clearance process usually takes from three to twelve months from the time of submission. Thereafter, a company can begin to market and distribute the subject product in the United States. The process can take significantly longer than 12 months and there can be no assurance that the FDA will issue such clearance. The PMA approval pathway requires an applicant to demonstrate that the device is safe and effective, and such determination is based, in part, on data obtained in clinical trials. The PMA approval process is much more costly, lengthy, and uncertain and generally takes between one and three years from submission to PMA approval, but may take significantly longer and such approval may never be obtained. Once clearance or approval is obtained, ongoing compliance with FDA regulations, including those related to manufacturing operations, recordkeeping, reporting, marketing, and promotion, would increase the cost, time and complexity of conducting Clarient’s business.

Clarient Pathology Services, Inc.

Clarient refers to CPS and itself collectively throughout this description of its business as “Clarient,” except in this paragraph and the next four paragraphs.

California law prohibits general corporations from engaging in the practice of medicine, pursuant to both statutory and common law principles commonly known as the Corporate Practice of Medicine Doctrine (“CPMD”). In general, the CPMD prohibits non-professional corporations from employing physicians and certain other healthcare professionals who provide professional medical services. As a result, Clarient’s professional pathology services, which require a licensed physician to provide, are performed by Clarient Pathology Services, Inc. (“CPS”) under a long-term exclusive professional services agreement by and between Clarient and CPS, which was renewed on January 17, 2013 (the “Professional Services Agreement”). Kenneth J. Bloom, M.D. is the sole shareholder and president of CPS. Dr. Bloom also serves as Clarient’s Chief Medical Officer (“CMO”), a senior management function focused primarily on the technical oversight of Clarient’s diagnostics services laboratory. In compliance with the CPMD, Dr. Bloom provides no professional pathology services, or any other services for the treatment of patients, while acting in his capacity as Clarient’s CMO. As required under the Professional Services Agreement, Clarient is responsible for performing a variety of non-medical administrative services for CPS. Clarient bills and collects for the professional pathology services provided by CPS, handles all human resources matters for CPS, and provides space, equipment and other services to CPS. Clarient pays CPS the professional services fee it collects on CPS’ behalf and CPS pays Clarient a fee for the management services Clarient provides. The financial statements of Clarient in this proxy statement include the financial position, results of operations, and cash flows of Clarient and of CPS, which are combined as required by GAAP (as a variable interest entity or VIE).

Clarient is organized so that all physician services are offered by the physicians who are employed by CPS. Clarient does not employ practicing physicians as practitioners, exert control over their decisions regarding medical care, or represent to the public that Clarient offers medical services. CPS retains the authority to select the non-physician personnel, equipment, and supplies used to perform its medical services, as well as the authority to set its professional fees and approve all managed care contracts. Control and direction of licensed medical professionals rests with CPS. Under the Professional Services Agreement, CPS is responsible for appropriately staffing its group with physicians who provide interpretative services and related reports to Clarient. Clarient performs all non-medical management of CPS and has exclusive authority over all aspects of the business of CPS (other than those directly related to the provision of pathology or other medical services, or as otherwise prohibited by state law). The non-medical management provided by Clarient under the Professional Services Agreement includes, among other functions, financial management and reporting, accounting, operating and capital budgeting, negotiating business agreements (in consultation with CPS), and all other administrative services. Clarient, through Clarient Diagnostic Services, bills for the services provided by CPS.

Clarient believes that the services it provides to CPS do not constitute the practice of medicine under applicable laws. Because of the unique structure of the relationships described above, many aspects of Clarient’s business operations have not been the subject of state or federal regulatory interpretation. While Clarient has obtained legal review and believes it is in full compliance, it has no assurance that a review of its arrangement with CPS by the courts or regulatory authorities will result in a determination that its operations comply with applicable law. Any determination that Clarient’s relationship with CPS does not comply with applicable laws relating to the practice of medicine could have a material adverse effect on Clarient’s operations.

Employees

As of October 20, 2015, Clarient (excluding CPS) had 417 employees. Clarient is not subject to any collective bargaining agreement, and believes that its relationship with its employees is generally good. In addition to full-time employees, Clarient uses the services of various independent contractors, primarily for certain service development, marketing, and administrative activities.

SELECTED HISTORICAL FINANCIAL

DATA OF CLARIENT

The table below presents the following summary historical combined carve-out financial data of Clarient:

•	As of December 31, 2014 and 2013 and for the years ended December 31, 2014, 2013, and 2012, derived from Clarient’s audited combined carve-out financial statements, which are included in this proxy statement;

•	As of June 30, 2015 and for the six months ended June 30, 2015 and 2014, derived from Clarient’s unaudited condensed combined carve-out interim financial statements, which are included in this proxy statement; and

•	For the years ended December 31, 2011 and 2010, derived from Clarient’s unaudited combined carve-out information not included in this proxy statement.

The information presented below is only a summary. The historical results presented below are not necessarily indicative of results that can be expected for any future period. The selected financial data set forth below should be read in conjunction with “Clarient Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 136 and Clarient’s historical combined carve-out financial statements and notes thereto included in this proxy statement.

	Six Months Ended June 30,		Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
						(unaudited)
	(in thousands)
Statement of Operations Data:
Net sales	$60,950	$60,882	$127,224	$125,702	$139,721	$133,805	$106,704
Cost of services	43,780	42,453	85,794	95,663	92,249	81,853	52,157

Gross margin	17,170	18,429	41,430	30,039	47,472	51,952	54,547

Operating expenses
General and administrative	12,848	14,716	29,412	32,306	35,974	30,278	47,712
Sales and marketing	8,394	10,356	19,188	25,808	31,672	17,160	21,484
Research and development	2,339	8,676	17,369	27,917	10,528	3,856	7,429
Impairment charges	42,138	—	—	294,403	11,805	—	—

Total operating expenses	65,719	33,748	65,969	380,434	89,979	51,294	76,625

Income (loss) from operations	(48,549)	(15,319)	(24,539)	(350,395)	(42,507)	658	(22,078)

Interest and other expenses	908	2,676	3,951	1,622	1,814	2,199	494

Loss before taxes	(49,457)	(17,995)	(28,490)	(352,017)	(44,321)	(1,541)	(22,572)
Provision (benefit) for income taxes	(6)	290	343	(1,021)	(14,785)	3,516	(7)

Net loss	$(49,451)	$(18,285)	$(28,833)	$(350,996)	$(29,536)	$(5,057)	$(22,565)

	As of June 30, 2015	As of December 31,
		2014	2013
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$1,368	$1,279	$56
Working capital	7,642	8,474	7,380
Total assets(2)	316,530	372,041	395,616
Total liabilities	47,988	52,040	59,282
Net Parent Investment(2)	268,542	320,001	336,334

1.	Clarient was acquired by GE on December 22, 2010. The statement of operations data for the year ended December 31, 2010 reflects Clarient’s operations as a stand-alone company and does not contain adjustments related to the acquisition or accounting for a business combination, such as depreciation and amortization related to fair value adjustments. Clarient’s management believes that bifurcation of the 2010 results into predecessor and successor periods and the impact of acquisition accounting for the post- acquisition period in 2010 would not result in a more meaningful presentation of statement of operations data. Balance sheet data for all periods presented and statement of operations data presented for periods subsequent to 2010 reflect the impact of the acquisition and underlying accounting. Therefore, comparisons of 2010 data and subsequent periods are impacted by a variety of factors related to being a subsidiary as compared with a stand-alone public company.
2.	Total assets and, as a result, Net Parent Investment, decreased due in part to impairments of goodwill and other intangible assets of $42.1 million during the six months ended June 30, 2015, $294.4 million during the year ended December 31, 2013 and $11.8 million during the year ended December 31, 2012.

CLARIENT MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of Clarient’s financial condition and results of operations in conjunction with Clarient’s combined carve-out financial statements (the “Combined Carve-out Financial Statements”) and accompanying notes, as well as the “Selected Historical Financial Data of Clarient” included elsewhere in this proxy statement. Certain statements in this section and other sections are forward-looking. While Clarient believes these statements are accurate, its business is dependent on many factors, some of which are discussed in the section entitled “Clarient’s Business.” Many of these factors are beyond Clarient’s control and any of these and other factors could cause actual results to differ materially from the forward-looking statements made in this proxy statement. NeoGenomics undertakes no obligation to release publicly the results of any revisions to the combined carve-out financial statements contained in this proxy statement to reflect events or circumstances that occur subsequent to the date of this proxy statement.

Except as otherwise indicated, references herein to “Clarient” refer to the business of Clarient, Inc., which is conducted primarily through Clarient Diagnostic Services, Inc. and the variable interest entities Clarient Pathology Services, Inc. and GE Clarient Diagnostic Services, Ltd.

Overview

Clarient specializes in advanced oncology diagnostic services, as well as nucleic acid sequencing and other genomic services. Clarient is located in Aliso Viejo, California and Houston, Texas. Clarient combines innovative technologies, clinically meaningful diagnostic tests, world-class pathology expertise and genomics capabilities to provide services that assess and characterize cancer for physicians treating their patients, as well as for biopharmaceutical companies in the process of clinically testing various therapies. Clarient conducts its business through Clarient Diagnostic Services, Inc., a wholly owned subsidiary of Clarient, Inc., which is wholly owned indirectly by General Electric Company.

Clarient’s focus is on cancer diagnostic services within the competitive clinical laboratories sector in which it operates. Clarient commercializes its services through its developed channels with community pathologists, oncologists, universities, hospitals and pharmaceutical researchers. Clarient’s diagnostic tests utilize “biomarkers” which are present in human tissues, cells, or fluids to aid in understanding a cancer patient’s diagnosis, prognosis, and expected outcome from the use of specific therapeutics. Clarient believes that diagnostic tests which utilize biomarkers help bring clarity at critical decision-making points related to cancer treatment for healthcare providers and the biopharmaceutical industry.

Principal Factors That Impact Clarient’s Industry and May Impact Clarient’s Business

Regulation and third-party payor reimbursement rates

Clarient’s reimbursement from Medicare and Medicaid accounted for approximately 10% of its net sales for the year ended December 31, 2014. The Medicare program and Medicaid programs impose extensive and detailed requirements on diagnostic services providers, including, but not limited to, rules that govern how such service providers structure their relationships with physicians, how and when they submit reimbursement claims, and how they provide their specialized diagnostic services. Clarient’s failure to comply with applicable Medicare, Medicaid, and other governmental payor rules could result in its inability to participate in a governmental payor program, Clarient having to return funds already paid to it, civil monetary penalties, criminal penalties, and/or limitations on the operational functions of Clarient’s laboratory. If Clarient were unable to receive reimbursement under a governmental payor program, a portion of its net sales would be lost, which would adversely affect its results of operations and financial condition.

Competition

Competition in the diagnostic services market is intense and has increased with the rapid pace of technological development. Clarient’s industry is led by two national laboratories: Laboratory Corporation of America (also known as LabCorp) and Quest Diagnostics Incorporated. Both companies offer a wide test and product menu, have significant financial, sales, and logistical resources, and have extensive contracts with a variety of payor groups. Clarient’s secondary competitors include laboratories that are affiliated with large medical centers or universities. Clarient also competes with specialized laboratories in specific areas of cancer-related services. New competitors have heightened the competitive landscape. Clarient’s management anticipates that additional companies will enter Clarient’s market and will compete for market share.

Other Factors that May Impact Clarient’s Business

Credit Risk on Receivable Balances

Clarient has receivable balances with government payors, health insurance carriers, health care institutions, biopharmaceutical companies, and patients. Clarient’s receivable balances are not supported by collateral. However, credit risk with respect to Clarient’s accounts receivable is generally diversified because of the large number of payors that comprise its customer base.

The laboratory services industry faces challenging billing and collection procedures. The cash realization cycle for certain governmental and managed care payors can be lengthy and may involve denial, appeal, and adjudication processes. Collection of governmental, private health insurer, and client receivables are generally a function of providing complete and accurate billing information to such parties within the various filing deadlines. Receivables due from clients and patients, in particular, are generally subject to increased credit risk as compared to Clarient’s other payors, due to the credit worthiness or inability to pay of such clients and patients.

The percentage of Clarient’s gross accounts receivable of $76.2 million and $71.6 million as of December 31, 2014 and 2013, respectively, aged by days outstanding by primary payor class is as follows:

	December 31, 2014(1)
in thousands	0-30%		31-60%		61-150%		151-360%		>360%		Total	%
Governmental (Medicare and Medicaid)	1,274	7%	1,561	19%	3,179	23%	4,275	25%	3,924	21%	14,214	19%
Private health insurers	2,453	14%	2,306	28%	5,635	40%	10,163	59%	12,106	64%	32,663	43%
Clients (pathologists, hospitals, clinics, and biopharmaceutical companies)	8,552	48%	3,334	41%	2,894	21%	1,461	9%	1,872	10%	18,114	24%
Patients	660	4%	757	9%	2,135	15%	1,121	7%	1,143	6%	5,816	8%
Unbilled	4,951	28%	184	2%	189	1%	102	1%	—	0%	5,427	7%

Total	17,890	100%	8,142	100%	14,033	100%	17,123	100%	19,045	100%	76,234	100%

	December 31, 2013(1)
in thousands	0-30%		31-60%		61-150%		151-360%		>360%		Total	%
Governmental (Medicare and Medicaid)	1,390	9%	1,497	16%	3,147	20%	4,796	26%	4,198	33%	15,028	21%
Private health insurers	2,299	15%	2,145	23%	4,841	30%	8,249	45%	7,092	56%	24,625	34%
Clients (pathologists, hospitals, clinics, and biopharmaceutical companies)	5,511	36%	3,768	40%	3,499	22%	4,234	23%	1,197	9%	18,208	25%
Patients	797	5%	1,186	13%	2,932	18%	689	4%	158	1%	5,762	8%
Unbilled	5,108	34%	735	8%	1,619	10%	531	3%	—	0%	7,994	11%

Total	15,104	100%	9,331	100%	16,038	100%	18,498	100%	12,645	100%	71,616	100%

(1)	Reserves for bad debt were $37.4 million and $31.4 million as of December 31, 2014 and 2013 respectively.

Restructuring Activities

In 2012 and 2013, Clarient and others in the industry experienced significant decreases in reimbursement rates for the services they provide. Specifically, in the summer of 2012, the Technical Component (“TC”) grandfather clause expired, and in January 2013, a change in the billing codes for certain molecular tests reduced reimbursement rates and created price pressure for Clarient’s business. To address these challenges, Clarient undertook significant measures to reset its resource levels and streamline its investments to better support its business in that challenging environment.

Clarient took actions to reduce resource support in multiple functional areas, including marketing, finance, lab operations, administrative support, and pathology.

In addition to the above, an organizational alignment was also completed in 2012 related to the elimination of a remote research and development facility and the consolidation of such work in Aliso Viejo, California.

Fiscal 2014

In fiscal 2014, Clarient recorded net restructuring charges of $2.5 million relating to the implementation of a more efficient cost structure, including implementation of improved operational processes and a reorganization to support Clarient’s business needs. The net restructuring charges are recorded within selling, general and administrative expenses and interest and other expenses, and consist of facility related costs of $1.3 million and $798 thousand of charges related to termination benefits resulting from the elimination of certain positions. Additionally, $396 thousand of termination benefits were recorded by GE and allocated to Clarient and have been reflected in the Combined Carve-out Financial Statements.

Fiscal 2013

In fiscal 2013, Clarient recorded net restructuring charges of $450 thousand. The net restructuring charges in fiscal 2013 are recorded within cost of services as well as selling, general and administrative expenses and reflect $72 thousand of charges related to termination benefits associated with plant closures and $91 thousand of facility related costs. Additionally, $287 thousand of termination benefits were recorded by GE and allocated to Clarient and have been reflected in the Combined Carve-out Financial Statements. In conjunction with the facility closure, Clarient also wrote off capitalized software of $1.9 million related to software that was no longer planned to be utilized.

Fiscal 2012

In fiscal 2012, Clarient recorded net restructuring charges of $60 thousand to facilitate an organizational realignment. The net restructuring charges in fiscal 2012 are recorded within research and development and reflect $32 thousand related to termination benefits resulting from the elimination of a research and development facility. Additionally, approximately $28 thousand of termination benefits were recorded by GE and allocated to Clarient and have been reflected in the Combined Carve-out Financial Statements.

Refer to Note 4 to the Combined Carve-out Financial Statements for details regarding restructuring liabilities recorded within other current liabilities and accrued expenses, as of each reporting date.

Results of Operations

Six months ended June 30, 2015 versus June 30, 2014

The following table sets forth, for the periods indicated, the amounts included in Clarient’s Combined Carve-out Statements of Operations.

(in thousands)	For the six months ended June 30,
	2015	2014	Changes
	$	$	$	%
Net sales	$60,950	$60,882	$68	0%
Cost of services	43,780	42,453	1,327	3%

Gross Margin	17,170	18,429	(1,259)	(7%)
General & administrative	12,848	14,716	(1,868)	(13%)
Sales & marketing	8,394	10,356	(1,962)	(19%)
Research & development	2,339	8,676	(6,337)	(73%)
Impairment charges	42,138	—	42,138	100%

Loss from Operations	(48,549)	(15,319)	(33,230)	217%
Interest and other expenses	908	2,676	(1,768)	(66%)

Loss before Income Taxes	(49,457)	(17,995)	(31,462)	175%
Provision (benefit) for income taxes	(6)	290	(296)	(102%)

Net Loss	$(49,451)	$(18,285)	$(31,166)	170%

Net sales

Net sales are predominantly derived from performing oncology diagnostic testing services which are billed to third parties (government payors and private health insurance), clients (pathologists, hospitals, clinics and biopharmaceutical companies), and patients. Net sales for the six months ended June 30, 2015 were relatively flat compared to the six months ended June 30, 2014. Revenue increases from the biopharmaceutical clinical trial business, which were primarily driven by increased volume, were partially offset by lower revenues because of increased competition for Next Generation DNA Sequencing (“NGS”) services and lower clinical operations revenues driven by attrition in clinical revenue customer base resulting in lower testing volumes.

Cost of services

Cost of services includes compensation and benefits for performing tests, rent for laboratory facilities, laboratory reagents, supplies, probes, depreciation of laboratory equipment, amortization of acquired intangibles, and shipping and delivery costs for transportation of specimens to be tested. Cost of services for the six months ended June 30, 2015 increased by $1.3 million compared to the six months ended June 30, 2014. This increase was primarily driven by a $1 million increase in fees paid to third parties because of an increase in the volume of next generation sequencing send-outs to other laboratories and a related $234 thousand increase in transportation and shipping costs.

General & administrative

General and administrative expenses primarily consist of compensation and benefits, rents, professional fees, depreciation and corporate cost allocations from GE for personnel that support Clarient’s general operations such as finance, legal, facilities, human resources, information technology, billing and collections. General and administrative expenses for the six months ended June 30, 2015 decreased by $1.9 million compared to the six months ended June 30, 2014. This decrease was primarily driven by $943 thousand in restructuring charges incurred during the six months ended June 30, 2014 compared with no corresponding charges during the six months ended

June 30, 2015, as well as lower compensation and benefits charges as a result of the 2014 restructuring activities. Further contributing to the decrease was a $602 thousand decrease in facility operating costs because of the exit of a second facility located in Aliso Viejo, California in 2014 and a $206 thousand decrease in GE corporate allocations.

Sales & marketing

Sales and marketing expenses relate primarily to compensation and benefits for Clarient’s sales force, advertising and marketing employees. Sales and marketing expenses for the six months ended June 30, 2015 decreased by $2.0 million compared to the six months ended June 30, 2014. This decrease was primarily driven by a $955 thousand decrease in compensation and benefits resulting primarily from restructuring activities during the six months ended June 30, 2014, a $790 thousand decrease in commission expense because of sales mix and changes in the commission plan structure, and a $315 thousand decrease in other discretionary professional services and advertising spend.

Research & development

Research and development expenses consist of compensation and benefits for research and development personnel, license fees, related supplies inventory, certain information technology personnel and arrangements with consultants and other third parties. Research and development expenses for the six months ended June 30, 2015 decreased by $6.3 million as compared to the six months ended June 30, 2014. This decrease was partially driven by the reduction of resources to support MultiOmyx research and development as a result of the commencement of commercial sales of such technology during the fourth quarter of 2014. MultiOmyx is a diagnostic technology developed by GE’s Global Research Center (GRC) which enables analysis of dozens of proteins and DNA changes in a single tissue section.

Impairment charges

Impairment charges for the six months ended June 30, 2015 were $42.1 million, attributed to the partial impairment of goodwill driven by Clarient management’s decision to explore strategic alternatives for Clarient’s business, including a potential divestiture. Therefore, the value of Clarient was reassessed as of June 30, 2015 with regard to expected future performance, market comparables and preliminary indications of price by a potential buyer.

Interest and other expenses

Interest and other expenses primarily consists of certain non-recurring charges, interest paid on capital lease obligations and other related borrowing arrangements and a licensing fee paid to GE for Clarient’s use of the GE brand name. Interest and other expenses for the six months ended June 30, 2015 decreased by $1.8 million as compared to the six months ended June 30, 2014, primarily as a result of a $1.3 million non-recurring lease termination in 2014. There were no restructuring charges during the six months ended June 30, 2015.

Provision (benefit) for income taxes

Clarient’s reported tax benefit was $6 thousand for the six months ended June 30, 2015, as compared to a tax expense of $290 thousand for the six months ended June 30, 2014. The change in the tax expense is largely attributable to the fluctuation in actual and projected earnings of CPS.

Years ended December 31, 2014 versus December 31, 2013

The following table sets forth, for the periods indicated, the amounts included in Clarient’s Combined Carve-out Statements of Operations.

(in thousands)	For the years ended December 31,
	2014	2013	Changes
	$	$	$	%
Net sales	$127,224	$125,702	$1,522	1%
Cost of services	85,794	95,663	(9,869)	(10%)

Gross Margin	41,430	30,039	11,391	38%
General & administrative	29,412	32,306	(2,894)	(9%)
Sales & marketing	19,188	25,808	(6,620)	(26%)
Research & development	17,369	27,917	(10,548)	(38%)
Impairment charges	—	294,403	(294,403)	(100%)

Loss from Operations	(24,539)	(350,395)	325,856	(93%)
Interest and other expenses	3,951	1,622	2,329	144%

Loss before Income taxes	(28,490)	(352,017)	323,527	(92%)
Provision (benefit) for income taxes	343	(1,021)	1,364	(134%)

Net Loss	$(28,833)	$(350,996)	$322,163	(92%)

Net sales

Net sales for the year ended December 31, 2014 increased by $1.5 million compared to the year ended December 31, 2013. This increase was primarily driven by revenue growth of $8 million as a result of increased volumes with Clarient’s pharmaceutical and research customer base, partially offset by erosion in the clinical business because of competitive pressure resulting in approximately a 4% decline in test volumes.

Cost of services

Cost of services for the year ended December 31, 2014 decreased by $9.9 million compared to the year ended December 31, 2013. This decrease was driven by a number of factors, including a $4.1 million decrease in direct costs as a result of negotiated price reductions from certain key vendors and lower clinical testing volumes. In addition, lower send-out volumes and a reduction in shipping rates contributed to approximately $4.0 million of the reduction. The implementation of restructuring initiatives to drive operational efficiencies reduced laboratory headcount and resulted in a $1.8 million decrease in compensation and benefits for the period.

General & administrative

General and administrative expenses for the year ended December 31, 2014 decreased by $2.9 million compared to the year ended December 31, 2013. This decrease was primarily driven by restructuring initiatives resulting in lower headcount across billing, client services, administrative and other support functions. Specifically, there was an $863 thousand decrease in hiring, training, onboarding and human resource-related expenses because of reduced headcount, a $589 thousand decrease in administrative facility operating expenses resulting from the closure of Clarient’s second facility located in Aliso Viejo, California in July 2014, a $344 thousand decrease because of fewer third-party contractors and lower professional services spend, a $305 thousand decrease in travel related expenses driven by lower headcount and reduction of non-essential travel and a $300 thousand decrease in GE corporate allocations.

Sales & marketing

Sales and marketing expenses for the year ended December 31, 2014 decreased by $6.6 million compared to the year ended December 31, 2013. This decrease was primarily driven by a $4.3 million decrease in compensation and benefits and a $1.0 million decrease in travel related costs driven primarily by lower headcount as a result of the restructuring programs. Additionally, advertising and promotional program spend decreased by $1.4 million because of discretionary spend prioritization as part of the cost saving initiatives.

Research & development

Research and development for the year ended December 31, 2014 decreased by $10.5 million compared to the year ended December 31, 2013. This decrease was primarily driven by lower MultiOmyx research and development costs as Clarient commercialized the MultiOmyx technology as a service offering within its biopharmaceutical clinical trials business in 2014. The higher costs incurred during 2013 were primarily in support of the development of such technology.

Impairment charges

No impairment charges were recorded in 2014. The fair value of Clarient business’ reporting unit exceeded its carrying amount by approximately 6.4%. As discussed in further detail below, during the comparable period in 2013 the Business recorded a non-cash goodwill impairment charge of approximately $292 million.

Interest and other expenses

Interest and other expenses, for the year ended December 31, 2014 increased by $2.3 million as compared to the year ended December 31, 2013. This increase was primarily driven by lease termination costs of approximately $1.3 million and higher interest paid on related party borrowings of $464 thousand.

Provision (benefit) for income taxes

Clarient’s tax expense was $0.3 million for the year ended December 31, 2014, as compared to a benefit of $1.0 million for the year ended December 31, 2013. The increase in tax expense is largely attributable to the fact that Clarient (other than CPS) had a full valuation allowance for net deferred taxes in 2014.

Years ended December 31, 2013 versus December 31, 2012

The following table sets forth, for the periods indicated, the amounts included in Clarient’s Combined Carve-out Statements of Operations.

(in thousands)	For the years ended December 31,
	2013	2012	Changes
	$	$	$	%
Net sales	$125,702	$139,721	$(14,019)	(10%)
Cost of services	95,663	92,249	3,414	4%

Gross Margin	30,039	47,472	(17,433)	(37%)
General & administrative	32,306	35,974	(3,668)	(10%)
Sales & marketing	25,808	31,672	(5,864)	(19%)
Research & development	27,917	10,528	17,389	165%
Impairment charges	294,403	11,805	282,598	2394%

Loss from Operations	(350,395)	(42,507)	(307,888)	724%
Interest and other expense, net	1,622	1,814	(192)	(11%)

Loss before Income Taxes	(352,017)	(44,321)	(307,696)	694%
Provision (benefit) for income taxes	(1,021)	(14,785)	13,764	(93%)

Net Loss	$(350,996)	$(29,536)	$(321,460)	1088%

Net sales

Net sales for the year ended December 31, 2013 decreased by $14.0 million compared to the year ended December 31, 2012, primarily driven by a significant reduction in reimbursement rates for certain molecular pathology codes established by the Centers for Medicaid and Medicare Services (CMS), the largest payor for clinical lab services in the United States, which was effective for applicable services from January 1, 2013.

In January 2013, a change in the billing codes for certain molecular tests contributed to the decline in revenue. The Medicare administrative contractor for California released its pricing for new molecular diagnostic tests codes. Based on an analysis of the pricing released, such contractor cut pricing for molecular tests in some cases up to approximately 90% below Clarient’s 2012 pricing. Also, the TC grandfather clause expired during the year ended December 31, 2012. This clause had allowed Clarient to bill Medicare directly for the technical component of certain in-hospital laboratory work that was performed on Medicare patients, even if the patient was in the hospital at the time the service was rendered. Starting in the summer of 2012, Clarient was required to bill the hospital directly for such laboratory work, instead of billing Medicare, based on the Medicare Physician Fee Schedule. This change increased competition in certain areas of Clarient’s revenue base resulting in reduced pricing and negatively impacted its net sales and gross margins.

This $16.9 million reduction in clinical net sales was partially offset by a $2.9 million increase because of a full year of sales in 2013 related to an acquisition completed in April 2012. Since the acquisition was completed in April 2012, the results from such acquisition are not included in the results of operations prior to that date.

Cost of services

Cost of services for the year ended December 31, 2013 increased by $3.4 million compared to the year ended December 31, 2012. This increase was primarily driven by a full year of results from an acquisition completed in 2012 which consisted mainly of compensation and benefits, facility operating costs and acquired intangibles amortization. Additionally, the pricing changes referenced above became effective in 2013, and the impact of Clarient’s cost management and operational strategies developed in response were not realized until subsequent periods.

General & administrative

General and administrative expenses for the year ended December 31, 2013 decreased by $3.7 million compared to the year ended December 31, 2012. This decrease was primarily driven by the restructuring and reorganization plan initiated in the second quarter of 2013 which significantly reduced the number of billing, client services, administrative and other support function personnel resulting in an estimated $1.9 million decrease in compensation and benefits, a $208 thousand decrease in travel related costs, and a $250 thousand decrease in other discretionary spend. The remaining decrease was primarily because of lower corporate allocations from GE.

Sales & marketing

Sales and marketing expenses for the year ended December 31, 2013 decreased by $5.9 million compared to the year ended December 31, 2012. This decrease was primarily driven by the restructuring and reorganization initiated in the second quarter of 2013, which significantly reduced the number of sales and marketing personnel resulting in a $2.9 million decrease in compensation and benefits, a $877 thousand decrease in travel related costs, and a $723 thousand decrease in commissions. Additionally, advertising/promotional program and professional services spending decreased by $1.4 million.

Research & development

Research and development for the year ended December 31, 2013 increased by $17.4 million compared to the year ended December 31, 2012. This increase was primarily driven by MultiOmyx research and development funded by GE in anticipation of commercialization.

Impairment charges

During the first quarter of fiscal 2013, Clarient completed an impairment review of goodwill because of an identified triggering event related to the reduction in Medicare reimbursement rates for molecular diagnostic tests. As a result, Clarient recorded a non-cash impairment charge of approximately $292 million. In the second quarter of 2012, Clarient impaired in-process research and development which had been identified as part of the acquisition of Clarient by GE in 2010 due to reassessment of such research and development efforts.

Interest and other expenses

Interest and other expenses for the year ended December 31, 2013 decreased by $192 thousand as compared to the year ended December 31, 2012. This decrease was primarily driven by lower interest expense on capital lease obligations.

Provision (benefit) for income taxes

Clarient’s tax benefit was $1.0 million for the year ended December 31, 2013, as compared to a tax benefit of $14.8 million for the year ended December 31, 2012. The change in tax benefit was largely attributable to the fact that Clarient could not recognize federal tax benefits on its losses in 2013 because it established a full valuation allowance on net federal deferred tax assets in 2012. In 2012, Clarient could recognize federal tax benefits on reversing taxable temporary differences. In addition, Clarient recorded a valuation allowance on net state deferred tax assets in 2013, which limited state income tax benefits on operating losses.

Liquidity and Capital Resources

For all periods presented, Clarient operated as a division of GE, which utilizes a central approach to cash management and financing of its operations. Historically, Clarient’s cash flow from operations has not provided sufficient liquidity to fund its operations, and additional financial support from GE has been required. As a stand-alone entity, the ability of Clarient to finance its operations would depend largely on the future performance of its business, the cash management policy of Clarient and any current or future owner, and other potential opportunities to obtain debt and/or equity financing at favorable terms.

Sources and uses of cash for the six months ended June 30, 2015 versus June 30, 2014

Cash Flow from Operating Activities

For the six months ended June 30,	2015	2014
Net cash provided by (used for) operating activities from continuing operations	$3,561	$(9,593)

Clarient’s reported net loss of $49.5 million impacted cash flows from operations by $2.7 million, when adjusted for non-cash income and expense items, such as depreciation and amortization and impairment charges. The prior year net loss negatively impacted cash flows from operations by $7.1 million after adjusting for such amounts. Further contributing to the cash provided by operating activities was a decrease in Clarient’s working capital, primarily reflecting a decrease in accounts receivable arising from improved cash collection efforts, partially offset by decreases in accrued and other liabilities primarily because of the payment of accrued lease termination costs incurred in conjunction with Clarient’s 2014 restructuring activities. Less significant changes in other working capital account balances contributed to a net decrease in cash provided by operating activities for the period.

Cash Flow from Investing Activities

For the six months ended June 30,	2015	2014
Net cash used for investing activities from continuing operations	$(981)	$(1,821)

Net cash used for investing activities reflects $981 used for capital expenditures in the six months ended June 30, 2015 compared to $1,821 in the six months ended June 30, 2014. The decrease in cash flow used in investing activities as compared to the prior year was primarily because of IT capacity expansion and lower MultiOmyx capital expenditures because of commercialization of the technology in the fourth quarter of 2014.

Cash Flow from Financing Activities

For the six months ended June 30,	2015	2014
Net cash provided by (used for) financing activities from continuing operations	$(2,491)	$12,965

Net cash used for financing activities primarily reflects the funding of Clarient’s day-to-day operations by GE and transfers to GE and its affiliates related to GE’s centralized pooling of cash resources. Additional use of cash for financing activities for the six months ended June 30, 2015 included repayment of capital lease obligations related to certain laboratory equipment. The net cash used for financing activities in the six months ended June 30, 2015 was primarily because of net cash generated from operating activities and was transferred to the GE centralized cash pool.

Sources and uses of cash for the year ended 2014 versus 2013

Cash Flow from Operating Activities

For the years ended December 31,	2014	2013
Net cash used for operating activities from continuing operations	$(6,465)	$(40,884)

Clarient’s reported 2014 net loss of $28.8 million negatively impacted cash flows from operations by $6.1 million, when adjusted for non-cash income and expense items, such as depreciation and amortization, losses on fixed asset disposals, and deferred income taxes. The prior year net loss negatively impacted cash flows from operations by $37 million after adjusting for such amounts. Further contributing to the cash used for operating activities in 2014 was an increase in Clarient’s working capital, primarily reflecting a decrease in accounts payable. Less significant changes in other working capital account balances contributed to a decrease in cash used for operating activities for the period.

Cash Flow from Investing Activities

For the years ended December 31,	2014	2013
Net cash used for investing activities from continuing operations	$(3,308)	$(13,611)

Net cash used for investing activities reflects $3.3 million used for capital expenditures in 2014 compared to $13.6 million in 2013. The decrease in cash flow used in investing activities in 2014 as compared to the prior year was primarily because of higher IT capital expenditures related to Clarient’s Aliso Viejo data center expansion and a MultiOmyx lab in 2013 compared to 2014.

Cash Flow from Financing Activities

For the years ended December 31,	2014	2013
Net cash provided by financing activities from continuing operations	$10,996	$54,231

Net cash provided by financing activities primarily reflects transfers from GE and its affiliates to fund Clarient’s day-to-day operations. These transfers were partially offset by the repayment of capital lease obligations related to laboratory equipment.

Sources and uses of cash for year ended 2013 versus 2012

Cash Flow from Operating Activities

For the years ended December 31,	2013	2012
Net cash used for operating activities from continuing operations	$(40,884)	$(12,285)

Clarient’s reported 2013 net loss of $351.0 million negatively impacted cash flows from operations in 2013 by $37.0 million, when adjusted for non-cash income and expense items, such as depreciation and amortization, impairment charges and deferred income taxes. The prior year net loss negatively impacted cash flows from operations by $15.8 million after adjusting for such amounts. Further contributing to the cash used by operating activities in 2013 was an increase in Clarient’s working capital, primarily reflecting a decrease in accrued and other liabilities. Less significant changes in other working capital account balances contributed to a net decrease in cash used for operating activities for the period.

Cash Flow from Investing Activities

For the years ended December 31,	2013	2012
Net cash used for investing activities from continuing operations	$(13,611)	$(71,006)

Net cash used for investing activities in 2013 reflects $13.6 million used for capital expenditures related to Clarient’s Aliso Viejo data center expansion. This represents a significant reduction in cash used for investing activities as compared to the prior year, primarily because of an acquisition by Clarient in April 2012.

Cash Flow from Financing Activities

For the years ended December 31,	2013	2012
Net cash provided by financing activities from continuing operations	$54,231	$83,569

Net cash provided by financing activities primarily reflects transfers from GE and its affiliates to fund Clarient’s day-to-day operations. Funds provided for financing activities in 2012 were primarily attributable to GE’s funding of an acquisition by Clarient in 2012. This was partially offset by the repayment of capital lease obligations related to certain laboratory equipment.

Transactions with Related Parties

In 2013 Clarient entered into an intercompany loan agreement in the amount of $25.0 million with GE Healthcare Funding Ireland which has been classified as short-term debt on the Combined Carve-out Balance Sheets. Additionally, intercompany transactions in the ordinary course of business have resulted in trade accounts payable of $2.5 million and $1.9 million on Clarient’s Combined Carve-out Balance Sheets as of December 31, 2014 and December 31, 2013, respectively. These payables have been presented as third party payables for purposes of the Carve-out Financial Statements.

Contractual Obligations and Commitments

Clarient enters into long-term contractual obligations and other commitments in the normal course of business. As of December 31, 2014, Clarient’s contractual obligations and other commitments are as follows:

	December 31, 2014
(in thousands)	Total	Less than One Year	1-3 years	3-5 years	More than 5 years
Operating and capital leases	$13,032	$3,095	$4,670	$3,467	$1,800
Purchase commitments	5,722	3,792	1,930	—	—

Total commitments	$18,754	$6,887	$6,600	$3,467	$1,800

Critical Accounting Policies and Estimates

The Combined Carve-out Financial Statements have been prepared in accordance with GAAP, which requires management to make estimates and assumptions that affect (a) the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the Combined Carve-out Financial Statements and (b) the reported amounts of revenues and expenses during the reporting period. The application of U.S. GAAP requires Clarient to select and apply accounting policies. Clarient’s most significant accounting policies are described in Note 2 to the Combined Carve-out Financial Statements.

In connection with the application of Clarient’s significant accounting policies, Clarient’s management oftentimes must make assumptions, estimates, and/or judgments that are material to the preparation of the financial statements. These assumptions, estimates, and/or judgments oftentimes are inherently subjective and/or complex in nature and may change based on changing circumstances. Actual results may differ from management’s estimates under different assumptions or conditions. However, Clarient’s management believes that the assumptions, estimates and/or judgments that have been made are reasonable and appropriate under existing circumstances.

The following discussion addresses Clarient’s critical accounting policies and estimates that could potentially produce materially different results if the underlying assumptions, estimates, and/or judgments were different.

Revenue Recognition

Net sales for Clarient’s diagnostic services is recognized on an accrual basis at the time discrete diagnostic tests are completed. Each test performed relates to a specimen encounter derived from a patient, and received by Clarient on a specific date (such encounter is commonly referred to as an “accession”). Clarient’s services are billed to various payors, including Medicare, private health insurance companies, healthcare institutions, biopharmaceutical companies, and patients. Clarient reports net sales from contracted payors, including certain private health insurance companies, healthcare institutions, biopharmaceutical companies, research centers, and universities, based on the contracted rate, or in certain instances, Clarient’s estimate of the amount expected to be collected for the services provided. Clarient reports net sales from non-contracted payors, including certain private health insurance companies, based on the amount expected to be collected for the services provided. For billing to Medicare and Medicaid, Clarient uses the published fee schedules, net of standard discounts (commonly referred to as “contractual allowances”). Clarient reports net sales from non-contracted payors, including certain private health insurance companies, based on the amount expected to be collected for the services provided. Revenue from patient payors is based on a multiple of the Centers for Medicare & Medicaid Services (CMS) reimbursement schedule, or as applicable, patients’ co-pay or deductible obligations. On the basis of historical experience, a significant portion of Clarient’s uninsured patients will be unable or unwilling to pay for the services provided. Thus, Clarient records a significant provision for bad debts related to uninsured patients in the period the services are provided. Clarient’s management determines this provision, which is reflected as a reduction of revenue in the Combined Carve-Out Financial Statements, based on its most recent collection experience and adjusts its expected revenues for current and subsequent periods accordingly. Clarient regularly refines its estimates in order to make its estimated revenue as accurate as possible. The allowance for doubtful accounts related to patient accounts receivable has experienced volatility because of a change in network status with third party plans that resulted in claims being processed as out-of-network and ultimately collectable from patients that were previously processed as in-network.

Allowance for Doubtful Accounts and Bad Debt Expense

An allowance for doubtful accounts is recorded for estimated uncollectible amounts due from Clarient’s various payor groups. The process for estimating the allowance for doubtful accounts involves significant assumptions and judgments. Specifically, the allowance for doubtful accounts is adjusted periodically, and is principally based upon an evaluation of historical collection experience of accounts receivable by age for Clarient’s various payor classes. After appropriate collection efforts, accounts receivable are written off and deducted from the allowance for doubtful accounts. Additions to the allowance for doubtful accounts are charged to bad debt expense, which is reflected as a reduction of revenue on the Combined Carve-Out Financial Statements. The payment realization cycle for certain governmental and managed care payors can be lengthy, involving denial, appeal, and adjudication processes, and is subject to periodic adjustments that may be significant. Clarient’s reported revenue is net of deductions for bad debt.

Goodwill and Indefinite-Lived Intangible Assets

Goodwill and indefinite-lived intangible assets are not amortized, but are tested for potential impairment on an annual basis, on June 30th of each year, or more often if events or circumstances change that could reduce the fair value of the asset below its carrying amount. In assessing goodwill for impairment, Clarient has the option to first perform a qualitative assessment to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If Clarient determines that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, Clarient is not required to perform any additional tests in assessing goodwill for impairment. However, if Clarient concludes otherwise or elects not to perform the qualitative assessment, then it is required to perform the first step of a two-step impairment review process.

When a two-step impairment test is elected or required, Clarient compares the estimated fair value at the reporting unit level with the respective carrying amount of the reporting unit. The estimates of fair value are determined using a combination of valuation techniques, primarily by an income-based approach using a discounted cash flow analysis and supplemented by a market-based approach.

A discounted cash flow analysis requires the use of various assumptions, including expectations of future cash flows, growth rates, discount rates and tax rates in developing the present value of future cash flow projections. Changes in assumptions or estimates could materially affect the determination of the fair value of a reporting unit, and therefore could affect the amount of potential impairment. The following assumptions are significant to our discounted cash flow analysis:

•	Business projections—expected future cash flows and growth rates are based on assumptions about the level of business activity in the marketplace as well as applicable cost levels that drive our budget and business plans. Actual results of operations, cash flows and other factors will likely differ from the estimates used in our valuation, and it is possible that differences and changes could be material. A deterioration in profitability or adverse market conditions could have a significant impact on the estimated fair value of a reporting unit and could result in an impairment charge in the future.

•	Long-term growth rates—the assumed long-term growth rate represents the expected rate at which our earnings stream, beyond that of the budget and business plan period, is projected to grow. These rates are used to calculate the terminal value, or value at the end of the future earnings stream and are added to the cash flows projected for the budget and business plan period. The long-term growth rate is influenced by general market conditions as well as factors specific to the business.

•	Discount rates—combined future cash flows are discounted at a rate that is consistent with a weighted-average cost of capital that is likely to be used by market participants. The weighted-average cost of capital is our estimate of the overall after-tax rate of return required by equity and debt holders of a business enterprise. The discount rate is influenced by general market conditions as well as factors specific to the business.

Clarient also considers a market-based approach in estimating the fair value of a reporting unit. The market-based approach utilizes available market comparisons such as indicative industry revenue and earnings multiples as well as recent comparable transactions.

Impairment testing involves significant management judgments and estimates inherent in the operating plan and associated cash flow projections, including assumptions pertaining to net sales growth, expense trends, and working capital management. Accordingly, changes in circumstances or assumptions could adversely impact the results of the goodwill impairment test.

Income Taxes

Income taxes as presented are calculated on a separate tax return basis and may not be reflective of the results that would have occurred if tax returns were filed on a standalone basis. Clarient assumes that in the event a tax attribute was utilized on a consolidated or combined return with GE, Clarient has not realized the benefits of the tax attribute unless it could realize the benefits as a standalone taxpayer.

In general, Clarient does not maintain taxes payable to or from GE and is deemed to settle the annual current tax balances immediately with the legal tax-paying entities in the respective jurisdictions.

Deferred tax assets or liabilities reflect temporary differences between amounts of assets and liabilities for financial and tax reporting. Such amounts are adjusted, as appropriate, to reflect changes in tax rates expected to be in effect when the temporary differences reverse.

A valuation allowance is established to offset any deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The determination of the amount of a valuation allowance to be provided on recorded deferred tax assets involves estimates regarding (1) the timing and amount of the reversal of taxable temporary differences, (2) expected future taxable income, and (3) the impact of tax planning strategies. In assessing the need for a valuation allowance, Clarient’s management considers all available positive and negative evidence, including past operating results, projections of future taxable income and the feasibility of ongoing tax planning strategies. The projections of future taxable income include a number of estimates and assumptions regarding Clarient’s volume of business, pricing and costs. Additionally, valuation allowances related to deferred tax assets can be impacted by changes to tax laws.

Significant judgment is required in determining income tax provisions and in evaluating tax positions. Clarient establishes additional reserves for income taxes when, despite the belief that tax positions are fully supportable, there remain certain positions that do not meet the minimum recognition threshold. The approach for evaluating certain and uncertain tax positions is defined by the authoritative guidance and this guidance determines when a tax position is more likely than not to be sustained upon examination by the applicable taxing authority. In the normal course of business, the tax filings of GE and its subsidiaries are examined by various federal and state tax authorities. Clarient regularly assesses the potential outcomes of these examinations and any future examinations for the current or prior years in determining the adequacy of the provision for income taxes. Clarient continually assesses the likelihood and amount of potential adjustments and adjusts the income tax provision, the current tax liability and deferred taxes in the period in which the facts that give rise to a change in estimate become known. As a result of this review, Clarient recorded a full valuation allowance to offset all deferred tax assets.

New Accounting Standards

In May 2014, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606). This update provides a comprehensive new revenue recognition model that requires a company to recognize revenue to depict the transfer of goods or services to a customer at an amount that reflects the consideration it expects to receive in exchange for those goods or services. The guidance also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts. This update is effective for annual periods beginning after December 15, 2016 and interim periods therein (unless the optional one-year deferral is applied), and allows for adoption on a retrospective or modified retrospective basis. Early adoption is not permitted. Clarient is evaluating its adoption method as well as the effect this guidance will have on the Combined Carve-Out Financial Statements and related disclosures.

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements-Going Concern. The amendments in this update provide guidance in U.S. GAAP about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. In doing so, the amendments should reduce diversity in the timing and content of footnote disclosures. The amendments in this update are effective for the annual periods ending after December 15, 2016, and for annual periods and interim periods thereafter. Early application is permitted. Clarient is evaluating the effect, if any, on the Combined Carve-out Financial Statements and related disclosures.

In January 2015, the FASB issued ASU No. 2015-01, Income Statement—Extraordinary and Unusual Items (Subtopic 225-20): Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items. This ASU is effective for annual and interim reporting periods beginning after December 15, 2015. ASU No. 2015-01 eliminates the concept of extraordinary items. Clarient’s management does not anticipate that this accounting pronouncement will have any material future effect on the Combined Carve-out Financial Statements and related disclosures.

In February 2015, the FASB issued ASU No. 2015-02, Consolidation (Topic 810): Amendments to the Consolidation Analysis. This ASU is effective for annual and interim reporting periods beginning after December 15, 2015. ASU No. 2015-02 amends the analysis required to by a reporting entity to determine if it should consolidate certain types of legal entities. Clarient’s management does not anticipate that this accounting pronouncement will have any material future effect on the Combined Carve-out Financial Statements and related disclosures.

Off-Balance Sheet Arrangements

Clarient has no off-balance sheet arrangements that currently have or are reasonably likely to have a material effect on its financial condition, changes in financial condition, results of operations, liquidity, capital expenditure or capital resources.

Quantitative and Qualitative Disclosures about Market Risk

Clarient has no third party debt as a result of historically operating as a division of GE and is not subject to significant interest rate risk. The loan between GE Healthcare Funding Ireland and Clarient of $25.0 million discussed above is short-term in nature and does not expose the Clarient business to material interest rate risk.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION OF NEOGENOMICS, INC.

Description of the Transaction

On October 20, 2015, NeoGenomics, NeoGenomics Laboratories and GE Medical entered into the Purchase Agreement. Pursuant to the Purchase Agreement, NeoGenomics Laboratories, a wholly owned subsidiary of NeoGenomics, will acquire from GE Medical all of the issued and outstanding shares of common stock of Clarient, Inc. The purchase price consists of (i) approximately $80.0 million in cash, (ii) 15.0 million shares of NeoGenomics common stock, par value $0.01 per share, and (iii) 14,666,667 shares of NeoGenomics Series A Preferred Stock. The cash portion of the purchase price is subject to adjustment for changes in Clarient’s working capital as of the closing of the Transaction, certain indebtedness and other customary adjustments that may be determined at or after the closing.

Except as otherwise noted, references herein to “Clarient” refer to the business of Clarient, Inc., which is conducted primarily through Clarient Diagnostic Services, Inc. and the variable interest entities Clarient Pathology Services, Inc. and GE Clarient Diagnostic Services, Ltd.

Basis of Presentation

In preparing the following unaudited pro forma financial information, we accounted for the acquisition of Clarient as a business combination as prescribed in Accounting Standards Codification 805, “Business Combinations” using the acquisition method of accounting and will recognize the assets acquired and liabilities assumed at fair value. The preliminary allocation of the purchase price used in the unaudited pro forma combined financial information is based on preliminary estimates and currently available information. These assumptions and estimates, some of which cannot be finalized until the closing of the Transaction, will be revised as additional information becomes available upon closing of the Transaction and finalization of the valuation of Clarient’s assets and liabilities. The final determination of the allocation of the purchase price will be based on the fair values of assets and liabilities of Clarient as of the date the Transaction closes.

The accompanying unaudited pro forma combined balance sheet as of June 30, 2015 has been presented as if the acquisition of Clarient had occurred on June 30, 2015.

The accompanying unaudited pro forma combined statements of operations for the year ended December 31, 2014 and the six month period ended June 30, 2015 are presented as if the acquisition of Clarient had occurred on January 1, 2014.

The unaudited pro forma combined financial information should be read in conjunction with (1) our historical consolidated financial statements and related notes contained in our annual report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference into this proxy statement, (2) Clarient’s historical audited combined carve-out financial statements and related notes for the year ended December 31, 2014, which are included elsewhere in this proxy statement, (3) our historical unaudited consolidated financial statements and related notes contained in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015, which is incorporated by reference into this proxy statement, and (4) Clarient’s historical unaudited combined carve-out interim financial statements and related notes for the six months ended June 30, 2015, which are included elsewhere in this proxy statement. The unaudited pro forma combined financial information is based on assumptions and estimates considered appropriate by management; however, they are unaudited and are not necessarily, and should not be assumed to be, an indication of our financial position or results of operations that would have been achieved had the Transaction been completed as of the dates indicated or that may be achieved in the future. The unaudited pro forma combined statement of operations do not include the effects of any non-recurring costs or one-time transaction-related costs.

We prepared the unaudited pro forma combined financial information pursuant to Regulation S-X Article 11 of the Securities Exchange Act of 1934. Accordingly, the accompanying unaudited pro forma combined financial information presents the pro forma combined financial position and results of operations of the combined companies based upon the historical financial statements of NeoGenomics and Clarient after giving effect to pro forma events that are (1) directly attributable to the Transaction, (2) factually supportable and (3) with respect to the unaudited pro forma combined statements of operations, are expected to have a continuing impact on the combined results.

The unaudited pro forma combined financial information is prepared as if the acquisition of Clarient and the borrowing of $65.0 million of additional debt had been completed on June 30, 2015 for purposes of preparing the unaudited pro forma combined balance sheet, and on January 1, 2014 for purposes of preparing the unaudited pro forma combined statements of operations for the twelve months ended December 31, 2014 and the six months ended June 30, 2015. In preparing the pro forma combined financial information, certain pro forma reclassification adjustments were made to Clarient’s financial information to conform to our financial statement presentation.

The accompanying unaudited pro forma combined financial information is provided for illustrative purposes only and does not purport to represent what our actual consolidated results of operations or our consolidated financial position would have been had the acquisition of Clarient occurred on the dates assumed, nor are they necessarily indicative of our future consolidated results of operations or consolidated financial position. The unaudited pro forma combined financial information does not give effect to any potential cost reductions or operating efficiencies which may result from the Transaction. The unaudited pro forma combined statements of operations also do not reflect any transaction, integration or restructuring costs, as those costs are attributable to the Transaction but will not have a continuing impact.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

AS OF JUNE 30, 2015

(in thousands, except share and per share amounts)

	NeoGenomics	Clarient	Pro Forma Adjustments (Note 3)		Pro Forma
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$32,952	$1,368	$(20,162)	A	$14,158
Accounts receivable, net	21,130	33,987			55,117
Inventories	3,416	1,898			5,314
Deferred income tax assets, net	821	7,089	(7,089)	B	821
Other current assets	1,282	1,796			3,078

Total current assets	59,601	46,138	(27,251)		78,488

PROPERTY AND EQUIPMENT, NET	16,286	26,357			42,643
INTANGIBLE ASSETS, NET	4,022	94,989	(14,989)	C	84,022
GOODWILL	2,929	149,046	40,135	D	192,110
OTHER ASSETS	128	—	2,444	E	2,572

TOTAL ASSETS	$82,966	$316,530	$339		$399,835

LIABILITIES AND STOCKHOLDERS’ EQUITY/NET PARENT INVESTMENT
CURRENT LIABILITIES
Accounts payable	$6,059	$6,978	$(321)	F	$12,716
Accrued compensation	3,940	—	4,026	G	7,966
Accrued expenses and other liabilities	1,231	5,655	(4,026)	G	2,860
Short-term portion of equipment capital lease obligations	3,895	791			4,686
Short-term debt	—	25,072	(25,072)	H	10,550
			10,550	E

Total current liabilities	15,125	38,496	(14,843)		38,778

LONG-TERM LIABILITIES
Long-term debt			54,450	E	54,540
Long-term portion of equipment capital lease obligations	6,153	196			6,349
Deferred income tax liability, net	821	7,089	(7,089)	B	32,821
			32,000	I
Other liabilities	—	2,207	(487)	J	1,720

Total long-term liabilities	6,974	9,492	78,824		95,340

TOTAL LIABILITIES	22,099	47,988	64,031		134,118

COMMITMENTS AND CONTINGENCIES
NET PARENT INVESTMENT	—	268,542	(268,542)	K	—
STOCKHOLDERS’ EQUITY
Series A preferred stock, $.001 par value	—	—	100,000	L	100,000
Common stock, $.001 par value	61	—	15	L	76
Additional paid-in capital	81,148	—	106,185	L	187,333
Accumulated deficit	(20,342)		(1,350)	A	(21,692)

Total stockholders’ equity	60,867	268,542	(63,692)		265,717

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY/NET PARENT INVESTMENT	$82,966	$316,530	$339		$399,835

See the notes to this unaudited pro forma combined financial information.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2014

(in thousands, except per share amounts)

	NeoGenomics	Clarient	Pro Forma Adjustments (Note 4)		Pro Forma
NET REVENUE	$87,069	$127,224	$—		$214,293
COST OF REVENUE	46,355	85,794	(12,512)	A	119,688
			51	B

GROSS MARGIN	40,714	41,430	12,461		94,605

OPERATING EXPENSES
General and administrative	23,808	29,412	4,458	A	56,598
			(1,080)	C
Research and development	2,689	17,369	(1,913)	A	3,778
			(14,367)	B
Sales and marketing	11,999	19,188	—		31,187

Total operating expenses	38,496	65,969	(12,902)		91,563

INCOME (LOSS) FROM OPERATIONS	2,218	(24,539)	25,363		3,042

INTEREST AND OTHER EXPENSE—NET	929	3,951	5,289	D	8,942
			(1,227)	E

INCOME (LOSS) BEFORE TAXES	1,289	(28,490)	21,301		(5,900)
INCOME TAXES	157	343	—		500

NET INCOME (LOSS)	$1,132	$(28,833)	21,301		(6,400)

PAID IN KIND DIVIDENDS			6,674	F	6,674

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	$1,132	$(28,833)	$14,627		$(13,074)

NET INCOME (LOSS) PER SHARE—Basic	$0.02				$(0.19)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING—Basic	53,483		15,000	L	68,483

NET INCOME (LOSS) PER SHARE—Diluted	$0.02				$(0.19)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING—Diluted	56,016		15,000	L	68,483

See the notes to this unaudited pro forma combined financial information.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2015

(in thousands, except per share amounts)

	NeoGenomics	Clarient	Pro Forma Adjustments (Note 4)		Pro Forma
NET REVENUE	$47,396	$60,950	$—		$108,346
COST OF REVENUE	27,040	43,780	(6,401)	A	64,472
			53	B

GROSS MARGIN	20,356	17,170	6,348		43,874

OPERATING EXPENSES
General and administrative	13,598	12,848	2,453	A	28,308
			(591)	C
Research and development	1,471	2,339	(645)	A	1,872
			(1,293)	B
Sales and marketing	5,821	8,394	—		14,215
Impairment charges	—	42,138	—		42,138

Total operating expenses	20,890	65,719	(76)		86,533

INCOME (LOSS) FROM OPERATIONS	(534)	(48,549)	6,424		(42,659)

INTEREST AND OTHER EXPENSE—NET	384	908	2,644	D	3,326
			(610)	E

INCOME (LOSS) BEFORE TAXES	(918)	(49,457)	4,390		(45,985)
INCOME TAXES	19	(6)	—		13

NET INCOME (LOSS)	$(937)	$(49,451)	4,390		(45,998)

PAID IN KIND DIVIDENDS			3,560	F	3,560

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(937)	$(49,451)	$830		$(49,558)

NET (LOSS) INCOME PER SHARE—Basic	$(0.02)				$(0.66)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING—Basic	60,352		15,000	L	75,352

NET (LOSS) INCOME PER SHARE—Diluted	$(0.02)				$(0.66)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING—Diluted	60,352		15,000	L	75,352

See the notes to this unaudited pro forma combined financial information.

NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

(dollar amounts in thousands unless otherwise indicated)

Note 1—Description of Transaction

On October 20, 2015, NeoGenomics, NeoGenomics Laboratories and GE Medical entered into the Purchase Agreement. Pursuant to the Purchase Agreement, NeoGenomics Laboratories, a wholly owned subsidiary of NeoGenomics, will acquire from GE Medical all of the issued and outstanding shares of common stock of Clarient, Inc. The purchase price consists of (i) approximately $80.0 million in cash, (ii) 15.0 million shares of NeoGenomics common stock, par value $0.01 per share, and (iii) 14,666,667 shares of NeoGenomics Series A Preferred Stock. The cash portion of the purchase price is subject to adjustment for changes in Clarient’s working capital as of the closing of the Transaction, certain indebtedness and other customary adjustments that may be determined at or after the closing.

Except as otherwise noted, references herein to “Clarient” refer to the business of Clarient, Inc., which is conducted primarily through Clarient Diagnostic Services, Inc. and the variable interest entities Clarient Pathology Services, Inc. and GE Clarient Diagnostic Services, Ltd.

Note 2—Purchase Price Allocation

In preparing the unaudited pro forma financial information we accounted for the acquisition of Clarient as a business combination as prescribed in Accounting Standards Codification 805, “Business Combinations” using the acquisition method of accounting and will recognize the assets acquired and liabilities assumed at fair value. The preliminary allocation of the purchase price used in the unaudited pro forma combined financial information is based on preliminary estimates and currently available information. These assumptions and estimates, some of which cannot be finalized until the closing of the Transaction, will be revised as additional information becomes available upon closing of the Transaction and finalization of the valuation of Clarient’s assets and liabilities. The final determination of the allocation of the purchase price will be based on the fair values of assets and liabilities of Clarient as of the date the Transaction closes.

For the purposes of the unaudited pro forma combined financial information, the cash portion of the purchase price is assumed to be $80.0 million. We have the right to increase the amount of the cash portion of the purchase price by up to $110 million prior to the closing date of the Transaction. Any such increase in the cash consideration will result in a corresponding reduction in the number of shares of Series A Preferred Stock issued as consideration by an amount calculated by dividing the amount of any such increase in the cash consideration by $7.50, which is the initial liquidation preference per share of the Series A Preferred Stock at the time of issuance.

On or prior to the closing of the Transaction, we will enter into two separate credit facilities with separate lenders (the “Credit Facilities”). The first credit facility is a revolving credit facility (the “Revolver”) and will provide for up to $25.0 million of availability of which we expect to use $10.0 million at closing to fund a portion of the cash consideration of the Transaction. The second credit facility is a $55.0 million Term Loan (the “Term Loan”) that we will use to fund a portion of the cash consideration of the Transaction. The amortization of the financing fees and the incremental interest expense resulting from the Credit Facilities have been reflected in the unaudited pro forma combined statements of operations in interest expense.

In accordance with GAAP requirements, the purchase price allocation reflected in this unaudited pro forma combined financial information is based upon a purchase price of $286.2 million, consisting of the following:

	Shares	$
Issuance of NeoGenomics common stock (i)	15,000	$106,200
Issuance of Series A Preferred Stock (ii)	14,667	100,000
Cash consideration (iii)		80,000

Total Consideration		$286,200

(i)	The fair value of the 15.0 million shares of our common stock to be issued was calculated using the closing price as of October 21, 2015 of $7.08 per share. The purchase price may increase or decrease based on fluctuations in the price of our common stock between October 21, 2015 and the date the Transaction is closed, currently estimated to be December 31, 2015. Using our historical volatility rate of approximately 50% over similar periods could impact the purchase price and goodwill by either an increase or decrease of approximately $53.1 million.

(ii)	We have not yet completed the valuation of the estimated fair value of the 14,666,667 million shares of Series A Preferred Stock. For purposes of this pro forma information we have estimated the fair value of the Series A Preferred Stock by considering the redemption value of the securities, including the expected discount for early redemption, among other things.

(iii)	The cash portion of the purchase price is subject to adjustment for changes in Clarient’s working capital as of the closing of the Transaction, certain indebtedness and other customary adjustments that may be determined at or after the closing.

The Company is in the process of completing an assessment of the fair value of assets and liabilities of Clarient. The amount of certain assets and liabilities presented is based on preliminary estimates and current information and is subject to adjustment as additional information is obtained and a third party valuation is finalized. The primary areas of the purchase price allocation that are not finalized relate to fair values of inventory, property, plant and equipment, intangible assets, acquisition-related liabilities, goodwill, the Series A Preferred Stock and the related tax impact of changes from the purchase price allocation. The table below represents a preliminary allocation of the total estimated purchase price to the Clarient tangible and intangible assets and liabilities based on management’s preliminary estimates of their respective fair values as of June 30, 2015.

Current assets	$37,681
Property, plant and equipment.	26,357
Identifiable intangible assets – customer relationships	80,000
Goodwill	188,515

Total assets acquired	332,553

Current liabilities	(12,633)
Long-term liabilities	(1,720)
Deferred tax liability	(32,000)

Total liabilities	(46,353)

Net assets acquired	$286,200

Note 3—Unaudited Pro Forma Combined Balance Sheet Adjustments

A. Cash is impacted by the following adjustments summarized below:

Cash to be retained by GE	$(1,368)
Fees related to Credit Facilities	(2,444)
Estimated transaction-related costs (1)	(1,350)
Borrowings under Credit Facilities	65,000
Cash paid as purchase consideration	(80,000)

Net adjustment	$(20,162)

(1)	Reduction of retained earnings due to the estimated transaction costs.

B.	Represents the removal of the deferred tax asset and deferred tax liability of Clarient.

Deferred Tax Asset	$(7,089)
Deferred Tax Liability	7,089

C.	Represents the elimination of Clarient’s historical intangible assets and records the estimated acquired intangible assets as a result of the preliminary purchase price allocation, as follows:

Elimination of Clarient’s historical intangible assets	$(94,989)
Acquired intangible assets as a result of the preliminary purchase price allocation	80,000

Net pro forma adjustment	$(14,989)

D.	Represents the elimination of Clarient historical goodwill and records the estimated acquired goodwill as a result of the preliminary purchase price allocation, as follows:

Elimination of Clarient’s historical goodwill	$(149,046)
Acquired goodwill as a result of the preliminary purchase price allocation	189,181

Net pro forma adjustment	$40,135

E.	On or prior to the closing of the Transaction, we will enter into the Credit Facilities described in Note 2. Borrowings of $10.0 million under the Revolver are classified as current liabilities due to anticipated lockbox arrangements and subjective acceleration clauses, as such amounts are secured by current assets including trade receivables. Of the $55 million under the Term Loan, $550 is classified as current and $54,450 is classified as non-current, based on the repayment terms.

We are estimating fees of $2,444 in connection with securing the Credit Facilities. This amount is reported as a noncurrent asset on the pro forma balance sheet and amortized on a straight-line basis over five years, as principal under the Revolver is due with regard to the asset base securing the borrowings and has a five year term, and principal under the Term Loan is due in total after five years.

F.	Remove accounts payable balance related to a Lab Services Agreement with the Saudi Arabian National Guard Health Affairs, as GE Medical will retain this agreement.

G.	Reclassification of certain compensation-related balances from other liabilities to accrued compensation in the amount of $4,026.

H.	Represents the removal of an intercompany loan with GE Healthcare that will be settled prior to closing according to the terms of the Transaction.

I.	To record a deferred tax liability related to the customer relationship intangible asset based on the statutory tax rate of 40%.

Customer relationships acquired	$80,000
Statutory tax rate	40%

Deferred tax liability	$32,000

J.	Represents the elimination of the deferred rent balance of Clarient at closing that has no estimated fair value.

K.	Represents elimination of the Net Parent investment balance of Clarient as Clarient will become a wholly-owned subsidiary of NeoGenomics.

L.	Represents the equity components of the stock portion of the purchase price, consisting of 15 million shares of NeoGenomics common stock at $0.001 par value, with the excess of the quoted price of the common stock over the par value presented as additional paid in capital.

	Shares	$
Issuance of NeoGenomics common stock at par value	15,000	15
Issuance of NeoGenomics common stock additional paid in capital	—	106,185
Issuance of Series A Preferred stock	14,667	100,000

Note 4—Unaudited Pro Forma Combined Statement of Operations Adjustments

A.	To reflect amortization and depreciation expense associated with the acquired assets, partially offset by the elimination of the amortization and depreciation expense associated with Clarient’s historical assets. The allocation of purchase price is preliminary and we have not yet recorded fair value adjustments to property, plant and equipment. However, we did reassess the remaining useful lives and, in some cases, this resulted in an extension of the life used to calculate depreciation. In such cases, this results in a pro forma decrease to depreciation without a corresponding increase. Also, in certain cases depreciation is reclassified to other expense classifications as assets used for research and development, particularly with regard to MultiOmyx, will be used for delivery of services and other efforts.

	Year Ended December 31, 2014	Six months Ended June 30, 2015
Elimination of Clarient’s historical amortization from cost of revenue	$(10,788)	$(4,552)
Adjusted depreciation expense	4,757	2,379
To remove historical depreciation expense	(6,481)	(4,228)

Net Pro forma adjustment to cost of revenue	$(12,512)	$(6,401)

Amortization of customer relationships	$4,000	$2,000
Adjusted depreciation expense	1,917	959
To remove historical depreciation expense	(1,459)	(506)

Net Pro forma adjustment to general and administrative	$4,458	$2,453

To remove historical depreciation expense from research and development	$(1,913)	$(645)

B.	MultiOmyx patents will be maintained by GE and are not part of the acquisition. NeoGenomics will pay a royalty fee for any continued use of the MultiOmyx product.

	Year Ended December 31, 2014	Six months Ended June 30, 2015
Removal of MultiOmyx research and development costs	$(14,367)	$(1,293)
Royalty Charges for MultiOmyx use	51	53

C.	Remove general and administrative expenses related to a Lab Services Agreement with the Saudi Arabian National Guard Health Affairs, as GE Medical will retain this agreement.

	Year Ended December 31, 2014	Six months Ended June 30, 2015
Removal of administrative expenses related to the Saudi agreement	$(1,080)	$(591)

D	Interest expense under the Credit Facilities and amortization of financing costs classified as interest expense are summarized below:

	Year Ended December 31, 2014	Six months ended June 30, 2015
Revolver ($10.0 million at 4%)	$400	$200
Term Loan ($55.0 million at 8%)	4,400	2,200
Financing costs ($2.444 million over 5 years)	489	244

Total	$5,289	$2,644

The Term Loan commitment letter has an interest rate of LIBOR plus 700 Basis Points, with a LIBOR floor of 1%. On October 22, 2015 LIBOR was 0.83%, so the LIBOR floor of 1% plus 7% was used as the interest rate on the Term Loan.

An increase in the LIBOR rate of 1/8% above the 1% LIBOR floor would result in an increase in interest expense of $34 for the six months ended June 30, 2015 and $69 for the year ended December 31, 2014.

E	Clarient was previously charged a royalty for use of the GE brand in the amount of $610 for the six months ended June 30, 2015 and $1,227 for the twelve months ended December 31, 2014. These amounts are removed as NeoGenomics will discontinue utilizing the GE brand shortly after closing of the Transaction.

F.	Accrued dividends on the NeoGenomics Preferred Shares are not accrued against net income, but are a deduction to earnings available to common shareholders. The amounts of $3,560 for the six month period ended June 30, 2015 and $6,674 for the twelve month period ended December 31, 2014 were estimated with regard to the estimated fair value of $100 million and the current cost of borrowings of 6.67% under the Credit Facilities.

Note 5—Supplemental Information

	Year Ended December 31, 2014
	Neo	Clarient	Pro-Forma	Total
Depreciation	$5,345	$9,853	$(3,179)	$12,019
Amortization	295	10,788	(6,788)	4,295

Total	$5,640	$20,641	$(9,967)	$16,314

	Six Months Ended June 30, 2015
	Neo	Clarient	Pro-Forma	Total
Depreciation	$3,249	$5,379	$(2,042)	$6,586
Amortization	190	4,552	(2,552)	2,190

Total	$3,439	$9,931	$(4,594)	$8,776

GE provided certain services, such as legal, accounting, information technology, human resources and other infrastructure support on behalf of the business. While not included as a pro-forma adjustment, NeoGenomics will not be assuming the GE employees who performed such services as part of this acquisition or receiving these services from GE after the acquisition.

December 31, 2014 (full year) Corporate service allocation from GE	$4,880
June 30, 2015 (six months) Corporate service allocation from GE	$2,302

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding issuers, including us, who file electronically with the SEC. The address of that website is www.sec.gov.

This proxy statement incorporates by reference the documents set forth below that have been previously filed by us with the SEC:

•	Annual Report on Form 10-K, filed on March 3, 2015, for the fiscal year ended December 31, 2014, and Amendment No. 1 to such Annual Report on Form 10-K, filed on April 30, 2015;

•	Quarterly Reports on Form 10-Q filed on May 11, 2015 and July 31, 2015 for the quarterly periods ended March 31, 2015 and June 30, 2015, respectively, and

•	Current Reports on Form 8-K filed on April 21, 2015, June 15, 2015, June 17, 2015 and October 21, 2015 (other than the portions of those documents not deemed to be filed).

We also incorporate by reference into this proxy statement additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this proxy statement to the date of the special meeting (excluding any information “furnished” but not “filed”). These include reports such as Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

A copy of all documents incorporated into this proxy statement by reference will be provided, without charge, upon written or oral request, by first class mail and within one business day of our receipt of such request. Requests for such documents should be directed to NeoGenomics, Inc., 12701 Commonwealth Drive, Suite 9, Fort Myers, Florida 33913, Attn: Corporate Secretary.

You may also consult our website for more information concerning the Transaction described in this document. Our website is www.neogenomics.com. We do not incorporate by reference into this document information included on the website.

KPMG LLP Aon Center Suite 5500 200 East Randolph Drive Chicago, IL 60601-6436

Independent Auditors’ Report

The Board of Directors

General Electric Company:

We have audited the accompanying combined carve-out financial statements of Clarient (A business within General Electric), which comprise the combined carve-out balance sheets as of December 31, 2014 and 2013, and the related combined carve-out statements of operations, changes in net parent investment, and cash flows for each of the years in the three-year period ended December 31, 2014, and the related notes to the combined carve-out financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these combined carve-out financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined carve-out financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these combined carve-out financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined carve-out financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined carve-out financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the combined carve-out financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the combined carve-out financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined carve-out financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

KPMG LLP is a Delaware limited liability partnership,

the U.S. member firm of KPMG International Cooperative (“KPMG International”), a Swiss entity.

Opinion

In our opinion, the combined carve-out financial statements referred to above present fairly, in all material respects, the financial position of Clarient (A business within General Electric) as of December 31, 2014 and 2013, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2014 in accordance with U.S. generally accepted accounting principles.

Emphasis of Matter

We draw attention to note 1 of the combined carve-out financial statements, which describes the basis of presentation used in preparing these combined carve-out financial statements. Our opinion is not modified with respect to this matter.

Chicago, Illinois

September 25, 2015

CLARIENT

(A business within General Electric)

COMBINED CARVE-OUT BALANCE SHEETS

(DOLLARS IN THOUSANDS)

	December 31,
	2014	2013
Assets
Cash and cash equivalents	$1,279	$56
Trade accounts receivable, net of allowance of $37.4 million and $31.4 million in 2014 and 2013, respectively	38,834	40,237
Inventory	1,562	2,487
Prepaid & other current assets	8,717	11,565

Current Assets	50,392	54,345
Property, plant & equipment, net	30,924	39,736
Intangible assets, net	99,541	110,299
Goodwill	191,184	191,184
Other assets	—	52

Non-current Assets	321,649	341,271

Total Assets	$372,041	$395,616

Liabilities & Net Parent Investment
Accounts payable	$7,359	$12,557
Debt—short-term	26,051	26,927
Other current liabilities and accrued expenses	8,508	7,481

Current Liabilities	41,918	46,965
Other liabilities	10,122	12,317

Non-current Liabilities	10,122	12,317

Total Liabilities	52,040	59,282

Net Parent Investment	320,001	336,334

Liabilities & Net Parent Investment	$372,041	$395,616

See accompanying notes to combined carve-out financial statements.

CLARIENT

(A business within General Electric)

COMBINED CARVE-OUT STATEMENTS OF OPERATIONS

(DOLLARS IN THOUSANDS)

	Years Ended December 31,
	2014	2013	2012
Net sales	$127,224	$125,702	$139,721
Cost of services	85,794	95,663	92,249

Gross Margin	41,430	30,039	47,472
Operating Expenses:
General & administrative	29,412	32,306	35,974
Sales & marketing	19,188	25,808	31,672
Research & development	17,369	27,917	10,528
Impairment charges	—	294,403	11,805

Total Operating Expenses	65,969	380,434	89,979

Loss from Operations	(24,539)	(350,395)	(42,507)
Interest and other expenses	3,951	1,622	1,814

Loss before Income Taxes	(28,490)	(352,017)	(44,321)
Provision (benefit) for income taxes	343	(1,021)	(14,785)

Net loss	$(28,833)	$(350,996)	$(29,536)

See accompanying notes to combined carve-out financial statements.

CLARIENT

(A business within General Electric)

COMBINED CARVE-OUT CHANGES IN NET PARENT INVESTMENT

(DOLLARS IN THOUSANDS)

Net Parent Investment
Balance at January 1, 2012	$600,476
Net loss	(29,536)
Net transfers from parent	85,220

Balance at December 31, 2012	$656,160
Net loss	(350,996)
Net transfers from parent	31,170

Balance at December 31, 2013	$336,334
Net loss	(28,833)
Net transfers from parent	12,500

Balance at December 31, 2014	$320,001

See accompanying notes to combined carve-out financial statements.

CLARIENT

(A business within General Electric)

COMBINED CARVE-OUT STATEMENTS OF CASH FLOWS

(DOLLARS IN THOUSANDS)

	Years Ended December 31,
	2014	2013	2012
Cash flows from operating activities
Net loss	$(28,833)	$(350,996)	$(29,536)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	20,611	19,509	16,273
Losses on fixed assets disposals	1,769	1,033	245
Non-cash impairment charges	—	294,403	11,805
Deferred income taxes	322	(1,035)	(14,665)
Non-cash interest expense	58	68	121
Changes in assets and liabilities:
Accounts receivable	1,403	(3,282)	2,386
Inventory	925	(994)	(445)
Prepaid and other assets	434	640	(1,117)
Accounts payable	(5,198)	3,844	2,536
Accrued and other liabilities	2,044	(4,074)	112

Net cash used for operating activities	(6,465)	(40,884)	(12,285)
Cash flows from investing activities
Expenditures for property, plant and equipment	(3,308)	(13,611)	(10,376)
SeqWright Acquisition, net of cash acquired	—	—	(60,630)

Net cash used for investing activities	(3,308)	(13,611)	(71,006)
Cash flows from financing activities
Repayment of short-term loan to Parent	(25,000)	—	—
Proceeds from short-term loan from Parent	25,000	25,000	—
Transfer from parent	12,500	31,170	85,220
Repayment of capital lease obligations	(1,504)	(1,939)	(1,651)

Net cash provided by financing activities	10,996	54,231	83,569
Net increase (decrease) in cash and cash equivalents	1,223	(264)	278
Cash and cash equivalents at beginning of period	56	320	42

Cash and cash equivalents at end of period	$1,279	$56	$320

Supplemental cash flow information
Cash paid for income taxes	$(53)	$(37)	$(55)
Cash paid for interest	(806)	—	—
Capital lease obligations incurred	$—	$—	$(4,618)

See accompanying notes to combined carve-out financial statements.

CLARIENT

(A business within General Electric)

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

(all tabular amounts presented in thousands)

Note 1 ORGANIZATION, OPERATIONS AND BASIS OF PRESENTATION

The Clarient business (“Clarient”, “the Business” or “we”) specializes in advanced oncology diagnostic as well as nucleic acid sequencing and other genomic services. Clarient is primarily located in Aliso Viejo, California and Houston, Texas. Clarient combines innovative technologies, clinically meaningful diagnostic tests, world-class pathology expertise and genomics capabilities to provide services that assess and characterize cancer for physicians treating their patients, as well as biopharmaceutical companies in the process of clinically testing various therapies. We conduct the Business primarily through Clarient Diagnostic Services, Inc., a wholly owned subsidiary of Clarient, Inc., both of which are a wholly owned by General Electric Company (“GE” or “Parent”).

These Combined Carve-out Financial Statements (the “Financial Statements” or “Combined Financial Statements”) were prepared on a stand-alone basis derived from the consolidated financial statements and accounting records of GE. These Financial Statements as of December 31, 2014 and 2013 and for each of the fiscal years ended December 31, 2014, 2013 and 2012 are presented as carve-out financial statements and reflect the combined historical results of operations, financial position and cash flows of Clarient, as they were historically managed, in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

All intracompany transactions have been eliminated. As described in Note 3, certain transactions between the Business and GE have been included in the Financial Statements and are considered to be effectively settled for cash at the time the transaction is recorded. The total net effect of these transactions is reflected in the Combined Statements of Cash Flows as a financing activity and in the Combined Balance Sheets as Net Parent Investment. Net Parent Investment represents the Business’ cumulative earnings as adjusted for cash distributions to the Parent and capital contributions. Intercompany balances are generally reported as an element of Net Parent Investment, except for certain payroll expenses which will be settled in cash and are therefore reflected within Accounts Payable, as noted in Note 3—Related Party Transactions with GE.

GE uses a centralized approach to cash management and financing of its operations. The majority of the Business’ cash is transferred to GE daily and GE funds its operating and investing activities as needed. This centralized approach to cash management was necessary to enable the Business to meet its liquidity needs. This arrangement is not reflective of the manner in which the Business would have been able to finance its operations had it been a stand-alone business separate from GE during the periods presented. Cash transfers to and from GE’s cash management accounts are reflected within Net Parent Investment.

The Financial Statements as of December 31, 2014 and 2013 and for each of the fiscal years ended December 31, 2014, 2013 and 2012 include allocations of general corporate expenses for certain support functions that were provided on a centralized basis by GE at the business unit level, such as expenses related to finance, human resources, information technology, facilities, and legal, among others. These expenses have been allocated to the Business on the basis of direct usage when identifiable, with the remainder allocated on a pro rata basis of consolidated net sales. Management believes the assumptions underlying the Financial Statements, including the assumptions regarding allocating general corporate expenses from GE are reasonable. Nevertheless, the Financial Statements may not include all of the actual expenses that would have been incurred by the Business and may not reflect the Business’ combined results of operations, financial position and cash flows had it been a stand-alone company during the periods presented. Actual costs that would have been incurred if the Business had been a stand-alone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure.

CLARIENT

(A business within General Electric)

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

(all tabular amounts presented in thousands)

The Business’ Combined Balance Sheets as of December 31, 2014 and 2013 reflect the assets and liabilities that were historically included in Clarient as well as assets and liabilities transferred to the Business as part of the carve-out. The cash and cash equivalents held by GE are not specifically identifiable to Clarient and therefore were not allocated for any periods presented. GE third-party debt, and the related interest expense has not been allocated for any of the periods presented as Clarient was not the legal obligor of the debt and GE’s borrowings were not directly attributable to these operations. In 2013 the Business entered into an intercompany loan agreement with GE Healthcare Funding Ireland in the amount of $25 million which has an average interest rate of 2.4% and has been classified as short-term debt on the Combined Balance Sheets. Refer to related party transactions in Note 3. All assets and liabilities included in the Business’ Combined Balance Sheets are recorded on a historical cost basis.

There are no amounts recorded in other comprehensive income, other than foreign exchange translation adjustment related to the Business’ investment in Clarient LLC, which is immaterial for all periods presented. Refer below for additional discussion regarding Clarient LLC.

Income tax expense has been recorded as if the Business filed tax returns on a stand-alone basis separate from GE. This separate return methodology applies the accounting guidance for income taxes to the stand-alone financial statements as if the Business was a stand-alone enterprise for the periods presented. Therefore, settlement of current liabilities and items of current and deferred taxes may not be reflective of the Business’ actual tax balances prior to the carve-out. Prior to the carve-out, Clarient’s operating results were included in GE’s consolidated U.S. federal and state income tax returns. The calculation of the Business’ income taxes involves considerable judgment and the use of both estimates and allocations.

The Business operates as one reportable segment that delivers advanced oncology and related laboratory testing services. For all periods presented, all of the Business’ services were provided within the United States, and substantially all of the Business’ assets were located within the United States.

Note 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Use of Estimates

The Business prepares its Combined Financial Statements in conformity with accounting principles generally accepted in the United States of America. These principles require management to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, together with amounts disclosed in the related notes to the Combined Financial Statements. Actual results and outcomes may differ from management’s estimates, judgments and assumptions. Significant estimates, judgments and assumptions used in these financial statements include, but are not limited to, those related to revenues, bad debt expense, accounts receivable and related allowances, contingencies, useful lives and recovery of long-lived assets and intangible assets, income taxes and valuation allowances, and impairment analysis of goodwill. These estimates, judgments, and assumptions are reviewed periodically and the effects of material revisions in estimates are reflected in the Combined Financial Statements prospectively from the date of the change in estimate.

(b) Revenue Recognition

Net revenue for the Business’ diagnostic services is recognized on an accrual basis at the time discreet diagnostic tests are completed. Each test performed relates to a specimen encounter derived from a patient, and received by the Business on a specific date (such encounter is commonly referred to as an “accession”). The Business’ services are billed to various payors, including Medicare, private health insurance companies,

CLARIENT

(A business within General Electric)

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

(all tabular amounts presented in thousands)

healthcare institutions, biopharmaceutical companies, and patients. The Business reports net revenue from contracted payors, including certain private health insurance companies, healthcare institutions, biopharmaceutical companies, research centers, and universities, based on the contracted rate, or in certain instances, the Business’ estimate of the amount expected to be collected for the services provided. For billing to Medicare, the Business uses the published fee schedules, net of standard discounts (commonly referred to as “contractual allowances”). The Business reports net revenue from non-contracted payors, including certain private health insurance companies, based on the amount expected to be collected for the services provided. Revenue from patient payors is based on a multiple of the Centers for Medicare & Medicaid Services (CMS) reimbursement schedule, or as applicable, patients’ co-pay or deductible obligations. On the basis of historical experience, a significant portion of Clarient’s uninsured patients will be unable or unwilling to pay for the services provided. Thus, Clarient records a significant provision for bad debts related to uninsured patients in the period the services are provided. Management determines this provision based on its most recent collection experience and adjusts its expected revenues for current and subsequent periods accordingly. The Business regularly refines its estimates in order to make estimated revenue as accurate as possible. The allowance for doubtful accounts related to patient accounts receivable has experienced volatility due to a change in network status with third party plans, that resulted in claims being processed as out of network and ultimately collectable from patients that were previously paid as in network. Patient service revenue, net of contractual allowances and discounts (but before the provision for bad debts), recognized in the period from these major payor sources, is as follows:

	For the years ended December 31
	2014	2013	2012
Third party payors	$119,554	$131,010	$146,383
Self-pay	11,265	11,587	11,581

Total All Payors	$130,819	$142,597	$157,964

Non-patient service revenue related to Clarient’s biopharmaceutical clinical trials business for the years ended December 31, 2014, 2013 and 2012 was $21.8 million, $13.8 million and $10.9 million, respectively.

(c) Allowance for Doubtful Accounts and Bad Debt Expense

An allowance for doubtful accounts is recorded for estimated uncollectible amounts due from the Business’ various payor groups. The process for estimating the allowance for doubtful accounts involves significant assumptions and judgments. Specifically, the allowance for doubtful accounts is adjusted periodically, and is principally based upon an evaluation of historical collection experience of accounts receivable by age for the Business’ various payor classes. After appropriate collection efforts, accounts receivable are written off and deducted from the allowance for doubtful accounts. Additions to the allowance for doubtful accounts are charged to bad debt expense which is recorded as a reduction of revenue. The payment realization cycle for certain governmental and managed care payors can be lengthy, involving denial, appeal, and adjudication processes, and is subject to periodic adjustments that may be significant.

(d) Cash and cash equivalents

Cash and cash equivalents include cash on hand and on deposit and highly liquid, temporary cash investments with an original maturity of three months or less. As the Business has historically been subject to cash pooling arrangements with the parent, cash and cash equivalents on the Combined Balance Sheets represents cash held by the Business’ consolidated variable interest entities.

CLARIENT

(A business within General Electric)

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

(all tabular amounts presented in thousands)

(e) Inventories

All inventories, which consist principally of testing supplies, are valued at the lower of cost or market, using the first-in, first-out (FIFO) method.

(f) Long-Lived Assets

The Business evaluates the possible impairment of its definite-lived long-lived assets when events or changes in circumstances occur that indicate that the carrying value of its assets may not be recoverable. Recoverability of assets to be held and used is measured by the comparison of the carrying value of such assets to the Business’ pretax cash flows (undiscounted and without interest charges) expected to be generated from their use in Business operations. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds fair value.

Management evaluates the Business’ asset groups for impairment when triggering events or indicators of potential impairment have been identified. The asset groups tested for impairment in the event of an indicator comprises the Business’ laboratory operations, representing the lowest level of its separately identifiable cash flows. The impairment evaluation uses the Business’ operating plan and associated cash flow projections in determining the undiscounted cash flows expected to be generated by the relevant asset group through continuing operations. Such undiscounted cash flows are next compared to the carrying amount of the asset group to determine if an impairment of the asset group is indicated.

(g) Income Taxes

Income taxes as presented are calculated on a separate tax return basis and may not be reflective of the results that would have occurred if tax returns were filed on a standalone basis. The Business’ operations have been included in GE consolidated or combined returns in various jurisdictions. The Business assumes that in the event a tax attribute was utilized on a consolidated or combined return with GE, the Business has not realized the benefits of the tax attribute unless it could realize the benefits as a standalone taxpayer.

In general, we do not maintain taxes payable to/from GE and the Business is deemed to settle the annual current tax balances immediately with the legal tax-paying entities in the respective jurisdictions.

Deferred tax assets or liabilities reflect temporary differences between amounts of assets and liabilities for financial and tax reporting. Such amounts are adjusted, as appropriate, to reflect changes in tax rates expected to be in effect when the temporary differences reverse.

A valuation allowance is established to offset any deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The determination of the amount of a valuation allowance to be provided on recorded deferred tax assets involves estimates regarding (1) the timing and amount of the reversal of taxable temporary differences, (2) expected future taxable income, and (3) the impact of tax planning strategies. In assessing the need for a valuation allowance, we consider all available positive and negative evidence, including past operating results, projections of future taxable income and the feasibility of ongoing tax planning strategies. The projections of future taxable income include a number of estimates and assumptions regarding the Business’ volume, pricing and costs. Additionally, valuation allowances related to deferred tax assets can be impacted by changes to tax laws.

CLARIENT

(A business within General Electric)

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

(all tabular amounts presented in thousands)

Significant judgment is required in determining income tax provisions and in evaluating tax positions. We establish additional reserves for income taxes when, despite the belief that tax positions are fully supportable, there remain certain positions that do not meet the minimum recognition threshold. The approach for evaluating certain and uncertain tax positions is defined by the authoritative guidance and this guidance determines when a tax position is more likely than not to be sustained upon examination by the applicable taxing authority. In the normal course of business, the tax filings of General Electric and its subsidiaries are examined by various Federal and State tax authorities. We regularly assess the potential outcomes of these examinations and any future examinations for the current or prior years in determining the adequacy of the provision for income taxes. We continually assess the likelihood and amount of potential adjustments and adjust the income tax provision, the current tax liability and deferred taxes in the period in which the facts that give rise to a change in estimate become known.

(h) Property and Equipment and Depreciation

Property and equipment are stated at cost less accumulated depreciation and amortization and are depreciated using either the straight-line method or an accelerated method, depending on the nature of the asset, over the following estimated useful lives:

Fixed Assets	Estimated Useful Lives in Years
Leasehold improvements	4-15
Computer & office equipment	3-10
Lab equipment	1-7
Misc. equipment	4-16
Capitalized software	1-5

Leasehold improvements are amortized over the shorter of useful life or the lease term. Expenditures for maintenance, repairs, and minor improvements are charged to expense as incurred.

(i) Capitalized Internal-Use Software Costs

The Business capitalizes eligible internal-use computer software costs in accordance with ASC 350: Intangibles—Goodwill and Other for internal-use software. Such costs may include external direct costs of materials and services consumed in developing or obtaining internal-use computer software, payroll and payroll-related costs for employees who are directly associated with and who devote time to the internal-use computer software project, and any interest costs incurred while developing internal-use computer software. Amortization begins when the internal-use computer software is ready for its intended use, and is amortized on a straight-line basis over a one to five-year period. Costs related to the design or maintenance of internally developed software are expensed as incurred.

(j) Research and Development

Research and development costs are expensed as incurred. Research and development expenses consist of compensation and benefits for research and development personnel, license fees, related supplies inventory, certain information technology personnel, arrangements with consultants and other third parties, and allocated facility-related costs.

CLARIENT

(A business within General Electric)

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

(all tabular amounts presented in thousands)

Prior to the acquisition of Clarient, GE’s Global Research Center (GRC) began exploring the technological feasibility of a technology that enables analysis of dozens of proteins and DNA changes in a single tissue section called MultiOmyx. Instead of being able to study one or two disease markers at a time, the MultiOmyx technology enables the study of up to 60 proteins in a single tumor slice. This allows pathologists and researchers to study the relationships between different proteins or disease markers in ways not possible before, which could yield new insights into tumor behavior and provide a more complete picture of a patient’s cancer.

In 2012, as there were indicators that GE may be able to utilize the technology as a research service and diagnostic platform, GE made significant research and development investments into the technology. Clarient was seen as one of the first opportunities to bring the technology to market as a service offering given Clarient’s FDA and CLIA certified diagnostic testing laboratory, its clinical diagnostic testing expertise, and its diverse biopharmaceutical and research customers base. As a result, Clarient’s results of operations for the years ended December 31, 2014, 2013 and 2012 include MultiOmyx research and development expenses funded by GE of $17.0 million, $24.4 million and $8.0 million, respectively.

(k) Goodwill and indefinite-lived intangible assets

Goodwill and indefinite-lived intangible assets are not amortized, but are tested for potential impairment on an annual basis, on June 30th of each year, or more often if events or circumstances change that could reduce the fair value of the asset below its carrying amount. The testing for impairment of goodwill is a two-step process. The first step is the estimation of the fair value of the reporting unit, which is then compared to the carrying value. If the fair value is less than the carrying value of the reporting unit, the second step is performed to measure the amount of the impairment. When impairment is identified, the carrying amount of the asset is reduced to its estimated fair value. Refer to Note 10 for additional details regarding the Business’ methodology for performing goodwill impairment reviews as well as results of impairment reviews performed during the periods presented.

(l) Fair Value Measurements

Non-Recurring Fair Value Measurements—Certain assets are measured at fair value on a non-recurring basis such as property and equipment, intangible assets and goodwill. These assets are not measured at fair value on an ongoing basis, but are subject to fair value adjustments when events or circumstances indicate a significant adverse effect on the fair value of the asset. Assets that are written down to fair value when impaired are not subsequently adjusted to fair value unless further impairment occurs. Refer to Note 9 for allocation of the purchase price of the acquisition during the year ended December 31, 2012 and Note 10 for the impairment analyses performed over goodwill and other long-lived assets.

Financial Instruments Not Carried at Fair Value—The carrying value of our short-term financial instruments, including accounts receivable, accounts payable, intercompany loans and accrued expenses approximate fair value due to the relatively short maturity and immaterial non-performance risk of such instruments.

The Business does not hold any financial instruments that are measured at fair value on a recurring basis.

(m) Variable Interest Entities

The Business evaluates its relationships with other entities to identify whether they are variable interest entities as defined by Financial Accounting Standards Board (“FASB”) Accounting Standards Codification

CLARIENT

(A business within General Electric)

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

(all tabular amounts presented in thousands)

(“ASC”) 810-10, “Consolidation” (“ASC 810-10”) and whether the Business is the primary beneficiary. Consolidation is required if both of these criteria are met. The Business has two investments which qualify as variable interest entities.

Clarient Pathology Services, Inc. (CPS)—California prohibits general corporations from engaging in the practice of medicine pursuant to both statutory and common law principles commonly known as the Corporate Practice of Medicine Doctrine (“CPMD”). In general, the CPMD prohibits non-professional corporations from employing physicians and certain other healthcare professionals who provide professional medical services. All of the Business’ pathology services are provided by, or are under the supervision of, Clarient Pathology Services, Inc. (“CPS”) under a long-term, exclusive Professional Services Agreement by and between the Business and CPS. The Business’ Chief Medical Officer (“CMO”) is the sole stockholder and president of CPS.

The Business is responsible for performing a variety of non-medical administrative services for CPS, as required under the Professional Services Agreement. The Business bills and collects for the pathology services provided by CPS. The Business in turn pays CPS a monthly professional services fee equal to the aggregate of all estimated CPS physician salaries and benefits, and all other operating costs of CPS.

The Business consolidates CPS as it determined that it is the primary beneficiary of CPS based on the Business’ ability to direct the activities that most significantly impact the economic performance of CPS. The results and balances of CPS are not material to any period presented.

GE Clarient Diagnostic Services, Ltd.—In January 2013 the Business entered into a Lab Services Agreement with the Saudi Arabian National Guard Health Affairs, with the purpose of establishing a diagnostic testing laboratory in Saudi Arabia. The Business consolidates GE Clarient Diagnostics Services, Ltd. as it determined that it is the primary beneficiary of GE Clarient Diagnostics Services, Ltd. based on the Business’ ability to direct the activities that most significantly impact the economic performance of GE Clarient Diagnostics Services, Ltd. The results and balances of GE Clarient Diagnostics Services, Ltd. are not material to any period presented.

(n) Shipping and Handling Costs

The Business bears the cost of shipping tissue and other samples on behalf of our customers. These costs are reflected within Cost of Sales in the Combined Financial Statements.

(o) Other Liabilities

As of December 31, 2014 and 2013, other liabilities consist primarily of accrued employee benefits, liabilities related to uncertain tax positions, and deferred income taxes.

(p) Recent Accounting Pronouncements

In July 2011, the FASB issued ASU No. 2011-07, “Health Care Entities (Topic 954)—Presentation and Disclosure of Patient Service Revenue, Provision for Bad Debts, and the Allowance for Doubtful Accounts for Certain Health Care Entities” (“ASU 2011-07”). This update was issued to increase transparency relating to accounting practices used for net patient service revenue and related bad debt allowances by health care entities. Some health care entities recognize patient service revenue at the time the services are rendered regardless of whether the entity expects to collect that amount or has assessed the patient’s ability to pay. These prior

CLARIENT

(A business within General Electric)

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

(all tabular amounts presented in thousands)

accounting practices used by some health care entities resulted in a gross-up of patient service revenue and the provision for bad debts, leading to an impaired ability by outside users of financial statements to make accurate comparisons and analyses of financial statements between entities. ASU 2011-07 requires changes to the presentation of the statement of operations, reclassifying the provision for bad debts associated with patient service revenue from an operating expense to a deduction from patient service revenue, and also requires enhanced quantitative and qualitative disclosures relevant to the entity’s policies for recognizing revenue and assessing bad debts. This update is not designed to change and will not change the net income reported by healthcare entities. This update is effective for fiscal years beginning after December 15, 2011, with early adoption permitted. The Business adopted these provisions on January 1, 2012. Adoption of this update did not have a material impact on the Business’ Combined Financial Statements. Patient service revenue represented approximately 85.7%, 91.2%, and 93.5% of gross revenue for the years ended December 31, 2014, 2013, and 2012, respectively.

In July 2012, the FASB issued ASU No. 2012-02, “Intangibles—Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment” (“ASU 2012-02”), which permits an entity to make a qualitative assessment of whether it is more likely than not that the fair value of a reporting unit’s indefinite-lived intangible asset is less than the asset’s carrying value before applying the two-step goodwill impairment model that is currently in place. If it is determined through the qualitative assessment that the fair value of a reporting unit’s indefinite-lived intangible asset is more likely than not greater than the asset’s carrying value, the remaining impairment steps would be unnecessary. The qualitative assessment is optional, allowing companies to go directly to the quantitative assessment. ASU 2012-02 is effective for the Business for annual and interim indefinite-lived intangible asset impairment tests performed beginning July 1, 2013, however, early adoption is permitted. The Business adopted these provisions as of 2012 and performed a qualitative assessment as part of its annual goodwill impairment test in that year. Refer to Note 10 Goodwill and Other Intangible Assets.

In July 2013, the FASB issued ASU No. 2013-11, “Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists” (“ASU 2013-11”). ASU 2013-11 clarifies guidance and eliminates diversity in practice on the presentation of unrecognized tax benefits when a net operating loss carryforward, similar tax loss, or a tax credit carryforward exists at the reporting date. The ASU is effective on a prospective basis for annual and interim reporting periods beginning after December 31, 2013. Early adoption is permitted. The Business’ financial statement presentation reflects the adoption of this guidance as of January 1, 2012.

In April 2014, the FASB issued ASU No. 2014-08, “Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360)” (“ASU 2014-08”). The amendments in ASU 2014-08 provide guidance for the recognition of discontinued operations, change the requirements for reporting discontinued operations in ASC 205-20, “Discontinued Operations” (“ASC 205-20”) and require additional disclosures about discontinued operations. ASU 2014-08 is effective on a prospective basis for interim reporting periods beginning July 1, 2015. Early adoption is permitted for disposals that have not been reported in financial statements previously issued or available for issuance. The Business adopted these provisions for our 2014 fiscal year. Adoption of the ASU did not have a material impact on the Financial Statements.

Note 3 RELATED PARTY TRANSACTIONS WITH GE

The Combined Financial Statements have been prepared on a stand-alone basis and are derived from the consolidated financial statements and accounting records of GE.

CLARIENT

(A business within General Electric)

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

(all tabular amounts presented in thousands)

GE provided certain services, such as legal, accounting, information technology, human resources and other infrastructure support, on behalf of the Business. The cost of these services has been allocated to the Business in proportion to revenues on a basis that the Business and GE consider a reasonable reflection of the benefits received by the Business. During the years ended 2014, 2013 and 2012, Clarient was allocated $4.9 million, $5.2 million and $7.0 million, respectively, of general corporate expenses incurred by GE and these are included within Selling, general and administrative expenses in the Combined Statements of Operations. As certain expenses reflected in the Financial Statements include allocations of corporate expenses from GE, these statements could differ from those that would have resulted had Clarient operated independently of GE and its subsidiaries.

All significant intercompany transactions between the Business and GE have been included in the Financial Statements and are considered to be effectively settled for cash at the time the transaction is recorded. The total net effect of the settlement of these intercompany transactions is reflected in the Combined Statements of Cash Flows as a financing activity and in the Combined Balance Sheets as Net Parent Investment.

Clarient had payables due to GE as of December 31, 2014 and 2013 of $2.5 million and $1.9 million, respectively, primarily related to payroll expenses for its direct employees. The payables are reported within Accounts payable in the Combined Balance Sheets. In 2013 the Business entered into an intercompany loan agreement with GE Healthcare Funding Ireland in the amount of $25 million which has been classified as short-term debt on the Combined Balance Sheets.

GE uses a centralized approach to cash management and financing of its operations. The majority of the Business’ cash is transferred to GE daily and GE funds its operating and investing activities as needed.

Net transfers to GE are included within Net Parent Investment on the Combined Statements of Equity. The components of the net transfers to GE as of December 31, 2014, 2013 and 2012 are as follows:

	Years ended December 31,
	2014	2013	2012
Corporate allocations	$4,880	$5,190	$7,020
Restructuring charges	396	287	28
SeqWright acquisition*	—	—	66,800
MultiOmyx research & development	17,048	24,360	8,047
General activities	(9,824)	1,333	3,325

Net increase in net parent investment	$12,500	$31,170	$85,220

*	Includes transaction expenses funded by the Parent

Note 4 RESTRUCTURING CHARGES

Fiscal 2014

In fiscal 2014, the Business recorded net restructuring charges of $2.5 million relating to the implementation of a more efficient cost structure. The net restructuring charges are recorded within selling, general and administrative expenses and interest and other expenses, and consist of facility related costs of $1.3 million. $798 thousand of charges related to termination benefits and $396 thousand of termination benefits, that were recorded by GE and have been reflected in the Combined Financial Statements.

CLARIENT

(A business within General Electric)

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

(all tabular amounts presented in thousands)

Fiscal 2013

In fiscal 2013, the Business recorded net restructuring charges of $450 thousand. The net restructuring charges in fiscal 2013 are recorded within cost of services as well as selling, general and administrative expenses and reflect $72 thousand of charges related to termination benefits associated with plant closures and $91 thousand of facility related costs. Additionally, $287 thousand of termination benefits were recorded by GE and have been reflected in the Combined Financial Statements. In conjunction with the facility closure, the Business also wrote off capitalized software of $1.9 million related to software that would no longer be utilized.

Fiscal 2012

In fiscal 2012, the Business recorded net restructuring charges of $60 thousand to facilitate an organizational realignment. The net restructuring charges in fiscal 2012 are recorded within research and development and reflect $32 thousand related to termination benefits resulting from the elimination of an R&D facility. Additionally, approximately $28 thousand of termination benefits were recorded by GE and have been reflected in the Combined Financial Statements.

Changes in the program liabilities, which are recorded in other current liabilities and accrued expenses on the Combined Balance Sheets were as follows (Note: Costs recorded by GE are reflected as a contribution from the Parent and are not recorded as a liability of the Business):

	Employee termination benefits	Facility related costs	Total
Balance at January 1, 2012	$—	$—	$—

Additions	32	—	32
Payments	—	—	—
Other	—	—	—

Balance at December 31, 2012	$32	$—	$32

Additions	103	91	194
Payments	(104)	(17)	(121)
Other	(31)	—	(31)

Balance at December 31, 2013	$—	$74	$74

Additions	1,007	1,330	2,337
Payments	(798)	(278)	(1,076)
Other	(209)	—	(209)

Balance at December 31, 2014	$—	$1,126	$1,126

Note 5 INCOME TAXES

Clarient has historically been included in the parent’s consolidated federal income tax return and as part of a unitary group/combined return in some states. For purposes of these Combined Financial Statements, income taxes related to Clarient have been presented as if it were a separate taxpayer beginning with the acquisition of Clarient on December 22, 2010. Therefore, the calculated amount of federal and state current taxes differs from amounts previously recorded and paid by the Parent on behalf of Clarient. The calculated amounts of federal and state taxes payable have been reflected in these Combined Financial Statements as settled each year within Parent net investment. Deferred tax assets and liabilities are presented in these Combined Financial Statements, but may not necessarily transfer to a buyer in a divestiture.

CLARIENT

(A business within General Electric)

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

(all tabular amounts presented in thousands)

On a consolidated basis, GE has significant tax attributes such as net operating loss carryovers in various jurisdictions. Because Clarient is a part of the same GE legal entities that generated many of these tax attributes, GE has estimated the amount of certain attributes attributable to Clarient. Clarient has recorded a tax benefit for these attributes in its separate return tax provision. These attributes would generally not be transferred to the Clarient legal entities in certain transactions such as asset sale transactions or transfers to newly created entities.

The principal items giving rise to the difference between Clarient’s effective tax rate and statutory U.S. federal income tax rate for 2014, 2013 and 2012 are as follows:

	December 31, 2014		December 31, 2013		December 31, 2012
Income tax at statutory rate	$(9,972)	35.0%	$(123,206)	35.0%	$(15,512)	35.0%
Effect of:
State income taxes, net of federal benefit	(696)	2.4%	(1,332)	0.4%	(5,386)	12.2%
Change in valuation allowance	11,091	(38.9%)	21,360	(6.1%)	6,212	(14.0%)
Expiration of statute of limitations on uncertain tax positions	(32)	0.1%	(23)	0.0%	(175)	0.4%
Goodwill impairment	—	0.0%	102,375	(29.1%)	—	0.0%
Other (i.e., perm adjustments, change in rates)	(48)	0.2%	(195)	0.1%	76	(0.2%)

Income tax provision/(benefit)	$343	(1.2%)	$(1,021)	0.3%	$(14,785)	33.4%

Income tax provision (benefit) for the years ended December 31, 2014, 2013, and 2012 was comprised of the following:

	December 31, 2014	December 31, 2013	December 31, 2012
Current
Federal	$6	$—	$—
State	15	14	(120)

Subtotal	21	14	(120)

Deferred
Federal	277	(61)	(9,244)
State	45	(974)	(5,421)

Subtotal	322	(1,035)	(14,665)

Total income tax/(benefit)	$343	$(1,021)	$(14,785)

CLARIENT

(A business within General Electric)

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

(all tabular amounts presented in thousands)

The components of the net deferred tax assets and liabilities as of December 31, 2014 and 2013 are as follows:

	December 31, 2014	December 31, 2013
Deferred tax liabilities:
Accelerated tax depreciation	$(2,591)	$(2,164)
Accelerated tax amortization	(37,328)	(41,362)
Other accruals	—	(190)

	(39,919)	(43,716)

Deferred tax assets:
Contractual allowance	3,375	6,221
Bad debt	8,475	7,497
Compensation accruals	1,053	696
Vacation accrual	326	584
Credits	699	611
Loss and other carryforward (a)	64,617	55,900
Other	827	891

	79,372	72,400

Less valuation allowance, current assets (b)	(6,901)	(5,962)
Less valuation allowance, non-current assets (b)	(32,552)	(22,400)

Total deferred tax assets	39,919	44,038

Net deferred tax assets	$—	$322

Current deferred tax assets, included in Prepaid & Other Current Assets	7,089	9,554
Long-term deferred tax liability, included in Other Liabilities	(7,089)	(9,232)

	$—	$322

(a)	At December 31, 2014 and 2013 the Business had available $176 million and $153 million, respectively, of federal net operating loss carryforwards and $87 million and $63 million, respectively, of state net operating loss carryforwards. If unused, the federal net operating loss carryforwards will expire in the years 2019 through 2034 and the state net operating loss carryforwards will expire in the years 2017 through 2034.
(b)	Deferred income tax balances reflect the effects of temporary differences between the carrying amounts of assets and liabilities and their tax bases, as well as from net operating loss and tax credit carryforwards, and are stated at enacted tax rates expected to be in effect when taxes are actually paid or recovered. Deferred income tax assets represent amounts available to reduce income taxes payable on taxable income in future years. The Business evaluates the recoverability of these future tax deductions and credits by assessing the adequacy of future expected taxable income from all sources, including reversal of taxable temporary differences, forecasted operating earnings and available tax planning strategies. To the extent the Business does not consider it more likely than not that a deferred tax asset will be recovered, a valuation allowance is established. Due to ongoing losses and the insufficiency of future taxable income from reversals of taxable temporary differences, the Business established a valuation allowance in the 2012, 2013 and 2014 tax years.

As of December 31, 2014, the Internal Revenue Service had completed audits of the Parent’s consolidated U.S. income tax returns through 2009 and is in the process of auditing the consolidated U.S. income tax returns for 2010-2011. There have been no state tax audits for 2012 through 2014.

CLARIENT

(A business within General Electric)

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

(all tabular amounts presented in thousands)

The changes in the Business’ unrecognized tax benefits for the years ended December 31, 2014, 2013, and 2012 are as follows:

	2014	2013	2012
Balance at January 1	$20,936	$20,871	$21,016
Increases for positions related to prior years	—	—	—
Increases for positions related to current years	29	88	30
Decreases for positions related to prior years	—	—	—
Settlements with tax authorities	—	—	—
Lapsing of statutes of limitations	(32)	(23)	(175)

Balance at December 31	$20,933	$20,936	$20,871

The Business classifies interest on tax deficiencies as interest expense and classifies income tax penalties as income tax expense. For the years ended December 31, 2014, 2013 and 2012, $(3) thousand, $(140) thousand and $0 thousand of interest expense, respectively, were recognized in the Statement of Operations. No penalties were recognized in the Statement of Operations in any of the periods presented.

The total amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate is insignificant due to the realizability of the deferred tax assets associated with the unrecognized tax benefit. The Business believes that it is reasonably possible that the recorded amount of gross unrecognized tax benefits may decrease by $25 thousand within the next twelve months as a result of concluding state tax matters.

Note 6 BAD DEBT AND ALLOWANCE FOR DOUBTFUL ACCOUNTS

The following is the 2014, 2013 and 2012 summary of activity for the allowance for doubtful accounts:

Ending balance at December 31, 2012	$26,221
Bad debt expense	30,679
Write-offs	(25,521)

Ending balance at December 31, 2013	31,379
Bad debt expense	25,373
Write-offs	(19,352)

Ending balance at December 31, 2014	$37,400

Note 7 PROPERTY, PLANT, AND EQUIPMENT, NET

	Years ended December 31,
Fixed Assets	2014	2013
Leasehold improvements	$9,823	$8,821
Computer & office equipment	8,653	7,732
Lab equipment	25,408	24,662
Misc. equipment	160	170
Capitalized software	9,381	9,449
Assets under construction	853	6,714

	54,278	57,548
Less: Accumulated depreciation & amortization	(23,354)	(17,812)

Property, plant, and equipment, net	$30,924	$39,736

CLARIENT

(A business within General Electric)

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

(all tabular amounts presented in thousands)

Depreciation and amortization expense was $9.9 million, $8.7 million and $6.0 million for the years ended December 31, 2014, 2013 and 2012, respectively.

Note 8 EQUIPMENT FINANCING

The Business also has a number of active laboratory equipment and office equipment leases (capital and operating) with various providers.

The Business’ capital lease obligations as of December 31, 2014 are as follows:

2015	$956
2016	430
2017	104

Subtotal	1,490
Less: interest	(36)

Total	1,454
Less: current obligation	(929)

Capital lease obligations, long-term portion	$525

Note 9 BUSINESS COMBINATIONS

SeqWright Acquisition Overview

On April 4, 2012, GE completed its acquisition of all of the outstanding equity of SeqWright for total cash consideration of $63.2 million and contributed SeqWright to the Business. This contribution was treated as a transfer of entities under common control. SeqWright specializes in providing a wide array of genomic services, including full-service nucleic acid technology, molecular biology, microarray, and next generation genomics. The acquisition provides a platform for Clarient to expand its clinical diagnostic offerings by adding next generation sequencing to the Business’ suite of diagnostics tests that shed light on the complex nature of various cancers. The transaction was accounted for as an acquisition of a business; accordingly, the assets acquired and liabilities assumed were recorded at their respective fair values as of the acquisition date.

CLARIENT

(A business within General Electric)

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

(all tabular amounts presented in thousands)

The purchase consideration of $63.2 million was allocated to the identifiable assets acquired and liabilities assumed as follows:

April 4, 2012
Total current assets	$4,334
Property and equipment, net	3,472

Subtotal, current and tangible assets	$7,806

Customer relationships	$12,800
Developed technology—standard operating procedures	200
Trade name/trademark	2,400
Non-compete agreement	2,100

Subtotal, other identified intangible assets	$17,500

Current liabilities
Deferred tax liability	6,542
Current liabilities assumed	3,795

Subtotal, liabilities assumed	$10,337

Net assets acquired	14,969
Purchase consideration	63,237

Goodwill	$48,268

The goodwill arising from the SeqWright acquisition is not deductible for tax purposes. Transaction related expenses of $964 thousand were expensed as incurred within selling, general and administrative expenses in the Combined Financial Statements. Additionally, $2.6 million which is contingent upon continued service was paid to a former owner and is recognized as compensation expense in the post-business combination financial statements and expensed over the service period. An additional payment of $1.3 million was paid to a former owner in order to settle a previously negotiated transaction bonus and was included in consideration paid.

Note 10 GOODWILL AND OTHER INTANGIBLE ASSETS

Definite-lived intangible assets

The carrying value of the Business’ amortizable intangible assets and related accumulated amortization were as follows:

		Years ended December 31,
		2014			2013
Intangible Asset	Estimated Useful Lives	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Developed technology	8 years	$11,700	$5,886	$5,814	$11,700	$4,424	$7,276
Physician network	20 years	102,000	20,526	81,474	102,000	15,426	86,574
Customer relationships	11 years	12,800	3,200	9,600	12,800	2,036	10,764
Other	3-9 years	13,600	10,947	2,653	13,600	7,915	5,685

Total Intangible Assets		$140,100	$40,559	$99,541	$140,100	$29,801	$110,299

CLARIENT

(A business within General Electric)

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

(all tabular amounts presented in thousands)

The Business amortizes intangibles over their estimated useful lives using the straight-line method. Amortization expense was $10.8 million, $10.8 million, and $10.2 million for the years ended December 31, 2014, 2013, and 2012, respectively and recorded within cost of services. The estimated aggregated amortization expense for all amortizable intangibles for each of the five succeeding years ending December 2019 and thereafter is as follows:

2015	$8,930
2016	8,053
2017	7,993
2018	7,957
2019	6,530
Thereafter	60,078

Total	$99,541

In the third quarter of 2012, the Business performed an impairment review of its asset groups that included certain amortizable intangible assets whose potential value was impacted by changing technology, as well as a result of the restructuring activities discussed in Note 4. No impairment charge was recorded as a result of the review performed.

In the third quarter of 2013, the Business performed an impairment review of its asset groups that included certain intangible assets whose potential value was impacted by changing price structures; as well as a result of the restructuring activities discussed in Note 4, including the write-off of capitalized software, and recurring losses. No impairment charge was recorded as a result of the review performed.

In the first quarter of 2014, the Business performed an impairment review of its asset groups that included certain intangible assets whose potential value was impacted as a result of the restructuring activities discussed in Note 4 as well as recurring losses. No impairment charge was recorded as a result of the review performed.

Such conclusions are based upon significant management judgments and estimates inherent in the operating plan and associated cash flow projections, including assumptions pertaining to net revenue growth, expense trends, and working capital management. Accordingly, changes in circumstances or assumptions could adversely impact the results of the Business’ long-lived asset impairment test.

Indefinite-lived intangible asset

The Business had one indefinite-lived intangible asset during 2012 related to acquired in-process research and development identified as part of the acquisition of the Business by GE in 2010. As a result of the Business’ annual impairment test in accordance with ASC 350, it was determined that the asset was not recoverable from the expected future cash flows and the Business recorded a non-cash impairment charge of $9.5 million. Subsequent to the impairment the Business had no remaining indefinite-lived intangible assets.

CLARIENT

(A business within General Electric)

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

(all tabular amounts presented in thousands)

Goodwill

The changes in carrying value of goodwill are as follows:

Balance at January 1, 2012	$434,945
Acquisition	48,268
Other	470
Impairment	—

Balance at December 31, 2012	$483,683

Acquisition	—
Impairment	(292,499)

Balance at December 31, 2013	$191,184

Acquisition	—
Impairment	—

Balance at December 31, 2014	$191,184

Annual Impairment Review

We review the recoverability of our goodwill as of June 30th of each year. In assessing goodwill for impairment, the Business has the option to first perform a qualitative assessment to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the Business determines that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, the Business is not required to perform any additional tests in assessing goodwill for impairment. However, if the Business concludes otherwise or elects not to perform the qualitative assessment, then it is required to perform the first step of a two-step impairment review process.

When a two-step impairment test is elected or required, we compare the estimated fair value at the reporting unit level with the respective carrying amount of the reporting unit. The estimates of fair value are determined using a combination of valuation techniques, primarily by an income-based approach using a discounted cash flow analysis and supplemented by a market-based approach.

A discounted cash flow analysis requires the use of various assumptions, including expectations of future cash flows, growth rates, discount rates and tax rates in developing the present value of future cash flow projections. Changes in assumptions or estimates could materially affect the determination of the fair value of a reporting unit, and therefore could affect the amount of potential impairment. The following assumptions are significant to our discounted cash flow analysis:

•	Business projections—expected future cash flows and growth rates are based on assumptions about the level of business activity in the marketplace as well as applicable cost levels that drive our budget and business plans. Actual results of operations, cash flows and other factors will likely differ from the estimates used in our valuation, and it is possible that differences and changes could be material. A deterioration in profitability or adverse market conditions could have a significant impact on the estimated fair value of a reporting unit and could result in an impairment charge in the future.

•

Long-term growth rates—the assumed long-term growth rate represents the expected rate at which our earnings stream, beyond that of the budget and business plan period, is projected to grow. These rates

CLARIENT

(A business within General Electric)

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

(all tabular amounts presented in thousands)

are used to calculate the terminal value, or value at the end of the future earnings stream and are added to the cash flows projected for the budget and business plan period. The long-term growth rate is influenced by general market conditions as well as factors specific to the business.

•	Discount rates—combined future cash flows are discounted at a rate that is consistent with a weighted-average cost of capital that is likely to be used by market participants. The weighted-average cost of capital is our estimate of the overall after-tax rate of return required by equity and debt holders of a business enterprise. The discount rate is influenced by general market conditions as well as factors specific to the business.

We also considered a market-based approach in estimating the fair value of a reporting unit. The market-based approach utilizes available market comparisons such as indicative industry revenue and earnings multiples as well as recent comparable transactions.

The Business elected to perform a qualitative assessment in 2012 and a two-step impairment analysis in 2013 and 2014. In the first quarter of 2013, the Business completed an impairment review of goodwill due to an identified triggering event related to a reduction in Medicare reimbursement rates for molecular diagnostic tests. As a result of the impairment review performed, the Business recorded a non-cash impairment charge of approximately $292 million. No impairments were recorded as a result of the Business’ annual impairment tests in fiscal 2012 or fiscal 2014. In 2014, the fair value of the Business’ reporting unit exceeded its carrying value by approximately 6.4%.

Note 11 SIGNIFICANT RISKS AND UNCERTAINTIES

Regulation and Third Party Payor Reimbursement Rates

Our reimbursement from Medicare accounted for approximately 10% of our net revenue for the year ended December 31, 2014. The Medicare program and state Medicaid programs impose extensive and detailed requirements on diagnostic services providers, including, but not limited to, rules that govern how we structure our relationships with physicians, how and when we submit reimbursement claims, and how we provide our specialized diagnostic services. Our failure to comply with applicable Medicare, Medicaid, and other governmental payor rules could result in our inability to participate in a governmental payor program, our returning of funds already paid to us, civil monetary penalties, criminal penalties, and/or limitations on the operational function of our laboratory. If we were unable to receive reimbursement under a governmental payor program, a substantial portion of our net revenue would be lost, which would adversely affect our results of operations and financial condition.

Credit Risk

Credit risk with respect to the Business’ accounts receivable is generally diversified due to the large number of payors that comprise its customer base. The Business has significant receivable balances with government payors, health insurance carriers, health care institutions, biopharmaceutical companies, and patients. The Business’ receivable balances are not supported by collateral.

The laboratory services industry faces challenging billing and collection procedures. The cash realization cycle for certain governmental and managed care payors can be lengthy and may involve denial, appeal, and adjudication processes. Collection of governmental, private health insurer, and client receivables are generally a function of providing complete and accurate billing information to such parties within the various filing

CLARIENT

(A business within General Electric)

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

(all tabular amounts presented in thousands)

deadlines. Receivables due from clients and patients, in particular, are generally subject to increased credit risk as compared to the Business’ other payors, due to the clients’ and patients’ credit worthiness or inability to pay.

The percentage of the Business’ gross accounts receivable of $76.2 million and $71.6 million as of December 31, 2014 and 2013, respectively, by primary payor class is as follows:

	Years ended December 31,
	2014	2013
Governmental (Medicare and Medicaid)	19%	21%
Private health insurers	43%	34%
Clients (pathologists, hospitals, clinics, and biopharmaceutical companies)	24%	25%
Patient	8%	9%
Unbilled	6%	11%

Total	100%	100%

As of December 31, 2014 and 2013, the Business maintained an allowance for doubtful accounts of $37.4 million and $31.4 million, respectively. The allowance for doubtful accounts is an estimate that involves considerable professional judgment. As such, the Business’ actual collection of its December 31, 2014 and 2013 accounts receivable may materially differ from management’s estimate for reasons including, but not limited to: customer mix, concentration of customers within the healthcare sector, and the general downturn in the United States economy.

Note 12 COMMITMENTS AND CONTINGENCIES

Operating Leases

The Business has a number of active laboratory equipment and office equipment leases (capital and operating) with various providers as of December 31, 2014. See Note 8 for a table of the Business’ capital lease obligations as of December 31, 2014. Future minimum lease payments under operating leases having an initial or remaining non-cancellable lease terms in excess of one year are as follows:

At December 31, 2014
2015	$2,139
2016	2,155
2017	1,981
2018	1,710
2019	1,757
Thereafter	1,800

Total commitments	$11,542

Rent expense for the years ended December 31, 2014, 2013 and 2012 was approximately $2.6 million, $2.9 million, and $2.6 million, respectively.

CLARIENT

(A business within General Electric)

NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS

(all tabular amounts presented in thousands)

Additionally, the Business enters into long-term agreements with suppliers for the purchase of reagents (lab supplies). Minimum purchase obligations under these agreements are as follows:

At December 31, 2014
2015	$3,792
2016	1,586
2017	344
Thereafter	—

Total commitments	$5,722

The total spend by the Business for inventory purchases from their reagent vendors was $6.5 million, $9.0 million and $8.9 million in 2014, 2013 and 2012, respectively.

Legal Proceedings

From time to time the Business is engaged in legal proceedings in the ordinary course of business. A liability is recognized for any contingency that is probable of occurrence and reasonably estimable. The Business continually assesses the likelihood of adverse judgments of outcomes in these matters, as well as potential ranges of possible losses (taking into consideration any insurance recoveries), based on a careful analysis of each matter with the assistance of outside legal counsel and, if applicable, other experts. We do not believe any legal proceedings are material to our business.

Note 13 SUBSEQUENT EVENTS

We evaluated subsequent events for recognition or disclosure through September 25, 2015, the date the Combined Financial Statements were available to be issued.

During 2015 management began to consider strategic alternatives, including divesting the Business. Therefore, the value of the Business was reassessed as of June 30, 2015 with regard to expected future performance, market comparables and preliminary indications of price by a potential buyer. As a result, a partial goodwill impairment charge of $42.1 million was recorded in 2015. The process of determining the goodwill impairment charge is consistent with that described in these financial statements and involves estimates as of June 30, 2015. As of the date these financial statements were issued, there is no definitive agreement to divest the Business and, therefore, the estimated fair value of the Business used in determining the impairment charge may differ, possibly substantially, from the sales price should a divestiture eventually be culminated.

CLARIENT

(A business within General Electric)

Condensed Combined Carve-out Financial Statements

(Unaudited)

Periods Ended June 30, 2015 and 2014

Contents

Condensed Combined Carve-out Financial Statements

Condensed Combined Carve-out Balance Sheets	F-29
Condensed Combined Carve-out Statements of Operations	F-30
Condensed Combined Carve-out Changes in Net Parent Investment	F-31
Condensed Combined Carve-out Statements of Cash Flows	F-32
Notes to Condensed Combined Carve-out Financial Statements	F-33

CLARIENT

(A business within General Electric)

CONDENSED COMBINED CARVE-OUT BALANCE SHEETS

(DOLLARS IN THOUSANDS)

(Unaudited)

	June 30, 2015	December 31, 2014
Assets
Cash and cash equivalents	$1,368	$1,279
Trade accounts receivable, net of allowance of $38.5 million and $37.4 million in June 30, 2015 and December 31, 2014, respectively	33,987	38,834
Inventory	1,898	1,562
Prepaid & other current assets	8,885	8,717

Current Assets	46,138	50,392
Property, plant & equipment, net	26,357	30,924
Intangible assets, net	94,989	99,541
Goodwill	149,046	191,184

Non-current Assets	270,392	321,649

Total Assets	$316,530	$372,041

Liabilities & Net Parent Investment
Accounts payable	$6,978	$7,359
Debt—short-term	25,863	26,051
Other current liabilities and accrued expenses	5,655	8,508

Current Liabilities	38,496	41,918
Other liabilities	9,492	10,122

Non-current Liabilities	9,492	10,122

Total Liabilities	47,988	52,040

Net Parent Investment	268,542	320,001

Liabilities & Net Parent Investment	$316,530	$372,041

See accompanying notes to condensed combined carve-out financial statements.

CLARIENT

(A business within General Electric)

CONDENSED COMBINED CARVE-OUT STATEMENTS OF OPERATIONS

(DOLLARS IN THOUSANDS)

(Unaudited)

	Six Months Ended June 30,
	2015	2014
Net sales	$60,950	$60,882
Cost of services	43,780	42,453

Gross Margin	17,170	18,429
Operating Expenses:
General & administrative	12,848	14,716
Sales & marketing	8,394	10,356
Research & development	2,339	8,676
Impairment charges	42,138	—

Total Operating Expenses	65,719	33,748

Loss from Operations	(48,549)	(15,319)
Interest and other expenses	908	2,676
Loss before Income Taxes	(49,457)	(17,995)
Provision (Benefit) for income taxes	(6)	290

Net loss	$(49,451)	$(18,285)

See accompanying notes to condensed combined carve-out financial statements.

CLARIENT

(A business within General Electric)

CONDENSED COMBINED CARVE-OUT CHANGES IN NET PARENT INVESTMENT

(DOLLARS IN THOUSANDS)

(Unaudited)

Net Parent Investment
Balance at December 31, 2014	$320,001
Net loss	(49,451)
Net transfers to parent	(2,008)

Balance at June 30, 2015	$268,542

See accompanying notes to condensed combined carve-out financial statements.

CLARIENT

(A business within General Electric)

CONDENSED COMBINED CARVE-OUT STATEMENTS OF CASH FLOWS

(DOLLARS IN THOUSANDS)

(Unaudited)

	Six Months Ended June 30,
	2015	2014
Cash flows from operating activities
Net loss	$(49,451)	$(18,285)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	9,931	10,601
Losses on fixed assets disposals	60	602
Non-cash impairment charges	42,138	—
Non-cash interest expense	16	35
Changes in assets and liabilities:
Accounts receivable	4,847	(24)
Inventory	(336)	824
Prepaid and other assets	(168)	90
Accounts payable	(381)	(4,647)
Accrued and other liabilities	(3,095)	1,211

Net cash provided by operating activities	3,561	(9,593)

Cash flows from investing activities
Expenditures for property, plant and equipment	(981)	(1,821)

Net cash used for investing activities	(981)	(1,821)

Cash flows from financing activities
Transfer (to) from parent	(2,008)	13,645
Repayment of capital lease obligations	(483)	(950)

Net cash used for financing activities	(2,491)	12,695

Net increase in cash and cash equivalents	89	1,281
Cash and cash equivalents at beginning of period	1,279	56

Cash and cash equivalents at end of period	1,368	1,337

See accompanying notes to condensed combined carve-out financial statements.

CLARIENT

(A business within General Electric)

NOTES TO CONDENSED COMBINED CARVE-OUT FINANCIAL STATEMENTS

(Unaudited)

(all tabular amounts presented in thousands)

Note 1 ORGANIZATION, OPERATIONS AND BASIS OF PRESENTATION

The Clarient Business (“Clarient,” “the Business” or “we”) specializes in advanced oncology diagnostic services, as well as nucleic acid sequencing and other genomic services. Clarient is primarily located in Aliso Viejo, California and Houston, Texas. Clarient combines innovative technologies, clinically meaningful diagnostic tests, world-class pathology expertise and genomics capabilities to provide services that assess and characterize cancer for physicians treating their patients, as well as for biopharmaceutical companies in the process of clinically testing various therapies. We conducts the Business primarily through Clarient Diagnostic Services, Inc., a wholly owned subsidiary of Clarient, both of which is wholly owned indirectly by General Electric Company.

In the opinion of management, the accompanying Unaudited Condensed Combined Carve-out Financial Statements (the “Financial Statements” or “Unaudited Condensed Combined Financial Statements”) reflect all adjustments necessary to present fairly the financial position of Clarient at June 30, 2015 and the results of operations and cash flows for the six months ended June 30, 2015 and 2014. The results of operations for the six months ended June 30, 2015 should not necessarily be taken as indicative of the results of operations that may be expected for the entire year.

The financial statements as of June 30, 2015 should be read in conjunction with the Combined Financial Statements for the year ended December 31, 2014, which were issued on September 25, 2015.

These Unaudited Condensed Combined Financial Statements were prepared on a stand-alone basis derived from the consolidated financial statements and accounting records of GE. These Financial Statements reflect the combined historical results of operations, financial position and cash flows of Clarient, as they were historically managed, in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Note 2 RECENT ACCOUNTING PRONOUNCEMENTS

In April 2014, the FASB issued ASU No. 2014 -08, “Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360)” (“ASU No. 2014-08”). The amendments in ASU No. 2014-08 provide guidance for the recognition of discontinued operations, change the requirements for reporting discontinued operations in ASC No. 205-20, “Discontinued Operations” (“ASC No. 205-20”) and require additional disclosures about discontinued operations. ASU No. 2014-08 is effective on a prospective basis for interim reporting periods beginning July 1, 2015. Early adoption is permitted for disposals that have not been reported in financial statements previously issued or available for issuance. The Business adopted these provisions for our 2014 fiscal year. Adoption of the ASU did not have a material impact on the Financial Statements.

Note 3 RELATED PARTY TRANSACTIONS WITH GE

The Unaudited Condensed Combined Financial Statements have been prepared on a stand-alone basis and are derived from the consolidated financial statements and accounting records of GE.

GE provided certain services, such as legal, accounting, information technology, human resources and other infrastructure support, on behalf of the Business. The cost of these services has been allocated to the Business in proportion to revenues on a basis that the Business and GE consider to be a reasonable reflection of the benefits received by the Business. During the six months ended June 30, 2015 and 2014, Clarient was allocated $2.3

CLARIENT

(A business within General Electric)

NOTES TO CONDENSED COMBINED CARVE-OUT FINANCIAL STATEMENTS

(Unaudited)

(all tabular amounts presented in thousands)

million and $2.5 million, respectively, of general corporate expenses incurred by GE and these are included within Selling, general and administrative expenses in the Unaudited Condensed Combined Statements of Operations. As certain expenses reflected in the Financial Statements include allocations of corporate expenses from GE, these results could differ from those that would have resulted had Clarient operated independently of GE and its subsidiaries.

All significant intercompany transactions between the Business and GE have been included in the Financial Statements and are considered to be effectively settled for cash at the time the transaction is recorded. The total net effect of the settlement of these intercompany transactions is reflected in the Unaudited Condensed Combined Statements of Cash Flows as a financing activity and in the Unaudited Condensed Combined Balance Sheets as Net Parent Investment.

Clarient had payables due to GE Healthcare as of June 30, 2015 and December 31, 2014 of $1.7 million and $2.5 million, respectively, primarily related to payroll expenses for its direct employees. The payables are reported within Accounts payable in the Unaudited Condensed Combined Balance Sheets.

GE uses a centralized approach to cash management and financing of its operations. The majority of the Business’ cash is transferred to GE daily and GE funds its operating and investing activities as needed.

Net transfers to GE are included within Net Parent Investment on the Unaudited Condensed Combined Statements of Equity. The components of the net transfers to GE as of June 30, 2015 and June 30, 2014 are as follows:

	Six Months Ended June 30,
	2015	2014
Corporate allocations	2,302	2,508
Restructuring charges	—	396
MultiOmyx research & development	1,936	8,800
General activities	(6,246)	1,941

Net increase (decrease) in net parent investment	(2,008)	13,645

Note 4 RESTRUCTURING CHARGES

In the six months ended June 30, 2014, the Business recorded net restructuring charges of $2.5 million relating to the implementation of a more efficient cost structure. The net restructuring charges are recorded within general and administrative expenses and interest and other expenses, and consist of facility related costs of $1.3 million, $798 thousand of charges related to termination benefits and $396 thousand of termination benefits that were recorded by GE and have been reflected in the Unaudited Condensed Combined Financial Statements.

The Business did not recognize restructuring charges for the six months ended June 30, 2015.

	Employee termination benefits	Facility related costs	Total
Balance at December 31, 2014	$—	$1,126	$1,126

Additions	—	—	—
Payments	—	(1,126)	(1,126)

Balance at June 30, 2015	$—	$—	$—

CLARIENT

(A business within General Electric)

NOTES TO CONDENSED COMBINED CARVE-OUT FINANCIAL STATEMENTS

(Unaudited)

(all tabular amounts presented in thousands)

Note 5 INCOME TAXES

Due to continued operating losses and a valuation allowance previously established on deferred tax assets, the Company’s reported effective tax rate is significantly different than the statutory rate of 35%. In the first six months of 2014, taxes on earnings include a tax cost of $290 thousand related to current year earnings of Clarient Pathology Services and state tax. Taxes on earnings were not affected by any adjustments as a result of the resolution of uncertain tax positions pertaining to prior years. Taxes on earnings in the first six months of 2015 reflect a tax cost of $(6) thousand, primarily related to the current year loss of Clarient Pathology Services and state taxes.

Note 6 BAD DEBT AND ALLOWANCE FOR DOUBTFUL ACCOUNTS

The following is the six months ended June 30, 2015 summary of activity for the allowance for doubtful accounts:

Ending balance at December 31, 2014	$37,400
Bad debt expense	10,615
Write-offs	(9,547)

Ending balance at June 30, 2015	$38,468

Bad debt expense was $10.6 million and $14.3 million for the six months ended June 30, 2015 and six months ended June 30, 2014, respectively.

Note 7 PROPERTY, PLANT, AND EQUIPMENT, NET

Fixed Assets	June 30, 2015	December 31, 2014
Leasehold improvements	$9,730	$9,823
Computer & office equipment	8,777	8,653
Lab equipment	25,702	25,408
Misc. equipment	160	160
Capitalized software	10,267	9,381
Assets under construction	454	853

	55,090	54,278
Less: Accumulated depreciation & amortization	(28,733)	(23,354)

Property, plant, and equipment, net	$26,357	$30,924

Depreciation and amortization expense was $5.4 million and $5.2 million for the six months ended June 30, 2015 and six months ended June 30, 2014, respectively.

Note 8 VARIABLE INTEREST ENTITIES (VIEs)

The Business evaluates its relationships with other entities to identify whether they are variable interest entities as defined by Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 810-10, “Consolidation” (“ASC 810-10”) and whether the Business is the primary beneficiary. Consolidation is required if both of these criteria are met. The Business has two investments which qualify as variable interest entities.

CLARIENT

(A business within General Electric)

NOTES TO CONDENSED COMBINED CARVE-OUT FINANCIAL STATEMENTS

(Unaudited)

(all tabular amounts presented in thousands)

Clarient Pathology Services, Inc. (CPS)—California prohibits general corporations from engaging in the practice of medicine pursuant to both statutory and common law principles commonly known as the Corporate Practice of Medicine Doctrine (“CPMD”). In general, the CPMD prohibits non-professional corporations from employing physicians and certain other healthcare professionals who provide professional medical services. All of the Business’ pathology services are provided by, or are under the supervision of, Clarient Pathology Services, Inc. (“CPS”) under a long-term, exclusive Professional Services Agreement by and between the Business and CPS. The Business’ Chief Medical Officer (“CMO”) is the sole stockholder and president of CPS.

The Business is responsible for performing a variety of non-medical administrative services for CPS, as required under the Professional Services Agreement. The Business bills and collects for the pathology services provided by CPS. The Business in turn pays CPS a monthly professional services fee equal to the aggregate of all estimated CPS physician salaries and benefits, and all other operating costs of CPS.

The Business consolidates CPS as it determined that it is the primary beneficiary of CPS based on the Business’ ability to direct the activities that most significantly impact the economic performance of CPS. The results and balances of CPS are not material to any period presented.

GE Clarient Diagnostic Services, Ltd.—In January 2013 the Business entered into a Lab Services Agreement with the Saudi Arabian National Guard Health Affairs, with the purpose of establishing a diagnostic testing laboratory in Saudi Arabia. The Business consolidates GE Clarient Diagnostics Services, Ltd. as it determined that it is the primary beneficiary of GE Clarient Diagnostics Services, Ltd. based on the Business’ ability to direct the activities that most significantly impact the economic performance of GE Clarient Diagnostics Services, Ltd. The results and balances of GE Clarient Diagnostics Services, Ltd. are not material to any period presented.

Note 9 EQUIPMENT FINANCING

The Business also has a number of active laboratory equipment and office equipment leases (capital and operating) with various providers.

The Business’ capital lease obligations as of June 30, 2015 are as follows:

2015	$472
2016	430
2017	104

Subtotal	1,006
Less: interest	(19)

Total	987
Less: current obligation	(791)

Capital lease obligations, long-term portion	$196

CLARIENT

(A business within General Electric)

NOTES TO CONDENSED COMBINED CARVE-OUT FINANCIAL STATEMENTS

(Unaudited)

(all tabular amounts presented in thousands)

Note 10 GOODWILL AND OTHER INTANGIBLE ASSETS

Definite-lived intangible assets

The carrying value of the Business’ amortizable intangible assets and related accumulated amortization were as follows:

		June 30, 2015			December 31, 2014
Intangible Asset	Estimated Useful Lives	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Developed technology	8 years	$11,700	$6,608	$5,092	$11,700	$5,886	$5,814
Physician network	20 years	102,000	23,076	78,924	102,000	20,526	81,474
Customer relationships	11 years	12,800	3,782	9,018	12,800	3,200	9,600
Other	3-9 years	13,600	11,645	1,955	13,600	10,947	2,653

Total Intangible Assets		$140,100	$45,111	$94,989	$140,100	$40,559	$99,541

The Business amortizes intangibles over their estimated useful lives using the straight-line method. Amortization expense was $4.5 million and $5.4 million for the six months ended June 30, 2015 and June 30, 2014, respectively. The estimated aggregated amortization expense for all amortizable intangibles for each of the five succeeding years ending December 2019 and thereafter is as follows:

2015	$4,378
2016	8,053
2017	7,993
2018	7,957
2019	6,530
Thereafter	60,078

Total	$94,989

Such conclusions are based upon significant management judgments and estimates inherent in the operating plan and associated cash flow projections, including assumptions pertaining to net revenue growth, expense trends, and working capital management. Accordingly, changes in circumstances or assumptions could adversely impact the results of the Business’ long-lived asset impairment test.

Goodwill

The changes in carrying value of goodwill are as follows:

Balance at December 31, 2014	$191,184
Impairment	(42,138)

Balance at June 30, 2015	$149,046

We review the recoverability of our goodwill as of June 30th of each year. In assessing goodwill for impairment, the Business has the option to first perform a qualitative assessment to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a

CLARIENT

(A business within General Electric)

NOTES TO CONDENSED COMBINED CARVE-OUT FINANCIAL STATEMENTS

(Unaudited)

(all tabular amounts presented in thousands)

reporting unit is less than its carrying amount. If the Business determines that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, the Business is not required to perform any additional tests in assessing goodwill for impairment. However, if the Business concludes otherwise or elects not to perform the qualitative assessment, then it is required to perform the first step of a two-step impairment review process.

When a two-step impairment test is elected or required, we compare the estimated fair value at the reporting unit level with the respective carrying amount of the reporting unit. The estimates of fair value are determined using a combination of valuation techniques, primarily by an income-based approach using a discounted cash flow analysis and supplemented by a market-based approach.

A discounted cash flow analysis requires the use of various assumptions, including expectations of future cash flows, growth rates, discount rates and tax rates in developing the present value of future cash flow projections. Changes in assumptions or estimates could materially affect the determination of the fair value of a reporting unit, and therefore could affect the amount of potential impairment. The following assumptions are significant to our discounted cash flow analysis:

•	Business projections—expected future cash flows and growth rates are based on assumptions about the level of business activity in the marketplace as well as applicable cost levels that drive our budget and business plans. Actual results of operations, cash flows and other factors will likely differ from the estimates used in our valuation, and it is possible that differences and changes could be material. A deterioration in profitability or adverse market conditions could have a significant impact on the estimated fair value of a reporting unit and could result in an impairment charge in the future.

•	Long-term growth rates—the assumed long-term growth rate represents the expected rate at which our earnings stream, beyond that of the budget and business plan period, is projected to grow. These rates are used to calculate the terminal value, or value at the end of the future earnings stream and are added to the cash flows projected for the budget and business plan period. The long-term growth rate is influenced by general market conditions as well as factors specific to the business.

•	Discount rates—combined future cash flows are discounted at a rate that is consistent with a weighted-average cost of capital that is likely to be used by market participants. The weighted-average cost of capital is our estimate of the overall after-tax rate of return required by equity and debt holders of a business enterprise. The discount rate is influenced by general market conditions as well as factors specific to the business.

We also considered a market-based approach in estimating the fair value of a reporting unit. The market-based approach utilizes available market comparisons such as indicative industry revenue and earnings multiples as well as recent comparable transactions.

No impairment was recorded as a result of the Business’ annual impairment test in fiscal 2014 as the reporting unit exceeded its carrying value by approximately 6.4%.

During 2015 management began to consider strategic alternatives, including divesting the Business. Therefore, the value of the Business was reassessed as of June 30, 2015 with regard to expected future performance, market comparables and preliminary indications of price by a potential buyer. As a result, an impairment charge of $42.1 million was recorded during the six months ended 2015.

CLARIENT

(A business within General Electric)

NOTES TO CONDENSED COMBINED CARVE-OUT FINANCIAL STATEMENTS

(Unaudited)

(all tabular amounts presented in thousands)

Note 11 SIGNIFICANT RISKS AND UNCERTAINTIES

Regulation and Third Party Payor Reimbursement Rates

Our reimbursement from Medicare accounted for approximately 6% of our net revenue for the six months ended June 30, 2015. The Medicare program and state Medicaid programs impose extensive and detailed requirements on diagnostic services providers, including, but not limited to, rules that govern how we structure our relationships with physicians, how and when we submit reimbursement claims, and how we provide our specialized diagnostic services. Our failure to comply with applicable Medicare, Medicaid, and other governmental payor rules could result in our inability to participate in a governmental payor program, our returning of funds already paid to us, civil monetary penalties, criminal penalties, and/or limitations on the operational function of our laboratory. If we were unable to receive reimbursement under a governmental payor program, a substantial portion of our net revenue would be lost, which would adversely affect our results of operations and financial condition.

Credit Risk

Credit risk with respect to the Business’ accounts receivable is generally diversified due to the large number of payors that comprise its customer base. The Business has significant receivable balances with government payors, health insurance carriers, health care institutions, biopharmaceutical companies, and patients. The Business’ receivable balances are not supported by collateral.

The laboratory services industry faces challenging billing and collection procedures. The cash realization cycle for certain governmental and managed care payors can be lengthy and may involve denial, appeal, and adjudication processes. Collection of governmental, private health insurer, and client receivables are generally a function of providing complete and accurate billing information to such parties within the various filing deadlines. Receivables due from clients and patients, in particular, are generally subject to increased credit risk as compared to the Business’ other payors, due to the clients’ and patients’ credit worthiness or inability to pay.

The percentage of the Business’ gross accounts receivable of $72.5 million and $76.2 million as of June 30, 2015 and December 31, 2014, respectively, by primary payor class is as follows:

	June 30, 2015	Years ended December 31, 2014
Governmental (Medicare and Medicaid)	17%	19%
Private health insurers	48%	43%
Clients (pathologists, hospitals, clinics, and biopharmaceutical companies)	21%	24%
Patient	6%	8%
Unbilled	8%	6%

Total	100%	100%

As of June 30, 2015, the Business maintained an allowance for doubtful accounts of $38.5 million. The allowance for doubtful accounts is an estimate that involves considerable professional judgment. As such, the Business’ actual collection of its June 30, 2015 accounts receivable may materially differ from management’s estimate for reasons including, but not limited to: customer mix, concentration of customers within the healthcare sector, and the general downturn in the United States economy.

CLARIENT

(A business within General Electric)

NOTES TO CONDENSED COMBINED CARVE-OUT FINANCIAL STATEMENTS

(Unaudited)

(all tabular amounts presented in thousands)

Note 12 COMMITMENTS AND CONTINGENCIES

Operating Leases

The Business has a number of active laboratory equipment and office equipment leases (capital and operating) with various providers as of June 30, 2015. See Note 9 for a table of the Business’ capital lease obligations as of June 30, 2015. Future minimum lease payments under operating leases having an initial or remaining non-cancellable lease terms in excess of one year are as follows:

At June 30, 2015
2015	$1,060
2016	2,155
2017	1,981
2018	1,710
2019	1,757
Thereafter	1,800

Total commitments	$10,463

Rent expense for the six months ended June 30, 2015 and June 30, 2014 was approximately $1.0 million and $1.4 million, respectively.

Additionally, the Business enters into long-term agreements with suppliers for the purchase of reagents (lab supplies). Minimum purchase obligations under these agreements are as follows:

At June 30, 2015
2015	$1,673
2016	1,586
2017	345
Thereafter	—

Total commitments	$3,604

The business met the minimum purchase obligations under all periods presented.

Legal Proceedings

From time to time the Business is engaged in legal proceedings in the ordinary course of business. A liability is recognized for any contingency that is probable of occurrence and reasonably estimable. The Business continually assesses the likelihood of adverse judgments of outcomes in these matters, as well as potential ranges of possible losses (taking into consideration any insurance recoveries), based on a careful analysis of each matter with the assistance of outside legal counsel and, if applicable, other experts. We do not believe any legal proceedings are material to our business.

Note 13 SUBSEQUENT EVENTS

We evaluated subsequent events for recognition or disclosure through October 7, 2015, the date the Unaudited Condensed Combined Financial Statements were available to be issued.

Annex A

STOCK PURCHASE AGREEMENT

dated as of October 20, 2015

by and among

GE Medical Holding AB, as Seller,

NeoGenomics Laboratories, Inc., as Buyer,

and

NeoGenomics, Inc., as Parent

A-i

(continued)

A-ii

(continued)

A-iii

(continued)

A-iv

(continued)

A-v

EXHIBITS

Exhibit A	Definitions
Exhibit B	Voting Agreements
Exhibit C	Lockup Agreements
Exhibit D	Commitment Letters
Exhibit E	MultiOmyx License Agreement
Exhibit F	Transition Services Agreement
Exhibit G	Investor Board Rights, Lock-up & Standstill Agreement
Exhibit H	Registration Rights Agreement
Exhibit I	Employee Matters
Exhibit J	Certificate of Designation
Exhibit K	Form of Legal Opinion
Exhibit L	Sample Net Working Capital Statement
Exhibit M	Form of Trademark License Agreement

SCHEDULES

[Disclosure schedules to be listed]

A-vi

This STOCK PURCHASE AGREEMENT, dated as of October 20, 2015 (the “Agreement Date”), is made by and among GE Medical Holding AB, a private limited company (privat aktiebolag) organized under the laws of the Kingdom of Sweden (Reg. No. 556648-9315) (“Seller”), NeoGenomics Laboratories, Inc., a Florida corporation (“Buyer”) and NeoGenomics, Inc., a Nevada corporation (“Parent” and collectively with Buyer and Seller, the “Parties” and each individually, a “Party”).

PRELIMINARY STATEMENTS

A. Seller owns all issued and outstanding shares of common stock (the “Shares”) of Clarient, Inc., a Delaware corporation (“Company”), which such Shares constitute the only issued and outstanding Equity Interests of Company.

B. Company owns all issued and outstanding shares of common stock of Clarient Diagnostic Services, Inc., a Delaware corporation (“Company Subsidiary”), which such shares constitute the only issued and outstanding Equity Interests of Company Subsidiary.

C. Company and Company Subsidiary are engaged in the business of providing cancer genetic and molecular laboratory testing services, including, but not limited to, cytogenetics, flow cytometry, fluorescence in-situ hybridization (FISH) morphological studies, immunohistochemistry and molecular testing, to hematologists, oncologists, urologists, pathologists, hospitals, medical reference laboratories, clinical research organizations, and pharmaceutical companies (the “Business”).

D. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Shares, on the terms and subject to the conditions set forth in this Agreement.

E. All of the issued and outstanding Equity Interests of Buyer are owned by Parent.

F. In order to induce Seller to enter into the Transaction Agreements and to consummate the Transactions and in consideration thereof, (i) Parent has agreed to guaranty all obligations of Buyer under the Transaction Agreements and in relation to the Transactions and enter into the Parent Transaction Agreements and (ii) Buyer has agreed to enter into the Buyer Transaction Agreements.

G. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Seller’s willingness to enter into this Agreement, all executive officers and directors of Parent are entering into Voting Agreements in the form attached as Exhibit B hereto (the “Voting Agreements”) pursuant to which those stockholders, among other things, will agree to vote all securities in Parent beneficially owned by them in favor of the Proposals.

H. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Seller’s willingness to enter into this Agreement, Parent’s Chief Executive Officer and its Executive Vice President—Finance are each entering into a Lockup Agreement in the form attached as Exhibit C hereto (the “Lockup Agreement”) pursuant to which, among other things, each will agree to not sell any of their shares of Parent’s common stock, par value $0.001 per share (“Common Stock”) or any other equity securities of Parent, in each case as set forth therein.

I. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Buyer’s willingness to enter into this Agreement and issue the Stock Consideration, Seller is entering into an Investor Board Rights, Lock-up & Standstill Agreement in the form attached as Exhibit G.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Certain Defined Terms. Capitalized terms used in this Agreement (including in the Preliminary Statements above and in the Schedules and Exhibits attached hereto) that are not defined herein have the meanings specified in Exhibit A.

ARTICLE II

PURCHASE AND SALE; CLOSING

Section 2.01 Purchase and Sale of the Shares. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Buyer, free and clear of any and all Liens (except Liens under applicable securities Laws), and Buyer shall purchase, acquire and accept from Seller, all of Seller’s right, title and interest in and to the Shares.

Section 2.02 Closing. The closing of the sale and purchase of the Shares (the “Closing”) shall take place at the offices of Paul Hastings LLP, 71 South Wacker Drive, Suite 4500, Chicago, IL 60606 at 9:00 a.m. (Central time) on the date that is three (3) Business Days after the satisfaction or written waiver (to the extent permitted by applicable Law) of the Closing Conditions in accordance with Article X (other than those Closing Conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those Closing Conditions at such time), or on such other date or at such other time or place as the Parties may agree in writing. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. For all purposes under this Agreement and each other Transaction Agreement, (a) all matters at the Closing will be considered to take place simultaneously and (b) the Closing shall be deemed effective as of the Effective Time.

ARTICLE III

PURCHASE PRICE

Section 3.01 Purchase Price. The aggregate amount of consideration to be paid by Buyer to Seller or Seller’s designees for the sale of all of the Shares (the “Purchase Price”), subject to the terms of this Agreement, shall consist of (a) an amount in cash equal to the sum of (i) $80,000,000 (the “Base Cash Purchase Price”), plus (ii) the Final Working Capital Increase (if any), less (iii) the Final Working Capital Decrease (if any), plus (iv) the amount of Final Cash (as defined below), if any, minus (v) the amount of Final Indebtedness (as defined below), if any, (b) 15,000,000 shares of Common Stock (the “Parent Common Stock”) and (c) 14,666,667 shares of Preferred Stock, as may be adjusted by the Cash Purchase Price Increase Amount (the “Parent Preferred Stock” and together with the Parent Common Stock, the “Stock Consideration”). The issuance of the Parent Common Stock and the Parent Preferred Stock hereunder is defined as the “Stock Issuance”). Notwithstanding the foregoing, Buyer shall have the right, but not the obligation, to increase the amount of the Base Cash Purchase Price by an amount of up to $110,000,000 (the amount of any such increase, the “Cash Purchase Price Increase Amount”), by delivering an irrevocable written notice to Seller no later than two (2) Business Days prior to the Closing Date of the Cash Purchase Price Increase Amount, and make a corresponding reduction in the number of shares of Parent Preferred Stock to be issued to Seller as part of the Stock Consideration, which reduction shall be calculated by dividing the Cash Purchase Price Increase Amount by $7.50, but only if the Cash Purchase Price Increase Amount is financed from Buyer’s cash-on-hand as of the Closing or the proceeds of a Permitted Financing (if any).

Section 3.02 Payments at Closing. At the Closing, Buyer shall (a) pay to Seller or Seller’s designees, by wire transfer of immediately available funds to the Seller Account, the sum of the following (the “Closing Cash Payment”): (i) the Base Cash Purchase Price, (ii) the Cash Purchase Price Increase Amount (if any), plus (iii) the Estimated Working Capital Increase (if any), less (iv) the Estimated Working Capital Decrease (if any), plus (v) the amount of Estimated Cash (if any), minus (vi) the amount of the Estimated Indebtedness (if any), and (b) issue and deliver to Seller, the Stock Consideration.

Section 3.03 Certain Closing Deliverables. At the Closing, (a) Seller shall deliver or cause to be delivered to Buyer each item set forth on Schedule 3.03(a) and (b) Buyer and Parent shall deliver or cause to be delivered to Seller each item set forth on Schedule 3.03(b).

Section 3.04 Closing Statement. No fewer than five (5) Business Days before the Closing Date, Seller shall prepare and deliver to Buyer a closing statement (the “Closing Statement”), which shall include (a) the Estimated Working Capital Statement prepared in accordance with the Sample Net Working Capital Statement and (b) a good faith estimate of the amount of (i) Cash (the “Estimated Cash”) and (ii) Indebtedness (the “Estimated Indebtedness”), in each case as of the Effective Time.

Section 3.05 Proposed Statement.

(a) Within ninety (90) days after the Closing Date, Buyer shall provide to Seller a statement (the “Proposed Statement”), which will include (a) the Proposed Working Capital Statement and (b) the amount of (i) Cash (the “Proposed Cash”) and (ii) Indebtedness the (“Proposed Indebtedness”), in each case as of the Effective Time (which shall be calculated prior to the application of any payment made under Section 3.02).

(b) Seller shall have sixty (60) days (the “Review Period”) after Buyer’s delivery of the Proposed Statement to review the same. During the Review Period, Buyer and Parent shall (and shall cause their respective Affiliates and Representatives to) provide Seller and its Representatives with full access to Parent’s and Buyer’s work papers and all books and records of Parent and Buyer and their respective Affiliates (including, after the Closing, Company and Company Subsidiary) used in or pertaining to Buyer’s review of the Proposed Statement, and the work papers of Parent’s and Buyer’s accountants relating to the review of the Proposed Statement, and Parent and Buyer shall promptly, and in any event within such time frame as reasonably required by Seller, make available the individuals in their and their respective Affiliates’ or Representatives’ employ as well as Representatives of their independent accountants responsible for and knowledgeable about the information used in or pertaining to the preparation of the Proposed Statement, to respond to the reasonable inquiries of, or requests for information by, Seller or its Representatives. The Parties agree that the Review Period shall be extended on a day-for-day basis for any period in which either of Parent or Buyer does not provide the access and/or information required by the preceding sentence. Each of Parent and Buyer agree that, following the Closing through the date that the Final Statement becomes conclusive and binding upon the Parties in accordance with this Article III, they will not (and will cause their respective Affiliates not to) take any actions with respect to any books, records, policies or procedures on which the Proposed Statement is based or on which the Final Statement is to be based that are inconsistent with GAAP or that would impede or materially delay the determination of the amount of Final Working Capital, Final Cash or Final Indebtedness or the preparation of the Dispute Notice or the Final Statement in the manner and utilizing the methods required by this Agreement.

(c) If Seller disputes any item set forth in the Proposed Statement, Seller shall, during the Review Period, deliver written notice to Buyer of the same, specifying in reasonable detail the basis for such dispute and Seller’s proposed modifications to the Proposed Working Capital Statement, Proposed Cash or Proposed Indebtedness (such notice, the “Dispute Notice”). During the thirty (30)-day period immediately following Seller’s delivery of a Dispute Notice (the “Resolution Period”), Buyer and Seller shall negotiate in good faith to reach an agreement as to any matters identified in such Dispute Notice as being in dispute, and, to the extent such matters are so resolved within the Resolution Period, then the Proposed Statement as revised to incorporate such changes as have been agreed between Buyer and Seller shall be conclusive and binding upon all Parties as the

Final Statement. If Seller fails to notify Buyer of any disputes within the Review Period relating to the Proposed Working Capital Statement, Proposed Cash or Proposed Indebtedness, then the Proposed Working Capital Statement, Proposed Cash and Proposed Indebtedness shall be conclusive and binding upon all Parties as the Final Working Capital Statement, Final Cash and Final Indebtedness at the end of the Review Period.

(d) If Buyer and Seller fail to resolve all such matters in dispute within the Resolution Period, then (subject to the last sentence of Section 3.05(d)) any matters identified in such Dispute Notice that remain in dispute following the expiration of the Resolution Period shall be finally and conclusively determined by PricewaterhouseCoopers LLP (“PwC”), or if PwC is unable or unwilling to serve in such capacity, Grant Thornton LLP (“Grant Thornton”) (and if both PwC and Grant Thornton are unable or unwilling to serve in such capacity, such other globally recognized accounting firm as shall be agreed upon in writing by Seller and Buyer) (each, as applicable, the “Independent Accounting Firm”).

(e) Seller and Buyer shall instruct the Independent Accounting Firm to promptly, but no later than thirty (30) days after its acceptance of its appointment, determine (it being understood that in making such determination, the Independent Accounting Firm shall be functioning as an expert and not as an arbitrator), based solely on written presentations of Buyer and Seller submitted to the Independent Accounting Firm and not by independent review, only those matters in dispute and will render a written report setting forth its determination as to the disputed matters and the resulting calculations of Final Working Capital, the Final Working Capital Increase (if any), the Final Working Capital Decrease (if any), Final Cash, Final Indebtedness and the Post-Closing Adjustment (if any), which report and calculations will be conclusive and binding upon all Parties absent manifest mathematical error. A copy of all materials submitted to the Independent Accounting Firm pursuant to the immediately preceding sentence shall be provided by Seller or Buyer, as applicable, to the other Party concurrently with the submission thereof to the Independent Accounting Firm. In resolving any disputed item, the Independent Accounting Firm (i) shall be bound by the provisions of this Section 3.05(d) and Section 3.07 and (ii) may not assign a value to any item greater than the greatest value for such item claimed by Buyer or Seller, or less than the smallest value for such item claimed by Buyer or Seller. If, before the Independent Accounting Firm renders its determination with respect to the disputed items in accordance with this Section 3.05(d), (x) Seller notifies Buyer in writing of its agreement with any items in the Proposed Statement or (y) Buyer notifies Seller in writing of its agreement with any items in the Estimated Statement, then in each case such items as so agreed will be conclusive and binding on all Parties immediately upon such notice.

(f) The fees and expenses of the Independent Accounting Firm shall be borne by the Party whose aggregate position with respect to Final Working Capital, Final Indebtedness and Final Cash is further from the aggregate position of the same amounts as determined by the Independent Accounting Firm pursuant to Section 3.5(e) or, if the aggregate position of each Party with respect to such amounts are equidistant from the aggregate position of the same amounts as determined by the Independent Accounting Firm pursuant to Section 3.5(e), then the fees and expenses of the Independent Accounting Firm shall be borne equally by the Parties.

Section 3.06 Post-Closing Adjustment. If the Post-Closing Adjustment is a positive amount, Buyer shall pay an amount equal to the Post-Closing Adjustment to Seller. If the Post-Closing Adjustment is a negative amount, Seller shall repay an amount equal to the absolute value of the Post-Closing Adjustment to Buyer. Any payment due under this Section 3.06 shall be paid by wire transfer of immediately available funds to the Seller Account or the Buyer Account, as applicable, within ten (10) days after the date on which the Final Working Capital Statement becomes conclusive and binding on the Parties in accordance with the provisions of Section 3.05, and, if not paid within such period, shall bear interest at the Interest Rate. All computations of interest shall be made in accordance with Section 13.18.

Section 3.07 Certain Calculation Principles. Each Net Working Capital Statement shall be (a) in a format substantially similar to the Sample Net Working Capital Statement; (b) prepared and determined from the books and records of Company and Company Subsidiary and in accordance with the Sample Net Working Capital

Statement, and (c) consistent with the provisions of this Agreement relating to the Parties’ respective rights and obligations for the payment or reimbursement of costs and expenses. Each of the Estimated Cash, Estimated Indebtedness, Proposed Cash, Proposed Indebtedness, Final Cash and Final Indebtedness shall be (i) estimated and determined from the books and records of Company and Company Subsidiary, and (ii) consistent with the provisions of Section 13.02.

Section 3.08 Seller’s Retention of Certain Assets of Company. The Parties agree that those assets and other items listed on Schedule 3.08, and all right, title and interest thereto shall remain the sole and exclusive property of Seller or its Affiliates and shall not be sold, transferred or conveyed to Buyer or Parent or any of their respective Affiliates pursuant to any Transaction Agreement or in connection with the Transactions.

Section 3.09 Withholding. Notwithstanding any other provision in this Agreement to the contrary but subject to the remainder of this Section 3.09, Parent or Buyer, as the case may be, shall be entitled to deduct and withhold from the Purchase Price otherwise deliverable to Seller pursuant to this Agreement, such amounts as Parent or Buyer, as the case may be, is required to deduct and withhold with respect to the making of such payment under applicable Tax Law. If, in connection with the Closing, Seller provides to Buyer a certificate under Section 1445(b)(2) of the Code and the applicable Treasury Regulations thereunder in form and substance reasonably satisfactory to Buyer, then neither Parent nor Buyer shall be entitled to deduct and withhold pursuant to this Section 3.09 from any amounts payable to Seller unless (i) such withholding is the result of a change in Law following the date of this Agreement, (ii) Buyer provides Seller with written notice of its intent to make such withholding or deduction at least two (2) Business Days prior to payment of such amounts and (iii) Seller consents in writing to such withholding or deduction prior to such withholding or deduction being made, which consent shall not be unreasonably conditioned, delayed or withheld. To the extent that amounts are so withheld and timely and properly paid over to the proper Government Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Seller.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer that:

Section 4.01 Incorporation and Qualification of Company and Company Subsidiary. Company and Company Subsidiary are each a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Company and Company Subsidiary each has the corporate power and authority to own, manage, lease and hold its Assets and to operate the Business as and where such Assets are presently located and such Business is now conducted. Neither the character of the Assets nor the nature of the Business requires Company or Company Subsidiary to be duly qualified to do business as a foreign corporation in any jurisdiction outside those identified in Schedule 4.01, except where the failure to be so qualified would not, individually or in the aggregate, have a Company Material Adverse Effect. Company and Company Subsidiary are each qualified as a foreign corporation and is in good standing in each jurisdiction listed with respect to Company or Company Subsidiary, as applicable, in Schedule 4.01.

Section 4.02 Capital Structure of Company and Company Subsidiary.

(a) The authorized equity and capital stock of Company consists of (A) 150,000,000 shares of common stock, par value $0.01 per share, of which 100 shares are issued and outstanding and constitute the Shares, and (B) 8,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued and outstanding. Seller owns all of the Shares beneficially and of record, free and clear of all Liens, except (i) any Lien arising out of, under or in connection with the Securities Act or any other applicable securities Laws; (ii) any Lien arising out of, under or in connection with this Agreement or any other Transaction Agreement; or (iii) any Lien created by or through, or resulting from any facts or circumstances relating to, Buyer, Parent or their respective Affiliates, and no Equity Interests are held in Company’s treasury. All of the Shares have been duly authorized and validly issued, are fully paid and non-assessable and were not issued in violation of (i) any preemptive or other rights of any Person to acquire securities of Company, or (ii) any applicable federal or state securities laws, and the rules and regulations promulgated thereunder. There are no options, subscriptions, warrants, calls, or rights of conversion or other similar rights (preemptive or otherwise), agreements, arrangements or commitments obligating Company to issue or sell any shares of its capital stock, other Equity Interests or securities convertible into or exchangeable for its shares or other Equity Interests or any shares or other Equity Interests of Company, other than as provided in this Agreement. There are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Shares or other Equity Interests of Company.

(b) Company owns, free and clear of any and all Liens (except Liens under applicable securities Laws), all of the issued and outstanding equity and capital stock of Company Subsidiary, and Company does not own, directly or indirectly, any other outstanding securities or other Equity Interests in, any other Person.

(c) The authorized equity and capital stock of Company Subsidiary consists solely of 1,000 shares of common stock, par value $0.01 per share (the “Company Subsidiary Common Stock”), of which 1,000 shares are issued and outstanding. Company owns all of the Company Subsidiary Common Stock beneficially and of record, free and clear of all Liens, except (i) any Lien arising out of, under or in connection with the Securities Act or any other applicable securities Laws; (ii) any Lien arising out of, under or in connection with this Agreement or any other Transaction Agreement; or (iii) any Lien created by or through, or resulting from any facts or circumstances relating to, Buyer, Parent or their respective Affiliates, and no Equity Interests are held in Company Subsidiary’s treasury. All of the shares of Company Subsidiary Common Stock have been duly authorized and validly issued, are fully paid and non-assessable and were not issued in violation of (i) any preemptive or other rights of any Person to acquire securities of Company Subsidiary, or (ii) any applicable federal or state securities laws, and the rules and regulations promulgated thereunder. There are no options, subscriptions, warrants, calls, or rights of conversion or other similar rights (preemptive or otherwise), agreements, arrangements or commitments obligating Company Subsidiary to issue or sell any shares of its capital stock, other Equity Interests or securities convertible into or exchangeable for its shares or other Equity Interests or any shares or other Equity Interests of Company Subsidiary, other than as provided in this Agreement. There are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Company Subsidiary Common Stock or other Equity Interests of Company Subsidiary.

(d) Company Subsidiary does not own, directly or indirectly, any outstanding securities or other Equity Interests in, any other Person.

(e) A copy of Company’s and Company Subsidiary’s certificate of incorporation and bylaws, current as of the Agreement Date, have been provided to Buyer, and each such copy is true, accurate and complete and reflects all amendments made through the Agreement Date.

Section 4.03 Incorporation and Authority of Seller; Enforceability. Seller is a private limited company (privat aktiebolag) duly organized and validly existing under the Laws of the Kingdom of Sweden. Seller has the corporate power and authority to operate its business as now conducted. Seller has the requisite corporate power to execute, deliver and perform its obligations under the Seller Transaction Agreements (including the consummation of the Seller Transactions). The execution, delivery and performance by Seller of the Seller Transaction Agreements have been duly and validly authorized by all requisite corporate action on the part of Seller and no other proceedings on the part of the Seller, Company or Company Subsidiary are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been, and upon execution and delivery thereof, the other Seller Transaction Agreements will be, duly executed and delivered by Seller, and (assuming due authorization, execution and delivery thereof by the other parties hereto and thereto) this Agreement constitutes, and upon execution and delivery thereof, the other Seller Transaction

Agreements will constitute, legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.

Section 4.04 No Conflict. Provided that all Consents contemplated by Section 4.05 have been obtained or taken, except as set forth on Schedule 4.04, and except (a) as may result from any facts or circumstances relating to Parent, Buyer or their respective Affiliates or (b) in the case of clauses (ii) and (iii) below, for any such conflicts, violations, breaches, defaults, rights or Liens as would not reasonably be expected to have a Company Material Adverse Effect and would not materially impair or delay the ability of Seller to consummate the Seller Transactions or otherwise perform its obligations under the Seller Transaction Agreements, the execution, delivery and performance by Seller of the Seller Transaction Agreements do not and will not:

(i) violate or conflict with the certificate or articles of incorporation or bylaws or similar organizational documents of Seller, Company or Company Subsidiary;

(ii) conflict with or violate any Law or Order applicable to Seller, Company, Company Subsidiary or the Business; or

(iii) result in any breach of, or constitute a default under, or give to any Person any right to terminate, amend, accelerate or cancel, or result in the creation of any Lien (other than a Permitted Lien) on the Shares or any Asset pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument to which Company or Company Subsidiary is a party or by which the Shares or the Assets are bound.

Section 4.05 Consents and Approvals. The execution, delivery and performance by Seller of the Seller Transaction Agreements do not and will not require any Consent, waiver or other action by, or any filing with or notification to, any Government Authority by or with respect to Seller, Company or Company Subsidiary, except (a) in connection with applicable filing, notification, waiting period or approval requirements under applicable Antitrust Laws, (b) where the failure to obtain such Consent or waiver, or to take such action or make such filing or notification would not reasonably be expected to have a Company Material Adverse Effect and would not impair or delay the ability of Seller to consummate the Seller Transactions or otherwise perform its obligations under the Seller Transaction Agreements, in each case, in any material respect, and (c) as may be necessary as a result of any facts or circumstances relating to Buyer, Parent or their respective Affiliates. Since January 1, 2012, all actions of Company or Company Subsidiary that have required the approval of the respective board of directors or stockholder of Company or Company Subsidiary have been so approved or ratified as of the Agreement Date.

Section 4.06 Financial Information; Absence of Undisclosed Liabilities.

(a) Schedule 4.06(a) sets forth: (i) the audited (A) combined statements of operations and (B) combined statements of cash flows of Company for the fiscal years ended December 31, 2012, 2013 and 2014; (ii) the audited combined balance sheets of Company as of December 31, 2013 and 2014 (the financial statements referred to in the foregoing clauses (i) and (ii) are collectively referred to herein as the “Audited Financial Statements”); (iii) the unaudited (A) combined balance sheet of Company as of June 30, 2015 (the “Balance Sheet”) and (B) combined statement of operations and statement of cash flows of Company for the six (6) month period ended June 30, 2015 (the financial statements referred to in the foregoing clause (iv) are collectively referred to herein as the “Unaudited Interim Financial Statements”, and collectively with the financial statements referred to in the foregoing clause (iii) and the Audited Financial Statements, the “Financial Statements”); and (v) any management letters relating to the Audited Financial Statements received by Company from the auditors. The Financial Statements have been prepared on a carve out basis in accordance with GAAP and in all material respects present fairly in accordance with GAAP the combined financial condition and the combined statements of operations and cash flows of Company as of their respective dates and for their respective periods, except (I) as may be stated in the notes thereto and (II) that the Unaudited Interim Financial Statements are subject to year-end adjustments and lack the footnote disclosure otherwise required by GAAP.

(b) Other than (i) as set forth in the Financial Statements, (ii) Liabilities for Taxes, (iii) Liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2014 and (iv) Liabilities that would not reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of Seller, Company and Company Subsidiary do not have any Liabilities including, but not limited to, Liabilities for violation of Laws, Liabilities for overbilling Government Programs or third party payors for Services, breach of contract or tort, that are required to be reflected on a balance sheet prepared in accordance with GAAP.

Section 4.07 Absence of Certain Changes or Events. Except as contemplated by the Transaction Agreements or in connection with the preparation for or the consummation of the Transactions, during the period from December 31, 2014 through the Agreement Date, (a) Company and Company Subsidiary each has conducted the Business, and CPS has conducted its business, in all material respects in the ordinary course of business consistent with past practice, (b) as of the Agreement Date, there has not been any Company Material Adverse Effect or any event that would materially impair or delay the ability of Seller to consummate the Seller Transactions or otherwise perform its obligations under the Seller Transaction Agreements and (c) except as set forth on Schedule 4.07, neither Company nor Company Subsidiary has taken any of the actions specified in Sections 6.01(a)(i) – (xii) and CPS has not taken any of the actions specified in Sections 6.01(a)(i), (v), (vii), (x), (xi) and (xii).

Section 4.08 Absence of Litigation. As of the Agreement Date, no Actions are pending or, to the Knowledge of Seller, threatened against Company or Company Subsidiary that, if decided adversely, would reasonably be expected to have a Company Material Adverse Effect or would prevent or materially impair or delay the ability of Seller to consummate the Seller Transactions. Schedule 4.08 includes a true and correct listing of all Actions that were settled or adjudicated with respect to Company or Company Subsidiary since January 1, 2012.

Section 4.09 Compliance with Laws. Company and Company Subsidiary each is and, since January 1, 2012, has been in compliance with any and all Laws applicable to Company and Company Subsidiary, as applicable, except as would not reasonably be expected to have a Company Material Adverse Effect. No investigation or review by any Government Authority with respect to Company or Company Subsidiary is pending or, to the Knowledge of Seller, threatened, nor has any Government Authority indicated in writing an intention to conduct the same, in each case other than those the outcome of which would not reasonably be expected to have a Company Material Adverse Effect. None of the representations and warranties contained in this Section 4.09 shall be deemed to relate to permits and related matters (which are governed by Section 4.10), compliance with healthcare laws and related matters (which are governed by Section 4.11), ethical practices and related matters (which are governed by Section 4.12), intellectual property and related matters (which are governed by Section 4.13), environmental and related matters (which are governed by Section 4.14), employment, employee benefits and related matters (which are governed by Section 4.16), taxes and related matters (which are governed by Section 4.17) and the Real Properties and related matters (which are governed by Section 4.18).

Section 4.10 Permits.

(a) Each of Company, Company Subsidiary, CPS, each clinical laboratory owned, operated or managed by Company and Company Subsidiary and, as applicable, their respective employees, owns, holds or possesses all Permits, any license, certificate, approval, consent, permission, clearance, exemption, registration, qualification, accreditation or authorization issued, granted or given by any Government Authority, any provider agreement, and/or any accreditation by a private accreditation organization, that are necessary to entitle Company, Company Subsidiary, CPS and each clinical laboratory owned, operated or managed by Company and Company Subsidiary to own or lease, operate and use its Assets and to carry on and conduct the Business substantially as currently conducted (collectively, the “Business Permits”). Schedule 4.10(a) sets forth a list of each Business Permit held as of the Agreement Date that is necessary to entitle Company, Company Subsidiary, CPS and each clinical laboratory owned, operated or managed by Company and Company Subsidiary to own, lease, operate and use its Assets and to carry on and conduct the Business substantially as currently conducted as of the Agreement Date. Each of the

Business Permits is valid, subsisting and in full force and effect. Each of Company, Company Subsidiary, CPS and each clinical laboratory owned, operated or managed by Company and Company Subsidiary and, as applicable, their respective employees, has fulfilled and performed its obligations in all material respects under each of the Business Permits. No written or, to the Knowledge of Seller, oral notice of cancellation, of default or of any material dispute concerning any Business Permit, or of any event, condition or state of facts described in the preceding clause, has been received by Company, Company Subsidiary, CPS or a clinical laboratory owned, operated or managed by Company and Company Subsidiary or, as applicable, their respective employees. To the Knowledge of Seller, no notice of cancellation, of default or of any material dispute concerning any Business Permit is threatened.

(b) Each of Company, Company Subsidiary, and each clinical laboratory owned, operated or managed by Company and Company Subsidiary, has not contracted with any pathologists for the performance of activities related to the Seller Lab Testing Services or the Business other than through the contractual arrangements of Company Subsidiary with CPS. CPS and its officers, directors and employees, have obtained all required approvals, registrations and authorizations from, have made all appropriate applications and other submissions to, and have prepared and maintained all records, studies and other documentation needed to satisfy and demonstrate compliance in all material respects with the requirements of, any Government Authorities necessary for operation of its present business activities relating to the Seller Lab Testing Services or the Business in compliance with all applicable Laws.

(c) Company, Company Subsidiary and CPS have not made any false statement in, or material omission from, the applications, approvals, reports or other submissions to any Government Authorities or in or from any other records and documentation prepared or maintained to comply with the requirements of any Government Authorities relating to the Seller Lab Testing Services or the Business.

(d) Company, Company Subsidiary and CPS are in compliance, in all material respects, with all applicable regulations and requirements of Government Authorities relating to the Seller Lab Testing Services, including any requirements for investigating customer complaints and inquiries.

(e) Schedule 4.10(e) sets forth a list of all authorizations, consents, approvals, franchises, licenses and Permits required by any Person (other than a Government Authority) that are necessary to entitle Company, Company Subsidiary, CPS and each clinical laboratory owned, operated or managed by Company and Company Subsidiary to operate the Business as presently operated (for the purposes of this Section 4.10 only, the “Other Person Authorizations”). All of the Other Person Authorizations have been duly issued or obtained and are in full force and effect, and Company, Company Subsidiary, CPS and each clinical laboratory owned, operated or managed by Company and Company Subsidiary are in compliance in all material respects with the terms of the Other Person Authorizations. Company, Company Subsidiary, CPS and each clinical laboratory owned, operated or managed by Company and Company Subsidiary have no reason to believe that the Other Person Authorizations will not be renewed by the appropriate Person in the ordinary course.

(f) Notwithstanding anything in this Agreement to the contrary, the representations and warranties made by Seller in Section 4.10 are the sole and exclusive representations and warranties made regarding Business Permits and related matters.

Section 4.11 Compliance with Healthcare Laws.

(a) Each of Company, Company Subsidiary and CPS is, and has been since September 30, 2009, in compliance in all material respects with all applicable Healthcare Laws.

(b) None of Company, Company Subsidiary, CPS or their respective officers, directors or managing employees or, to the Knowledge of Seller, their respective non-managing employees, contractors or agents, or individuals with direct or indirect ownership interests (or any combination thereof) of 5% or more in Company, Company Subsidiary or CPS (as those terms are defined in 42 C.F.R. § 1001.1001): (i) have engaged in any activities that are prohibited under, or would be cause for civil or criminal penalties or mandatory or permissive exclusion from, any Federal Health Care Program under Sections 1128, 1128A, 1128B, 1128G or 1877 of the SSA, Section 3729 of Title 31 of the United States Code, or related state or local statutes, and including knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback or bribe), directly or indirectly, overtly or covertly, in cash or in kind in return for, or to induce, the purchase, lease or order, or the arranging for or recommending of the purchase, lease or order, of any good, facility, item or service for which payment may be made in whole or in part under any such program; (ii) have had a civil monetary penalty assessed against them under Section 1128A of the SSA, or proceedings initiated to impose such a penalty; (iii) have been excluded from participation under any Federal Health Care Program under Section 1128 of the SSA or otherwise suspended or debarred from contracting with the federal government, or had proceedings initiated to impose such exclusion or debarment; or (iv) have been charged or convicted (as defined in 42 C.F.R. § 1001.2) of any of the categories of offenses described in Sections 1128(a) or 1128(b)(1), (b)(2) or (b)(3) of the SSA.

(c) Except as set forth on Schedule 4.11(c), each of Company, Company Subsidiary, CPS and each clinical laboratory owned, operated or managed by Company and Company Subsidiary, is not currently, nor has it been in the past: (A) subject to a corporate integrity agreement, deferred prosecution agreement, consent decree, settlement agreement or similar agreements or orders mandating or prohibiting future or past activities; (B) filing (or planning to file) a disclosure pursuant to the Self-Referral Disclosure Protocol or OIG’s Self Disclosure Protocol; (C) to the Knowledge of Seller, under investigation by the Department of Justice, the Office of Inspector General of the U.S. Department of Health and Human Services (“OIG”), the Centers for Medicare & Medicaid Services (“CMS”), any state Attorney General, state Medicaid agency, or qui tam relator regarding the conduct of its business, including but not limited to any violation or alleged violation of any Healthcare Law (“Health Care Investigations”); (D) on “pre-payment review” by any Medicare administrative contractor or by CMS; (E) party to an arrangement or contract with a referral source for which compensation does not reflect fair market value for services actually rendered consistent with the respective obligations of Company, Company Subsidiary, CPS and, solely in connection with such arrangement or contract, the other party thereto under the Healthcare Laws; (F) a defendant in any qui tam or civil or criminal False Claims Act litigation; (G) excluded from participation under any Federal Health Care Program under Section 1128 of the SSA; (H) in receipt of a civil investigative demand or subpoena from the Department of Justice or any OIG written or, to the Knowledge of Seller, threatened inquiry, subpoena or demand; or (I) suspended or debarred from contracting with the federal government.

(d) All contracts and other consulting or financial arrangements and relationships entered into by Company or Company Subsidiary with customers, vendors, suppliers, employees and/or contractors comply in all material respects with the Stark Law (42 U.S.C. § 1395nn) and all applicable regulations promulgated thereunder. The foregoing representation and warranty shall similarly be true and correct as it relates to any prohibition under any similar applicable state “self-referral” laws.

(e) Each of Company and Company Subsidiary operates the Business in compliance in all material respects with all applicable Laws relating to medical records and medical information privacy, including regulations issued by the U.S. Department of Health and Human Services pursuant to the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”), addressing the privacy and security of certain health-related information that are promulgated at 45 C.F.R. Parts 160, 162 and 164 (the “HIPAA Regulations”) (collectively, the “Privacy Laws”). To the Knowledge of Seller, neither Company nor Company Subsidiary has received any written inquiries from the Office of Civil Rights of the U.S. Department of Health and Human Services, CMS, the Federal Trade Commission, any state Attorney General or any other Government Authority regarding Company’s or Company Subsidiary’s compliance with the Privacy Laws. To the Knowledge of Seller, each of Company and Company Subsidiary has complied with the terms of Business Associate Agreements (as defined in the HIPAA Regulations) where in effect in all material respects. To the Knowledge of Seller, there has been no unauthorized use or disclosure of Protected Health Information (as defined in the HIPAA Regulations) by Company or Company Subsidiary.

(f) Each of Company, Company Subsidiary, CPS and as applicable each clinical laboratory owned, operated or managed by Company and Company Subsidiary, has the requisite provider agreement, provider number or other Governmental Permit to bill any Federal Health Care Program or non-governmental third party payor program from which Company or Company Subsidiary receives reimbursement for Seller Lab Testing Services (collectively, “Seller Payor Programs”). Each of Company, Company Subsidiary and CPS is in compliance in all material respects with applicable conditions of participation in Seller Payor Programs. Except as set forth on Schedule 4.11, Company’s, Company Subsidiary’s and CPS’ claims, billing, refunds, overpayments, adjustments and documentation practices, and to the Knowledge of Seller, those of Company’s, Company Subsidiary’s or CPS’ contractors or agents, are, and have been since September 30, 2009, in compliance in all material respects with applicable requirements of Seller Payor Programs. There is no investigation, audit, claim review, suit, inquiry, proceeding or other action pending, or to the Knowledge of Seller, threatened, which could result in a revocation, suspension, termination, probation, restriction, limitation, or non-renewal of any Seller Payor Program provider number, result in Company’s, Company Subsidiary’s or CPS’ exclusion from any Seller Payor Program, or result in a recoupment or refund of payments made to Company, Company Subsidiary or CPS by any Seller Payor Program (other than routine refunds or denials of claims undertaken in the ordinary course of business).

(g) Each of Company and Company Subsidiary has in place a compliance program that adheres to the U.S. federal sentencing guidelines for an effective compliance program and includes the recommendations made in the OIG Compliance Program Guidance for Clinical Laboratories published at 63 Fed. Reg. 45076 (August 24, 1998) in all material respects.

(h) Company, Company Subsidiary and CPS have furnished to Buyer correct and complete copies, or if agreed to by Buyer in its sole discretion, summaries of, since January 1, 2011 all (1) material communications of Company, Company Subsidiary and CPS with any Government Authority with respect to Healthcare Laws and (2) written materials presented to any compliance oversight committee of the Company, Company Subsidiary and CPS and the corresponding minutes of any such meetings.

(i) To the extent that Company, Company Subsidiary, or CPS is participating in any research or clinical trials project, such research or clinical trials project is performed in compliance in all material respects with applicable Healthcare Laws.

(j) Notwithstanding anything in this Agreement to the contrary, the representations and warranties made by Seller in Sections 4.08 and 4.11 are the sole and exclusive representations and warranties made regarding compliance with Healthcare Laws, health care investigations, compliance with Privacy Laws, reimbursement compliance and other related matters.

Section 4.12 Ethical Practices.

(a) Since January 1, 2012, neither Company, Company Subsidiary nor, to the Knowledge of Seller, any director, manager, officer, agent, consultant, distributor, employee or any other person acting for, or on behalf of, Company or Company Subsidiary has, directly or indirectly: (i) violated or is in violation in any material respect of the U.S. Foreign Corrupt Practices Act (the “FCPA”) or any other Laws regarding illegal payments and gratuities (collectively with the FCPA, the “Improper Payment Laws”) in any jurisdiction; (ii) made, undertaken, offered to make, promised to make or authorized the payment or giving of any bribe, rebate, payoff, influence payment, kickback or other payment or gift of money or anything of value (including meals or entertainment), to any officer, employee or ceremonial office holder of any Government Authority or instrumentality thereof, any political party or supra-national organization (such as the United Nations), any political candidate, any royal family member or any other person who is connected or associated personally with any of the foregoing that is prohibited under any applicable Improper Payment Law or otherwise for the purpose of influencing any act or decision of such payee in his official capacity, inducing such payee to do or omit to do any act in violation of his lawful duty, securing any improper advantage or inducing such payee to use his influence with a Government Authority or instrumentality thereof to affect or influence any act or decision of such Government Authority or instrumentality (“Prohibited Payments”); (iii) to the Knowledge of Seller, been subject to any investigation by any Government Authority with regard to any actual or alleged Prohibited Payment (“Prohibited Payment Investigations”); (iv) used funds or other assets, or made any promise or undertaking in such regard, for the establishment or maintenance of a secret or unrecorded fund (a “Prohibited Fund”); (v) made any false or fictitious entries in any books or records of Company or Company Subsidiary relating to any Prohibited Payment or Prohibited Fund; (vi) received any unlawful discounts or rebates in violation of any Laws relating to antitrust or competition; or (vii) breached or waived any code of ethics or similar foreign, federal or state policy regarding business conduct.

(b) Company and Company Subsidiary have established reasonable internal controls and procedures intended to ensure compliance with Improper Payment Laws.

(c) Since January 1, 2012, the operations of Company and Company Subsidiary are and have been conducted in compliance in all material respects with all anti-money laundering Laws and all applicable financial record keeping and reporting requirements, rules, regulations and guidelines applicable to Company and Company Subsidiary (collectively, “Money Laundering Laws”), and no Action involving Company or Company Subsidiary with respect to Money Laundering Laws is pending and, to the Knowledge of Seller, no such Actions are threatened.

(d) Neither Company, Company Subsidiary nor, to the Knowledge of Seller, any of their respective directors, managers, officers, agents, distributors, employees or nor, to the Knowledge of Seller, any other persons acting on behalf of any of the foregoing: (i) is, or is owned or Controlled by, a Prohibited Person; (ii) directly or indirectly, has conducted, conducts or is otherwise involved with any business with or involving any Government Authority (or any sub-division thereof), or any person, entity or project, targeted by, or located in any country that is the subject of, any of the sanctions administered by OFAC or any other equivalent sanctions or measures imposed by the European Union, the United Nations, the United States or any other relevant Government Authority (collectively, “Sanctions”); (iii) directly or indirectly supports or facilitates, or plans to support or facilitate or otherwise become involved with, any such person, Government Authority, entity or project; or (iv) is or ever has been in violation of or subject to an investigation relating to Sanctions.

(e) Since January 1, 2012, to the Knowledge of Seller, neither Company nor Company Subsidiary is a party to any contract or bid with, and has not conducted business directly or indirectly with, any Prohibited Persons.

(f) Notwithstanding anything in this Agreement to the contrary, the representations and warranties made by Seller in this Section 4.12 are the sole and exclusive representations and warranties made regarding ethical practices, Improper Payment Laws, Money Laundering Laws, Sanctions, Prohibited Persons and other related matters.

Section 4.13 Intellectual Property.

(a) Except as set forth on Schedule 4.13(a), the Assets, the Company Intellectual Property, the Company Technology, the rights to be granted pursuant to the MultiOmyx License Agreement, the Trademark License Agreement and the rights of Buyer pursuant to Section 7.02, and the rights of Buyer pursuant to the other Transaction Agreements constitute all material Intellectual Property owned by Seller and its Affiliates (including, for clarity, Company and Company Subsidiary) necessary to the operation of the Business in all material respects as it is conducted on the Agreement Date, assuming receipt of all relevant Consents relating to the matters set forth or contemplated by Section 4.05.

(b) To the Knowledge of Seller, the operation of the Business by Company and Company Subsidiary as currently conducted does not infringe upon or misappropriate the Intellectual Property of any third party in a manner that would reasonably be expected to have a Company Material Adverse Effect.

(c) Except as set forth on Schedule 4.13(c), neither Company nor Company Subsidiary has received any written claim or notice from any Person during the one (1)-year period ending on the Agreement Date alleging that the operation of the Business by Company or Company Subsidiary infringes upon or misappropriates any Intellectual Property of any third party which, if proven or established, would reasonably be expected to have a Company Material Adverse Effect. Except as set forth on Schedule 4.13(c), as of the Agreement Date, there are no infringement Actions pending or, to the Knowledge of Seller, threatened in writing against Company or Company Subsidiary alleging that the operation of the Business by Company or Company Subsidiary infringes upon or misappropriates any Intellectual Property of any third party which, if proven or established, would reasonably be expected to have a Company Material Adverse Effect.

(d) Except as set forth on Schedule 4.13(d), to the Knowledge of Seller, as of the Agreement Date no Person is engaging in any activity that infringes in any material respect upon the Company Intellectual Property or the Company Technology, except for any such infringements that do not materially impair the ability of Company or Company Subsidiary to operate the Business as conducted on the Agreement Date or that would not reasonably be expected to have a Company Material Adverse Effect.

(e) Schedule 4.13(e) sets forth a true and complete list of:

(i) all Company Registered IP, including applications therefor, as of the Agreement Date;

(ii) all material licenses, sublicenses, reseller, distribution, and other agreements or arrangements in accordance with which any other Person is given the exclusive right by Company or Company Subsidiary to have access to, resell, distribute, or use Company or Company Subsidiary owned Intellectual Property or an exclusive right to exercise any other right with regard thereto; and

(iii) all material licenses and other agreements under which Company or Company Subsidiary has been granted a license or any other right to any Company Licensed Intellectual Property (other than license agreements for commercially available third party Intellectual Property, Technology, or Software that is otherwise commercially available) where such Company or Company licensed Intellectual Property, Technology, or Software is embedded in Company’s or Company Subsidiary’s products (“Company In-Licenses”).

(f) Schedule 4.13(f) sets forth a true and complete list of all software developed by Company or Company Subsidiary that, as of the Agreement Date, is (i) included among the Company Technology, (ii) embedded in a product of the Business and (iii) material to the Business. Company and Company Subsidiary each maintains reasonable and appropriate security and data privacy procedures intended to safeguard the source code of such software from public disclosure.

(g) Company and Company Subsidiary, as applicable, owns free and clear of Liens and/or other encumbrances all Company Intellectual Property.

(h) To the Knowledge of Seller, neither Company nor Company Subsidiary is in material violation of any Company In-License.

(i) Neither Company nor Company Subsidiary has received during the one (1)-year period ending on the Agreement Date written notice of any claims, challenging the validity, effectiveness or ownership by Company or Company Subsidiary, as applicable, of any Company Intellectual Property.

(j) Company and Company Subsidiary have each secured from all current and former employees, consultants, and contractors of Company or Company Subsidiary, as applicable, who have created any material portion of, or otherwise have any rights in or to, any material Company Intellectual Property or product, Company Technology, or Service, assignments or licenses to Company or Company Subsidiary of any such employees’, consultants’ and contractors’ contribution or rights therein.

(k) To the Knowledge of Seller, all employees and third parties with whom Company or Company Subsidiary have shared the source code to any Software owned by Company is obligated to treat as confidential such source code.

(l) Notwithstanding anything in this Agreement to the contrary, the representations and warranties made by Seller in this Section 4.13 are the sole and exclusive representations and warranties made regarding Intellectual Property, Technology and Software, including the Company Intellectual Property and the Company Technology.

Section 4.14 Environmental Matters.

(a) Except as disclosed on Schedule 4.14(a):

(i) there are no Actions pending or, to the Knowledge of Seller, threatened in writing, against Company or Company Subsidiary with respect to the Business or, to the Knowledge of Seller, the Real Assets, alleging that Company or Company Subsidiary is violating, or asserting Liability of Company or Company Subsidiary under, Environmental Law; and

(ii) Company and Company Subsidiary each is currently in compliance in all material respects with all applicable Environmental Laws, including obtaining and maintaining in effect all Environmental Permits required by applicable Environmental Laws. Company and Company Subsidiary each is currently in compliance, in all material respects, with all state and federal regulations with respect to the disposal of medical waste and Hazardous Materials, including but not limited to xylene, in the laboratory.

(b) There are no claims, Liabilities causes of action, investigations, litigation, administrative proceedings, pending or, to the Knowledge of Seller, threatened against Company or Company Subsidiary, or judgments or orders relating to any Hazardous Materials (collectively called “Environmental Claims”) issued against Company or Company Subsidiary and relating to any Real Properties currently or formerly owned, leased or otherwise used by Company or Company Subsidiary. Neither Company nor Company Subsidiary has assumed any Liability of any Person for cleanup in connection with any Environmental Claim.

(c) Notwithstanding anything in this Agreement to the contrary, the representations and warranties made by Seller in this Section 4.14 are the sole and exclusive representations and warranties made regarding environmental, health or safety matters, Environmental Laws, Environmental Claims, Environmental Permits or Hazardous Materials.

Section 4.15 Contracts; Customers; Suppliers.

(a) Except as set forth in Schedule 4.15(a) hereto, as of the Agreement Date neither Company nor Company Subsidiary is bound by or a party to any written contracts of the following type:

(i) any contract under which performance by Company or Company Subsidiary is likely to involve payment or receipt by Company or Company Subsidiary of consideration in excess of $200,000 per annum;

(ii) any contract with providers of medical services (including, but not limited to, any contracted pathologists or other medical professionals), who provide services to Company, Company Subsidiary or CPS, other than any contract with a managed care organization or insurance payor;

(iii) any contract for future capital expenditures by Company or Company Subsidiary in excess of $500,000;

(iv) any contract relating to (A) the borrowing of money, (B) the guarantee of any payment obligation, (C) the deferred payment of the purchase price of any Assets or (D) any bonding or surety agreement or arrangement, in each case, having an outstanding principal amount or involving the expenditure by Company or Company Subsidiary, as applicable, in excess of $500,000;

(v) any shareholder, partnership, joint venture, limited liability company operating or similar entity governance contract;

(vi) any contract for the sale of any Assets outside the ordinary course of business that in the aggregate have a value greater than $500,000;

(vii) any contract that limits in any material respect Company’s or Company Subsidiary’s freedom to compete freely in any line of business, with any Person or in any geographic area; or

(viii) any contract with an Affiliate of Company relating to the provision of funds, real property, goods or services by or to Company, in each case that will survive the Closing.

The contracts set forth in Schedule 4.15(a) are collectively referred to herein as the “Material Contracts”.

(b) Schedule 4.15(b) sets forth the Material Contracts pursuant to which Company or Company Subsidiary is required to provide written notice to, or obtain a consent from, the other party thereto as a result of the consummation of the Transactions. Each Material Contract is legal, valid, binding and in full force and effect with respect to Company, Company Subsidiary and, to the Knowledge of Seller, each other party to such Material Contract, is enforceable against Company, Company Subsidiary, and, to the Knowledge of Seller, each other party to such Material Contract in accordance with its terms, subject, in each case, to the Bankruptcy and Equity Exception, and neither Company nor Company Subsidiary has been notified or advised in writing by any party thereto of such party’s intention or desire to terminate any such Material Contract. None of Company, Company Subsidiary or, to the Knowledge of Seller, any other party to a Material Contract is in default under or breach of a Material Contract that could reasonably be expected to have a Company Material Adverse Effect. Company and Company Subsidiary have made available to Buyer true and complete copies of each Material Contract.

(c) Schedule 4.15(c) lists, as of the Agreement Date, each Material Customer. Except as set forth on Schedule 4.15(c), no Material Customer has canceled, terminated or made any written threat to Company or Company Subsidiary during the twelve (12) month period before the Agreement Date to (i) cancel or otherwise terminate its relationship with Company or Company Subsidiary or (ii) materially and adversely change the quantity, pricing or other material terms applicable to its sale of products or services to Company or Company Subsidiary or its direct or indirect purchase of Services from Company or Company Subsidiary.

(d) Schedule 4.15(d) lists, as of the Agreement Date, each Material Supplier. Except as otherwise set forth in Schedule 4.15(d) hereto, no Material Supplier has canceled, terminated or made any written threat to Company or Company Subsidiary to during the twelve (12) month period before the Agreement Date, (i) cancel or otherwise terminate its relationship with Company or Company Subsidiary or (ii) materially and adversely change the quantity, pricing or other material terms applicable to its sale of products or services to Company or Company Subsidiary or its direct or indirect purchase of Services from Company or Company Subsidiary.

(e) Schedule 4.15(e) lists, as of the Agreement Date, the ten (10) largest managed care providers and insurance companies of the Business (measured by the aggregate amount of reimbursements for services paid to Company and Company Subsidiary for the fiscal year ended December 31, 2014). Except as otherwise set forth in Schedule 4.15(e) hereto, no such party has canceled, terminated or made any written threat to Company or Company Subsidiary during the twelve (12) month period before the Agreement Date to (i) cancel or otherwise terminate its relationship with Company or Company Subsidiary or (ii) materially and adversely change the quantity, pricing or other material terms applicable to its sale of products or services to Company or Company Subsidiary or its direct or indirect purchase of Services from Company or Company Subsidiary.

Section 4.16 Employment and Employee Benefits Matters.

(a) As of the Agreement Date, Seller has provided to Buyer a true and accurate list of the employees of Company and Company Subsidiary who are employed primarily in connection with the Business (collectively, the “Business Employees”), in each case, identifying names, job title, job location, hourly wage rate or salary (including, where applicable, current commission or bonus eligibility), date of hire and employer.

(b) Except as set forth on Schedule 4.16(b), as of the Agreement Date neither Company nor Company Subsidiary is a party to any employment contract or retention, severance or similar agreement with any Business Employee.

(c) Neither Company nor Company Subsidiary is a party to any labor, trade union or collective bargaining agreements, memoranda of understanding or other labor agreements or contracts with any union, labor organization, works council or other employee representative group. As of the Agreement Date, there are no pending or, to the Knowledge of Seller, threatened union organizing drives, material arbitrations, material grievances, labor disputes, strikes, lockouts, slowdowns or work stoppages against Company or Company Subsidiary.

(d) Schedule 4.16(d) lists, as of the Agreement Date, each Employee Plan, separately identifying those that are Business Plans. Other than the Business Plans, no Employee Plans are sponsored by Company or Company Subsidiary. True, correct and complete copies of (or, if unwritten, accurate descriptions of) all Business Plans have also been furnished to Buyer.

(e) As of the Agreement Date, except as set forth on Schedule 4.16(e), or except to the extent such Action, examination or audit would not reasonably be expected to result in a material Liability to Buyer or its Affiliates: (i) no Action is pending or, to the Knowledge of Seller, threatened in writing relating to an Employee Plan; and (ii) to the Knowledge of Seller, no Employee Plan has during the three-year period before the Agreement Date been the subject of an examination or audit by a Government Authority.

(f) Except as otherwise set forth in Schedule 4.16(f),

(i) Neither Buyer nor its ERISA Affiliates (including, after the Closing, Company and Company Subsidiary), will by reason of the Transactions have any Liability after the Closing arising from or under (i) any “defined benefit plan” (as defined in Section 3(35) of ERISA) subject to Title IV of ERISA that is or has been maintained, administered or contributed to by Seller or any ERISA Affiliate of Company or Company Subsidiary, or (ii) any multiemployer plan (as defined in Section 4001(a)(3) of ERISA) subject to ERISA with respect to which Seller or any ERISA Affiliate of Company or Company Subsidiary contributed or was required to contribute. “ERISA Affiliate” of an entity means any trade or business, whether or not incorporated, that together with such entity would be deemed to be a “single employer” within the meaning of Section 4001(b)(1) of ERISA or Section 414 of the Code;

(ii) During the three-year period before the Agreement Date, each Business Plan has been administered in all material respects in compliance with its terms and all applicable Laws, including, without limitation, if applicable, ERISA and the Code;

(iii) Each of the Employee Plans that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or may rely on an opinion letter from the IRS regarding such qualified status, and to the Knowledge of Seller there are no circumstances that will result in the revocation of any such determination letter;

(iv) There are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of Seller, threatened against, or with respect to, (A) any Employee Plan (other than a Business Plan)

that could reasonably be expected to be a material Liability of Buyer or its Affiliates after the Closing or (B) any of the Business Plans;

(v) During the three-year period before the Agreement Date, Company and Company Subsidiary each has complied in all material respects with (A) the health care continuation requirements of Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), (B) the requirements of the Family Medical Leave Act of 1993, as amended, and (C) the requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, as well as all similar provisions of state law applicable to Company’s and Company Subsidiary’s employees;

(vi) During the three-year period before the Agreement Date, none of the Employee Plans nor any trust created thereunder or with respect thereto has engaged in any “prohibited transaction” or “party-in-interest transaction” as such terms are defined in Section 4975 of the Code and Section 406 of ERISA which could subject either Company or Company Subsidiary to a material Tax or penalty on prohibited transactions or party-in-interest transactions pursuant to Section 4975 of the Code or Section 502(i) of ERISA;

(vii) No Business Plan provides medical, health, or life insurance or other welfare type benefits for current or future retired or terminated employees, their spouses or their dependents;

(viii) Except as set forth in Schedule 4.16(f)(viii), neither the execution and delivery of this Agreement nor the consummation of any or all of the Transactions contemplated hereby will: (A) entitle any current or former employee of Company or Company Subsidiary to severance pay, a change in control payment, unemployment compensation or any other compensatory payment, (B) accelerate the time of payment or vesting or increase the amount of any compensation due to any such employee or former employee, or (C) directly or indirectly result in any payment made to or on behalf of any Person to constitute a “parachute payment” within the meaning of Section 280G of the Code, that in any case of (A), (B) or (C) would be a Liability of Company, Company Subsidiary or Buyer.

(g) Labor.

(i) Company and Company Subsidiary each (i) complies in all material respects with all applicable Laws with respect to employment, employment practices, terms and conditions of employment, hiring, termination of employment, affirmative action, occupational safety and health, wages and hours, in each case with respect to its employees; (ii) has withheld and reported in all material respects all amounts required by Laws or by contract to be withheld and reported with respect to wages, salaries and other payments to its employees; (iii) is not liable in any material respect for any arrears of wages or any Taxes or any penalty for failure to comply with the Laws applicable to the foregoing; (iv) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Government Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for its employees (other than routine payments to be made in the normal course of business and consistent with past practice); and (v) has no leased employees.

(ii) As of the Agreement Date, each of Company and Company Subsidiary is, and during the three-year period before the Agreement Date each of Company and Company Subsidiary has been, in compliance in all material respects with all applicable Laws and regulations of the United States regarding immigration and/or employment of non-citizen workers. As of the Agreement Date, neither Company nor Company Subsidiary has been notified in writing of any pending or, to the Knowledge of Seller, threatened investigation by any branch or department of U.S. Immigration and Customs Enforcement (“ICE”), or other federal agency charged with administration and enforcement of federal immigration laws concerning Company or Company Subsidiary.

(iii) During the three-year period before the Agreement Date, there have not been any, (i) strikes, work stoppages, lockouts or other material labor disputes between Company or Company Subsidiary and their respective employees, (ii) labor union grievances or, to the Knowledge of Seller, organizational efforts, or (iii) unfair labor practice or labor arbitration proceedings pending or, to the Knowledge of Seller, threatened.

(iv) To Company’s and Company Subsidiary’s knowledge, no Business Employees are, or have been during the three-year period before the Agreement Date, in violation of any term of any employment contract, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Company or Company Subsidiary because of the nature of the business conducted by Company or Company Subsidiary or work performed by the employee or to the use of trade secrets or proprietary information of others.

(h) Notwithstanding anything in this Agreement to the contrary, the representations and warranties made by Seller in this Section 4.16 are the sole and exclusive representations and warranties made regarding employees, Employee Plans, Business Plans or other employment or employee benefits matters.

Section 4.17 Taxes.

(a) All material Tax Returns that are required to be filed by Company and Company Subsidiary have been timely filed (taking into account requests for extensions to file such Tax Returns), and all such Tax Returns are true, correct, and complete in all material respects. All material Taxes owed by Company and Company Subsidiary, whether or not shown as due on such Tax Returns, have been timely paid in full, except for Taxes being contested in good faith by appropriate proceedings and for which adequate provision therefor in accordance with GAAP has been made in the Financial Statements or the books and records of the Business.

(b) No deficiencies for any Taxes have been proposed, asserted or assessed in writing by a Taxing Authority against Company or Company Subsidiary that are still pending. There are no pending Tax audits, examinations or administrative or judicial proceedings with respect to any Tax liability of Company or Company Subsidiary. Neither Company nor Company Subsidiary has received from any Taxing Authority (including jurisdictions where neither Company nor Company Subsidiary has filed Tax Returns) any written notice indicating an intent to open an unresolved Tax audit or other review with respect to Taxes owed by Company or Company Subsidiary. There are no liens for Taxes upon the assets of either Company or Company Subsidiary, except for liens for Taxes not yet due and payable or liens for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided on the books and records of Company and Company Subsidiary, in each case in accordance with GAAP.

(c) No extensions of the period for assessment of any Taxes are in effect with respect to Company or Company Subsidiary other than as the result of extending the due date of a Tax Return. Neither Company nor Company Subsidiary has executed any power of attorney with respect to any Tax owed by Company or Company Subsidiary, other than powers of attorney that are no longer in force or that will terminate on or before the Closing Date. No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes have been entered into or issued by any Taxing Authority with or in respect of any Tax matter affecting Company or Company Subsidiary that affect post-Closing Tax periods. Neither Company nor Company Subsidiary is presently contesting any Tax of Company or Company Subsidiary before any Government Authority.

(d) No material Tax Return filed by Company or Company Subsidiary is under current examination by any Taxing Authority. No unresolved written claim has been made within the last three (3) years by any Government Authority in a jurisdiction where a Tax Return is not filed by Company or Company Subsidiary that any such Tax Return is required to be filed or that Company, Company Subsidiary or any item or asset of either is or may be subject to taxation by that jurisdiction.

(e) There are no Liens for Taxes on the Assets other than Liens for Taxes not yet due and payable or Taxes being contested in good faith.

(f) All material Taxes required to be withheld, collected or deposited by Company and Company Subsidiary have been timely withheld, collected or deposited as the case may be, and to the extent required have been paid to the proper Taxing Authority.

(g) Excluding agreements the principal subject matter of which is not Taxes, neither Company nor Company Subsidiary is a party to, is bound by or has any obligation under any Tax sharing, Tax indemnity agreement, or similar agreement, in each case, that will not terminate on or before the Closing Date.

(h) Neither Company nor Company Subsidiary has entered into any “listed transactions” as defined in Treasury Regulations Section 1.6011-4(b)(2).

(i) Neither Company nor Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date made by Company or Company Subsidiary prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed by Company or Company Subsidiary prior to the Closing; (iii) election under Section 108(i) of the Code made by Company or Company Subsidiary prior to the Closing; (iv) installment sale or open transaction disposition made on or prior to the Closing Date that does not result in the receipt of cash by Company or Company Subsidiary in Tax periods (or portions thereof) beginning after the Closing Date; (v) prepaid amount that is not reflected in Final Net Working Capital received by Company or Company Subsidiary on or prior to the Closing Date; or (vi) use of an improper method of accounting for any Tax Period (and the portion of any Straddle Period) ending on or before the Closing Date by Company or Company Subsidiary with respect to items of income or deductions originally reflected by Company or Company Subsidiary in Tax Returns for Tax periods ending on or before the Closing Date.

(j) Neither Company nor Company Subsidiary has been a “distributing corporation” or a “controlled corporation” in connection with a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code within the past two (2) years.

(k) Notwithstanding anything in this Agreement to the contrary, the representations and warranties made by Seller in this Section 4.17 are the sole and exclusive representations and warranties made regarding Taxes or other Tax matters.

Section 4.18 Real Property.

(a) Schedule 4.18(a) sets forth a list, as of the Agreement Date, of the Owned Real Property and Leased Real Property. Company and Company Subsidiary each has good and valid title to all Owned Real Property as of the Agreement Date and valid title to the leasehold estate (as lessee or sublessee) in all Leased Real Property set forth on Schedule 4.18(a), in each case free and clear of all Liens, except for Permitted Liens and except for:

(i) Liens that secure Debt that are reflected on the Balance Sheet;

(ii) zoning, building and other generally applicable land use restrictions and applicable Law; and

(iii) Liens that have been placed by a third party on the fee title of real property constituting Leased Real Property or real property over which Company or Company Subsidiary have easement rights, and subordination or similar agreements relating thereto.

(b) Except as set forth in Schedule 4.18(b), all leases and subleases for the Leased Real Property under which Company or Company Subsidiary is a lessee or sublessee are in full force and effect and are enforceable, in all material respects, in accordance with their respective terms, subject to the Bankruptcy and Equity

Exception, and no written notices of material default under any such lease or sublease have been sent or received by Company, Company Subsidiary or their respective Affiliates during the period from January 1, 2012 through the Agreement Date.

(c) None of Company, Company Subsidiary or their respective Affiliates has received any written notice from any Government Authority asserting any violation or alleged violation of applicable Laws with respect to any Real Properties that remains uncured as of the Agreement Date and that would reasonably be expected to have a Company Material Adverse Effect.

(d) None of Company, Company Subsidiary nor any of its Affiliates has received written notice of (x) any condemnation, eminent domain or similar proceeding affecting any portion of any of such buildings or premises or any access thereto, and to the Knowledge of Seller no such proceedings are contemplated or (y) any special assessment or pending improvement liens to be made by any Government Authority which could materially and adversely affect any of such buildings or premises.

(e) Notwithstanding anything in this Agreement to the contrary, the representations and warranties made by Seller in this Section 4.18 are the sole and exclusive representations and warranties made regarding the Owned Real Property and Leased Real Property or any other Real Property matters.

Section 4.19 Management Continuity. Except as set forth in Schedule 4.19, to the Knowledge of Seller, as of the Agreement Date none of the officers of Company or Company Subsidiary, or pathologists providing services to Company, Company Subsidiary or CPS, have notified Company or Company Subsidiary in writing of any current intention, plan or desire to terminate their respective employment or professional service agreements with Company, Company Subsidiary or CPS, or to cease performing each of their respective duties as employees of Company, Company Subsidiary or CPS or providing services to Company, Company Subsidiary or CPS.

Section 4.20 Title; Equipment and Other Tangible Property. Company and Company Subsidiary have legal and beneficial ownership of their Assets, as applicable, free and clear of any and all Liens, except Permitted Liens. Company’s and Company Subsidiary’s equipment, furniture, machinery, vehicles, structures, fixtures and other tangible property included in its Assets (the “Tangible Company Properties”) are generally suitable for the purposes for which they are intended and in good operating condition and repair, in each case in all material respects, except for ordinary wear and tear, and except for such Tangible Company Properties as shall have been taken out of service on a temporary basis for repairs or replacement consistent with Company’s and Company Subsidiary’s prior practices.

Section 4.21 Banks. Schedule 4.21 attached hereto sets forth, with respect only to accounts that will survive the Closing and that are exclusive to Company or Company Subsidiary, (a) the name of each bank, trust company or other financial institution and stock or other broker with which Company or Company Subsidiary has an account, credit line or safe deposit box or vault; (b) the names of all persons authorized to draw thereon or to have access to any safe deposit box or vault; and (c) the names of all persons authorized by proxies, powers of attorney or other like instrument to act on behalf of Company or Company Subsidiary with respect to the accounts, credit lines, safe deposit boxes and vaults. Except as otherwise set forth in Schedule 4.21 hereto, no such proxies, powers of attorney or other like instruments are irrevocable.

Section 4.22 Insurance. Schedule 4.22(a) sets forth a complete and correct list as of the Agreement Date of all Available Insurance Policies presently in effect that relate to Company, Company Subsidiary or any of the Assets, all of which have been in full force and effect from the date(s) set forth in Schedule 4.22(a). Schedule 4.22(b) sets forth a complete list of Transferable Insurance Policies acquired directly in respect of Company and Company Subsidiary. As of the Agreement Date, no insurance carrier has informed Company or Company Subsidiary in writing of its intention to cancel any such Available Insurance Policies. Since January 1, 2012, all notices of claims required to have been given by Company or Company Subsidiary to any insurance carrier with respect to the Available Insurance Policies have been timely and duly given, and no insurance carrier has asserted in writing that any claim is not covered by the applicable policy relating to such claim.

Section 4.23 Brokers. Except for fees and expenses of Leerink Partners LLC (the “Seller Banker”), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Seller, Company, Company Subsidiary or any of their respective Affiliates in connection with any Transaction.

Section 4.24 Services. Except as set forth on Schedule 4.24, without limiting the generality of the foregoing, since January 1, 2012, neither Company nor Company Subsidiary has received any written notice as of the Agreement Date with respect to claims existing or, to the Knowledge of Seller, threatened under or pursuant to any material warranty, whether express or implied, on any service offered or sold by Company, Company Subsidiary or CPS, in each case, pursuant to any Material Contract (such services, collectively, “Services”).

Section 4.25 Accounts Receivable. The accounts receivable reflected on the Balance Sheet arose from bona fide transactions in the ordinary course of the Business and Company and Company Subsidiary have each fully rendered the Services in connection therewith. No such account has been assigned or pledged to any Person, and, except only to the extent fully reserved against as set forth in the Balance Sheet, no defense or set-off to any such account has been asserted in writing by the account obligor as of June 30, 2015.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

Parent hereby represents and warrants to Seller that:

Section 5.01 Incorporation and Authority of Parent and Buyer. Parent and Buyer are each a corporation or other organization duly incorporated or organized, validly existing and, to the extent legally applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization. Parent and Buyer each has the requisite corporate power to execute, deliver and perform its obligations under the Buyer Transaction Agreements (including the consummation of the Buyer Transactions) or the Parent Transaction Agreements (including consummation of the Parent Transactions), as applicable. The execution, delivery and performance by Parent of the Parent Transaction Agreements and by Buyer of the Buyer Transaction Agreements have been duly and validly authorized by all requisite corporate action on the part of Parent and no other proceedings on the part of Parent or Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been, and upon execution and delivery thereof, the other Parent Transaction Agreements and Buyer Transaction Agreements will be, duly executed and delivered by Parent and Buyer, as applicable, and (assuming due authorization, execution and delivery thereof by the other parties hereto and thereto) this Agreement constitutes, and upon execution and delivery thereof, the other Parent Transaction Agreements and Buyer Transaction Agreements will constitute, legal, valid and binding obligations of Parent and Buyer, as applicable, enforceable against Parent and Buyer in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.

Section 5.02 Qualification of Parent and Buyer. Parent and Buyer each has the corporate or other appropriate power and authority to own, manage, lease and hold its assets and to operate its business as and where such assets are presently located and such business is now conducted. Neither the character of either Parent’s or Buyer’s assets nor the nature of either of their business requires Parent or Buyer to be duly qualified to do business as a foreign corporation in any jurisdiction outside those identified in Schedule 5.02, except where the failure to be so qualified would not, individually or in the aggregate, have a Buyer Material Adverse Effect. Parent and Buyer are each qualified as a foreign corporation and is in good standing in each jurisdiction listed with respect to Parent or Buyer, as applicable, in Schedule 5.02.

Section 5.03 No Conflict. Provided that all Consents contemplated by Section 5.04 have been obtained or taken, except as set forth on Schedule 5.03, and except (a) as may result from any facts or circumstances relating to Seller, Company, Company Subsidiary or their respective Affiliates or (b) in the case of clauses (ii) and (iii) below, for any such conflicts, violations, breaches, defaults, rights or Liens as would not reasonably be expected to have a Buyer Material Adverse Effect and would not materially impair or delay the ability of Buyer or Parent to consummate the Parent Transactions or Buyer Transactions, as applicable, or otherwise perform their respective obligations under the Parent Transaction Agreements or the Buyer Transaction Agreements, the execution, delivery and performance by Parent of the Parent Transaction Agreements and Buyer of the Buyer Transaction Agreements do not and will not:

(i) violate or conflict with the certificate or articles of incorporation or bylaws or similar organizational documents of Parent or Buyer;

(ii) conflict with or violate any Law or Order applicable to Parent or Buyer; or

(iii) result in any breach of, or constitute a default under, or give to any Person any right to terminate, amend, accelerate or cancel, or result in the creation of any Lien (other than a Permitted Lien) on the assets or properties if Parent or Buyer pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument to which Parent or Buyer is a party or by which any of such assets or properties is bound.

Section 5.04 Consents and Approvals. The execution, delivery and performance by Parent of the Parent Transaction Agreements and Buyer of the Buyer Transaction Agreements do not and will not require any Consent, waiver or other action by, or any filing with or notification to, any Government Authority by or with respect to Parent or Buyer, except (a) in connection with applicable filing, notification, waiting period or approval requirements under applicable Antitrust Laws, (b) where the failure to obtain such Consent or waiver, or to take such action or make such filing or notification would not reasonably be expected to have a Buyer Material Adverse Effect and would not impair or delay the ability of Parent to consummate the Parent Transactions or Buyer to consummate the Buyer Transactions or otherwise perform its respective obligations under the applicable Transaction Agreements, in each case, in any material respect, and (c) as may be necessary as a result of any facts or circumstances relating to Seller, Company or their respective Affiliates.

Section 5.05 Stock Issuance. At the Closing, the Stock Consideration will have been duly authorized, validly issued, fully paid, non-assessable and free and clear of all Liens and free of all transfer restrictions other than those restrictions under applicable federal and state securities laws and as set forth in the Transaction Agreements. Upon conversion of the Parent Preferred Stock, the Conversion Shares will have been duly authorized, validly issued, fully paid, non-assessable and free and clear of all Liens and free of all transfer restrictions other than those restrictions under applicable federal and state securities laws and as set forth in the Transaction Agreements. The Stock Consideration and the Conversion Shares will be issued in compliance with all Applicable Laws, including but not limited to the Securities Act and the NASDAQ Rules. As of the Closing, the Certificate of Designation has been duly and validly filed with the applicable Government Authority and is in full force and effect. As of the Closing, the Parent Preferred Stock is senior in priority with respect to dividends and liquidation proceeds to all other authorized classes of capital stock of Parent. At the Closing, Parent will not have outstanding any shares of preferred stock other than the Parent Preferred Stock.

Section 5.06 Compliance with Laws. Parent and Buyer each is and, since January 1, 2012, has been in compliance with any and all Laws applicable to Parent and Buyer, as applicable, except as would not reasonably be expected to have a Buyer Material Adverse Effect. No investigation or review by any Government Authority with respect to Parent or Buyer is pending or, to the Knowledge of Parent, threatened, nor has any Government Authority indicated in writing an intention to conduct the same, in each case other than those the outcome of which would not reasonably be expected to have a Buyer Material Adverse Effect. None of the representations and warranties contained in this Section 5.06 shall be deemed to relate to permits and related matters (which are governed by Section 5.07), compliance with healthcare laws and related matters (which are governed by Section 5.08), ethical practices and related matters (which are governed by Section 5.09), intellectual property and related matters (which are governed by Section 5.21), environmental and related matters (which are governed by Section 5.22), employment, employee benefits and related matters (which are governed by Section 5.23), taxes and related matters (which are governed by Section 5.24) and the Real Properties and related matters (which are governed by Section 5.25).

Section 5.07 Permits.

(a) Each of Parent and Buyer, each clinical laboratory owned, operated or managed by Parent and Buyer and, as applicable, their respective employees, owns, holds or possesses all Permits, any license, certificate, approval, consent, permission, clearance, exemption, registration, qualification, accreditation or authorization issued, granted or given by any Government Authority, any provider agreement, and/or any accreditation by a private accreditation organization that are necessary to entitle Parent, Buyer and each clinical laboratory owned, operated or managed by Parent and Buyer, to own or lease, operate and use its assets and to carry on and conduct its business substantially as currently conducted (collectively, the “Parent Permits”). Schedule 5.07(a) sets forth a list of each Parent Permit held as of the Agreement Date that is necessary to entitle Parent, Buyer and each clinical laboratory owned, operated or managed by Parent and Buyer to own, lease, operate and use its assets and to carry on and conduct its business substantially as currently conducted as of the Agreement Date. Each of the Parent Permits is valid, subsisting and in full force and effect. Each of Parent and Buyer, each clinical laboratory owned, operated or managed by Parent and Buyer and, as applicable, their respective employees has fulfilled and performed its obligations in all material respects under each of the Parent Permits. No written or, to the Knowledge of Parent, oral notice of cancellation, of default or of any material dispute concerning any Parent Permit, or of any event, condition or state of facts described in the preceding clause, has been received by Parent, Buyer, or a clinical laboratory owned, operated or managed by Parent and Buyer or, as applicable, their respective employees. To the Knowledge of Parent, no notice of cancellation, of default or of any material dispute concerning any Parent Permit is threatened.

(b) Parent and Buyer and their respective officers, directors and employees, have obtained all required approvals, registrations and authorizations from, have made all appropriate applications and other submissions to, and have prepared and maintained all records, studies and other documentation needed to satisfy and demonstrate compliance in all material respects with the requirements of, any Government Authorities necessary for operation of its present business activities relating to the Buyer Lab Testing Services or its business in compliance with all applicable Laws.

(c) Parent and Buyer have not made any false statement in, or material omission from, the applications, approvals, reports or other submissions to any Government Authorities or in or from any other records and documentation prepared or maintained to comply with the requirements of any Government Authorities relating to the Buyer Lab Testing Services or its business.

(d) Parent and Buyer are in compliance, in all material respects, with all applicable regulations and requirements of Government Authorities relating to the Buyer Lab Testing Services, including any requirements for investigating customer complaints and inquiries.

(e) Schedule 5.07(e) sets forth a list of all authorizations, consents, approvals, franchises, licenses and Permits required by any Person (other than a Government Authority) that are necessary to entitle Parent, Buyer and each clinical laboratory owned, operated or managed by Parent or Buyer to operated its business as presently operated (for the purposes of this Section 5.07 only, the “Other Person Authorizations”). All of the Other Person Authorizations have been duly issued or obtained and are in full force and effect, and Parent, Buyer and each clinical laboratory owned, operated or managed by Parent and Buyer are in compliance in all material respects with the terms of the Other Person Authorizations. Parent, Buyer and each clinical laboratory owned, operated or managed by Parent and Buyer have no reason to believe that the Other Person Authorizations will not be renewed by the appropriate Person in the ordinary course.

(f) Notwithstanding anything in this Agreement to the contrary, the representations and warranties made by Parent and Buyer in Section 5.07 are the sole and exclusive representations and warranties made regarding Parent Permits and related matters.

Section 5.08 Compliance with Healthcare Laws.

(a) Each of Parent and Buyer is, and has been since September 30, 2009, in compliance in all material respects with all applicable Healthcare Laws.

(b) None of Parent or Buyer, or their respective officers, directors or managing employees or, to the Knowledge of Parent, their respective non-managing employees, contractors or agents, or individuals with direct or indirect ownership interests (or any combination thereof) of 5% or more in Parent or Buyer (as those terms are defined in 42 C.F.R. § 1001.1001): (i) have engaged in any activities that are prohibited under, or would be cause for civil or criminal penalties or mandatory or permissive exclusion from, any Federal Health Care Program under Sections 1128, 1128A, 1128B, 1128G or 1877 of the SSA, Section 3729 of Title 31 of the United States Code, or related state or local statutes, and including knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback or bribe), directly or indirectly, overtly or covertly, in cash or in kind in return for, or to induce, the purchase, lease or order, or the arranging for or recommending of the purchase, lease or order, of any good, facility, item or service for which payment may be made in whole or in part under any such program; (ii) have had a civil monetary penalty assessed against them under Section 1128A of the SSA, proceedings initiated to impose such a penalty; (iii) have been excluded from participation under any Federal Health Care Program under Section 1128 of the SSA or otherwise suspended or debarred from contracting with the federal government, or had proceedings initiated to impose such exclusion or debarment; or (iv) have been charged or convicted (as defined in 42 C.F.R. § 1001.2) of any of the categories of offenses described in Sections 1128(a) or 1128(b)(1), (b)(2) or (b)(3) of the SSA.

(c) Except as set forth on Schedule 5.08(c), each of Parent and Buyer, and each clinical laboratory owned, operated or managed by Parent and Buyer, is not currently, nor has it been in the past: (A) subject to a corporate integrity agreement, deferred prosecution agreement, consent decree, settlement agreement or similar agreements or orders mandating or prohibiting future or past activities; (B) filing (or planning to file) a disclosure pursuant to the Self-Referral Disclosure Protocol or OIG’s Self Disclosure Protocol; (C) to the Knowledge of Parent, under any Health Care Investigations; (D) on “pre-payment review” by any Medicare administrative contractor or by CMS; (E) party to an arrangement or contract with a referral source for which compensation does not reflect fair market value for services actually rendered consistent with the respective obligations of Parent, Buyer and, solely in connection with such arrangement or contract, the other party thereto under the Healthcare Laws; (F) a defendant in any qui tam or civil or criminal False Claims Act litigation; (G) excluded from participation under any Federal Health Care Program under Section 1128 of the SSA; (H) in receipt of a civil investigative demand or subpoena from the Department of Justice of any OIG written or, to the Knowledge of Parent, threatened inquiry, subpoena or demand; or (I) suspended or debarred from contracting with the federal government.

(d) All contracts and other consulting or financial arrangements and relationships entered into by Parent or Buyer with customers, vendors, suppliers, employees and/or contractors comply in all material respects with the Stark Law (42 U.S.C. § 1395nn), and all applicable regulations promulgated thereunder. The foregoing representation and warranty shall similarly be true and correct as it relates to any prohibition under any similar applicable state “self-referral” laws.

(e) Each of Parent and Buyer operates its business in compliance in all material respects with all applicable Laws relating to medical records and medical information privacy, including all Privacy Laws. To the

Knowledge of Parent, neither Parent nor Buyer has received any written inquiries from the Office of Civil Rights of the U.S. Department of Health and Human Services, CMS, the Federal Trade Commission, any state Attorney General or any other Government Authority regarding Parent’s or Buyer’s compliance with the Privacy Laws. To the Knowledge of Parent, each of Parent and Buyer has complied with the terms of Business Associate Agreements (as defined in the HIPAA Regulations) where in effect in all material respects. To the Knowledge of Parent, there has been no unauthorized use or disclosure of Protected Health Information (as defined in the HIPAA Regulations) by Parent or Buyer.

(f) Each of Parent and Buyer, and as applicable each clinical laboratory owned, operated or managed by Parent and Buyer, has the requisite provider agreement, provider number or other Parent Permit to bill any Federal Health Care Program or non-governmental third party payor program from which Parent or Buyer receives reimbursement for Buyer Lab Testing Services (collectively, “Buyer Payor Programs”). Each of Parent and Buyer is in compliance in all material respects with applicable conditions of participation in Buyer Payor Programs. Parent’s and Buyer’s claims, billing, refunds, overpayments, adjustments and documentation practices, and to the Knowledge of Parent, those of Parent’s and Buyer’s contractors or agents, are, and have been since September 30, 2009, in compliance in all material respects with applicable requirements of Buyer Payor Programs. There is no investigation, audit, claim review, suit, inquiry, proceeding or other action pending, or to the Knowledge of Parent, threatened, which could result in a revocation, suspension, termination, probation, restriction, limitation, or non-renewal of any Buyer Payor Program provider number, result in Parent’s and Buyer’s exclusion from any Buyer Payor Program, or result in a recoupment or refund of payments made to Parent or Buyer by any Buyer Payor Program (other than routine refunds or denials of claims undertaken in the ordinary course of business).

(g) Each of Parent and Buyer has in place a compliance program that adheres to the U.S. federal sentencing guidelines for an effective compliance program and includes the recommendations made in the OIG Compliance Program Guidance for Clinical Laboratories published at 63 Fed. Reg. 45076 (August 24, 1998) in all material respects.

(h) Parent and Buyer have furnished to Seller correct and complete copies, or if agreed to by Seller in its sole discretion, summaries of, since January 1, 2011 all (1) material communications of Parent and Buyer with any Government Authority with respect to Healthcare Laws and (2) written materials presented to any compliance oversight committee of Parent or Buyer and the corresponding minutes of any such meetings.

(i) To the extent that Parent or Buyer is participating in any research or clinical trials project, such research or clinical trials project is performed in compliance in all material respects with the applicable Healthcare Laws.

(j) Notwithstanding anything in this Agreement to the contrary, the representations and warranties made by Parent and Buyer in Sections 5.08 and 5.20 are the sole and exclusive representations and warranties made regarding compliance with Healthcare Laws, health care investigations, compliance with Privacy Laws, reimbursement compliance and other related matters.

Section 5.09 Ethical Practices.

(a) Since January 1, 2012, neither Parent, Buyer nor, to the Knowledge of Parent, any director, manager, officer, agent, consultant, distributor, employee or any other person acting for, or on behalf of, Parent or Buyer has, directly or indirectly: (i) violated or is in violation in any material respect of any Improper Payment Laws in any jurisdiction; (ii) made, undertaken, offered to make, promised to make or authorized the payment or giving of any Prohibited Payments; (iii) to the Knowledge of Parent, been subject to any Prohibited Payment Investigations; (iv) used funds or other assets, or made any promise or undertaking in such regard, for the establishment or maintenance of a Prohibited Fund; (v) made any false or fictitious entries in any books or records of Parent or Buyer relating to any Prohibited Payment or Prohibited Fund; (vi) received any unlawful discounts or rebates in violation of any Laws relating to antitrust or competition; or (vii) breached or waived any code of ethics or similar foreign, federal or state policy regarding business conduct.

(b) Parent and Buyer have established reasonable internal controls and procedures intended to ensure compliance with Improper Payment Laws.

(c) Since January 1, 2012, the operations of Parent and Buyer are and have been conducted in compliance in all material respects with all Money Laundering Laws, and no Action involving Parent or Buyer with respect to Money Laundering Laws is pending and, to the Knowledge of Parent, no such Actions are threatened.

(d) Neither Parent, Buyer nor, to the Knowledge of Parent, any of their respective directors, managers, officers, agents, distributors, employees or nor, to the Knowledge of Parent, any other persons acting on behalf of any of the foregoing: (i) is, or is owned or Controlled by, a Prohibited Person; (ii) directly or indirectly, has conducted, conducts or is otherwise involved with any business with or involving any Government Authority (or any sub-division thereof), or any person, entity or project, targeted by, or located in any country that is the subject of, any of the sanctions administered by OFAC or any other Sanctions; (iii) directly or indirectly supports or facilitates, or plans to support or facilitate or otherwise become involved with, any such person, Government Authority, entity or project; or (iv) is or ever has been in violation of or subject to an investigation relating to Sanctions.

(e) Neither Parent nor Buyer is currently and, since January 1, 2012, has not been, a party to any contract or bid with, or since January 1, 2012 conducted business directly or indirectly with, any Prohibited Persons.

(f) Notwithstanding anything in this Agreement to the contrary, the representations and warranties made by Parent and Buyer in this Section 5.09 are the sole and exclusive representations and warranties made regarding ethical practices, Improper Payment Laws, Money Laundering Laws, Sanctions, Prohibited Persons and other related matters.

Section 5.10 Securities Matters. Buyer is an “accredited investor” (as such term is defined in Rule 501 of Regulation D under the Securities Act). The Shares are being acquired by Buyer for its own account, and not with a view to, or for the offer or sale in connection with, any public distribution or sale of the Shares or any interest in them. Each of Parent and Buyer has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of its investment in the Shares, and Buyer is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Shares. Buyer acknowledges that the Shares have not been registered under the Securities Act, or any securities Laws or any state or other jurisdiction (U.S. or non-U.S.), and understands and agrees that it may not sell or dispose of any Shares except pursuant to a registered offering in compliance with, or in a transaction exempt from, the registration requirements of the Securities Act and any other applicable securities Laws of any state or other jurisdiction (U.S. or non-U.S.).

Section 5.11 Financial Ability.

(a) Attached hereto as Exhibit D is a true and complete copy of each executed commitment letter to Buyer (the “Commitment Letters”) from AllianceBernstein L.P. and Wells Fargo Bank, N.A. (collectively, the “Lenders”) pursuant to which the Lenders, severally and not jointly, have committed to provide Buyer with debt financing for the Transactions in an aggregate amount of $65,000,000 (the “Financing”), which amount is greater than or equal to the full amount of the debt financing required to consummate the Transactions on the terms contemplated by the Transaction Documents and in each case to pay all of Buyer’s and Parent’s related fees and expenses.

(b) Each Commitment Letter is a legal, valid and binding obligation of Buyer and, to the Knowledge of Parent, the other party or parties thereto, and is in full force and effect.

(c) There are no side letters (including fee letter(s) relating to fees with respect to the Financing) or other contracts, agreements or understandings to which Parent or any of its Affiliates is a party which would adversely affect the amount or availability (including the timing) of the full amount of the Financing other than as expressly set forth in the Commitment Letters.

(d) Except as specifically set forth in the Commitment Letters, (i) there are no conditions precedent to the obligations of the Lenders to fund the Financing and (ii) there are no contingencies pursuant to any contract, agreement or other understanding relating to the Transactions to which Parent or any of its Affiliates is a party that could permit any of the Lenders to reduce the total amount of the Financing or impose any additional condition precedent to the availability of the Financing.

(e) As of the Agreement Date, Parent (i) is not aware of any fact or occurrence that makes any of the representations or warranties of Buyer in the Commitment Letters inaccurate in any material respect, (ii) has no reason to believe that Buyer will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it or its Affiliates contained in the Commitment Letters, and (iii) has no reason to believe that any portion of the Financing required to consummate the Transactions will not be made available to Buyer on the Closing Date. Buyer has fully paid any and all commitment fees and other fees required by the Commitment Letters to be paid as of the Agreement Date.

(f) As of the Agreement Date, (i) no Commitment Letter has been amended or modified (provided, that the existence or exercise of any “market flex provisions” contained in any Commitment Letter or fee letter executed in connection therewith or the addition of further lenders, agents, arrangers, bookrunners, syndication agents or similar entities shall not constitute an amendment or modification of any Commitment Letter), (ii) to the Knowledge of Parent, no such amendment or modification is contemplated, and (iii) the commitments contained in each Commitment Letter have not been withdrawn, decreased or rescinded in any respect.

(g) Each of Parent and Buyer has, and will have at the Closing, (i) the resources and capabilities (financial and otherwise) to perform its respective obligations under the Transaction Agreements and (ii) immediately available funds in connection with the Financing in an amount equal to or in excess of the Closing Cash Payment (assuming that all rights to flex the terms of the Financing are exercised to their maximum extent), which will provide Buyer with acquisition financing at the Closing sufficient to consummate the Transactions, pay all of Parent’s and Buyer’s fees and expenses incurred in connection with the Transactions and undertake its respective other obligations at Closing upon the terms contemplated by the Transaction Documents. Neither Parent nor Buyer has incurred any obligation, commitment, restriction or other Liability of any kind, and is not contemplating or aware of any obligation, commitment, restriction or other Liability of any kind, in either case which could impair or adversely affect such resources, funds or capabilities.

Section 5.12 Brokers. Except for fees and expenses of Stephens Inc. and Houlihan Lokey Capital, Inc. (“Houlihan Lokey”), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Parent, Buyer or any of their respective Affiliates in connection with any Transaction.

Section 5.13 Solvency. Immediately after giving effect to the consummation of the Transactions (including any financings being entered into in connection therewith), and assuming the accuracy of the representations and warranties made by Seller in Article IV:

(a) the fair saleable value (determined on a going concern basis) of the assets of Buyer and Company and their respective Subsidiaries will be greater than the total amount of their Liabilities;

(b) Buyer, Company and their respective Subsidiaries will be solvent and able to pay their respective debts and obligations in the ordinary course of business consistent with past practice as they become due;

(c) no transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of any of Parent, Buyer and their respective Subsidiaries (which, for purposes of this Section 5.13(c) shall include Company) in connection with the Transactions. Neither Parent nor Buyer have incurred, or plan to incur, debts beyond their ability to pay as they become absolute and matured; and

(d) Buyer, Company and their respective Subsidiaries will have adequate capital to carry on their respective businesses and all businesses in which they are about to engage.

Section 5.14 Parent Stockholder Approval. The affirmative vote of (a) a majority of the outstanding shares of Common Stock, with respect to the approval of the amendment to Parent’s organizational documents increasing the authorized number of shares of (i) Common Stock from one hundred million (100,000,000) shares to two hundred fifty million (250,000,000) shares and (ii) Preferred Stock from ten million (10,000,000) shares to fifty million (50,000,000) shares, and (b) a majority of the votes cast at the Parent Stockholder Meeting, with respect to the approval of the Stock Issuance in compliance with NASDAQ Rules, in each case, by holders of the shares of Common Stock entitled to vote thereon on the record date for the Parent Stockholder Meeting are the only votes of the stockholders of Parent necessary to approve the transactions contemplated by this Agreement (the “Parent Stockholder Approval”). None of the information included or incorporated by reference in the Proxy Statement (other than that specifically provided in writing by Seller for inclusion therein) will, on the date it is first mailed to the shareholders of Parent and at the time of the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by Seller for inclusion or incorporation by reference in the Proxy Statement.

Section 5.15 Certain Matters as to Parent and Buyer. Each of Parent’s and Buyer’s funds are derived from legitimate business activities. Neither Parent nor Buyer is a Prohibited Person with whom Seller is prohibited from engaging in any Transaction due to any Sanctions Laws or violations thereof.

Section 5.16 SEC Reports; Financial Statements; Registration Rights.

(a) Parent has timely filed all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC since January 1, 2012 under the Exchange Act or the Securities Act (all such forms, reports, statements, certificates and other documents filed since January 1, 2012, collectively, the “Parent SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, each as in effect on the date so filed. As of their respective filing dates and in the case of proxy statements on the date of mailing (or, if amended or superseded by a subsequent filing, as of the date of such amendment or superseding filing), none of the Parent SEC Documents (including any financial statements or schedules included therein) contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each Parent SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not, and each such Parent SEC Document filed subsequent to the Agreement Date and prior to the Closing Date will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. No Subsidiary of Parent is, or since January 1, 2012 has been, required to file any form, report, registration statement or other document with the SEC. As used in this Section 5.16, the term “filed” shall be broadly construed to include any manner in which a document or information was filed, furnished, transmitted, supplied or otherwise made available to the SEC.

(b) Parent has made available to Seller copies of all comment letters received by Parent from the SEC since January 1, 2012 relating to the Parent SEC Documents, together with all written responses of Parent thereto. There are no outstanding or unresolved comments in any such comment letters received by Parent from the SEC. To the Knowledge of Parent none of the Parent SEC Documents is the subject of any ongoing review by the SEC.

(c) The audited consolidated financial statements of Parent (including any related notes thereto) contained in or incorporated by reference in the Parent SEC Documents were prepared in accordance with GAAP applied on a consistent basis throughout the period involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries at the date thereof and the results of their operations and cash flows for the periods indicated, all in accordance with GAAP. The unaudited consolidated financial statements of Parent (including any related notes thereto) included in Parent’s quarterly reports on Form 10-Q filed with the SEC since December 31, 2014 have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or may be permitted by the SEC under the Exchange Act) and fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of the respective dates thereof and the results of their operations and cash flows for the periods indicated (subject to normal period-end adjustments), all in accordance with GAAP. The financial statements referred to in this Section 5.16 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. No financial statements of any Person other than Parent and its Subsidiaries are, or since January 1, 2012 have been, required by GAAP to be included in the consolidated financial statements of Parent.

(d) Parent maintains disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) designed to ensure that information required to be disclosed by Parent in the reports that it files and submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including that information required to be disclosed by Parent in the reports that it files and submits under the Exchange Act is accumulated and communicated to management of Parent as appropriate to allow timely decisions regarding required disclosure. Parent maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act) designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent has disclosed, based on its most recent evaluation, to Parent’s auditors and the audit committee of Parent Board (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. There were no significant deficiencies or material weaknesses identified in management’s assessment of internal control over financial reporting as of and for the year-ended December 31, 2014 (nor has any such deficiency or weakness been identified since such date).

(e) Other than as set forth on Schedule 5.16(e), Parent (i) has no agreement, arrangement or understandings that is currently in effect to register any securities of Parent or any of its subsidiaries under the Securities Act or under any state securities law and has not granted registration rights to any Person (other than agreements, arrangements or understandings with respect to registration rights that are no longer in effect) and (ii) has agreement, arrangement or understandings that is currently in effect with respect to the appointment or nomination of any directors. None of the Transactions conflict with any of the terms of the agreements listed on Schedule 5.16(e).

Section 5.17 Capital Structure of Parent and Buyer.

(a) The authorized equity and capital stock of Parent consists solely of 10,000,000 shares of “blank check” preferred stock, none of which have been issued, and 100,000,000 shares of Common Stock. As of the

Agreement Date, there are issued and outstanding (i) 60,608,614 shares of Common Stock, (ii) 5,466,471 Parent Stock Options to purchase an aggregate of 5,466,471 shares of Common Stock (of which Parent Stock Options to purchase an aggregate of 2,763,747 shares of Common Stock were exercisable) pursuant to Parent Stock Plans, (iii) 650,000 shares of Common Stock reserved for issuance pursuant to outstanding warrants and (iv) no shares of Common Stock held in treasury. There are 1,144,940 shares of Common Stock reserved for issuance pursuant to future awards under Parent’s Amended and Restated Equity Incentive Plan and 348,564 shares of Common Stock reserved for issuance pursuant to the Parent’s Employee Stock Purchase Plan. All of the Parent Common Stock and Parent Preferred Stock to be issued as the Stock Consideration pursuant to this Agreement will be, duly authorized and validly issued, fully paid and nonassessable, and none of the Parent Common Stock or Parent Preferred Stock to be issued as the Stock Consideration will be, issued in violation of (i) any preemptive or other rights of any Person to acquire securities of Company, or (ii) any applicable federal or state securities laws, and the rules and regulations promulgated thereunder. Other than as set forth in the second sentence of this Section 5.17(a), there are no options, subscriptions, warrants, calls, or rights of conversion or other similar rights (preemptive or otherwise), agreements, arrangements or commitments obligating Parent to issue or sell any shares of its capital stock, other Equity Interests or securities convertible into or exchangeable for its shares or other Equity Interests or any shares or other Equity Interests of Parent, other than as provided in this Agreement. There are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Equity Interests of Parent.

(b) Parent owns all of the issued and outstanding equity and capital stock of Buyer.

(c) The authorized capital stock of Buyer consists of one hundred (100) shares of common stock, all of which are issued and outstanding (the “Buyer Common Stock”). Parent owns all of the Buyer Common Stock beneficially and of record, free and clear of all Liens, except (i) any Lien arising out of, under or in connection with the Securities Act or any other applicable securities Laws; (ii) any Lien arising out of, under or in connection with this Agreement or any other Transaction Agreement; or (iii) any Lien created by or through, or resulting from any facts or circumstances relating to, Company, Company Subsidiary or their respective Affiliates, and no Equity Interests of Buyer are held in Buyer’s treasury. All of the shares of Buyer Common Stock have been duly authorized and validly issued, are fully paid and non-assessable and were not issued in violation of (i) any preemptive or other rights of any Person to acquire securities of Buyer, or (ii) any applicable federal or state securities laws, and the rules and regulations promulgated thereunder. There are no options, subscriptions, warrants, calls, or rights of conversion or other similar rights (preemptive or otherwise), agreements, arrangements or commitments obligating Buyer to issue or sell any shares of its capital stock, other Equity Interests or securities convertible into or exchangeable for its shares or other Equity Interests or any shares or other Equity Interests of Buyer, other than as provided in this Agreement. There are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Buyer Common Stock or other Equity Interests of Buyer.

(d) Except as Set forth on Schedule 5.17(e), neither Parent nor Buyer owns, directly or indirectly, any outstanding securities or other Equity Interests in, any other Person.

(e) A copy of Parent’s and Buyer’s articles of incorporation and bylaws, current as of the Agreement Date, have been provided to Seller, and each such copy is true, accurate and complete and reflects all amendments made through the Agreement Date.

Section 5.18 No Undisclosed Liabilities. To the Knowledge of Parent, other than (i) as set forth in the consolidated balance sheet of Parent and its subsidiaries included in Parent’s annual report on Form 10-K for the fiscal year ended December 31, 2014, (ii) Liabilities for Taxes, (iii) Liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2014 and (iv) Liabilities that would not reasonably be expected to have a Buyer Material Adverse Effect, Parent does not have any Liabilities including, but not limited to, Liabilities for violation of Laws, Liabilities for overbilling Government Programs or third party payors for Services, breach of contract or tort, that are required to be reflected on a balance sheet prepared in accordance with GAAP.

Section 5.19 Absence of Certain Changes or Events. Except as contemplated by the Transaction Agreements or in connection with the preparation for or the consummation of the Transactions, during the period from January 1, 2015 through the Agreement Date, (a) Parent and Buyer has each conducted its business in all material respects in the ordinary course of business consistent with past practice, (b) as of the Agreement Date, there has not been any Buyer Material Adverse Effect or any event that would materially impair or delay the ability of Parent to consummate the Parent Transactions, Buyer to consummate the Buyer Transactions or either to otherwise perform its respective obligations under the applicable Transaction Agreements and (c) except as set forth on Schedule 5.19 neither Parent nor Buyer has taken any of the actions specified in Sections 6.01(b)(i)–(xi).

Section 5.20 Absence of Litigation. As of the Agreement Date, no Actions are pending or, to the Knowledge of Parent, threatened against Parent or Buyer that, if decided adversely, would reasonably be expected to have a Buyer Material Adverse Effect or would prevent or materially impair or delay the ability of Parent to consummate the Parent Transactions or Buyer to consummate the Buyer Transactions. Schedule 5.20 includes a true and correct listing of all Actions that were settled or adjudicated with respect to Parent or Buyer since January 1, 2012.

Section 5.21 Intellectual Property.

(a) To the Knowledge of Parent, the Intellectual Property and Technology owned by Parent, constitute all material Intellectual Property necessary to the operation of each of Parent’s and Buyer’s business in all material respects as it is conducted on the Agreement Date.

(b) To the Knowledge of Parent, the operation of each Parent’s and Buyer’s business by Parent and Buyer, as applicable, as currently conducted does not infringe upon or misappropriate the Intellectual Property of any third party in a manner that would reasonably be expected to have a Buyer Material Adverse Effect.

(c) Neither Parent nor Buyer has received any written claim or notice from any Person during the one (1)-year period ending on the Agreement Date alleging that the operation of either of Parent’s or Buyer’s business by Parent or Buyer, as applicable, infringes upon or misappropriates any Intellectual Property of any third party which, if proven or established, would reasonably be expected to have a Buyer Material Adverse Effect. As of the Agreement Date, there are no infringement Actions pending or, to the Knowledge of Parent, threatened in writing against Parent or Buyer alleging that the operation of the either of Parent’s or Buyer’s business by Parent or Buyer, as applicable, infringes upon or misappropriates any Intellectual Property of any third party which, if proven or established, would reasonably be expected to have a Buyer Material Adverse Effect.

(d) To the Knowledge of Parent, as of the Agreement Date no Person is engaging in any activity that infringes in any material respect upon the Parent’s Intellectual Property or the Parent’s Technology, except for any such infringements that do not materially impair the ability of Parent or Buyer, as applicable, to operate their business as conducted on the Agreement Date or that would not reasonably be expected to have a Buyer Material Adverse Effect.

(e) Neither Parent nor Buyer has received during the one (1)-year period ending on the Agreement Date written notice of any claims, challenging the validity, effectiveness or ownership by Parent or Buyer, as applicable, of any Parent Intellectual Property.

(f) To the Knowledge of Parent, all employees and third parties with whom Parent or Buyer have shared the source code to any Software owned by Parent is obligated to treat as confidential such source code.

(g) Notwithstanding anything in this Agreement to the contrary, the representations and warranties made by Parent in this Section 5.21 are the sole and exclusive representations and warranties made regarding Parent’s Intellectual Property or Technology

Section 5.22 Environmental Matters.

(a) Except as disclosed on Schedule 5.22:

(i) there are no Actions pending or, to the Knowledge of Parent, threatened in writing, against Parent or Buyer with respect to either’s business or, to the Knowledge of Parent, either’s owned and leased real properties, alleging that Parent or Buyer is violating, or asserting Liability of Parent or Buyer under, Environmental Law; and

(ii) Parent and Buyer each is currently in compliance in all material respects with all applicable Environmental Laws, including obtaining and maintaining in effect all Environmental Permits required by applicable Environmental Laws. Parent and Buyer each is in compliance, in all material respects, with all state and federal regulations with respect to the disposal of medical waste and Hazardous Materials, including but not limited to xylene, in the laboratory.

(b) There are no Environmental Claims, pending or, to the Knowledge of Parent, threatened against Parent or Buyer, or judgments or orders relating to any Hazardous Materials issued against Company or Company Subsidiary and relating to any owned or leased real properties currently or formerly owned, leased or otherwise used by Parent or Buyer. Neither Parent nor Buyer has assumed any Liability of any Person for cleanup in connection with any Environmental Claim.

(c) Notwithstanding anything in this Agreement to the contrary, the representations and warranties made by Parent and Buyer in this Section 5.22 are the sole and exclusive representations and warranties made by Parent regarding environmental, health or safety matters, Environmental Laws, Environmental Permits or Hazardous Materials.

Section 5.23 Employee Benefits Matters; Labor.

(a) Since January 1, 2015, none of the Buyer Employee Plans nor any trust created thereunder or with respect thereto has engaged in any “prohibited transaction” or “party-in-interest transaction” as such terms are defined in Section 4975 of the Code and Section 406 of ERISA which could subject either Parent or Buyer to a material Tax or penalty on prohibited transactions or party-in-interest transactions pursuant to Section 4975 of the Code or Section 502(i) of ERISA.

(b) Parent and Buyer each (i) complies in all material respects with all applicable Laws with respect to employment, employment practices, terms and conditions of employment, hiring, termination of employment, occupational safety and health, wages and hours, in each case with respect to its employees; and (ii) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Government Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for its employees (other than routine payments to be made in the normal course of business and consistent with past practice).

(c) Notwithstanding anything in this Agreement to the contrary, the representations and warranties made by Parent and Buyer in this Section 5.23 are the sole and exclusive representations and warranties made regarding employees, Buyer Employee Plans or other employment or employee benefits matters.

Section 5.24 Taxes.

(a) All material Tax Returns that are required to be filed by Parent and Buyer have been timely filed (taking into account requests for extensions to file such Tax Returns), and all such Tax Returns are true, correct, and complete in all material respects. All material Taxes owed by Parent and Buyer, whether or not shown as due on such Tax Returns, have been timely paid in full, except for Taxes being contested in good faith by appropriate proceedings and for which adequate provision therefor in accordance with GAAP has been made in the financial statements or the books and records of the business of either Parent or Buyer, as applicable.

(b) No deficiencies for any Taxes have been proposed, asserted or assessed in writing by a Taxing Authority against Parent or Buyer that are still pending. There are no pending Tax audits, examinations or administrative or judicial proceedings with respect to any Tax liability of Parent or Buyer. Neither Parent nor Buyer has received from any Taxing Authority (including jurisdictions where neither Parent nor Buyer has filed Tax Returns) any written notice indicating an intent to open an unresolved Tax audit or other review with respect to Taxes owed by Parent or Buyer. There are no liens for Taxes upon the assets of either Parent or Buyer, except for liens for Taxes not yet due and payable or liens for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided on the books and records of Parent or Buyer, as applicable, in each case in accordance with GAAP.

(c) No extensions of the period for assessment of any Taxes are in effect with respect to Parent or Buyer other than as the result of extending the due date of a Tax Return. No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes have been entered into or issued by any Taxing Authority with or in respect of any Tax matter affecting Parent or Buyer that affect post-Closing Tax periods. Neither Parent nor Buyer is presently contesting any Tax of Parent or Buyer before any Government Authority.

(d) No material Tax Return filed by Parent or Buyer is under current examination by any Taxing Authority. No unresolved written claim has been made within the last three (3) years by any Government Authority in a jurisdiction where a Tax Return is not filed by Parent or Buyer that any such Tax Return is required to be filed or that Parent, Buyer or any item or asset of either is or may be subject to taxation by that jurisdiction.

(e) There are no Liens for Taxes on the assets of either Parent or Buyer other than Liens for Taxes not yet due and payable or Taxes being contested in good faith.

(f) All material Taxes required to be withheld, collected or deposited by Parent and Buyer have been timely withheld, collected or deposited as the case may be, and to the extent required have been paid to the proper Taxing Authority.

(g) Excluding agreements the principal subject matter of which is not Taxes, neither Parent nor Buyer is a party to, is bound by or has any obligation under any Tax sharing, Tax indemnity agreement, or similar agreement, in each case, that will not terminate on or before the Closing Date.

(h) Neither Parent nor Buyer has entered into any “listed transactions” as defined in Treasury Regulations Section 1.6011-4(b)(2).

(i) Neither Parent nor Buyer will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date made by Parent or Buyer prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed by Parent or Buyer prior to the Closing; (iii) election under Section 108(i) of the Code made by Parent or Buyer prior to the Closing; (iv) installment sale or open transaction disposition made on or prior to the Closing Date that does not result in the receipt of cash by Parent or Buyer in Tax periods (or portions thereof) beginning after the Closing Date; (v) prepaid amount that is not reflected in the financial statements or the books and records of the business of either Parent or Buyer on or prior to the Closing Date; or (vi) use of an improper method of accounting for any Tax period (and the portion of any Straddle Period) ending on or before the Closing Date by Parent or Buyer with respect to items of income or deductions originally reflected by Parent or Buyer in Tax Returns for Tax periods ending on or before the Closing Date.

(j) Neither Parent nor Buyer has been a “distributing corporation” or a “controlled corporation” in connection with a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code within the past two (2) years.

(k) Neither Parent nor Buyer has any current plan or intention to merge (which for the purposes of this Section 5.24(k) shall include any transaction treated as a merger under state Law applicable to Company) Company. Parent does not have any plan or intention to liquidate or merge Buyer.

(l) Notwithstanding anything in this Agreement to the contrary, the representations and warranties made by Parent and Buyer in this Section 5.24 are the sole and exclusive representations and warranties made regarding Parent’s and Buyer’s Taxes or other Tax matters.

Section 5.25 Real Property.

(a) Schedule 5.25 sets forth a list, as of the Agreement Date, of Parent’s and Buyer’s owned real property and leased real property. Parent or Buyer, as applicable, has good and valid title to all of its owned real property as of the Agreement Date and valid title to the leasehold estate (as lessee or sublessee) in all of its leased real property set forth on Schedule 5.25, in each case free and clear of all Liens, except for Permitted Liens and except for:

(i) Liens that secure Debt that is reflected on the consolidated balance sheet of Parent and its subsidiaries included in Parent’s annual report on Form 10-K for the fiscal year ended December 31, 2014;

(ii) zoning, building and other generally applicable land use restrictions; and

(iii) Liens that have been placed by a third party on the fee title of real property constituting Parent’s leased real property or real property over which Parent has easement rights, and subordination or similar agreements relating thereto.

(b) All leases and subleases for Parent’s or Buyer’s leased real property under which Parent or Buyer is a lessee or sublessee are in full force and effect and are enforceable, in all material respects, in accordance with their respective terms, subject to the Bankruptcy and Equity Exception, and no written notices of material default under any such lease or sublease have been sent or received by Parent, Buyer or their respective Affiliates during the period from January 1, 2012 through the Agreement Date.

(c) None of Parent, Buyer or their respective Affiliates has received any written notice from any Government Authority asserting any violation or alleged violation of applicable Laws with respect to any of Parent’s of Buyer’s owned or leased properties that remains uncured as of the Agreement Date and that would reasonably be expected to have a Buyer Material Adverse Effect.

(d) None of Parent, Buyer or their respective Affiliates has received written notice of (x) any condemnation, eminent domain or similar proceeding affecting any portion of any of such buildings or premises or any access thereto, and to the Knowledge of Parent no such proceedings are contemplated or (y) any special assessment or pending improvement liens to be made by any Government Authority which could materially and adversely affect any of such buildings or premises.

(e) Notwithstanding anything in this Agreement to the contrary, the representations and warranties made by Parent and Buyer in this Section 5.25 are the sole and exclusive representations and warranties made regarding Parent’s or Buyer’s owned or leased properties or any other real property matters pertaining to Parent or Buyer.

Section 5.26 Opinion of Financial Advisors. Parent has received the opinion of Houlihan Lokey to the effect that, as of the date of the opinion and based upon and subject to the assumptions, qualifications, matters and limitations set forth therein, the Purchase Price to be paid by Buyer to Seller is fair to Parent from a financial point of view.

Section 5.27 Parent Board Recommendation. The Parent Board, at a meeting duly called and held, has (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Transactions, taken together, are advisable and in the best interests of the stockholders of Parent and took all action board action necessary for the approval of the Proposals and the matters contemplated thereby and (b) resolved unanimously to recommend that the stockholders of Parent approve and adopt the Proposals (the “Parent Board Recommendation”).

Section 5.28 Anti-Takeover Provisions . (a) Parent and the Parent Board have taken all necessary action to exempt Seller, this Agreement, the Transaction Agreements and the Transactions from any “fair price,” “moratorium,” “control share acquisition” or other antitakeover statute or similar statute or regulation under the Nevada Revised Statutes (“NRS”), including, but not limited to, NRS Sections 78.378 – 78.3793, inclusive, and NRS Sections 78.411-78.444, inclusive (each, a “Takeover Statute”); (b) no other “fair price,” “moratorium,” “control share acquisition” or other antitakeover statute or similar statute or regulation, applies or purports to apply to this Agreement, the Transaction Agreements or the Transactions; and (c) Parent has not adopted, effected, implemented or proposed to adopt, effect or implement any “shareholders’ rights plan,” “poison pill” or similar arrangement adverse to Seller or its Affiliates.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01 Conduct of Business Before the Closing.

(a) Except as required by applicable Law or as otherwise contemplated by or necessary to effectuate the Transaction Agreements, and except for matters identified on Schedule 6.01(a), during the Pre-Closing Period, unless Buyer otherwise consents in advance (which consent shall not be unreasonably withheld, conditioned or delayed), Seller will, and will cause Company and Company Subsidiary to, conduct the Business in the ordinary course of business consistent with past practice. Without limiting the foregoing, except as required by applicable Law or as otherwise contemplated by or necessary to effectuate the Transaction Agreements, and except for matters identified on Schedule 6.01(a), during the Pre-Closing Period, unless Buyer otherwise consents in advance (which consent shall not be unreasonably withheld, conditioned or delayed), Seller covenants and agrees that, neither Company nor Company Subsidiary shall:

(i) amend or otherwise change its articles of incorporation or bylaws or any equivalent organizational documents;

(ii) issue, sell, pledge, dispose of or encumber any of Company’s or Company Subsidiary’s Equity Interests, or grant to any Person any right to acquire any of Company’s or Company Subsidiary’s Equity Interests;

(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of Company’s or Company Subsidiary’s Equity Interests, except for any dividend or distribution payable in cash by Company Subsidiary to Company or by Company or Company Subsidiary to Seller or any of its Affiliates;

(iv) reclassify, split, combine or subdivide any shares of capital stock of Company or Company Subsidiary or redeem, repurchase or otherwise acquire any shares of capital stock of Company or Company Subsidiary;

(v) (x) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, in each case, other than purchases of inventory and other non-material assets in the ordinary course of business or pursuant to existing contracts; or (y) sell or otherwise dispose of (whether by merger, consolidation or sale of stock or assets or otherwise) any assets of Company or Company Subsidiary, other than sales or dispositions of finished goods inventory in the ordinary course of business consistent with past practice;

(vi) (A) make or rescind any material election relating to Taxes outside of the ordinary course of business, (B) settle or compromise any material Tax liability or refund, (C) implement or adopt any material change in its Tax methods of accounting outside of the ordinary course of business, except (x) as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto, (y) as may be required by changes in the Tax methods of accounting, policies or practices of Seller other than, for the avoidance of doubt, with respect to a matter governed by Section 6.01(a)(vi)(E), or (z) as may be required by a change in applicable Law, (D) file any material amended Tax Return or claim for refund of Taxes, (E) adjust the Tax basis of any asset outside of the ordinary course of business (for this purpose, ordinary course of business with respect to the adjustment to the Tax basis of any receivable shall mean the accounting policy set forth in Schedule 6.01(a)(vi)), or (F) enter into any ruling request, closing agreement or similar agreement with any Taxing Authority; in each case to the extent such action could be expected to increase the Tax liability of Company or Company Subsidiary in any taxable period (or portion thereof) beginning after the Closing Date; notwithstanding the foregoing, neither Seller, Company nor Company Subsidiary shall be required to take any action or avoid taking any action (except as specified in Section 6.01(a)(vi)(E)) pursuant to this Section 6.01(a)(vi) unless the Buyer Indemnified Parties would incur a Loss as the result of such action for which Loss the Buyer Indemnified Parties are not indemnified by Seller under this Agreement and Seller does not otherwise agree to indemnify the Buyer Indemnified Parties for such Loss;

(vii) agree to any exclusivity, non-competition or similar provision or covenant restricting Company or Company Subsidiary from competing in any line of business or with any Person or in any area or engaging in any activity or business (including with respect to the development, manufacture, marketing or distribution of their respective products or services), or pursuant to which any benefit or right would be required to be given or lost as a result of so competing or engaging, or which would have any effect on Company or Company Subsidiary after the Closing;

(viii) adopt a shareholders rights plan;

(ix) grant any registration rights to any Person or reach any agreement regarding Equity Interests of Company or Company Subsidiary, arrangement or understanding with respect to any such registration rights with any Person;

(x) grant any severance or termination pay to any Business Employee, other than those made in Company’s or Company Subsidiary’s ordinary course of business and consistent with past practices or to the extent required by law, or pursuant to Company’s or Company Subsidiary’s existing employment, retention, severance and similar agreements with any Business Employee as disclosed in the Disclosure Schedule;

(xi) extend an offer of employment to a candidate for an officer position of vice president or above or any position with annual compensation equal to or greater than $150,000 without prior consultation with Parent;

(xii) except (i) in the ordinary course of business, or (ii) as provided for in Exhibit I, or (iii) as required by Law, or (iv) as permitted by Section 6.01(a)(x) and/or 6.01(a)(xi) or any Employee Plan of Business Plan in effect as of the date of this Agreement and disclosed in the Disclosure Schedule, adopt or pay, accelerate, increase or accrue salary or other payments or benefits or promise or make discretionary employer contributions to, under, or with respect to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, group insurance, severance pay, retirement, or other employee benefit plan, agreement, or arrangement, or any employment or consulting agreement with or for the benefit of any Business Employee, or consultant to the Business, or amend any such existing plan, agreement, or arrangement;

(xiii) agree to take any of the foregoing actions.

(b) Except as required by applicable Law or as otherwise contemplated by or necessary to effectuate the Transaction Agreements, including consummation of the Permitted Financing (if any), and except for matters identified on Schedule 6.01(b), during the Pre-Closing Period unless Seller otherwise consents in advance (which consent shall not be unreasonably withheld, conditioned or delayed), Parent will, and will cause its Subsidiaries (including Buyer) to, conduct their businesses in the ordinary course of business consistent with past practice. Without limiting the foregoing, except as required by applicable Law or as otherwise contemplated by or necessary to effectuate the Transaction Agreements, including consummation of the Permitted Financing (other than with respect to Sections 6.01(b)(i) and (b)(ix)-(xi)), and except for matters identified on Schedule 6.01(b), during the Pre-Closing Period unless Seller otherwise consents in advance (which consent shall not be unreasonably withheld, conditioned or delayed), Parent covenants and agrees that, neither Parent nor any of its Subsidiaries (including Buyer) shall:

(i) amend or otherwise change its articles of incorporation or bylaws or any equivalent organizational documents including, for the avoidance of doubt, in connection with a Permitted Financing (except with respect to the Certificate of Designation as expressly contemplated herein and for administerial changes for Subsidiaries);

(ii) issue, sell, pledge, dispose of or encumber any of its or its Subsidiaries’ Equity Interests, or grant to any Person any right to acquire any of its or its Subsidiaries’ Equity Interests, except (x) in connection with a Permitted Financing, (y) pursuant to the exercise of Parent Stock Options or settlement of other awards outstanding as of the Agreement Date or (z) the grant of Parent Stock Options or other awards under any Parent Stock Plan (and issuances of Equity Interests pursuant thereto) made to employees, independent contractors, consultants, or medical doctors in the ordinary course of business consistent with past practices including in connection with the hiring of new employees, independent contractors, consultants or medical doctors, in each case under contract with Parent or Buyer;

(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its Equity Interests, except for any dividend or distribution by a Subsidiary of Parent to Parent or to another Subsidiary or Subsidiaries of Parent;

(iv) reclassify, split, combine or subdivide any shares of capital stock of Parent or redeem, repurchase or otherwise acquire any shares of capital stock of Parent;

(v) (x) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, in each case (a “Third Party Acquisition”), other than purchases of inventory and other non-material assets in the ordinary course of business or pursuant to existing contracts; or (y) sell or otherwise dispose of (whether by merger, consolidation or sale of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets of Parent or its Subsidiaries, other than sales or dispositions of finished goods inventory in the ordinary course of business consistent with past practice;

(vi) implement or adopt any material change in its methods of accounting, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

(vii) agree to any exclusivity, non-competition or similar provision or covenant restricting Parent, any of its Subsidiaries or any of their respective Affiliates, from competing in any line of business or with any

Person or in any area or engaging in any activity or business (including with respect to the development, manufacture, marketing or distribution of their respective products or services), or pursuant to which any benefit or right would be required to be given or lost as a result of so competing or engaging, or which would have any effect on Seller or any of its Affiliates after the Closing;

(viii) adopt a shareholders rights plan;

(ix) fail to enter into a standstill and lock-up agreement with any Person, or two or more Persons deemed to be a “group” for purposes of Section 13(d)(3) of the Exchange Act, if in connection with any Permitted Financing such Person or Persons beneficially own (as determined for purposes of Rule 13d-3 under the Exchange Act) twenty percent (20%) or more of the outstanding shares of Common Stock, which agreement must contain standstill and lock-up provisions which are no less favorable to Parent than those to be contained in the Investor Rights Agreement to be entered into at Closing;

(x) grant any registration rights to any Person or reach any agreement, arrangement or understanding with respect to registration rights with any Person (including, for the avoidance of doubt, in connection with a Permitted Financing), other than at Closing pursuant to the Registration Rights Agreement;

(xi) increase or decrease the number of seats on the Parent Board or grant any Person the right to nominate or appoint any director to the Parent Board (including, for the avoidance of doubt, in connection with a Permitted Financing), other than at the Closing pursuant to the Investor Rights Agreement; or

(xii) agree to take any of the foregoing actions.

Section 6.02 Access to Information.

(a) During the Pre-Closing Period, upon reasonable prior notice, Seller shall, and shall cause Company or Company Subsidiary to, and Parent shall, and shall cause Buyer to, (i) afford the Representatives of the other Party reasonable access, during normal business hours, to its properties, books and records with respect to the Transactions and (ii) furnish to the Representatives of the other Party such additional financial and operating data and other information regarding the Transactions as the other Party or its Representatives may from time to time reasonably request for purposes of consummating the Transactions.

(b) Notwithstanding anything in this Agreement to the contrary,

(i) (A) in no event shall Seller, Company, Company Subsidiary or their respective Affiliates be obligated to provide any (1) access or information in violation of any applicable Law, (2) information with respect to bids, the identity of any bidder, confidentiality or non-disclosure agreements, letters of intent, expressions of interest or other proposals received in connection with transactions comparable to those contemplated by this Agreement or any information or analysis relating to any such communications, (3) information the disclosure of which could jeopardize any applicable privilege (including the attorney-client privilege) available to Seller, Company, Company Subsidiary or any of their respective Affiliates relating to such information or (4) information the disclosure of which could cause Seller, Company, Company Subsidiary or any of their respective Affiliates to breach a confidentiality obligation to which it is bound, and (B) such investigation shall not unreasonably interfere with any of the businesses, personnel or operations of Seller, Company, Company Subsidiary or any of their respective Affiliates or the Business;

(ii) (A) in no event shall Buyer, Parent or their respective Affiliates be obligated to provide any (1) access or information in violation of any applicable Law, (2) information with respect to bids, the identity of any bidder, confidentiality or non-disclosure agreements, letters of intent, expressions of interest or other proposals received in connection with transactions comparable to those contemplated by this Agreement or any information or analysis relating to any such communications, (3) information the disclosure of which could jeopardize any applicable privilege (including the attorney-client privilege) available to Buyer, Parent or any of their respective Affiliates relating to such information or (4) information the disclosure of which could cause Buyer, Parent or any of their respective Affiliates to breach a confidentiality obligation to which it is bound, and (B) such investigation shall not unreasonably interfere with any of the businesses, personnel or operations of Buyer, Parent or any of their respective Affiliates or their businesses;

(iii) the auditors and accountants of Buyer, Parent, or any of their respective Affiliates shall not be obligated to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants;

(iv) the auditors and accountants of Seller, Company, Company Subsidiary, any of their respective Affiliates or the Business shall not be obligated to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants;

(v) neither Parent nor Buyer shall conduct, without the prior written consent of Seller, which Seller may withhold for any or no reason, any environmental investigation at any property affiliated with the Business or with Seller, Company, Company Subsidiary or any of their respective Affiliates, including any sampling, testing or other intrusive indoor or outdoor investigation of air, surface water, groundwater, soil or anything else at or in connection with any property associated or affiliated in any way with the Business, Seller, Company, Company Subsidiary or any of their respective Affiliates;

(vi) before the Closing, without the prior written consent of Seller, which Seller may withhold for any or no reason, none of Parent, Buyer nor any of their respective Representatives shall contact any employees of, suppliers to, or customers of, Seller, Company, Company Subsidiary (except for customers which are also customers of Parent or Buyer) or any of their respective Affiliates or Representatives in connection with or with respect to this Agreement, any other Transaction Agreement or any Transaction, or to otherwise discuss the business or operations of Company, Company Subsidiary or the Business. Notwithstanding the forgoing, Buyer and Seller agree to develop a list of approved talking points that can be used with common customers of Buyer and Seller, who may inquire of Buyer or Seller the impact of the Transaction on their ongoing relationship with Buyer or Seller, and will instruct their field sales forces and any other Representatives to only speak to matters contained in and in accordance with such script;

(vii) Seller shall not be required, before the Closing, to disclose, or cause or seek to cause the disclosure of, to Parent, Buyer or their respective Affiliates or Representatives (or provide access to any properties, books or records of Seller or any of its Affiliates that would reasonably be expected to result in the disclosure to such persons or others of) any confidential information relating to Trade Secrets, proprietary know-how, processes or patent, trademark, trade name, service mark or copyright applications or product development, or pricing and marketing plans, nor shall Seller be required to permit or cause or seek to cause others to permit Parent, Buyer or their respective Affiliates or Representatives to have access to or to copy or remove from the properties of Seller or any of its Affiliates any documents, drawings or other materials that might reveal any such confidential information.

(c) If so requested by Seller, Parent and/or Buyer shall enter into a mutually satisfactory customary joint defense agreement or common interest agreement with Seller, Company, Company Subsidiary or their respective Affiliates with respect to any information provided to Parent or Buyer, or to which Parent or Buyer gain access, pursuant to this Section 6.02.

Section 6.03 Confidentiality. The terms of the Confidentiality Agreement are incorporated into this Agreement by reference and shall continue in full force and effect (and all obligations thereunder shall be binding upon Parent and its Representatives as if parties thereto) until the Closing, at which time the obligations under the Confidentiality Agreement shall terminate; provided, however, that Parent’s confidentiality obligations shall terminate only in respect of that portion of the Evaluation Material (as defined in the Confidentiality Agreement) exclusively relating to Company, Company Subsidiary or the Business, and for all other Evaluation Material and Notes (as defined in the Confidentiality Agreement) the Confidentiality Agreement shall continue in full force and effect in accordance with its terms. If for any reason the Closing does not occur, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

Section 6.04 Regulatory and Other Authorizations; Consents.

(a) Each of Parent and Buyer shall use commercially reasonable efforts, and shall cause their respective Affiliates to use commercially reasonable efforts, to (i) promptly obtain all Consents, Permits and Orders of all Government Authorities that may be, or become, necessary or appropriate for its execution and delivery of, and performance of its obligations pursuant to, the Parent Transaction Agreements (including the consummation of the Parent Transactions) and the Buyer Transaction Agreements (including the consummation of the Buyer Transactions) (collectively, the “Government Approvals”) and all applicable consents required by the NASDAQ Rules for the Stock Issuance, (ii) promptly secure the issuance, reissuance or transfer of all licenses and Permits, including Environmental Permits, that may be or become necessary or appropriate to operate the Business following the consummation of the Transactions; (iii) take all such actions as may be requested by any such Government Authority to obtain such Government Approvals, licenses and Permits and (iv) avoid the entry of, or effect the dissolution of, any permanent, preliminary or temporary Order, that would otherwise have the effect of preventing or materially delaying the consummation of the Transactions. Seller will cooperate with the reasonable requests of Buyer and Parent in seeking promptly to obtain all such Government Approvals and the issuance, reissuance or transfer of such licenses and Permits, provided that such required efforts shall not include any obligation to agree to or to implement any divestiture of any assets or business operations, or any restraint or limitation upon the business operations of Buyer, Parent or Seller.

(b) Seller and Buyer shall make appropriate filings of notification and report forms pursuant to the HSR Act with respect to the Transactions as promptly as reasonably practicable after the Agreement Date and will supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act. In addition, each Party agrees to make promptly (and in any event within the required time periods for filing under applicable Law) any filing that may be required by Law with respect to the Transactions under any other Antitrust Law, and respond as promptly as practicable to any inquiries or requests for additional information and documentary material received from any Government Authority in connection therewith. Neither Party shall (i) agree to extend any waiting period or agree to refile under any Antitrust Law or (ii) enter into any agreement with any Government Authority agreeing not to consummate the Transactions, in each case except with the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. Buyer shall have sole responsibility for the payment of all filing fees associated with Buyer’s HSR Act filings and any other similar filings required under applicable Antitrust Laws in any other jurisdictions. Seller shall have sole responsibility for the payment of all filing fees associated with Seller’s HSR Act filings and any other similar filing required under applicable Antitrust Laws in any other jurisdictions.

(c) Parent and Buyer, on the one hand, and Seller, on the other hand, shall promptly notify the other of any oral or written communication it receives from any Government Authority relating to the matters that are the subject of this Section 6.04, where practicable permit the other and its or their Representatives to review in advance and to receive copies of any communication proposed to be made by such Party to any Government Authority and provide the other with copies of all correspondence, filings (other than the initial HSR Act filings) or other communications between them or any of their Representatives, on the one hand, and any Government Authority or members of its staff, on the other hand, subject to Section 6.02(b)(vii). Parent and Buyer, on the one hand, and Seller, on the other hand, shall not agree to participate in any meeting or discussion with any Government Authority in respect of any such filings, investigation or other inquiry unless it consults with the other in advance where practicable and, to the extent permitted by such Government Authority, where practicable gives the other the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement and to Section 6.02(b)(vii), the Parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing and in seeking termination or expiration of any applicable waiting periods under the HSR Act and where practicable any other applicable Antitrust Law. Nothing in this Section 6.04(b) shall be applicable to Tax matters.

(d) Without limiting any other provision contained in this Section 6.04, Parent and Buyer shall use best efforts to resolve such objections, if any, as may be asserted by any Government Authority with respect to the Transactions under the HSR Act and any other applicable Antitrust Law.

(e) At the request of Seller, Buyer shall contest, and shall cause its Affiliates to contest, until it becomes final and nonappealable, administratively or in court, any ruling, Order or other Action of any Government Authority or any other Person challenging the Transactions, provided that such required efforts shall not include any obligation to agree to or to implement any divestiture of any assets or business operations, or any restraint or limitation upon the business operations of Buyer, Parent, Company, Company Subsidiary, or Seller.

(f) Parent shall not, and shall not permit any of its Affiliates to, take any action (including acquiring or agreeing to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquiring or agreeing to acquire any assets) that would reasonably be expected to have the effect of (i) delaying, impairing or impeding the receipt of any required Government Approval or the issuance, reissuance or transfer of any Environmental Permit; (ii) delaying, impairing or impeding the expiration or termination of any applicable waiting period with respect to a Government Approval; or (iii) otherwise delaying the consummation of the Transactions.

(g) Prior to the expiration or earlier termination of the applicable waiting period imposed under the HSR Act for the Transactions, Seller shall not, and shall not permit any of its Affiliates to, acquire (directly or indirectly) such number of shares of Common Stock that would require either (i) an amendment to Seller’s HSR Act filings for the Transactions or (ii) any additional filing under the HSR Act.

(h) Each Party agrees to cooperate to obtain any other consents and approvals from any third person other than a Government Authority that may be required in connection with the Transactions (“Required Third Party Consents”). Notwithstanding anything in this Agreement to the contrary, neither Seller nor any of its Affiliates shall be required to compensate any third party, commence or participate in any Action or offer or grant any accommodation (financial or otherwise) to any third party to obtain any such Required Third Party Consent. For the avoidance of doubt, unless otherwise expressly provided for in this Agreement, no representation, warranty or covenant of any Party contained in the Transaction Agreements shall be breached or deemed breached, and no condition shall be deemed not satisfied by such Party, based on (i) the failure to obtain any Required Third Party Consents or (ii) any Action commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such Required Third Party Consents.

(i) Notwithstanding anything in this Agreement to the contrary (including Section 6.01), Parent acknowledges on behalf of itself and its Affiliates and its and their Representatives, successors and assigns that the operation of the Business shall remain in the dominion and control of Seller until the Closing and that none of Parent, any of its Affiliates or its or their respective successors or assigns will provide, directly or indirectly, any directions, orders, advice, aid, assistance or information to any director, officer, Business Employee or other employee of Seller, Company or Company Subsidiary, except as specifically contemplated or permitted by this Article VI or as otherwise consented to in writing in advance by an executive officer of Seller.

Section 6.05 Stockholder Approval.

(a) Parent shall take all action necessary under Applicable Law and the articles of incorporation and bylaws of Parent to establish a record date, duly call, give notice of, convene and hold a meeting of the holders of

Common Stock to approve the Proposals (the “Parent Stockholder Meeting”). The Parent Stockholder Meeting shall be held on a date selected by Parent in consultation with Seller as promptly as practicable, and in any event (to the extent permissible under Applicable Law) the Original Date shall be within forty-five (45) days following the date on which the definitive Proxy Statement is mailed by Parent to the holders of Common Stock for the purpose of obtaining the Parent Stockholder Approval pursuant to this Section 6.05. Parent shall (i) ensure that the Parent Stockholder Meeting is called, noticed, convened, held and conducted, and that all Persons solicited in connection with Parent Stockholder Meeting are solicited, in compliance with all Applicable Law and (ii) use reasonable best efforts to solicit from its stockholders proxies in favor of the Proposals, including such other actions as are required by Applicable Law. The Proposals shall be the only matters which Parent shall propose to be acted on by Parent’s stockholders at the Parent Stockholder Meeting unless otherwise approved in writing by Seller. Parent shall retain a nationally recognized proxy soliciting firm reasonably acceptable to Seller, which proxy soliciting firm shall assist Parent in obtaining the Parent Stockholder Approval.

(b) Parent shall consult with Seller regarding the date of the Parent Stockholder Meeting and shall not postpone or adjourn the Parent Stockholder Meeting without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, if on the date for which the Parent Stockholder Meeting is scheduled (the “Original Date”), Parent has not received proxies representing a sufficient number of shares for the Parent Stockholder Approval, whether or not a quorum is present, Seller shall have the right to require Parent, and, upon the exercise by Seller of such, Parent shall postpone or adjourn the Parent Stockholder Meeting to a date which shall not be more than ten (10) days after the Original Date. If Parent continues not to receive proxies representing a sufficient number of shares for the Parent Stockholder Approval, whether or not a quorum is present, Parent may, in its sole discretion, make one or more successive postponements or adjournments of the Parent Stockholder Meeting as long as the date of the Parent Stockholder Meeting is not postponed or adjourned to a date beyond the Outside Date (as defined in Section 11.01(d)) in reliance on this subsection.

(c) The Proxy Statement shall include the Parent Board Recommendation and the Parent Board Recommendation shall not be withdrawn, modified or qualified, and no resolution by the Parent Board or any committee thereof to withdraw, modify or qualify the Parent Board Recommendation shall be adopted or proposed, except to the extent that the Parent Board shall have effected an Adverse Recommendation Change in accordance with Section 6.12(g).

(d) Parent agrees that, unless this Agreement has been terminated in accordance with Section 11.01, its obligations under this Section 6.05 and under Section 6.06 shall not be affected by the commencement, public proposal, public disclosure or communication to Parent of any Parent Acquisition Proposal or by the effecting of an Adverse Recommendation Change by the Parent Board.

Section 6.06 Proxy Statement.

(a) As promptly as practicable after the date of this Agreement and in any event within ten (10) days (subject to Section 6.06(b)) after the date of this Agreement, Parent shall prepare, in consultation with Seller, and cause to be filed with the SEC a preliminary proxy statement to be sent to the stockholders of Parent relating to the Parent Stockholder Meeting (together with any amendments or supplements thereto, the “Proxy Statement”), and use its reasonable best efforts, in consultation with Seller, to:

(i) obtain and furnish the information required to be included by the SEC in the preliminary Proxy Statement;

(ii) respond promptly to any comments made by the SEC or its staff with respect to the preliminary Proxy Statement;

(iii) cause a definitive Proxy Statement (together with any amendments and supplements thereto) to be mailed to its stockholders containing all information required under applicable Law to be furnished to Parent’s stockholders in connection with the Proposals in connection with the Parent Stockholder Meeting to be called by Parent in accordance with Section 6.05. Such definitive Proxy Statement shall be mailed by Parent to the holders of Common Stock as promptly as practicable (and in any event within five (5) Business Days) following the later of (i) receipt and resolution of the SEC comments on the preliminary Proxy Statement and (ii) the expiration of the 10-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act;

(iv) promptly amend or supplement any information contained in the preliminary or definitive Proxy Statement (including any amendments or supplements thereof) if and to the extent that it shall have become false or misleading in any material respect and take all steps necessary to cause the Proxy Statement as so amended or supplemented to be filed with the SEC and to be disseminated to Parent’s stockholders, in each case as and to the extent required by Applicable Law; and

(v) cause the preliminary and definitive Proxy Statement, on each relevant filing date, on the date of mailing to Parent’s stockholders and at the time of the Parent Stockholder Meeting, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and cause the Proxy Statement to comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

(b) Seller and its counsel shall be given two (2) Business Days to comment on the preliminary and the definitive Proxy Statement and any amendment or supplement to the preliminary or the definitive Proxy Statement, as the case may be, each time before any such document is filed with the SEC, and Parent shall give reasonable and good faith consideration to any comments made by Seller and its counsel. Seller shall furnish to Parent the information concerning Seller, Company and Company Subsidiary required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement in accordance with the first sentence of this Section 6.06(b) and shall otherwise reasonably assist and cooperate with Parent in the preparation of the Proxy Statement and the resolution of comments from the SEC (or the staff of the SEC). In the event that such information required by the Exchange Act to be included in the preliminary Proxy Statement is not furnished to Parent within two (2) Business Days of receipt of the preliminary Proxy Statement by Seller, then the ten (10) day time frame set forth in Section 6.06(a) shall be extended correspondingly (on a day-to-day basis). Parent shall (i) provide Seller and its counsel with (a) any comments or other communications, whether written or oral, that Parent or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly, and in any event within twenty-four (24) hours after receipt of those comments or other communications and (b) a reasonable opportunity to participate in the response of Parent to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with Parent or its counsel in any discussions or meetings with the SEC or its staff, and (ii) keep Seller reasonably informed as to the status of such comments and the resolution thereof with the SEC or its staff.

Section 6.07 Shared Contracts. Notwithstanding anything to the contrary in the Transaction Agreements, except as otherwise provided on Schedule 6.07, Seller and its Affiliates (other than Company and Company Subsidiary) shall retain, and Seller or its Affiliates may take (or cause) any and all actions prior to the Closing that may be necessary to effectuate such retention of, any Shared Contract. Notwithstanding anything to the contrary contained herein, in no event shall Seller or any of its Affiliates be required to obtain any Consent or in connection with any action taken (or caused) pursuant to this Section 6.07.

Section 6.08 Intercompany Obligations. Seller shall take such action and make such payments as may be necessary so that, as of the Closing Date, there shall be no intercompany obligations (other than (a) pursuant to the Transaction Agreements, (b) as reflected in the Estimated Working Capital Statement or (c) as set forth on Schedule 6.08) between Company, Company Subsidiary, or CPS, on the one hand, and Seller and its Affiliates, on the other hand.

Section 6.09 Other Transaction Agreements. At or before the Closing, Seller (or an Affiliate of Seller to which Seller has assigned its Obligations under this Agreement in accordance with Section 13.06), and Parent or Buyer (or an Affiliate of Parent or Buyer, respectively, to which Parent or Buyer, respectively, has assigned its Obligations under this Agreement in accordance with Section 13.06) shall execute and deliver:

(a) The Lockup Agreements;

(b) the MultiOmyx License Agreement, in the form attached hereto as Exhibit E (the “MultiOmyx License Agreement”);

(c) the Transition Services Agreement, in the form attached hereto as Exhibit F, (the “Transition Services Agreement”);

(d) the Investor Rights Agreement, in the form attached hereto as Exhibit G (the “Investor Board Rights, Lock-up & Standstill Agreement”); and

(e) the Registration Rights Agreement, in the form attached hereto as Exhibit H (the “Registration Rights Agreement”).

Section 6.10 Cooperation. During the Pre-Closing Period, (a) each Party shall, and shall cause their respective Affiliates to, (i) refrain from taking any actions that would reasonably be expected to impair, delay or impede the Closing and (ii) without limiting the foregoing, use reasonable best efforts to cause their respective Closing Conditions to be met as promptly as practicable and in any event on or before the Outside Date (including the filing by Parent of the Certificate of Designation) and (b) each Party shall keep the other reasonably apprised of the status of the matters relating to the completion of the Transactions, including with respect to the negotiations relating to the satisfaction of the Closing Conditions.

Section 6.11 Financing.

(a) During the Pre-Closing Period, subject to the limitations set forth below, and unless otherwise agreed by Buyer, Seller will instruct the management of Company and Company Subsidiary to use their commercially reasonable efforts to cooperate with Buyer as reasonably requested by Buyer in connection with Buyer’s arrangement of any debt financing to be consummated contemporaneous with the Closing in respect of the Transactions; provided, however, that such cooperation does not (i) interfere with the normal operations of the Business; (ii) include any actions that Company, Company Subsidiary or Seller reasonably believes could (A) result in a violation of any contract or confidentiality agreement or the loss of any legal or other privilege or (B) cause any representation or warranty in the Transaction Agreements to be breached or any Closing Condition to fail to be satisfied; (iii) involve approaching landlords or any other bailees or other third parties prior to Closing to discuss landlord waivers, leasehold mortgages, bailee waivers, estoppels or other agreements limiting the rights of such third parties; (iv) involve consenting to the pre-filing of UCC-1s or any other grant of Liens or other encumbrances that result in Company, Company Subsidiary, Seller or any Affiliate of Seller being responsible to any third parties for any representations or warranties prior to the Closing Date; (v) require the giving of representations or warranties to any third parties or the indemnification thereof; (vi) require the delivery of any projections or pro forma financial information to any third parties other than as expressly contemplated in Section 6.19 or previously provided to Buyer on or prior to the Agreement Date; or (vii) require the delivery of any financial statements in a form or subject to a standard different than those provided to Buyer on or prior to the Agreement Date. Subject to the limitations set forth in this Section 6.11(a), such cooperation will include using commercially reasonable efforts to make appropriate officers of Company and Company Subsidiary available for participation in a reasonable number of meetings and due diligence sessions, assistance in the preparation of offering memoranda, private placement memoranda and similar documents, the execution and delivery of any definitive financing documents as may be reasonably requested by Buyer or any prospective lender to Buyer, seeking to arrange for customary payoff letters, lien terminations and instruments of discharge to be delivered at Closing providing for the payoff, discharge and termination on the Closing Date of all indebtedness required under this Agreement to be paid off, discharged and terminated at Closing, using commercially reasonable efforts to obtain the assistance of the independent accountants of Seller, Company and/or Company Subsidiary to provide reasonable and customary assistance and cooperation in connection with the Financing, including (A) participating in a reasonable number of drafting sessions and accounting due diligence sessions and (B) providing consents for use of their reports in any materials relating to the Financing, and providing all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, that has been reasonably requested by Buyer or a Financing Source not less than ten (10) Business Days prior to the Closing Date; provided, however, neither Seller, Company, Company Subsidiary nor any Affiliate of Seller shall be required to deliver or cause the delivery of any legal opinions or accountants’ comfort letters or reliance letters. Buyer agrees that the effectiveness of any documents executed by or on behalf of Company or Company Subsidiary in connection with the Financing shall be subject to, and not effective until, the consummation of the Closing. As a condition to Seller’s obligations pursuant to this Section 6.11(a), Buyer shall promptly, upon request by Seller, reimburse Seller for all reasonable out-of-pocket costs and expenses (including attorney’s fees and expenses and disbursements) incurred by Seller or any Affiliate of Seller in connection with the cooperation contemplated by this Section 6.11(a) and shall reimburse, defend, indemnify and hold harmless any Seller and its Affiliates from, against and in respect of any and all Losses resulting from, or that exist or arise due to or in connection with the arrangement of the Financing and any information used in connection therewith. For the avoidance of doubt, the indemnification obligations contained in the immediately preceding sentence will not be subject to limitations of liability contained elsewhere in this Agreement or any other Transaction Agreement.

(b) Buyer shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange or consummate the Financing at the Closing on the terms and conditions described in the Commitment Letters, including using commercially reasonable efforts to (i) comply with and maintain each Commitment Letter in effect, (ii) negotiate definitive agreements with respect thereto on terms and conditions contained therein and execute and deliver to Seller complete and correct copies thereof concurrently with such execution, (iii) comply with and perform the obligations applicable to it pursuant to the Commitment Letters, (iv) satisfy on a timely basis all conditions and obligations applicable to Buyer in such definitive agreements that are within its control, and (v) upon the satisfaction of the conditions precedent set forth in the Commitment Letters, consummate the Financing at the Closing (which, for the avoidance of doubt, shall include agreeing to consummate the Financing even if any flex rights are exercised to their maximum extent and instructing the Lenders and the other Persons providing such Financing to provide such Financing upon satisfaction of such conditions).

(c) If any portion of the Financing becomes unavailable on the terms (including any flex rights) and conditions contemplated in any Commitment Letter due to a breach by the Lenders, or otherwise, Buyer shall use commercially reasonable efforts to arrange to obtain alternative financing for any such portion in an amount sufficient to consummate the Transactions and perform all of its obligations hereunder on terms and conditions that are similar, in the aggregate, than those set forth in the applicable Commitment Letter, from alternative sources as promptly as practicable following the occurrence of such event; provided, however, that, without the written consent of Seller, in no event shall any such alternative financing materially impair or delay beyond the Outside Date the ability of Buyer or Parent to consummate the Transactions or otherwise include any conversion rights for Equity Interests of Buyer or any of its Subsidiaries. If any new Commitment Letter is obtained, (i) any reference in this Agreement to the “Financing” shall mean the debt financing contemplated by such Commitment Letter and (ii) any reference in this Agreement to the “Commitment Letter” shall be deemed to include the original Commitment Letters to the extent still then in effect or any new Commitment Letter that may be obtained by Buyer (together with any accompanying fee letter). Buyer shall deliver to Seller, concurrently with the execution thereof, complete and correct copies of all agreements pursuant to which any such alternative source shall have committed to provide Buyer with any portion of the Financing concurrently with the execution thereof.

(d) Buyer shall keep Seller informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing. Buyer shall not permit any replacement, or material supplement, amendment or modification to be made to, or any material waiver of any provision or remedy under, any Commitment Letter without obtaining Seller’s prior written consent, which consent shall not be unreasonably conditioned, delayed or withheld. For the avoidance of doubt, Buyer shall be entitled to enter into supplements, amendments or modifications to any Commitment Letter that do not impact any lender’s commitment to provide the Financing on the Closing Date or change any material conditions related to such Financing or otherwise materially impair or delay the ability of Buyer or Parent to consummate the Transactions. Upon any permitted amendment, supplement, modification or replacement of any Commitment Letter in accordance with this Section 6.11(d), the term “Commitment Letters” shall mean any and all commitment letters as may be provided from all sources of Financing as so amended, supplemented, modified or replaced, and references to “Financing” and/or any alternative financing therefor shall include the financing contemplated by any Commitment Letter as so amended, supplemented, modified or replaced.

(e) Buyer shall provide Seller prompt (but in any event, within two (2) Business Days) notice (i) upon becoming aware of any breach, default, repudiation, cancellation or termination (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach, default, repudiation, cancellation or termination) by any party to any Commitment Letter or such other agreements or documents (including any definitive agreements) relating to the Financing or any termination of a Commitment Letter or such other agreements or documents (including any definitive agreements) relating to the Financing, (ii) upon receipt by Buyer or any of its Affiliates or Representatives of any notice or other communication of any such breach, default, repudiation, cancellation or termination, (iii) of any dispute or disagreement between or among the parties to any Commitment Letter or the definitive documents related to the Financing with respect to the obligation to fund any of the Financing or the amount of the Financing to be funded at the Closing, and (iv) if for any reason Buyer believes in good faith that it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by any Commitment Letter or the definitive documents related to the Financing in any manner which may or will impair, delay or prevent the consummation of the Transactions. As soon as reasonably practicable, but in any event within two (2) Business Days after the date Seller delivers Buyer a written request, Buyer shall provide any information reasonably requested by Seller relating to any circumstance referred to in clause (i), (ii) or (iii) of the immediately preceding sentence.

(f) The condition set forth in Section 10.02(a)(ii), as it applies to any obligations of Seller or any of its Affiliates under this Section 6.11, shall be deemed satisfied if any such Person’s breach(es), if any, of its obligations under this Section 6.11 did not cause the failure of the Financing to be obtained.

Section 6.12 No Solicitation; Exclusivity.

(a) Except for the Financing Discussions, Parent shall, and shall cause each of its Subsidiaries and Affiliates and each of its and their Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons (other than Seller and its Representatives) conducted on or prior to the Agreement Date with respect to any Parent Acquisition Proposal, and shall promptly after the Agreement Date instruct each Person that has in the twelve months prior to the Agreement Date executed a confidentiality agreement relating to a Parent Acquisition Proposal with or for the benefit of Parent or any of its Subsidiaries to promptly return or destroy, in accordance with the terms of such confidentiality agreement, all information, documents and materials relating to the Parent Acquisition Proposal or to Parent or any of its Subsidiaries and their business previously furnished by or on behalf of Parent or any of its Subsidiaries or any of their Representatives to such Person or such Person’s Representatives. Parent shall not terminate, waive, amend or modify any provision of, or grant permission under, any standstill or confidentiality agreement to which Parent or any of its Subsidiaries is a party, and Parent or any of its Subsidiaries shall enforce the provisions of each such agreement.

(b) Seller shall, and shall cause each of its Subsidiaries and Affiliates and each of its and their Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons (other than Parent and Buyer and their Representatives) conducted on or prior to the Agreement Date with respect to any Company Acquisition Proposal, and shall promptly after the Agreement Date instruct each Person that has in the twelve (12) months prior to the Agreement Date executed a confidentiality agreement relating to a Company Acquisition Proposal with or for the benefit of Seller or any of its Subsidiaries to promptly return or destroy, in accordance with the terms of such confidentiality agreement, all information, documents and materials relating to the Company Acquisition Proposal or to Company and the Business previously furnished by or on behalf of Seller or Company or any of their Representatives to such Person or such Person’s Representatives. Neither Seller nor its Affiliates shall terminate, waive, amend or modify any provision of, or grant permission under, any standstill or confidentiality agreement to which Seller or any of its Affiliates is a party, and Seller or any of its Affiliates shall enforce the provisions of each such agreement.

(c) Except as set forth in Section 6.12(e) through Section 6.12(j), Parent agrees that neither it nor any of its Subsidiaries shall, and that it shall cause each of its and their Representatives and each of its Affiliates (and each of their respective Representatives) not to, directly or indirectly: (i) solicit, initiate, seek or knowingly encourage, facilitate, induce or support, or take any action to solicit, initiate, seek or knowingly encourage, facilitate, induce or support any announcement, communication, inquiry, expression of interest, proposal or offer that constitutes or that could reasonably be expected to lead to, a Parent Acquisition Proposal from any Person (other than Seller, its Affiliates and their Representatives); (ii) enter into, participate or engage in, maintain or continue any discussions or negotiations relating to, any Parent Acquisition Proposal with any Person (other than Seller, its Affiliates and their Representatives); (iii) provide or cause to be provided to any Person (other than Seller, its Affiliates and their Representatives) any non-public information or data relating to Parent or any of its Subsidiaries, in connection with, or with or for the purpose of encouraging or facilitating, a Parent Acquisition Proposal or that could reasonably be expected to be used for the purposes of formulating any inquiry, expression of interest, proposal or offer relating to a Parent Acquisition Proposal from a Person; (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, arrangement or other agreement relating to a Parent Acquisition Proposal or that could reasonably be expected to lead to a Parent Acquisition Proposal, or enter into any agreement or agreement in principle requiring Parent or Buyer to abandon, terminate or fail to consummate the Transactions contemplated hereby or breach their respective obligations hereunder; or (v) submit any Parent Acquisition Proposal or any matter related thereto to the vote of the stockholders of Parent. For the avoidance of doubt, nothing herein shall prevent Parent from holding Financing Discussions; provided, that neither Parent nor Buyer may publicly propose to approve, endorse or recommend, or execute or enter into any letter of intent, agreement in principle, subscription agreement, arrangement or other agreement relating to a Financing Discussion without Seller’s prior written consent, which shall not be unreasonably conditioned, delayed or withheld.

(d) Seller agrees that neither it nor any of its Subsidiaries shall, and that it shall cause each of its and their Representatives and each of its Affiliates (and each of their respective Representatives) not to, directly or indirectly: (i) solicit, initiate, seek or knowingly encourage, facilitate, induce or support, or take any action to solicit, initiate, seek or knowingly encourage, facilitate, induce or support any announcement, communication, inquiry, expression of interest, proposal or offer that constitutes or that could reasonably be expected to lead to, a Company Acquisition Proposal from any Person (other than Parent and Buyer and their Affiliates and their Representatives); (ii) enter into, participate or engage in, maintain or continue any discussions or negotiations relating to, any Company Acquisition Proposal with any Person (other than Parent and Buyer and their Affiliates and their Representatives); (iii) provide or cause to be provided to any Person (other than Parent and Buyer and their Affiliates and their Representatives) any non-public information or data relating to Company, in connection with, or with or for the purpose of encouraging or facilitating, a Company Acquisition Proposal or that could reasonably be expected to be used for the purposes of formulating any inquiry, expression of interest, proposal or offer relating to a Company Acquisition Proposal from a Person; (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, arrangement or other agreement relating to a Company Acquisition Proposal or that could reasonably be expected to lead to a Company Acquisition Proposal, or enter into any agreement or agreement in principle requiring Seller, Company or Company Subsidiary to abandon, terminate or fail to consummate the Transactions contemplated hereby or breach their respective obligations hereunder; or (v) submit any Company Acquisition Proposal or any matter related thereto to the vote of the stockholders of Company.

(e) Notwithstanding anything to the contrary in Section 6.12(c), at any time prior to obtaining the Parent Stockholder Approval, if (i) Parent receives an unsolicited bona fide written Parent Acquisition Proposal from a Person which was made on or after the date of this Agreement and did not result from any breach of this Section 6.12, and (ii) the Parent Board (x) determines in good faith (after consultation with Parent’s outside legal counsel and financial advisors) that such Parent Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and (y) determines in good faith (after consultation with Parent’s outside legal counsel) that the failure to do so would reasonably be expected to constitute a breach of the directors’ fiduciary duties under Applicable Law, then Parent may (A) furnish information with respect to Parent and its Subsidiaries to the Person making such Parent Acquisition Proposal and (B) participate in discussions or negotiations with such Person and its Representatives regarding such Parent Acquisition Proposal; provided, however, that Parent will not, and will not permit its Subsidiaries or its or their Representatives to, furnish any information or enter into, maintain or participate in any such discussions or negotiations except pursuant to a customary confidentiality and standstill agreement on terms no less restrictive than those contained in the Confidentiality Agreement (except for any changes specifically necessary in order for Parent to be able to comply with its obligations under this Agreement and the inclusion of a customary standstill provision); provided, further, however, that Parent shall provide (or provide access) to Seller and Company the information, including the properties, assets, books, records and other information of Parent and its Subsidiaries, as provided to such Person, and that was not previously provided to Seller, at or prior to the time such information or data is provided to such Person.

(f) Parent shall promptly (and in any event within 24 hours after notice is received by Parent) advise Seller in writing of (i) any inquiries, proposals or offers regarding any Parent Acquisition Proposal received by Parent or its Subsidiaries or any of their Representatives, (ii) any request to Parent or its or its Subsidiaries or any of their Representatives for non-public information relating to Parent or its Subsidiaries, other than requests for information not reasonably expected to be related to a Parent Acquisition Proposal, and (iii) any inquiry or request made to Parent or its Subsidiaries or any of their Representatives to discuss or negotiate a Parent Acquisition Proposal or any inquiry or request which Parent reasonably believes could lead to a Parent Acquisition Proposal, which notification shall include, in each case, the identity of the Person making any such inquiry, request or Parent Acquisition Proposal, and copies of any written materials provided in connection therewith and summaries of any material terms of any such Parent Acquisition Proposal conveyed verbally.

(g) Except as set forth in this Section 6.12(g), Section 6.12(h) and Section 6.12(i), neither the Parent Board nor any committee thereof shall (i) withdraw, change, amend, qualify or modify in a manner adverse to Seller or Company, or publicly propose to withdraw, change, amend, qualify or modify in a manner adverse to Seller or Company, its Parent Board Recommendation (any of such actions, an “Adverse Recommendation Change”), (ii) approve or recommend any Parent Acquisition Proposal, or (iii) publicly propose to take any such actions. Notwithstanding anything to the contrary in this Section 6.12, if, prior to obtaining Parent Stockholder Approval, Parent receives a Parent Acquisition Proposal, with respect to which no breach of Section 6.12 has occurred, and that the Parent Board or any committee thereof determines in good faith (after consultation with Parent’s outside legal counsel and financial advisors) constitutes a Superior Proposal, the Parent Board may effect an Adverse Recommendation Change; provided, however, that the Parent Board may not effect an Adverse Recommendation Change pursuant to the preceding clause unless Parent has first complied with the provision of Section 6.12(h) and, after so complying, the Parent Board or any committee thereof determines in good faith (after consultation with Parent’s outside legal counsel) that the failure to do so would reasonably be expected to constitute a breach of the directors’ fiduciary duties under Applicable Law and that such Parent Acquisition Proposal continues to constitute a Superior Proposal.

(h) The Parent Board (or any committee thereof) shall not take any action set forth in Section 6.12(g) unless the Parent Board has first (i) provided written notice to Seller (a “Notice of Superior Proposal”) advising Seller that the Parent Board has received a Superior Proposal, which notice shall specify the material terms and conditions of such Superior Proposal, identify the Person making such Superior Proposal and include a copy of any relevant transaction documents (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Superior Proposal, which shall require a new notice period of two Business Days, and compliance with this Section 6.12(h) with respect to such new notice), (ii) negotiated, and caused Parent and its Representatives to negotiate, during the four Business Day period following Seller’s receipt of the Notice of Superior Proposal (or two Business Day period following an amended proposal), as applicable, or if at the time received by Seller there are less than four Business Days (or two Business Days in connection with an amended proposal) before the Parent Stockholders Meeting, as much notice as reasonably practicable (such period, the “Notice Period”), with Seller to enable Seller to make a counteroffer or propose to amend the terms of this Agreement, and (iii) after complying with the preceding clauses (i) and (ii), determined in good faith (after consultation with Parent’s outside legal counsel and financial advisors), in light of any counteroffer or proposed amendment to the terms of this Agreement during the Notice Period, that the Superior Proposal continues to constitute a Superior Proposal.

(i) Nothing set forth in this Agreement shall prevent Parent or the Parent Board from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) or from (ii) making any required disclosure to Parent’s stockholders with regard to a Parent Acquisition Proposal if, in the good faith judgment of the Parent Board, after consultation with outside counsel, failure to disclose such information would reasonably be expected to violate its disclosure obligations under applicable Law; provided, however, that, in either case, any such disclosure constituting an Adverse Recommendation Change must comply with the provisions of Section 6.12(g) and Section 6.12(h).

(j) For the avoidance of doubt, and notwithstanding anything to the contrary herein, in no event shall any Third Party Acquisition constitute, or be deemed to be, a Superior Proposal.

Section 6.13 Stockholder Litigation. Parent shall (a) keep Seller fully informed on a current basis regarding any stockholder litigation against Parent or its directors or officers relating to the transactions contemplated by this Agreement, whether commenced prior to or after the execution and delivery of this Agreement, and (b) give Seller the opportunity to participate in the defense or settlement of any such stockholder litigation.

Section 6.14 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent or Buyer, directly or indirectly, the right to control or direct Company’s, Company Subsidiary’s or any of their respective Subsidiaries’ operations prior to the Closing. Prior to the Closing, each of Company, Company Subsidiary and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 6.15 Takeover Laws. If any “fair price,” “moratorium,” “control share acquisition” or similar takeover Law (collectively, “Takeover Laws”) is or becomes applicable to this Agreement, the Stock Issuance, the Voting Agreements or any of the other Transactions contemplated hereby, Parent and the Parent Board shall take all action necessary to ensure that the Stock Issuance and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Law on this Agreement, the Stock Issuance and the other transactions contemplated hereby.

Section 6.16 Notification of Certain Matters. Parent (on behalf of itself and Buyer) and Seller (on behalf of itself and Company and Company Subsidiary) shall promptly notify each other of (a) any notice or other communication received by such party or its Representatives from any Government Authority in connection with the transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, if the subject matter of such communication could be material to Company, Company Subsidiary, Parent, Buyer or the prompt consummation of the transactions contemplated hereby, (b) any Action commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relates to or is reasonably expected to affect the prompt consummation of the transactions contemplated hereby, (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, has caused or would cause or result in any of the conditions set forth in Article X not being satisfied or satisfaction of those conditions being materially delayed, (d) the occurrence or non-occurrence of any event, change, circumstance, effect or state of facts, individually or in the aggregate, that has caused or is reasonably likely to cause any representation or warranty contained in this Agreement of such party to be untrue or inaccurate in any material respect, or (e) any material failure of Seller, Parent or Buyer, as the case may be, or any officer, director, employee, agent or Representative of Seller, Parent or Buyer, as applicable, to comply with any covenant, or agreement to be complied with under this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.16 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the party receiving such notice; provided further, that failure to give prompt notice pursuant to this Section 6.16 shall not constitute a failure of a condition set forth in Article X except to the extent that the underlying fact or circumstance not so notified would, standing alone, constitute such a failure.

Section 6.17 Parent Guaranty. Parent hereby irrevocably and unconditionally guarantees to Seller the performance by Buyer of each and every obligation of Buyer arising out of or related to any Transaction Agreement or in connection with the consummation of the Transactions, including but not limited to the payment of the Purchase Price when and as the same may become due and payable and the punctual and faithful performance, keeping, observance and fulfillment by Buyer of all of its agreements, conditions, covenants and obligations pursuant to each of the Transaction Agreements and in connection with the consummation of the Transactions (the “Parent Guaranty”). This Parent Guaranty includes obligations arising under successive transactions continuing, compromising, extending, increasing, modifying, releasing or renewing such obligations, changing the terms and conditions thereof or creating new or additional obligations after prior such obligations have been satisfied in whole or in part. To the maximum extent permitted by law, Parent hereby waives any right to revoke this Parent Guaranty. This Parent Guaranty is the primary and original obligation of Parent, is not merely the creation of a surety relationship, and is an absolute, unconditional and continuing guaranty of payment and performance which shall remain in full force and effect without respect to future changes in conditions. Parent agrees that its liability under this Parent Guaranty shall be immediate and shall not be contingent upon the exercise or enforcement by Seller of whatever remedies it may have against Buyer.

Section 6.18 NASDAQ Listing. Parent shall use its reasonable best efforts to have the Parent Common Stock to be issued to Seller and the Conversion Shares issuable upon conversion of the Parent Preferred Stock approved for listing on the NASDAQ Capital Market.

Section 6.19 Additional Financial Statements. If this Agreement has not been terminated in accordance with its terms prior to November 10, 2015, Seller shall prepare and deliver to Buyer the combined unaudited balance sheet and the related statements of operations and cash flows of Company as of September 30, 2015 (the “Interim September Financial Statements”) on or before November 10, 2015. The Interim September Financial Statements shall be prepared in a manner consistent with the Interim Financial Statements. In the event the Closing takes place after January 31, 2016 and provided that this Agreement has not been previously terminated in accordance with its terms, Seller shall prepare and deliver to Buyer the combined audited balance sheet and the related statements of operations and cash flows of Company as of December 31, 2015 (the “FY 2015 Financial Statements”) on or before March 15, 2016. The FY 2015 Financial Statements shall be prepared in a manner consistent with the Audited Financial Statements and shall be accompanied by an opinion of Company’s independent auditors.

Section 6.20 Books and Records. During the Pre-Closing Period, Seller and its Affiliates agree to prepare an inventory of all known Seller Business Records, and will work in good faith with Representatives of Buyer to develop a plan to transfer original paper copies of any such Seller Business Records or complete electronic copies of any electronically stored Seller Business Records to Buyer after the Closing.

ARTICLE VII

POST-CLOSING COVENANTS

Section 7.01 Access.

(a) From and after the Closing Date, in connection with any reasonable business purpose, including the preparation of Tax Returns, financial statements, SEC or bank regulatory reporting obligations, or the determination of any matter relating to the rights or obligations of Seller or any of its Affiliates under any Transaction Agreement, upon reasonable prior notice, and except as determined in good faith to be necessary to (i) ensure compliance with any applicable Law, (ii) preserve any applicable privilege (including the attorney-client privilege), or (iii) comply with any contractual confidentiality obligations, Parent shall, and shall cause each of Buyer, Company, Company Subsidiary and their respective Affiliates, and their respective Representatives to (A) afford the Seller and its Representatives and their respective Affiliates reasonable access, during normal business hours, to the properties, books and records of Buyer and its Affiliates in respect of Company, Company Subsidiary and the Business, (B) furnish to Seller and its Representatives and their respective Affiliates such additional financial and other information regarding Company, Company Subsidiary, their respective Affiliates and the Business as Seller or its Representatives may from time to time reasonably request and (C) make available to Seller and its Representatives and their respective Affiliates at Seller’s sole expense those employees of Buyer or its Affiliates whose assistance, expertise, testimony, notes or recollections or presence may be necessary to assist Seller, its Representatives or their respective Affiliates in connection with its inquiries for any purpose referred to above, including the presence of such persons as witnesses in hearings or trials for such purposes; provided, however, that such investigation shall not unreasonably interfere with the business or operations of Buyer or any of its Affiliates; and provided, further, that the auditors and accountants of Buyer or its Affiliates shall not be obligated to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants.

(b) If so requested by Buyer or Parent, on the one hand, or Seller or one of its Affiliates, on the other hand, Seller or one of its Affiliates, or Buyer, Parent or one of their respective Affiliates, as the case may be, shall enter into a customary joint defense agreement or common interest agreement with Parent, Buyer and their respective Affiliates, or Seller and its Affiliates, as applicable, with respect to any information to be provided to Seller pursuant to Section 7.01(a).

Section 7.02 Rights to Seller Names and Seller Marks.

(a) Except as expressly authorized under the Trademark License Agreement, Parent, Buyer and their respective Affiliates (which, for the purposes of this Section 7.02, shall include Company and Company Subsidiary) shall cease and discontinue all uses of the Seller Names and Seller Marks immediately upon the Closing. Except as expressly authorized under the Trademark License Agreement, each of Parent and Buyer, for itself and its Affiliates, agrees that the rights of Company and Company Subsidiary to the Seller Names and Seller Marks pursuant to the terms of any trademark agreements or otherwise between Seller and its Affiliates, on the one hand, and Company and Company Subsidiary, on the other hand, shall terminate on the Closing Date.

(b) Each of Parent and Buyer, for itself and its Affiliates, agrees that after the Closing Date it and its Affiliates (which, for the purposes of this Section 7.02, shall include Company and Company Subsidiary) (i) will not expressly, or by implication, do business as or represent themselves as Seller or its Affiliates and (ii) with respect to Assets managed, operated or leased after the Closing Date, will represent to the managers, operators or lessors of such Assets that such Assets are those of Parent, Buyer or their respective Affiliates and not those of Seller and its Affiliates and (iii) will cooperate with Seller or any of its Affiliates in terminating or assigning any contracts pursuant to which Company or Company Subsidiary license any Seller Names or Seller Mark to customers or any third party. Each of Parent and Buyer shall, and shall cause their respective Affiliates to, take all necessary action to ensure that other users of any Seller Names or Seller Mark shall cease use of the Seller Names and Seller Marks, except as expressly authorized thereafter pursuant to the Trademark License Agreement.

(c) Each of Parent and Buyer, for itself and its Affiliates, acknowledges and agrees that, except to the extent expressly authorized under the Trademark License Agreement, none of Parent, Buyer nor any of their respective Affiliates shall have any rights in any of the Seller Names and Seller Marks. None of Parent, Buyer or any of their respective Affiliates shall contest the ownership or validity of any rights of Seller or any of its Affiliates in or to any of the Seller Names and Seller Marks.

(d) Seller and its Affiliates may use the “Clarient” name (including logos and variations thereof) for ongoing website support and maintenance and as such name may otherwise be included in existing supplies of promotional materials, point-of-sale materials, advertising copy, office supplies, documents, purchase orders, operating manuals, instructional documents and shipping materials, in any case for a period of ninety (90) days following the Closing Date. Seller, for itself and its Affiliates, acknowledges and agrees that, except to the extent expressly authorized pursuant to the immediately preceding sentence, neither Seller nor any of its Affiliates after the Closing shall have any rights in the “Clarient” name and shall not contest the ownership or validity of any rights of Buyer or Parent or any of their Affiliates after the Closing in or to the “Clarient” name.

Section 7.03 D&O Insurance. As directed by Seller, Parent shall obtain as of the Closing Date a “tail” insurance policy (the “D&O Tail Policy”) with respect to Liability of Company’s and Company Subsidiary’s past and present directors, officers, secretaries and employees. The cost of the D&O Tail Policy shall be borne by Seller through the calculation of Net Working Capital.

Section 7.04 Insurance.

(a) From and after the Closing Date, Company and Company Subsidiary each shall cease to be insured by, have access or availability to, be entitled to make claims on, be entitled to claim benefits from or seek coverage under any of Seller’s or its Subsidiaries’ or Affiliates’ insurance policies other than the Transferable Insurance Policies, and, for purposes of this Section 7.04 except for claims arising from incidents and events prior to the Closing Date that were properly reported to the relevant insurer prior to the Closing Date.

(b) Notwithstanding Section 7.04(a), with respect to any claim arising from incidents or events prior to the Closing Date, the Business, Transferred Employees (as defined in Exhibit I), former employees, Inactive Business Employees (as defined in Exhibit I), Company or Company Subsidiary that would be covered by Seller’s (A) third party occurrence-based general liability insurance policies, (B) workers compensation and any employers’ liability insurance policies or comparable country programs; and (C) auto liability insurance (the “Available Insurance Policies”), Company and Company Subsidiary may access, make claims on, claim benefits from or seek coverage under such policies and programs for a three-year period concluding on the third anniversary of the Closing Date (in the case of clause (A) above) or from and after the Closing Date (in the case of clauses (B) and (C) above), in each case on the terms and subject to the conditions of such Available Insurance Policies and this Agreement, provided that:

(i) Company or Company Subsidiary, as applicable, shall report all such claims or efforts to seek benefits or coverage and shall cooperate with Seller in pursuing all such claims as per the scheduled notice requirements which have been provided to Parent and Buyer and shall be solely responsible for notifying the insurance companies of, and complying with all policy conditions for, such claims;

(ii) Seller shall have the right but not the duty to monitor or control any coverage claims or requests for benefits asserted by Company or Company Subsidiary under the Available Insurance Policies, including the coverage positions and arguments asserted therein;

(iii) Company and Company Subsidiary shall not, without the written consent of Seller which consent shall not be unreasonably withheld, (i) erode, exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any Available Insurance Policies, or amend, modify or waive any rights under any such insurance policies and programs or (ii) assign the Available Insurance Policies or their rights or claims under the Available Insurance Policies.

(c) Notwithstanding anything in this Agreement to the contrary, Seller shall retain the exclusive right to control all of its insurance policies and programs (other than the Transferable Insurance Policies), including the Available Insurance Policies, and the benefits and amounts payable thereunder, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of its insurance policies and programs and to amend, modify or waive any rights under any such insurance policies and programs, notwithstanding whether any such policies or programs apply to any Liabilities or claims Company or Company Subsidiary has made or could make in the future, including coverage claims with respect to claims arising from incidents or events prior to the Closing Date, provided that Buyer and its Affiliates shall cause Company and Company Subsidiary each to cooperate with Seller and share such information as is reasonably necessary to permit Seller to manage and conduct its insurance matters as Seller deems appropriate and that Buyer, its Affiliates, Company and Company Subsidiary hereby grant consent for Seller to inform any affected insurer of the existence of this Agreement and to provide such insurer with a copy hereof. In addition, Buyer and its Affiliates shall cause Company and Company Subsidiary to pursue rights of recovery against third parties with respect to claims or losses for which Company or Company Subsidiary has the ability to mitigate via contract or tort and shall cooperate with Seller with respect to pursuit of such rights. The order of priority of any such recoveries shall inure first to Seller to reimburse any and all costs incurred by Seller directly or indirectly as a result of such claims or losses.

(d) At Closing, Buyer shall have in effect all insurance programs to comply with all of Buyer’s contractual and statutory obligations. Buyer assumes responsibility for Worker’s Compensation beginning on the Closing Date, and will be responsible for all claims arising from incidents or events on or after the Closing Date.

(e) With respect to any claim payments made on all open, closed and re-opened claims covered under Seller’s workers’ compensation, domestic or international employers’ liability insurance policies or comparable workers’ compensation self-insurance, state or country programs, Seller will be responsible for all such claims arising from incidents or events prior to the Closing Date, except for any such claims covered under Transferable Insurance Policies.

Section 7.05 Books and Records of Company and Company Subsidiary.

(a) Seller and its Affiliates agree to work in good faith with Buyer and its Representatives to prepare an inventory of all known Seller Business Records within sixty (60) days of Closing and will transfer to Buyer original paper copies of any such Seller Business Records or complete electronic copies of electronically stored Seller Business Records identified on such inventory within one hundred twenty (120) days after Closing, in each case subject to applicable Laws.

(b) Seller and its Affiliates shall have the right to retain copies of books and records (including e-mails) of the Business, including any Seller Business Records, relating to periods ending on or before the Closing Date. Buyer, on the one hand, and Seller, on the other hand, agree that they shall preserve and keep original books and records (including e-mails) in respect of the Business in the possession of Buyer or its Affiliates or, to the extent remaining in their possession after the Closing, Seller or its Affiliates for at least the longer of (a) any applicable statute of limitations and (b) a period of six (6) years from the Closing Date.

(c) During such six (6)-year or longer period, (i) Representatives of Seller and its Affiliates, on the one hand, and Representatives of Buyer and its Affiliates, on the other hand, shall, upon reasonable notice and for any reasonable business purpose, have access during normal business hours to examine, inspect and copy such books and records and e-mails, (ii) Buyer shall use commercially reasonable efforts provide to Seller or its Affiliates or Representatives, within thirty (30) days after written request therefore by Seller , copies of such original books and records and e-mails (subject to applicable Laws) of Company and Company Subsidiary or the Business as Seller or its Affiliates shall reasonably request in connection with any Action to which Seller or any of its Affiliates are parties or in connection with the requirements of any Law applicable to Seller or any of its Affiliates, and (iii) upon written request by Buyer Seller shall use commercially reasonable efforts to provide to Buyer or its Affiliates or Representatives, within thirty (30) days after such written request is provided, or such shorter period if required for Buyer (or its Affiliates) to comply with applicable Laws or any Order, copies of such original books and records and e-mails (subject to applicable Laws) of Seller with respect to the Business as Buyer or its Affiliates shall reasonably request in connection with any Action to which Buyer or any of its Affiliates are parties with respect to the Business or in connection with the requirements of any Law applicable to Buyer or any of its Affiliates with respect to the Business. Buyer, on the one hand, and Seller, on the other hand, each agrees that requested records will be made available at one of its facilities during normal business hours and that Seller or Buyer, respectively, will be allowed to come on site and make copies or images of any documents it requires.

(d) After such six (6)-year or longer period, both Parties agree that such books and records may be destroyed, unless Seller or Buyer, respectively, has provided the other with notice of the need to retain the documents beyond this time period. After Seller provides Buyer, or Buyer provides Seller, with notice of the need to retain certain documents, Seller or any of its Affiliates, on the one hand, or Buyer or any of its Affiliates, on the other hand shall be given an opportunity, at their cost and expense, to remove and retain all or any part of such books and records as it may elect.

Section 7.06 Solvency After Closing. After the Closing, Buyer agrees that it shall not, and that it shall cause its Subsidiaries (which, for purposes of this Section 7.06 shall include Company and Company Subsidiary) not to, take or omit to take any action that could result in a determination pursuant to applicable Law that, after giving effect to the Transactions (or after giving effect to such transactions and to such other subsequent actions or omissions), Buyer or any of its Subsidiaries, including Company and Company Subsidiary, (a) was insolvent at the time of the Closing, (b) became insolvent as a result of the Transactions, (c) was left with unreasonably small capital with which to engage in its business or (d) incurred debts beyond its ability to pay such debts as they mature, such that the payment of the Purchase Price may be deemed a “fraudulent conveyance” or impermissible dividend or distribution under applicable Law or otherwise subject to claims of any creditors of Buyer or any of its Subsidiaries, including Company, Company Subsidiary or their respective trustees in bankruptcy proceedings.

Section 7.07 Further Assurances. From time to time following the Closing, the Parties shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all reasonable further conveyances, notices, assumptions, releases and acquittances and such instruments, and shall take such reasonable actions as may be necessary or appropriate to make effective the transactions contemplated hereby as may be reasonably requested by the other Parties; provided, however, that nothing in this Section 7.07 shall require any Party or its Affiliates to pay money to, commence or participate in any Action with respect to, or offer or grant any accommodation (financial or otherwise) to, any third party following the Closing.

ARTICLE VIII

EMPLOYEE MATTERS

With respect to employee matters, the Parties agree and acknowledge that the agreements and covenants set forth in Exhibit I to this Agreement are hereby incorporated into this Agreement.

ARTICLE IX

TAX MATTERS

Section 9.01 Filing of Tax Returns by Seller.

(a) Seller shall (i) timely prepare and file (or cause to be timely prepared and filed) all Tax Returns that are required to be filed by or with respect to Company, Company Subsidiary on an affiliated, consolidated, combined or unitary basis with Seller or with at least one Affiliate of Seller that is not Company or Company Subsidiary for Tax years or other periods beginning on or before the Closing Date with an initial due date (taking into account any properly obtained extensions) after the Closing Date, and (ii) timely prepare (or cause to be prepared) all (A) stand-alone income Tax Returns required to be filed by Company and Company Subsidiary and (B) affiliated, consolidated, combined or unitary income Tax Returns for a group the parent of which is Company, for Tax years or other periods ending on or before the Closing Date with an initial due date (taking into account requests for extensions to file such returns) after the Closing Date.

(b) Any Tax Return prepared by Seller pursuant to Section 9.01(a) shall (i) reflect a deduction for the Transaction Deductions to the extent permitted in accordance with applicable Law, and (ii) to the extent that such Tax Return shows a net operating loss of Company or Company Subsidiary, such net operating loss shall be carried back to previous Tax periods to the maximum extent permitted by applicable Law.

(c) With respect to each Tax Return prepared and filed by Seller pursuant to Section 9.01(a)(i), Seller shall timely remit (or cause to be timely remitted) to the appropriate Taxing Authority any Taxes shown as due on such Tax Returns to the extent that Taxes are required to be remitted upon filing such Tax Returns (or are otherwise required to be remitted before the Closing Date). To the extent Parent or Buyer is obligated for such Taxes pursuant to this Agreement, Parent or Buyer, as applicable, shall reimburse Seller for such Taxes within thirty (30) days after payment by Seller.

(d) Buyer shall timely file any Tax Return prepared by Seller pursuant to Section 9.01(a)(ii) and shall timely remit any Taxes which are reflected on such Tax Returns. Buyer shall permit Seller to review and approve (which approval shall not be unreasonably withheld) the making of each such payment.

(e) Promptly, but no later than ninety (90) days after the Closing Date (but, in any event, no later than sixty (60) days before the due date (without extensions) of the relevant Tax Return), each Party shall provide (or cause to be provided) to any other Party any information requested by such other Party relating to Company or Company Subsidiary within its possession to facilitate the preparation and filing of the Tax Returns described in Sections 9.01(a) and 9.02(a). In the case of any such requests by Seller, Buyer shall prepare (or cause to be prepared) such information in a manner consistent with past practice of the Business.

Section 9.02 Filing of Tax Returns by Buyer.

(a) Except for the Tax Returns described in Section 9.01(a), Buyer shall timely prepare and file (or cause to be timely prepared and filed) all Tax Returns of Company and Company Subsidiary with an initial due date (taking into account any properly obtained extensions) after the Closing Date. Buyer shall remit (or cause to be remitted) any Taxes due with respect to such Tax Returns. To the extent Seller is obligated for any such Taxes pursuant to this Agreement and Parent or Buyer is required to pay such taxes, Seller shall reimburse Parent or Buyer, as applicable, for such Taxes within thirty (30) days after payment by Buyer.

(b) Except upon Seller’s written request pursuant to Section 9.04, neither Buyer nor any Affiliate of Buyer shall (or shall cause or permit Company or Company Subsidiary to) amend, refile or otherwise modify (or grant an extension of any statute of limitation with respect to) any Tax Return relating in whole or in part to Company or Company Subsidiary (or a group the parent of which is Company) with respect to any taxable year or other period (or portion thereof) ending on or before the Closing Date (or with respect to any Straddle Period) without the prior written consent of Seller, which consent may be withheld in the sole discretion of Seller.

Section 9.03 Straddle Periods.

(a) For all purposes under this Agreement, in the case of any Tax period that includes but does not end on the Closing Date (a “Straddle Period”), the portion of Taxes (or any Tax refund and amount credited against any Tax) that are allocable to the portion of the Straddle Period ending at the end of the Closing Date will be: (i) in the case of property Taxes and other Taxes imposed on a periodic basis without regard to income, gross receipts, payroll or sales, deemed to be the amount of such Taxes (or Tax refund or amount credited against Tax) for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of such Straddle Period ending at the end of the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) in the case of all other Taxes, determined as though the taxable year of Company or Company Subsidiary, as applicable terminated at the end of the Closing Date. Any Transaction Deductions shall be reflected as a deduction in the portion of any Straddle Period ending at the end of the Closing Date.

Section 9.04 Refunds. Following the Closing, to the extent not reflected in the calculation of Final Working Capital, Buyer shall pay (or cause to be paid) to Seller (i) any Tax refunds that are received by Company or Company Subsidiary (or Buyer or Parent on their behalf), and any amounts credited against Tax to which Company or Company Subsidiary (or Buyer or Parent) becomes entitled, that relate to Tax periods (or portions of a Straddle Period) ending on or before the Closing Date; and (ii) any refunds or over accruals of Taxes that are accrued as a Liability in the Final Working Capital Statement (in each case, including any interest paid thereon and net of any Taxes incurred in respect of the receipt or accrual of the refund); provided, however, that Buyer shall be entitled to any refunds of Taxes to the extent that such refunds are reflected as an asset for purposes of, and taken into account in, the Final Working Capital Statement. Upon Seller’s request, Buyer shall file (or cause to be filed) all Tax Returns (including amended Tax Returns) or other documents claiming any refunds, including through the carryback of any net operating losses that are attributable to a Tax period ending on or before the Closing Date, to which Seller is entitled pursuant to the immediately preceding sentence. Any payments required to be made under this Section 9.04 shall be made in immediately available funds, to an account or accounts as directed by Seller, within fifteen (15) days of the receipt of the refund or the application of any such refunds as a credit against Tax for which Seller has not otherwise agreed to provide indemnification under this Agreement, and otherwise in accordance with Section 3.05.

Section 9.05 Agreed Tax Treatment. Buyer shall be a “C corporation” for purposes of the Code. Buyer shall (i) cause Company and Company Subsidiary to join Parent’s “consolidated group” (within the meaning of Treasury Regulation Section 1.1502-1(h)) effective as of the beginning of the date following the Closing Date, (ii) to the extent permitted by applicable Law, treat the Closing Date as the last date of a Tax period of Company and Company Subsidiary and (iii) treat the sale and purchase of the Shares pursuant to this Agreement as a transaction in which any gain or loss is fully recognized on the disposition of the Shares under the Code (the “Agreed Tax Treatment”). Each Party shall file all Tax Returns consistently with the Agreed Tax Treatment and shall not take any position inconsistent therewith.

Section 9.06 Post-Closing Actions. Parent shall not, and shall not permit any of its Affiliates (including, after the Closing for the avoidance of doubt, Company and Company Subsidiary) to (i)) amend, file, or re-file any Tax Return of Company or Company Subsidiary that was originally due on or before the Closing Date, (ii) voluntarily approach any Taxing Authority regarding any Taxes or Tax Returns of Company or Company Subsidiary that were originally due on or before the Closing Date, (iii) take any action relating to Taxes, or that could create a Tax Liability, after the Closing that is outside the ordinary course of business (other than as expressly contemplated by this Agreement), or (iv) except upon Seller’s request pursuant to Section 9.04, carryback any net operating losses to a Tax period (or portion thereof) ending on or before the Closing Date. Parent shall not, and shall not permit Buyer to and Buyer shall not, liquidate or merge Buyer during a one

(1) year period starting on the Closing Date. Parent shall not, and shall not permit Buyer to merge (which for the purposes of this Section 9.06 shall include any transaction treated as a merger under state Law applicable to Company) Company during a one (1) year period starting on the Closing Date. For the avoidance of doubt, nothing in this Section 9.06 shall prohibit Parent, Buyer (other than any such merger transaction where Buyer is not the surviving entity) or Company Subsidiary from engaging in any merger transaction with another entity (other than Company) or from merging Company Subsidiary into Buyer at any time.

Section 9.07 Transfer Taxes. Notwithstanding anything in this Agreement to the contrary, Buyer shall be liable for Transfer Taxes imposed or arising with respect to the Transactions. The Party required by Law to file a Tax Return with respect to such Transfer Taxes shall timely prepare, with the other Parties’ cooperation, and file such Tax Return. If Seller or any of its Affiliates (other than Company and Company Subsidiary) files any such Tax Return, Buyer shall promptly reimburse Seller for any Transfer Taxes paid by Seller or such Affiliate in connection with the filing of such Tax Return. Buyer and Seller each agrees to timely sign and deliver (or to cause to be timely signed and delivered) such certificates or forms as may be necessary or appropriate and otherwise to cooperate to establish any available exemption from (or otherwise reduce) such Transfer Taxes.

Section 9.08 Tax Sharing Agreements. To the extent relating to Company or Company Subsidiary, Seller shall terminate (or cause to be terminated) on or before the Closing Date all Tax sharing agreements or arrangements (other than for the avoidance of doubt this Agreement or any other agreement the principal subject matter of which is not Taxes), if any, to which any of Company or Company Subsidiary, on the one hand, and Seller or any Affiliate of Seller (other than Company and Company Subsidiary), on the other hand, are parties, and neither Seller nor any Affiliate of Seller, on the one hand, or Company or Company Subsidiary, on the other hand, will have any Liability or entitlement to any right thereunder to each other on or after the Closing Date.

Section 9.09 Tax Cooperation. Without limiting the obligations set forth in Sections 6.02 and 7.01, the Parties shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to Company, Company Subsidiary or their assets or businesses (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election related to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any audit, proposed adjustment or deficiency, assessment, claim, suit or other proceeding relating to any Taxes or Tax Return. The Parties shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes and all other Tax matters relating to Company, Company Subsidiary or their assets or businesses and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Article IX. Buyer agrees that it shall preserve and keep, or cause to be preserved and kept, all original books and records in respect of the Business relating to any Taxes with respect to taxable years or other periods (in whole or in part) ending on or before the Closing Date and in the possession of Buyer or its Affiliates in accordance with Section 7.04(a).

Section 9.10 Section 338. Neither Parent nor Buyer shall make (or permit to be made) any election under Section 338 of the Code (or any comparable applicable provision of state, local or foreign Tax law) with respect to the acquisition of Company and Company Subsidiary.

Section 9.11 FIRPTA Certificate. Seller shall deliver to Buyer at the Closing a certificate of non-foreign status that complies with Section 1445 of the Code in form and substance reasonably satisfactory to Buyer.

ARTICLE X

CONDITIONS TO CLOSING

Section 10.01 Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or Seller’s waiver in its sole discretion, at or before the Closing, of each of the following conditions:

(a) Representations and Warranties; Covenants. (i) The representations and warranties of Parent contained in this Agreement shall be true and correct, except for where the failure to be true and correct would not reasonably be expected to have a Buyer Material Adverse Effect, as of the Agreement Date and as of the Closing as if made on the Closing Date (other than representations and warranties made as of another date, which representations and warranties shall have been true and correct in all material respects as of such date) and (ii) the covenants contained in this Agreement required to be complied with by Parent and/or Buyer, as applicable, on or before the Closing shall have been complied with in all material respects, and Seller shall have received a certificate signed by an authorized officers of Parent and Buyer, dated the Closing Date, to the foregoing effect.

(b) Governmental Approvals. All (i) Required Approvals shall have been obtained, (ii) Buyer Required Notices shall have been made and (iii) waiting periods imposed by any Government Authority necessary for the consummation of the Transactions shall have expired or shall have been terminated.

(c) No Order. There shall be no Order in existence that prohibits or materially restrains the sale of the Shares or the other Transactions, and there shall be no proceeding brought by any Government Authority pending before any court of competent jurisdiction seeking such an Order.

(d) Stockholder Approvals. The Parent Stockholder Approval and the Transaction Approval shall have been obtained.

(e) Parent Board of Directors. In accordance with its organizational documents, the size of the Parent Board shall be ten (10) directors as of the Closing, and there will be at least one vacancy on the Parent Board as of the Closing such that Seller’s designee to the Parent Board may be appointed as set forth in the Investor Rights Agreement.

(f) NASDAQ Approval. The Parent Common Stock to be issued to Seller in connection with this Agreement and the Conversion Shares issuable upon conversion of the Parent Preferred Stock shall have been approved for listing subject to notice of issuance on the NASDAQ Capital Market.

(g) Certificate of Designation. The certificate of designation of Parent authorizing the Parent Preferred Stock (the “Certificate of Designation”), in the form attached hereto as Exhibit J shall have been duly and validly filed with the applicable Government Authority.

(h) Legal Opinion. Buyer shall have caused K&L Gates LLP and Snell & Wilmer, LLP to deliver legal opinions substantially in the form of Exhibit K hereto.

(i) Transaction Agreements. Parent shall have executed and delivered to Seller all Parent Transaction Agreements, and Buyer shall have executed and delivered to Seller all Buyer Transaction Agreements.

Section 10.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or Buyer’s waiver in its sole discretion, at or before the Closing, of each of the following conditions:

(a) Representations and Warranties; Covenants. (i) The representations and warranties of Seller contained in this Agreement shall be true and correct as of the Agreement Date and as of the Closing as if made on the Closing Date (other than representations and warranties that are made as of a specific date, which representations and warranties shall have been true and correct as of such date); except for breaches or inaccuracies, as the case may be, as to matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to the exceptions of “material” or “Company Material Adverse Effect” in such representations and warranties; and (ii) the covenants contained in this Agreement required to be complied with by Seller on or before the Closing shall have been complied with in all material respects, and Buyer shall have received a certificate signed by an authorized officer of Seller, dated the Closing Date, to the foregoing effect.

(b) Governmental Approvals. All (i) Required Approvals shall have been obtained, (ii) Seller Required Notices shall have been made and (iii) waiting periods imposed by any Government Authority necessary for the consummation of the transactions contemplated by this Agreement shall have expired or shall have been terminated.

(c) No Order. There shall be no Order in existence that prohibits or materially restrains the sale of the Shares or the other Transactions, and there shall be no proceeding brought by any Government Authority pending before any court of competent jurisdiction seeking such an Order.

(d) Stockholder Approvals. The Parent Stockholder Approval and the Transaction Approval shall have been obtained.

(e) No Company Material Adverse Effect. From the execution of this Agreement until the Closing, there shall not have occurred a Company Material Adverse Effect.

(f) Seller Transaction Agreements. Seller shall have executed and delivered, or caused to be executed and delivered, to Buyer and Parent all Seller Transaction Agreements.

Section 10.03 Frustration of Closing Conditions. Neither Seller nor Buyer may rely on the failure of any condition set forth in this Article X to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use reasonable best efforts to cause the Closing to occur, including as required by Section 6.04.

Section 10.04 Waiver of Closing Conditions. Upon the occurrence of the Closing, any condition set forth in this Article X that was not satisfied as of the Closing shall be deemed to have been waived as of and from the Closing.

ARTICLE XI

TERMINATION

Section 11.01 Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated before the Closing:

(a) by the mutual written consent of Seller and Buyer;

(b) by Seller, if Parent or Buyer, as applicable shall have breached any representation or warranty or failed to comply with any covenant or agreement applicable to Parent or Buyer that would cause any Closing Condition set forth in Section 10.01(a) not to be satisfied, and such Closing Condition is incapable of being satisfied by the Outside Date; provided, however, that Seller is not then in material breach of this Agreement;

(c) by Buyer, if Seller shall have breached any representation or warranty or failed to comply with any covenant or agreement applicable to Seller that would cause any Closing Condition set forth in Section 10.02(a)

not to be satisfied, and such Closing Condition is incapable of being satisfied by the Outside Date; provided, however, that Buyer is not then in material breach of this Agreement;

(d) by either Seller or Buyer if the Closing shall not have occurred by the date that is nine (9) months from the Agreement Date (as may be extended pursuant to the following proviso, the “Outside Date”); provided, however, that if on July 5, 2016 all Closing Conditions have been satisfied (other than the Closing Conditions set forth in Section 10.01(b) and Section 10.02(b)), then either Seller or Buyer may (in its sole discretion) extend the Outside Date for an additional thirty (30) days by delivery of written notice of such extension to the other no fewer than five (5) Business Days before the initial Outside Date; and provided, further, however, that the right to terminate this Agreement under this Section 11.01(d) shall not be available to either Party whose failure to take any action required to fulfill any obligation under this Agreement (including the failure to act in good faith or to use reasonable best efforts to cause the Closing to occur, including taking the actions required by Section 6.04)) shall have been the cause of, or shall have resulted in, the failure of the Closing to occur before such date;

(e) by either Seller or Buyer in the event of the issuance of a final, nonappealable Order permanently restraining or prohibiting the Closing; provided, however, the right to terminate this Agreement under this Section 11.01(e) shall not be available to Buyer if the issuance of such final, nonappealable Order was primarily due to the failure of Buyer to perform its obligations under this Agreement;

(f) by either Seller or Buyer if (i) the Parent Stockholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and Parent’s stockholders shall have voted on the Proposals and (ii) the Parent Stockholder Approval shall not have been obtained at such meeting (including at any adjournment or postponement thereof pursuant to Section 6.05) by the Parent Stockholder Approval; provided, however, that Buyer shall not be permitted to terminate this Agreement pursuant to this Section 11.01(f) if the failure to obtain such Parent Stockholder Approval results from a breach of this Agreement by Parent or Buyer at or prior to the Closing;

(g) by Seller, if (i) all of the conditions set forth in Section 10.02 (other than conditions which are to be satisfied by actions taken at the Closing) have been satisfied and (ii) Parent or Buyer has failed to obtain proceeds pursuant to the Commitment Letters (including as any Commitment Letters may be amended, supplemented, modified or replaced in accordance with Section 6.11) sufficient to fund the Closing Cash Payment and all other fees and expenses as may be necessary to consummate the transactions contemplated by this Agreement; or

(h) by Seller, if a Triggering Event shall have occurred.

Section 11.02 Notice of Termination. Either Party desiring to terminate this Agreement pursuant to Section 11.01 shall give written notice of such termination to the other Party.

Section 11.03 Effect of Termination. In the event of the termination of this Agreement in accordance with Section 11.01, this Agreement shall thereupon become null and void and of no further force and effect, except for the provisions of (a) Section 6.03, (b) Section 11.01, this Section 11.03 and Section 11.04, (c) Article XIII and (d) Exhibit A. Nothing in this Section 11.03 shall be deemed to release any Party from any Liability for any breach by such Party of any term of this Agreement or impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

Section 11.04 Termination Fees. Notwithstanding Section 11.03, and in addition to either party’s right to compel specific performance by any other party of its obligations under this Agreement, if this Agreement is terminated:

(a) (i) by Seller or Buyer pursuant to Section 11.01(d) or (ii) by Seller or Buyer pursuant to Section 11.01(e) as a result of an Order issued pursuant to Antitrust Laws, then Buyer shall pay an amount in cash equal to $15,000,000; provided that, (A) in the case of the preceding clause (i) only, at the time of such termination of this Agreement, the Closing Conditions set forth in Section 10.01(b) and Section 10.02(b) shall not have been satisfied and (B) in the case of clause (ii) only, Seller shall not be entitled to such payment if Seller is then in material breach of its obligations under Section 6.04(a), 6.04(b), 6.04(d), 6.04(g) and the penultimate sentence of 6.04(c);

(b) by Seller pursuant to Section 11.01(g), then Buyer shall pay an amount in cash equal to $15,000,000;

(c) by Seller or Buyer pursuant to Section 11.01(f), then Buyer shall pay an amount in cash equal to $3,000,000.00;

(d) by Seller pursuant to Section 11.01(h), then Buyer shall pay an amount in cash equal to $15,000,000.00; or

(e) (i) (A) by Seller pursuant to Section 11.01(b), (B) by Seller or Buyer pursuant to Section 11.01(d) (only if at such time the Closing Conditions set forth in Section 10.01(b) and Section 10.02(b) have been satisfied) or (C) by Seller or Buyer pursuant to Section 11.01(f), and (ii) (A) a Parent Acquisition Proposal has been made after the Agreement Date and (B) within 12 months of the termination of this Agreement, Parent (1) enters into a definitive agreement with respect to a Parent Acquisition Proposal or (2) consummates a Parent Acquisition Proposal, then Buyer shall pay an amount in cash equal to $15,000,000,00; provided, that any amounts previously paid by Buyer pursuant to Section 11.04(c) shall be credited against such amount;

in each case, to Seller by wire transfer of immediately available funds, to a bank account or accounts specified by Seller in writing to Buyer, concurrent with such termination in the event of a termination by Buyer pursuant to Section 11.01(d) or Section 11.01(e) with respect to amounts payable pursuant to Section 11.04(a) or Section 11.01(f) with respect to amounts payable pursuant to Section 11.04(c) and as promptly as reasonably practicable (and in any event, within five (5) Business Days) with respect to all other amounts payable pursuant to this Section 11.04. Buyer acknowledges that (x) the agreements contained in this Section 11.04 are an integral part of the Transactions, (y) the fees payable pursuant to this Section 11.04 are not a penalty, but constitute liquidated damages, in a reasonable amount that will compensate Seller in the circumstances in which such fees are payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision, and (z) that without these agreements, Seller would not have entered into this Agreement; accordingly, if Buyer fails to timely pay any amount due pursuant to this Section 11.04, and, in order to obtain the payment, Seller commences an Action which results in a judgment against Buyer for the payment set forth in this Section 11.04, Buyer shall pay Seller its reasonable out-of-pocket expenses (including attorney’s fees and expenses and disbursements) in connection with such Action, together with interest on such payment at the Interest Rate through the date such payment was actually received.

ARTICLE XII

SURVIVAL

Section 12.01 Survival of Representations and Warranties. The rights of the Parties to indemnification under this Agreement with respect to the representations and warranties made hereunder shall survive the Closing (i) for a period of fifteen (15) months; provided, however (ii) that the rights of the applicable Parties to indemnification under this Agreement with respect to the representations and warranties in Sections 4.01, 4.02, 4.03, 4.04(i) and 4.17 (collectively, the “Non-Healthcare Fundamental Seller Representations”), and Sections 5.01, 5.02, 5.03(i), 5.05, 5.13, 5.17, 5.24 and 5.26 (collectively, the “Non-Healthcare Fundamental Buyer Representations”), shall survive the Closing for a period of six (6) years, and (iii) that the rights of the applicable Parties to indemnification under this Agreement with respect to the representations and warranties in Sections 4.10 and 4.11 (collectively, the “Healthcare Fundamental Seller Representations”) and Sections 5.07 and 5.08 (collectively, the “Healthcare Fundamental Buyer Representations”) shall survive the Closing for a period of six (6) years. None of the covenants or other agreements in contained in this Agreement shall survive the Closing other than the covenants and agreements that by their terms apply or are to be performed in whole or in part after the Closing Date, which covenants and agreements shall survive until the earlier of (a) the period provided in such covenants and agreements, if any, or until fully performed and (b) the date that is six (6) years after the Closing Date. Any claim for indemnification pursuant to this Section 12.01 that is made in accordance with the requirements set forth in Section 12.05 prior to the expiration of the applicable survival period set forth in this Section 12.01 with respect to such claim shall survive, subject to the remaining limitations set forth in this Section 12.01, until such claim is finally resolved.

Section 12.02 Indemnification by Seller. From and after the Closing, Seller shall, subject to the provisions of this Article XII, indemnify and hold harmless each of Buyer, Parent and their respective Affiliates (collectively, the “Buyer Indemnified Parties”) from and against any and all Losses that are suffered or incurred by any Buyer Indemnified Party arising out of, resulting from or relating to any of the following matters:

(a) prior to their expiration in accordance with Section 12.01, the inaccuracy of any representation or warranty made by Seller in Article IV (in each case, other than the Non-Healthcare Fundamental Seller Representations and the Healthcare Fundamental Seller Representations) as of the Closing Date, provided that each such representation or warranty shall be read disregarding any Company Material Adverse Effect or materiality qualification, except (i) for such qualifications in Section 4.07(a) and (b) and (ii) that materiality-based qualifiers that are included in a defined term shall not be so disregarded;

(b) prior to their expiration in accordance with Section 12.01, the inaccuracy of any of the Non-Healthcare Fundamental Seller Representations, as of the Closing Date, provided that each such representation or warranty shall be read disregarding any Company Material Adverse Effect or materiality qualification, except that materiality-based qualifiers that are included in a defined term shall not be so disregarded;

(c) prior to their expiration in accordance with Section 12.01, the inaccuracy of any of the Healthcare Fundamental Seller Representations, as of the Closing Date, provided that each such representation or warranty shall be read disregarding any Company Material Adverse Effect or materiality qualification, except (i) for such qualification in Section 4.11(g) and Section 4.11(h)(1) and (ii) that materiality-based qualifiers that are included in a defined term shall not be so disregarded;

(d) prior to their expiration in accordance with Section 12.01, the failure by Seller, Company or Company Subsidiary to perform any covenant or agreement made by Seller or, solely with respect to covenants or agreements that by their terms apply or are to be performed prior to the Closing, Company or Company Subsidiary in this Agreement;

(e) as a result of (i) any and all income Taxes imposed on Company or Company Subsidiary, or with respect to the Business, for any Tax period (and the portion of any Straddle Period) ending on or before the Closing Date; (ii) any and all Taxes of any Person (other than Company, Company Subsidiary or Parent or any of its Affiliates) imposed on Company or Company Subsidiary as a transferee or successor, by contract or pursuant to any law, rule or regulation (except, in each case, Taxes imposed pursuant to a contract the principal subject matter of which is not Taxes), which Taxes are due with respect to any Tax period (and the portion of any Straddle Period) ending on or before the Closing Date and relate to an event or transaction occurring prior to the Closing, (iii) any Taxes of any member (other than Company or Company Subsidiary) of any affiliated, consolidated, combined or unitary group (other than any such group of which Parent or any of its Affiliates is a member) for which Company or Company Subsidiary is liable as a result of Company’s or Company Subsidiary’s being a member of such group before the Closing, including pursuant to Treasury Regulations

Section 1.1502-6 (or under any similar provision of foreign, state or local Law); and (iv) any and all Taxes incurred that arise or result from the failure of Company, Company Subsidiary or Seller to perform any of their covenants or agreements in Article IX or Section 6.01(a)(vi), provided, however, that in the case of Company or Company Subsidiary this clause (iv) shall apply only to such failures occurring prior to the Closing; and

Section 12.03 Indemnification by Buyer and Parent. From and after the Closing, Buyer and Parent shall, jointly and severally, subject to the provisions of this Article XII, indemnify and hold harmless Seller and its respective Affiliates (collectively, the “Seller Indemnified Parties”) from and against any and all Losses that are suffered or incurred by any Seller Indemnified Party arising out of, resulting from or relating to any of the following matters:

(a) prior to their expiration in accordance with Section 12.01, the inaccuracy of any representation or warranty made by Parent in Article V (in each case, other than the Non-Healthcare Fundamental Buyer Representations and the Healthcare Fundamental Buyer Representations), as of the Closing Date, provided that each such representation or warranty shall be read disregarding any Buyer Material Adverse Effect or materiality qualification, except (i) for such qualifications in Section 5.19(a) and (b) and (ii) that materiality-based qualifiers that are included in the title or definition of a defined term shall not be so disregarded;

(b) prior to their expiration in accordance with Section 12.01, the inaccuracy of any of the Non-Healthcare Fundamental Buyer Representations, as of the Closing Date, provided that each such representation or warranty shall be read disregarding any Buyer Material Adverse Effect or materiality qualification, except that materiality-based qualifiers that are included in the title or definition of a defined term shall not be so disregarded;

(c) prior to their expiration in accordance with Section 12.01, the inaccuracy of any of the Healthcare Fundamental Buyer Representations, as of the Closing Date, provided that each such representation or warranty shall be read disregarding any Buyer Material Adverse Effect or materiality qualification, except (i) for such qualification in Section 5.08(g) and Section 5.08(h)(1) and (ii) that materiality-based qualifiers that are included in the title or definition of a defined term shall not be so disregarded;

(d) prior to their expiration in accordance with Section 12.01, the failure by Buyer or Parent to perform any material covenant or agreement made by Buyer or Parent or, , solely with respect to covenants or agreements that by their terms apply or are to be performed after the Closing, Company or Company Subsidiary, in this Agreement;

(e) as a result of (i) any and all income Taxes imposed on Parent or Buyer, or with respect to the business of either Parent or Buyer, for any Tax period for which Taxes are originally due on or before the Closing Date; (ii) any and all Taxes of any Person (other than Parent or Buyer or any of their Affiliates) imposed on Parent or Buyer as a transferee or successor, by contract or pursuant to any law, rule or regulation (except, in each case, Taxes imposed pursuant to a contract the principal subject matter of which is not Taxes), which Taxes are due with respect to any Tax period (and the portion of any Straddle Period) ending on or before the Closing Date and relate to an event or transaction occurring prior to the Closing, (iii) any Taxes of any member (other than Parent or Buyer) of any affiliated, consolidated, combined or unitary group (other than any such group of which Parent or any of its Affiliates is a member) for which Parent or Buyer is liable as a result of Parent’s or Buyer’s being a member of such group before the Closing, including pursuant to Treasury Regulations Section 1.1502-6 (or under any similar provision of foreign, state or local Law); and (iv) any and all Taxes incurred that arise or result from the failure of Parent or Buyer to perform any of their covenants or agreements in Article IX; and

(f) the Business or operation of, and any actions taken with respect thereto by, Company, Company Subsidiary, Buyer or Parent after the Closing.

Section 12.04 Character of Indemnity Payments.

(a) Notwithstanding anything in this Agreement to the contrary:

(i) Seller shall not be required to indemnify or hold harmless any Buyer Indemnified Party against, or reimburse any Buyer Indemnified Party for, any Losses pursuant to Section 12.02(a) until the aggregate amount of the Buyer Indemnified Parties’ Losses for which such Buyer Indemnified Parties seek indemnification pursuant to Section 12.02(a) exceeds $2,000,000 (the “Deductible Amount”), after which Seller shall only be obligated for such aggregate Losses of such Buyer Indemnified Parties in excess of the Deductible Amount;

(ii) Buyer and Parent shall not be required to indemnify or hold harmless any Seller Indemnified Party against, or reimburse any Seller Indemnified Party for, any Losses pursuant to Section 12.03(a) until the aggregate amount of the Seller Indemnified Parties’ Losses for which such Seller Indemnified Parties seek indemnification pursuant to Section 12.03(a) exceeds the Deductible Amount, after which Buyer and Parent shall only be obligated for such aggregate Losses of such Seller Indemnified Parties in excess of the Deductible Amount;

(iii) Seller shall not be required to indemnify or hold harmless any Buyer Indemnified Party against, or reimburse any Buyer Indemnified Party for, any Losses pursuant to Section 12.02(c) until the aggregate amount of the Buyer Indemnified Parties’ Losses for which such Buyer Indemnified Parties seek indemnification pursuant to Section 12.02(c) exceeds $2,000,000 (the “Basket Amount”), provided, that if such Basket Amount is met, then Seller will be obligated for all such Losses in connection with Section 12.02(c), including all such amounts comprising the Basket Amount;

(iv) Buyer and Parent shall not be required to indemnify or hold harmless any Seller Indemnified Party against, or reimburse any Seller Indemnified Party for, any Losses pursuant to Section 12.03(c) until the aggregate amount of the Seller Indemnified Parties’ Losses for which such Seller Indemnified Parties seek indemnification pursuant to Section 12.03(c) exceeds the Basket Amount, provided, that if such Basket Amount is met, then Buyer and Parent will be obligated for all such Losses in connection with Section 12.03(c) , including all such amounts comprising the Basket Amount;

(v) The cumulative indemnification obligations of Seller pursuant to Section 12.02(a) and Section 12.02(c) shall in no event exceed $50,000,000 (the “Cap Amount”);

(vi) The cumulative indemnification obligations of Buyer and Parent pursuant to Section 12.03(a) and Section 12.03(c) shall in no event exceed the Cap Amount;

(vii) The cumulative indemnification obligations of Seller under this Article XII or otherwise shall in no event exceed $280,000,000 (the “Cumulative Cap Amount”), payable in accordance with Section 12.07(e);

(viii) The cumulative indemnification obligations of Buyer and Parent under this Article XII or otherwise shall in no event exceed the Cumulative Cap Amount; and

(ix) No Buyer Indemnified Party shall be entitled to make a claim for indemnification under this Article XII with respect to any Losses to the extent such amounts are reflected in Final Working Capital, Final Indebtedness or Final Cash but only to the extent of the amount of such Losses so reflected.

(b) Tax. The Parties agree that any indemnification payments made with respect to this Agreement shall be treated for all Tax purposes as an adjustment to the Base Cash Purchase Price, unless otherwise required by law (including by a determination of a Tax Authority that, under applicable law, is not subject to further review or appeal).

Section 12.05 Notice and Resolution of Claims.

(a) Notice. Each Person entitled to indemnification pursuant to Section 12.02 or Section 12.03 (an “Indemnified Party”) shall give written notice to the indemnifying party or parties from whom indemnity is sought (an “Indemnifying Party”) promptly after obtaining knowledge of any pending or threatened claim, demand or circumstance that the Indemnified Party has determined has given or would reasonably be expected to give rise to a right of indemnification that such Person may have under Section 12.02 or 12.03, as applicable (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party, such claim being a “Third Party Claim”). The notice shall set forth in reasonable detail the claim, the basis for indemnification and a good faith estimate of all related Losses, to the extent practicable. Failure to give notice shall not release the Indemnifying Party from its obligations under Section 12.02 or 12.03, as applicable, except to the extent that the failure prejudices such Indemnifying Party, it being understood that notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered before the expiration of any applicable survival period specified in Section 12.01 for claims with respect to such representation, warranty, covenant or agreement. Notwithstanding the above, each Indemnified Party shall give written notice to the Indemnifying Party (“Self-Disclosure Notice”) no less than twenty (20) days prior to disclosing any circumstances or conduct pursuant to CMS’ Self-Referral Disclosure Protocol, the OIG’s Self Disclosure Protocol or a voluntary self-disclosure overpayment on CMS’ Overpayment Refund Form (the “Self-Disclosure”), but only so long as the circumstances or conduct proposed to be disclosed would reasonably be expected to give rise to a right of indemnification that the Indemnified Party may have under Section 12.02 in excess of the Basket Amount. The Self-Disclosure Notice shall set forth in reasonable detail the claim, the basis for indemnification and a good faith estimate of the related Losses, and shall provide a draft of any proposed self-disclosure submission. In the ten (10) day period after receipt of the Self-Disclosure Notice, the Indemnified Party shall afford the Indemnifying Party the opportunity to present its views as to whether any such Self-Disclosure is necessary and to comment upon and consult with the Indemnified Party on the draft self-disclosure submission prior to disclosing such submission to the OIG, CMS or CMS contractor, as applicable. The Indemnified Party may not submit the Self-Disclosure until the earlier of its receipt of comments from the Indemnifying Party or the expiration of such ten (10)-day comment period. The Indemnified Party shall provide a draft of any proposed settlement agreement to the Indemnifying Party, but only so long as the circumstances or conduct of the Self-Disclosure continue to be reasonably expected to give rise to a right of indemnification that the Indemnified Party may have under Section 12.02 in excess of the Basket Amount. In the ten (10) day period after receipt of any such proposed settlement agreement, the Indemnifying Party shall provide either its (a) final approval and consent, which shall not be unreasonably conditioned, delayed or withheld, or (b) objection to such proposed settlement agreement, together with reasonable detail as to the basis therefor. If the Indemnifying Party has provided such approval or consent or if such ten (10) day period has expired without any response from the Indemnifying Party, the Indemnified Party may proceed to execute any such settlement agreement with the OIG, CMS or CMS contractor, as applicable. If the Indemnifying Party has objected to any such settlement agreement, in the ten (10) day period after receipt of such objection, the Indemnified Party shall consult with the Indemnifying Party in good faith negotiations to attempt to resolve the basis for the objection prior to executing any such settlement agreement, but in any case the Indemnified Party may proceed to execute any such settlement agreement with the OIG, CMS or CMS contractor, as applicable, at the end of such ten (10) day negotiation period.

(b) Defense of Third Party Claims. If a Third Party Claim shall arise, the Indemnifying Party may assume the defense of such Third Party Claim by providing written notice to the Indemnified Party within thirty (30) days after receipt of the notice of such claim. The Person that shall control the defense of any such Third Party Claim (the “Controlling Party”) shall select counsel, contractors and consultants of recognized standing and competence after consultation with the other Party and shall take all steps reasonably necessary in the defense or settlement of such Third Party Claim, provided that the Indemnified Party shall retain the right to employ its own counsel and participate in the defense of the Third Party Claim at its own expense (which shall not be recoverable from the Indemnifying Party under this Article XII unless (i) the Indemnified Party is advised by counsel that (x) there may be one or more legal defenses available to the Indemnified Party which are not available to the Indemnifying Party, or available to the Indemnifying Party the assertion of which would be adverse to or in conflict with the interests of the Indemnified Party, or (y) that representation of both parties by the same counsel would be otherwise inappropriate under applicable standards of professional conduct, (ii) the Indemnifying Party shall not have employed counsel to represent the Indemnified Party within thirty (30) Business Days after notice of the assertion of any such claim or institution of any such Third Party Claim, (iii) the Indemnifying Party shall authorize the Indemnified Party in writing to employ separate counsel at the expense of the Indemnifying Party, or (iv) such Third Party Claim relates to or arises in connection with any criminal action, in each of which cases the reasonable expenses of counsel to the Indemnified Party shall be reimbursed by the Indemnifying Party). Notwithstanding the foregoing provisions of this Section 12.05, (A) no Indemnifying Party shall be entitled to settle any Third Party Claim for which indemnification is sought under Section 12.02 or Section 12.03 without the Indemnified Party’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, unless it has assumed the defense of such Third Party Claim and as a part of the settlement the Indemnified Party is released from all liability with respect to the Third Party Claim and the settlement does not impose any financial or equitable remedy on the Indemnified Party or any Asset, as applicable, does not cause any restriction or condition that would apply to or materially adversely affect the Indemnified Party or the conduct of the Indemnified Party’s business or require the Indemnified Party to admit any fault, wrongdoing, violation, culpability or failure to act by or on behalf of the Indemnified Party, and (B) no Indemnified Party shall be entitled to settle any Third Party Claim for which indemnification is sought under Section 12.02 or Section 12.03 without the Indemnifying Party’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. Seller or Parent, as the case may be, shall, and shall cause each of its Affiliates and Representatives to, cooperate fully with the Controlling Party in the defense of any Third Party Claim. Notwithstanding the foregoing provisions of this Section 12.05, if the Indemnifying Party does not notify the Indemnified Party within thirty (30) Business Days after receipt of the Indemnified Party’s notice of a Third Party Claim of indemnity hereunder that it elects to assume the control of the defense of any Third Party Claim, the Indemnified Party shall have the right to contest the Third Party Claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement and the costs of such Actions by the Indemnified Party shall be paid by the Indemnifying Party.

(c) Resolution of Claims. Following timely provided notice of an indemnification claim under this Agreement in accordance with Section 12.05(a) (other than a Third Party Claim which is governed by Section 12.05(b)), the Indemnifying Party will have thirty (30) days from the date notice was provided of such claim (the “Dispute Period”) to make such investigation of the claim as the Indemnifying Party deems necessary or advisable. For purposes of such investigation, the Indemnified Party will make available to the Indemnifying Party all the information reasonably related to such claim relied upon by, or in the possession or control of, the Indemnified Party to substantiate such claim. If the Indemnifying Party disagrees with the validity or amount of all or a portion of such claim made by the Indemnified Party, the Indemnifying Party will provide to the Indemnified Party written notice thereof (the “Indemnification Dispute Notice”) prior to the expiration of the Dispute Period. If no Indemnification Dispute Notice is timely provided to the Indemnified Party within the Dispute Period or if the Indemnifying Party provides notice that it does not have a dispute with respect to such claim for indemnification, then such claim will be deemed approved and consented to by the Indemnifying Party (such claim being referred to herein as an “Approved Indemnification Claim”). The Indemnifying Party will pay the amount of the Approved Indemnification Claim by wire transfer of immediately available funds (or, with respect to Seller, pursuant to Section 12.07(e)) to the account designated in writing by the Indemnified Party within five (5) Business Days after such claim is determined to be an Approved Indemnification Claim. If a Dispute Notice is provided to the Indemnified Party within the Dispute Period and the Indemnifying Party and the Indemnified Party do not agree to the validity and/or amount of such disputed claim, the Indemnifying Party and the Indemnified Party shall negotiate in good faith for a period of at least sixty (60) days to resolve the dispute. If the Indemnifying Party and the Indemnified Party are unable to come to an agreement regarding such disputed claim during such sixty (60) day period, such dispute shall be deemed a Transaction Dispute and resolved in accordance with Section 13.13.

Section 12.06 Exclusive Remedies . Except as otherwise expressly set forth in this Agreement, and except for fraud or intentional misrepresentation, following the Closing, the indemnification provisions of this Article XII shall be the sole and exclusive remedies of any Seller Indemnified Party and any Buyer Indemnified Party, respectively, for any Losses (including any Losses from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability, or otherwise) that it may at any time suffer or incur, or become subject to, as a result of, or in connection with, any breach of or inaccuracy with respect to any representation or warranty set forth in this Agreement by Buyer or Seller, respectively, or any breach or failure by Buyer or Seller, respectively, to perform or comply with any covenant or agreement set forth herein. Without limiting the generality of the foregoing, except for fraud or intentional misrepresentation, the Parties hereby irrevocably waive any right of rescission they may otherwise have or to which they may become entitled.

Section 12.07 Additional Indemnification Provisions.

(a) With respect to each indemnification obligation contained in this Agreement: (i) each such obligation shall be reduced by any Tax benefit actually recognized by the Indemnified Party as the result of the Loss giving rise to the indemnification obligation and which results in an actual reduction of cash Taxes paid by the Indemnified Party in the taxable year of the Loss giving rise to the obligation or any of the subsequent five (5) taxable years (determined in each of such taxable years on a “with and without basis” by comparing the Indemnified Parties’ liability for Taxes in such year with and without taking into account such Loss and the Tax consequences of any reduction in the Buyer’s Tax basis in the Shares resulting from the indemnification payment (“Share Basis Reduction”)); provided, however, that if (A) such Tax benefit is recognized after an indemnification payment is made (but within such five (5) taxable year period), the relevant Indemnified Party will pay within fifteen (15) days of so recognizing such Tax benefit to the relevant Indemnifying Party an amount equal to such reduction in cash Taxes paid, and (B) if any Tax cost is incurred by an Indemnified Party after the indemnification payment is made (but within such five (5) taxable year period on account of the indemnification payment (including, without limitation, the Tax effect of any Share Basis Reduction resulting therefrom)), the relevant Indemnifying Party will pay within fifteen (15) days of the Indemnified Party recognizing such Tax cost to the relevant Indemnified Party an amount equal to such cost (which amount shall in no event exceed in the aggregate the amount of the related Tax benefit which resulted in a reduction of an indemnification obligation or payment by the relevant Indemnified Party to the relevant Indemnifying Party pursuant to this Section 12.07(a)), (ii) all Losses shall be net of any amounts that have been recovered by the Indemnified Party pursuant to any indemnification by, or indemnification agreement with, any third party or any insurance policy or other cash receipts or sources of reimbursement in respect of such Loss (including the recovery or reimbursement of payments from a Taxing Authority), (iii) all Losses will be determined after deducting therefrom the amount of any reserve with respect to such matter on the Financial Statements, (iv) no representation or warranty of Seller or Parent shall be deemed untrue or incorrect as a consequence of the existence of any fact, circumstance or event that is disclosed in connection with another representation or warranty contained in this Agreement, and (v) Seller shall not be liable for any Losses to the extent that such Losses suffered by any Buyer Indemnified Party, on the one hand, and Parent shall not be liable for any Losses to the extent that such Losses suffered by any Seller Indemnified Party, on the other hand, (A) result from any act or omission by such Buyer Indemnified Party or Seller Indemnified Party, as applicable, (B) result from the failure of such Buyer Indemnified Party or Seller Indemnified Party, as applicable, to take reasonable action to mitigate such Losses, (C) are taken into account in the calculation of Final Working Capital, (D) result from the operation of Company, Company Subsidiary or the Business, in the case of a Buyer Indemnified Party, or any event or occurrence, after the Closing, (E) result from the operation of Company, Company Subsidiary or the Business, in the case of a Seller Indemnified Party, or any event or occurrence, prior to the Closing, or (F) are caused by or result from any action (1) that Seller or Parent is required, permitted or requested to take pursuant Section 6.01 (including pursuant to the consent of Buyer or Seller, as applicable) or (2) that Seller or Parent having sought Buyer’s or Seller’s consent, as applicable, pursuant to Section 6.01, did not take as a result of Buyer or Seller, as applicable, having unreasonably withheld, conditioned or delayed the requested consent. With respect to clause (i) of this Section 12.07(a), the Indemnified Party shall first use commercially reasonable efforts to collect any amounts under such indemnification agreements, insurance policies or other sources of reimbursement to the same extent as they would if such Loss were not subject to indemnification hereunder or otherwise; provided that, (x) in accordance with and subject to the terms of this Article XII, the Indemnified Party may submit a claim for indemnification prior to or simultaneously with satisfying such commercially reasonable efforts to collect such amounts prior to being indemnified with respect to such Losses, and (y) recovery for any such claims from the Indemnifying Party shall be permitted in accordance with and subject to the terms of this Article XII in the event that an insurance, indemnity, reimbursement or similar recovery is not actually and fully realized, to the extent of such Losses, by the Indemnified Party within one hundred twenty (120) days of the date of such claim by the Indemnified Party in accordance with and subject to the terms of this Article XII; and provided, further, that the diligence findings, opinions or disposition of any insurance company with respect to any claim for indemnification, the determination of such insurance company regarding whether to deny or pay any claim in whole or in part, and all communications between such insurance company and any Indemnified Party, shall not be binding on the Parties, any Buyer Indemnified Party or any Seller Indemnified Party or have any force or effect with respect to any claim for indemnification hereunder. If an Indemnified Party receives any such insurance proceeds or indemnity, reimbursement or similar payments after being indemnified hereunder with respect to some or all of such Losses, the Indemnified Party shall pay to the Indemnifying Party the lesser of (I) the amount of such insurance proceeds or indemnity, reimbursement or similar payment, less reasonable attorney’s fees and other reasonable out-of-pocket expenses incurred in connection with such recovery and (II) the aggregate amount paid by the Indemnifying Party to any Indemnified Party with respect to such Losses.

(b) The Indemnified Parties shall not have any right to indemnification under this Agreement with respect to, or based on, Taxes to the extent such Taxes (i) except in the case of a claim for indemnification based on a breach of the representations and warranties set forth in Section 4.17(i) or Section 5.24(i) or, with respect to Buyer Indemnified Parties, a breach of a covenant set forth in Section 6.01(a)(vi), are attributable to Tax periods (or portions thereof) beginning after the Closing Date, (ii) are due to the unavailability in any Tax period (or portion thereof) beginning after the Closing Date of any net operating losses, credits or other Tax attribute from a Tax period (or portion thereof) ending on or before the Closing Date, (iii) result from any transactions or actions taken by, or omissions by, Buyer or any of its Affiliates (including, for the avoidance of doubt, Company and Company Subsidiary) after the Closing, on the one hand, or Seller or any of its Affiliates, on the other hand, that are not specifically contemplated by this Agreement, (iv) result from any Parent or Buyer, on the one hand, or Seller, on the other hand, financing transaction undertaken after the Closing Date (for this purpose, a financing transaction means an issuance of stock or debt by Buyer or Parent, on the one hand, or Seller, on the other hand, after the Closing Date) or (v) except, (A) in the case of a claim for indemnification based on a breach of the representations and warranties set forth in Section 4.17(i) or Section 5.24(i) or, with respect to Buyer Indemnified Parties, a breach of a covenant set forth in Section 6.01(a)(vi) or (B) with respect to Buyer Indemnified Parties and with respect to any Taxes originally due after the Closing (or due after Closing as the result of extending the due date of a Tax Return) that relate to a Tax period (and the portion of any Straddle Period) ending on or before the Closing Date, do not result from a Tax Claim.

(c) If an Indemnifying Party makes any payment for any Losses suffered or incurred by an Indemnified Party pursuant to the provisions of this Article XII, such Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such Losses and with respect to the claim giving rise to such Losses.

(d) The Parties agree that the covenants of Seller, on the one hand, and Buyer, on the other hand, contained in this Agreement may not be used to circumvent the negotiated limitations (e.g., knowledge qualifiers, materiality standards, dollar thresholds, survival periods and the like) contained in such representations and warranties and procedures with respect to the recovery by a Buyer Indemnified party on account of the breach by Seller of any of the representations made in Article IV or the recovery by Seller Indemnified Party on account of the breach by Parent of any of the representations made in Article V.

(e) The Parties agree that any indemnification payments by Seller for Losses incurred by a Buyer Indemnified Party pursuant to this Article XII (i) first, for amounts up to the amount of the Closing Cash

Payment, shall be paid in cash and (ii) then, for amounts in excess of the amount of the Closing Cash Payment, shall be paid in Parent Preferred Stock until all such Parent Preferred Stock then held by Seller is exhausted, and (iii) then, for any remaining amounts, in Parent Common Stock; provided, that the value of (A) each share of Parent Preferred Stock shall be equal to the issue price as set forth in the Certificate of Designation and (B) each share of Parent Common Stock shall be equal to the volume-weighted average trading price of the Parent Common Stock for the twenty (20) trading days preceding the applicable date of payment for the purposes of this Section 12.07(e).

Section 12.08 Acknowledgements. Parent and Buyer, on the one hand, and Seller, on the other hand, each expressly agrees and acknowledges that none of Seller, on the one hand, or Parent and Buyer, on the other hand, or any of their respective Affiliates or their respective Representatives or any other Person has made, nor shall any such Person be deemed to have made, and each such Person disclaims, and Buyer, Parent and Seller, as applicable, has not relied upon and shall make no claim with respect to (i) any representation or warranty, covenant or agreement, express or implied, with respect to Buyer, Parent, Seller, Company, Company Subsidiary, the Shares, the Assets, the Liabilities of Buyer, Company or Company Subsidiary, the Business, the Transactions or otherwise, other than the representations and warranties set forth in Article IV or Article V, as applicable (as the same may be modified by the Disclosure Schedules) and other than such covenants and agreements of Seller, on the one hand, or Parent or Buyer, on the other hand, that are expressly set forth in this Agreement; or (ii) any representation or warranty with respect to the accuracy or completeness of any information regarding Buyer, Parent, Seller, Company, Company Subsidiary, the Shares, the Assets, the Liabilities of Buyer, Company or Company Subsidiary, the Business, the Transactions or otherwise that has been furnished or made available to Seller or Buyer, as applicable, and their respective Representatives, other than the representations and warranties set forth in Article IV or Article V, as applicable (as the same may be modified by the Disclosure Schedules). None of Seller, on the one hand, or Parent or Buyer, on the other hand, or any of their respective Affiliates or their respective Representatives shall have or be subject to any Liability to Buyer or Parent, on the one hand, or Seller, on the other hand, or any other Person resulting from or in connection with the dissemination to Buyer or Parent or Seller, as applicable, or their respective Affiliates or their respective Representatives or any other Person, or the use by Buyer or Parent or Seller, as applicable, or their respective Affiliates or their respective Representatives or any other Person, of any information regarding Parent, Buyer, Seller, Company, Company Subsidiary, the Shares, the Assets, the Liabilities of Buyer, Company or Company Subsidiary, the Business, the Transactions or otherwise, including any information, documents or material made available to Buyer or Parent or Seller, as applicable, or their respective Affiliates or their respective Representatives in any “data room”, “teaser”, due diligence interview, management presentation or in any other form in connection with or in expectation of the entry into this Agreement or consummation of the Transactions. Without limiting the generality of the foregoing, Buyer and Parent, on the one hand, and Seller, on the other hand, each agrees and acknowledges that any cost estimate, financial or other projections or other predictions that may be contained or referred to in this Agreement, the Disclosure Schedules or elsewhere, as well as any such information, documents or other materials (including any such materials set forth in the preceding sentence) (collectively, the “Projections”) are not, and shall not be deemed to be, a representation or warranty of Seller, on the one hand, or Buyer or Parent, on the other hand, or any of their respective Affiliates, and none of Seller, on the one hand, or Buyer or Parent, on the other hand, or their respective Affiliates or their respective Representatives will be liable in respect of the accuracy or completeness of any Projections, except as expressly set forth in Article IV or Article V, as applicable (as modified by the Disclosure Schedules).

Section 12.09 Limitation on Liability. Notwithstanding anything in this Agreement or in any other Transaction Agreement to the contrary, in no event shall any Indemnified Party have any Liability under any Transaction Agreement (including under this Article XII) for (i) any consequential, special, incidental, indirect or punitive damages (except (a) to the extent punitive damages are paid in connection with a Third Party Claim finally resolved in accordance with Section 12.05 or (b) fines or penalties imposed by a Government Authority) or lost profits or similar items (including loss of revenue; income or profits; any amount calculated based upon any multiple of earnings, book value or cash flow; diminution of value or loss of business reputation or opportunity relating to a breach or alleged breach of this Agreement); provided that such limitation with respect to lost profits shall not limit any Indemnified Party’s right to recover contract damages in connection with such Party’s failure to close in breach or violation of this Agreement, or (ii) any amount that is a possible or potential Loss that the Indemnified Party believes may be asserted rather than a Loss that has in fact been paid or incurred by an Indemnified Party pursuant to the provisions of this Article XII.

ARTICLE XIII

MISCELLANEOUS

Section 13.01 Rules of Construction. The following rules of construction shall govern the interpretation of this Agreement:

(a) references to “applicable” Law or Laws with respect to a particular Person, thing or matter means only such Law or Laws as to which the Government Authority that enacted or promulgated such Law or Laws has jurisdiction over such Person, thing or matter as would be determined under the Laws of the State of New York as required to be applied thereunder by a court sitting in the State of New York; references to any statute, rule, regulation or form (including in the definition thereof) shall be deemed to include references to such statute, rule, regulation or form as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute), and all references to any section of any statute, rule, regulation or form include any successor to such section.

(b) an item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements to the extent (i) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statement that is related to the subject matter of such representation, (ii) such item is otherwise specifically set forth on the balance sheet or financial statement or (iii) such item is reflected on the balance sheet or financial statement and is specifically referred to in the notes thereto.

(c) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is referenced in beginning or at the end of the calculation of such period will be excluded (for example, if an action is to be taken within two (2) days after a triggering event and such event occurs on a Tuesday, then the action must be taken by Thursday or if an action is to be taken within two (2) days of a target date and the target date is a Thursday, the action must be taken by Tuesday); if the last day of any period referenced herein is a non-Business Day, the period in question will end on the next succeeding Business Day;

(d) whenever the context requires, words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires;

(e) (i) the provision of a table of contents, the division into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement; and (ii) references to the terms “Article”, “Section”, “subsection”, “subclause”, “clause”, “Schedule” and “Exhibit” are references to the Articles, Sections, subsections, subclauses, clauses, Schedules and Exhibits to this Agreement unless otherwise specified;

(f) (i) the terms “hereof”, “herein”, “hereby”, “hereto”, and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (ii) the terms “include”, “includes”, “including” and words of similar import when used in this Agreement mean “including, without limitation” unless otherwise specified; (iii) the term “any” means “any and all”; and (iv) the term “or” shall not be exclusive and shall mean “and/or”;

(g) (i) references to “days” means calendar days unless Business Days are expressly specified; (ii) references to “written” or “in writing” include in electronic form; and (iii) references to “$” mean U.S. dollars;

(h) references to any Person includes such Person’s successors and permitted assigns; and

(i) each Party has participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any provision in this Agreement; the language used herein will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Party.

Section 13.02 Expenses. Except as otherwise specified in the Transaction Agreements, each Party will pay its own costs and expenses, including legal, consulting, financial advisor and accounting fees and expenses, incurred in connection with the Transactions, irrespective of when incurred or whether or not the Closing occurs.

Section 13.03 Notices. All notices and other communications under or by reason of the Transaction Agreements shall be in writing and shall be deemed to have been duly given or made (a) when personally delivered, (b) when delivered by facsimile or e-mail transmission with receipt confirmed (followed by delivery of an original by another delivery method provided for in this Section 13.03); or (c) one (1) Business Day after deposit with overnight courier service or, in each case to the addresses and attention parties indicated below (or such other address, facsimile number, e-mail address or attention party as the recipient party has specified by prior notice given to the sending party in accordance with this Section 13.03):

If to Seller, to:

GE Medical Holding AB

Björkgatan 30

75184 Uppsala, Sweden

Attention: Legal Administrator

Facsimile: (+46) 186121810

GE Healthcare Life Sciences

350 Campus Drive

Marlborough, Massachusetts 01752-3082

Attention: General Counsel

Facsimile: +1 609 228 6148

with a copy (which will not constitute notice) to:

GE Medical Holding AB

c/o GE Healthcare Limited

Pollards Wood

Nightingales Lane

Chalfont St Giles

Buckinghamshire HP8 4SP

United Kingdom

Attention: Executive Counsel, M&A

Facsimile: +44 1494 545 275

Paul Hastings LLP

71 South Wacker Drive, Suite 4500

Chicago, IL 60606

Attention: Thaddeus J. Malik

                  Richard S. Radnay

Facsimile: (312) 499-6100

E-mail:       thaddeusmalik@paulhastings.com

                   richardradnay@paulhastings.com

and Paul Hastings LLP 695 Town Center Drive, Seventeenth Floor Costa Mesa, CA 92926 Attention: Stephen D. Cooke Facsimile: (714) 668-6364 E-mail: stephencooke@paulhastings.com
If to Parent, to:	NeoGenomics, Inc. 12701 Commonwealth Drive, Suite 9 Fort Myers, FL 33913 Attention: Douglas VanOort Facsimile: (239) 690-4237 E-mail: dvanoort@neogenomics.com

with a copy (which will not constitute notice) to:	K&L Gates LLP 200 South Biscayne Boulevard, Suite 3900 Miami, FL 33131 Attention: Clayton E. Parker Facsimile: (305) 358-7095 E-mail: clayton.parker@klgates.com

If to Buyer, to:	NeoGenomics Laboratories, Inc. 12701 Commonwealth Drive, Suite 9 Fort Myers, FL 33913 Attention: Douglas VanOort Facsimile: (239) 690-4237 E-mail: dvanoort@neogenomics.com

with a copy (which will not constitute notice) to:	K&L Gates LLP 200 South Biscayne Boulevard, Suite 3900 Miami, FL 33131 Attention: Clayton E. Parker Facsimile: (305) 358-7095 E-mail: clayton.parker@klgates.com

Section 13.04 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a NeoGenomics press release that shall be reasonably agreed upon by the Seller. No Party or any Affiliate or Representative of any Party shall issue or cause the publication of any press release or public announcement or otherwise communicate with any news media in respect of the Transaction Agreements or the Transactions without the prior written consent of any other Parties (which consent shall not be unreasonably withheld, conditioned or delayed), except as a Party believes in good faith and based on reasonable advice of counsel is required by applicable Law or by applicable rules of any stock exchange or quotation system on which such Party or its Affiliates lists or trades securities (in which case the disclosing Party will use its reasonable best efforts to (a) advise the other Parties before making such disclosure and (b) provide such other Parties a reasonable opportunity to review and comment on such release or announcement and consider in good faith any comments with respect thereto. Notwithstanding the foregoing, the Parties agree to develop a mutually agreed upon set of taking points that either party may use with the news media or investors without first seeking written consent of the other party. No Party shall make publicly available any Transaction Agreement (or any portion of any Transaction Agreement) (whether before or after the Closing) without the prior written consent of the other Parties, except as any Party believes in good faith and based on reasonable advice of counsel is required by applicable Law or by applicable rules of any stock exchange or quotation system on which such Party or its

Affiliates lists or trades securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties before making such disclosure and, upon the request of the other Parties, the Parties will work together in good faith to agree and pursue appropriate confidential treatment requests with respect to such Transaction Agreements). This Section 13.04 shall not apply to disclosures by a Party to its Representatives for the purpose of obtaining advice in connection with the Transactions, it being understood that such Representatives will be informed of the confidential nature of the Transactions and Transaction Agreements and will be directed to treat such information as confidential in accordance with the terms of this Agreement.

Section 13.05 Severability. If any term or provision of this Agreement is held invalid, illegal or unenforceable in any respect under any applicable Law or as a matter of public policy, the validity, legality and enforceability of all other terms and provisions of this Agreement will not in any way be affected or impaired. If the final judgment of a court of competent jurisdiction or other Government Authority declares that any term or provision hereof is invalid, illegal or unenforceable, the Parties agree that the court making such determination will have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision.

Section 13.06 Assignment. This Agreement will be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the Parties. No Party may assign (whether by operation of Law or otherwise) this Agreement or any rights, interests or obligations provided by this Agreement without the prior written consent of the other Parties; provided, however, that Seller may assign this Agreement and any or all rights, interests and obligations under this Agreement to any of its Affiliates upon prior written notice to Buyer; provided, further, that Buyer may assign any or all rights, interests and obligations under this Agreement to its lenders providing financing in connection with the Transactions for collateral security purposes; provided, further, that no such assignment contemplated by the foregoing clauses shall release Seller or Buyer, as the case may be, from any Liability or any of its obligations under this Agreement. Any attempted assignment in violation of this Section 13.06 shall be void ab initio.

Section 13.07 No Third-Party Beneficiaries. This Agreement and the other Transaction Agreements are for the sole benefit of the Parties and their respective successors and permitted assigns, and, except with respect to the D&O Indemnified Parties pursuant to Section 7.03 and the Seller Indemnified Parties and Buyer Indemnified Parties as expressly set forth in Article XII, or as expressly set forth in the applicable Transaction Agreement, nothing in the Transaction Agreements shall create or be deemed to create any third-party beneficiary rights in any Person not a party to the Transaction Agreements, including any Affiliates of any Party. Notwithstanding anything to the contrary contained in this Agreement, the Financing Sources shall be express third-party beneficiaries of and entitled to rely on, this Section 13.07 and Section 13.06, Section 13.12, Section 13.13, Section 13.14, and Section 13.17.

Section 13.08 Entire Agreement. This Agreement (including the Disclosure Schedules) and the other Transaction Agreements collectively constitute and contain the entire agreement and understanding of the Parties with respect to the subject matter hereof and thereof and supersede all prior negotiations, correspondence, understandings and contracts among the Parties respecting the subject matter hereof and thereof.

Section 13.09 Amendments. The Transaction Agreements (including all exhibits and schedules thereto) may be amended, restated supplemented or otherwise modified, and any provision thereof may be waived, only by written agreement making specific reference to the applicable Transaction Agreement to be amended, restated, supplemented or otherwise modified or provision to be waived, in each case duly executed by each party to such Transaction Agreement.

Section 13.10 Waiver. At any time before the Closing, either Seller or Buyer may (a) extend the time for the performance of any obligation or other acts of the other Person, (b) waive any breaches or inaccuracies in the representations and warranties of the other Person contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any covenant, agreement or condition contained in this Agreement but such waiver of compliance with any such covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy under any Transaction Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 13.11 Agreement Controls. In the event that a provision of any other Transaction Agreement is inconsistent with, conflicts with or contradicts any term of this Agreement (including, for the avoidance of doubt, any indemnification provisions), the terms of this Agreement will prevail, unless and then only to the extent that such Transaction Agreement specifically provides that a term of this Agreement is being altered, modified, expanded or diminished, in which case such Transaction Agreement shall govern with respect to such matter and the remaining terms of this Agreement shall be unaffected.

Section 13.12 Governing Law. Subject to Section 3.05, the Transaction Agreements, and any Action arising out of or relating in any way to any Transaction Agreement, whether in contract, tort, common law, statutory law, equity, or otherwise, including any question regarding its existence, validity, or scope, or involving the Financing (each, a “Transaction Dispute”), shall be governed by, construed and enforced in accordance with the Laws of the State of New York without giving effect to any choice of law rules that would cause the application of Laws of any jurisdiction other than those of the State of New York.

Section 13.13 Dispute Resolution; Consent to Jurisdiction.

(a) Except as set forth in Section 3.05 with respect to any dispute to be resolved by the Independent Accounting Firm, any Transaction Dispute will exclusively be brought and resolved in the U.S. District Court for the Southern District of New York (where federal jurisdiction exists) or the Commercial Division of the Courts of the State of New York sitting in the County of New York (where federal jurisdiction does not exist), and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each Party irrevocably and unconditionally:

(i) submits for itself and its property to the exclusive jurisdiction of such courts with respect to any Transaction Dispute and for recognition and enforcement of any judgment in respect thereof, and agrees that all claims in respect of any Transaction Dispute shall be heard and determined in such courts;

(ii) agrees that venue would be proper in such courts, and waives any objection that it may now or hereafter have that any such court is an improper or inconvenient forum for the resolution of any Transaction Dispute; and

(iii) agrees that the mailing by certified or registered mail, return receipt requested, to the Persons listed in Section 13.03 of any process required by any such court, will be effective service of process; provided, however, that nothing herein will be deemed to prevent a Party from making service of process by any means authorized by the Laws of the State of New York.

(b) The foregoing consent to jurisdiction will not constitute submission to jurisdiction or general consent to service of process in the State of New York for any purpose except with respect to any Transaction Dispute.

Section 13.14 Waiver of Jury Trial. To the maximum extent permitted by Law, each Party irrevocably and unconditionally waives any right to trial by jury in any forum in respect of any Transaction Dispute and covenants that neither it nor any of its Affiliates or Representatives will assert (whether as plaintiff, defendant or otherwise) any right to such trial by jury. Each Party certifies and acknowledges that

(a) such Party has considered the implications of this waiver, (b) such Party makes this waiver voluntarily and (c) such waiver constitutes a material inducement upon which such Party is relying and will rely in entering into the Transaction Agreements. Each Party may file an original counterpart or a copy of this Section 13.14 with any court as written evidence of the consent of each Party to the waiver of its right to trial by jury.

Section 13.15 Admissibility into Evidence. All offers of compromise or settlement among the Parties or their Representatives in connection with the attempted resolution of any Transaction Dispute (a) shall be deemed to have been delivered in furtherance of a Transaction Dispute settlement, (b) shall be exempt from discovery and production and (c) shall not be admissible into evidence (whether as an admission or otherwise) in any proceeding for the resolution of the Transaction Dispute.

Section 13.16 Remedies; Specific Performance.

(a) Except to the extent set forth otherwise in this Agreement, all remedies under this Agreement expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b) Each Party agrees that irreparable damage would occur and the Parties would not have an adequate remedy at Law if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, each Party agrees that the other Parties will be entitled to injunctive relief from time to time to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions of this Agreement without the requirement of posting any bond or other indemnity, in addition to any other remedy to which it may be entitled, at Law or in equity, and each Party agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement, and to specifically enforce the terms of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement.

Section 13.17 Non-Recourse.

(a) No past, present or future incorporator, stockholder, Representative or Affiliate of Seller or its Affiliates (including Company and Company Subsidiary) shall have any Liability for any Liability of Seller under any Transaction Agreement or for any claim based on, in respect of, or by reason of, any Transaction.

(b) No Financing Source shall have any Liability arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of this Agreement or its negotiation or execution, and each Party waives and releases all such claims for Liabilities against any such Financing Sources. Financing Sources are expressly intended as third-party beneficiaries of this provision of this Agreement. Section 13.17(b) shall not constitute an agreement between the Parties, and neither Parent nor Buyer shall have any right under Section 13.17(b), and Section 13.17(b) shall not affect or amend in any way any agreements between the Parties provided for in this Agreement.

Section 13.18 Interest. Unless otherwise specified, if any payment required to be made to a Party under this Agreement is made after the date on which such payment is due, interest shall accrue on such amount from (but not including) the due date of the payment to (and including) the date such payment is actually made at the Interest Rate. All computations of interest pursuant to this Agreement shall be made on the basis of a year of three hundred sixty five (365) days, in each case for the actual number of days from (but not including) the first day to (and including) the last day occurring in the period for which such interest is payable.

Section 13.19 Disclosure Schedules and Exhibits. The Disclosure Schedules, Schedules and Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Any capitalized terms used in any Exhibit or Schedule or in the Disclosure Schedules but not otherwise defined therein shall be defined as set forth in this Agreement. The representations and warranties of Seller set forth in this Agreement are made and given subject to the disclosures contained in the Disclosure Schedules, and neither Seller nor any of its Affiliates shall be, or deemed to be, in breach of any such representations and warranties (and no claim shall lie in respect thereof) in respect of any such matter so disclosed in the Disclosure Schedules. Inclusion of information in the Disclosure Schedules will not be construed as an admission that such information is material to the business, operations or condition (financial or otherwise) of the Business. The Disclosure Schedules have been arranged for purposes of convenience in separately titled Schedules corresponding to the Sections of this Agreement, however, each Schedule of the Disclosure Schedules (other than the Subject Matter Schedules) shall be deemed to incorporate by reference all information disclosed in any other Schedule of the Disclosure Schedules to the extent it is reasonably apparent on its face that the disclosure of such matter is applicable to such Schedule of the Disclosure Schedules.

Section 13.20 Privilege.

(a) Each of the Parties acknowledges and agrees that Paul Hastings LLP (“Paul Hastings”) has acted as counsel to Seller and its Affiliates in connection with the negotiation of this Agreement and any consummation of the Transactions.

(b) Each of Parent and Buyer consents and agrees to Paul Hastings’s representing Seller and its Affiliates after the Closing, including with respect to disputes in which the interests of Seller and its Affiliates may be directly adverse to Parent or Buyer and their respective Affiliates, and even though Paul Hastings may have represented Company or Company Subsidiary in a matter substantially related to any such dispute, or may be handling ongoing matters for Seller and its Affiliates. Each of Parent and Buyer further consents and agrees to the communication by Paul Hastings to Seller and its Affiliates in connection with any such representation of any fact known to Paul Hastings arising by reason of Paul Hastings’s prior representation of Seller or any of its Affiliates, Company or Company Subsidiary.

(c) In connection with the foregoing, each of Parent and Buyer irrevocably waives and agrees not to assert any conflict of interest arising from or in connection with (i) Paul Hastings’s prior representation of Company or Company Subsidiary and (ii) Paul Hastings’s representation of Seller and its Affiliates prior to and after the Closing.

(d) Each of Parent and Buyer further agrees that all communications in any form or format whatsoever between or among any of Paul Hastings, Company, Company Subsidiary, any of Seller or its Affiliates, or any of their respective Representatives that relate in any way to the negotiation, documentation and consummation of the Transactions, beginning on the date of this Agreement, any dispute arising under this Agreement (collectively, the “Deal Communications”) shall be deemed to be retained, owned and controlled collectively by Seller and shall not pass to or be claimed by Parent or Buyer. All Deal Communications that are attorney-client privileged (the “Privileged Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to, and be controlled solely by, Seller and shall not pass to or be claimed by Parent or Buyer.

(e) In the event that a dispute arises between Parent or Buyer and a third party, Parent or Buyer, as applicable, may assert the attorney-client privilege to prevent the disclosure of the Privileged Deal Communications to such third party; provided, however, that none of Parent, Buyer, Company nor Company Subsidiary may waive such privilege without the prior written consent of Seller. In the event that Parent or Buyer, as applicable, is legally required by Order or otherwise to access or obtain a copy of all or a portion of the Deal Communications, Parent or Buyer, as applicable, shall immediately (and, in any event, within three (3) Business Days) notify Seller in writing (including by making specific reference to this Section) so that Seller can seek a protective Order, and Parent and Buyer, as applicable, agree to use all commercially reasonable efforts to assist therewith.

(f) To the extent that files or other materials maintained by Paul Hastings constitute property of its clients, only Seller shall hold such property rights and Paul Hastings shall have no duty to reveal or disclose any such files or other materials or any Deal Communications by reason of any attorney-client relationship between Paul Hastings, on the one hand, and Buyer or Parent, on the other hand.

(g) Each of Parent and Buyer agrees that it will not (i) access or use the Deal Communications, including by way of review of any electronic data, communications or other information, or by seeking to have Seller or any other Person waive the attorney-client or other privilege, or by otherwise asserting that Parent, Buyer, Company or Company Subsidiary has the right to waive the attorney-client or other privilege or (ii) seek to obtain the Deal Communications from Paul Hastings. In furtherance of the foregoing, it shall not be a breach of any provision of this Agreement if, prior to the Closing, Seller, Company, Company Subsidiary or any of their respective Affiliates or Representatives take any action to protect from access or remove from the premises of Company or Company Subsidiary (or any offsite back-up or other facilities) any Deal Communications, including by segregating, encrypting, copying, deleting, erasing, exporting or otherwise taking possession of any Deal Communications (any such action, a “Permitted Removal”). In the event that, notwithstanding any good-faith attempts by Seller or any of its or its Affiliates’ respective Representatives to achieve a Permitted Removal of any Deal Communication, any copy, backup, image, or other form or version or electronic vestige of any portion of such Deal Communication remains accessible to or discoverable or retrievable by Parent or Buyer (each, a “Residual Communication”), each of Parent and Buyer agrees that it will not, and that it will cause its Affiliates and Representatives not to, intentionally use or attempt to use any means to access, retrieve, restore, recreate, unarchive or otherwise gain access to or view any Residual Communication for any purpose.

Section 13.21 Counterparts. Each Transaction Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. Facsimiles, e-mail transmission of .pdf signatures or other electronic copies of signatures shall be deemed to be originals.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;

SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Seller, Parent and Buyer have caused this Stock Purchase Agreement to be executed on the date first written above by their respective duly authorized officers.

SELLER:

GE MEDICAL HOLDING AB

By	/s/ Kieran Murphy
Name: Kieran Murphy
Title: Authorized Signatory

Signature Page to Stock Purchase Agreement

IN WITNESS WHEREOF, Seller, Parent and Buyer have caused this Stock Purchase Agreement to be executed on the date first written above by their respective duly authorized officers.

PARENT:

NEOGENOMICS, INC.

By	/s/ Douglas M. VanOort
Name: Douglas M. VanOort
Title: Chairman and CEO

BUYER:

NEOGENOMICS LABORATORIES, INC.

By	/s/ Douglas M. VanOort
Name: Douglas M. VanOort
Title: Chairman and CEO

Signature Page to Stock Purchase Agreement

EXHIBIT A

DEFINITIONS

“Action” means any action, suit, arbitration, proceeding or investigation by or before any Government Authority.

“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person; provided, however, that for the purposes of this Agreement (a) Seller shall not be deemed an Affiliate of Parent or Buyer, nor, after the Closing, of Company or Company Subsidiary and (b) after the Closing, Parent and Buyer shall each be deemed an Affiliate of Company and Company Subsidiary.

“Agreement” means this Stock Purchase Agreement, dated as of October 20, 2015, by and among Seller, Parent and Buyer, including the Disclosure Schedules and the Exhibits, and all amendments to such agreement made in accordance with Section 13.09.

“Antitrust Laws” means the HSR Act and any other antitrust, competition or pre-merger notification Laws applicable to Parent, Buyer, Seller, Company or Company Subsidiary under any applicable jurisdiction that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization , restraint of trade or the lessening of competition, and any similar Laws designed to regulate, monitor or require the reporting of, or prior approval for mergers, acquisitions, or foreign investments into a jurisdiction.

“Assets” means the assets and properties that are owned, leased or licensed by Company and Company Subsidiary; provided, however, that the Assets will not include any assets or other items listed on Schedule 3.08 or any right, title or interest therein.

“Bankruptcy and Equity Exception” means the effect on enforceability of (a) any applicable Law relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Law relating to or affecting creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of New York, New York are required or authorized by Law to be closed.

“Business Plans” means any Employee Plan maintained exclusively or primarily for Business Employees.

“Buyer Employee Plans” means (a) all material employee benefit plans (within the meaning of Section 3(3) of ERISA), (b) all material retirement, superannuation, welfare benefit, bonus, thirteenth month, stock option, stock purchase, phantom or stock equivalent, restricted stock, incentive, supplemental retirement, deferred compensation, profit sharing, retiree health, hospitalization, medical, dental, vision, life insurance, death benefit, sick pay, disability, severance, termination indemnity, redundancy pay, educational assistance, holiday pay, housing assistance, moving expense reimbursement, Code Section 125 flexible benefit, or vacation plans, programs or agreements and (c) all individual employment, retention, termination, severance or other similar agreements of Buyer and Parent.

“Buyer Lab Testing Services” means, since September 30, 2009, all clinical laboratory testing services offered, sold or performed by Parent or Buyer on behalf of any client.

“Buyer Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, is materially adverse to the business, operations, assets, condition (financial or otherwise) or results of operations of Parent or Buyer, taken as a whole; provided, however, that any adverse effect arising out of, resulting from or attributable to (a) an event or circumstances or series of events or circumstances affecting (i) the U.S., Canada or Mexico (or any other country or jurisdiction) or the global economy generally or capital, financial, banking, credit or securities markets generally, including changes in interest or exchange rates, (ii) political conditions generally of the U.S. or any other country or jurisdiction in which Parent or its Affiliates operates or (iii) any industry generally in which Parent or any customers thereof operates or in which products or services of Parent are used or distributed; (b) the negotiation, execution, pendency or the announcement of, the consummation of the Transactions contemplated by, or the performance of obligations under, this Agreement or any other Transaction Agreement, including adverse effects related to compliance with the covenants or agreements contained herein or the failure to take any action as a result of any restrictions or prohibitions set forth herein, and any adverse effect proximately caused by (i) shortfalls or declines in revenue, margins or profitability, (ii) threatened or actual loss of, or disruption in, any customer, supplier, vendor, employee or landlord relationships, or (iii) loss of any personnel; (c) any effect resulting from any publicly available statement made by Seller, Company, Company Subsidiary or any of their respective Affiliates concerning Parent or Buyer or any of their respective employees, customers or suppliers, or otherwise relating to the Transactions; (d) any changes in applicable Law or GAAP, or accounting principles, practices or policies Parent is required to adopt, or the enforcement or interpretation thereof; (e) actions specifically permitted to be taken or omitted pursuant to this Agreement or actions taken or omitted to be taken at the request or with the consent of Seller, including any changes or effects that are caused by actions taken or omitted to be taken at the request of Seller, or that are caused by Seller’s failure to consent to any of the actions restricted by Section 6.01(b); (f) the effect of any action taken by Seller, Company, Company Subsidiary or their respective Affiliates with respect to any Transaction or with respect to Parent or its Affiliates; (g) any acts of God, including any earthquakes, hurricanes, tornadoes, floods, tsunami, or other natural disasters, or any other damage to or destruction of Assets caused by casualty; (h) any hostilities, acts of war (whether or not declared), sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions; (i) any failure to meet internal or published projections, estimates or forecasts of revenues, earnings, or other measures of financial or operating performance for any period (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); (j) any adverse change or effect that is cured before Closing; (k) the loss of one or more material contracts other than expressly pursuant to the “for cause” provisions of the applicable material contract or the filing of, or announcement of an intent to file, any challenge to the bidding process for any material contract or the negotiation or execution of any material contract; (l) any matter disclosed in the Disclosure Schedules shall not constitute or be deemed to contribute to a Buyer Material Adverse Effect, (m) changes or effects that are caused by any delay in consummating the Closing as a result of (i) any violation or breach by Seller of any covenant, representation or warranty contained in this Agreement or (ii) the institution of any Action challenging the validity or legality, or seeking to restrain the consummation of, the Transactions; or (n) the initiation by any Person other than Parent or Buyer of proceedings under Chapter 11 of the U.S. Bankruptcy Code or other similar statutes or Laws or any adverse developments related to such proceedings, and otherwise shall not be taken into account in determining whether a Buyer Material Adverse Effect has occurred or would be reasonably likely to occur; except in the case of the immediately preceding clauses (a), (d), (g) and (h), to the extent the changes described therein have a materially disproportionate effect on Buyer or Parent, taken as a whole, relative to the effect on other Persons operating in the same industries in which Buyer and Parent operate.

“Buyer Required Notices” means the notifications by Buyer set forth on Schedule 10.01(b).

“Buyer Transaction Agreements” means this Agreement and each other Transaction Agreement to which Buyer is named as a party on the signature pages thereto.

“Buyer Transactions” means the transactions contemplated by the Buyer Transaction Agreements.

“Cash” means Company’s and Company Subsidiary’s aggregate unrestricted cash or cash equivalents (including bank account balances and marketable securities), as determined in accordance with GAAP, and calculated net of issued but uncleared checks, drafts and overdrafts and in each case, calculated without giving effect to any of the transactions contemplated by this Agreement.

“Closing Conditions” means conditions to the respective obligations of the Parties to consummate the transactions contemplated by this Agreement, as set forth in Article X.

“Code” means the U.S. Internal Revenue Code of 1986.

“Company Acquisition Proposal” means, other than the transactions contemplated by this Agreement or other proposal or offer from Buyer or any of its Affiliates, any expression of interest, proposal or offer (whether or not in writing) involving: (i) the sale, lease, exchange, transfer, license, disposition (including by way of liquidation or dissolution of Company or Company Subsidiary or by way of the sale of the Shares or any Equity Interests of Company or Company Subsidiary) or acquisition of the Business or Assets that, in any such case, constitute or account for ten percent (10%) or more of the consolidated net revenues, net income or net assets of Company or Company Subsidiary, taken as a whole; (ii) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction (A) in which a Person or “group” (as defined in the Exchange Act) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than ten (10%) of the outstanding securities of any class of voting securities of Company or Company Subsidiary or (B) in which Company or Company Subsidiary issues securities representing more than ten (10%) of any class of its outstanding voting securities; or (iii) the creation of additional seats on Company or Company Subsidiary’s board of directors or granting any Person the right to nominate or appoint a director to Company or Company Subsidiary’s board of directors.

“Company Intellectual Property” means the Company Registered IP and all other Intellectual Property that is owned by either of Company or Company Subsidiary.

“Company Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, is materially adverse to the business, operations, assets, condition (financial or otherwise) or results of operations of the Business, taken as a whole; provided, however, that any adverse effect arising out of, resulting from or attributable to (a) an event or circumstances or series of events or circumstances affecting (i) the U.S., Canada or Mexico (or any other country or jurisdiction) or the global economy generally or capital, financial, banking, credit or securities markets generally, including changes in interest or exchange rates, (ii) political conditions generally of the U.S. or any other country or jurisdiction in which Seller, Company, Company Subsidiary or their respective Affiliates operates or (iii) any industry generally in which Company, Company Subsidiary or any customers thereof operates (including any Material Contracts) or in which products or services of the Business are used or distributed; (b) the negotiation, execution, pendency or the announcement of, the consummation of the Transactions contemplated by, or the performance of obligations under, this Agreement or any other Transaction Agreement, including adverse effects related to compliance with the covenants or agreements contained herein or the failure to take any action as a result of any restrictions or prohibitions set forth herein, and any adverse effect proximately caused by (i) shortfalls or declines in revenue, margins or profitability, (ii) threatened or actual loss of, or disruption in, any customer, supplier, vendor, employee or landlord relationships, or (iii) loss of any personnel; (c) any effect resulting from any publicly available statement made by Parent or Buyer or any of its Affiliates concerning Company, Company Subsidiary, the Business, or any employees, customers or suppliers of the Business, or otherwise relating to the Transactions; (d) any changes in applicable Law or GAAP, or accounting principles, practices or policies Company or Company Subsidiary is required to adopt, or the enforcement or interpretation thereof; (e) actions specifically permitted to be taken or omitted pursuant to this Agreement or actions taken or omitted to be taken at the request or with the consent of Parent or Buyer, including any changes or effects that are caused by actions taken or omitted to be taken at the request of Parent or Buyer, or that are caused by Parent’s or Buyer’s failure to consent to any of the actions restricted by Section 6.01(a); (f) the effect of any action taken by Parent or Buyer or its Affiliates with respect to any Transaction or with respect to Seller, Company, Company Subsidiary or their respective Affiliates; (g) any acts of God, including any earthquakes, hurricanes, tornadoes, floods, tsunami, or other natural disasters, or any other damage to or destruction of Assets caused by casualty; (h) any hostilities, acts of war (whether or not declared), sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions; (i) any failure to meet internal or published projections, estimates or forecasts of revenues, earnings, or other measures of financial or operating performance for any period (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); (j) any adverse change or effect that is cured before Closing; (k) the loss of one or more Material Contracts other than expressly pursuant to the “for cause” provisions of the applicable Material Contract or the filing of, or announcement of an intent to file, any challenge to the bidding process for any Material Contract or the negotiation or execution of any Material Contract; (l) any matter disclosed in the Disclosure Schedules shall not constitute or be deemed to contribute to a Company Material Adverse Effect, (m) changes or effects that are caused by any delay in consummating the Closing as a result of (i) any violation or breach by Parent or Buyer of any covenant, representation or warranty contained in this Agreement or (ii) the institution of any Action challenging the validity or legality, or seeking to restrain the consummation of, the Transactions; or (n) the initiation by any Person other than Seller, Company or Company Subsidiary of proceedings under Chapter 11 of the U.S. Bankruptcy Code or other similar statutes or Laws or any adverse developments related to such proceedings, and otherwise shall not be taken into account in determining whether a Company Material Adverse Effect has occurred or would be reasonably likely to occur; except in the case of the immediately preceding clauses (a), (d), (g) and (h), to the extent the changes described therein have a materially disproportionate effect on the Company or Company Subsidiary, taken as a whole, relative to the effect on other Persons operating in the same industries in which Company and Company Subsidiary operate.

“Company Registered IP” means the active patents, patent applications, registered trademarks, registered service marks, and copyright registrations that are owned by Company and Company Subsidiary.

“Company Technology” means all Technology owned by either of Company or Company Subsidiary.

“Confidentiality Agreement” the means the Confidentiality Agreement dated January 20, 2015, by and between Parent and Seller, as the same may be amended from time to time in accordance with its terms.

“Consent” means any consent, approval or authorization.

“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled by”, “Controlled”, “under common Control with” and “Controlling” shall have correlative meanings.

“Conversion Shares” means the shares of Common Stock to be issued upon conversion of the Parent Preferred Stock.

“CPS” means Clarient Pathology Services, Inc., a California professional medical corporation.

“Debt” means financial indebtedness for borrowed money from third party lending sources, other than trade accounts payable.

“Disclosure Schedules” means the disclosure schedules dated as of the Agreement Date delivered by Seller to Buyer, and which form a part of this Agreement.

“Effective Time” means 11:59 p.m. (Pacific time) on the Closing Date.

“Employee Plans” means (a) all material employee benefit plans (within the meaning of Section 3(3) of ERISA) (other than the individual agreements described in clause (iii) below relating to employees of the Business located outside of the U.S.), (b) all material retirement, superannuation, welfare benefit, bonus, thirteenth month, stock option, stock purchase, phantom or stock equivalent, restricted stock, incentive, supplemental retirement, deferred compensation, profit sharing, retiree health, hospitalization, medical, dental, vision, life insurance, death benefit, sick pay, disability, severance, termination indemnity, redundancy pay, educational assistance, holiday pay, housing assistance, moving expense reimbursement, Code Section 125 flexible benefit, or vacation plans, programs or agreements and (c) all individual employment, retention, termination, severance or other similar agreements, in each case pursuant to which any of Company, Company Subsidiary or their respective Affiliates currently has any obligation with respect to any Business Employee, other than governmental plans or arrangements, including severance, termination indemnities or other similar benefits maintained for employees outside of the U.S.

“Environmental Law” means any applicable Law in effect as of the Agreement Date relating to protection of the environment, including the use, handling, transportation, treatment, storage, disposal, release or threat of release or discharge of Hazardous Materials.

“Environmental Permit” means any Permit that is required by a Government Authority under any Environmental Law and necessary to the operation of the Business as of the Agreement Date.

“Equity Interest” means (i) with respect to a corporation, any and all classes or series of shares of capital stock, (ii) with respect to a partnership, limited liability company, trust or similar Person, any and all classes or series of units, interests or other partnership/limited liability company interests and (iii) with respect to any other entity, any other security representing ownership interest or participation in such entity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“Estimated Working Capital” means Seller’s good faith estimate of Net Working Capital of Company as of the Effective Time.

“Estimated Working Capital Decrease” means the amount, if any, by which Target Working Capital exceeds Estimated Working Capital set forth on the Estimated Working Capital Statement.

“Estimated Working Capital Increase” means the amount, if any, by which Estimated Working Capital set forth on the Estimated Working Capital Statement exceeds Target Working Capital.

“Estimated Working Capital Statement” means a written statement of Estimated Working Capital, prepared in accordance with Section 3.07.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Federal Health Care Program” means any plan or program that provides health care benefits, whether directly, through insurance, or otherwise, that is funded directly, in whole or in part, by the government of the United States of America (other than the Federal Employees Health Benefits Program), including the Medicare, Medicaid and TRICARE programs (described in Title XVIII of the SSA, Title XIX of the SSA, and Title 10, Chapter 55 of the U.S.C., respectively), or any state health care program (as defined in Section 1128(h) of the SSA).

“Final Cash” means the calculation of Cash as of the Effective Time as finally determined pursuant to Section 3.05.

“Final Indebtedness” means the calculation of Indebtedness as of the Effective Time as finally determined pursuant to Section 3.05.

“Final Working Capital” means the calculation of Net Working Capital of Company as of the Effective Time as finally determined pursuant to Section 3.05.

“Final Working Capital Decrease” means the amount (if any) by which Target Working Capital exceeds Final Working Capital.

“Final Working Capital Increase” means the amount (if any) by which Final Working Capital exceeds Target Working Capital.

“Final Working Capital Statement” means a written statement (a) setting forth Final Working Capital, the Final Working Capital Increase or Final Working Capital Decrease, as applicable, and the Post-Closing Adjustment and (b) indicating any changes to the Estimated Working Capital Statement as finally determined pursuant to Section 3.05.

“Financing Discussions” means any discussions with potential sources of capital with parties that may purchase Equity Interests in Parent as part of a Permitted Financing.

“Financing Sources” means the Persons that have delivered the Commitment Letters, together with such Persons’ Affiliates and their and their Affiliates’ respective, officers, directors, employees and representatives.

“GAAP” means U.S. generally accepted accounting principles.

“Government Authority” means any government or governmental or regulatory entity, body thereof or political subdivision thereof, whether federal, national, state, provincial, local, municipal or foreign, or any agency, instrumentality or authority thereof or any other entity exercising executive, legislative, judicial, regulatory or administrative functions or pertaining to government, including any department, board, commission, court, tribunal or arbitral body.

“Hazardous Materials” means (a) petroleum, petroleum products, by-products or breakdown products, radioactive materials, friable asbestos or polychlorinated biphenyls, and (b) any chemical, material or substance defined or regulated as toxic or as a pollutant, contaminant or waste under any applicable Environmental Law.

“Healthcare Law” means any Law relating to the regulation of the healthcare or clinical laboratory industry or to the payment for services rendered by healthcare providers, including, without limitation: Title XVIII of the SSA (Medicare); Title XIX of the SSA (Medicaid); Title 10, Chapter 55 of the U.S.C. (TRICARE); the Federal Anti-Kickback Law (42 U.S.C. § 1320a-7b); the Stark Law (42 U.S.C. § 1395nn); the Federal False Claims Act (31 U.S.C. §§ 3729, et seq.); the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a); the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.); the Federal Health Care Fraud law (18 U.S.C. § 1347); the criminal false claims statutes (e.g., 18 U.S.C. §§ 287 and 1001); the Medicare Secondary Payor Statute (32 U.S.C. § 1395y(b)); the Federal Food, Drug and Cosmetic Act (21 U.S.C. § 321 et seq.) and all regulations promulgated thereunder; the Health Insurance Portability and Accountability Act of 1996 as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, and their implementing regulations and any state health care privacy, security or confidentiality Laws; the Patient Protection and Affordable Care Act (Pub. L 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152) and the regulations adopted thereunder; Laws pertaining to licensure, certification, registration or operation requirements of healthcare facilities, services or equipment, including, but not limited to, the Clinical Laboratory Improvement Amendments, as amended; CMS manual guidance, and applicable Medicare administrative contractor guidance pertaining to coding, coverage, reimbursement, claims submission, billing and collections; state certificate of need or similar Laws governing the establishment of healthcare facilities or service or the making of healthcare capital expenditures; state Laws relating to fee-splitting, patient brokering or the corporate practice of medicine; and any state physician self-referral prohibition or state anti-kickback Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means with respect to Company and Company Subsidiary, (a) the principal of and premium (if any) in respect of (i) financial indebtedness for borrowed money from third party lending sources, other than trade accounts payable; and (ii) any notes, debentures, bonds, letters of credit or other similar instruments or debt securities for the payment of which Company or Company Subsidiary is responsible or liable; (b) all obligations issued or assumed as the deferred purchase price of assets, properties or services (but excluding trade accounts payable and accrued expenses arising in the ordinary course of business) including earn-outs, payments under non-compete agreements and seller notes; (c) all obligations as lessee under leases which are required under GAAP to be treated as capital leases; (d) all obligations of any Person which are guaranteed by Company or Company Subsidiary; and (e) all accrued interest, prepayment premiums, penalties, fees and other amounts related to any item listed in clauses (a) through (d) above.

“Intellectual Property” means all of the following rights arising under the Laws of the U.S. or any other country: (a) patent rights, including any such rights granted upon any utility, reissue, reexamination, division, extension, provisional, continuation, or continuation-in-part applications, and equivalent or similar rights anywhere in the world in inventions and discoveries, (b) rights associated with works of authorship, other than rights associated with Software, whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions, and (c) rights in trade secrets and other confidential information (including ideas, formulas, inventions, know-how, processes and techniques). For the avoidance of doubt, for the purposes of this Agreement, Intellectual Property excludes any and all rights of any kind or nature in or to Software, trademarks, service marks, trade names, service names, domain names, trade dress, logos and other identifiers of same, including all goodwill associated therewith, and all common law rights, and registrations and applications for registration thereof, all rights therein provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing.

“Interest Rate” means the rate designated from time to time in Section 6621(a)(2) of the Code, compounded on a daily basis.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge of Parent” means the actual knowledge, without any duty of investigation or inquiry, of the following Persons as of the Agreement Date: Douglas VanOort, Steven Jones, George Cardoza and Dr. Maher Albitar.

“Knowledge of Seller” means the actual knowledge, without any duty of investigation or inquiry, of the following Persons as of the Agreement Date: Michael Brown, Cindy Collins, Dr. Kenneth Bloom, Michael Horey, Brian Montgomery, Mark Machulz, Edward Menezes, and J. Allan Cotton.

“Law” means any U.S. federal, state, local or non-U.S. statute, law, ordinance, regulation, rule, code, Order or other requirement or rule of law (including common law).

“Leased Real Property” means any real property that is leased by Company or Company Subsidiary.

“Liabilities” means any liability, debt, guarantee, assurance, commitment or obligation, whether known or unknown, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, liquidated or unliquidated, asserted or unasserted, due or to become due, whenever or however arising (including whether arising by operation of Law, or out of any contract or tort based on negligence or strict liability).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, claim, lien or charge of any kind.

“Losses” means all losses, damages, costs, expenses, and liabilities actually suffered or incurred and paid (including reasonable attorneys’ fees); provided that Losses shall not include a decrease in Parent’s stock price, which causes a corresponding decrease in the value of the Stock Consideration, except that the exclusion of such decrease from Loss shall not preclude Seller from asserting an indemnification claim in accordance with Article XII to the extent of a breach by Buyer or Parent of this Agreement arising out of, resulting from or relating to the underlying facts and circumstances causing or contributing to such decrease.

“Material Customers” means the ten (10) largest customers of the Business based on aggregate revenues derived from sales to those customers for fiscal year 2014.

“Material Suppliers” means the ten (10) largest suppliers of the Business based on the aggregate amount purchased from each such supplier for fiscal year 2014.

“Medicare” means the program of health benefits for the aged and disabled administered by the Centers for Medicare and Medicaid Services, and any successor governmental entity, pursuant to the terms of Title XVIII of the Social Security Act, codified at 42 U.S.C. § 1395 et seq.

“NASDAQ Rules” means the Listing Rules of the NASDAQ Stock Market.

“Net Working Capital” as of any date means (a) the current assets of Company as of the Effective Time minus (b) the current Liabilities of Company as of the Effective Time, in each case established in accordance with the Sample Net Working Capital Statement.

“Net Working Capital Statements” means, collectively, the Estimated Working Capital Statement, Proposed Working Capital Statement and the Final Working Capital Statement.

“OFAC Regulation” means the Foreign Assets Control Regulations, 31 C.F.R., Subtitle B, Chapter V, as amended.

“Order” means any order, writ, judgment, injunction, temporary restraining order, decree, stipulation, determination or award entered by or with any Government Authority.

“Owned Real Property” means any real property owned by Company or Company Subsidiary.

“Parent Acquisition Proposal” means, other than the transactions contemplated by this Agreement or other proposal or offer from Seller or any of its Affiliates, any expression of interest, proposal or offer (whether or not in writing) involving: (i) the sale, lease, exchange, transfer, license, disposition (including by way of liquidation or dissolution of Parent or any of its Subsidiaries or by way of the sale of any stock of Subsidiary of Parent) or acquisition of any business or businesses or assets (including any acquisition of stock of any entity) that, in any such case, constitute or account for 10% or more of the consolidated net revenues, net income or net assets of Parent and its Subsidiaries, taken as a whole; (ii) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction (A) in which a Person or “group” (as defined in the Exchange Act) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of Parent or (B) in which Parent issues securities representing more than 20% of any class of its outstanding voting securities; or (iii) the creation of additional seats on the Parent Board or granting any Person the right to nominate or appoint a director to the Parent Board.

“Parent Board” means the board of directors of Parent.

“Parent Intellectual Property” means the Parent Registered IP and all other Intellectual Property that is owned by either Parent or Buyer.

“Parent Registered IP” means all active patents, patent applications, registered trademarks, registered service marks, and copyright transactions that are owned by Parent and Buyer.

“Parent Technology” means all Technology owned by either of Parent or Buyer.

“Parent Stock Options” means options to purchase Equity Interests of Parent granted under any Parent Stock Plan.

“Parent Stock Plans” means any employee or director stock option, stock purchase or equity compensation plan, arrangement or agreement of Parent.

“Parent Transaction Agreements” means this Agreement and each other Transaction Agreement to which Parent is named as a party on the signature pages thereto.

“Parent Transactions” means the transactions contemplated by the Parent Transaction Agreements.

“Permits” means all permits, licenses, Consents, registrations, concessions, grants, franchises, certificates, identification numbers exemptions, waivers, and filings issued or required by any Government Authority under applicable Law.

“Permitted Financing” means a financing (x) the proceeds of which are used to finance the Cash Purchase Price Increase Amount and (y) that is consummated through the issuance of solely Common Stock and/or through the incurrence of Debt so long as such Debt is not convertible into, or exchangeable or exercisable for, Equity Interests of Parent or any of its Subsidiaries.

“Permitted Liens” means the following Liens: (a) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith by appropriate proceedings or that may thereafter be paid without penalty; (b) Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed by Law and on a basis consistent with past practice; (c) Liens incurred or deposits made in the ordinary course of business consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security; (d) defects or imperfections of title, easements, covenants, rights-of-way, restrictions and other similar charges or encumbrances not materially interfering with the ordinary conduct of business; (e) Liens not created by Seller, Company or Company Subsidiary that affect the underlying fee interest of any Leased Real Property; (f) Liens incurred in the ordinary course of business consistent with past practice securing Liabilities that are not material to the Assets; (g) Liens created by or through, or resulting from any facts or circumstances relating to, Parent or its Affiliates; (h) Liens arising out of, under or in connection with this Agreement or the other Transaction Agreements, (i) any set of facts an accurate up-to-date survey would show, provided such facts do not materially interfere with the ordinary conduct of the Business; and (j) in the case of Intellectual Property and Technology, licenses, options to license or covenants not to assert claims of infringement in each case in existence as of the Agreement Date from Seller or any of their Affiliates to third parties.

“Person” means any natural person, general or limited partnership, corporation, company, trust, limited liability company, limited liability partnership, firm, association or organization or other legal entity.

“Post-Closing Adjustment” means the aggregate amount obtained as follows: (a) the amount obtained by subtracting (i) the amount (if any) by which Estimated Working Capital exceeds Final Working Capital from (ii) the amount (if any) by which Final Working Capital exceeds Estimated Working Capital, plus (b) the amount obtained by subtracting (i) the amount (if any) by which Estimated Cash exceeds Final Cash from (ii) the amount (if any) by which Final Cash exceeds Estimated Cash, plus (c) the amount obtained by subtracting (i) the amount (if any) by which Final Indebtedness exceeds Estimated Indebtedness from (ii) the amount (if any) by which Estimated Indebtedness exceeds Final Indebtedness.

“Pre-Closing Period” means the period beginning on the Agreement Date and ending on the earlier of the Closing Date and the date this Agreement is terminated in accordance with its terms.

“Preferred Stock” means Parent’s Series A Preferred Stock, par value $0.001 per share.

“Prohibited Person” means (i) a Person who is a “designated national,” “specially designated national,” “specially designated terrorist,” “specially designated global terrorist,” “foreign terrorist organization,” “specially designated narcotics trafficker,” or “blocked person,” within the definitions set forth in the OFAC Regulations, or who otherwise appears on the list of Specially Designated Nationals and Blocked Persons, Appendix A to the OFAC Regulations or any other similar list published by OFAC, (ii) the government, including any political subdivision, agency, instrumentality, or national thereof, of any country against which the United States maintains economic sanctions or embargos, (iii) a Person acting or purporting to act, directly or indirectly, on behalf of, or an entity owned or controlled by, any of the Persons listed in subparagraphs (i)-(ii) above, (iv) a Person indicted for or convicted of violating any of the U.S. criminal statutes listed in 22 CFR 120.27, or (v) a Person on any other export control, terrorism, money laundering or drug trafficking related list administered by any Government Authority either within or outside the U.S. as that list may be amended, adjusted or modified from time to time.

“Proposals” means the proposals for (i) the Transaction Approval; (ii) the approval of the Stock Issuance in compliance with the NASDAQ Rules, (iii) the approval of the amendment to Parent’s organizational documents increasing the authorized number of shares of (x) Common Stock from one hundred million (100,000,000) shares to two hundred fifty million (250,000,000) shares and (y) Preferred Stock from ten million (10,000,000) shares to fifty million (50,000,000) shares; (iv) the solicitation of additional proxies if there are insufficient votes in favor of adoption of the Stock Issuance; and (v) the approval to increase the number of stock options available for issuance under Parent’s stock option plan.

“Proposed Working Capital” means Buyer’s good faith, proposed final calculation of Net Working Capital of Company as of the Effective Time.

“Proposed Working Capital Statement” means (a) a written statement setting forth Proposed Working Capital, describing in reasonable detail any proposed changes to the Estimated Working Capital Statement and attaching supporting schedules, working papers and all other relevant details to enable a review by Seller thereof (together with all supporting work papers with respect thereto) or (b) a written statement that Buyer proposes no changes to the Estimated Working Capital Statement, as applicable.

“Real Properties” means, collectively, the Owned Real Property and the Leased Real Property.

“Representative” of a Person means the directors, officers, employees, advisors, agents, consultants, attorneys, accountants, investment bankers or other representatives of such Person.

“Required Approvals” means the approvals set forth on Schedule 10.01(b).

“Sample Net Working Capital Statement” means the sample statement of Net Working Capital attached to this Agreement as Exhibit L.

“Sanctions Laws” means (a) sanctions Laws administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the U.S. Department of Commerce’s Bureau of Industry and Security, including any requirements imposed by, or based upon the obligations or authorities set forth in the U.S. Trading With the Enemy Act, the U.S. International Emergency Economic Powers Act, the U.S. United Nations Participation Act, the U.S. Syria Accountability and Lebanese Sovereignty Act, Iranian Transaction Regulations, the Comprehensive Iran Sanctions Accountability and Divestment Act of 2010, the Iran Sanctions Act, the National Defense Authorization Acts for Fiscal Years 2012 and 2013, the Iran Threat Reduction, and Syria Human Rights Act of 2012, any of the foreign assets control regulations of the U.S. Department of Treasury (including 31 CFR, Subtitle B, Chapter V), any enabling legislation or executive order relating thereto, or any similar sanctions imposed or administered by or based upon the obligations or authorities of Her Majesty’s Treasury, the European Union, the United Nations Security Council, or other applicable sanctions authority and (b) any anti-terrorism or anti-money laundering Law.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Account” means the bank account or accounts specified by Seller in writing to Buyer at least two (2) Business Days before the Closing Date.

“Seller Business Records” means all books and records (including emails of all past and current Business Employees) of the Company and Company Subsidiary (provided that any information in such books and records (including emails) that is not related to Company, Company Subsidiary or the Business may be redacted or otherwise removed therefrom) which reside anywhere other than on the premises of any Company or Company Subsidiary facility or on servers or other computers that will be transferred to Buyer pursuant to the Transaction.

“Seller Lab Testing Services” means, since September 30, 2009, all clinical laboratory testing services offered, sold or performed by Company, Company Subsidiary or CPS on behalf of any client.

“Seller Names and Seller Marks” means the names or marks of Seller or any of its Affiliates, including “GE” (in block letters or otherwise), the GE monogram, “General Electric Company”, “General Electric”, “MultiOmyx”, and “healthymagination”, either alone or in combination with other words and all marks, trade dress, logos, monograms, domain names and other source identifiers confusingly similar to or embodying any of the foregoing either alone or in combination with other words.

“Seller Required Notices” means the notifications by Seller set forth on Schedule 10.01(b).

“Seller Transaction Agreements” means this Agreement and each other Transaction Agreement to which Seller is named as a party on the signature pages thereto.

“Seller Transactions” means the transactions contemplated by the Seller Transaction Agreements.

“Shared Contract” means any written contract or agreement to which Company or Company Subsidiary is a party that is used by the Business but is not a contract or agreement exclusively relating to or exclusively held or used in or in connection with the Business.

“Social Security Act” means the Social Security Act of 1935.

“Software” means all (a) computer programs, including all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (d) all documentation including user manuals and other training documentation relating to any of the foregoing.

“SSA” means the United States Social Security Act, codified at Title 42, Chapter 7, of the United States Code.

“Subject Matter Schedules” means the Schedules pursuant to Sections 4.10 (Permits), 4.11 (Compliance with Healthcare Laws), 4.12 (Ethical Practices), 4.13 (Intellectual Property), 4.14 (Environmental Matters), 4.16 (Employment and Employee Benefits Matters), 4.17 (Taxes), 4.18 (Real Property), 5.07 (Permits), 5.08 (Compliance with Healthcare Laws), 5.09 (Ethical Practices), 5.21 (Intellectual Property), 5.22 (Environmental Matters), 5.23 (Employment and Employee Benefits Matters), 5.24 (Taxes) and 5.25 (Real Property).

“Subsidiary” of any specified Person means any other Person of which such first Person owns (either directly or through one or more other Subsidiaries) a majority of the outstanding equity securities or securities carrying a majority of the voting power in the election of the board of directors or other governing body of such Person, and with respect to which entity such first Person is not otherwise prohibited contractually or by other legally binding authority from exercising Control.

“Superior Proposal” means any Parent Acquisition Proposal (i) on terms which the Parent Board determines in good faith, after consultation with Parent’s outside legal counsel and financial advisors, to be more favorable from a financial point of view to Parent’s stockholders, taking into account all the terms and conditions of such proposal (including the likelihood and timing of consummation), and this Agreement (including any revisions to the terms of this Agreement in response to such proposal or otherwise) and (ii) that the Parent Board believes is reasonably capable of being completed, taking into account such financial, regulatory, legal and other aspects of such proposal the Parent Board considers appropriate; provided, that for purposes of the definition of “Superior Proposal,” the references to “ten percent (10%)” in the definition of Parent Acquisition Proposal shall be deemed to be references to “50%.”

“Target Working Capital” means $27,000,000.

“Tax” or “Taxes” means any federal, state, provincial, local, foreign or other income, excise, gross receipts, ad valorem, value-added, sales, use, employment, franchise, profits, gains, capital gains, personal property, real property, transfer, payroll, branch, net worth, production, license, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, transfer, withholding, social security premiums (or similar), employer health, unemployment, disability, registration, alternative, or add-on minimum, government pension plan premiums and contributions, employment/unemployment insurance or compensation premiums and contributions, workers’ compensation premiums, goods and services tax/harmonized sales tax, estimated, intangibles or other taxes, charges or levies of any kind whatsoever and any installment in respect thereof (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any Government Authority with respect thereto, whether disputed or not.

“Tax Claim” shall mean any claim by an Taxing Authority.

“Tax Returns” means all returns, reports, elections, declarations, disclosures, estimates, claims for refunds, statements, information returns, or other documents filed or required to be filed with any Government Authority relating to Taxes (including any related or supporting information any schedule or attachment thereto and any amendment or supplement thereof).

“Taxing Authority” means any Government Authority (including any subdivision and any revenue agency of a jurisdiction) imposing or responsible for the administration of any Taxes and the agencies, if any, charged with the collection of such Taxes for such jurisdiction.

“Technology” means, collectively, all technology, designs, formulae, algorithms, procedures, methods, discoveries, processes, techniques, ideas, know-how, research and development, technical data, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice) apparatus, creations, improvements, works of authorship in any media, confidential, proprietary or non-public information, and other similar materials, and all recordings, graphs, drawings, reports, analyses and other writings, and other tangible embodiments of the foregoing in any form whether or not listed herein, and all related technology, other than Software.

“Trade Secrets” means confidential and proprietary information, including rights relating to know-how or trade secrets, including ideas, concepts, methods, techniques, inventions (whether patentable or unpatentable), and other works, whether or not developed or reduced to practice, rights in industrial property, customer, vendor, and prospect lists, and all associated information or databases, and other confidential or proprietary information, in each case other than Software.

“Trademark License Agreement” means the Transitional Trademark License Agreement in the form attached hereto as Exhibit M.

“Transaction Agreements” means this Agreement, the MultiOmyx License Agreement, the Transition Services Agreement, the Trademark License Agreement, the Investor Rights Agreement, the Registration Rights Agreement and the Certificate of Designation, in each case including all exhibits and schedules thereto and all amendments thereto made in accordance with the respective terms thereof.

“Transaction Approval” means the affirmative vote of a majority of the votes cast at the Parent Stockholder Meeting with respect to the transactions contemplated by this Agreement.

“Transaction Deductions” means all Tax deductions resulting from fees on or expenses incurred by Seller, Company or Company Subsidiary as a result of or in connection with the transactions contemplated by this Agreement (including deductions related to the repayment of indebtedness, the payment of closing bonuses to management, and the payment of any fees or other costs and expenses associated with the transactions contemplated hereby not required to be capitalized), provided that any such fees and expenses incurred by Company or Company Subsidiary were incurred on or prior to the Closing or reflected as a liability in the calculation of final Net Working Capital.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Agreements.

“Transfer Taxes” means any sales Tax, use Tax, direct or indirect real property transfer or gains Tax, documentary stamp Tax, business and occupation Tax, value added Tax or similar Taxes and all related fees.

“Treasury Regulations” means the income tax regulations promulgated by the United States Department of Treasury pursuant to the Code.

“Triggering Event” shall be deemed to have occurred if: (i) the Parent Board shall have effected an Adverse Recommendation Change (or any action by any committee of the Parent Board, which if taken by the full Parent Board, would be an Adverse Recommendation Change); (ii) the Parent shall have failed to include in the Proxy Statement the Parent Board Recommendation; (iii) the Parent Board (or any committee thereof) shall have approved, endorsed or recommended any Parent Acquisition Proposal or Parent or any Subsidiary of Parent shall otherwise have entered into any letter of intent, agreement in principle or any other Contract relating to any Parent Acquisition Proposal or agreed to any non-binding terms with respect to any Parent Acquisition Proposal; (iv) Parent shall fail to confirm that the Parent Board has rejected without qualification any Parent Acquisition Proposal which Parent was required to have notified Seller of pursuant to Section 6.12(f) within five (5) Business Days after Seller requests such confirmation (or shall fail to reconfirm such un qualified rejection within two Business Days if requested by Seller provide such reconfirmation); (v) a tender or exchange offer relating to securities of Parent shall have been commenced and Parent shall not have sent to its securityholders, within three Business Days after the commencement of such tender or exchange offer, a statement disclosing that Parent recommends rejection of such tender or exchange offer; it being understood that taking no position or indicating its inability to take a position does not constitute recommending a rejection of such tender or exchange offer;

(vi) the Parent Board shall have failed to reaffirm, without qualification, its recommendation of the Proposals or shall have failed to state publicly, without qualification, that the Transactions are in the best interests of Parent’s stockholders, within five Business Days after Seller requests in writing that such action be taken; (vii) a Parent Acquisition Proposal is publicly announced, and Parent fails to issue a press release indicating without qualification its rejection of such Parent Acquisition Proposal within five Business Days after Seller requests in writing that such action be taken; (viii) a Parent Acquisition Proposal is publicly announced, and Parent fails to issue a press release reaffirming the Parent Board Recommendation within three Business Days after such Parent Acquisition Proposal is announced; (ix) any of Parent, its Affiliates or any of their respective Representatives shall have breached any provision of Section 6.12; or (x) Parent or Parent Board (or any committee thereof) publicly proposes to do any of the foregoing.

“U.S.” means the United States of America.

Action	Exhibit A
Adverse Recommendation Change	Section 6.12(g)
Affiliate	Exhibit A
Agreed Tax Treatment	Section 9.05
Agreement	Exhibit A
Agreement Date	Preamble
Antitrust Laws	Exhibit A
Assets	Exhibit A
Audited Financial Statements	Section 4.06 Section 4.06
Available Insurance Policies	Section 7.04(b)
Balance Sheet	Section 4.06
Bankruptcy and Equity Exception	Exhibit A
Base Cash Purchase Price	Section 3.01
Basket Amount	Section 12.04(a)(iii)
Business	Preliminary Statements
Business Day	Exhibit A
Business Employees	Section 4.16(a)
Business Permits	Section 4.10(a)
Business Plans	Exhibit A
Buyer	Preamble
Buyer Employee Plans	Exhibit A
Buyer Indemnified Parties	Section 12.02
Buyer Lab Testing Services	Exhibit A
Buyer Material Adverse Effect	Exhibit A
Buyer Payor Programs	Section 5.08(f)
Buyer Transaction Agreements	Exhibit A
Buyer Transactions	Exhibit A
Cap Amount	Section 12.04(a)(v)
Cash	Exhibit A
Cash Purchase Price Increase Amount	Section 3.01
Certificate of Designation	Section 10.01(g)
Closing	Section 2.01
Closing Cash Payment	Section 3.02
Closing Conditions	Exhibit A
Closing Date	Section 2.01
Closing Statement	Section 3.04
CMS	Section 4.11(c)
COBRA	Section 4.16(f)(v)
Code	Exhibit A

Commitment Letters	Section 5.11(a)
Company	Preliminary Statements
Company Acquisition Proposal	Exhibit A
Company In-Licenses	Section 4.13(e)(iii)
Company Intellectual Property	Exhibit A
Company Material Adverse Effect	Exhibit A
Company Registered IP	Exhibit A
Company Subsidiary	Preliminary Statements
Company Subsidiary Common Stock	Section 4.02(c)
Company Technology	Exhibit A
Confidentiality Agreement	Exhibit A
Consent	Exhibit A
Control	Exhibit A
Controlling Party	Section 12.05
Conversion Shares	Exhibit A
CPS	Exhibit A
Deal Communications	Section 13.20(d)
Debt	Exhibit A
Deductible Amount	Section 12.04(a)(i)
Disclosure Schedules	Exhibit A
Dispute Notice	Section 3.05(c)
Effective Time	Exhibit A
Employee Plans	Exhibit A
Environmental Claims	Section 4.14(b)
Environmental Law	Exhibit A
Environmental Permit	Exhibit A
Equity Interest	Exhibit A
ERISA	Exhibit A
ERISA Affiliate	Section 4.16(f)(i)
Estimated Cash	Section 3.04
Estimated Indebtedness	Section 3.04
Estimated Working Capital	Exhibit A
Estimated Working Capital Decrease	Exhibit A
Estimated Working Capital Increase	Exhibit A
Estimated Working Capital Statement	Exhibit A
Exchange Act	Exhibit A
FCPA	Section 4.12
Federal Health Care Program	Exhibit A
Final Cash	Exhibit A
Final Indebtedness	Exhibit A
Final Working Capital	Exhibit A
Final Working Capital Decrease	Exhibit A
Final Working Capital Increase	Exhibit A
Final Working Capital Statement	Exhibit A
Financial Statements	Section 4.06
Financing	Section 5.11(a)
Financing Discussions	Exhibit A
FY 2015 Financial Statements	Section 6.19
GAAP	Exhibit A
Government Approvals	Section 6.04(a)
Government Authority	Exhibit A
Grant Thornton	Section 3.05(c)

Hazardous Materials	Exhibit A
Health Care Investigations	Section 4.11(c)
Healthcare Fundamental Buyer Representations	Section 12.01
Healthcare Fundamental Seller Representations	Section 12.01
Healthcare Law	Exhibit A
HIPAA	Section 4.11(e)
HIPAA Regulations	Section 4.11(e)
HSR Act	Exhibit A
ICE	Section 4.16(g)(ii)
Improper Payment Laws	Section 4.12
Indebtedness	Exhibit A
Indemnified Party	Section 12.05
Indemnifying Party	Section 12.05
Independent Accounting Firm	Section 3.05(c)
Intellectual Property	Exhibit A
Interest Rate	Exhibit A
Interim September Financial Statements	Section 6.19
Investor Board Rights, Lock-up & Standstill Agreement	Section 6.09(d)
IRS	Exhibit A
Knowledge of Parent	Exhibit A
Knowledge of Seller	Exhibit A
Law	Exhibit A
Leased Real Property	Exhibit A
Lenders	Section 5.11(a)
Liabilities	Exhibit A
Lien	Exhibit A
Lockup Agreement	Preliminary Statements
Losses	Exhibit A
Material Contracts	Section 4.15(a)
Material Customers	Exhibit A
Material Suppliers	Exhibit A
Medicare	Exhibit A
Money Laundering Laws	Section 4.12(c)
MultiOmyx License Agreement	Section 6.09(b)
NASDAQ Rules	Exhibit A
Net Working Capital	Exhibit A
Net Working Capital Statements	Exhibit A
Non-Healthcare Fundamental Buyer Representations	Section 12.01
Non-Healthcare Fundamental Seller Representations	Section 12.01
Notice of Superior Proposal	Section 6.12(h)
Notice Period	Section 6.12(h)
NRS	Section 5.28
OIG	Section 4.11(c)
Order	Exhibit A
Original Date	Section 6.05(b)
Other Person Authorizations	Section 5.07(e), Section 4.10(e)
Outside Date	Section 11.01(d)
Owned Real Property	Exhibit A
Parent	Preamble
Parent Acquisition Proposal	Exhibit A
Parent Board	Exhibit A

Parent Board Recommendation	Section 5.27
Parent Common Stock	Section 3.01
Parent Guaranty	Section 6.16
Parent Intellectual Property	Exhibit A
Parent Permits	Section 5.07(a)
Parent Preferred Stock	Section 3.01
Parent Registered IP	Exhibit A
Parent SEC Documents	Section 5.16(a)
Parent Stock Options	Exhibit A
Parent Stock Plans	Exhibit A
Parent Stockholder Approval	(d)
Parent Stockholder Meeting	Section 6.05(a)
Parent Technology	Exhibit A
Parent Transaction Agreements	Exhibit A
Parent Transactions	Exhibit A
Parties	Preamble
Party	Preamble
Paul Hastings	Section 13.20(a)
Permits	Exhibit A
Permitted Financing	Exhibit A
Permitted Liens	Exhibit A
Permitted Removal	Section 13.20(g)
Person	Exhibit A
Post-Closing Adjustment	Exhibit A
Pre-Closing Period	Exhibit A
Privacy Laws	Section 4.11(e)
Privileged Deal Communications	Section 13.20(d)
Prohibited Fund	Section 4.12
Prohibited Payment Investigations	Section 4.12
Prohibited Payments	Section 4.12
Prohibited Person	Exhibit A
Projections	Section 12.08
Proposals	Exhibit A
Proposed Cash	Section 3.05(a)
Proposed Indebtedness	Section 3.05(a)
Proposed Statement	Section 3.05(a)
Proposed Working Capital	Exhibit A
Proposed Working Capital Statement	Exhibit A
Proxy Statement	Section 6.06(a)
Purchase Price	Section 3.01
PwC	Section 3.05(c)
Real Properties	Exhibit A
Registration Rights Agreement	Section 6.09(e)
Representative	Exhibit A
Required Approvals	Exhibit A
Required Notices	Exhibit A, Exhibit A
Required Third Party Consents	Section 6.04(f)
Residual Communication	Section 13.20(g)
Resolution Period	Section 3.05(c)
Review Period	Section 3.05(b)
Sample Net Working Capital Statement	Exhibit A
Sanctions	Section 4.12(d)

Sanctions Laws	Exhibit A
Sarbanes-Oxley Act	Exhibit A
SEC	Exhibit A
Securities Act	Exhibit A
Seller	Preamble
Seller Account	Exhibit A
Seller Banker	Section 4.21
Seller Indemnified Parties	Section 12.03
Seller Lab Testing Services	Exhibit A
Seller Names and Seller Marks	Exhibit A
Seller Payor Programs	Section 4.11(f)
Seller Transaction Agreements	Exhibit A
Seller Transactions	Exhibit A
Services	Section 4.24
Shared Contract	Exhibit A
Shares	Preliminary Statements
Social Security Act	Exhibit A
Software	Exhibit A
SSA	Exhibit A
Stock Consideration	Section 3.01
Stock Issuance	Section 3.01
Straddle Period	Section 9.03(a)
Subsidiary	Exhibit A
Superior Proposal	Exhibit A
Takeover Laws	Section 6.15
Takeover Statute	Section 5.28
Tangible Company Properties	Section 4.20
Target Working Capital	Exhibit A
Tax Returns	Exhibit A
Taxing Authority	Exhibit A
Technology	Exhibit A
Third Party Acquisition	Section 6.01(b)(v)
Third Party Claim	Section 12.05
Trade Secrets	Exhibit A
Trademark License Agreement	Exhibit A
Transaction Agreements	Exhibit A
Transaction Dispute	Section 13.12
Transactions	Exhibit A
Transfer Taxes	Exhibit A
Transition Services Agreement	Section 6.09(c)
Triggering Event	Exhibit A
U.S.	Exhibit A
Unaudited Interim Financial Statements	Section 4.06 Section 4.06
Voting Agreements	Preliminary Statements

Annex B

INVESTOR BOARD RIGHTS, LOCKUP, AND STANDSTILL AGREEMENT

This Investor Board Rights, Lockup, and Standstill Agreement (this “Agreement” or “Investor Rights Agreement”) is made as of this      day of December, 2015, by and between NeoGenomics, Inc., a Nevada corporation (the “Company”), on the one hand, and GE Medical Holding AB, a private limited company (privat aktiebolag) organized under the laws of the Kingdom of Sweden (the “Investor”), and General Electric Company, a New York corporation (“GE”) acting for itself and each GE Subsidiary (as defined below), on the other hand.

WHEREAS, the Company, NeoGenomics Laboratories, Inc., a Florida corporation and subsidiary of the Company and the Investor are parties to that certain Stock Purchase Agreement, dated as of October 20, 2015 (the “Stock Purchase Agreement”), pursuant to which the Investor has received from the Company as of the date hereof, (i) 15,000,000 shares of the Company’s Common Stock (the “Common Shares”), and (ii) 14,666,667 shares of the Company’s Preferred Stock (the “Preferred Shares”, and together with the Common Shares, the “Shares”) which Preferred Shares are convertible into Common Stock in accordance with their terms (the shares of Common Stock issuable upon conversion of the Preferred Shares, collectively, the “Conversion Shares”), as a portion of the consideration for the sale to the Company of the Investor’s shares of capital stock in Clarient, Inc.; and

WHEREAS, in connection with the Stock Purchase Agreement and the issuance of the Shares to the Investor, the parties desire to enter into this Agreement in order to establish certain rights and restrictions relating to the Shares.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Definitions. The following terms shall have the following meanings:

“Action” has the meaning set forth in the Stock Purchase Agreement.

“Affiliate” has the meaning set forth in the Stock Purchase Agreement.

“Agreement” has the meaning set forth in the Preamble.

“Applicable Exchange” means the Eligible Market on which the Company’s capital stock is listed.

“Beneficial Owner,” “Beneficial Ownership,” “Beneficially Own” or “Beneficially Owned” shall refer to the concept of “beneficial ownership” in Rule 13d-3 promulgated under the Exchange Act.

“Board” or “Board of Directors” means the Board of Directors of the Company.

“Board Qualifications” has the meaning set forth in Section 2.03.

“Business Day” means a day, other than Saturday, Sunday or public holidays in the United States of America.

“Closing” has the meaning set forth in the Stock Purchase Agreement.

“Closing Date” has the meaning set forth in the Stock Purchase Agreement.

“Common Shares” has the meaning set forth in the Preamble.

“Common Stock” means the Common Stock of the Company, par value $0.001 per share.

“Company” has the meaning set forth in the first paragraph.

“Company Breach” has the meaning set forth in Section 4.02

“Conversion Shares” has the meaning set forth in the Preamble.

“Current Market” means The Nasdaq Capital Market.

“Election Meetings” has the meaning set forth in Section 2.01.

“Eligible Market” means The NASDAQ Global Select Market, The New York Stock Exchange, Inc., The NYSE MKT LLC, The NASDAQ Capital Market, or The Nasdaq Global Market.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor federal statute, and the rules and regulations thereunder, all as the same shall be in effect from time to time.

“GE” has the meaning set forth in the first paragraph.

“GE Subsidiary” means any wholly-owned Subsidiary of GE.

“Governmental Authority” has the meaning set forth in the Stock Purchase Agreement.

“Holders” means each of Investor, GE and each GE Subsidiary to the extent any such entity or entities Beneficially Own Shares or Conversion Shares.

“Holder Breach” has the meaning set forth in Section 2.06(b).

“Initial Investor Designee” has the meaning set forth in Section 2.09.

“Investor” has the meaning set forth in the first paragraph.

“Investor Designee” has the meaning set forth in Section 2.01.

“Investor Designee Termination Event” has the meaning set forth in Section 2.06.

“Law” has the meaning set forth in the Stock Purchase Agreement.

“Liability” has the meaning set forth in the Stock Purchase Agreement.

“Lockup Period” means, with respect to the Common Shares and Conversion Shares Beneficially Owned by Holders, the period commencing on the date of this Agreement and ending on the day that is the earlier of (i) two (2) years from the date of this Agreement or (ii) the date which is six (6) months after all of the Preferred Shares have been redeemed by the Company, subject to earlier termination as provided for in this Agreement.

“NGC” has the meaning set forth in Section 2.03.

“Permitted Acquisition” has the meaning set forth in Section 3.01(a).

“Permitted Disposition” has the meaning set forth in Section 3.02(b).

“Permitted Transfer” has the meaning set forth in Section 3.02(c).

“Permitted Transferee” means the recipient of a Permitted Transfer.

“Person” means any individual, sole proprietorship, partnership, limited liability company, corporation, association, joint stock company, trust, joint venture, unincorporated organization, any other business organization or entity, or Governmental Authority.

“Preferred Shares” has the meaning set forth in the Preamble.

“Preferred Stock” means the Series A Preferred Stock of the Company, par value $0.001 per share.

“Purchase Rights” has the meaning set forth in Section 4.03.

“Registration Rights Agreement” means that certain Registration Rights Agreement, of even date herewith, by and between the Company and the Investor.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and any successor federal statute, and the rules and regulations thereunder, all as the same shall be in effect from time to time.

“Shares” has the meaning set forth in the Preamble.

“Standstill Period” means the period commencing on the date hereof and continuing until the 48-month anniversary of the date hereof, subject to earlier termination as provided for in this Agreement.

“Stock Purchase Agreement” has the meaning set forth in the Recitals.

“Subsidiary” has the meaning set forth in the Stock Purchase Agreement.

“Third Party” shall mean any Person other than Investor, GE or a GE Subsidiary.

“Transfer” means (i) sell, assign, give, pledge, encumber, hypothecate, mortgage, exchange or otherwise dispose, (ii) grant to any Person any option, right or warrant to purchase or otherwise receive, or (iii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences or other rights of ownership

“Voting Stock” means the shares of Common Stock and the other securities of the Company or its successor that have the power to generally vote in the election of members of the Board or the equivalent of its successor.

“Volume Limitation” means the volume limitations set forth in clause (e) of Rule 144 applicable during any three month period.

ARTICLE 2

BOARD REPRESENTATION

Section 2.01 Investor Designee Appointment and Nomination Right. So long as the Holders continue to Beneficially Own in the aggregate at least ten percent (10%) of the Company’s then outstanding Voting Stock on any record date for a meeting of Company’s shareholders, Investor shall have the right, but not the obligation, to designate one nominee to serve as a director of the Company (the “Investor Designee”). The Company shall (a) appoint such Investor Designee to its Board of Directors, (b) include the Investor Designee in its slate of nominees for election to the Board of Directors at each annual or special meeting of stockholders of the Company following the Closing at which directors are to be elected and at which the seat held by the Investor Designee is subject to election (such annual or special meetings, the “Election Meetings”), and (c) recommend that the Company’s stockholders vote in favor of the Investor Designee and support for election the Investor Designee in the same manner as the Company supports the other nominees nominated by the Board of Directors for election to the Board of Directors, and otherwise use commercially reasonable efforts to cause the election of the Investor Designee to the Board of Directors at each of the Election Meetings. The foregoing appointment and nomination rights will be subject to the Investor Designee satisfying the Company’s Board Qualifications; provided that, if a determination is made pursuant to Section 2.03 that the Investor Designee does not meet the Board Qualifications, (i) the Company will not nominate a replacement candidate in place of the rejected Investor Designee (unless the Investor does not nominate a replacement candidate pursuant to its rights in the following clause (ii)), and (ii) the Investor shall have the right to nominate a replacement candidate in place of the rejected Investor Designee and continue such process of nominating a replacement candidate until such time as an Investor Designee meets the Board Qualifications; provided, that Company shall not be required to delay any meeting of shareholders beyond the earlier to occur of (1) forty (40) days prior to the deadline established in the Company’s By-laws for holding any annual meeting of shareholders or (2) the deadline established by the NASDAQ Stock Exchanges for holding an annual meeting of shareholders.

Section 2.02 Vacancies. If at any time prior to an Investor Designee Termination Event, an Investor Designee resigns from the Board, is removed (with or without cause) pursuant to applicable Law or the Company’s Bylaws, fails to satisfy the Board Qualifications, fails to be elected to the Board at an Election Meeting, dies or otherwise cannot or is not willing to stand for reelection or to continue to serve as a member of the Board, the Investor shall have the ability to select a substitute person to join the Board as a new Investor Designee, provided that such new Investor Designee meets the Board Qualifications pursuant to Section 2.03. In the event such substitute person does not satisfy the Board Qualifications, Investor will have the right to recommend an additional substitute person as an Investor Designee and continue the process until such time as a substitute person meets the Board Qualifications, provided, that the Company shall not be required to delay any annual meeting of shareholders beyond the times listed in Section 2.01. Provided such substitute Investor Designee meets the Board Qualifications, the Board will appoint such substitute person as an Investor Designee to the Board no later than ten (10) Business Days after the recommendation of that person to the Board by Investor and include such Investor Designee in the slate of the Company’s director nominees for election at Election Meetings pursuant to Section 2.01 above. So long as any Investor Designee is eligible to be so designated in accordance with this Agreement, the Company shall (a) not take any action to remove such person as a director, without the prior written consent of Investor, and (b) unequivocally and actively support each Investor Designee without reservation for such Investor Designee’s election to the Board, including in the event the Investor Designee is the target of opposition by any stockholder of the Company, including any “just say no” campaign or any other attempt to unseat or defeat such Investor Designee.

Section 2.03 Board Qualifications. Each Investor Designee shall, at the time of nomination (and at all times thereafter until such individual’s service on the Board of Directors ceases), (a) meet any applicable requirements under applicable Law, stock exchange rules or the Company’s corporate governance policies generally applicable to the non-executive directors on the Board, (b) complete the Company’s standard director questionnaire which is generally required of non-executive directors on the Board, (c) be approved of by the Nominating and Corporate Governance Committee of the Board (the “NGC”) and thereafter by the Board and

(d) comply with any minimum annual attendance requirements in effect for the entire Board and applied uniformly to all directors; provided, that the NGC and the Board may only fail to approve an Investor Designee if the NGC determines in good faith: (i) that the Investor Designee fails to satisfy the applicable requirements under applicable Law, the Applicable Exchange or such corporate governance policies; (ii) the recommendation of the Investor Designee would violate the fiduciary duties of the Board or the NGC; or (iii) the Investor Designee has failed to meet the minimum attendance requirements in effect for (and applied uniformly to) the entire Board in any preceding twelve (12) month period (the “Board Qualifications”). Investor agrees that, upon the request of the Company, it will consider any requests for a replacement Investor Designee if the NGC raises concerns about the suitability of any proposed Investor Designee. The Company shall not revise or amend the Board Qualifications or any applicable governance guidelines or other requirements in a manner that has the intent or effect of adversely affecting the nomination or election of an Investor Designee (by for instance, adding requirements that all directors meet citizenship or independence requirements that would disqualify Persons known by the Company to be the Investor’s probable designees).

Section 2.04 Compensation, Indemnification and Insurance. Investor Designees shall be entitled to the same retainer, equity compensation, benefits and other fees or compensation, including travel and expense reimbursement, paid to the other non-executive directors of the Company for their services as a director, including for any service on any committee of the Board. For so long as an Investor Designee continues to serve as a director and for a period of six (6) years thereafter, the Company shall, to the fullest extent permitted by applicable Laws, indemnify such Investor Designees and shall maintain in full force and effect directors’ and officers’ liability insurance in reasonable amounts from established and reputable insurers to the same or greater extent it now indemnifies and provides insurance for the non-executive members of the Board of Directors. Without limiting the foregoing, the Investor Designee shall be provided indemnification which is no less favorable than provided to the other non-executive directors of the Company. In all directors’ and officers’ insurance policies, each Investor Designee shall be covered as an insured in such a manner as to provide the Investor Designee with rights and benefits under such insurance policies no less favorable than provided to the other non-executive directors of the Company. To the extent the Company has a policy in effect of entering into director indemnification agreements with its directors at any time, the Company shall enter into its standard director indemnification agreement provided to other members of the Board with each Investor Designee, effective as of the date such Investor Designee joins the Board or such director indemnification agreements are entered into with other directors.

Section 2.05 Committees. For so long as such membership does not conflict with any applicable Law or rule of the Applicable Exchange, the Investor Designee shall be entitled to serve as a member of or observer to certain committees of the Board that are mutually agreed upon between the Investor Designee and the Company and are based on the relative skills and experience of the Investor Designee. Investor understands and acknowledges that it is the policy of the Company that each non-executive Director sit on at least one committee of the Board. The Company shall take such actions as are necessary to appoint the Investor Designee to such committees as are mutually agreed by the Investor Designee and the Company within ten (10) Business Days of reaching such agreement.

Section 2.06 Termination of Investor Designee Rights. Notwithstanding the foregoing, the Investor’s rights under this ARTICLE 2 with respect to the Investor Designee shall terminate automatically on the earlier to occur of: (a) the date when the Holders and their Affiliates cease to Beneficially Own in the aggregate at least ten percent (10%) of the Company’s then outstanding Voting Stock or (b) the Holders are in breach of any of their obligations in any material respect set forth in this Agreement and such breach has not been cured (or is incapable of being cured) by the Holders within ten (10) Business Days following receipt of written notice from Company specifying the details of such breach (such uncured breach, hereafter a “Holder Breach”). Either of the events described in this Section 2.06(a) or (b) is referred to as an “Investor Designee Termination Event”. Upon the occurrence of an Investor Designee Termination Event, the term of an incumbent Investor Designee impacted by the Investor Designee Termination Event shall continue until the earlier of (i) the Election Meeting that immediately follows the Investor Termination Event and (ii) the Investor Designee dies or resigns from the Board.

Section 2.07 Subsequent Board Increases. So long as the Holders and their Permitted Transferees continue to Beneficially Own in the aggregate at least ten percent (10%) of the Company’s outstanding Voting Stock, the Company shall not increase the authorized number of directors on the Board to more than ten without the prior written consent of the Investor.

Section 2.08 Transferability. The Investor may Transfer to GE or to any GE Subsidiary all or any portion of its rights under this ARTICLE 2 subject to the continuing rights of Company to approve any Investor Designees.

Section 2.09 Initial Investor Designee. The Investor agrees to propose an initial Investor Designee (the “Initial Investor Designee”) and have such proposed Initial Investor Designee meet with members of the Company’s NGC as part of the process to approve such Initial Investor Designee. So long as the Initial Investor Designee meets the Board Qualifications of Section 2.03, the Company shall use commercially reasonable efforts to appoint such Initial Investor Designee to the Board within ten (10) Business Days of the date of this Agreement and appoint the Initial Investor Designee to one or more mutually agreed upon committees of the Board not later than the first Board Meeting following the date of this Agreement.

ARTICLE 3

ADDITIONAL RESTRICTIONS

Section 3.01 Standstill.

(a) Limitation. Subject to the remainder of this Section 3.01, during the Standstill Period and unless otherwise approved by the Company, Investor and GE will not, and GE will cause each of the GE Subsidiaries not to, directly or indirectly, acquire or agree, whether by purchase, tender or exchange offer, to acquire ownership of any Common Stock of the Company, other than (A) the Shares delivered pursuant to the Stock Purchase Agreement, (B) any Conversion Shares issued or issuable pursuant to a conversion of any Preferred Shares and any other Common Stock issued or issuable as a result of the terms of the Preferred Shares, (C) any Common Stock issued or issuable as a result of any stock splits, stock dividends, rights, warrants, or other distributions, recapitalizations or offerings made available by the Company to holders of its Voting Stock, or (D) any Voting Stock acquired in accordance with Section 4.03 (each event listed in clauses (A) through (D), a “Permitted Acquisition”). In addition, nothing in this Section 3.01or elsewhere in this Agreement shall prohibit Investor, GE or any GE Subsidiary from acquiring any Person that Beneficially Owns any Voting Stock or rights or options to acquire Voting Stock (including any shares acquired pursuant to any exercise of such rights and options).

(b) Termination of Standstill. The restrictions set forth in Section 3.01(a) shall cease and terminate and each of Investor, GE and each GE Subsidiary will be released from (i) the obligations of Section 3.01(a) and (ii) the other obligations under this Agreement, in the case of such other obligations to the extent necessary to comply with any requirements of law in making a competing offer or to purchase any Voting Stock, if any of the following occurs:

(i) a Third Party or group commences or announces its intention to commence a tender or exchange offer for 25% or more of the outstanding Voting Stock of the Company;

(ii) a Third Party or group acquires (in any manner) Beneficial Ownership of 25% or more of the outstanding Voting Stock of the Company or otherwise announces its intention to acquire (in any manner) Beneficial Ownership of 25% or more of the outstanding Voting Stock of the Company;

(iii) a Third Party or group enters into an agreement to acquire (in any manner), or announces its intention to acquire (in any manner) all or substantially all of the assets of the Company;

(iv) a Third Party or group enters into an agreement to acquire (in any manner), or announces its intention to acquire (in any manner) 25% or more of the outstanding Voting Stock of the Company;

(v) a Third Party or group has made, or has announced its intention to make an offer to acquire (in any manner) control of the Company or to elect two or more directors to the Board (including, without limitation, through a solicitation of proxies) or otherwise engage in a transaction that would require approval of the Company’s stockholders;

(vi) a Third Party or group is assisting or encouraging any other Person to engage in, or to announce its intention to engage in, any of the transactions contemplated in sub-clauses (i) through (v) above;

(vii) the Company enters into an agreement with respect to its consolidation, merger, amalgamation, reorganization or otherwise in which the Company would be merged into or combined with another Person, unless immediately following the consummation of such transaction the stockholders of the Company immediately prior to the consummation of such transaction would continue to hold (in substantially the same proportion as their ownership of the Company’s Voting Stock) 60% or more of all of the outstanding common stock or other securities entitled to vote for the election of directors of the surviving or resulting entity in such transaction or any direct or indirect parent thereof; or

(viii) the Company publicly announces its intention to do any of the actions set forth in clauses (i) – (vii) or otherwise publicly announces its intention to explore strategic alternatives, or makes any public announcement indicating that it is actively seeking a change in control of the Company.

Notwithstanding the foregoing, if, and only if, (x) the restrictions set forth in Section 3.01(a) are terminated pursuant to any of clauses (i) – (vi) of this Section 3.01(b) as a result of a Third Party or group’s announcement of its intention to take any action, and (y) such Third Party or group (1) publicly retracts or withdraws its prior announcement of its intention to take such action, or fails to commence such action within sixty (60) days of such initial announcement, (2) in the case of clauses (iii) and (iv) above, terminates such definitive agreement or (3) otherwise finally and definitively fails to consummate such action, then three (3) Business Days following such public retraction, or in the case of (2) or (3) above, following written notice from the Company to Investor that such termination of a definitive agreement or final and definitive failure to consummate an action has taken place, the restrictions set forth in Section 3.01(a) shall be reinstated in full force and effect for the balance of the Standstill Period, subject to any subsequent termination event pursuant to this Section 3.01(b). For the avoidance of doubt, nothing herein shall prevent Investor, GE and or any GE Subsidiary from consummating a transaction pursuant to a definitive agreement entered after the termination of the restrictions in Section 3.01(a) in accordance with this Section 3.01(b), but prior to the reinstatement of such restrictions in accordance with this paragraph.

(c) Most Favored Nation. So long as the Holders continue to Beneficially Own in the aggregate at least twenty percent (20%) of the Company’s then outstanding Voting Stock, if the Company engages in a transaction with a Third Party or group pursuant to which such Third Party or group acquires, through open market purchases or purchases from the Company, or a combination thereof, Beneficial Ownership of shares of Voting Stock possessing voting rights equal to or in excess of the voting rights of 20% of the then outstanding shares of Common Stock, and the Company either does not enter into a standstill agreement with respect to such Third Party’s or group’s ownership or enters into a standstill agreement with such Third Party or group which includes standstill provisions that are less favorable to the Company than those contained in this Section 3.01, then the definition of Standstill Period and the provisions of this Section 3.01 shall be automatically amended to the extent necessary to conform them to the corresponding provisions of the agreement with such Third Party or group and the Company shall promptly notify Investor in writing of such amendments; provided that Investor and GE may, by written notice to the Company, reject each such change individually (or group of changes as a whole) and elect to retain the standstill provisions in effect as of immediately prior to the date on which such provisions would have otherwise been amended in accordance with this Section 3.01(c). The Company represents that it has not entered into any transaction with a Third Party or group prior to the date hereof that would violate this Section 3.01(c) if entered into after the date hereof.

(d) Termination of Section. This Section 3.01 shall cease and terminate and each of Investor, GE and each GE Subsidiary will be released from this Section 3.01 when GE and the GE Subsidiaries cease to Beneficially Own in the aggregate ten percent (10%) or more of the Company’s Voting Stock.

Section 3.02 Dispositions.

(a) Lockup Period.

(i) Subject to the remainder of this Section 3.02, during the Lockup Period the Investor and GE will not, and GE will cause each of the GE Subsidiaries or any Permitted Transferees not to, without the prior written consent of the Company, sell or Transfer any of the Common Shares or Preferred Shares.

(ii) In addition, subject to the remainder of this Section 3.02, during the Lockup Period, the Holders will not, without the prior written consent of the Company, (a) establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to any of the Common Shares or Preferred Shares, whether any such transaction is to be settled by delivery of Common Shares or Preferred Shares, in cash or otherwise, or (b) publicly disclose the intention to do any of the foregoing. The foregoing restriction is expressly agreed to preclude the Holders from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Common Shares or Preferred Shares even if the Common Shares or Preferred Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include any short sale or any purchase, sale or grant of any right (including any put or call option) with respect to any of the Common Shares or Preferred Shares or with respect to any security that includes, relates to, or derives any significant part of its value from the Common Shares or Preferred Shares.

(b) Permitted Dispositions. The restrictions set forth in Section 3.02(a) shall cease and terminate and each of Investor, GE and each GE Subsidiary will be released from the obligations of Section 3.02(a) in connection with dispositions of Common Shares pursuant to any of the following (each event listed in clauses (i) through (v), a “Permitted Disposition”):

(i) dispositions by a Holder to Investor, GE or any GE Subsidiary, including subsequent dispositions by such Holder to Investor, GE or any GE Subsidiary so long as each such transfer is a Permitted Transfer under this Agreement;

(ii) during any three (3) month period, dispositions by the Holders in the aggregate pursuant to the Rule 144 Volume Limitations;

(iii) dispositions resulting from the exercise of any rights under Section 2.03 of the Registration Rights Agreement;

(iv) dispositions to the Company or its any of its Affiliates;

(v) dispositions following a Third Party or group’s acquisition of (in any manner) Beneficial Ownership of 25% or more of the outstanding Voting Stock of the Company or announcement of its intention to acquire (in any manner) Beneficial Ownership of 25% or more of the outstanding Voting Stock of the Company;

(vi) dispositions following a Third Party or group’s entrance into an agreement to acquire (in any manner), or announcement of its intention to acquire (in any manner) all or substantially all of the assets of the Company;

(vii) dispositions following a Third Party or group’s entrance into an agreement to acquire (in any manner), or announcement of its intention to acquire (in any manner) 25% or more of the outstanding Voting Stock of the Company;

(viii) dispositions following a Third Party or group’s offer, or announcement of its intention to make an offer, to acquire (in any manner) control of the Company or to elect two or more directors to the Board (including, without limitation, through a solicitation of proxies) or otherwise engage in a transaction that would require approval of the Company’s stockholders;

(ix) dispositions following a Third Party or group’s assistance or encouragement of any other Person to engage in, or to announce its intention to engage in, any of the transactions contemplated in sub-clauses (v) through (viii) above;

(x) dispositions following the Company’s entrance into an agreement with respect to its consolidation, merger, amalgamation, reorganization or otherwise in which the Company would be merged into or combined with another Person, unless immediately following the consummation of such transaction the stockholders of the Company immediately prior to the consummation of such transaction would continue to hold (in substantially the same proportion as their ownership of the Company’s Voting Stock) 60% or more of all of the outstanding common stock or other securities entitled to vote for the election of directors of the surviving or resulting entity in such transaction or any direct or indirect parent thereof;

(xi) dispositions following the Company’s public announcement of its intention to do any of the actions set forth in clauses (v) – (x) or other public announcement of its intention to explore strategic alternatives, or any public announcement indicating that it is actively seeking a change in control of the Company; and

(xii) dispositions to a Third Party pursuant to a tender offer, exchange offer, merger, consolidation, amalgamation or other reorganization involving the Company or any of its Voting Stock.

Notwithstanding the foregoing, if, and only if, (x) Permitted Dispositions are made pursuant to any of clauses (v) – (ix) of this Section 3.02(b) as a result of a Third Party or group’s announcement of its intention to take any action, and (y) such Third Party or group (1) publicly retracts or withdraws its prior announcement of its intention to take such action, or fails to commence such action within sixty (60) days of such initial announcement, (2) in the case of clauses (vi) and (vii) above, terminates such definitive agreement or (3) otherwise finally and definitively fails to consummate such action, then three (3) Business Days following such public retraction, or in the case of (2) or (3) above, following written notice from the Company to Investor that such termination of a definitive agreement or final and definitive failure to consummate an action has taken place, no further Permitted Dispositions may be made pursuant to such clause of this Section 3.02(b) for the balance of the Lock-Up Period, subject to any subsequent events that would allow Permitted Dispositions under such clause. For the avoidance of doubt, nothing herein shall prevent Investor, GE and or any GE Subsidiary from consummating a transaction pursuant to a definitive agreement entered after the inapplicability of the restrictions in Section 3.02(a) in accordance with this Section 3.02(b), but prior to the reinstatement of such restrictions in accordance with this paragraph.

(c) Permitted Transfers. Each of Investor, GE and GE Subsidiary expressly agrees that during the Lockup Period they will not transfer any of the Shares owned by them to any other entity that would not be classified as a Holder under this Agreement other than transfers permitted under Sections 3.02(b)(ii) through (b)(v). In the event that any Holder makes a Transfer during the Lockup Period pursuant to Section 3.2(b)(i), such Holder will notify the Company in writing three (3) business days in advance of any such Transfers during the Lockup period and will obtain written acknowledgement from any such transferees that they are Holders under this Agreement and bound by the restrictions of this Agreement. Any such Transfer made in compliance with this Section 3.02(c) shall be deemed to be a “Permitted Transfer” under this Agreement. Investor, GE and GE Subsidiary expressly agree and acknowledge that any Transfer of Shares during the Lockup Period that is not a Permitted Transfer shall be void ab initio. For the sake of clarity, the immediately preceding sentence of this Section 3.02(c) shall not apply to any transfer permitted under Sections 3.02(b)(ii) through (b)(v).

(d) Most Favored Nation. So long as the Holders continue to Beneficially Own in the aggregate at least twenty percent (20%) of the Company’s then outstanding Voting Stock, if the Company engages in a transaction with a Third Party or group pursuant to which such Third Party or group acquires, through open market purchases or purchases from the Company, or a combination thereof, Beneficial Ownership of shares of Voting Stock possessing voting rights equal to or in excess of the voting rights of 20% of the then outstanding shares of Common Stock, and the Company either does not enter into a lock-up agreement with respect to such Third Party’s or group’s ownership or enters into a lock-up agreement with such Third Party or group which includes lock-up provisions that are less favorable to the Company than those contained in this Section 3.02, then the definition of Lock-Up Period herein and the provisions of this Section 3.02 shall be automatically amended to the extent necessary to conform them to the corresponding provisions of the agreement with such Third Party or group and the Company shall promptly notify Investor in writing of such amendments; provided that Investor may, by written notice to the Company, reject each such change (or group of changes as a whole) and elect to retain the lock-up provisions in effect as of immediately prior to the date on which such provisions would have otherwise been amended in accordance with this Section 3.02(d). The Company represents that it has not entered into any transaction with a Third Party or group prior to the date hereof that would violate this Section 3.02(d) if entered into after the date hereof.

ARTICLE 4

OTHER COVENANTS

Section 4.01 Application of Covenants. Nothing in this Agreement shall limit the activities in the ordinary course of business of the financial services businesses of GE or any GE Subsidiary or any of their Affiliates (including any pension, retirement or employee benefit fund), including without limitation, brokerage, money management, financing, financial advisory, arbitrage, sales, trading and passive market making activities. Without limiting the generality of the foregoing, this Agreement and the limitations contained herein shall not apply to General Electric Capital Corporation, GE Ventures Limited or any of their Subsidiaries or to any of the activities undertaken by General Electric Capital Corporation, GE Ventures Limited or any of their Subsidiaries. In addition, this Agreement and the limitations contained herein shall terminate as to any GE Subsidiary at such time as such Person is no longer a GE Subsidiary. The Holders agree not to disclose any confidential or material, non-public information regarding the Company to General Electric Capital Corporation, GE Ventures Limited or any of their Subsidiaries without the prior written consent of the Company.

Section 4.02 Voting at Election Meetings. From the date hereof until the earlier of (a) such date that the rights of Investor under Section 2.01 have terminated pursuant to this Agreement, or (b) the Company’s breach of any of its obligations in any material respect set forth in this Agreement and such breach has not been cured (or is incapable of being cured) by the Company within ten (10) Business Days following receipt of written notice from Investor specifying the details of such breach (such uncured breach, hereafter a “Company Breach”), Investor agrees to vote at any Election Meeting any shares of Voting Stock then Beneficially Owned by it at in favor of the election of the Company’s slate of nominees for election to the Board of Directors.

Section 4.03 Purchase Rights. If at any time on or after the date hereof, the Company grants or issues rights to purchase any shares of capital stock pro rata to the record holders of shares of Common Stock (the “Purchase Rights”), then the Company shall offer the Investor and its Affiliates, the right to acquire, upon the terms applicable to such Purchase Rights, the aggregate number of shares of capital stock which Investor and its Affiliates could have acquired if Investor and its Affiliates had held the number of Conversion Shares issuable upon conversion of all Preferred Shares Beneficially Owned by Investor and its Affiliates. Any such shares of capital stock acquired by Investor, GE and its Subsidiaries pursuant to this Section 4.03 shall be exempt from any Takeover Statute (as defined in the Stock Purchase Agreement).

Section 4.04 Board Observer Rights. So long as the Holders continue to Beneficially Own in the aggregate at least twenty percent (20%) of the Company’s then outstanding Voting Stock, GE shall be entitled to have one representative of Investor, GE or any GE Subsidiary that is mutually agreed upon in advance by Company (such consent not to be unreasonably withheld) attend all meetings of the Board of Directors (and any committees upon which the Investor Designee sits that are held incident with such Board Meeting), in a non-voting observer capacity (the “Board Observer”) and, in this respect, shall give such representative copies of all notices (in the same manner as provided to the members of Board of Directors), minutes, consents and other materials that it has provided to its directors in connection with such meeting; provided, however, that the Company reserves the right to exclude such representative from access to any of such materials or meetings or portions thereof if the Company believes that (a) any such material or portion thereof to be a trade secret or similar confidential information, or (b) such exclusion is necessary to preserve the attorney-client privilege. GE shall be entitled to select a substitute person to serve as Board Observer that is mutually agreed in advance by the Company (such consent not to be unreasonably withheld), provided that GE may not appoint a new Board Observer more than once in any twelve (12) month period.

Section 4.05 Confidentiality. The Company shall hold in confidence and not make any disclosure of information concerning the Investor provided to the Company unless (i) disclosure of such information is necessary to comply with federal or state securities laws, (ii) the release of such information is ordered pursuant to a subpoena or other final, non-appealable order from a court or governmental body of competent jurisdiction, or (iii) such information has been made generally available to the public other than by disclosure in violation of this Agreement or any other agreement. The Company agrees that it shall, upon learning that disclosure of such information concerning the Investor is sought in or by a court or governmental body of competent jurisdiction or through other means, give prompt written notice to the Investor and allow the Investor, to undertake appropriate action to prevent disclosure of, or to obtain a protective order for, such information.

Section 4.06 Listing of Shares. The Company shall use its reasonable best efforts to maintain the authorization for quotation of the Company’s Common Stock on its Current Market or any other Eligible Market.

Section 4.07 Reservation of Common Stock. The Company covenants that it shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, solely for the purpose of issuance upon conversion of the Preferred Shares, such number of shares of Common Stock as shall then be issuable upon the conversion of all of the Preferred Shares. The Company covenants that all shares of Common Stock which shall be issuable upon any conversion of the Preferred Shares shall, upon such issuance, be duly and validly issued and fully paid and non-assessable

Section 4.08 Shareholder Rights Agreement. The Company agrees that it shall not adopt any shareholder rights agreement of a type commonly known as a “poison pill” unless the Company provides that the provisions of such shareholders rights agreement or rights plan specifically permit Holders to Beneficially Own the percentage of the Company’s outstanding Voting Stock which the Holders Beneficially Own as of the date of adoption of such shareholder rights agreement, increased by the percentage of Beneficial Ownership represented by any shares of Voting Stock which the Holders obtain or may in the future obtain pursuant to the terms of the Preferred Stock, or as a result of any stock dividend, stock split or other recapitalization of the Company, or pursuant to any exercise of their rights set forth in Section 4.03 of this Agreement. The intention of the Parties is that the Holders will be “grandfathered in” with respect to such Beneficial Ownership and the Holders will not be trigger any distribution of rights or otherwise be deemed to be an “acquiring person” under any shareholder rights agreement or rights plan as a result of the acquisition of any securities contemplated in the previous sentence or any increase in Holder’s Beneficial Ownership as contemplated by this Section 4.08.

ARTICLE 5

TERMINATION

Section 5.01 Termination. In addition to the termination provisions applicable to particular Sections of this Agreement that are specifically provided elsewhere in this Agreement, this Agreement shall terminate and the covenants set forth herein shall cease upon the earlier to occur of the following: (a) at any time upon the mutual written agreement of the Company, on the one hand, and GE and Investor, on the other hand; and (b) at such time as the Holders cease to Beneficially Own ten percent (10%) or more the outstanding Voting Stock of the Company. In addition, Investor and GE shall have the right to (i) terminate this Agreement and covenants set forth herein or (ii) terminate the restrictions set forth in Article 3 of this Agreement, upon a Company Breach, and the Company shall have the right to (i) terminate this Agreement and the covenants set forth herein or (ii) terminate the Board representation rights set forth in Article 2 of this Agreement, upon a Holder Breach.

Section 5.02 Survivability of Company Obligations. Notwithstanding any termination of this Agreement, the Company’s obligations in the second sentence of Section 2.04, Section 4.03, and Article 6 shall survive any termination of this Agreement.

ARTICLE 6

MISCELLANEOUS

Section 6.01 Amendment and Modification. This Agreement may be amended, restated supplemented or otherwise modified, and any provision hereof may be waived, only by written agreement making specific reference to this Agreement or provision to be waived, in each case duly executed by the Company and holders of a majority in interest of the Shares determined on an as converted basis.

Section 6.02 Titles and Subtitles; Interpretation. Unless otherwise indicated herein, with respect to any reference made in this Agreement to a Section (or Article, Subsection, Paragraph, Subparagraph or Clause), such reference shall be to a section (or article, subsection, paragraph, subparagraph or clause) of, or an exhibit or schedule to, this Agreement. The table of contents and any article, section, subsection, paragraph or subparagraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any reference made in this Agreement to a statute or statutory provision shall mean such statute or statutory provision as it has been amended through the date as of which the particular portion of the Agreement is to take effect, or to any successor statute or statutory provision relating to the same subject as the statutory provision so referred to in this Agreement, and to any then applicable rules or regulations promulgated thereunder. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed, as the context indicates, to be followed by the words “but (is/are) not limited to.” The words “herein,” “hereof,” “hereunder” and words of like import shall refer to this Agreement as a whole, unless the context clearly indicates to the contrary. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate. Where specific language is used to clarify or illustrate by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict the construction of the general statement which is being clarified or illustrated.

Section 6.03 Waiver. No failure on the part of any party hereto to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver hereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any agreement on the part of a party to any waiver shall be valid only if set forth in a written instrument signed by such party. No failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing among the parties, shall constitute a waiver of any such right, power or remedy.

Section 6.04 Binding Nature; Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto. Neither party hereto may assign (whether by operation of Law or otherwise) this Agreement or any rights, interests or obligations provided by this Agreement without the prior written consent of the other party hereto; provided, however, that the Investor may assign this Agreement and any or all rights, interests and obligations under this Agreement to any Holders upon prior written notice to the Company. For the sake of clarity, each transferee of Shares in connection with an assignment permitted by the previous sentence shall be deemed to be a “Holder” for purposes of this Agreement and Company shall have recourse against any Holders for breaches of this Agreement. Any attempted assignment in violation of this Section 6.04 shall be void ab initio.

Section 6.05 Severability. If any term or provision of this Agreement is held invalid, illegal or unenforceable in any respect under any applicable Law or as a matter of public policy, the validity, legality and enforceability of all other terms and provisions of this Agreement will not in any way be affected or impaired. If the final judgment of a court of competent jurisdiction or other Governmental Authority declares that any term or provision hereof is invalid, illegal or unenforceable, the parties hereto agree that the court making such determination will have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision.

Section 6.06 Notices and Addresses. All notices and other communications under or by reason of this Agreement shall be in writing and shall be deemed to have been duly given or made: (a) when personally delivered, (b) when delivered by facsimile or e-mail transmission with receipt confirmed (followed by delivery of an original by another delivery method provided for in this Section 6.06), or (c) one (1) Business Day after deposit with overnight courier service, in each case to the addresses and attention parties indicated below (or such other address, facsimile number, e-mail address or attention party as the recipient party has specified by prior notice given to the sending party in accordance with this Section 6.06:

(a) if to the Investor to:

GE Medical Holding AB

Björkgatan 30

75184 Uppsala, Sweden

Attention: Legal Administrator

Facsimile: (+46) 186121810

and

GE Healthcare Life Sciences

350 Campus Drive

Marlborough, Massachusetts 01752-3082

Attention: General Counsel

Facsimile: (609) 228-6148

with a copy (which shall not constitute notice) to:

GE Medical Holding AB

c/o GE Healthcare Limited

Pollards Wood

Nightingales Lane

Chalfont St Giles

Buckinghamshire HP8 4SP

United Kingdom

Attention: Executive Counsel, M&A

Facsimile: +44 1494 545 275

and

Paul Hastings LLP

71 South Wacker Drive, Suite 4500

Chicago, IL 60606

Attention:	Thaddeus J. Malik
Richard S. Radnay
Facsimile:	(312) 499-6100
E-mail:	thaddeusmalik@paulhastings.com
richardradnay@paulhastings.com

and

Paul Hastings LLP

695 Town Center Drive, Seventeenth Floor

Costa Mesa, CA 92926

Attention: Stephen D. Cooke

Facsimile: (714) 668-6364

E-mail: stephencooke@paulhastings.com

(b) if to GE:

General Electric Company

GE Healthcare Life Sciences

350 Campus Drive

Marlborough, Massachusetts 01752-3082

Attention: General Counsel

Facsimile: (609) 228-6148

with a copy (which shall not constitute notice) to:

Paul Hastings LLP

71 South Wacker Drive, Suite 4500

Chicago, IL 60606

Attention:	Thaddeus J. Malik
Richard S. Radnay
Facsimile:	(312) 499-6100
E-mail:	thaddeusmalik@paulhastings.com
richardradnay@paulhastings.com

and

Paul Hastings LLP

695 Town Center Drive, Seventeenth Floor

Costa Mesa, CA 92926

Attention: Stephen D. Cooke

Facsimile: (714) 668-6364

E-mail: stephencooke@paulhastings.com

(c) if to the Company:

NeoGenomics, Inc.

12701 Commonwealth Drive, Suite 9

Fort Myers, FL 33913

Attention: Douglas M. VanOort, CEO

Facsimile: (239) 768-0600

E-mail: dvanoort@neogenomics.com

with a copy (which shall not constitute notice) to:

K&L Gates LLP

200 South Biscayne Boulevard, Suite 3900

Miami, Florida 33131

Attention: Clayton E. Parker, Esq.

Facsimile: (305) 358-7095

E-mail: clayton.parker@klgates.com

Section 6.07 Governing Law. This Agreement and any Action arising out of or relating in any way to this Agreement, whether in contract, tort, common law, statutory law, equity, or otherwise, including any question regarding its existence, validity, or scope (each, a “Transaction Dispute”), shall be governed by, construed and enforced in accordance with the Laws of the State of New York without giving effect to any choice of law rules that would cause the application of Laws of any jurisdiction other than those of the State of New York. Investor will cause the Investor Indemnitees, and the Company will cause the Company Indemnitees, to comply with the foregoing as though such Indemnified Parties were a party to this Agreement.

Section 6.08 Complete Agreement. This Agreement (including the exhibit hereto) and the other Transaction Agreements collectively constitute and contain the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior negotiations, correspondence, understandings and contracts among the parties hereto respecting the subject matter hereof and thereof.

Section 6.09 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns, and nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any Person not a party to this Agreement, including any Affiliates of any party hereto.

Section 6.10 Counterparts and Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Facsimiles, e-mail transmission of .pdf signatures or other electronic copies of signatures shall be deemed to be originals.

Section 6.11 Further Assurances. Each party shall cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

Section 6.12 Remedies; Specific Performance.

(a) Except to the extent set forth otherwise in this Agreement, all remedies under this Agreement expressly conferred upon a party hereto will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy.

(b) Each party hereto agrees that irreparable damage would occur and the parties would not have an adequate remedy at Law if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, each party hereto agrees that the other parties will be entitled to injunctive relief from time to time to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions of this Agreement without the requirement of posting any bond or other indemnity, in addition to any other remedy to which it may be entitled, at Law or in equity, and each party hereto agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement, and to specifically enforce the terms of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement.

Section 6.13 Dispute Resolution; Consent to Jurisdiction.

(a) Any Transaction Dispute will exclusively be brought and resolved in the U.S. District Court for the Southern District of New York (where federal jurisdiction exists) or the Commercial Division of the Courts of the State of New York sitting in the County of New York (where federal jurisdiction does not exist), and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each party irrevocably and unconditionally:

(i) submits for itself and its property to the exclusive jurisdiction of such courts with respect to any Transaction Dispute and for recognition and enforcement of any judgment in respect thereof, and agrees that all claims in respect of any Transaction Dispute shall be heard and determined in such courts;

(ii) agrees that venue would be proper in such courts, and waives any objection that it may now or hereafter have that any such court is an improper or inconvenient forum for the resolution of any Transaction Dispute; and

(iii) agrees that the mailing by certified or registered mail, return receipt requested, to the Persons listed in Section 6.06 of any process required by any such court, will be effective service of process; provided, however, that nothing herein will be deemed to prevent a party from making service of process by any means authorized by the Laws of the State of New York.

(b) The foregoing consent to jurisdiction will not constitute submission to jurisdiction or general consent to service of process in the State of New York for any purpose except with respect to any Transaction Dispute.

Section 6.14 Actions of the Investor Designees. Notwithstanding any of the provisions of this Agreement, nothing in this Agreement shall restrict or otherwise apply to the activities of any Investor Designee in such Person’s capacity as a director of the Company.

Section 6.15 Breaches by the Board. In the event of any breach of this Agreement in any material respect by the Board or by the NGC, such breach shall be deemed a breach by the Company.

Section 6.16 No Recourse. This Agreement may only be enforced against, and any Action based upon, arising out of, or related to this Agreement may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no past, present or future director, officer, employee, incorporator, authorized person, member, partner, stockholder, Affiliate, agent, attorney or their respective Affiliates shall have any Liability (whether in contract or tort) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of either Investor, Company or GE under this Agreement (whether for indemnification or otherwise) of or for any claim based on, in respect of, or by reason of, the transactions contemplated by this Agreement.

Section 6.17 Waiver of Jury Trial. To the maximum extent permitted by Law, each party irrevocably and unconditionally waives any right to trial by jury in any forum in respect of any Transaction Dispute and covenants that neither it nor any of its Affiliates or representatives will assert (whether as plaintiff, defendant or otherwise) any right to such trial by jury. Each party certifies and acknowledges that (a) such party has considered the implications of this waiver, (b) such party makes this waiver voluntarily and (c) such waiver constitutes a material inducement upon which such party is relying in entering into the Agreement. Each party may file an original counterpart or a copy of this Section 6.17 with any court as written evidence of the consent of each party to the waiver of its right to trial by jury.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto caused this Agreement to be duly executed by their respective authorized officers on the day and year first above written.

NeoGenomics, Inc., a Nevada corporation

By:
Name:
Title:
GE Medical Holding AB, a private limited company (privat aktiebolag) organized under the laws of the Kingdom of Sweden

By:
Name:
Title:
General Electric Company, a New York corporation, on behalf of itself and each GE Subsidiary (as defined in this Agreement)

By:
Name:
Title:

Annex C

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is made as of this      day of December, 2015, by and between NeoGenomics, Inc., a Nevada corporation (the “Company”), and GE Medical Holding AB, a private limited company (privat aktiebolag) organized under the laws of the Kingdom of Sweden (the “Investor”).

WHEREAS, the Company, NeoGenomics Laboratories, Inc., a Florida corporation and subsidiary of the Company and the Investor are parties to that certain Stock Purchase Agreement, dated as of October 20, 2015 (the “Stock Purchase Agreement”), pursuant to which the Investor will receive on the date hereof, (i) 15,000,000 shares of the Company’s Common Stock (the “Common Shares”), and (ii) 14,666,667 shares of the Company’s Preferred Stock (the “Preferred Shares”, and together with the Common Shares, the “Shares”) which Preferred Shares are convertible into Common Stock in accordance with their terms (the shares of Common Stock issuable upon conversion of the Preferred Shares, collectively, the “Conversion Shares”), as a portion of the consideration for the sale of Investor’s shares of capital stock in Clarient, Inc.; and

WHEREAS, in connection with the Stock Purchase Agreement and the issuance of the Shares to the Investor, the parties desire to enter into this Agreement in order to establish certain rights and restrictions relating to the registration of the Shares.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Definitions. The following terms shall have the following meanings:

“Action” has the meaning set forth in the Stock Purchase Agreement.

“Affiliate” has the meaning set forth in the Stock Purchase Agreement.

“Agreement” has the meaning set forth in the Preamble.

“Beneficial Owner,” “Beneficial Ownership,” “Beneficially Own” or “Beneficially Owned” shall refer to the concept of “ beneficial ownership” in Rule 13d-3 promulgated under the Exchange Act.

“Board” or “Board of Directors” means the Board of Directors of the Company.

“brokers’ transaction” has the meaning ascribed to such term under Rule 144(g) under the Securities Act.

“Business Day” means a day, other than Saturday, Sunday or public holidays in the United States of America.

“Closing” has the meaning set forth in the Stock Purchase Agreement.

“Closing Date” has the meaning set forth in the Stock Purchase Agreement.

“Common Stock” means the Common Stock of the Company, par value $0.001 per share.

“Company” has the meaning set forth in the Preamble.

“Company Indemnitees” has the meaning set forth in Section 2.06(b).

“Company Supported Distribution” means a public underwritten offering by the Company of Registrable Securities that is designated by the Holders as a “Company Supported Distribution” in the applicable Shelf Take-Down Notice or Demand Notice.

“Conversion Shares” has the meaning set forth in the Preamble.

“Demand Notice” has the meaning set forth in Section 2.02(a).

“Demand Registration” has the meaning set forth in Section 2.02(a).

“Demand Registration Statement” has the meaning set forth in Section 2.02(a).

“Eligible Market” means The NASDAQ Global Select Market, The New York Stock Exchange, Inc., THE NYSE MKT LLC, The NASDAQ Capital Market, or The Nasdaq Global Market.

“Equity Securities” of the Company means any capital stock or other equity interests of the Company, any securities convertible into, exercisable for or exchangeable for capital stock or other equity interests of the Company, and any other rights, warrants or options to acquire any of the foregoing securities.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor federal statute, and the rules and regulations thereunder, all as the same shall be in effect from time to time.

“Existing Registration Rights Agreements” means (i) that Registration Rights Agreement dated March 23, 2005, by the Company for the benefit of Aspen Select Healthcare, LP, John Elliot, Steven Jones, Larry Kuhnert and Michael T. Dent, M.D., (ii) that Registration Rights Agreement dated March 30, 2006, by the Company for the benefit of Aspen Select Healthcare, LP and Steven C. Jones, (iii) that Registration Rights Agreement dated January 10, 2011, by and between the Company and Kevin C. Johnson, (iv) that Registration Rights Agreement dated January 10, 2011, by and between the Company and the Steven and Carisa Jones Defined Benefit Pension Plan & Trust, (v) that Registration Rights Agreement dated January 10, 2011, by and between the Company and the George A Cardoza Living Trust, and (vi) that Registration Rights Agreement dated January 10, 2011, by and between the Company and the Douglas M. VanOort Living Trust.

“FINRA” means the Financial Industry Regulatory Authority.

“GE” means General Electric Company, a New York corporation.

“GE Subsidiary” means any Subsidiary of GE.

“Governmental Authority” has the meaning set forth in the Stock Purchase Agreement.

“Holders” means Investor and any other Person to whom Shares and rights, interests or obligations hereunder have been Transferred to as permitted by Section 5.04 below and the Investor Rights Agreement.

“Holder Indemnitees” has the meaning set forth in Section 2.06(a).

“Indemnified Party” has the meaning set forth in Section 2.06(c).

“Indemnifying Party” has the meaning set forth in Section 2.06(c).

“Investor” has the meaning set forth in the Preamble.

“Law” has the meaning set forth in the Stock Purchase Agreement.

“Legal Counsel” shall have the meaning set forth in Section 2.05(d).

“Losses” shall have the meaning set forth in Section 2.06(a).

“Market Material Adverse Effect” means (i) any change in financial markets in the U.S. or in international financial, political or economic conditions, currency exchange rates or exchange controls the effect of which is to make it impractical to market offerings of debt or equity securities or to enforce contracts for the sale of debt or equity securities, whether in the primary market or in respect of dealings in the secondary market; (ii) any suspension or material limitation of trading in securities generally on the NASDAQ or the Eligible Market on which the Company’s securities are listed, or any setting of minimum or maximum prices for trading on such exchange; (iii) any banking moratorium declared by any U.S. federal, Delaware or New York authorities; (iv) any major disruption of settlements of securities, payment, or clearance services in the United States; or (v) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity or emergency which makes it impractical to market offerings of debt or equity securities or to enforce contracts for the sale of debt or equity securities in the United States.

“Other Securities” means the Common Stock or other securities of the Company which the Company is registering pursuant to a Registration Statement covered by ARTICLE 2.

“Person” means any individual, sole proprietorship, partnership, limited liability company, corporation, association, joint stock company, trust, joint venture, unincorporated organization, any other business organization or entity, or Governmental Authority.

“Piggyback Notice” has the meaning set forth in Section 2.03(a).

“Piggyback Registration” has the meaning set forth in Section 2.03(a).

“Preferred Stock” means the Series A Preferred Stock of the Company, par value $0.001 per share.

“Prospectus” means the prospectus included in any Registration Statement, as amended or supplemented by any prospectus supplement and by all other amendments thereto, including post-effective amendments, and all material incorporated by reference into such prospectus.

“Registrable Securities” means (i) the Common Shares and (ii) the Conversion Shares issued or issuable upon conversion of the Preferred Shares, as well as any shares of Common Stock or other securities issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange generally for, or in replacement generally of, such Shares, Conversion Shares or other Registrable Securities, and any securities issued in exchange for such Shares, Conversion Shares or other Registrable Securities in any merger, reorganization, consolidation, share exchange, recapitalization, restructuring or other comparable transaction of the Company. As to any particular Registrable Securities, once issued such securities shall cease to be Registrable Securities when (i) a Registration Statement with respect to the sale by the Holder has been declared or deemed effective by the SEC and such securities have been disposed of pursuant to such effective Registration Statement, (ii) such securities have been sold, exchanged or otherwise disposed of by a Holder (other than in accordance with Section 5.04), (iii) such securities shall have ceased to be outstanding, or (iv) such securities have been or could all be sold in a single transaction without volume or other limitations pursuant to Rule 144.

“Registration Expenses” has the meaning set forth in Section 2.04(a).

“Registration Statement” means any registration statement of the Company under the Securities Act which permits the public offering of any of the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such registration statement, including post-effective amendments, all exhibits and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

“Rule 144” means Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the SEC that may at any time permit the Holders to sell Registrable Securities to the public without registration.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and any successor federal statute, and the rules and regulations thereunder, all as the same shall be in effect from time to time.

“Shares” has the meaning set forth in the Preamble.

“Shelf Registration Statement” has the meaning set forth in Section 2.01(a).

“Shelf Take-Down Notice” has the meaning set forth in Section 2.01(b).

“Stock Purchase Agreement” has the meaning set forth in the Recitals.

“Subsidiary” has the meaning set forth in the Stock Purchase Agreement.

“Suspension Period” has the meaning set forth in Section 2.05(a)(ii).

“Transfer” means (i) sell, assign, give, pledge, encumber, hypothecate, mortgage, exchange or otherwise dispose, (ii) grant to any Person any option, right or warrant to purchase or otherwise receive, or (iii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences or other rights of ownership.

ARTICLE 2

REGISTRATION RIGHTS

Section 2.01 Shelf Registration.

(a) On or before the earlier to occur of (i) the twenty-one (21)-month anniversary of the date of this Agreement or (ii) the date which is six (6) months after the Company has redeemed all of the Preferred Shares held by all Holders (such date hereafter, the “Lock-up Expiration”), the Company shall file with the SEC a Registration Statement providing for registration and resale, on a continuous or delayed basis pursuant to Rule 415 under the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC, of all of the Registrable Securities (such registration statement, a “Shelf Registration Statement”). The Shelf Registration Statement shall be on Form S-3 (or any comparable or successor form or forms then in effect) under the Securities Act; provided, however, that if the Company is a well-known seasoned issuer (as defined in Rule 405 under the Securities Act) at the time of filing of the Shelf Registration Statement with the SEC, such Shelf Registration Statement shall be designated by the Company as an automatic shelf registration statement (as defined in Rule 405 under the Securities Act). The Shelf Registration Statement shall contain (except if otherwise directed by a Holder) the “Plan of Distribution” section in substantially the form attached hereto as Exhibit A and shall name the Holders as the selling security holders.

The Company shall use commercially reasonable efforts to keep the Shelf Registration Statement continuously effective under the Securities Act until the Holders no longer hold any Registrable Securities. If the Shelf Registration Statement is not on Form S-3ASR, the Company shall use commercially reasonable efforts to cause the Shelf Registration Statement to become effective, as promptly as practicable, but in no event later than ninety (90) days after the filing of such Shelf Registration Statement.

(b) In the event any Holder wishes to sell Registrable Securities pursuant to a Shelf Registration Statement and related Prospectus (a “Shelf Take-Down”) in an underwritten offering after the Lock-up Expiration, such Holder shall notify the Company of such intent (a “Shelf Take-Down Notice”) and shall deliver such Shelf Take-Down Notice at least ten (10) Business Days prior to any intended distribution of Registrable Securities under the Shelf Registration Statement if a Company Supported Distribution is not also being requested as part of such Shelf Take-Down Notice, or least thirty (30) Business Days prior to any intended distribution of Registrable Securities under the Shelf Registration Statement if a Company Supported Distribution is being requested as part of the Shelf Take-Down Notice. The Company shall reasonably cooperate with the Holder to facilitate any such distribution requested in a Shelf Take-Down Notice, including making such revisions to the Plan of Distribution as reasonably requested and taking the actions required pursuant to Sections 2.05(a)(ix)-(xv) and pursuant to Section 2.05(a)(xvi) if a Company Supported Distribution is requested in such Shelf-Take-Down Notice. From and after the date the Shelf Registration Statement is declared or deemed effective, the Company shall, as promptly as practicable after the date of the Shelf Take-Down Notice:

(i) prepare and, if required by applicable Law, file a supplement to the related Prospectus or a supplement or amendment to any document incorporated therein by reference or file any other required document in such a manner as to permit the Holders to deliver or be deemed to have delivered such Prospectus to purchasers of Registrable Securities in accordance with applicable Law; and

(ii) provide the Holders copies of any documents filed pursuant to Section 2.01(b)(i).

(c) In the event that the Holders request a Shelf Take-Down via an underwritten offering during a Suspension Period, the Company, in its sole discretion may delay assisting with such Shelf Take-Down until such time as a Suspension Period is no longer in effect.

(d) In the case that Holders request a Company Supported Distribution, the Holders shall have the right to notify the Company that they have determined that the Shelf Take-Down be abandoned or withdrawn, in which event the Company shall promptly abandon or withdraw all activities undertaken in connection with such offering with respect to Registrable Securities, and such withdrawn Shelf Take-Down shall not count against the limit of such Company Supported Distributions set forth in Section 2.05(a)(xvi). However, if such Shelf Take Down is abandoned or withdrawn after any underwriter has commenced marketing activities with respect to such offering and the Company’s name has been disclosed to more than seven (7) investors (a “Launch”), then such Shelf Take Down will count against the limit of such Company Supported Distributions set forth in Section 2.05(a)(xvi) unless (i) such abandonment or withdrawal is based upon material adverse information concerning the Company that the Company has not publicly disclosed in compliance with applicable securities Laws at least five (5) Business Days prior to the Company’s receipt of such withdrawal request, or (ii) there occurs an event or series of related events that (A) has a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Company or (B) has caused a Market Material Adverse Effect. In the event that a Shelf Take-Down is abandoned or withdrawn for any reason other than the reasons set forth in clauses (i) or (ii) of the preceding sentences, the Holders shall reimburse the Company for all Registration Expenses incurred by the Company in connection with any such abandoned or withdrawn Shelf Take-Down.

(e) The Holders agree that the Company may include any Other Securities covered by any Existing Registration Rights Agreements that it deems appropriate in any Shelf Registration Statement filed pursuant to this Agreement, subject to the cutback limitations set forth in Section 2.01(f).

(f) In the event that the SEC sets forth a limitation on the securities that may be registered on a particular Shelf Registration Statement, the Company may reduce the number of securities to be registered on such Shelf Registration Statement to such number of securities as allowed by the SEC; provided, that, the Company shall include in such Shelf Registration Statement (i) first, the quantity of Registrable Securities requested to be included in such Shelf Registration Statement and (ii) second, any remaining amounts, if any, shall be allocable to holders of Other Securities, pro rata, based on the number of Other Securities proposed by the Company to be included in such Shelf Registration Statement and the number of Other Securities Beneficially Owned by each such holder of Other Securities. If less than all of the Registrable Securities may be included in such Shelf Registration Statement, the Company shall as soon as practicable, subject to the rules and regulations of the SEC, file such additional Shelf Registration Statements as necessary to register all of the Registrable Securities on Shelf Registration Statements in accordance with this Section 2.01.

Section 2.02 Demand Registration.

(a) At any time following the second (2nd) anniversary of the date of this Agreement, in the event that Shelf Registration Statement is not effective with the SEC covering all of the Registrable Securities of the Holders, the Holders shall have the right, subject to the rules and regulations of the SEC, by delivering a written notice to the Company (a “Demand Notice”), to require the Company to register under and in accordance with the provisions of the Securities Act the number of Registrable Securities Beneficially Owned by the Holders and requested by such Demand Notice to be so registered (a “Demand Registration”); provided, however , that the Holders in the aggregate shall not be entitled pursuant to this Section 2.02 to require the Company to effectuate more than two (2) Demand Registrations (which may collectively include underwritten Demand Registrations and Company Supported Distributions) during the Term of this Agreement. Notwithstanding the foregoing, if the at least 5,000,000 Preferred Shares (as adjusted for splits, dividends, reclassifications and the like) convert into the applicable number of Conversion Shares then the number of Demand Registrations that the Company may be obligated to undertake shall increase to three (3) and if at least 10,000,000 Preferred Shares (as adjusted for splits, dividends, reclassifications and the like) convert into the applicable number of Conversion Shares then the number of Demand Registrations that the Company may be obligated to undertake shall increase to four (4) and the Holders shall be entitled to deliver a Demand Notice for up to the two additional Demand Registrations any time after such conversion of the Preferred Shares into Conversion Shares has taken place. A Demand Notice shall also specify the expected method or methods of disposition of the applicable Registrable Securities. Following receipt of a Demand Notice, the Company shall use commercially reasonable efforts to file, as promptly as reasonably practicable, but not later than forty-five (45) days after receipt by the Company of such Demand Notice provided that a Suspension Period is not in effect, a Registration Statement relating to the offer and sale of the Registrable Securities requested to be included therein by the Holders in accordance with the methods of distribution elected (a “Demand Registration Statement”) and shall use commercially reasonable efforts to cause such Registration Statement to be declared effective under the Securities Act as promptly as practicable after the filing thereof. The Holders agree that if any Holder intends to distribute any Registrable Securities by means of an underwritten offering it shall promptly so advise the Company and the Company shall cooperate with the Holder to facilitate such distribution, including the actions required pursuant to Sections 2.05(a)(ix)-(xv) and, if a Company Supported Distribution is requested, Section 2.05(a)(xvi) so long as the Holders have not previously exhausted the limit for such Company Supported Distributions specified in Section 2.05(a)(xvi).

(b) The Holders agree that the Company may include any Other Securities covered by any Existing Registration Rights Agreements that it deems appropriate in any Demand Registration Statement filed pursuant to this Agreement, subject to the cutback limitations set forth in Section 2.02(c) and Section 2.02(d).

(c) In the event that the SEC sets forth a limitation on the securities that may be registered on a particular Demand Registration Statement, the Company may reduce the number of securities to be registered on such Demand Registration Statement to such number of securities as allowed by the SEC; provided, that, the Company shall include in such Demand Registration Statement (i) first, the quantity of Registrable Securities requested to be included in such Demand Registration Statement and (ii) second, any remaining amounts, if any, shall be allocable to holders of Other Securities, pro rata, based on the number of Other Securities proposed by the Company to be included in such Demand Registration Statement and the number of Other Securities Beneficially Owned by each such holder of Other Securities.

(d) If any of the Registrable Securities registered pursuant to a Demand Registration are to be sold in a firm commitment underwritten offering, and the managing underwriter of such underwritten offering advises the Company or Holders in writing that it is their good faith opinion that the total number or dollar amount of Registrable Securities proposed to be sold in such offering, together with any Other Securities proposed to be included by the Company or holders thereof which are entitled to include securities in such Registration Statement, exceeds the total number or dollar amount of such securities that can be sold without having an adverse effect on the price, timing or distribution of the Registrable Securities to be so included together with all such Other Securities, then there shall be included in such firm commitment underwritten offering the number or dollar amount of Registrable Securities and such Other Securities that in the opinion of such managing underwriter can be sold without so adversely affecting such offering, and such number of Registrable Securities and Other Securities shall be allocated for inclusion as follows:

(i) first, up to eighty five percent (85%) of the total shares included in such underwritten offering shall be comprised of the Registrable Securities for which inclusion in such underwritten offering was requested by the Holders; and

(ii) second, the Company may include up to fifteen percent (15%) or such lower amount of the total shares included in such underwritten offering; and

(iii) third, any remaining amounts, if any, shall be allocable to holders of Other Securities, pro rata, based on the number of Other Securities proposed by the Company to be included in such underwritten offering and the number of Other Securities Beneficially Owned by each such holder of Other Securities;

(e) In the event of a Demand Registration, the Company shall be required to maintain the continuous effectiveness of the applicable Registration Statement for a period of at least one hundred twenty (120) days after the effective date thereof or such shorter period in which all Registrable Securities included in such Registration Statement have actually been sold.

(f) Any Holder whose Registrable Securities are covered by a Demand Registration shall have the right to notify the Company that it has determined that the Registration Statement relating to the Demand Registration be abandoned or withdrawn with respect to such Registrable Securities, in which event the Company shall promptly abandon or withdraw such Registration Statement with respect to such Registrable Securities. In the event that the Company has not yet filed the Demand Registration Statement with the SEC, such abandoned Demand Registration Statement shall not count against the limit for Demand Registrations specified in Section 2.02(a). However, if the Company has already filed the Demand Registration Statement with the SEC and the Holders request that it be withdrawn, the Holders agree that such withdrawn Demand Registration Statement shall count against the limit for Demand Registrations specified in Section 2.02(a) and will reimburse the Company for all Registration Expenses incurred by the Company in connection with such withdrawn Demand Registration Statement, unless (i) such abandonment or withdrawal is based upon material adverse information concerning the Company that the Company has not publicly disclosed in compliance with applicable securities Laws at least five (5) Business Days prior to the Company’s receipt of such withdrawal request, or (ii) there occurs an event or series of related events that (A) has a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Company or (B) has caused a Market Material Adverse Effect.

(g) In the case that Holders request a Company Supported Distribution in connection with a Demand Registration, the Holders shall have the right to notify the Company that they have determined that the offering be abandoned or withdrawn, in which event the Company shall promptly abandon or withdraw all activities undertaken in connection with such offering with respect to Registrable Securities. In the event that the Company has not yet Launched the offering, such withdrawn or abandoned offering shall not count against the limit of such Company Supported Distributions set forth in Section 2.05(a)(xvi). However, if such offering is abandoned or withdrawn after the offering has Launched, then such abandoned or withdrawn offering will count against the limit of such Company Supported Distributions set forth in Section 2.05(a)(xvi) unless (i) such abandonment or withdrawal is based upon material adverse information concerning the Company that the Company has not publicly disclosed in compliance with applicable securities Laws at least five (5) Business Days prior to the Company’s receipt of such withdrawal request, or (ii) there occurs an event or series of related events that (A) has a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Company or (B) has caused a Market Material Adverse Effect. In the event that such offering is abandoned or withdrawn for any reason other than the reason set forth in clauses (i) or (ii) of the preceding sentences, the Holders shall reimburse the Company for all Registration Expenses incurred by the Company in connection with any such abandoned or withdrawn Company Supported Distribution.

Section 2.03 Piggyback Registration.

(a) If the Company proposes to file a Registration Statement under the Securities Act at any time following the earlier of (x) the two (2) year anniversary of the date of this Agreement, (y) the date which is six (6) months after all of the Preferred Shares have been redeemed by the Company and (z) the date of this Agreement, solely with respect to an amount of Registrable Securities not to exceed the volume limitations set forth in clause (e) of Rule 144 as calculated based on the number of outstanding shares of Common Stock set forth in the Company most recent Quarterly Report on Form 10-Q (or, if more recent, Annual Report on Form 10-K) filed with the SEC to be sold in an offering pursuant to clause (ii) of this sentence, (i) with respect to an offering by the Company for its own account (other than a registration statement (A) on Form S-4, Form S-8 or any successor forms thereto, (B) filed solely in connection with any employee benefit, dividend reinvestment, or any other similar plan or (C) for the purpose of effecting a rights offering afforded to all holders of the Shares), or (ii) with respect to an offering for the account of any of its security holders, the Company will give each Holder written notice of such filing at least ten (10) Business Days’ prior to the anticipated filing date (the “Piggyback Notice”). The Piggyback Notice shall offer the Holders the opportunity to include in such registration statement the number of Registrable Securities (for purposes of this Section 2.03, “Registrable Securities” shall be deemed to mean solely securities of the same type as those proposed to be offered for the account of the Company or its security holders) as they may request (a “Piggyback Registration”). Subject to Section 2.03(b), the Company shall include in each such Piggyback Registration all Registrable Securities with respect to which the Company has received a written request from the Holders for inclusion therein within five (5) Business Days after notice has been given to the Holders. The Company shall be required to maintain the effectiveness of the Registration Statement for a Piggyback Registration for a period of at least one hundred twenty (120) days after the effective date thereof or such shorter period in which all Registrable Securities included in such Registration Statement have actually been sold.

(b) If any of the securities to be registered pursuant to the Registration Statement giving rise to the Holders’ rights under this Section 2.03 are to be sold in an underwritten offering, then each Holder shall be permitted to include all Registrable Securities requested to be included in such Registration Statement in such offering on the same terms and conditions as the securities of the Company or its security holders included therein; provided, however, that if such offering involves a firm commitment underwritten offering and the managing underwriter of such underwritten offering advises the Holders in writing that it is their good faith opinion that the total number or dollar amount of Registrable Securities proposed to be sold in such offering, together with all Other Securities that the Company and any other Persons having rights to participate in such registration intend to include in such offering, exceeds the total number or dollar amount of such securities that can be sold without having an adverse effect on the price, timing or distribution of the Registrable Securities to be so included together with all such Other Securities, then there shall be included in such firm commitment underwritten offering the number or dollar amount of Registrable Securities and such Other Securities that in the opinion of such managing underwriter can be sold without so adversely affecting such offering, and such number of Registrable Securities and Other Securities shall be allocated for inclusion as follows:

(i) first, up to 85% of all shares to be included in the underwritten offering shall be comprised of Other Securities being sold by the Company or by any Person (other than the Investor) exercising a contractual right to demand registration pursuant to which such registration statement was filed;

(ii) second, if such registration statement is filed pursuant to Section 2.03(a)(i), if elected by the Holders, up to 50% of any remaining shares not otherwise designated by the Company to be included in such underwritten offering shall be comprised of the Registrable Securities in such proportions as such participating Holders inform the Company;

(iii) third, if such registration statement is filed pursuant to Section 2.03(a)(ii), the Company may include up to 50% of any remaining shares not otherwise designated by the Person exercising their registration rights; and

(iv) fourth, any remaining amounts, if any, shall be allocable to any Holders of Registrable Securities or Beneficial Owners of Other Securities on a pro rata basis, based on the total number of Registrable Securities and Other Securities requested to be included in such underwritten offering.

(c) The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.03 prior to the effectiveness of the related Registration Statement and shall have no obligation to register any Registrable Securities in connection with such registration, except to the extent provided herein. Each Holder shall have the right to withdraw its request for inclusion of its Registrable Securities in any Piggyback Registration by giving written notice to the Company of its request to withdraw at least two (2) Business Days prior to the planned effective date of the related Registration Statement. The Registration Expenses of any such withdrawn Piggyback Registration shall be borne by the Company in accordance with Section 2.04.

(d) In the event that the SEC sets forth a limitation on the number of securities that may be registered in a particular Piggyback Registration, the Company may reduce the number of securities to be registered in such Piggyback Registration to such number of securities as allowed by the SEC.

Section 2.04 Registration Expenses.

(a) Expenses of the Company. Unless otherwise specified herein, in connection with registrations pursuant to Section 2.01, Section 2.02, or Section 2.03, the Company shall pay all of the registration expenses incurred in connection with the registration thereunder (the “Registration Expenses”), including, without limitation, all: (i) registration and filing fees, (ii) Financial Industry Regulatory Authority, Inc. fees, (iii) printing, duplicating, word processing, telephone and facsimile expenses, (iv) fees and disbursements of the Company’s counsel, (v) blue sky fees and expenses, (vi) fees and expenses of the Company’s independent accountants in connection with any regular or special reviews or audits incident to or required by any such registration, (vii) expenses incurred in connection with making road show presentations and holding meetings with potential investors, including all travel, meals and lodging, (viii) messenger and delivery expenses, (ix) all fees and expenses incurred in connection with listing the Registrable Securities on any securities exchange and (x) the reasonable fees and disbursements of one firm of attorneys acting as counsel of the Holders.

(b) Expenses of the Investor. Each Holder shall be responsible for (i) any allocable underwriting fees, discounts or commissions, (ii) any allocable commissions of brokers and dealers, (iii) fees and disbursements of counsel for such Holder other than as provided in Section 2.04(a), and (iv) capital gains, income and transfer taxes, if any, relating to the sale of Registrable Securities of the Investor.

Section 2.05 Registration Procedures.

(a) In connection with the registration of any Registrable Securities pursuant to this Agreement, the Company will keep each Holder with Registrable Securities covered by such registration advised in writing as to the initiation of each such registration and the Company will:

(i) Use commercially reasonable efforts to keep each Registration Statement continuously effective during the period such Registration Statement is required to remain effective pursuant to the terms of this Agreement, which Registration Statement shall comply as to form in all material respects with the requirements of the applicable form and include or incorporate by reference all financial statements required by the SEC to be filed therewith or incorporated therein and upon the occurrence of any event that would cause the Registration Statement or the Prospectus contained therein (A) to contain a material misstatement or omission or (B) not to be effective and usable for resale of Registrable Securities during the period such Registration Statement is required to remain effective pursuant to the terms of this Agreement, the Company shall file promptly an appropriate amendment to the Registration Statement, a supplement to the Prospectus or a report filed with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the case of clause (A), correcting any such misstatement or omission, and, in the case of either clause (A) or (B), the Company shall use commercially reasonable efforts to cause such amendment to be declared or deemed effective and the Registration Statement and the related Prospectus to become usable for their intended purposes as soon as practicable thereafter.

(ii) Notwithstanding anything to the contrary contained herein, the Company may delay filing or suspend the effectiveness of a Registration Statement and the Investor’s right to sell thereunder (each such period, a “Suspension Period”) if (A) the Company is pursuing a material acquisition, merger, reorganization, disposition or similar transaction and the Board determines in good faith that the Company’s ability to pursue or consummate such a transaction would be materially adversely affected by any required disclosure of such transaction in the registration statement, or (B) the Company has experienced some other material non-public event the disclosure of which at such time could reasonably be expected to materially adversely affect the Company; provided that no Suspension Period shall exceed ninety (90) consecutive days and all such Suspension Periods shall not exceed one hundred eighty (180) days in the aggregate in any twelve (12) month period; provided further that no Suspension Period may be implemented under this Section 2.05(a)(ii) unless the same or more onerous restrictions are imposed on all of the Company’s directors and officers and all other holders of registration rights granted by the Company.

(iii) Prepare and file with the SEC such supplements, amendments and post-effective amendments to each Registration Statement as may be necessary to keep such Registration Statement effective during the period provided herein and as required by the rules, regulations or instructions applicable to the registration form used by the Company for such Registration Statement or by the Securities Act or by any other rules and regulations thereunder for registrations, and the Company agrees to notify Legal Counsel and the Holders of Registrable Securities of any such supplement or amendment (other than with respect to a Piggyback Registration) before it is used or filed with the SEC; respond as promptly as reasonably possible to any comments received from the SEC with respect to such Registration Statement, or any amendment, post-effective amendment or supplement relating thereto; and as promptly as reasonably possible, upon request, provide the Holders true and complete copies of all correspondence from and to the SEC relating to such Registration Statement; and comply in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder applicable to it with respect to the disposition of all Registrable Securities covered by such Registration Statement in accordance with the intended method or methods of distribution by the selling Holders thereof.

(iv) Advise each Holder and Legal Counsel promptly (which notice pursuant to clauses (B) through (D) below shall be accompanied by an instruction to suspend the use of the Prospectus until the Company shall have remedied the basis for such suspension and shall include the steps the Company intends to remedy such basis and the Company shall promptly thereafter notify the Holder of such remediation):

(A) when the Prospectus or any Prospectus supplement or post-effective amendment is proposed to be or has been filed, and, with respect to the Registration Statement or any post-effective amendment thereto, when the same has become effective;

(B) of any request by the SEC or any other Governmental Authority received by the Company for amendments to the Registration Statement or amendments or supplements to the Prospectus or for additional information relating thereto;

(C) of the issuance by the SEC of any stop order received by the Company suspending the effectiveness of the Registration Statement under the Securities Act or of the suspension by any state securities commission of the qualification of the Registrable Securities for offering or sale in any jurisdiction, or the threatening or initiation of any proceeding for any of the preceding purposes;

(D) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose; or

(E) of the existence of any fact or the happening of any event, during the pendency of a distribution of Registrable Securities pursuant to a Registration Statement, that makes any statement of a material fact made in such Registration Statement, the Prospectus, any amendment or supplement thereto, or any document incorporated by reference therein untrue, or that requires the making of any additions to or changes in the Registration Statement or the Prospectus in order to make the statements therein not misleading; provided, however, the Company shall not be required to disclose confidential information to any Holders or their Legal Counsel (i) unless and until a mutually acceptable confidentiality agreement is in place with the Holders, and/or (ii) if such information is subject to attorney-client privilege, if such disclosure would result in loss of attorney-client privilege, unless such Holders sign a reasonable joint defense agreement.

(v) Unless any Registrable Securities shall be in book-entry form only, cooperate with the Holder to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends, and enable such Registrable Securities to be in such denominations and registered in such names as the Holder may request at least two (2) Business Days before any sale of Registrable Securities.

(vi) Use commercially reasonable efforts to promptly register or qualify any Registrable Securities under such other securities or blue sky laws of such jurisdictions within the United States as the Holder reasonably requests and which may be reasonably necessary or advisable to enable the Holder to consummate the disposition in such jurisdictions of the Registrable Securities owned by the Holder, keep such registrations or qualifications in effect for so long as the applicable Registration Statement is required to remain in effect and do any and all other acts and things which may be reasonably necessary or advisable to enable the Holder to consummate the disposition in such jurisdictions of the Registrable Securities owned by the Holder provided, however, that the Company will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Agreement, (B) subject itself to taxation in any jurisdiction where it would not otherwise be subject to taxation but for this Agreement or (C) consent to general service of process in any jurisdiction where it would not otherwise be subject to such service but for this Agreement.

(vii) Use commercially reasonable efforts to promptly cause any Registrable Securities covered by a Registration Statement to be registered with or approved by such other Governmental Authority within the United States as may be necessary to enable the Holder to consummate the disposition of such Registrable Securities in accordance with the intended methods of disposition set forth in such Registration Statement.

(viii) Use commercially reasonable efforts either to (A) cause all of the Registrable Securities covered by a Registration Statement to be listed on each securities exchange on which securities of the same class or series issued by the Company are then listed, or (B) secure the inclusion for quotation of all of the Registrable Securities on an Eligible Market and, without limiting the generality of the foregoing, to use commercially reasonable efforts to arrange for at least two market makers to register with FINRA as such with respect to such Registrable Securities. The Company shall pay all fees and expenses in connection with satisfying its obligation under this Section 2.05(a)(viii).

(ix) In the event that a Holder advises the Company that the Holder intends to distribute any Registrable Securities by means of an underwritten offering, whether pursuant to Section 2.01 or Section 2.02, enter into an underwriting agreement in form, scope and substance (including customary representations, warranties, covenants and indemnifications) acceptable to the Company in its discretion, to be exercised in good faith, and take all such other actions reasonably requested by the Holder or by the managing underwriter, if any, to expedite or facilitate the underwritten disposition of such Registrable Securities and deliver such documents and certificates as may be reasonably requested by the Holder, its counsel and the managing underwriter, if any.

(x) Use commercially reasonable efforts to prevent, or obtain the withdrawal of, any stop order or other order suspending the use of any Prospectus.

(xi) Deliver to the Holder and each underwriter, if any, without charge, as many copies of the applicable Prospectus and any amendment or supplement thereto as the Holder or underwriter may reasonably request.

(xii) Cooperate with the Holder and the underwriters, if any, of such Registrable Securities and their respective counsel in connection with any filings required by Law to be made with FINRA.

(xiii) Obtain opinions of counsel to the Company and updates thereof addressed to the Holders and the underwriters or initial purchasers, if any, covering matters as are customarily requested in opinions covering secondary resale offerings of securities.

(xiv) Obtain “comfort” letters and updates thereof from the Company’s independent certified public accountants, such letters covering matters as are customarily requested in comfort letters covering secondary resale offerings of securities.

(xv) Make available for inspection by each Holder, the underwriters, if any, and any attorney, accountant or other agent retained by a Holder or the underwriters, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by a Holder or any such underwriter, attorney, accountant or agent in connection with such registration statement, provided that any of the foregoing parties shall enter into a mutually acceptable confidentiality agreement if reasonably requested by the Company.

(xvi) In the case of a Company Supported Distribution, as requested by the managing underwriter in any such underwritten offering, provide reasonable assistance with the marketing of any such offering, including causing members of the Company’s management team to participate in a customary number of “road show” presentations, conference calls, investor meetings and due diligence sessions, in each case and, to the extent to be in-person, to take place in the continental United States. Notwithstanding the foregoing, the Holders explicitly agree that the Company shall not be required to (A) undertake more than two (2) Company Supported Distributions pursuant to this Agreement, (B) unless otherwise agreed upon in writing in advance, cause members of the Company’s management team to spend more than three (3) Business Days participating in “road show” presentations with respect to any Company Supported Distribution, or (C) participate in more than one Company

Supported Distribution during any twelve (12) month period during this Agreement. Notwithstanding the foregoing, if at least 5,000,000 Preferred Shares (as adjusted for splits, dividends, reclassifications and the like) convert into the applicable number of Conversion Shares then the number of Company Supported Distributions that the Company may be obligated to undertake shall increase to three (3) and if at least 10,000,000 Preferred Shares (as adjusted for splits, dividends, reclassifications and the like) convert into the applicable number of Conversion Shares then the number of Company Supported Distributions that the Company may be obligated to undertake shall increase to four (4).

(b) The Holders agree by acquisition of a Registrable Security that such Holder shall not be entitled to sell any of such Registrable Securities pursuant to a Registration Statement, or to receive a Prospectus relating thereto, unless the Holder has furnished the Company with the information set forth in the next sentence at least three (3) Business Days prior to the filing of the applicable Registration Statement or Prospectus. The Company may require the Holders whose Registrable Securities are included in a Registration Statement to furnish to the Company such customary information regarding the Holders and the distribution of such Shares as the Company may reasonably require for inclusion in such Registration Statement. The Holders agree promptly to furnish to the Company all information required to be disclosed in order to make the information previously furnished to the Company by the Holders not misleading. The Company may exclude from such Registration Statement the Registrable Securities of any Holder if such Holder fails to furnish such information within four (4) Business Days after delivering such request. The Company shall not include in any Registration Statement any information regarding, relating to or referring to the Holders or its plan of distribution without the approval of the Holders in writing; provided, that no such approval shall be required for information previously provided to the Company as part of a selling stockholder questionnaire in connection with such Registration Statement. Notwithstanding any other provision of this Agreement, the Holders shall also provide the Company as a condition to including Registrable Securities in a Registration Statement, such information as is reasonably requested by the Company in response to the Company’s customary selling stockholder questionnaire seeking the information required by the Securities Act and the rules and regulations promulgated thereunder.

(c) For any underwritten offering of securities pursuant to Section 2.01 or Section 2.02 of this Agreement, the Holders and the Company shall mutually agree in writing on the managing book-running underwriters prior to the time that either the Holders or the Company contacts any underwriters. The Holders expressly agree that the Company, in its sole discretion, may determine and select joint-lead managers (other than a book-running underwriter), co-managers, or syndicate members and determine the relative economic splits of any underwriting discounts between all underwriters; provided, however, the Holders shall have the right to approve the aggregate underwriting discount to be paid to all underwriters collectively.

(d) The Company shall (A) permit outside legal counsel for the Holders (“Legal Counsel”) to review and comment upon (i) a Registration Statement at least five (5) Business Days prior to its filing with the SEC and (ii) all amendments and supplements to all Registration Statements (except for Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any similar or successor reports) within a reasonable number of days prior to their filing with the SEC, and (B) not file any Registration Statement (other than with respect to a Piggyback Registration) or amendment or supplement thereto in a form to which Legal Counsel reasonably objects. The Company shall not submit a request for acceleration of the effectiveness of a Registration Statement (other than with respect to a Piggyback Registration) or any amendment or supplement thereto without the prior approval of Legal Counsel, which consent shall not be unreasonably withheld or delayed beyond three (3) Business Days. The Company shall furnish to Legal Counsel, without charge, (i) copies of any correspondence from and to the SEC or the staff of the SEC relating to any Registration Statement, (ii) promptly after the same is prepared and filed with the SEC, one copy of any Registration Statement and any amendment(s) thereto, including financial statements and schedules, all documents incorporated therein by reference, if requested by Legal Counsel, and all exhibits and (iii) upon the effectiveness of any Registration Statement, one copy of the prospectus included in such Registration Statement and all amendments and supplements thereto. The Company shall reasonably cooperate with Legal Counsel in performing the Company’s obligations pursuant to this Section 2.05.

Section 2.06 Indemnification.

(a) The Company shall indemnify and hold harmless, to the fullest extent permitted by Law, (1) each Holder if the any of the Holder’s Registrable Securities are covered by a Registration Statement or Prospectus, (2) each of the Holders’ Affiliates, officers, directors, shareholders, employees, advisors, agents, (3) each underwriter (including the Holders if deemed to be an underwriter pursuant to any SEC comments or policies), if any, and (4) each Person who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) such underwriter (collectively, “Holder Indemnitees”), from and against all losses, claims, damages, liabilities, penalties, judgments, suits, costs and expenses (including reasonable legal fees and disbursements, which shall be reimbursed periodically as incurred) (collectively, “Losses”) in connection with any sale of Registrable Securities pursuant to a Registration Statement under this Agreement arising out of or based upon (i) any untrue or alleged untrue statement of a material fact contained in any such Registration Statement or any Prospectus (including preliminary or final) relating to the registration of such Registrable Securities or any amendment or supplement thereto or any document incorporated by reference therein or any omission or (ii) or any alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, and will reimburse to each of the Persons listed above, for any reasonable legal or any other expenses actually suffered or incurred and paid in connection with investigating and defending any such Losses; provided, however, that the Company shall not be liable to such Holder Indemnitee in any such case to the extent that any such Loss, claim, damage, liability or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement, including any such preliminary or final Prospectus contained therein or any such amendments or supplements thereto, or contained in any free writing prospectus (as such term is defined in Rule 405 under the Securities Act) prepared by the Company or authorized by it in writing for use by such Holder Indemnitee (or any amendment or supplement thereto), in reliance upon and in conformity with information regarding such Holder Indemnitee or its plan of distribution or ownership interests which was furnished in writing to the Company expressly for use in connection with such Registration Statement, including any such preliminary or final Prospectus contained therein or any such amendments or supplements thereto.

(b) In connection with any Registration Statement in which a Holder is participating by registering Registrable Securities, such Holder agrees to indemnify and hold harmless, to the fullest extent permitted by Law, the Company, its Affiliates, the officers, directors, shareholders, advisors, agents, representatives or other employees of the Company, each Person who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) the Company, each underwriter, if any, and each Person who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) such underwriter (collectively, “Company Indemnitees”), from and against all Losses, as incurred, arising out of or based on any untrue or alleged untrue statement of a material fact contained in any such Registration Statement or preliminary or final Prospectus relating to the registration of such Registrable Securities or any amendment or supplement thereto or any document incorporated by reference therein, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, in each case solely to the extent that such untrue or alleged untrue statement or omission or alleged omission is made in such Registration Statement or in any preliminary or final Prospectus contained therein or any such amendments or supplements thereto or contained in any free writing prospectus (as such term is defined in Rule 405 under the Securities Act) in reliance upon and in conformity with written information furnished to the Company by the Holder expressly for inclusion in such document; provided, however, that in no event shall the liability of the Holder hereunder be greater in amount than the dollar amount of the net proceeds received by the Holder upon the sale of the Registrable Securities under the Registration Statement giving rise to such indemnification obligation.

(c) If any Person shall be entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party shall give prompt notice to the party from which such indemnity is sought (the “Indemnifying Party”) of any claim or of the commencement of any Action with respect to which such Indemnified Party has actual notice and seeks indemnification or contribution pursuant hereto; provided, however, that the delay or failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any obligation or liability except to the extent that the Indemnifying Party has been actually prejudiced by such delay or failure. The Indemnifying Party shall have the right, exercisable by giving written notice (including an acknowledgement of its obligation to indemnify the Indemnified Party therefor on the terms set forth herein) to an Indemnified Party promptly after the receipt of written notice from such Indemnified Party of such claim or Action, to assume, at the Indemnifying Party’s expense, the defense of any such Action, with counsel reasonably satisfactory to such Indemnified Party; provided, however, that an Indemnified Party shall have the right to employ separate counsel in any such Action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless: (i) the Indemnifying Party agrees to pay such fees and expenses; (ii) the Indemnifying Party fails promptly to assume, or in the event of a conflict of interest cannot assume, the defense of such Action or fails to employ counsel reasonably satisfactory to such Indemnified Party, in which case the Indemnified Party shall also have the right to employ counsel and to assume the defense of such Action or (iii) in the Indemnified Party’s reasonable judgment a conflict of interest between such Indemnified Party and Indemnifying Party may exist in respect of such Action; provided, further, that the Indemnifying Party shall not, in connection with any one such Action or separate but substantially similar or related Actions in the same jurisdiction, arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one firm of attorneys (together with appropriate local counsel) at any time for all of the Indemnified Parties, or for fees and expenses that are not reasonable.

(d) Neither party shall settle, compromise, discharge or consent to an entry of judgment with respect to a claim or liability subject to indemnification under this Section 2.06 without the other party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided that the Indemnifying Party may agree without the prior written consent of the Indemnified Party solely to any settlement, compromise, discharge or consent to an entry of judgment, in each case that relates only to money damages and by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such claim and which unconditionally releases the Indemnified Party from all liability or obligation in connection with such claim.

(e) If the indemnification provided for in this Section 2.06 is unavailable to hold harmless each of the Indemnified Parties against any Losses, claims, damages, liabilities and expenses to which such parties may become subject under the Securities Act, then the Indemnifying Party shall, in lieu of indemnifying each party entitled to indemnification hereunder, contribute to the amount paid or payable by such party as a result of such Losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party, on the one hand, and such Indemnified Parties, on the other hand, in connection with the statements or omissions or alleged statements or omissions that resulted in such Losses, claims, damages, liabilities or expenses; provided, that the liability of the Indemnifying Party shall not exceed the applicable limitations set forth in Section 2.06(a) or Section 2.06(b), respectively. The relative fault of such parties shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact, or omission or alleged omission to state a material fact, relates to information supplied by or concerning the Indemnifying Party on the one hand, or by such Indemnified Party on the other, and such party’s relative intent, knowledge, access to information and opportunity to have corrected or prevented such statement or omission.

Section 2.07 Notice. Each time a Registration Statement is declared effective, notify each such Holder as promptly as practicable, and in any event no later than the next Business Day, when such Registration Statement has become effective and take such other actions as are reasonably necessary to permit sales of the Registrable Securities, including providing each Holder a reasonable number of copies of the Prospectus which is a part of such Registration Statement as requested by such Holder in writing.

Section 2.08 Miscellaneous.

(a) Subject to the provisions hereof, in the event that the Company is actively engaged in a process to launch an underwritten public offering, to the extent required by the managing underwriters, and provided that the Company and all executive officers (as defined under the Exchange Act) and directors of the Company are also so bound, the Holders agree to enter into a customary agreement with the managing underwriters not to effect any sale or distribution of equity securities of the Company, or any securities convertible, exchangeable or exercisable for or into such securities, without the consent of the managing underwriters, for a period not to exceed ten (10) days prior to the date such offering is commenced and ending no later the later of (i) than one hundred twenty (120) days following the effective date of the registration statement in connection with such offering or (ii) such other longer period as may be requested by the underwriters in connections with such offering, except pursuant to such offering in accordance with the terms hereof; provided, however, that if any executive officer or director is released by such managing underwriters from its lockup obligations herein, then each Holder shall be so released on a pro rata basis (with the percentage of the Holder’s Registrable Securities so released being equal to the percentage of shares so released for the executive officer or director having the highest percentage of released shares among all of the executive officers or directors). The Company may impose stop-transfer restrictions with respect to the securities subject to the foregoing restriction until the end of the required stand-off period and shall lift such stop-transfer restrictions immediately upon the end of such period. Notwithstanding the foregoing, no Holder shall be bound by such lockup more than twice during any 12-month period. This Section 2.08(a) shall terminate and be of no further force or effect, upon the date when the Holders collectively cease to Beneficially Own at least ten percent (10%) of the then outstanding Common Stock.

(b) The registration rights granted to the Investor and the other Holders under this Agreement shall terminate on the date on which the Investor and such other Holders no longer own any Registrable Securities.

(c) If the Company becomes ineligible to use the registration form on which a Registration Statement is filed and declared effective, thereby precluding any Holder from using the related Prospectus, the Company shall use its commercially reasonable efforts to prepare and file either a post-effective amendment to the Registration Statement to convert such registration statement to, or a new Registration Statement on, another registration form which the Company is eligible to use within thirty (30) days or such longer period required by the rules and regulations of the SEC after the date that the Company becomes ineligible or such other timeframe determined in good faith by the Company in consultation with its securities counsel as may be required by the facts and circumstances giving rise to the need to for such activity. In the event that Form S-3 is not available for the registration of the resale of Registrable Securities hereunder, the Company shall (i) register the resale of the Registrable Securities on Form S-1 or another appropriate form reasonably acceptable to the Holders and (ii) undertake to register the Registrable Securities on Form S-3 as soon as such form is available, provided that the Company shall maintain the effectiveness of the Registration Statement then in effect until such time as a Registration Statement on Form S-3 covering the Registrable Securities has been declared effective by the SEC.

(d) Except for the Existing Registration Rights Agreements, the Company has taken prior to the date hereof, the Investor and the other Holders’ rights under this Article 2 are senior or pari passu in priority and preference to any registration rights granted to any other holder or prospective holder of any securities of the Company with respect to such securities. From and after the date hereof, the Company shall not, without the prior written consent of the Holders, enter into any agreement granting any other holder or prospective holder of any securities of the Company registration rights with respect to such securities unless such new registration rights, including with respect to underwriters’ “cutbacks” and “standoff” obligations, do not conflict with, the registration rights granted to Investor and the other Holders hereunder.

(e) If a Holder is required under applicable securities Laws to be described in a Registration Statement as an underwriter or the Holder believes that it could reasonably be deemed to be an underwriter of Registrable Securities, at the request of the Holder, the Company shall furnish to the Holder, on the date of the effectiveness of such Registration Statement and thereafter from time to time on such dates as the Holder may reasonably request (i) a letter, dated such date, from the Company’s independent certified public accountants in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the Investor, and (ii) an opinion, dated as of such date, of counsel representing the Company for purposes of such Registration Statement, in form, scope and substance as is customarily given in an underwritten public offering, addressed to the Holder.

(f) If a Holder is required under applicable securities Laws to be described in a Registration Statement as an underwriter or a Holder believes that it could reasonably be deemed to be an underwriter of Registrable Securities, the Company shall make available for inspection by (i) the Holder, (ii) Legal Counsel and (iii) one firm of accountants or other agents retained by the Holder, all pertinent financial and other records, and pertinent corporate documents and properties of the Company, as shall be reasonably deemed necessary by any such party set forth in clauses (i)-(iii), and cause the Company’s officers, directors and employees to supply all information which any Holder or their Legal Counsel may reasonably request; provided, however, the Company shall be under no obligation to share any confidential information to any Holders or their Legal Counsel (i) unless and until a mutually acceptable confidentiality agreement is in place with the Holders, and/or (ii) if such information is subject to attorney-client privilege, if such disclosure would result in loss of attorney-client privilege, unless such Holders sign a reasonable joint defense agreement.

(g) Neither the Company nor any Affiliate thereof shall identify any Holder as an “ underwriter” in any public disclosure or filing with the SEC or any Eligible Market without the prior written consent of such Holder (it being understood, that if the Company is required to name the Holder as an “ underwriter” in such Registration Statement by the SEC (after a good faith discussion with the SEC to lift such requirement, including, without limitation, any reduction in the number of Registrable Securities of the Holder to be registered on such Registration Statement (to the extent necessary to lift such requirement)), the Holder shall have the option of electing to exclude all such Registrable Securities from such Registration Statement or to be named as an “ underwriter” in such Registration Statement); provided, however, that the foregoing shall not prohibit the Company from including the disclosure found in the “ Plan of Distribution” section attached hereto as Exhibit A in the Registration Statement.

ARTICLE 3

OTHER COVENANTS

Section 3.01 Reports Under the Exchange Act. With a view to making available to Investor and the other Holders the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Registrable Securities to the public without registration, the Company agrees, so long as there are outstanding Registrable Securities, to use commercially reasonable efforts to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144;

(b) file with the SEC in a timely manner all reports and other documents as the SEC may prescribe under Section 13(a) or 15(d) of the Exchange Act at any time while the Company is subject to such reporting requirements of the Exchange Act and the filing of such reports and other documents is required for the applicable provisions of Rule 144; and

(c) furnish to each Holder so long as such Holder owns Registrable Securities, promptly upon request, (i) a written statement by the Company, if true, that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested to permit the Investors to sell such securities pursuant to Rule 144 without registration.

Section 3.02 Confidentiality. The Company shall hold in confidence and not make any disclosure of information concerning the Holders provided to the Company unless (i) disclosure of such information is necessary to comply with federal or state securities laws, (ii) the disclosure of such information is necessary to avoid or correct a misstatement or omission in any Registration Statement, (iii) the release of such information is ordered pursuant to a subpoena or other final, non-appealable order from a court or governmental body of competent jurisdiction, or (iv) such information has been made generally available to the public other than by disclosure in violation of this Agreement or any other agreement. The Company agrees that it shall, upon learning that disclosure of such information concerning the Holder is sought in or by a court or governmental body of competent jurisdiction or through other means, give prompt written notice to the Holder and allow the Holder, to undertake appropriate action to prevent disclosure of, or to obtain a protective order for, such information.

ARTICLE 4

TERMINATION

Section 4.01 Termination. Other than the termination provisions applicable to particular Sections of this Agreement that are specifically provided elsewhere in this Agreement, this Agreement shall terminate (a) at any time upon the mutual written agreement of the Company and the Holders holding a majority in interest of the Shares (on an as converted basis) and (b) as to any particular Holder, at such time as the Holder ceases to Beneficially Own any Shares.

ARTICLE 5

MISCELLANEOUS

Section 5.01 Amendment and Modification. This Agreement (including all exhibits hereto) may be amended, restated, supplemented or otherwise modified, and any provision hereof may be waived, only by written agreement making specific reference to this Agreement or the applicable provision to be waived, in each case duly executed by the Company and Holders holding a majority in interest of the Shares (on an as converted basis).

Section 5.02 Titles and Subtitles; Interpretation. Unless otherwise indicated herein, with respect to any reference made in this Agreement to a Section (or Article, Subsection, Paragraph, Subparagraph or Clause), such reference shall be to a section (or article, subsection, paragraph, subparagraph or clause) of, or an exhibit or schedule to, this Agreement. The table of contents and any article, section, subsection, paragraph or subparagraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any reference made in this Agreement to a statute or statutory provision shall mean such statute or statutory provision as it has been amended through the date as of which the particular portion of the Agreement is to take effect, or to any successor statute or statutory provision relating to the same subject as the statutory provision so referred to in this Agreement, and to any then applicable rules or regulations promulgated thereunder. Whenever the words “ include,” “ includes” or “ including” are used in this Agreement, they shall be deemed, as the context indicates, to be followed by the words “ but (is/are) not limited to.” The words “ herein,” “ hereof,” “ hereunder” and words of like import shall refer to this Agreement as a whole, unless the context clearly indicates to the contrary. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate. Where specific language is used to clarify or illustrate by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict the construction of the general statement which is being clarified or illustrated.

Section 5.03 Waiver. No failure on the part of a party to this Agreement to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party to this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any such agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed by such party.

Section 5.04 Binding Nature; Assignment. This Agreement will be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto. Neither party to this Agreement may assign (whether by operation of Law or otherwise) this Agreement or any rights, interests or obligations provided by this Agreement without prior written consent of the other party; provided, however, that Investor may Transfer any or all of the Shares and assign this Agreement and any or all rights, interests or obligations hereunder to GE or to any GE Subsidiary and GE and any such GE Subsidiary may further assign this Agreement and any or all its rights, interests or obligations hereunder to any other GE Subsidiary or to GE so long as any such Transfer does not contravene the restrictions on transfer included in the Investor Rights Agreement. For the sake of clarity, each transferee as permitted in the previous sentence shall be deemed to be a “ Holder” for purposes of this Agreement. Any attempted assignment or Transfer in violation of this Section 5.04 or the Investor Rights Agreement shall be void ab initio.

Section 5.05 Severability. If any term or provision of this Agreement is held invalid, illegal or unenforceable in any respect under any applicable Law or as a matter of public policy, the validity, legality and enforceability of all other terms and provisions of this Agreement will not in any way be affected or impaired. If the final judgment of a court of competent jurisdiction or other Government Authority declares that any term or provision hereof is invalid, illegal or unenforceable, the parties to this Agreement agree that the court making such determination will have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision.

Section 5.06 Notices and Addresses. All notices and other communications under or by reason of this Agreement shall be in writing and shall be deemed to have been duly given or made (a) when personally delivered, (b) when delivered by facsimile or email transmission with receipt confirmed (followed by delivery of an original by another delivery method provided for in this Section 5.06), or (c) one (1) Business Day after deposit with overnight courier service, in each case to the addresses and attention parties indicated below (or such other address, facsimile number,’ e-mail address or attention party as the recipient party has specified by prior notice given to the sending party in accordance with this Section 5.04):

(a) if to the Investor and the other Holders to:

GE Medical Holding AB

Björkgatan 30

75184 Uppsala, Sweden

Attention:	Legal Administrator
Facsimile:	(+46) 186121810

GE Healthcare Life Sciences

350 Campus Drive

Marlborough, Massachusetts 01752-3082

Attention:	General Counsel
Facsimile:	+1 609 228 6148

with a copy (which shall not constitute notice) to:

GE Medical Holding AB

c/o GE Healthcare Limited

Pollards Wood

Nightingales Lane

Chalfont St Giles

Buckinghamshire HP8 4SP

United Kingdom

Attention:	Executive Counsel, M&A
Facsimile:	+44 1494 545 275

and

Paul Hastings LLP

71 South Wacker Drive, Suite 4500

Chicago, IL 60606

Attention:	Thaddeus J. Malik
Richard S. Radnay
Facsimile:	(312) 499-6100
E-mail:	thaddeusmalik@paulhastings.com
richardradnay@paulhastings.com

and

Paul Hastings LLP

695 Town Center Drive, Seventeenth Floor

Costa Mesa, CA 92926

Attention:	Stephen D. Cooke
Facsimile:	(714) 668-6364
E-mail:	stephencooke@paulhastings.com

(b) if to the Company:

NeoGenomics, Inc.

12701 Commonwealth Drive, Suite 9

Fort Myers, FL 33913

Attention:	Douglas M. VanOort, CEO
Facsimile:	(239) 768-0600
E-mail:	dvanoort@neogenomics.com

with a copy (which shall not constitute notice) to:

K&L Gates LLP

200 South Biscayne Boulevard

Suite 3900

Miami, Florida 33131

Attention:	Clayton E. Parker, Esq.
Facsimile:	(305) 358-7095
E-mail:	clayton.parker@klgates.com

Section 5.07 Governing Law. Subject to Section 5.05, this Agreement, and any Action arising out of or relating in any way to this Agreement, whether in contract, tort, common law, statutory law, equity, or otherwise, including any question regarding its existence, validity, or scope (each, a “Transaction Dispute”), shall be governed by, construed and enforced in accordance with the Laws of the State of New York without giving effect to any choice of law rules that would cause the application of Laws of any jurisdiction other than those of the State of New York. Investor will cause the Holder Indemnitees, and the Company will cause the Company Indemnitees, to comply with the foregoing as though such Indemnified Parties were a party to this Agreement.

Section 5.08 Complete Agreement. This Agreement (including the exhibits hereto) and the documents referred to herein collectively constitute and contain the entire agreement and understanding of the parties with respect to the subject matter hereof and thereof and supersede any prior negotiations, correspondence, understandings and contracts by or between the parties respecting the subject matter hereof and thereof.

Section 5.09 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns, and, and, except with respect to the Holder Indemnitees and the Company Indemnitees pursuant to Section 2.06, and any Holder, nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement, including any Affiliates of any party hereto.

Section 5.10 Counterparts and Signatures. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Facsimiles, e-mail transmission of .pdf signatures or other electronic copies of signatures shall be deemed to be originals.

Section 5.11 Further Assurances. Each party shall cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

Section 5.12 Specific Performance.

(a) Except to the extent set forth otherwise in this Agreement, all remedies under this Agreement expressly conferred upon a party hereto will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy.

(b) Each party hereto agrees that irreparable damage would occur and the parties hereto would not have an adequate remedy at Law if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, each party hereto agrees that the other parties hereto will be entitled to injunctive relief from time to time to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions of this Agreement without the requirement of posting any bond or other indemnity, in addition to any other remedy to which it may be entitled, at Law or in equity, and each party hereto agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement, and to specifically enforce the terms of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement.

Section 5.13 Dispute Resolution; Consent to Jurisdiction.

(a) Any Transaction Dispute will exclusively be brought and resolved in the U.S. District Court for the Southern District of New York (where federal jurisdiction exists) or the Commercial Division of the Courts of the State of New York sitting in the County of New York (where federal jurisdiction does not exist), and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each party irrevocably and unconditionally:

(i) submits for itself and its property to the exclusive jurisdiction of such courts with respect to any Transaction Dispute and for recognition and enforcement of any judgment in respect thereof, and agrees that all claims in respect of any Transaction Dispute shall be heard and determined in such courts;

(ii) agrees that venue would be proper in such courts, and waives any objection that it may now or hereafter have that any such court is an improper or inconvenient forum for the resolution of any Transaction Dispute; and

(iii) agrees that the mailing by certified or registered mail, return receipt requested, to the Persons listed in Section 5.06 of any process required by any such court, will be effective service of process; provided, however, that nothing herein will be deemed to prevent a party from making service of process by any means authorized by the Laws of the State of New York.

(b) The foregoing consent to jurisdiction will not constitute submission to jurisdiction or general consent to service of process in the State of New York for any purpose except with respect to any Transaction Dispute.

Section 5.14 Waiver of Jury Trial. To the maximum extent permitted by Law, each party irrevocably and unconditionally waives any right to trial by jury in any forum in respect of any Transaction Dispute and covenants that neither it nor any of its Affiliates or representatives will assert (whether as plaintiff, defendant or otherwise) any right to such trial by jury. Each party certifies and acknowledges that (a) such party has considered the implications of this waiver, (b) such party makes this waiver voluntarily and (c) such waiver constitutes a material inducement upon which such party is relying in entering into the Agreement. Each party may file an original counterpart or a copy of this Section 5.14 with any court as written evidence of the consent of each party to the waiver of its right to trial by jury.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

(Signature page to Investors Rights Agreement)

IN WITNESS WHEREOF, the parties hereto caused this Agreement to be duly executed by their respective authorized officers on the day and year first above written.

NeoGenomics, Inc.

By:
Name:
Title:

GE Medical Holding AB

By:
Name:
Title:

Exhibit A

PLAN OF DISTRIBUTION

We are registering shares of common stock and shares of common stock issuable upon exercise of the Series A Preferred Stock to permit the resale of these shares of common stock and any shares of common stock received upon conversion of the Series A Preferred Stock by the holders of such shares of common stock and the holders of the shares of the Series A Preferred Stock from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholder of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling shareholder may sell all or a portion of the shares of common stock beneficially owned by it and offered hereby from time to time directly to purchasers or through one or more underwriters, broker-dealers or agents, or through any combination of these methods. If the shares of common stock are sold through underwriters or broker-dealers, the selling shareholder will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	an underwritten offering;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling shareholder effects such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholder or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling shareholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling shareholder may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholder may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling shareholder may pledge or grant a security interest in some or all of the shares of Series A Preferred Stock or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as a selling shareholder under this prospectus. The selling shareholder also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholder and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the selling shareholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling shareholder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $[        ] in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that the selling shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling shareholder against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the selling shareholder will be entitled to contribution. We may be indemnified by the selling shareholder against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

Annex D

VOTING AGREEMENT

This Voting Agreement (“Agreement”) is made and entered into as of                     , 2015, by and between GE Medical Holding AB, a private limited company (privat aktiebolag) organized under the laws of the Kingdom of Sweden (“Seller”), and              (“Stockholder”), a stockholder of NeoGenomics, Inc., a Nevada corporation (“Parent”). Certain capitalized terms used in this Agreement that are not defined herein or in Section 7 shall have the meaning given to such terms in the Stock Purchase Agreement (as defined below).

RECITALS

WHEREAS, Stockholder is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of the number of shares of Parent Common Stock listed next to his, her or its name on Schedule A;

WHEREAS, concurrently with the execution and delivery of this Agreement, Seller, Parent and NeoGenomics Laboratories, Inc., a Florida corporation and subsidiary of Parent (“Buyer”), are entering into a Stock Purchase Agreement (the “Stock Purchase Agreement”) which provides, upon the terms and subject to the conditions set forth therein, for the sale to Buyer of Seller’s right, title and interest in and to the issued and outstanding shares of common stock of Clarient, Inc. (the “Stock Purchase”);

WHEREAS, in connection with the Stock Purchase, Parent shall issue (i) 14,666,667 shares of Parent Preferred Stock and (ii) 15,000,000 shares of Parent Common Stock, to Seller (collectively, the “Stock Issuance”); and

WHEREAS, as a condition and inducement to Seller’s willingness to enter into the Stock Purchase Agreement, Stockholder has agreed to execute and deliver this Agreement.

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound, agree as follows:

1. Agreement to Vote Subject Securities.

(a) Voting of Subject Securities. Prior to the Termination Date, at every meeting of the stockholders of Parent called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Parent with respect to any of the following, Stockholder shall be present (in person or by proxy) and shall vote the Subject Securities as follows: (a) in favor of the Proposals and any other matter required to be approved by Parent’s stockholders in order to effect the transactions contemplated by the Stock Purchase Agreement and the consummation thereof; and (b) against the approval or adoption of: (i) any proposal which is in opposition to the Proposals or any of the transactions contemplated by the Stock Purchase Agreement or which would reasonably be expected to interfere with or delay the consummation of any of the transactions contemplated by the Stock Purchase Agreement, (ii) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its Subsidiaries other than a reverse stock split, (iii) any Acquisition Proposal or any agreement or arrangement constituting or related to any Acquisition Proposal, and (iv) any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Parent or Buyer under the Stock Purchase Agreement or which could result in any of the conditions to the consummation of the Stock Purchase under the Stock Purchase Agreement not being fulfilled.

(b) Beneficial Owner. If Stockholder is the beneficial owner, but not the record holder, of the Subject Securities, Stockholder agrees to take all actions necessary to cause the record holder and any nominees to vote all of the Subject Securities as provided for in Section 1(a). Stockholder shall cause of all of the Subject Securities to be counted as present at any meeting of the stockholders of Parent called pursuant to Section 1(a).

2. Irrevocable Proxy.

(a) Grant of Proxy. In furtherance of Stockholder’s covenants and agreements set forth herein, Stockholder hereby irrevocably grants to, and appoints, until the termination of this Agreement, Seller and any person or persons designated in writing by Seller, and each of them individually, as Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Stockholder, to vote all of the Subject Securities, or grant a written consent in respect of the Subject Securities, or execute and deliver a proxy to vote or grant a written consent in respect of the Subject Securities, on the matters and in the manner specified in Section 1(a) of this Agreement (including motions to adjourn and other matters incident to the conduct of any meeting of stockholders that are in furtherance of the actions specified in Section 1(a)). Stockholder represents and warrants to Seller that any proxies heretofore given by it in respect of the Subject Securities are not irrevocable, and that any such proxies are hereby revoked, and Stockholder agrees to provide a written notice of revocation of such proxies to the relevant proxy holders (if any).

(b) Irrevocable Proxy. Stockholder hereby affirms that the irrevocable proxy given pursuant to Section 2(a) is given in connection with, and in consideration of, the execution of the Stock Purchase Agreement by Seller, and that such irrevocable proxy is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder further affirms that such proxy is coupled with an interest and may under no circumstances be revoked. Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done in compliance with the provisions of Section 2(a) by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Subsection 5 of NRS 78.355 of the Nevada Revised Statutes until the Termination Date.

3. Agreement to Retain Shares.

(a) Restriction on Transfer. Except as otherwise provided in Section 3(c), during the period from the date of this Agreement through the Termination Date, Stockholder shall not, directly or indirectly, cause or permit any Transfer (by merger, consolidation or otherwise by operation of law) of any of the Subject Securities.

(b) Restriction on Transfer of Voting Rights. During the period from the date of this Agreement through the Termination Date, Stockholder will: (i) ensure that none of the Subject Securities is deposited into a voting trust; (ii) not enter into any other voting agreement, voting trust or other arrangement with respect to the Subject Securities; and (iii) not grant any power of attorney or give any proxy (other than the Proxy granted herein).

(c) Permitted Transfers. Section 3(a) shall not prohibit a transfer of Parent Common Stock by Stockholder (i) upon the death of Stockholder, or (ii) if Stockholder is a partnership or limited liability company, to one or more partners or members of Stockholder or to an affiliated corporation under common control with Stockholder, or (iii) solely as permitted on Schedule B hereto]; provided, however, that a transfer referred to in clauses (i) or (ii) of this sentence shall be permitted only if, as a precondition to such transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Seller, to be bound by the terms of this Agreement.

4. Representations, Warranties and Covenants of Stockholder. Stockholder hereby represents and warrants to Seller as follows:

(a) Due Authorization, Etc. All consents, approvals, authorizations and orders necessary for the execution and delivery by Stockholder of this Agreement and the Proxy have been obtained, and Stockholder has full right, power and authority to enter into this Agreement and the Proxy. This Agreement and the Proxy have been duly executed and delivered by Stockholder and constitute valid and binding agreements of Stockholder enforceable in accordance with their terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity.

(b) No Conflict. The execution and delivery of this Agreement and the Proxy by Stockholder do not, and the performance of this Agreement and the Proxy by Stockholder will not (i) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to Stockholder or by which Stockholder or any of his, her or its properties is or may be bound or affected; or (ii) result in or constitute any breach of or default under, or give to any other Person any right of termination, amendment, acceleration or cancellation of, or result in the creation of any encumbrance or restriction on any of the Subject Securities pursuant to, any contract to which Stockholder is a party or by which Stockholder or any of his, her or its Affiliates or properties is or may be bound or affected. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which Stockholder is settlor or trustee or any other person or entity, including any Governmental Authority, whose consent, approval, order or authorization is required by or with respect to Stockholder for the execution, delivery and performance of this Agreement by Stockholder or the consummation by Stockholder of the transactions contemplated hereby.

(c) Title to Securities. As of the date of this Agreement: (a) Stockholder holds of record (in certificate form) the number of outstanding shares of Parent Common Stock set forth under the heading “Shares Held of Record in Certificate Form” on Schedule A hereto; (b) Stockholder Owns the additional securities of Parent set forth under the heading “Shares Held in Street Name” on Schedule A hereto; and (c) Stockholder holds the options, warrants and other rights to acquire shares of Parent Common Stock set forth under the heading “Options and Other Rights” on Schedule A hereto.

(d) Reliance. Stockholder has had the opportunity to review the Stock Purchase Agreement and this Agreement with counsel of Stockholder’s own choosing. Stockholder understands and acknowledges that Seller is entering into the Stock Purchase Agreement in reliance upon Stockholder’s execution, delivery and performance of this Agreement.

(e) Absence of Litigation. As of the date hereof, there is no action, suit or proceeding pending against, or, to the knowledge of Stockholder, threatened against, Stockholder or any of Stockholder’s properties or assets (including the Subject Securities) that could reasonably be expected to prevent, delay or impair the ability of Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(f) Accuracy of Representations. The representations and warranties of Stockholder contained in this Agreement are accurate in all respects as of the date of this Agreement, and will, subject to Permitted Transfers, be accurate in all respects at all times through and including the Termination Date.

5. Additional Agreements and Covenants.

(a) Further Assurances. From time to time and without additional consideration, Stockholder shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as Seller may request for the purpose of carrying out and furthering the intent of this Agreement. Furthermore, Stockholder will not take or permit to be taken any other action that would in any way restrict, limit or interfere with the performance of the obligations and covenants of Stockholder contained in this Agreement.

(b) Confidentiality. Stockholder recognizes that successful consummation of the transactions contemplated by the Stock Purchase Agreement may be dependent upon confidentiality with respect to the matters referred to herein. In this connection, pending public disclosure thereof, Stockholder hereby agrees not to disclose or discuss such matters with anyone not a party to this Agreement (other than its spouse, counsel and advisors, if any) without the prior written consent of Seller, except for disclosures Stockholder’s counsel advises are necessary in order to comply with applicable Law, in which event Stockholder shall give notice of such disclosure to Seller as promptly as practicable so as to enable Seller to seek a protective order from a court of competent jurisdiction with respect thereto.

(c) No Solicitation. Stockholder shall not, and shall direct and use commercially reasonable efforts to cause its Affiliates and representatives not to, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing information) any Acquisition Proposal or assist any third party in preparing or soliciting an offer relating in any way to an Acquisition Proposal.

(d) Documentation and Information. Stockholder (i) consents to and authorizes the publication and disclosure by Seller and Parent of Stockholder’s identity and holding of Subject Securities, and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement, in any press release or disclosure document required in connection with the Stock Purchase Agreement and any transactions contemplated by the Stock Purchase Agreement, and (ii) agrees to give to Seller and Parent as promptly as practicable any information related to the foregoing that Seller and Parent may reasonably require for the preparation of any such disclosure documents. Stockholder agrees to notify Seller and Parent as promptly as practicable of any required corrections with respect to any written information supplied by Stockholder specifically for use in any such disclosure documents, if and to the extent Stockholder becomes aware that any such information shall have become false or misleading in any material respect.

(e) Action in Stockholder Capacity. Stockholder makes no agreement or understanding herein as a director or officer of Parent. Stockholder is signing this Agreement in his or her capacity as an Owner of Subject Securities and nothing in this Agreement limits or affects any actions taken by Stockholder as an officer or director of Parent.

6. Miscellaneous.

(a) Survival of Representations, Warranties and Agreements. All representations and warranties made by Stockholder in this Agreement shall survive until the earlier to occur of (i) the consummation of the Stock Issuance, and (ii) the Termination Date.

(b) Assignment; Binding Effect. Except as provided herein, Stockholder shall not assign (whether by operation of Law or otherwise) this Agreement or any rights, interests or obligations provided by this Agreement, and any attempted assignment in violation of this Section 6(b) shall be void ab initio. Subject to the preceding sentence, this Agreement shall be binding on Stockholder and his, her or its heirs, estate, executors and personal representatives and his, her or its successors and assigns, and shall inure to the benefit of Seller and its successors and assigns. Without limiting any of the restrictions set forth in Section 3(a) or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Securities are transferred. This Agreement is for the sole benefit of the parties and their respective successors, and nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any Person not a party to this Agreement, including any Affiliates of any party.

(c) Remedies; Specific Performance.

(i) Except to the extent set forth otherwise in this Agreement, all remedies under this Agreement expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(ii) The parties agree that irreparable damage would occur and the parties would not have an adequate remedy at Law if any of the provisions of this Agreement or the Proxy were not performed in accordance with its specific terms or were otherwise breached. Accordingly, Stockholder agrees that the Seller will be entitled to injunctive relief from time to time to prevent breaches of the provisions of this Agreement or the Proxy and to enforce specifically the terms and provisions of this Agreement and the Proxy without the requirement of posting any bond or other indemnity, in addition to any other remedy to which it may be entitled, at Law or in equity, and Stockholder agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement or the Proxy, and to specifically enforce the terms of this Agreement and the Proxy to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of Stockholder under this Agreement and the Proxy.

(d) Waiver. No failure on the part of Seller to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy by Seller preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Seller shall not be deemed to have waived any claim available to Seller arising out of this Agreement, or any power, right, privilege or remedy of Seller under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Seller; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(e) Governing Law; Venue. This Agreement, the Proxy and any Action arising out of or relating in any way to this Agreement or the Proxy, whether in contract, tort, common law, statutory law, equity, or otherwise, including any question regarding its existence, validity, or scope (each, a “Transaction Dispute), shall be governed by, construed and enforced in accordance with the Laws of the State of Nevada without giving effect to any choice of law rules that would cause the application of laws of any jurisdiction other than those of the State of Nevada. Any Transaction Dispute will exclusively be brought and resolved in any state or federal court located in the State of Nevada, and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, Stockholder irrevocably and unconditionally:

(i) submits for itself and its property to the exclusive jurisdiction of such courts with respect to any Transaction Dispute and for recognition and enforcement of any judgment in respect thereof, and agrees that all claims in respect of any Transaction Dispute shall be heard and determined in such courts;

(ii) agrees that venue would be proper in such courts, and waives any objection that it may now or hereafter have that any such court is an improper or inconvenient forum for the resolution of any Transaction Dispute; and

(iii) agrees that the mailing by certified or registered mail, return receipt requested, as specified in Section 6(k), of any process required by any such court, will be effective service of process; provided, however, that nothing herein will be deemed to prevent a party from making service of process by any means authorized by the Laws of the State of Nevada.

Nothing contained in this Section 6(f) shall be deemed to limit or otherwise affect the right of Seller to commence any Action or otherwise proceed against Stockholder in any other forum or jurisdiction. The foregoing consent to jurisdiction will not constitute submission to jurisdiction or general consent to service of process in the State of Nevada for any purpose except with respect to any Transaction Dispute.

TO THE MAXIMUM EXTENT PERMITTED BY LAW, STOCKHOLDER IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY TRANSACTION DISPUTE AND COVENANTS THAT NEITHER IT NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES WILL ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO SUCH TRIAL BY JURY. STOCKHOLDER CERTIFIES AND ACKNOWLEDGES THAT (A) STOCKHOLDER HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (B) STOCKHOLDER MAKES THIS WAIVER VOLUNTARILY AND (C) SUCH WAIVER CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH SELLER IS RELYING AND WILL RELY IN ENTERING INTO THE TRANSACTION AGREEMENTS. SELLER MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 6(F) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF STOCKHOLDER TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

(f) Adjustments Upon Changes in Capitalization. In the event of any change in the number of issued and outstanding shares of Parent Common Stock by reason of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), combination, reorganization, recapitalization or other like change, conversion or exchange of shares, or any other change in the corporate or capital structure of Parent, the term “Subject Securities” shall be deemed to refer to and include the Subject Securities as well as all such stock dividends and distributions and any shares into which or for which any or all of the Subject Securities may be changed or exchanged.

(g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimiles, e-mail transmission of .pdf signatures or other electronic copies of signatures shall be deemed to be originals.

(h) Entire Agreement. This Agreement, the Proxy and any other documents delivered by the parties in connection herewith constitute and contain the entire agreement and understanding between the parties with respect to the subject matter hereof and thereof and supersede all prior negotiations, correspondence, understandings and contracts between the parties respecting the subject matter hereof and thereof. This Agreement (including the schedule hereto) may be amended, restated supplemented or otherwise modified, and any provision hereof may be waived, only by written agreement making specific reference to this Agreement or provision to be waived, in each case duly executed by both parties.

(i) Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(j) Notices. All notices and other communications under or by reason of this Agreement shall be in writing and shall be deemed to have been duly given or made (a) when personally delivered, (b) when delivered by facsimile or e-mail transmission with receipt confirmed (followed by delivery of an original by another delivery method provided for in this Section 6(k)); or (c) one (1) Business Day after deposit with overnight courier service or, in each case to the addresses set forth below (or such other address, facsimile number, e-mail address as the recipient party has specified by prior notice given to the sending party in accordance with this Section 6(k)).

(k) Severability. If any term or provision of this Agreement is held invalid, illegal or unenforceable in any respect under any applicable Law or as a matter of public policy, the validity, legality and enforceability of all other terms and provisions of this Agreement will not in any way be affected or impaired. If the final judgment of a court of competent jurisdiction or other Government Authority declares that any term or provision hereof is invalid, illegal or unenforceable, the parties agree that the court making such determination will have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision.

(l) Construction.

(i) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(ii) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(iii) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(iv) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

7. Certain Definitions. For purposes of this Agreement,

(a) “Parent Common Stock” shall mean the common stock, par value $0.001 per share, of Parent.

(b) “Parent Preferred Stock” shall mean the Series A preferred stock, par value $0.001 per share, of Parent.

(c) Stockholder shall be deemed to “Own” those securities that are held (i) of record (in certificate form) by Stockholder or (ii) through a broker, bank or nominee as the beneficial owner in street name, in each case, in his, her or its individual capacity as set forth on Schedule A.

(d) “Person” shall mean any (i) individual, (ii) corporation, limited liability company, partnership or other entity, or (iii) Governmental Authority.

(e) “Subject Securities” shall mean: (i) all securities of Parent (including all shares of Parent Common Stock and all options, warrants and other rights to acquire shares of Parent Common Stock) Owned by Stockholder as of the date of this Agreement as set forth next to Stockholder’s name on Schedule A and (ii) all additional securities of Parent (including all additional shares of Parent Common Stock and all additional options, warrants and other rights to acquire shares of Parent Common Stock) of which Stockholder acquires Ownership during the period from the date of this Agreement through the Termination Date. For the avoidance of doubt, Subject Securities do not include any securities held by an affiliated entity unless such securities are listed on Schedule A.

(f) The term “Termination Date” means the earlier to occur of (i) the date of the satisfaction of the Closing Condition set forth in Section 10.01(d) of the Stock Purchase Agreement or (ii) the date the Stock Purchase Agreement terminates in accordance with its terms.

(g) A Person shall be deemed to have a effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person other than Seller; (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than Seller; or (iii) reduces such Person’s beneficial ownership of, interest in or risk relating to such security.

The parties have caused this Agreement to be duly executed on the date first above written.

SELLER:

GE Medical Holding AB

By:

Name:

Title:

Address for notices:

STOCKHOLDER:

Name:

Address for notices:

Annex E

CERTIFICATE OF DESIGNATIONS

OF

SERIES A CONVERTIBLE PREFERRED STOCK

(Par Value $0.001)

OF

NEOGENOMICS, INC.

The undersigned, a duly authorized officer of Neogenomics, Inc., a corporation organized and existing under the laws of the State of Nevada (the “Company”), in accordance with the Company’s Articles of Incorporation (the “Articles”) and the provisions of Sections 78.195 and 78.1955 of the Nevada Revised Statutes (the “NRS”), does hereby certify that the following resolution was duly approved and adopted by the Board of Directors of the Company (the “Board”) by unanimous written consent of the Board pursuant to Section 78.315 of the NRS, on [                    ], 2015:

WHEREAS, on                     , the stockholders of the Company approved an amendment and restatement to the Articles, which among other things, increased (i) the number of shares of common stock, par value $0.001 per share (the “Common Stock”) authorized for issuance from One Hundred Million (100,000,000) to Two Hundred Fifty Million (250,000,000); and (ii) the number of shares of preferred stock, par value $0.001 per share (the “Preferred Stock”) authorized for issuance from Ten Million (10,000,000) to Fifty Million (50,000,000); and

WHEREAS, the Board has the power, pursuant to Article 4 of the Articles, to authorize the issuance from time to time of one or more series of Preferred Stock and, with respect to each such series, to fix by resolution providing for the authorization of such series, the number of shares of each such series, and the voting powers, designations, preferences, limitations, restrictions, relative rights and distinguishing designation of each such series and the relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof; and

WHEREAS, the Board has determined that it is in the best interests of the Company to provide for the designation of Twenty Five Million, Four Hundred Forty Two Thousand, One Hundred Twenty One (25,442,121) shares of the Preferred Stock as Series A Convertible Preferred Stock, having a par value of $0.001 per share (the “Series A Preferred Stock”); and therefore, it is

RESOLVED, that, pursuant to the authority expressly granted to and vested in the Board by the Articles and Sections 78.195 and 78.1955 of the NRS, the Board hereby fixes the voting powers, designations, preferences, limitations, restrictions and relative, participating, optional and other special rights of the shares of the Series A Preferred Stock as follows:

SECTION 1

DESIGNATION AND RANK

1.1 Designation. There is hereby created out of the authorized and unissued shares of Preferred Stock of the Company a single series of Preferred Stock, the designation of which shall be Series A Convertible Preferred Stock. Each share of Series A Preferred Stock shall have a par value of $0.001 per share. The “Stated Value” for each share of Series A Preferred Stock shall initially equal $7.50 per share.

1.2 Number of Authorized Shares. The number of authorized shares constituting the Series A Preferred Stock is Twenty Five Million, Four Hundred Forty Two Thousand, One Hundred Twenty One (25,442,121).

1.3 Rank. The Series A Preferred Stock shall be senior to all other classes and series of capital stock of the Company, including, without limitation, Common Stock and other series of Preferred Stock (collectively, “Junior Stock”), including, without limitation, with respect to the payment of dividends and other distributions on the capital stock of the Company, including the distribution of the assets of the Company upon a Liquidation Event (as defined herein).

1.4 Initial Issuance. The Company anticipates issuing 14,666,667 shares of the Series A Preferred Stock, with an aggregate Liquidation Preference of $110,000,000 as of the date of issuance, promptly following the filing of this Certificate of Designations with the Secretary of State of the State of Nevada (the “Initial Issuance”).

SECTION 2

VOTING RIGHTS

2.1 General. Each holder of Series A Preferred Stock (each, a “Holder”) shall have such number of votes for each share of Series A Preferred Stock held of record by such Holder on an as converted (into Common Stock) basis, on each matter upon which holders of Common Stock have the right to vote and shall vote together with the holders of Common Stock (and any other class or series which may be similarly entitled to vote) as one class on all matters upon which holders of Common Stock have the right to vote, and not as a separate class or series except as set forth in Section 2.2 below.

2.2 Series Voting. In addition to the other requirements of this Certificate of Designations and any other vote of the Company’s stockholders required under applicable law, if any shares of Series A Preferred Stock remain outstanding at any point in time, the affirmative vote or written consent of the Holders of at least a majority of the then issued and outstanding shares of Series A Preferred Stock, voting together as a single class, shall be required for the Company to effect any corporate action (whether taken by amendment, merger, consolidation or otherwise) to:

(i) increase or decrease the authorized number of shares of Series A Preferred Stock; or

(ii) create or authorize the creation of or issue any equity security, including any security convertible into or exchangeable for any equity security, of any other class or series having rights, preferences or privileges ranking on parity with or senior to or prior to the Series A Preferred Stock; or

(iii) change the powers, designations, preferences, limitations, restrictions, voting or other rights of the Series A Preferred Stock set forth in this Certificate of Designations; or

(iv) alter or amend any provision of the Articles or the Bylaws of the Company in a manner adverse to the rights of the Series A Preferred Stock set forth in this Certificate of Designations; or

(v) redeem, repurchase or otherwise acquire any Junior Stock; provided, that, this restriction shall not apply to the repurchase of Junior Stock held by employees, independent contractors, consultants or medical doctors of the Company upon termination of their employment or services pursuant to employment agreements, consulting agreements or settlement agreements providing for such repurchase; or

(vi) after the Initial Issuance, issue any additional shares of Series A Preferred Stock, except as required pursuant to the terms of this Certificate of Designations; or

(vii) effect an exchange, reclassification or cancellation of all or part of the Series A Preferred Stock; or

(viii) change the Series A Preferred Stock into the same or a different number of shares, with or without par value, of the same or another class.

In addition, without the affirmative vote or written consent of Holders of at least a majority of the then issued and outstanding shares of Series A Preferred Stock, voting together as a single class, the Company shall not consummate a recapitalization, share exchange or reclassification involving the Series A Preferred Stock or a merger or consolidation of the Company with another entity, which recapitalization, share exchange, reclassification, merger or consolidation does not constitute a Liquidation Event, unless in each case after giving effect to such recapitalization, share exchange, reclassification, merger or consolidation: (i) the Series A Preferred Stock remains outstanding and the powers, preferences, privileges and voting and other rights are not amended in any respect or, in the case of any such recapitalization, share exchange, reclassification, merger or consolidation with respect to which the Company is not the surviving or resulting entity, the shares of Series A Preferred Stock are converted into or exchanged for preferred securities of the surviving or resulting entity or its ultimate parent; and (ii) the shares of Series A Preferred Stock remaining outstanding or such preferred securities, as the case may be, have such powers, preferences, privileges and voting and other rights that are substantially the same as the powers, preferences, privileges and voting and other rights of the Series A Preferred Stock immediately prior to the consummation of such transaction.

SECTION 3

CONVERSION RIGHTS

3.1 Conversion.

(a) Automatic Conversion. Each share of Series A Preferred Stock issued and outstanding as of the date which is the tenth anniversary (the “Automatic Conversion Date”) of the first date on which shares of Series A Preferred Stock are issued (the “Original Issue Date”) shall automatically convert into such number of fully paid and non-assessable shares of Common Stock, free and clear of all liens, claims and encumbrances (except those created by the Holders), equal to the quotient of its Liquidation Preference, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares (including after giving effect to the last paragraph of Section 4.1(a)), divided by the then effective Conversion Price (an “Automatic Conversion”). The “Conversion Price” shall be equal to the Stated Value multiplied by the Conversion Rate (as defined below). The “Conversion Rate” shall initially be equal to 1.0, subject to the adjustments set forth under Section 3.3 and 3.4 herein that may occur prior to the Automatic Conversion Date.

(b) Optional Conversion by Holder. At any time, from and after the third anniversary of the Original Issue Date, to the extent the VWAP (as defined below) of the Company’s Common Stock equals or exceeds $8.00 per share, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to shares of Common Stock (the “Optional Conversion Trigger Price”), for thirty consecutive trading days, any Holder, upon written notice (the “Optional Conversion Notice”) to the Company, shall have the right to convert any or all shares of Series A Preferred Stock it owns into fully paid and non-assessable shares of Common Stock, free and clear of all liens, claims and encumbrances (except those created by the Holders), equal to the quotient of the Liquidation Preference, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares (including after giving effect to the last paragraph of Section 4.1(a)), divided by the then effective Conversion Price (an “Optional Conversion”), and the date upon which the Company receives such notice shall be the effective date of any Optional Conversion (an “Optional Conversion Date”). The Optional Conversion Notice shall specify the number of shares of Series A Preferred Stock to be converted by a Holder pursuant to the Optional Conversion. “VWAP” means, as of any applicable date of determination, the volume weighted average per share price of the Common Stock on the applicable trading day on the principal national securities exchange on which the Common Stock is listed or admitted to trading (the “Principal Securities Exchange”). An example calculation is as follows: if a Holder submits an

Optional Conversion Notice on the 180th day after the 4th anniversary of the Original Issue Date, then each share of Series A Preferred Stock such Holder elects to convert, shall convert into Common Stock based on the following formula, assuming no adjustments for any stock dividends, combinations, splits, recapitalizations and the like with respect to Series A Preferred Stock:

Liquidation Preference per share of Series A Preferred Stock/Conversion Price per share of Series A Preferred Stock

Liquidation Preference = $110,000,000

Aggregate accrued and unpaid PIK Dividends as of the beginning of year 5 = $13,735,040

Accrued and unpaid PIK Dividends in the calendar year in which conversion occurs (6 month period in year 5) = $3,093,376

Conversion Price = $7.50

Common Stock issued = ($110,000,000 + $13,735,040 + $3,093,376)/$7.50 = 16,910,456

(c) Conversion Protocol. Upon any Automatic Conversion or Optional Conversion of shares of Series A Preferred Stock, each Holder shall be deemed to own the number of shares of Common Stock into which such Holder’s shares of Series A Preferred Stock are converted. Promptly thereafter the Holder shall surrender the certificate or certificates representing the Series A Preferred Stock that were converted at the office of the Company or of the transfer agent for such shares, or at such other place designated by the Company. Such surrender shall be made by hand delivery or by reputable overnight courier. The Company shall, promptly upon receipt of such certificates representing the shares of Series A Preferred Stock that have been converted, deliver to such Holder, a certificate or certificates for the number of shares of Common Stock to which such Holder shall be entitled and, if applicable, a certificate representing those shares of Series A Preferred Stock that have not been so converted. At the close of business on the Automatic Conversion Date or the Optional Conversion Date, the Holder shall be deemed to be the beneficial owner of the shares of Common Stock into which the converted Series A Preferred Stock have been converted, and the converted Series A Preferred Stock theretofore held by such Holder shall no longer be outstanding and shall be deemed cancelled and void irrespective of whether such Holder delivers the certificate representing the subject shares of Series A Preferred Stock.

(d) Application to PIK Dividends. The conversion (Section 3.1) and anti-dilution (Sections 3.3 - 3.6) terms of this Section 3 shall be applicable to and include any shares of Series A Preferred Stock that have accrued as PIK Dividends pursuant to Section 4.1 but that have not been paid as of any Automatic Conversion Date or Optional Conversion Date.

3.2 No Fractional Shares. The Company shall not be required to issue or cause to be issued fractional shares of Common Stock pursuant to any provision of this Certificate of Designations. If any fraction of a share of Common Stock would be issuable pursuant to this Certificate of Designations, the number of shares of Common Stock to be issued shall be rounded up to the nearest whole share.

3.3 Adjustments for Consolidation, Merger, etc. In case of any consolidation or merger of the Company with any other entity (other than a wholly-owned subsidiary of the Company), or in case of any sale or transfer of all or substantially all of the assets of the Company, or in case of any share exchange pursuant to which all of the outstanding shares of Common Stock are converted into other securities or property of the Company, the Company shall, prior to or at the time of such transaction, make appropriate provision or cause appropriate provision to be made so that Holders of each share of Series A Preferred Stock then outstanding shall have the right thereafter to convert such shares of Series A Preferred Stock into the kind and amount of shares of stock and other securities and property receivable upon such consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock into which such share of Series A Preferred Stock could have been converted immediately prior to the effective date of such consolidation, merger, sale, transfer or share exchange. If in connection with any such consolidation, merger, sale, transfer or share exchange, each holder of shares of Common Stock is entitled to elect to receive either securities, cash or other assets upon completion of such transaction, the Company shall provide or cause to be provided to each Holder of Series A Preferred Stock the right to elect the securities, cash or other assets into which the Series A Preferred Stock held by such Holder shall be convertible after consummation of any such transaction on the same terms and subject to the same conditions applicable to holders of the Common Stock (including, without limitation, notice of the right to elect, limitations on the period in which such election shall be made and the effect of failing to exercise the election).

3.4 Adjustments to Conversion Rate for Stock Splits, Reclassifications, and Certain Distributions.

(a) In the event the Company at any time or from time to time after the Original Issue Date fixes a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Rate of the Series A Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock shall be increased in proportion to such increase in the aggregate of shares of Common Stock outstanding and those shares of Common Stock issuable with respect to such Common Stock Equivalents as though such shares were issued at the time such Common Stock Equivalents were issued.

(b) If the number of shares of Common Stock outstanding at any time after the Original Issue Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination (or the date of such combination if no record date is fixed), the Conversion Rate for the Series A Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

(c) In the event the Company declares a dividend or distribution payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, assets, rights or warrants entitling such holders to subscribe for or purchase shares of Common Stock at a price per share less than the then-current closing share price of the Common Stock, or any other Common Stock Equivalents not referred to in Section 3.4(a), then, in each such case, the Holders of the Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock into which their shares of Series A Preferred Stock would be convertible as if they were converted on the record date fixed for the determination of the holders of Common Stock entitled to receive such dividend or distribution.

(d) In the event the Common Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares, dividend, distribution or reorganization, merger, consolidation, sale of assets or share exchange provided for elsewhere in this Section 3), in any such event each Holder of Series A Preferred Stock shall have the right thereafter to convert such Series A Preferred Stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which the shares of Series A Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms hereof.

3.5 Subsequent Adjustments. In the case of any adjustment pursuant to Section 3.3 or Section 3.4, appropriate adjustment shall be made in the application of the provisions of Section 3.3 and Section 3.4 with respect to the rights of the Holders of the Series A Preferred Stock after such consolidation, merger, sale, transfer, share exchange, recapitalization, reclassification or other change to the end that the provisions of Section 3.3 and Section 3.4 (including adjustment of the Conversion Rate then in effect and the number of shares of Common Stock, securities or other property of the Company, or class or classes of stock issuable upon conversion of the Series A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

3.6 Stockholder Rights Plans. To the extent that the Company has a rights plan in effect with respect to the Common Stock on the Automatic Conversion Date or an Optional Conversion Date, upon conversion of any Series A Preferred Stock, such Holder shall receive, in addition to the Common Stock, the rights under such rights plan, unless, prior to such Automatic Conversion Date or an Optional Conversion Date, the rights have separated from the Common Stock, in which case the Conversion Rate shall be adjusted at the time of separation of such rights as if the Company made a distribution to all holders of Common Stock.

3.7 No Impairment. The Company will not, by amendment of its Articles or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in carrying out all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Holders of Series A Preferred Stock against impairment.

SECTION 4

DIVIDEND RIGHTS

4.1 Dividends or Distributions.

(a) General Obligation. Commencing on the one year anniversary of the Original Issue Date and ending on the Automatic Conversion Date, in the event that any shares of Series A Preferred Stock remain issued and outstanding, dividends (the “PIK Dividends”) on each share of Series A Preferred Stock shall accrue quarterly in arrears on the last day of each March, June, September and December, and in kind in an amount of shares of Series A Preferred Stock equal to (i) the product of the PIK Dividend rate described in the table below for the period indicated (as applicable, the “PIK Dividend Rate”), multiplied by the then effective Liquidation Preference per share of Series A Preferred Stock, divided by (ii) four (4).

For the Period:	PIK Dividend Rate per Annum in Effect
Commencing on the Original Issue Date and ending on the 1st anniversary of the Original Issue Date	0.0%
Commencing on the day after the 1st anniversary of the Original Issue Date and ending on the 4th anniversary of the Original Issue Date	4.0%
Commencing on the day after the 4th anniversary of the Original Issue Date and ending on the 5th anniversary of the Original Issue Date	5.0%
Commencing on the day after the 5th anniversary of the Original Issue Date and ending on the 6th anniversary of the Original Issue Date	6.0%
Commencing on the day after the 6th anniversary of the Original Issue Date and ending on the 7th anniversary of the Original Issue Date	7.0%
Commencing on the day after the 7th anniversary of the Original Issue Date and ending on the 8th anniversary of the Original Issue Date	8.0%
Commencing on the day after the 8th anniversary of the Original Issue Date and ending on the 9th anniversary of the Original Issue Date	9.0%
Commencing on the day after the 9th anniversary of the Original Issue Date and ending on the Automatic Conversion Date	10.0%

Such PIK Dividends shall be cumulative and shall accrue whether or not they have been earned or declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of PIK Dividends. On December 31 of each year, beginning on the first anniversary of the Original Issue Date and ending on the Automatic Conversion Date (each, a “Dividend Reference Date”), all PIK Dividends which have accrued on a share of Series A Preferred Stock outstanding during such calendar year (or such shorter period in the case of the initial Dividend Reference Date) shall be added to the then effective Liquidation Preference of such share of Series A Preferred Stock. Notwithstanding anything to the contrary contained herein, in the event of a Redemption or conversion of Series A Preferred Stock or a Liquidation Event on any date other than December 31 of any calendar year, the Redemption Amount, Liquidation Preference and the shares of Series A Preferred Stock so convertible in connection therewith, as applicable, shall be increased by PIK Dividends in an amount equal to the product of (i) the PIK Dividend Rate in effect for such year reflected in the table above, and (ii) the quotient of (x) the number of calendar days elapsed from January 1 of such year to the date of consummation of such Redemption, conversion or Liquidation Event, as applicable, divided by (y) 360.

(b) Dividend Payment Date. The accrued PIK Dividends shall be payable at such times and with such frequency as determined in the sole discretion of the Board (each such date, a “PIK Dividend Payment Date”) to the Holders of record, as they appear on the stock records of the Company at the close of business on such record date as shall be fixed by the Board not more than sixty (60) nor less than ten (10) days preceding such PIK Dividend Payment Date.

(c) Payment Method. The Company shall make PIK Dividend payments on each PIK Dividend Payment Date by Payment-in-Kind. “Payment-In-Kind” with respect to any PIK Dividend Payment Date, means the issuance by the Company to each Holder of Series A Preferred Stock that number of additional shares of Series A Preferred Stock that have a Stated Value, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares, equal to the amount of accrued PIK Dividends on such Holder’s shares of Series A Preferred Stock outstanding as of such PIK Dividend Payment Date. Notwithstanding anything to the contrary contained herein, each Redemption Amount, Liquidation Preference and the number of shares of Series A Preferred Stock convertible hereunder shall be increased in accordance with this Certificate of Designations for all accrued and unpaid PIK Dividends, regardless of whether there has been any Payment-in-Kind with respect thereto.

(d) Limited Alternative Payment Method. Notwithstanding anything to the contrary contained herein if, on account of an increase in the Liquidation Preference of a share of Series A Preferred Stock pursuant to Section 4.1(a), any Holder of Series A Preferred Stock would be prohibited by any applicable law, rule or regulation (including, without limitation, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) from holding its Series A Preferred Stock or converting all its Series A Preferred Stock at the then effective Conversion Price, without receiving the consent of any governmental authority that has not been obtained at such time, then the Liquidation Preference shall not be so increased and on such Dividend Reference Date, such PIK Dividend shall be paid in cash on such Dividend Reference Date to each Holder in respect of each share of Series A Preferred Stock that it holds, in lieu of such increase in the Liquidation Preference; provided further that if the condition set forth above shall cease to exist prior to an Optional Conversion Date or the Automatic Conversion Date, the Liquidation Preference shall be increased to such Liquidation Preference that would then be in effect as if such condition had not existed. The Company agrees to notify each Holder, at least five (5) Business Days prior to any Dividend Reference Date on which the condition set forth above will apply, of such condition.

4.2 Consent of Series A Preferred Holders. No dividends, share repurchases, or any other payments may be made with respect to any Junior Stock without the prior written consent of Holders of a majority of the shares of Series A Preferred Stock then outstanding. If the Holders of a majority of the shares of Series A Preferred Stock so grant their consent to such dividend, share repurchase or other payment, the Series A Preferred Stock shall participate in all such dividends and other payments and, at the Holder’s election, share repurchases, in each case with respect to Junior Stock on an as-converted basis. Consent of Holders of a majority of the Series A Preferred Stock is not required if all shares of Series A Preferred Stock have been redeemed or converted in accordance with the terms of this Certificate of Designations prior to the declaration of any such dividend, the consummation of any such share repurchase or payment, or the fixing of a record date for the stockholders to participate therein with respect thereto.

SECTION 5

LIQUIDATION RIGHTS

5.1 Liquidation Preference. To the extent not prohibited by applicable law, upon the occurrence of any Liquidation Event, each Holder shall be entitled to receive, prior and in preference to any distribution of any of the assets or funds of the Company to the holders of shares of Junior Stock out of the assets of the Company legally available therefor, whether such assets are capital, surplus or earnings, an amount, payable in cash, equal to the Stated Value plus all declared and unpaid dividends thereon, including all accrued and unpaid PIK Dividends regardless of whether there has been any Payment-in-Kind with respect thereto and after giving effect to the last paragraph of Section 4.1(a), in each case, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares (the “Liquidation Preference”), for each share of Series A Preferred Stock held by such Holder. “Liquidation Event” means any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, and any Deemed Liquidation Event.

5.2 Deemed Liquidation Event. A “Deemed Liquidation Event” shall mean any of the following: (a) the acquisition by any person other than a Holder or an Affiliate (as defined below) of any Holder of 50% or more of the voting securities of the Company; (b) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the Company’s voting power immediately after such consolidation, merger or reorganization; and (c) any sale, lease, license, transfer or other disposition of all or substantially all of the assets, technology or intellectual property of the Company, other than non-exclusive licenses granted in the ordinary course of the Company’s business. “Affiliate” of a person entity shall mean another person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such first person or entity.

5.3 Pro Rata Distribution. If, upon the occurrence of a Liquidation Event, the assets and funds of the Company distributed among the Holders shall be insufficient to permit the payment to such Holders of the full Liquidation Preference, then the entire net assets of the Company legally available for distribution shall be distributed among the Holders, ratably in proportion to the aggregate Liquidation Preference to which each Holder would otherwise be entitled and such distributions may be made in cash.

SECTION 6

REDEMPTION RIGHTS

6.1 Redemption; Company Option. At any time, and from time to time, the Company may redeem, via cash delivery to the Holders, all, or any portion with an aggregate Redemption Amount of no less than (a) from the Original Issue Date until the 4th anniversary of the Original Issue Date, $10,000,000 and (b) after the 4th anniversary of the Original Issue Date, $5,000,000 (each a “Minimum Redemption Amount”), of the shares of Series A Preferred Stock then outstanding (“Redemption”). If at any time the Company elects to redeem less than all of the shares of Series A Preferred Stock then outstanding pursuant to this Section 6.1, (x) the Company shall redeem shares of Series A Preferred Stock pro rata among all Holders based on the number of shares of Series A Preferred Stock then held by each Holder as a percentage of the aggregate number of shares of Series A Preferred Stock then outstanding and (y) any Redemption in excess of the Minimum Redemption Amount shall be made only in $1,000,000 increments. The Company shall effect any event of Redemption by providing the Holders with five (5) Business Days’ advance written notice (the “Redemption Notice”), and the delivery to the Holders of an amount equal to the then effective Liquidation Preference (including after giving effect to the last paragraph of Section 4.1(a)) per share of Series A Preferred Stock to be redeemed (the “Redemption Amount”) on or prior to the date of Redemption (the “Redemption Date”) with respect thereto. The Redemption Date for a Redemption shall be specified in the Redemption Notice for such Redemption and in no event shall such Redemption Date be more than five (5) Business Days following Holders’ receipt of the applicable Redemption Notice. A Redemption Notice with respect to a Redemption of Series A Preferred Stock held by the Holders shall be irrevocable upon receipt by any Holder. Each share of Series A Preferred Stock redeemed by the Company will be automatically and immediately cancelled and retired and will not be reissued, sold or transferred.

6.2 Redemption Upon Future Capital Raises. For so long as any shares of Series A Preferred Stock remain outstanding, in the event that the Company issues any other class or series of equity or Common Stock Equivalents or any unsecured debt securities for cash consideration, subject to the terms and conditions of this Certificate of Designations (each such issuance, a “Triggering Issuance”), the Company shall apply at least fifty percent (50%) of the Net Cash Proceeds (as defined below) from any such Triggering Issuance to redeem shares of Series A Preferred Stock held by the Holders of Series A Preferred Stock at the time of such Triggering Issuance at a redemption price per share equal to the Redemption Amount, payable in cash, and such payment to be made in full within five (5) Business Days of the consummation of such Triggering Issuance; provided, however, that cash proceeds received by the Company in connection with the exercise of options, warrants or similar securities that are issued by the Company to employees, directors, independent contractors, consultants or medical doctors as compensation shall not be applied to the redemption of shares of Series A Preferred Stock held by the Holders of Series A Preferred Stock. Any Redemption pursuant to this Section 6.2 shall be made pro rata among all Holders based on the number of shares of Series A Preferred Stock then held by each Holder as a percentage of the aggregate number of shares of Series A Preferred Stock then outstanding. The Company shall provide a Redemption Notice to the Holders of Series A Preferred Stock in accordance with Section 6.1 with respect to any redemption pursuant to this Section 6.2. Notwithstanding the foregoing, none of the terms of this Section 6.2 shall restrict or otherwise limit or impede the Company’s rights and sole discretion to pursue and consummate any transaction that would constitute a Triggering Issuance, subject to the terms and conditions of this Certificate of Designations. Further, the provisions of this Section 6.2 notwithstanding, in the event that the Company issues any additional equity or Common Stock Equivalents in connection with an acquisition or any other transaction where the Company does not receive, directly or indirectly, cash proceeds in exchange for the securities being issued, such transaction shall not constitute a Triggering Issuance. The Company shall provide the Holders of Series A Preferred Stock (i) five (5) days prior written notice of any proposed Triggering Issuance and (ii) within two (2) Business Days of the Triggering Issuance, a detailed breakdown of the Net Cash Proceeds with respect thereto. “Net Cash Proceeds” means the amount equal to (a) the gross cash proceeds of the Triggering Issuance, minus (b) all (i) underwriting discounts, commissions and expenses, (ii) placement agent fees paid to persons and entities that are not Affiliates of the Company, and (iii) reasonable legal and accounting fees and expenses.

6.3 Redemption Discounts. Commencing on the Original Issue Date and ending on the fourth anniversary of the Original Issue Date, in the event that any shares of Series A Preferred Stock are redeemed pursuant to Section 6.1 or 6.2, the Redemption Amount for each share being redeemed shall be reduced by an amount determined by multiplying the discount rate listed below for the period in which the Redemption is consummated by the Redemption Amount before such discount is applied.

For the Period:	Discount to Redemption Amount in Effect
Commencing on the Original Issue Date and ending on the 1st anniversary of the Original Issue Date	9.0909%
Commencing on the day after the 1st anniversary of the Original Issue Date and ending on the 2nd anniversary of the Original Issue Date	6.8182%
Commencing on the day after the 2nd anniversary of the Original Issue Date and ending on the 3rd anniversary of the Original Issue Date	4.5455%
Commencing on the day after the 3rd anniversary of the Original Issue Date and ending on the 4th anniversary of the Original Issue Date	2.2727%

From and after the fourth anniversary of the Original Issue Date, no reduction shall be made to the Redemption Amount for any share of Series A Preferred Stock.

SECTION 7

TRANSFERS

7.1 Prohibitions on Transfers. No sale, exchange, delivery, assignment, transfer, disposal, encumbrance, pledge or hypothecation, whether voluntary, involuntary, by operation of law, or resulting from death, disability or otherwise (a “Transfer”) will be made by a Holder of any shares of Series A Preferred Stock held by such Holder without the express written consent of the Company (which approval may be granted, denied or withheld in the Board’s reasonable discretion), provided that, a Holder may effect a Transfer to its Affiliate upon written notice to the Company.

7.2 Effect of Wrongful Transfers. Any attempted Transfer not in accordance with the terms of this Section 7 will be null and void and will not be reflected on the Company’s books and records.

SECTION 8

MISCELLANEOUS

8.1 Headings of Subdivisions. The headings of the various Sections hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

8.2 Charges, Taxes and Expenses. Issuance of certificates for shares of Series A Preferred Stock and for shares of Common Stock deliverable pursuant to this Certificate of Designations shall be made without charge to the Holders for any issue tax, withholding tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company. The Holder shall be responsible for all transfer tax and other tax liability that may arise as a result of transferring the Series A Preferred Stock or the issuance and delivery of shares of Common Stock deliverable pursuant to this Certificate of Designations in a name other than that of the Holder of the Series A Preferred Stock to be converted.

8.3 Replacement Certificates. If any certificate evidencing Series A Preferred Stock, or Common Stock deliverable pursuant to this Certificate of Designations, is mutilated, lost, stolen or destroyed, or a Holder fails to deliver such certificate as may otherwise be provided herein, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution for such certificate, a new certificate, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction (in such case) and, in each case, customary and reasonable indemnity, if requested. Applicants for a new certificate under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Company may prescribe.

8.4 Reservation of Common Stock and Series A Preferred Stock. The Company shall, at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue shares of Common Stock and Series A Preferred Stock as required hereunder, prior to the Automatic Conversion Date, the number of shares of Common Stock and Series A Preferred Stock which are then issuable and deliverable pursuant to this Certificate of Designations, in each case free from preemptive rights or any other contingent purchase rights of persons other than the Holders. All shares of Common Stock and Series A Preferred Stock so issuable and deliverable shall, upon issuance in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and non-assessable, and free and clear of all liens, claims and encumbrances (except those created by the Holders). Prior to the delivery of any securities that the Company shall be obligated to issue upon conversion of the Series A Preferred Stock, the Company shall use reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority (if applicable).

8.5 Notices. Any and all notices or other communications or deliveries hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the Business Day following the date of mailing, if sent by a nationally recognized overnight courier service, or (ii) upon actual receipt by the party to whom such notice is required to be given. The addresses for such communications shall be: (i) if to the Company, to the address therefor set forth on the signature page hereto, or (ii) if to a Holder, to the address appearing on the Company’s stockholder records or such other address as such Holder may provide to the Company in accordance with this Section 8.5. “Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of New York, New York are required or authorized by law to be closed.

8.6 Amendments; Modifications. No provision of this Certificate of Designations may be amended, except in a written instrument signed by the Company and Holders of at least a majority of the shares of Series A Preferred Stock then outstanding. Any of the rights of the Holders set forth herein may be waived by the affirmative vote of Holders of at least a majority of the shares of Series A Preferred Stock then outstanding, provided that that only a Holder may waive its own rights as provided in this Certificate of Designations. No waiver of any default with respect to any provision, condition or requirement of this Certificate of Designations shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

** Remainder of page intentionally left blank. Signatures to follow **

IN WITNESS WHEREOF, this Certificate of Designations for the Series A Convertible Preferred Stock has been executed by a duly authorized officer of the Company on the date set forth below.

NEOGENOMICS, INC.

Date: , 2015	By:
Name:
Title:

COMPANY ADDRESS: 12701 Commonwealth Drive, Suite 9 Fort Myers, FL 33913

Annex F

October 19, 2015

NeoGenomics, Inc.

12701 Commonwealth Drive, Suite 9

Fort Myers, FL 33913

Attn: Board of Directors

Dear Board of Directors:

We understand that NeoGenomics, Inc. (the “Acquiror”), NeoGenomics Laboratories, Inc., a wholly-owned subsidiary of the Acquiror (the “Sub”), GE Medical Holding AB (the “Parent” and an indirect wholly-owned subsidiary of General Electric Company (“GE”)), and Clarient, Inc. (the “Company”), a wholly owned subsidiary of the Parent, propose to enter into the Agreement (defined below) pursuant to which, among other things, the Sub will acquire (the “Transaction”) all of the outstanding shares of common stock of the Company (“Company Common Stock”) for (i) $80 million in cash (the “Cash Consideration”), (ii) 15 million shares of Acquiror’s common stock, par value $0.001 per share (the “Acquiror Common Stock”), and (iii) 14.7 million shares of Acquiror’s Series A Preferred Stock, par value $0.001 per share, as may be adjusted by the Cash Purchase Price Increase Amount (as defined below, and such preferred stock defined as “Acquiror Preferred Stock”, and together with the Acquiror Common Stock, the “Stock Consideration”, and together with the Cash Consideration, the “Consideration”), subject to certain adjustments as provided for in the Agreement (as to which adjustments we express no opinion). We further understand that the Sub has the right, but not the obligation, to increase the amount of the Cash Consideration by an amount of up to the Cash Purchase Price Increase Amount (as such term is defined in the Agreement, as defined below) and make a corresponding reduction in the number of shares of Acquiror Preferred Stock to be issued to the Parent as part of the Stock Consideration, which reduction shall be calculated by dividing the Cash Purchase Price Increase Amount by an amount set forth in the Agreement, but only if the Cash Purchase Price Increase Amount is financed from the Sub’s cash-on-hand as of the Closing or the proceeds of a Permitted Financing, if any (as defined below). “Permitted Financing” means a financing (x) the proceeds of which are used to finance the Cash Purchase Price Increase Amount and (y) that is consummated through the issuance of solely Acquiror Common Stock and/or through the incurrence of debt so long as such debt is not convertible into, or exchangeable or exercisable for, equity interests of the Acquiror or any of its subsidiaries.

The Board of Directors of the Acquiror (the “Board”) has requested that Houlihan Lokey Capital, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Board as to whether, as of the date hereof, the Consideration to be paid by the Acquiror for all of the outstanding shares of Company Common Stock in the Transaction pursuant to the Agreement is fair to the Acquiror from a financial point of view.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	reviewed the draft dated October 12, 2015 of the Stock Purchase Agreement to be entered into by and among the Parent, the Sub and the Acquiror (the “Agreement”);

2.	reviewed certain publicly available business and financial information relating to the Company and the Acquiror that we deemed to be relevant;

3.

reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company and the Acquiror made available to us by the Company and the Acquiror, including (a) (i) financial projections prepared by the management of the Acquiror relating to the Acquiror for the fiscal years ending 2015 through 2025 and (ii) financial projections prepared by the management of each of the Parent and the Company, as adjusted and extrapolated by the management of the Acquiror, relating to the Company for the fiscal years ending 2015 through 2025, and (b) certain forecasts and estimates of potential cost savings, operating efficiencies, revenue effects

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and other synergies expected to result from the Transaction, all as prepared by the management of the Acquiror (the “Synergies”);

4.	spoken with certain members of the management of each of the Company, the Parent and the Acquiror and certain of their representatives and advisors regarding the respective businesses, operations, financial condition and prospects of the Company and the Acquiror, the Transaction and related matters;

5.	compared the financial and operating performance of the Company and the Acquiror with that of other public companies that we deemed to be relevant;

6.	considered the publicly available financial terms of certain transactions that we deemed to be relevant;

7.	reviewed the current and historical market prices and trading volume for certain of the Acquiror’s publicly traded securities, and the current and historical market prices and trading volume of the publicly traded securities of certain other companies that we deemed to be relevant;

8.	compared the relative contributions of the Company and the Acquiror to certain financial statistics of the combined company on a pro forma basis;

9.	reviewed a certificate addressed to us from senior management of the Acquiror which contains, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, us by or on behalf of the Acquiror; and

10.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Acquiror has advised us, and we have assumed, that the financial projections (and adjustments thereto) reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company and the Acquiror, and we express no opinion with respect to such projections or the assumptions on which they are based. Furthermore, upon the advice of the management of the Acquiror, we have assumed that the estimated Synergies reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of each of the Company, the Parent and the Acquiror and that the Synergies will be realized in the amounts and the time periods indicated thereby, and we express no opinion with respect to such Synergies or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company or the Acquiror since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading.

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the Agreement and such other related documents and instruments, without any amendments or modifications thereto. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable foreign, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the

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Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would result in the disposition of any assets of the Company or the Acquiror, or otherwise have an effect on the Transaction, the Company or the Acquiror or any expected benefits of the Transaction that would be material to our analyses or this Opinion. We have also relied upon and assumed, without independent verification, at the direction of the Acquiror, that any adjustments to the Consideration pursuant to the Agreement will not be material to our analyses or this Opinion. In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ in any respect from the draft of the Agreement identified above.

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any independent appraisal of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company, the Acquiror or any other party, nor were we provided with any such appraisal. We did not estimate, and express no opinion regarding, the liquidation value of any entity or business. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or the Acquiror is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company or the Acquiror is or may be a party or is or may be subject.

We have not been requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Transaction, the securities, assets, businesses or operations of the Company or any other party, or any alternatives to the Transaction, (b) negotiate the terms of the Transaction, or (c) advise the Board or any other party with respect to alternatives to the Transaction. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof. We are not expressing any opinion as to what the value of the Acquiror Common Stock actually will be when issued pursuant to the Transaction or the price or range of prices at which the Acquiror Common Stock may be purchased or sold, or otherwise be transferable, at any time. We have assumed that the Acquiror Common Stock to be issued in the Transaction to the Parent will be listed on the NASDAQ Capital Market. At your direction, we have relied upon and assumed, without independent verification, that the Acquiror Preferred Stock to be issued as part of the Stock Consideration is worth approximately $110 million.

This Opinion is furnished for the use of the Board (in its capacity as such) in connection with its evaluation of the Transaction and may not be used for any other purpose without our prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to the Board, any security holder or any other party as to how to act or vote with respect to any matter relating to the Transaction or otherwise.

In the ordinary course of business, certain of our employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, GE, the Acquiror, or any other party that may be involved in the Transaction and their respective affiliates or any currency or commodity that may be involved in the Transaction.

Houlihan Lokey and certain of its affiliates have in the past provided and are currently providing investment banking and financial advisory and/or other financial or consulting services to GE and certain affiliates of GE, for which Houlihan Lokey and such affiliates have received, and may receive, compensation. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to the Acquiror, other participants in the Transaction or certain of their respective affiliates in the future, for which Houlihan Lokey and such affiliates may receive compensation. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity

F-3

holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, GE, the Acquiror, other participants in the Transaction or certain of their respective affiliates, for which advice and services Houlihan Lokey and such affiliates have received and may receive compensation.

In addition, we will receive a fee for rendering this Opinion, which is not contingent upon the successful completion of the Transaction. The Acquiror has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.

We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Board, the Acquiror, its security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise (other than the Consideration to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Acquiror, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available for the Company, the Acquiror or any other party, (v) the fairness of any portion or aspect of the Transaction to any one class or group of the Acquiror’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Acquiror’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not the Company, the Acquiror, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, (vii) the solvency, creditworthiness or fair value of the Company, the Acquiror or any other participant in the Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Consideration or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Board, on the assessments by the Company, the Acquiror and their respective advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company, the Acquiror and the Transaction or otherwise. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Consideration to be paid by the Acquiror for all of the outstanding shares of Company Common Stock in the Transaction pursuant to the Agreement is fair to the Acquiror from a financial point of view.

Very truly yours,

/s/ Houlihan Lokey Capital, Inc.

HOULIHAN LOKEY CAPITAL, INC.

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Annex G

NEOGENOMICS, INC.

AMENDED AND RESTATED

EQUITY INCENTIVE PLAN

Amended and Restated Effective As Of:

April 16, 2013,

Including First Amendment dated May 4, 2015

and marked to show

Second Amendment dated October     , 2015

NEOGENOMICS, INC.

AMENDED AND RESTATED EQUITY INCENTIVE PLAN

Section 1. Purpose. This NeoGenomics, Inc. Amended and Restated Equity Incentive Plan (the “Plan”) is hereby established by NeoGenomics, Inc. a Nevada corporation (the “Company”), which amends and restates the NeoGenomics, Inc. Equity Incentive Plan, originally effective as of October 14, 2003, and amended and restated effective as of October 31, 2006 and March 3, 2009, to foster and promote the long-term financial success of the Company and its Subsidiaries and thereby increase stockholder value. The Plan provides for the Award of equity incentives to those employees, directors, or officers of, or key advisers or consultants to, the Company or any of its Subsidiaries who are responsible for or contribute to the management, growth or success of the Company or any of its Subsidiaries. The Plan, as amended and restated herein, was approved by the Company’s Board of Directors on April 16, 2013 and the Company’s Shareholders on June 6, 2013.

Section 2. Definitions. For purposes of this Plan, the following terms used herein shall have the following meanings, unless a different meaning is clearly required by the context.

2.1 “Act” shall have the meaning provided in Section 13 of the Plan.

2.2 “Award” shall have the meaning provided in Section 3 of the Plan

2.3 “Board” means the Board of Directors of the Company.

2.4 “Code” means the Internal Revenue Code of 1986, as amended.

2.5 “Committee” shall have the meaning provided in Section 3 of the Plan.

2.6 “Common Stock” means the common stock, $0.001 par value, of the Company.

2.7 “Company” shall have the meaning provided in Section 1 of the Plan.

2.8 “Deferred Stock Award” means an award of shares of Common Stock pursuant to Section 10.

2.9 “Disability” means (i) as it relates to the exercise of an Incentive Stock Option after termination of employment, a disability within the meaning of Section 22(e)(3) of the Code, and (ii) for all other purposes, shall have the meaning given that term by the group disability insurance, if any, maintained by the Company for its employees or otherwise shall mean the complete inability of the Participant, with or without a reasonable accommodation, to perform his or her duties with the Company or any Subsidiary on a full-time basis as a result of physical or mental illness or personal injury he or she has incurred, as determined by an independent physician selected with the approval of the Company or any Subsidiary and the Participant.

2.10 “Effective Date” shall have the meaning provided in Section 26 of the Plan.

2.11 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.12 “Fair Market Value” of the Common Stock means: (i) if the Common Stock is listed on a national securities exchange or traded in the over-the-counter market and sales prices are regularly reported for the Common Stock, the closing or last price of the Common Stock on the trading day immediately preceding the applicable date; (ii) if there are no reported sales of the Common Stock or if sales prices are not regularly reported for the Common Stock for the day referred to in clause (i), and if bid and asked prices for the Common Stock are regularly reported, the mean between the bid and the asked price for the Common Stock at the close of trading on the trading day immediately preceding the applicable date; and (iii) if the Common Stock is neither listed on a national securities exchange nor traded in the over-the-counter market, such value as the Board, in good faith, shall determine (but in any event not less than fair market value within the meaning of Section 409A of the Code, and any regulations and other guidance thereunder). For purposes of this definition, when determining the Fair Market Value for the grant of an Award, “applicable date” means the date of grant of the Award.

2.13 “Immediate Family” shall have the meaning provided in Section 20 of the Plan.

2.14 “Incentive Stock Option” means a stock option granted under the Plan which is an “incentive stock option” within the meaning of Section 422 of the Code.

2.15 “Non-Qualified Stock Option” means a stock option which is not an Incentive Stock Option.

2.16 “Other Stock-Based Award” means awards (other than Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Stock Bonus Awards, and Deferred Stock Awards) denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Common Stock and granted pursuant to Section 11.

2.17 “Outside Director” means a member of the Board who is not employed by the Company or any Subsidiary.

2.18 “Parent Company” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of the granting of the option or other award, each of the corporations other than the Company owns stock possessing 50% or more of the combined voting power of all classes of stock in one of the other corporations in the chain.

2.19 “Participant” shall mean any employee, director or officer of, or key adviser or consultant to, the Company or any Subsidiary to whom an Award is granted under the Plan.

2.20 “Plan” shall have the meaning provided in Section 1 of the Plan.

2.21 “Stock Appreciation Right” means an award made pursuant to Section 7.

2.22 “Stock Bonus Award” means an award made pursuant to Section 9.

2.23 “Stock Option” means any option to purchase shares of Common Stock granted pursuant to Section 6.

2.24 “Subsidiary” means: (i) as it relates to Incentive Stock Options, any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the Stock Option, each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain; and (ii) for all other purposes, a company, domestic or foreign, of which not less than 50% of the total voting power is held by the Company or by a Subsidiary, whether or not such company now exists or is hereafter organized or acquired by the Company or by a Subsidiary.

2.25 “Transaction” shall have the meaning provided in Section 35 of the Plan.

Section 3. Administration. The Plan shall be administered by the Compensation Committee of the Board or such other committee as may be appointed by the Board from time to time for the purpose of administering this Plan, and consisting of two or more members of the Board, each of whom shall qualify as a “non-employee director” within the meaning of Rule 16b-3 of the Exchange Act, an “outside director” within the meaning of Section l62(m) of the Code and regulations pursuant thereto, and an “independent director” as defined under the rules of any stock exchange on which the Common Stock is regularly traded and in accordance with rules promulgated by the Securities and Exchange Commission under The Dodd-Frank Wall Street Reform and Consumer Protection Act. For purposes of the Plan, the Board acting in this capacity or the Compensation Committee described in the preceding sentence shall be referred to as the “Committee”. The Committee shall have the power and authority to grant to eligible persons pursuant to the terms of the Plan: (i) Stock Options, (ii) Stock Appreciation Rights, (iii) Restricted Stock Awards, (iv) Stock Bonus Awards, (v) Deferred Stock Awards, (vi) Other Stock-Based Awards, or (vii) any combination of the foregoing (collectively referred to as “Awards”).

The Committee shall have authority in its discretion to interpret the provisions of the Plan and to decide all questions of fact arising in its application. Except as otherwise expressly provided in the Plan, the Committee shall have authority to select the persons to whom Awards shall be made under the Plan; to determine whether and to what extent Awards shall be made under the Plan; to determine the types of Award to be made and the amount, size, terms and conditions of each such Award; to determine the time when the Awards shall be granted; to determine whether, to what extent and under what circumstances Common Stock and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the Participant; to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable; and to make all other determinations necessary or advisable for the administration and interpretation of the Plan. Notwithstanding anything in the Plan to the contrary, in the event that the Committee determines that it is advisable to grant Awards which shall not qualify for the exception for performance-based compensation from the tax deductibility limitations of Section 162(m) of the Code, the Committee may make such grants or Awards, or may amend the Plan to provide for such grants or Awards, without satisfying the requirements of Section 162(m) of the Code.

Notwithstanding anything in the Plan to the contrary, the Committee also shall have authority in its sole discretion to vary the terms of the Plan to the extent necessary to comply with foreign, federal, state or local law or to meet the objectives of the Plan. The Committee may, where appropriate, establish one or more sub-plans for this purpose.

All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons who participate in the Plan.

All expenses and liabilities incurred by the Committee in the administration and interpretation of the Plan shall be borne by the Company. The Committee may employ attorneys, consultants, accountants or other persons in connection with the administration and interpretation of the Plan. The Company, and its officers and directors, shall be entitled to rely upon the advice, opinions or valuations of any such persons.

The Committee intends that all Options granted under the Plan not be considered to provide for the deferral of compensation under Section 409A of the Code and that any other Award that does provide for such deferral of compensation shall comply with the requirements of Section 409A of the Code and, accordingly, this Plan shall be so administered and construed. Further, the Committee may modify the Plan and any Award to the extent necessary to fulfill this intent.

Section 4. Common Stock Subject to the Plan.

4.1 Share Reserve. Subject to adjustment as provided in Section 22, the maximum aggregate number of shares of Common Stock reserved and available for issuance under the Plan shall be ~~9,500,000~~ 12,500,000 shares of Common Stock. All such shares of Common Stock available for issuance under the Plan shall be available for issuance as Incentive Stock Options.

4.2 Source of Shares. Such shares may consist in whole or in part of authorized and unissued shares or treasury shares or any combination thereof as the Committee may determine. Except as otherwise provided herein, any shares subject to an option or right granted or awarded under the Plan which for any reason expires or is terminated unexercised, becomes unexercisable, or is forfeited or otherwise terminated, surrendered or cancelled as to any shares, or if any shares are not delivered because an Award under the Plan is settled in cash or the shares are used to satisfy the applicable tax withholding obligation, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Common Stock available for issuance under the Plan and shall again become eligible for issuance under the Plan. If the exercise price of any Stock Option granted under the Plan is satisfied by tendering shares of Common Stock to the Company (whether by actual delivery or by attestation and whether or not such surrendered shares were acquired pursuant to any Award granted under the Plan), only the number of shares of Common Stock issued net of the shares of Common

Stock tendered shall be deemed delivered for purposes of determining the maximum number of shares of Common Stock available for issuance under the Plan. No Awards may be granted following the termination or expiration of the Plan (in accordance with Section 23 of the Plan).

4.3 Code Section 162(m) Limitation. The total number of shares of Common Stock for which Stock Options and Stock Appreciation Rights may be granted to any employee during any 12 month period shall not exceed 500,000 shares in the aggregate (as adjusted pursuant to Section 22). The total number of shares of Common Stock for which Restricted Stock Awards, Deferred Stock Awards, Stock Bonus Awards and Other Stock-Based Awards that are subject to the attainment of performance criteria in order to protect against the loss of deductibility under Section 162(m) of the Code may be granted to any employee during any twelve month period shall not exceed 500,000 shares in the aggregate (as adjusted pursuant to Section 22). This Section 4.3 shall not become applicable until such time as the Company becomes subject to the reporting obligations of Section 12 of the Exchange Act.

Section 5. Eligibility to Receive Awards. An Award may be granted to any employee, director, or officer of, or key adviser or consultant to, the Company or any Subsidiary, who is responsible for or contributes to the management, growth or success of the Company or any Subsidiary, provided that bona fide services shall be rendered by consultants or advisers to the Company or its Subsidiaries and, unless otherwise approved by the Committee, such services must not be in connection with the offer and sale of securities in a capital-raising transaction and must not directly or indirectly promote or maintain a market for the Company’s securities. Subject to the preceding sentence, the Committee shall have the sole authority to select the persons to whom an Award is to be granted hereunder and to determine what type of Award is to be granted to each such person. No person shall have any right to participate in the Plan. Any person selected by the Committee for participation during any one period will not by virtue of such participation have the right to be selected as a Participant for any other period.

Section 6. Stock Options. A Stock Option may be an Incentive Stock Option or a Non-Qualified Stock Option. Only employees of the Company or any Parent Company or Subsidiary of the Company are eligible to receive Incentive Stock Options. To the extent that any Stock Option does not qualify as an Incentive Stock Option, it shall constitute a separate Non-Qualified Stock Option. Stock Options may be granted alone or in addition to other Awards granted under the Plan. The terms and conditions of each Stock Option granted under the Plan shall be specified by the Committee, in its sole discretion, and shall be set forth in a written Stock Option agreement between the Company and the Participant in such form as the Committee shall approve from time to time or as may be reasonably required in view of the terms and conditions approved by the Committee from time to time. No person shall have any rights under any Stock Option granted under the Plan unless and until the Company and the person to whom such Stock Option shall have been granted shall have executed and delivered an agreement expressly granting the Stock Option to such person and containing provisions setting forth the terms and conditions of the Stock Option. The terms and conditions of any Stock Option granted hereunder need not be identical to those of any other Stock Option granted hereunder. The Stock Option agreements shall contain in substance the following terms and conditions and may contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable.

6.1 Type of Option. Each Stock Option agreement shall designate the Stock Option represented thereby as intended to be an Incentive Stock Option or a Non-Qualified Stock Option, as the case may be.

6.2 Option Price. The Incentive Stock Option exercise price shall be fixed by the Committee but shall in no event be less than 100% (or 110% in the case of an employee referred to in Section 6.8(ii) below) of the Fair Market Value of the shares of Common Stock subject to the Incentive Stock Option on the date the Incentive Stock Option is granted. The Non-Qualified Stock Option exercise price shall be fixed by the Committee and may be equal to, subject to compliance with Section 409A of the Code if applicable, more than or less than 100% of the Fair Market Value of the shares of Common Stock subject to the Non-Qualified Stock Option at the time the Stock Option is granted, but in no event less than the par value of the Common Stock.

6.3 Exercise Term. Each Stock Option agreement shall state the period or periods of time within which the Stock Option may be exercised, in whole or in part, which shall be such period or periods of time as may be determined by the Committee, provided that no Stock Option shall be exercisable after ten years from the date of grant thereof (or, in the case of an Incentive Stock Option granted to an employee referred to in Section 6.8(ii) below, such term shall in no event exceed five years from the date on which such Incentive Stock Option is granted). The Committee shall have the power to permit an acceleration of previously established exercise period or periods upon such circumstances and subject to such terms and conditions as the Committee deems appropriate.

6.4 Payment for Shares. A Stock Option shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Stock Option agreement by the Participant entitled to exercise the Stock Option and full payment for the shares of Common Stock with respect to which the Stock Option is exercised has been received by the Company. The Committee, in its sole discretion, may permit all or part of the payment of the exercise price to be made, to the extent permitted by applicable statutes and regulations, either: (i) in cash, by check or wire transfer, or (ii) in any other form of legal consideration as provided for under the terms of the Stock Option. No shares of Common Stock shall be issued to any Participant upon exercise of a Stock Option until the Company receives full payment therefor as described above. However, Participant shall have no rights as a stockholder prior to such time at which certificates representing such Common Stock have been delivered to the Participant. No adjustment will be made for a dividend or other right for which the record date is prior to the date on which the Common Stock is issued, except as provided in Section 22 of the Plan. Each exercise of a Stock Option shall reduce, by an equal number, the total number of shares of Common Stock that may thereafter be purchased under such Stock Option.

6.5 Rights upon Termination. Except as otherwise set forth in the Participant’s Stock Option agreement, in the event that a Participant’s service with the Company or any Subsidiary, whether as an employee, officer, director, adviser or consultant, terminates for any reason, other than due to the Participant’s death or Disability, any rights of the Participant under any Stock Option shall immediately terminate; provided, however, that the Participant (or any successor or legal representative) shall have the right to exercise the Stock Option to the extent that the Stock Option was exercisable at the time of termination, until the earlier of (i) the date that is three months after the effective date of such termination, or such other date as determined by the Committee in its sole discretion, or (ii) the expiration of the term of the Stock Option.

Except as otherwise set forth in the Participant’s Stock Option agreement, in the event that a Participant’s service terminates because such Participant dies or suffers a Disability prior to the expiration of the Stock Option and without the Participant’s having fully exercised the Stock Option, the Participant or his or her successor or legal representative shall be fully vested in the Stock Option and shall have the right to exercise the Stock Option within the next 12 months following such termination, or such other period as determined by the Committee in its sole discretion, but not later than the expiration of the term of the Stock Option.

6.6 Exercise of Unvested Options. The Stock Option agreement may, but need not, include a provision whereby the Participant may elect at any time before the Participant’s termination to exercise the Stock Option as to any part or all of the shares of Common Stock subject to the Stock Option prior to the full vesting of the Stock Option. Without limiting the generality of the foregoing, the Committee may provide that if the Stock Option is exercised prior to having fully vested, shares issued upon such exercise shall remain subject to vesting at the same rate as under the Stock Option so exercised and shall be subject to a right, but not an obligation, of repurchase by the Company with respect to all unvested Shares (including any securities issued with respect to such shares in accordance with Section 22 of the Plan) or to any other restriction the Committee determines to be appropriate. For purposes of facilitating the enforcement of any such right of repurchase, at the request of the Committee, the Participant shall enter into joint escrow instructions with the Company and deliver each certificate for his or her unvested shares of Common Stock with a stock power, duly endorsed in blank. The Company’s rights under this Section 6.6 shall be freely assignable, in whole or in part.

6.7 This Section intentionally left blank.

6.8 Special Incentive Stock Option Rules. Notwithstanding the foregoing, in the case of an Incentive Stock Option, each Stock Option agreement shall contain such other terms, conditions and provisions as the Committee determines necessary or desirable in order to qualify such Stock Option as an Incentive Stock Option under the Code including, without limitation, the following:

(i) To the extent that the aggregate Fair Market Value (determined as of the time the Stock Option is granted) of the Common Stock, with respect to which Incentive Stock Options granted under this Plan (and all other plans of the Company and its Subsidiaries and Parent Company) become exercisable for the first time by any person in any calendar year, exceeds maximum annual limitation described in Section 422(d) of the Code (which amount is $100,000 as of the Effective Date), such Stock Options shall be treated as Non-Qualified Stock Options.

(ii) No Incentive Stock Option shall be granted to any employee if, at the time the Incentive Stock Option is granted, the employee (by reason of the attribution rules applicable under Section 424(d) of the Code) owns more than 10% of the combined voting power of all classes of stock of the Company or any Parent Company or Subsidiary unless at the time such Incentive Stock Option is granted the Stock Option exercise price is at least 110% of the Fair Market Value (determined as of the time the Incentive Stock Option is granted) of the shares of Common Stock subject to the Incentive Stock Option and such Incentive Stock Option by its terms is not exercisable after the expiration of five years from the date of grant.

If an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Stock Option shall thereafter be treated as a Non-Qualified Stock Option.

Section 7. Stock Appreciation Rights. Stock Appreciation Rights entitle Participants to increases in the Fair Market Value of shares of Common Stock. The terms and conditions of each Stock Appreciation Right granted under the Plan shall be specified by the Committee, in its sole discretion, and shall be set forth in a written agreement between the Company and the Participant in such form as the Committee shall approve from time to time or as may be reasonably required in view of the terms and conditions approved by the Committee from time to time. The agreements shall contain in substance the following terms and conditions and may contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable.

7.1 Award. Stock Appreciation Rights shall entitle the Participant, subject to such terms and conditions determined by the Committee, to receive upon exercise thereof an Award equal to all or a portion of the excess of: (i) the Fair Market Value of a specified number of shares of Common Stock at the time of exercise over (ii) a specified price which shall not be less than 100% of the Fair Market Value of the Common Stock at the time the right is granted. Such amount may be paid by the Company in cash, Common Stock (valued at its then Fair Market Value) or any combination thereof, as the Committee may determine. In the event of the exercise of a Stock Appreciation Right that is fully or partially settled in shares of Common Stock, the number of shares reserved for issuance under this Plan shall be reduced by the number of shares issued upon exercise of the Stock Appreciation Right.

7.2 Term. Each agreement shall state the period or periods of time within which the Stock Appreciation Right may be exercised, in whole or in part, subject to such terms and conditions prescribed for such purpose by the Committee, provided that no Stock Appreciation Right shall be exercisable after ten years from the date of grant thereof. The Committee shall have the power to permit an acceleration of previously established exercise terms upon such circumstances and subject to such terms and conditions as the Committee deems appropriate.

7.3 Rights upon Termination. Except as otherwise set forth in the Participant’s Stock Appreciation Rights agreement, in the event that a Participant’s service with the Company or any Subsidiary, whether as an employee, officer, director, adviser or consultant terminates for any reason, other than due to the Participant’s death or Disability, any rights of the Participant under any Stock Appreciation Right shall immediately terminate; provided, however, the Participant (or any successor or legal representative) shall have the right to exercise the

Stock Appreciation Right to the extent that the Stock Appreciation Right was exercisable at the time of termination, until the earlier of (i) the date that is three months after the effective date of such termination, or such other date as determined by the Committee in its sole discretion, or (ii) the expiration of the term of the Stock Appreciation Right.

In the event that a Participant’s service terminates because such Participant dies or suffers a Disability prior to the expiration of his or her Stock Appreciation Right and without having fully exercised his or her Stock Appreciation Right, the Participant or his or her successor or legal representative shall be fully vested in the Stock Appreciation Right and shall have the right to exercise any Stock Appreciation Right within the next 12 months following such event, or such other period as determined by the Committee in its sole discretion, but not later than the expiration of the Stock Appreciation Right.

Section 8. Restricted Stock Awards. Restricted Stock Awards shall consist of shares of Common Stock restricted against transfer (“Restricted Stock”) and subject to a substantial risk of forfeiture. The terms and conditions of each Restricted Stock Award granted under the Plan shall be specified by the Committee, in its sole discretion, and shall be set forth in a written agreement between the Company and the Participant in such form as the Committee shall approve from time to time or as may be reasonably required in view of the terms and conditions approved by the Committee from time to time. The agreements shall contain in substance the following terms and conditions and may contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable.

8.1 Vesting Period. Restricted Stock Awards shall be subject to the restrictions described in the preceding paragraph over such vesting period as the Committee determines. To the extent the Committee deems necessary or appropriate to protect against loss of deductibility pursuant to Section 162(m) of the Code, Restricted Stock Awards to any Participant may also be subject to certain conditions with respect to attainment of one or more preestablished performance objectives which shall relate to corporate, subsidiary, division, group or unit performance in terms of growth in gross revenue, earnings per share or ratios of earnings to equity or assets, net profits, stock price, market share, sales or costs. In order to take into account unforeseen events or changes in circumstances, such objectives may be adjusted by the Committee in its sole discretion; provided, to the extent the Committee deems it necessary or appropriate to protect against loss of deductibility pursuant to Section 162(m) of the Code, such objectives may only be adjusted by the Committee to the extent permitted by Section 162(m) of the Code.

8.2 Restriction upon Transfer. Shares awarded, and the right to vote such shares and to receive dividends thereon, may not be sold, assigned, transferred, exchanged, pledged, hypothecated or otherwise encumbered, except as herein provided or as provided in any agreement entered into between the Company and a Participant in connection with the Plan, during the vesting period applicable to such shares. Notwithstanding the foregoing, and except as otherwise provided in the Plan, the Participant shall have all the other rights of a stockholder including, but not limited to, the right to receive dividends and the right to vote such shares, until such time as the Participant disposes of the shares or forfeits the shares pursuant to the agreement relating to the Restricted Stock Award.

8.3 Certificates. Any stock certificate issued in respect of shares awarded to a Participant shall be registered in the name of the Participant and deposited with the Company, or its designee, and shall bear the following legend:

“THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS CONTAINED IN THE NEOGENOMICS, INC. AMENDED AND RESTATED EQUITY INCENTIVE PLAN, AS AMENDED, AND A RESTRICTED STOCK AWARD AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND NEOGENOMICS, INC. RELEASE FROM SUCH TERMS AND CONDITIONS SHALL BE OBTAINED ONLY IN ACCORDANCE WITH THE PROVISIONS OF THE PLAN AND AGREEMENT, A COPY OF EACH OF WHICH IS ON FILE IN THE OFFICE OF THE SECRETARY OF NEOGENOMICS, INC.”

Each Participant, as a condition of any Restricted Stock Award, shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such Award.

Section 9. Stock Bonus Awards. Stock Bonus Awards shall consist of awards of shares of Common Stock. To the extent the Committee deems necessary or appropriate to protect against the loss of deductibility pursuant to Section 162(m) of the Code, the Committee may, in its sole discretion, grant a Stock Bonus Award based upon corporate, division, subsidiary, group or unit performance in terms of growth in gross revenue, earnings per share or ratios of earnings to equity or assets, net profits, stock price, market share, sales or costs or, with respect to Participants not subject to Section 162(m) of the Code, such other measures or standards determined by the Committee in its discretion. In order to take into account unforeseen events or changes in circumstances, such performance objectives may be adjusted; provided, to the extent the Committee deems it necessary or appropriate to protect against loss of deductibility pursuant to Section 162(m) of the Code, such performance objectives may only be adjusted by the Committee to the extent permitted by Section 162(m) of the Code.

The terms and conditions of each Stock Bonus Award granted under the Plan shall be specified by the Committee, in its sole discretion, and shall be set forth in a written agreement between the Company and the Participant in such form as the Committee shall approve from time to time or as may be reasonably required in view of the terms and conditions approved by the Committee from time to time. In addition to any applicable performance goals, shares of Common Stock subject to a Stock Bonus Award may be: (i) subject to additional restrictions (including, without limitation, restrictions on transfer) or (ii) granted directly to a person free of any restrictions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable.

Section 10. Deferred Stock Awards. Deferred Stock Awards under the Plan shall entitle Participants to future payments of shares of Common Stock (or, in the discretion of the Committee, the cash value of a share of Common Stock) upon the expiration of a specified period of time (“Deferral Period”) and upon the satisfaction of certain conditions during the Deferral Period. The terms and conditions of each Deferred Stock Award granted under the Plan shall be specified by the Committee, in its sole discretion, and shall be set forth in a written agreement between the Company and the Participant in such form as the Committee shall approve from time to time or as may be reasonably required in view of the terms and conditions approved by the Committee from time to time. The agreements shall contain in substance the following terms and conditions and may contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable.

10.1 Vesting Period. Upon the expiration of the Deferral Period (or the Additional Deferral Period referred to in Section 10.2 below, where applicable) with respect to each Deferred Stock Award and the satisfaction of any other applicable limitations, terms or conditions, such Deferred Stock Award shall become vested in accordance with the terms of the agreement relating to the Deferred Stock Award. To the extent the Committee deems necessary or appropriate to protect against loss of deductibility pursuant to Section 162(m) of the Code, Deferred Stock Awards to any Participant may also be subject to certain conditions with respect to attainment of one or more pre-established performance objectives which shall relate to corporate, subsidiary, division, group or unit performance in terms of growth in gross revenue, earnings per share or ratios of earnings to equity or assets, net profits, stock price, market share, sales or costs. In order to take into account unforeseen events or changes in circumstances, such performance objectives may be adjusted by the Committee in its sole discretion; provided, to the extent the Committee deems it necessary or appropriate to protect against loss of deductibility pursuant to Section 162(m) of the Code, such performance objectives may only be adjusted by the Committee to the extent permitted by Section 162(m) of the Code. The Participant shall not be a stockholder with respect to any shares subject to a Deferred Stock Award until such shares vest and are issued to the Participant in accordance with the terms of the Deferred Stock Award agreement.

10.2 Additional Deferral Period. A Participant may request to defer (and, based thereon, the Committee may at any time defer) the receipt of all or any part of a Deferred Stock Award for an additional specified period or until a specified event (“Additional Deferral Period”). Except as otherwise agreed to by the Committee, the terms of any such additional deferral request shall be subject to the requirements of Section 409A of the Code and the regulations thereunder.

Section 11. Other Stock-Based Awards. Other Stock-Based Awards may be awarded, subject to limitations under applicable law and this Plan, that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Common Stock, as deemed by the Committee to be consistent with the purposes of the Plan. Other Stock-Based Awards may be awarded either alone or in addition to or in tandem with any other Awards under the Plan or any other plan of the Company. The terms and conditions of each Other Stock-Based Award granted under the Plan shall be specified by the Committee, in its sole discretion, and shall be set forth in a written agreement between the Company and the Participant in such form as the Committee shall approve from time to time or as may be reasonably required in view of the terms and conditions approved by the Committee from time to time.

To the extent the Committee deems it necessary or appropriate to protect against loss of deductibility pursuant to Section 162(m) of the Code, Other Stock-Based Awards to any Participant may also be subject to certain conditions with respect to attainment of one or more pre-established performance objectives which shall relate to corporate, subsidiary, division, group or unit performance in terms of growth in gross revenue, earnings per share or ratio of earnings to equity or assets, net profits, stock price, market share, sales or costs. In order to take into account unforeseen events or changes in circumstances, such performance objectives may be adjusted; provided, to the extent the Committee deems it necessary or appropriate to protect against loss of deductibility pursuant to Section 162(m) of the Code, such performance objectives may only be adjusted by the Committee to the extent permitted by Section 162(m) of the Code.

Section 12. Loans. The Committee may, subject to the Sarbanes-Oxley Act of 2002 and otherwise in its sole discretion and to further the purpose of the Plan, provide for loans to persons in connection with all or any part of an Award under the Plan. Any loan made pursuant to this Section 12 shall be evidenced by a loan agreement, promissory note or other instrument in such form and which shall contain such terms and conditions (including without limitation, provisions for interest, payment, schedules, collateral, forgiveness, acceleration of such loans or parts thereof or acceleration in the event of termination) as the Committee shall prescribe from time to time. Notwithstanding the foregoing, each loan shall comply with all applicable laws, regulations and rules of any governmental agency having jurisdiction.

Section 13. Securities Law Requirements. No shares of Common Stock shall be issued upon the exercise or payment of any Award unless and until:

(i) The shares of Common Stock underlying the Award have been registered under the Securities Act of 1933, as amended (the “Act”), or the Company has determined that an exemption from the registration requirements under the Act is available or the registration requirements of the Act do not apply to such exercise or payment;

(ii) The Company has determined that all applicable listing requirements of any stock exchange or quotation system on which the shares of Common Stock are listed have been satisfied; and

(iii) The Company has determined that any other applicable provision of state or Federal law, including without limitation applicable state securities laws, has been satisfied.

Section 14. Representations of Participant; Legends. Regardless of whether the offering and sale of shares of Common Stock has been registered under the Act or has been registered or qualified under the securities laws of any state, the Company may impose restrictions upon the sale, pledge, or other transfer of such shares, including the placement of appropriate legends on stock certificates, if, in the judgment of the Company and its counsel, such restrictions are necessary or desirable in order to achieve compliance with the provisions of the Act, the securities laws of any state, or any other law. As a condition to the Participant’s receipt of shares, the Company may require the Participant to represent that such shares are being acquired for investment, and not with a view to the sale or distribution thereof, except in compliance with the Act, and to make such other representations as are deemed necessary or appropriate by the Company and its counsel. Stock certificates evidencing shares acquired pursuant to an unregistered transaction to which the Act applies shall bear a restrictive legend substantially in the following form and such other restrictive legends as are required or deemed advisable under the Plan or the provisions of any applicable law:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1993, AS AMENDED (THE “ACT”), OR QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATE. THESE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO OR FOR SALE IN CONNECTION WITH ANY DISTRIBUTION THEREOF, AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION UNDER THE ACT AND QUALIFICATION UNDER ANY APPLICABLE STATE SECURITIES LAWS, OR WITHOUT AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.”

Any determination by the Company and its counsel in connection with any of the matters set forth in this Section 14 shall be conclusive and binding on all persons.

The Company may, but shall not be obligated to, register or qualify the sale of shares under the Act or any other applicable law.

Section 15. Single or Multiple Agreements. Multiple forms of Awards or combinations thereof may be evidenced by a single agreement or multiple agreements, as determined by the Committee.

Section 16. Rights of a Stockholder. The recipient of any Award under the Plan, unless otherwise expressly provided by the Plan, shall have no rights as a stockholder with respect thereto unless and until shares of Common Stock are issued to him.

Section 17. No Right to Continue Employment or Service. Nothing in the Plan or any instrument executed or Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company, Parent Company or any Subsidiary in the capacity in effect at the time the Award was granted or shall affect the right of the Company, Parent Company or any Subsidiary to terminate (i) the employment of an employee with or without notice and with or without cause, (ii) the service of a consultant or adviser pursuant to the terms of such consultant’s or adviser’s agreement with the Company, Parent Company or any Subsidiary, if any or (iii) the service of a director pursuant to the Bylaws of the Company, Parent Company or any Subsidiary and any applicable provisions of the corporate law of the state in which the Company, Parent Company or any Subsidiary is incorporated, as the case may be.

Section 18. Withholding. The Company’s obligations hereunder in connection with any Award shall be subject to applicable foreign, federal, state and local withholding tax requirements. Foreign, federal, state and local withholding tax due under the terms of the Plan may be paid in cash or shares of Common Stock (either through the surrender of already-owned shares of Common Stock that the Participant has held for the period required to avoid a charge to the Company’s reported earnings or the withholding of shares of Common Stock otherwise issuable upon the exercise or payment of such Award) having a Fair Market Value equal to the required withholding and upon such other terms and conditions as the Committee shall determine; provided, however, the Committee, in its sole discretion, may require that such taxes be paid in cash; and provided, further, any election by a Participant subject to Section 16 of the Exchange Act to pay his or her withholding tax in shares of Common Stock shall be subject to and must comply with the rules promulgated under Section 16 of the Exchange Act.

Section 19. Indemnification. No member of the Board or the Committee, nor any officer or employee of the Company or a Subsidiary or Parent Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and any officer or employee of the Company or any Subsidiary or Parent Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

Section 20. Non-Assignability. No right or benefit hereunder shall in any manner be subject to the debts, contracts, liabilities or torts of the person entitled to such right or benefit. No Award under the Plan shall be assignable or transferable by the Participant except by will, by the laws of descent and distribution and by such other means as the Committee may approve from time to time, and all Awards shall be exercisable, during the Participant’s lifetime, only by the Participant.

However, the Participant, with the approval of the Committee, may transfer a Non-Qualified Stock Option for no consideration to or for the benefit of the Participant’s Immediate Family (including, without limitation, to a trust for the benefit of the Participant’s Immediate Family or to a partnership or limited liability company for one or more members of the Participant’s Immediate Family), subject to such limits as the Committee may establish, and the transferee shall remain subject to all the terms and conditions applicable to the Non-Qualified Stock Option prior to such transfer. The foregoing right to transfer a Non-Qualified Stock Option shall apply to the right to consent to amendments to the Stock Option agreement and, in the discretion of the Committee, shall also apply to the right to transfer ancillary rights associated with the Non-Qualified Stock Option. The term “Immediate Family” shall mean the Participant’s spouse, parents, children, stepchildren, adoptive relationships, sisters, brothers and grandchildren (and, for this purpose, shall also include the Participant).

At the request of the Participant and subject to the approval of the Committee, Common Stock purchased upon exercise of a Non-Qualified Stock Option may be issued or transferred into the name of the Participant and his or her spouse jointly with rights of survivorship.

Except as set forth above or in a Stock Option agreement, any attempted assignment, sale, transfer, pledge, mortgage, encumbrance, hypothecation, or other disposition of an Award under the Plan contrary to the provisions hereof, or the levy of any execution, attachment, or similar process upon an Award under the Plan shall be null and void and without effect.

Section 21. Nonuniform Determinations. The Committee’s determinations under the Plan (including without limitation determinations of the persons to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the agreements evidencing same, and the establishment of values and performance targets) need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

Section 22. Adjustments. In the event of any change in the outstanding shares of Common Stock, without the receipt of consideration by the Company, by reason of a stock dividend, stock split, reverse stock split or distribution, recapitalization, merger, reorganization, reclassification, consolidation, split-up, spin-off, combination of shares, exchange of shares or other change in corporate structure affecting the Common Stock and not involving the receipt of consideration by the Company, the Committee shall make appropriate and equitable adjustments in (a) the aggregate number of shares of Common Stock (i) available for issuance under the Plan, (ii) for which grants or Awards may be made to any Participant or to any group of Participants (e.g., Outside Directors), (iii) which are available for issuance under Incentive Stock Options, (iv) covered by outstanding unexercised Awards and grants denominated in shares or units of Common Stock, (b) the exercise or other applicable price related to outstanding Awards or grants and (c) the appropriate Fair Market Value and other price determinations relevant to outstanding Awards or grants and shall make such other adjustments as may be appropriate under the circumstances; provided, that the number of shares subject to any Award or grant always shall be a whole number.

Section 23. Termination and Amendment; Expiration. The Board may terminate or amend the Plan or any portion thereof at any time and the Committee may amend the Plan to the extent provided in Section 3, without approval of the stockholders of the Company, unless stockholder approval is required by applicable stock exchange or NASDAQ or other quotation system rules, applicable Code provisions, or other applicable laws or regulations. ~~Notwithstanding the foregoing or any other provisions of the Plan, the Board expressly reserves the right to approve, without obtaining stockholder approval, a cancellation and reissuance or other exchange of an~~

~~outstanding Option or Stock Appreciation Right, the amendment of any Option or Stock Appreciation Right to lower the exercise price, or any other amendment, adjustment or action taken with respect to an outstanding Option or Stock Appreciation Right that constitutes a repricing under any applicable rule of any stock exchange which lists Common Stock; provided, however, that any such exchange, amendment, adjustment or action constituting a repricing shall be approved by at least a two-thirds (2/3) majority of the non-employee, independent members of the Board. No amendment, termination or modification of the Plan shall affect any Award theretofore granted in any material adverse way without the consent of the recipient.~~ Unless earlier terminated by the Board in accordance with this Section 23, the Plan will expire on the tenth anniversary of the Effective Date.

Notwithstanding any provision herein to the contrary, the repricing of Stock Options or Stock Appreciation Rights is prohibited without prior approval of the Company’s stockholders. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms of a Stock Option or Stock Appreciation Right to lower its exercise price; (ii) any other action that is treated as a “repricing” under generally accepted accounting principles; and (iii) repurchasing for cash or canceling a Stock Option or Stock Appreciation Right at a time when its exercise price is greater than the Fair Market Value of the underlying shares in exchange for another Award, unless the cancellation and exchange occurs in connection with a change in capitalization or similar change under Section 22. A cancellation and exchange under clause (iii) would be considered a “repricing” regardless of whether it is treated as a “repricing” under generally accepted accounting principles and regardless of whether it is voluntary on the part of the Participant.

Section 24. Severability. If any provision of the Plan is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and the Plan shall be reformed, construed and enforced in such jurisdiction so as to best give effect to the intent of the Company under the Plan.

Section 25. Effect on Other Plans. Participation in this Plan shall not affect an employee’s eligibility to participate in any other benefit or incentive plan of the Company or any Subsidiary and any Awards made pursuant to this Plan shall not be used in determining the benefits provided under any other plan of the Company or any Subsidiary unless specifically provided.

Section 26. Effective Date of the Plan. This Plan, as amended and restated herein, is effective as of April 16, 2013 (the “Effective Date”), subject to approval of the stockholders of the Company to the extent required by applicable Code provisions or other applicable law.

Section 27. Governing Law. This Plan and all agreements executed in connection with the Plan shall be governed by, and construed in accordance with, the laws of the State of Nevada, without regard to its conflicts of law doctrine.

Section 28. Gender and Number. Words denoting the masculine gender shall include the feminine gender, and words denoting the feminine gender shall include the masculine gender. Words in the plural shall include the singular, and the singular shall include the plural.

Section 29. Acceleration of Exercisability and Vesting. The Committee shall have the power to accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.

Section 30. Modification of Awards. Within the limitations of the Plan and subject to Sections 22 and 35, the Committee may modify outstanding Awards or accept the cancellation of outstanding Awards for the granting of new Awards in substitution therefor. Notwithstanding the preceding sentence, except for any adjustment described in Section 22 or 35, no modification of an Award shall, without the consent of the

Participant, alter or impair any rights or obligations under any Award previously granted under the Plan in any material adverse way without the affected Participant’s consent. For purposes of the preceding sentence, any modification to any of the following terms or conditions of an outstanding unexercised Award or grant shall be deemed to be a material modification: (i) the number of shares of Common Stock covered by such Award or grant, (ii) the exercise or other applicable price or Fair Market Value determination related to such Award or grant, (iii) the period of time within which the Award or grant vests and is exercisable and the terms and conditions of such vesting and exercise, (iv) the type of Award, and (v) the restrictions on transferability of the Award or grant and of any shares of Common Stock issued in connection with such Award or grant (including the Company’s right of repurchase, if any).

Section 31. No Strict Construction. No rule of strict construction shall be applied against the Company, the Committee, or any other person in the interpretation of any of the terms of the Plan, any agreement executed in connection with the Plan, any Award granted under the Plan, or any rule, regulation or procedure established by the Committee.

Section 32. Successors. This Plan is binding on and will inure to the benefit of any successor to the Company, whether by way of merger, consolidation, purchase, or otherwise.

Section 33. Plan Provisions Control. The terms of the Plan govern all Awards granted under the Plan, and in no event will the Committee have the power to grant any Award under the Plan which is contrary to any of the provisions of the Plan. In the event any provision of any Award granted under the Plan shall conflict with any term in the Plan, the term in the Plan shall control.

Section 34. Headings. The headings used in the Plan are for convenience only, do not constitute a part of the Plan, and shall not be deemed to limit, characterize, or affect in any way any provisions of the Plan, and all provisions of the Plan shall be construed as if no captions had been used in the Plan.

Section 35. Merger or Asset Sale. Upon the effectiveness of (i) a merger, reorganization or consolidation between the Company and another person or entity (other than a holding company or a Subsidiary or Parent Company) as a result of which the holders of the Company’s outstanding voting stock immediately prior to the transaction hold less than a majority of the outstanding voting stock of the surviving entity immediately after the transaction, or (ii) the sale of all or substantially all of the assets of the Company to an unrelated person or entity (in each case, a “Transaction”), unless provision is made in connection with, and by the parties subject to, the Transaction for (x) the assumption of all outstanding Awards, or (y) the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate and equitable adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, or (z) the equitable settlement of such Awards in cash or cash equivalents (i.e., “cash out” provision), this Plan and all outstanding Awards granted hereunder, except with respect to specific Awards as the Committee otherwise determines, shall terminate. In the event of such termination, and to the extent applicable, each Participant shall be permitted to exercise prior to the anticipated effective date of the Transaction all outstanding Awards held by such Participant which are then vested and exercisable; provided, however, that the Participant may, but will not be required to, condition such exercise upon the effectiveness of the Transaction. In the Board’s sole discretion, the vesting and exercisability of all, or a specified portion of, outstanding Awards may be accelerated.

Section 36. Compliance with Section 409A. The Plan and Awards made under the Plan are intended to comply with, or be exempt from, the requirements of Section 409A of the Code, and the Plan and any Award agreements shall be interpreted in a manner consistent with such intent. In addition, and notwithstanding any provision of the Plan to the contrary, the Company reserves the right to amend the Plan or any Award granted under the Plan, by action of the Committee, without the consent of any affected Participant, to the extent deemed necessary or appropriate for purposes of maintaining compliance with Section 409A of the Code and the regulations promulgated thereunder. All Awards granted under the Plan that constitute “non-qualified deferred compensation” pursuant to Section 409A of the Code (each, a “Section 409A Covered Award”) shall be paid in a manner intended to comply with Section 409A of the Code. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on a Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code or this Section 36. Notwithstanding anything in the Plan or in an Award agreement to the contrary, the following provisions shall apply to Section 409A Covered Awards:

(i) A termination of service shall not be deemed to have occurred for purposes of any provision of a Section 409A Covered Award providing for payment upon or following a termination of the Participant’s service unless such termination is also a “Separation from Service” within the meaning of Section 409A of the Code and, for purposes of any such provision of a Section 409A Covered Award, references to a “termination,” “termination of employment” or like terms shall mean Separation from Service. Notwithstanding any provision to the contrary in the Plan or Award agreement, if the Participant is deemed on the date of the Participant’s termination of service to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment under a Section 409A Covered Award, to the extent required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, such payment shall not be made prior to the earlier of (x) the expiration of the six (6)-month period measured from the date of the Participant’s Separation from Service, and (y) the date of the Participant’s death.

(ii) Whenever a payment under a Section 409A Covered Award specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(iii) If under the Section 409A Covered Award an amount is to be paid in two or more installments, for purposes of Section 409A of the Code, each installment shall be treated as a separate payment.

Section 37. Recovery of Compensation in Connection with Financial Restatement. Notwithstanding any other provision of this Plan or any applicable Award agreement to the contrary, if the Board determines that the Company is required to restate its financial statements due to material noncompliance with any financial reporting requirement under the law, whether such noncompliance is the result of misconduct or other circumstances, a Participant shall be required to reimburse the Company for any amounts earned or payable with respect to an Award to the extent required by and otherwise in accordance with applicable law and any Company policies adopted or implemented by the Board or Committee from time to time.

PRELIMINARY PROXY MATERIALS, SUBJECT TO COMPLETION

NeoGenomics, Inc.

Special Meeting of Stockholders

[●], 2015 [●] (Local Time)

Hyatt Regency Coconut Point Resort, 5001

Coconut Road, Bonita Springs, Florida 34134

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The Proxy Statement is available at [●]

The undersigned hereby appoints Steven Jones and Fred Weidig, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of NeoGenomics, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such others matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

This proxy, when properly executed, will be voted in the manner directed herein. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATION. If other business is presented at the Special Meeting of Stockholders, this proxy will be voted by the persons named as proxies above in their discretion.

Address Changes/Comments:

(If you noted any Address Changes and/or Comments above, please mark the corresponding box on the reverse side)

Continued and to be signed on reverse side

PRELIMINARY PROXY MATERIALS, SUBJECT TO COMPLETION

INTERNET Vote Your Proxy on the Internet: Go to [●] Have your proxy card available when you access the above website. Follow the prompts to vote your shares.
NEOGENOMICS, INC. 12701 COMMONWEALTH DRIVE, SUITE 9 FORT MYERS, FLORIDA 33910	TELEPHONE Vote Your Proxy by Phone: Call [●] Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.
MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to [●].

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLANK INK AS FOLLOWS	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

NEOGENOMICS, INC.

The Board of Directors recommends you vote “FOR” proposals 1, 2, 3, 4 and 5		For	Against	Abstain

1.	To approve the issuance of 15,000,000 shares of NeoGenomics common stock and 14,666,667 shares of NeoGenomics Series A convertible preferred stock, as such number of shares may be adjusted as described in the accompanying proxy statement, to GE Medical Holding AB, pursuant to the Stock Purchase Agreement, dated October 20, 2015 (as such agreement may be amended time to time, the “Purchase Agreement”), by and among NeoGenomics, NeoGenomics Laboratories, Inc. and GE Medical Holding AB, pursuant to which NeoGenomics (through a wholly owned subsidiary) proposes to acquire from GE Medical Holding AB all of the issued and outstanding shares of common stock of Clarient, Inc. (the “Transaction”);	☐	☐	☐

2.	To approve an amendment to Article Fourth(A) of the NeoGenomics Articles of Incorporation to increase NeoGeonomics’ authorized shares of common stock by 150.0 million shares to an aggregate of 250.0 million shares;	☐	☐	☐

3.	To approve an amendment to Article Fourth(A) of the NeoGenomics Articles of Incorporation to increase NeoGenomics’ authorized shares of preferred stock by 40.0 million shares to an aggregate of 50.0 million shares;	☐	☐	☐

4.	To approve and adopt the Purchase Agreement and the Transaction contemplated thereby;	☐	☐	☐

5.	To approve an amendment and restatement of the NeoGenomics Amended and Restated Equity Incentive Plan to increase the authorized number of shares of common stock available and reserved for issuance under the plan by 3.0 million shares to an aggregate of 12.5 million shares and to clarify provisions regarding restrictions of the repricing of options and stock appreciation rights; and	☐	☐	☐

6.	To adjourn the special meeting, if necessary or appropriate, to solicit additional votes and proxies if there are insufficient votes at the time of the special meeting or to approve the foregoing proposals.	☐	☐	☐

NOTE: To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

For address changes/comments, mark here (see reverse for instructions)		☐

		Yes	No
Please indicate if you plan to attend this meetings		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign separately. All holders must sign. If a corporation or partnership, please sign in full compliance or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date